Exhibit 10.30
SUBLEASE
     SUBLEASE (“Sublease”) dated __________ ___, 2010, between METROPOLITAN LIFE INSURANCE COMPANY (“Landlord”), a New York corporation having a place of business at 27-01 Queens Plaza North, Long Island City, New York 11101, and JETBLUE AIRWAYS CORPORATION (“Tenant”), a Delaware corporation having its principal place of business at 118-29 Queens Boulevard, Forest Hills, New York 11375.
     Landlord and Tenant hereby covenant and agree as follows:
ARTICLE 1
BUSINESS TERMS, PREMISES, TERM, RENTS
     1.01 For the purposes of this Sublease certain terms are defined in this Section 1.01 as follows and certain terms used in this Sublease with an initial capital letter are defined hereinafter in those Sections in which the same are mentioned:
          (a) “Building” means the buildings located at 27-01 Bridge Plaza North (also known as 27-01 Queens Plaza North), Long Island City, New York which is also known by the address of 27-11 Queens Plaza North, Long Island City, New York, Landlord and Tenant hereby acknowledging and agreeing that the Building is comprised of the so-called “Brewster Building,” which is the original premises under the Existing Superior Lease, and the so-called “Infill Building,” which is the 27th Street Building under the Existing Superior Lease;
          (b) “Base Floors” means the ground through and including the seventh (7th) floors of the Building;
          (c) “Tower Floors” means the floors above the seventh (7th) floor of the Building;
          (d) “Land” means the parcel of land on which the Building is located, as more particularly described in Exhibit A annexed hereto;
          (e) “Real Property” means the Building and the Land;
          (f) “Premises” means a portion of the fifth (5th) floor of the Building (such portion, the “5th Floor Premises”), the entire sixth (6th) floor of the Building (the “6th Floor Premises”), and the entire seventh (7th) floor of the Building (the “7th Floor Premises”), substantially where shown in hatching on the floor plans annexed hereto as Exhibits B-1, and B-2 and B-3, subject to the provisions of Articles 42, 44, 47 and

48 hereof (the “Office Space”), as well as the Storage Space (as defined in Section 1.01(g) below).
          (g) “Storage Space” means that certain portion of storage space within the Building, substantially where shown in hatching on the floor plan annexed hereto as Exhibits B-4 and B-5, which shall be included within the definition of Premises;
          (h) “Effective Date” means the date of this Sublease;
          (i) “Commencement Date” means the earlier of (A) the later of (x) the Substantial Completion Date (as such term is defined in Section 4.02 hereof) for the 5th Floor Premises, the 6th Floor Premises and the 7th Floor Premises (excluding from the 5th Floor Premises the Contraction Space (as such term is defined in Section 42.01) in respect of which Tenant has exercised, and not rescinded, the Contraction Option (as defined in Section 42.01 hereof and the 5th Floor Contraction Space, if Tenant has exercised the 5th Floor Contraction Option (as defined in Section 42.03), and including in the 5th Floor Premises the Expansion Space, if any, in respect of which Tenant has exercised the Expansion Option (as set forth in Section 42.02 hereof)), and (y) July 1, 2011, and (B) the date on which Tenant or any other Tenant Party occupies any portion of the Premises (other than for (x) inspecting Landlord’s Work (as such term is defined in Section 4.02 hereof), the taking of measurements or the preparation of surveys, elevations, sketches and layouts (collectively, “Pre-Commencement Activities”), and (y) as provided in Sections 1.11 and 1.12 hereof);
          (j) “[***]” means [***];
          (k) “[***]” means the period beginning on the Commencement Date and ending on the day immediately prior to the [***];
          (l) “Expiration Date” means June 30, 2023 or, if the Renewal Option is not exercised pursuant to Section 40.01, June 1, 2023;
          (m) “Base Rent” means, subject to adjustment as provided elsewhere in this Sublease:
               (1) For the Office Space:
                    (i) $[***] per year ($[***] per month) (based on $[***] per RSF per annum) for the period (the “First Rent Period”) commencing on [***] and ending on the day immediately preceding the fifth (5th) anniversary of [***];
                    (ii) $[***] per year ($[***] per month) (based on $[***] per RSF per annum) for the period (the “Second Rent Period”) commencing on the date

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

immediately succeeding the last day of the First Rent Period and continuing through and including the Expiration Date;
               (2) For the Storage Space:
                    (i) $[***] per year ($[***] per month) (based on $[***] per RSF per annum) for the First Rent Period;
                    (ii) $[***] per year ($[***] per month) (based on $[***] per RSF per annum) for the Second Rent Period;
          (n) “[***]” means [***];
          (o) “Permitted Uses” means, with respect to the Office Space, executive, general and administrative offices, all other office uses permitted by Legal Requirements and not prohibited by the Existing Superior Lease, and all uses ancillary thereto, including a copy room, conference room and data room. In addition, the Permitted Use for the Systems Operations Center (“SOC”) portion of the Office Space (the “SOC Space”) shall be as follows: operates 24 hours/day, 365 days per year and consists of office space in which the following operations of Tenant are performed: system operations, flight dispatch, crew services/scheduling, scheduling and controlling aircraft maintenance, air traffic coordinators and aircraft routing and security. In addition, adjacent conference rooms function when needed as an incident command center and emergency command center. In the event of an accident or incident involving an aircraft, these conference rooms are converted into a central command center. The physical plant includes separate offices, separate conference rooms, work stations and common work areas. Additionally, the plant will have capacity for redundancy appropriate for a datacenter that operates 24 hours per day 7 days per week with respect to infrastructure supporting the SOC. The SOC shall initially be operated by Tenant in approximately 30,000 RSF of the 7th floor of the Building as shown on Exhibit B-6. The SOC shall be operated solely by or on behalf of the JetBlue Tenant (as defined in Article 9) or its Related Entity (as defined in Article 9) primarily in connection with the operations of JetBlue airline (or such other trade name under which such airline operates from time to time) or the operations of an entity that is permitted to sublet the Premises or be an assignee of Tenant pursuant to Section 9.11. The “Permitted Use” for the Storage Space shall be as set forth in Section 2.08.
          (p) (i) “RSF” shall mean the rentable square feet or rentable area of the Premises and/or other portions of the Building (as the case may be). As of the date of this Sublease, and based upon the configuration and layout of the Premises, the RSF of the Office Space is 217,233, consisting of 31,661 RSF in the 5th Floor Premises (including 6,767 RSF in the 5th Floor Contraction Space (as such term is defined in Section 42.03(c) hereof)), 92,932 RSF in the 6th Floor Premises and 92,640 RSF in the

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

7th Floor Premises, the RSF of the Storage Space is 5,795 and the RSF of the Building is 709,248, which amounts are conclusive and binding upon Landlord and Tenant for the Term. Nothing contained in this Sublease shall entitle Tenant to dispute such RSF’s unless Landlord seeks to change the RSF of the Building or the Premises.
               (ii) The determination of RSF for Partial Floors shall be done utilizing the following definitions and procedures:
                    (A) “Full Floor” shall mean any floor of the Building above the ground floor level with respect to which Tenant or another tenant or occupant shall have leased all of the space thereon (or all of such space is vacant or otherwise available for leasing by Landlord, as the case may be), other than any portion(s) thereof containing Building systems (including any mechanical system(s) exclusively serving any tenant or occupant of the Building, including Tenant);
                    (B) “Partial Floor” shall mean any floor of the Building above the ground floor level with respect to which (a) two (2) or more different tenants or occupants (including Tenant) shall have each separately leased or subleased a portion of the space thereon, or (b) one (1) tenant or occupant (including Tenant) shall have leased or subleased a portion of the space thereon and the balance thereof shall be vacant or otherwise available for leasing to a tenant or other occupant, which floor may also consist of space containing Building systems;
                    (C) The RSF and Useable Area of each floor of the Building is set forth in Exhibit I hereto;
                    (D) For the purposes of determining the RSF of space on a Partial Floor, the RSF of the entire floor in question, as set forth in said Exhibit I, shall be multiplied by the fraction, the numerator of which is the “Useable Area” of the space in question (including the pro-rata share of the common area on the floor in question), and the denominator of which is the Useable Area of the floor in question, as set forth in said Exhibit I, it being the intention of the parties that the RSF of all space on a Partial Floor leased or subleased to two (2) or more different tenants or occupants (including Tenant) and/or which shall be available for leasing by Landlord, shall equal the RSF of the entire Partial Floor in question, as set forth in said Exhibit I; and
                    (E) “Useable Area” shall be determined in accordance with the Real Estate Board of New York Recommended Method of Floor Measurement for Office Buildings, effective January 1, 1987 and as amended through December 2003 (as shown on Exhibit J attached hereto, for “Single Tenant Floors”).

          (q) “Demising Work” shall mean such work, as shall be required to separate any Partial Floor space leased by Tenant from the balance of the floor, including the creation or reconfiguration of common corridor(s), demising wall(s), ceilings and common area restrooms, the performance any other reasonably necessary adjustments to adapt or install the common areas necessary for a Partial Floor, adapting the Building HVAC Systems (as defined in Section 17.02 hereof) to provide heating service and air-conditioning service (as such terms are defined in said Section 17.02) to a Partial Floor, adapting the lighting, electric and other Building systems and equipment and in complying with any Requirements relating to such separation. The Demising Work shall be, at minimum, of a quality that is substantially consistent with the Building Standard for design, color, quality of materials, workmanship and décor established or adopted by Landlord for a majority of the Partial Floors of the Building.
          (r) “Tenant’s Proportionate Share” with respect to the Tax Payment, the Expense Payment and Tenant’s Projected Expense Payment (as herein defined), means [***]%, which has been computed on the basis of a fraction, the numerator of which is [***], and the denominator of which is [***]. Both the RSF of the Premises and Tenant’s Proportionate Share are subject to readjustment (with prospective effect), utilizing the same standards, during the Term as necessary due to [***], in accordance with the terms of this Sublease;
          (s) “Base Taxes” shall mean the Taxes (as defined in Section 5.01) for the Base Tax Year, as finally determined, except that if the Commencement Date is after January 1, 2012, “Base Taxes” shall mean [***] ([***]%) percent of the sum of (i) the Taxes for the Base Tax Year, plus (ii) the Taxes for the 2013/2014 Tax Year, both as finally determined;
          (t) “Base Tax Year” shall mean the 2012/2013 Tax Year (as defined in Section 5.01);
          (u) “Base Expenses” shall mean the Operating Expenses (as defined in Section 5.06) for the Base Expense Year (as herein defined);
          (v) “Base Expense Year” shall mean the 2012 calendar year; and
          (w) “Existing Superior Lease” means that certain lease dated May 10, 2001 between Brause Plaza LLC, as owner, and Landlord, as tenant, covering the Real Property, as said lease has been, and may, subject to the terms of this Sublease, hereafter be, amended, modified and/or assigned, including a First Amendment of Lease dated August 8, 2002, a Second Amendment of Lease dated June 30, 2003 and a Third Amendment of Lease to be signed by the Existing Lessor, Landlord and Tenant (the “Third Amendment of the Existing Superior Lease”). In addition to the provisions of Article 7, this Sublease, and all rights of Tenant hereunder,

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

are and shall be subject and subordinate in all respects to the Existing Superior Lease, and in the event any provision of this Sublease grants a right that if exercised would be in contravention of the provisions of the Existing Superior Lease, the provisions of the Existing Superior Lease shall supersede such conflicting provision of this Sublease.
          (x) “Existing Lessor” means the lessor under the Existing Superior Lease at the time in question.
     1.02 Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, the Premises, as the Premises may hereinafter be expanded by any of the Expansion Space, Supplemental Space, Additional Space or ROFO Space or contracted pursuant to the terms of this Sublease, for the term herein stated, for the rents herein reserved and upon and subject to the conditions (including limitations, restrictions and reservations) and covenants hereinafter provided, including the license to use the Roof Areas (as defined in Section 41.01 below), the right to use Building Amenities (as such term is defined in Section 18.11(a) hereof), conduits, risers, elevators, stairs and other rights and appurtenances accorded to Tenant pursuant to this Sublease, all in accordance with, and subject to, the applicable provisions of this Sublease.
     1.03 The term for which the Premises are hereby leased (such term being herein sometimes referred to as the “Term”) shall commence at 12:01 a.m. on the Commencement Date, and shall expire at 11:59 PM on the Expiration Date (as same may be extended pursuant to Article 40 hereof or by mutual agreement of Landlord and Tenant), or shall expire on such earlier date upon which said Term may expire or be cancelled or terminated pursuant to any of the conditions or covenants of this Sublease or pursuant to any Legal Requirement. Under no circumstances shall the Expiration Date (as same may be extended pursuant to Article 40 hereof or by mutual agreement of Landlord and Tenant) extend beyond June 30, 2023, the “Fixed Expiration Date” under the Existing Superior Lease, except if the Term shall be extended for the Renewal Term as provided below. References in this Sublease to the “initial Term” are references to the Term without taking into account the Renewal Term or any other extension or renewal of the term of this Sublease.
     1.04 The “rents” reserved under this Sublease, for the term thereof, shall be and consist of:
          (a) The Base Rent, all of which Tenant covenants and agrees to pay in equal monthly installments, in advance, on [***] and thereafter on the first day of each and every calendar month during the Term; and
          (b) All such other sums of money as shall become due from and payable by Tenant to Landlord hereunder, such other sums of money being herein

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

referred to as “Additional Rent.” In furtherance of the preceding sentence, to the extent Landlord is permitted or obligated, under this Sublease or pursuant to applicable Legal Requirements, to perform an act at Tenant’s cost and/or expense (including at Tenant’s reasonable and/or sole cost or expense), such cost and/or expense shall be Additional Rent and payable in accordance with the applicable provisions of this Sublease. Landlord shall have the same rights and remedies for a default in the payment of Additional Rent as it has for a default in the payment of Base Rent
          (c) Tenant shall not be required to pay any Tax Payment, Expense Payment or charge for electricity with respect to the Storage Space. Tenant’s Proportionate Share with respect to the Tax Payment and the Expense Payment [***] in the calculation thereof.
     1.05 (a) Tenant shall pay the Base Rent and the Additional Rent herein reserved to Landlord, if by check, at the following address: MetLife Lease Administration, c/o Jones Lang LaSalle Americas, Inc., 501 Grant Street, Suite 925, Pittsburgh, PA 15259, Attn: Facilities Lease Administration. At Tenant’s option, the Base Rent may be paid by a check (only if such check is drawn on a bank that is a member of the New York Clearing House Association or on a bank that is chartered in the United States, provided such check is drawn from a branch of such bank that is located in the continental United States that Tenant routinely uses for the payment of its bills), or by wire transfer or electronic ACH transfer to [***] (which reference shall appear on each such payments), or such other place, or to such agent and at such place, as Landlord may designate by notice to Tenant received not less than thirty (30) days prior to the effective date of such notice, in lawful money of the United States of America. Notwithstanding the foregoing, the Base Rent payments shall be paid by wire transfer or by ACH transfer if such method of payment shall hereafter be the predominant method of payment in a majority of the first class multi-tenant office buildings in New York City. Tenant shall pay the Base Rent and Additional Rent herein reserved as and when the same shall become due and payable, without demand therefor, except that Landlord shall send Tenant an invoice for Additional Rent that is not Recurring Additional Rent (as defined in subsection (b) below). There shall be no abatement of, deduction from, or claim, counterclaim or setoff against, the Base Rent or Additional Rent, except as expressly provided in this Sublease. If no time period is set forth in this Sublease for the payment of an item of Additional Rent, then such item of Additional Rent shall be payable within thirty (30) days after Tenant is given Notice demanding payment of same. In addition, and except as may otherwise be expressly provided in this Sublease, all bills, invoices and statements rendered to Tenant or any Tenant Party with respect to this Sublease or the Premises shall be conclusive and binding on Tenant and all Tenant Parties unless, within one hundred eighty (180) days after the giving of same, Tenant notifies Landlord that Tenant is disputing same, which notice, to be effective, must specify in reasonable detail the particular respects in which the bill, invoice or statement is claimed by Tenant to be incorrect, provided, however, that no such notice

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

given by Tenant shall toll the time period in which such payment is required to be paid, and, provided further, if the payment in question is determined to be due to Landlord, then no subsequent notices given by Tenant shall be effective if Tenant fails to pay the disputed Additional Rent or other amounts in the manner and in the time period set forth in this Sublease or such bill, invoice or statement.
          (b) All other rent payments payable under this Sublease shall be paid (at the option of Tenant) by either (i) wired funds of Tenant or electronic ACH transfers or (ii) a check of Tenant drawn on a bank that is a member of the New York Clearing House Association or (iii) a check drawn on a bank that is chartered in the United States, from a branch located in the continental United States that Tenant routinely uses for the payment of its bills; provided, however, such other rent payments shall be paid by wire transfer or by ACH transfer if such method of payment shall hereafter be the predominant method of payment in a majority of the first class multi-tenant office buildings in New York City. For the purposes of this Sublease, “Recurring Additional Rent” means Additional Rent for which Tenant has been given notice that payments thereof are payable in the same amount on a regular basis (e.g., monthly) for a period of at least twelve (12) months.
     1.06 If the [***] or the Expiration Date occurs on a day other than the first day of a calendar month, the Base Rent for such calendar month shall be equitably prorated based on the actual number of days in such month.
     1.07 Except as otherwise expressly provided in this Sublease with respect to the Rooftop Sign, but subject to the provisions of the Existing Superior Lease and the rights of the Existing Lessor thereunder, Tenant acknowledges that it has no rights to any development rights, “air rights” or comparable rights appurtenant to the Real Property or any part thereof, and consents, without further consideration, to any utilization of such rights by Landlord and agrees without cost to Tenant to promptly execute and deliver any commercially reasonable instruments which may be requested by Landlord, including instruments merging zoning lots, evidencing such acknowledgment and consent, provided that the same do not adversely impact Tenant’s occupancy of the Premises or the conduct of its business therein or Tenant’s other rights under this Sublease. The provisions of this Section 1.07 shall be deemed to be and shall be construed as an express waiver by Tenant of any interest Tenant may have as a “party in interest” (as such quoted term is defined in Section 12-10 of the Zoning Resolution of the City of New York) in the Real Property or any part thereof.
     1.08 Each and every covenant contained in this Article shall be deemed separate and independent, and not dependent on any other term of this Sublease, and the performance of any such term by Landlord shall not be considered to be for rent or other payment for use of the Premises.

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

     1.09 Intentionally Deleted.
     1.10 Except for amounts that are required to be deposited with Landlord in connection with the payment of insurance premiums, real property taxes and assessments, Operating Expenses and other similar charges or expenses payable under this Sublease, Tenant shall not pay rent or other sums payable under this Sublease to Landlord for more than one (1) month in advance.
     1.11 Upon at least ninety (90) days prior written notice thereof from Tenant to Landlord (the “Early Possession Space Notice”), which Early Possession Space Notice, if any, must be given between October 1, 2010 and March 31, 2011, Landlord shall allow Tenant to take possession of a portion of the Premises located on the sixth (6th) floor of the Building or a portion of the Premises located on the seventh (7th) floor of the Building prior to the Commencement Date, not to exceed 25,000 RSF, in a location designated by Tenant on such sixth (6th) floor or seventh (7th) floor (the “Early Possession Space”). The Early Possession Space Notice from Tenant to Landlord shall specify the location and the RSF of the Early Possession Space (not to exceed 25,000 RSF). The location of the Early Possession Space shall be subject to Landlord’s reasonable approval, which shall be given (or denied) within fifteen (15) days after Landlord’s receipt of the Early Possession Space Notice. Upon Tenant’s designation of the Early Possession Space and the reasonable acceptance of such space by Landlord, Landlord shall determine the RSF of the Early Possession Space (not to exceed 25,000 RSF) and notify Tenant of the Landlord’s calculation of the RSF. If Landlord disagrees with the designation of the Early Possession Space or if Landlord and Tenant disagree about the calculation of the RSF of the Early Possession Space, Landlord shall give Tenant a reasonably detailed description of its concerns and suggested alternatives and Landlord and Tenant shall forthwith meet and in good faith attempt to resolve the disagreement over the location or RSF; provided, however, that any disagreement as to the exact location or the calculation of the RSF of the Early Possession Space shall not cause the Early Possession Space Notice to be ineffective. Any such disagreement as to the location or RSF of the Early Possession Space that is not resolved within thirty (30) days shall be submitted to and resolved by arbitration in accordance with Article 34 hereof. The Base Rent payable by Tenant to Landlord for the Early Possession Space shall be in the amount of $[***] per RSF per annum payable in equal monthly installments for the period commencing upon the later of (i) the date of possession specified in the Early Possession Space Notice by Tenant, and (ii) Landlord’s delivery of possession of the Early Possession Space to Tenant and ending at 12:01 AM on the Commencement Date or such earlier date upon which Tenant has vacated the Early Possession Space and gives Landlord notice that it has vacated the Early Possession Space. All of the other applicable terms and provisions of this Sublease shall apply to Tenant’s use and occupancy of such Early Possession Space prior to the Commencement Date. Notwithstanding the foregoing, the only alterations allowed to be performed by Tenant in any such Early Possession Space prior to the Commencement

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Date of this Sublease shall be limited to (i) limited electrical work as required for office desks, related equipment and partitions, and (ii) work for which a building permit is not required under applicable law (such as telephone lines, cable preparation, furniture installation, but not drywall installation or demolition for which a building permit is required under applicable law).
     1.12 (a) Subject to the provisions of the Existing Superior Lease and the rights of the Existing Lessor thereunder, Landlord shall, on (or at Tenant’s option, after) October 1, 2010 allow Tenant to take possession of (i) the initial SOC Space in order to commence construction of the subleasehold improvements to the SOC Space and (ii) portions of the roof associated with equipment and common risers and other common infrastructure areas required for the operation of the SOC, as designated by Tenant and reasonably approved by Landlord, and for no other purpose. Tenant may commence and perform work and install fixtures and equipment in the SOC Space only after Tenant has obtained all required applicable governmental approvals for such work and has provided copies thereof to Landlord, has obtained written approval from Landlord of the plans and specifications for such work and installations and, to the extent required under the Existing Superior Lease, Landlord has obtained the approval of the Existing Lessor. Landlord’s review of Tenant’s plans shall be in accordance with other provisions of this Sublease. Upon its receipt of the Tenant’s Plans, Landlord shall, in accordance with, and subject to, the applicable provisions of Article 13 hereof, review the plans and specifications for such work and installations and seek the approval of Existing Lessor, if required under the Existing Superior Lease. Any such work shall be performed by Tenant in accordance with the terms and provisions of this Sublease applicable to the performance of the Tenant’s Work and Alterations including, without limitation, providing the insurance required hereunder. No Base Rent or Additional Rent shall be payable by Tenant in connection with its early occupancy of the SOC Space for the purpose of constructing leasehold improvements and installing fixtures and equipment therein; provided, however, Tenant shall pay for electricity and other services used by Tenant in connection with such early occupancy and, subject to the “Freight Elevator/Loading Dock Abatement” set forth in Section 18.01(c) below, shall also pay the applicable charges for the use of the freight elevator. In no event shall Tenant commence or continue any business operations in the SOC Space or otherwise occupy the SOC Space for the conduct of business, except for limited testing, prior to the Commencement Date. No later than November 1, 2010, Landlord shall remove the leasehold improvements, furniture, fixtures, equipment and personal property in the portion of the 7th floor of the Building known as the “Craig Memorial Library” and shall put such portion of the 7th floor in vacant, broom clean shell condition. If, by December 1, 2010, Tenant gives to Landlord a list specifying any work required to be completed by Landlord to correct any deficiencies in connection with the work required to be performed by Landlord pursuant to the preceding sentence, Landlord agrees it will complete all deficiencies required under such list which are the obligation of Landlord within thirty (30) days after Landlord’s receipt of such list or such longer time as may be reasonably required because of the nature of the deficiency, provided Landlord must have promptly undertaken procedures to correct the deficiency and thereafter diligently pursues such efforts to completion.

          (b) Subject to the provisions of the Existing Superior Lease and the rights of the Existing Lessor thereunder, Landlord shall endeavor to allow Tenant to take possession of 5th Floor Premises on June 1, 2011 in order to commence demolition therein and for the purposes of construction staging purposes (collectively, the “Pre-Commencement 5th Floor Uses” ), and for no other purpose. Tenant may commence and perform the demolition work in the 5th Floor Premises only after Tenant has obtained all required applicable governmental approvals therefor and has provided copies thereof to Landlord, has obtained written approval from Landlord of the plans and specifications for such demolition work and, to the extent required under the Existing Superior Lease, Landlord has obtained the approval of the Existing Lessor. Landlord’s review of Tenant’s plans shall be in accordance with other provisions of this Sublease. Upon its receipt of the Tenant’s Plans, Landlord shall, in accordance with, and subject to, the applicable provisions of Article 13 hereof, review the plans and specifications for such demolition work and seek the approval of Existing Lessor, if required under the Existing Superior Lease. Any such demolition work shall be performed by Tenant in accordance with the terms and provisions of this Sublease applicable to the performance of the Tenant’s Work and Alterations including, without limitation, providing the insurance required hereunder. [***]; provided, however, Tenant shall pay for electricity and other services used by Tenant in connection with such early occupancy and, subject to the “Freight Elevator/Loading Dock Abatement” set forth in Section 18.01(c) below, shall also pay the applicable charges for the use of the freight elevator. In no event shall Tenant commence or continue any business operations in the 5th Floor Premises or otherwise occupy the 5th Floor Premises prior to the Commencement Date.
          (c) Provided that Tenant has obtained all applicable governmental approvals for the installation of its Rooftop Sign (as defined in Section 45.03(a) below) and has provided Landlord with copies of all such approvals, and has obtained the written consent of Landlord and the Existing Lessor (to the extent required under the Existing Superior Lease) to the plans and specifications for such work to be performed by Tenant, prior to the Commencement Date Landlord shall permit Tenant to perform such structural, electrical and other modifications for the sign structure for the Rooftop Sign; provided, however, the actual Tenant’s signage and graphics to be installed on the Rooftop Sign will not be installed until after the occurrence of the Commencement Date or such earlier date as may be permitted or required by the Third Amendment of the Existing Superior Lease. All of the applicable terms of this Sublease shall apply to any such work to be performed by Tenant prior to the Commencement Date including, without limitation, approval of plans, providing required insurance and terms and provisions applicable to the Tenant’s Work and Alterations.

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

ARTICLE 2
USE
     2.01 (a) Subject to, in accordance with, and to the extent permitted by, all Legal Requirements and the other provisions of this Sublease, Tenant covenants and agrees that the Premises shall be used, occupied and operated solely as and for the Permitted Uses, and for no other purpose. Nothing contained in this Section 2.01 or elsewhere in this Sublease shall be deemed to constitute a warranty or representation by Landlord that the Premises are or will be suitable for the Permitted Uses, Tenant hereby acknowledging that, except as expressly provided herein, Landlord has made no representation or warranty as to whether any portion of the Premises is or will be suitable for such uses.
          (b) Notwithstanding anything in this Sublease to the contrary, no portion of the Premises shall be used, occupied or operated, and Tenant covenants and agrees that it will not permit any portion of the Premises to be used, occupied or operated, by the United States Government, the County of Queens, the City or State of New York, any foreign government, an autonomous governmental corporation, a trade mission, the United Nations or any agency or department of any of the foregoing, or any other person having or who is entitled to, directly or indirectly, sovereign or diplomatic immunity or who is not subject to service of process in New York State or to the jurisdiction of both the State and Federal Courts located in New York State. Notwithstanding the foregoing, Tenant may permit a Governmental Authority that would otherwise violate the provisions of this Section 2.01(b) and that is an Affiliated Person to occupy or use the Premises in accordance with the provisions of Section 9.17 or in connection with the review or monitoring of the operations of Tenant and this subsection (b) shall not limit or affect Tenant’s rights under Section 9.19.
          (c) Notwithstanding anything in this Sublease to the contrary, no portion of the Premises shall be used, occupied or operated by Tenant or any other Tenant Party (as defined in Exhibit H), and Tenant covenants and agrees that no portion of the Premises shall be used, occupied or operated by Tenant or any other Tenant Party, for or as any of the uses or purposes (i) prohibited by Section 7.6(e) of the Existing Superior Lease, or (ii) described in Exhibit C hereto, which uses and purposes are collectively referred to as “Prohibited Uses.”
     2.02 No portion of the Premises shall be used, occupied or operated by Tenant or any other Tenant Party, and Tenant covenants and agrees that it will not permit any portion of the Premises to be used, occupied or operated by any other Tenant Party, in violation of any provision of this Sublease or in violation of any Legal Requirement. If any governmental approval, license or permit (other than a certificate of occupancy that permits the Premises to be used as offices) shall be required for the proper and lawful conduct of business in the Premises, or any part thereof, Tenant, at its cost and expense, shall duly procure and thereafter maintain such approvals, licenses and/or permits, and, upon Landlord’s request, submit the same for inspection by Landlord and Landlord shall reasonably cooperate with Tenant to the extent necessary for Tenant to obtain any such approval, license or permit. Tenant shall at all times comply with, and cause the compliance with, the terms and conditions of each such approvals, licenses and permits, except that Tenant at its expense in accordance with this Sublease and applicable Legal Requirements may contest same prior to its compliance to the extent that such failure to comply and contest will not subject Landlord to any fine, penalty or forfeiture. The use of the Premises shall be subject to, and conditioned upon, procuring, maintaining and complying with such approvals, licenses and permits, but the failure or inability to procure, maintain or comply with such approvals, licenses or permits shall not relieve or release Tenant from any of its obligations or liabilities under this Sublease, constitute an actual or constructive eviction, or impose any liability upon Landlord.
     2.03 No portion of the Premises shall be used, occupied or operated, and Tenant covenants and agrees that it will not permit any portion of the Premises to be used, occupied or operated or otherwise permit anything to be done in the Premises, in violation of the certificate of occupancy for the Building, or which requires an amendment to, or modification of, the certificate of occupancy for the Building (other than as may be required for Tenant’s Work and subsequent Alterations permitted under this Sublease), or in violation of any Requirement, superior mortgage or superior lease (including the Existing Superior Lease, as hereinafter defined), or which would adversely affect (except to a de minimis extent) the appearance, character or reputation of the Building as a first-class facility in the Borough of Queens.
     2.04 (a) Tenant, on its behalf and on behalf of all persons operating, using or otherwise occupying any portion of the Premises, further covenants and agrees that Tenant shall, at Tenant’s sole cost and expense:
               (i) have deliveries to and from the Premises done at the time, in the manner and through the entrances reasonably designated by Landlord;
               (ii) not suffer, permit, install or operate in or about the Premises any arcade-type of amusement devices or any coin or token operated vending machine or other devices for the sale of goods, wares, merchandise, food and beverages, including, but not limited to, pay lockers, pay toilets, and machines for the sale of cigarettes, provided, however, that nothing herein contained shall be deemed to prevent Tenant from installing vending machines for sale of food, beverages and similar items in the Premises for use by Tenant’s employees. Notwithstanding the foregoing, Tenant, at its expense, in accordance with Legal Requirements, may install and operate electronic video games and other amusement-entertainment devices in an area not to exceed, in the aggregate, 3,000 RSF in the Tenant’s employee lounge(s) located in the Premises for use by Tenant’s employees and their guests (and not for use only by the public or other occupants of the Building) provided that any vibration or noise that emanates from any such employee lounge will not be audible to any other occupant of the Building not within the Premises;

               (iii) keep the drain, waste and sewer pipes and connections in, and servicing the Premises free from obstructions caused by any Tenant Party and otherwise in compliance with all applicable Requirements.
          (b) (i) Neither Tenant nor any Tenant Party shall use or obstruct, or permit to be used or obstructed, any corridor or other space outside the Premises, for display, sale, storage or any other purpose, or use, or permit to be used, any portion of the Premises for housing accommodations or sleeping purposes, except Tenant may designate a portion of the Premises where certain employees may rest.
               (ii) Tenant shall not permit any noise, vibrations or other sounds (including music, video and other electronic games, public address systems and advertisements) emanating from the Premises to be audible to any other occupant of the Building not within the Premises, provided however, nothing herein contained shall be deemed to prohibit the operation of the Supplemental HVAC Units (as defined in Section 17.05(b) hereof) (provided that noise levels produced by the Supplemental HVAC Units comply with the standards set forth in the performance specifications annexed as Exhibit K), testing or operation of Tenant’s Generator Equipment (as defined in Section 16.12(a)) or the performance of any Alterations (but in either case subject to and in accordance with Section 13.09 and any other restrictions set forth in this Sublease).
               (iii) Intentionally Deleted.
               (iv) Neither Tenant nor any Tenant Party shall use the plumbing facilities in or serving the Premises for any purpose other than that for which they were constructed, and neither Tenant nor any Tenant Party shall dispose of any garbage or other foreign substance therein, whether through the utilization of so-called “disposal” or similar units, or otherwise.
               (v) Intentionally omitted
               (vi) Tenant shall not permit window cleaning at any time, nor permit other maintenance and janitorial services in and for the Premises to be performed except in accordance with all applicable Legal Requirements and, subject to the provisions of Article 52 hereof, by one of Tenant’s employees (as to light duty cleaning (such as conference room/post-meeting clean-up) in the Premises only) or by such person(s) as shall be reasonably approved by Landlord in accordance with the terms of this Sublease, which approval shall, subject to Article 52 below, not be unreasonably reasonably withheld or delayed. Tenant shall remove all obstacles or items blocking access to all windows within the Premises as necessary to allow Landlord’s scheduled cleaning of windows, provided that Landlord gives Tenant reasonable advance telephonic, facsimile or other notice thereof.
               (vii) Neither Tenant nor any Tenant Party shall place a load on any floor in the Premises exceeding the floor load per square foot that such floor was designed, or as modified and reinforced by Tenant, to carry and that is allowed by applicable Legal Requirements.
               (viii) Intentionally Deleted.
               (ix) There shall be no cooking or baking by or on behalf of Tenant or any other Tenant Party in, at or from the Premises, except for the reheating of food as may be done in Tenant’s pantries by and for the use of Tenant’s employees and invitees, and except for the Renewal Premises Cafeteria Space (as such term is defined in Section 2.09 hereof), to the extent same becomes a part of the Renewal Premises pursuant to Sections 18.11 and 40.01 hereof. Nothing herein shall limit Tenant’s right to use the Roof Terrace as permitted by this Sublease or the Premises for catered receptions.
          (c) Tenant shall neither commit nor suffer any waste to the Real Property.
     2.05 Tenant shall, at its sole cost and expense, install in and about the Premises fire extinguishing devices as required, from time to time, by all applicable Requirements and as approved by the Fire Insurance Rating Organization and its successors (to the extent such devices do not presently exist or are not in good working order), and shall, at its sole cost and expense, keep all fire extinguishing devices (whether new or presently existing) under service, and maintain all such devices (whether new or presently existing) in good working order, throughout the Term as so required. Should Tenant fail to satisfy its obligations under this Section 2.05 after notice and a reasonable cure period, Landlord shall be entitled to do so on Tenant’s behalf, as more fully set forth in Article 30.
     2.06 Tenant agrees that the value of the Premises and the Building and the reputation of the Landlord will be seriously injured if the Premises are used for any obscene or pornographic purposes or any sort of commercial sex establishment. Tenant shall not sell or offer to sell, or display, any obscene or pornographic material from, at or in the Building or the Premises, and shall not permit or conduct any obscene, nude, or semi-nude live performances on or in the Building or the Premises, nor permit the use of any portion of the Building or the Premises for nude modeling, or as a so called rubber goods shops, or as a sex club of any sort, or as a “massage parlor,” and Tenant shall not permit any of the foregoing uses by any Tenant Party. Pornographic material is defined for purposes of this Section as any written or pictorial matter with prurient appeal or any objects or instruments that are primarily concerned with lewd or prurient sexual activity. Obscene material is defined here as it is in Penal Law §235.00. The provisions of this Section 2.06 shall not be applicable to advertisements, films, television, internet or other entertainment offered or promoted by or on behalf of Tenant, so long as the same do not contain the address of the Building or any picture or other depiction of the Building.
     2.07 Intentionally Deleted.

     2.08 (a) The Storage Space shall be used solely for storage (including the use of high density storage racks that are installed in the Storage Space by Tenant, at its sole cost and expense, in accordance with, and subject to, the applicable provisions of this Sublease), of office equipment, furniture, documents, other papers, office supplies and other typical office materials and lockers for Tenant’s employees working on the Premises (but not Hazardous Materials, except Tenant may store in the Storage Space limited quantities of substances reasonably necessary in the ordinary operation and maintenance of office equipment, provided such substances are used and stored in accordance with all applicable Requirements provided and to the extent that (i) none of the foregoing items are food (except employees’ lunch stored in his or her lockers), beverage (except for water or soda) or other perishable items, and (ii) all of the foregoing items are used in connection with Tenant’s use of the Premises. Under no circumstances shall the Storage Space be occupied by individuals for office, clerical or any other use, except to the extent reasonably necessary to transport the stored items between the Storage Space and the Premises and except for lockers for employees working at the Premises.
          (b) Except for “Decorative Alterations” (as defined in Section 13.01), neither Tenant nor any other Tenant Party shall perform any Alteration or other work in or to any portion of the Storage Space without Landlord’s prior written approval in each instance, which approval shall be granted or withheld in accordance with Article 13 below.
          (c) Notwithstanding anything to contrary contained in any other provisions of this Sublease, Landlord shall have no obligation to provide or furnish any services or utilities to the Storage Space (except that Landlord shall (i) provide common corridor access, passenger elevator and freight elevator service thereto, and (ii) furnish electricity to the Storage Space for the operation of the lighting fixtures and electrical receptacles installed in the Storage Space, and basic heat and air-conditioning to the Storage Space at such times, and at the level of service, furnished to other tenants or occupants utilizing storage space in the Building), and Tenant shall not be permitted to furnish the Storage Space with any services or utilities, or perform any work in or to the Storage Space or any other portion of the Building with respect to services or utilities to the Storage Space, without Landlord’s prior written approval in each instance, which approval shall not be unreasonably withheld, conditioned or delayed, including conditions relating to compliance with Article 52 hereof. Notwithstanding the foregoing, with the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, Tenant at its expense, shall have the right to install conduit for telephone lines to the Storage Space and to install outlets for telephone lines therein and Landlord agrees to not unreasonably withhold, condition or delay approval of the Tenant’s conduit and riser plans in connection with any such installation.
          (d) The Storage Space may not be sublet, either in whole or in part, or otherwise used or occupied by any person claiming by, through or under Tenant, except by a subtenant of the Premises whose sublease has been approved by

Landlord (except to the extent such approval is not required pursuant to the provisions of this Sublease), and the right to use the Storage Space shall not be assigned, transferred, sold or conveyed except in connection with a valid assignment of this Sublease in accordance with the terms of this Sublease;
          (e) Subject to the provisions of Section 18.02, Tenant, at its sole cost and expense, shall keep the Storage Space clean, and shall place all of the refuse and rubbish generated in, by or from the Storage Space in sealed plastic bags at a location in the Building, and at times, to be reasonably designated by Landlord from time to time.
          (f) In the event that from time to time during the Term, Landlord shall, in its sole discretion, desire to relocate the Storage Space, Landlord shall send written notice thereof (hereinafter referred to as the “Relocation Notice”) to Tenant, which Relocation Notice shall be sent to Tenant together with a floor plan of the space in the Building to which the Storage Space is to be relocated (hereinafter referred to as the “New Storage Space”) and which New Storage Space shall have a rentable area approximately the same as the rentable area of Storage Space being relocated, and shall have comparable access and egress, shall have comparable ceiling height to the Storage Space being relocated, shall be dry and suitable for storage. Effective on the date specified in the Relocation Notice (which effective date shall not be less than ninety (90) days after the Relocation Notice is given to Tenant), and so long as Landlord has improved the New Storage Space in the same manner as the Storage Space (including the relocation, or installation of new, high density storage racks and related floor reinforcement (to the extent same were in the Storage Space and are not in the New Storage Space), provided adequate locks and provided all required services hereunder, the New Storage Space shall become the Storage Space under this Sublease, and on or prior to such effective date, Tenant, at Landlord’s expense (which expense shall not be more than Tenant’s cost) shall remove from the Storage Space all of the contents thereof (other than any of Landlord’s property therein) and move such contents to the New Storage Space, and Tenant, at Tenant’s expense, shall repair any and all damage to the prior Storage Space occurring during, or by reason of, the use thereof by Tenant or by any other person or entity claiming by, through or under Tenant, and to all other portions of the Building caused by its use of the Storage Space or such removal or move. Notwithstanding, until Tenant has completely vacated the prior Storage Space and made all of such repairs thereto, Tenant’s obligations with respect thereto (including its obligation to include same in its insurance coverage) shall remain in full force and effect. In no event will Tenant be obligated to pay rent on the Storage Space being relocated and the New Storage Space at the same time.
     2.09 (a) If Tenant leases all or a portion of the Cafeteria Space (as such term is defined in Section 18.11 hereof) during the Renewal Term, as more particularly provided in Section 18.11 and Article 40 hereof, then during the Renewal Term, and only to the extent permitted by, and subject to all applicable Requirements, and subject to the reasonable rules and regulations of Landlord (which may include rules and regulations that in Landlord’s reasonable opinion, minimize risk of injury or damage to persons and property or that involve avoiding increases in the premiums charged to Landlord by such insurance companies, but which rules and regulations in no event will diminish, beyond a de minimis extent, Tenant’s ability to maintain and operate its cafeteria to a level comparable to the level of services and maintenance utilized by Landlord while it was operating the Cafeteria Space as a cafeteria), Tenant may, at Tenant’s sole cost and expense, continue to operate the Cafeteria in the Renewal Premises Cafeteria Space (as hereinafter defined), subject further to the provisions of this Section 2.09, and the other applicable provisions of this Sublease. The portion of the Cafeteria Space (where same is located in the Building on the last day of the initial Term) that becomes a part of the Renewal Premises is herein referred to as the “Renewal Premises Cafeteria Space” or the “RP Cafeteria Space.” The following provisions of this Section 2.09 shall apply only during the Renewal Term and only if the Renewal Premises Cafeteria Space is a part of the Renewal Premises, it being understood and agreed that the use of the RP Cafeteria Space in accordance with, and subject to, the provisions of this Section 2.09 and the other applicable provisions of this Sublease shall at all times be subject to the provisions of the Existing Superior Lease, including any provisions thereof which may limit the rights of Tenant provided for in this Section 2.09, with Landlord having no liability to Tenant if the provisions of the Existing Superior Lease in any way limit, restrict or prohibit the use of the RP Cafeteria Space or impose additional obligations on Tenant with respect to such use.
          (b) The Renewal Premises Cafeteria Space shall be used solely for the preparation and sale of food to, and for dining by, the employees and guests of Tenant and of other tenants and occupants of the Building, and of permitted subtenants of Tenant and of other tenants of the Building, to the extent such guests have business to conduct in the Premises or in the Building at the time they are using the Renewal Premises Cafeteria Space (i.e., no off street guests or other patrons), and by no other person and for no other purpose, except as expressly provided below in this subsection (b). (The foregoing use is herein referred to as the “Cafeteria Use” and such guests are herein referred to as “Permitted Guests.” ) No other portion of the Premises may be used for Cafeteria Use. Notwithstanding the foregoing, during the Renewal Term, if the RP Cafeteria Space is a part of the Renewal Premises, Tenant may, at its sole cost and expense, in accordance with, and subject to, the applicable provisions of this Lease and the Existing Superior Lease (including obtaining any required consent of the Existing Lessor), convert the use of the RP Cafeteria Space to any of the Permitted Uses (other than an SOC) and use the RP Cafeteria Space for any of the Permitted Uses (other than an SOC), it being understood and agreed that Landlord shall have no liability to Tenant if the RP Cafeteria Space cannot be so converted or used and that Landlord has made no representation or warranty as to whether the RP Cafeteria Space may be so used or whether the RP Cafeteria Space is or will be suitable for such uses. Tenant’s obligations in furtherance of the preceding sentence shall include obtaining any required amendment to the Building’s certificate of occupancy, notwithstanding anything to the contrary contained in this Lease.

          (c) Tenant or, subject to the provisions of Section 2.12(b) hereof, a third-party operator retained by Tenant, at Tenant’s sole cost and expense, shall obtain and maintain all necessary approvals of all Governmental Authorities having jurisdiction (including all permits and licenses, and any amendment to the certificate of occupancy for the Building) to operate the Renewal Premises Cafeteria Space for the Cafeteria Use.
          (d) Tenant or, subject to the provisions of Section 2.12(b) hereof, a third-party operator retained by Tenant, at Tenant’s sole cost and expense, shall operate the Cafeteria and the Renewal Premises Cafeteria Space (including all of the equipment therein and all equipment that services the Cafeteria Space (including all exhaust and ventilation equipment), regardless of whether any of the equipment described in this subsection (d) (the “Cafeteria Equipment” ) is located in, or affixed to, the Premises or any other portion of the Building), maintain the Renewal Premises Cafeteria Space (including the Cafeteria Equipment) in good working order, and make all necessary repairs thereto and replacements thereof, and all other portions of the Building inside and outside the Premises affected thereby, all in accordance with, and subject to, all of the applicable Requirements.
          (e) Tenant, at its sole cost and expense, shall:
               (i) Cause the Renewal Premises Cafeteria Space to be properly ventilated, and prevent any odors from emanating from the Renewal Premises Cafeteria Space into other portions of the Premises or the Building;
               (ii) Keep the Renewal Premises Cafeteria Space, the balance of the Premises and the areas adjacent thereto, free from rats, mice, insects and other vermin, and shall obtain and maintain at all times during the Renewal Term a service contract, with a person approved by Landlord (which approval shall not be unreasonably withheld or delayed), for the extermination of rats, mice, insects and other vermin, in and about the Renewal Premises Cafeteria Space;
               (iii) Maintain in all cooking areas and in all other areas required by all applicable Requirements, fire extinguishing devices approved by the Fire Insurance Rating Organization having jurisdiction over the Premises and which otherwise comply with such Requirements, and, if gas is used in the Renewal Premises Cafeteria Space, suitable gas cut-off devices (manual and automatic);
               (iv) Prevent fat, grease, or any other greasy substance from entering the waste lines of the Building and from accumulating in the exhaust hoods and fans;
               (v) Maintain the floors in Renewal Premises Cafeteria Space in a waterproof condition; and
               (vi) Subject to the provisions of Section 18.02, shall keep the Renewal Premises Cafeteria Space clean to the reasonable satisfaction of Landlord,

and handle and dispose of all rubbish, refuse, garbage and waste from the Renewal Premises Cafeteria Space in accordance with all applicable Requirements and not permit the accumulation of any rubbish, refuse or garbage in, on, or about any part of the Building. Tenant shall place all refuse and rubbish generated in, by or from the Renewal Premises Cafeteria Space in sealed plastic bags at a location in the Building, and at times, to be reasonably designated by Landlord from time to time, except that all food or food product rubbish, refuse, garbage or waste shall be stored in closed containers and kept in refrigerated areas, to be installed and maintained by Tenant in the Renewal Premises Cafeteria Space.
          (f) Notwithstanding anything to contrary contained in any other provisions of this Sublease, Landlord shall have no obligation to provide or furnish any services or utilities to the Renewal Premises Cafeteria Space (except that Landlord shall (i) provide common corridor access thereto, and (ii) continue to furnish substantially the same electric power to the Renewal Premises Cafeteria Space that was being furnished thereto on the last day of the initial Term, and basic heat and air-conditioning to the Renewal Premises Cafeteria Space at such times, and at the level of service, being furnished to the Renewal Premises Cafeteria Space on the last day of the initial Term, and allow Tenant to continue (by direct application and arrangement with the applicable utility company, if such arrangement is possible) to receive substantially the same gas service to the RP Cafeteria Space that was being furnished thereto on the last day during the initial Term that gas service was being furnished to the RP Cafeteria Space, and Tenant shall not be permitted to furnish the Renewal Premises Cafeteria Space with any services or utilities, or perform any Alteration or other work in or to the Renewal Premises Cafeteria Space (except for Decorative Alterations) or any other portion of the Building with respect to services or utilities to the Renewal Premises Cafeteria Space, without Landlord’s prior written approval in each instance, which approval shall not be unreasonably withheld, conditioned or delayed, including conditions relating to compliance with Article 52 hereof.
          (g) To the extent that any insurance premium payable by Landlord is increased as a result of the operation of the Cafeteria, Tenant shall pay to Landlord, as Additional Rent, the amount of such increase(s) within thirty (30) days after Landlord’s demand therefor from time to time. The liability insurance of Tenant as required by this Sublease shall expressly cover the use and occupancy of the Renewal Premises Cafeteria Space for the Cafeteria Use.
          (h) The Renewal Premises Cafeteria Space may not be sublet, either in whole or in part, or otherwise used or occupied (except by a third-party operator in accordance with, and subject to, the provisions of Section 2.12(b) hereof) by any person claiming by, through or under Tenant, except by a subtenant of the Premises whose sublease has been approved by Landlord (except to the extent such approval is not required pursuant to the provisions of this Sublease), and the right to use the Renewal Premises Cafeteria Space shall not be assigned, transferred, sold or conveyed except in connection with a valid assignment of this Sublease in accordance with the terms of this Sublease.

          (i) Tenant shall operate and maintain the Cafeteria Equipment and Renewal Premises Cafeteria Space in a manner and a standard that is consistent with standard being utilized by Landlord as of the Effective Date.
     2.10 (a) If Tenant leases the FC Space (as such term is defined in Section 18.11 hereof) during the Renewal Term, as more particularly provided in Section 18.11 and Article 40 hereof, then during the Renewal Term, and only to the extent permitted by, and subject to all applicable Requirements, and subject to the reasonable rules and regulations of Landlord (which may include rules and regulations that in Landlord’s reasonable opinion, minimize risk of injury or damage to persons and property or that involve avoiding increases in the premiums charged to Landlord by such insurance companies, but which rules and regulations in no event will diminish, beyond a de minimis extent, Tenant’s ability to maintain and operate its fitness center to a level comparable to the level of services and maintenance utilized by Landlord while it was operating the FC Space as a fitness center), Tenant may, at Tenant’s sole cost and expense, continue to operate the Fitness Center in the FC Space, subject further to the provisions of this Section 2.10, and the other applicable provisions of this Sublease. The following provisions of this Section 2.10 shall apply only during the Renewal Term and only if the FC Space is a part of the Renewal Premises, it being understood and agreed that the use of the FC Space in accordance with, and subject to, the provisions of this Section 2.10 and the other applicable provisions of this Sublease shall at all times be subject to the provisions of the Existing Superior Lease, including any provisions thereof which may limit the rights of Tenant provided for in this Section 2.10, with Landlord having no liability to Tenant if the provisions of the Existing Superior Lease in any way limit, restrict or prohibit the use of the FC Space or impose additional obligations on Tenant with respect to such use.
          (b) The FC Space shall be used solely for the use of fitness and exercise equipment, cardio and movement workout rooms, and locker rooms and showers related to such use, by the employees of Tenant, other tenants and occupants of the Building and of permitted subtenants of Tenant and other tenants of the Building (i.e., no guests (off street or otherwise), and by no other person and for no other purpose, except as expressly provided below in this subsection (b). (The foregoing use is herein referred to as the “FC Use.” ) No other portion of the Premises may be used for FC Use, and under no circumstances shall there be installed or placed in any portion of the Fitness Center or in any other portion of the Premises, any swimming pools, lap pools, hot tubs or so-called “Jacuzzis.” Notwithstanding the foregoing, during the Renewal Term, if the FC Space is a part of the Renewal Premises, Tenant may, at its sole cost and expense, in accordance with, and subject to, the applicable provisions of this Lease and the Existing Superior Lease (including obtaining any required consent of the Existing Lessor), convert the use of the FC Space to any of the Permitted Uses (other than an SOC) and use the FC Space for any of the Permitted Uses (other than an SOC), it being understood and agreed that Landlord shall have no liability to Tenant if the FC Space cannot be so converted or used and that Landlord has made no representation or warranty as to whether the FC Space may be so used or whether the FC Space is or will be suitable for such uses. Tenant’s obligations in furtherance of the preceding sentence shall include obtaining any required amendment to the Building’s certificate of occupancy, notwithstanding anything to the contrary contained in this Lease.
          (c) Tenant or, subject to the provisions of Section 2.12(b) hereof, a third-party operator retained by Tenant, at Tenant’s sole cost and expense, shall obtain and maintain all necessary approvals of all Governmental Authorities having jurisdiction (including all permits and licenses, and any amendment to the certificate of occupancy for the Building) to operate the FC Space for the FC Use.
          (d) Tenant or, subject to the provisions of Section 2.12(b) hereof, a third-party operator retained by Tenant, at Tenant’s sole cost and expense, shall operate the Fitness Center and the FC Space (including all of the equipment therein and all equipment that services the FC Space, regardless of whether any of the equipment described in this subsection (d) (the “FC Equipment” ) is located in, or affixed to, the Premises or any other portion of the Building), maintain the FC Space (including the FC Equipment) in good working order, and make all necessary repairs thereto and replacements thereof, and all other portions of the Building inside and outside the Premises affected thereby, all in accordance with, and subject to, all of the applicable Requirements.
          (e) Tenant, at its sole cost and expense, shall:
               (i) Cause the FC Space to be properly ventilated, and prevent any odors from emanating from the FC Space into other portions of the Premises or the Building;
               (ii) Maintain the floors in FC Space in a waterproof condition; and
               (iii) Subject to the provisions of Section 18.02, shall keep the FC Space clean, and handle and dispose of all rubbish, refuse, garbage and waste from the FC Space in accordance with all applicable Requirements and not permit the accumulation of any rubbish, refuse or garbage in, on, or about any part of the Building. Tenant shall place all refuse and rubbish generated in, by or from the FC Space in sealed plastic bags at a location in the Building, and at times, to be reasonably designated by Landlord from time to time.
          (f) Notwithstanding anything to contrary contained in any other provisions of this Sublease, Landlord shall have no obligation to provide or furnish any services or utilities to the FC Space (except that Landlord shall (i) provide common corridor access thereto, and (ii) continue to furnish substantially the same electric power to the FC Space that was being furnished thereto on the last day of the initial Term, and basic heat and air-conditioning to the FC Space at such times, and at the level of service, being furnished to the FC Space on the last day of the initial Term, and Tenant shall not be permitted to furnish the FC Space with any services or utilities, or perform any Alteration or other work in or to the FC Space (except for Decorative

Alterations) or any other portion of the Building with respect to services or utilities to the FC Space, without Landlord’s prior written approval in each instance, which approval shall not be unreasonably withheld, conditioned or delayed, including conditions relating to compliance with Article 52 hereof.
          (g) To the extent that any insurance premium payable by Landlord is increased as a result of the operation of the Fitness Center, Tenant shall pay to Landlord, as Additional Rent, the amount of such increase(s) within thirty (30) days after Landlord’s demand therefor from time to time. The liability insurance of Tenant as required by this Sublease shall expressly cover the use and occupancy of the FC Space for the FC Use.
          (h) The FC Space may not be sublet, either in whole or in part, or otherwise used or occupied (except by a third-party operator in accordance with, and subject to, the provisions of Section 2.12(b) hereof) by any person claiming by, through or under Tenant, except by a subtenant of the Premises whose sublease has been approved by Landlord (except to the extent such approval is not required pursuant to the provisions of this Sublease), and the right to use the FC Space shall not be assigned, transferred, sold or conveyed except in connection with a valid assignment of this Sublease in accordance with the terms of this Sublease.
          (i) Tenant shall operate and maintain the FC Equipment and FC Space in a manner and a standard that is consistent with standard being utilized by Landlord as of the Effective Date.
     2.11 (a) If Tenant leases the CC Space (as such term is defined in Section 18.11 hereof) during the Renewal Term, as more particularly provided in Section 18.11 and Article 40 hereof, then during the Renewal Term, and only to the extent permitted by, and subject to all applicable Requirements, and subject to the reasonable rules and regulations of Landlord (which may include rules and regulations that in Landlord’s reasonable opinion, minimize risk of injury or damage to persons and property or that involve avoiding increases in the premiums charged to Landlord by such insurance companies, but which rules and regulations in no event will diminish, beyond a de minimis extent, Tenant’s ability to maintain and operate its conference center to a level comparable to the level of services and maintenance utilized by Landlord while it was operating the CC Space as a conference center), Tenant may, at Tenant’s sole cost and expense, continue to operate the Conference Center in the CC Space, subject further to the provisions of this Section 2.11, and the other applicable provisions of this Sublease. The following provisions of this Section 2.11 shall apply only during the Renewal Term and only if the CC Space is a part of the Renewal Premises, it being understood and agreed that the use of the CC Space in accordance with, and subject to, the provisions of this Section 2.11 and the other applicable provisions of this Sublease shall at all times be subject to the provisions of the Existing Superior Lease, including any provisions thereof which may limit the rights of Tenant provided for in this Section 2.11, with Landlord having no liability to Tenant if the provisions of the Existing Superior

Lease in any way limit, restrict or prohibit the use of the CC Space or impose additional obligations on Tenant with respect to such use.
          (b) The CC Space shall be used solely for meetings and conferences, by the employees of Tenant, other tenants and occupants of the Building and of permitted subtenants of Tenant and other tenants of the Building and by Permitted Guests, and by no other person and for no other purpose. (The foregoing use is herein referred to as the “CC Use.” ) Notwithstanding the foregoing, during the Renewal Term, if the CC Space is a part of the Renewal Premises, Tenant may, at its sole cost and expense, in accordance with, and subject to, the applicable provisions of this Lease and the Existing Superior Lease (including obtaining any required consent of the Existing Lessor), convert the use of the CC Space to any of the Permitted Uses (other than an SOC) and use the CC Space for any of the Permitted Uses (other than an SOC), it being understood and agreed that Landlord shall have no liability to Tenant if the CC Space cannot be so converted or used and that Landlord has made no representation or warranty as to whether the CC Space may be so used or whether the CC Space is or will be suitable for such uses. Tenant’s obligations in furtherance of the preceding sentence shall include obtaining any required amendment to the Building’s certificate of occupancy, notwithstanding anything to the contrary contained in this Lease.
          (c) Tenant or, subject to the provisions of Section 2.12(b) hereof, a third-party operator retained by Tenant, at Tenant’s sole cost and expense, shall obtain and maintain all necessary approvals of all Governmental Authorities having jurisdiction (including all permits and licenses, and any amendment to the certificate of occupancy for the Building) to operate the CC Space for the CC Use.
          (d) Tenant or, subject to the provisions of Section 2.12(b) hereof, a third-party operator retained by Tenant, at Tenant’s sole cost and expense, shall operate the Conference Center and the CC Space (including all of the equipment therein and all equipment that services the CC Space, regardless of whether any of the equipment described in this subsection (d) (the “CC Equipment” ) is located in, or affixed to, the Premises or any other portion of the Building), maintain the CC Space (including the CC Equipment) in good working order, and make all necessary repairs thereto and replacements thereof, and all other portions of the Building inside and outside the Premises affected thereby, all in accordance with, and subject to, all of the applicable Requirements.
          (e) Tenant, at its sole cost and expense, shall:
               (i) Cause the CC Space to be properly ventilated, and prevent any odors from emanating from the CC Space into other portions of the Premises or the Building; and
               (ii) Subject to the provisions of Section 18.02, shall keep the CC Space clean, and handle and dispose of all rubbish, refuse, garbage and waste from the CC Space in accordance with all applicable Requirements and not permit the accumulation of any rubbish, refuse or garbage in, on, or about any part of the Building. Tenant shall place all refuse and rubbish generated in, by or from the CC Space in sealed plastic bags at a location in the Building, and at times, to be reasonably designated by Landlord from time to time.
          (f) Notwithstanding anything to contrary contained in any other provisions of this Sublease, Landlord shall have no obligation to provide or furnish any services or utilities to the CC Space (except that Landlord shall (i) provide common corridor access thereto, and (ii) continue to furnish substantially the same electric power to the CC Space that was being furnished thereto on the last day of the initial Term, and basic heat and air-conditioning to the CC Space at such times, and at the level of service, being furnished to the CC Space on the last day of the initial Term, and Tenant shall not be permitted to furnish the CC Space with any services or utilities, or perform any Alteration or other work in or to the CC Space (except for Decorative Alterations) or any other portion of the Building with respect to services or utilities to the CC Space, without Landlord’s prior written approval in each instance, which approval shall not be unreasonably withheld, conditioned or delayed, including conditions relating to compliance with Article 52 hereof.
          (g) To the extent that any insurance premium payable by Landlord is increased as a result of the operation of the Conference Center, Tenant shall pay to Landlord, as Additional Rent, the amount of such increase(s) within thirty (30) days after Landlord’s demand therefor from time to time. The liability insurance of Tenant as required by this Sublease shall expressly cover the use and occupancy of the CC Space for the CC Use.
          (h) The CC Space may not be sublet, either in whole or in part, or otherwise used or occupied (except by a third-party operator in accordance with, and subject to, the provisions of Section 2.12(b) hereof) by any person claiming by, through or under Tenant, except by a subtenant of the Premises whose sublease has been approved by Landlord (except to the extent such approval is not required pursuant to the provisions of this Sublease), and the right to use the CC Space shall not be assigned, transferred, sold or conveyed except in connection with a valid assignment of this Sublease in accordance with the terms of this Sublease.
          (i) Tenant shall operate and maintain the CC Equipment and CC Space in a manner and a standard that is consistent with standard being utilized by Landlord as of the Effective Date.
     2.12 (a) If the RP Cafeteria Space, the FC Space and/or the CC Space are a part of the Renewal Premises during the Renewal Term, if any, then, to the extent, and for as long as, such portion(s) of the Renewal Premises is/are used for a cafeteria, fitness center or conference center, respectively, the employees of Landlord and Landlord’s Affiliates, and, except for the FC Space, the invitees and guests of Landlord and Landlord’s Affiliates (collectively, the “Landlord Amenity Customers”), shall have non-exclusive use of such amenity(ies) for so long as such portion(s) of the Renewal

Premises are being used for its/their respective amenities, subject to the limitations in this Section 2.12(a), on a direct cash basis, subject in all cases to any reasonable rules and regulations of Tenant regarding the use thereof by all users (which shall be enforced in a non-discriminatory manner). Landlord acknowledges that said reasonable rules and regulations, as applied to the use of the FC Space as a fitness center, may include excluding from the fitness center any person who does not satisfy reasonably established medical or health conditions and/or who refuses to sign Tenant’s then waiver and release form, if any, for use of the fitness center. It is understood and agreed that (i) Tenant shall have no obligation to operate any such portion of the Renewal Premises for its respective amenity, and (ii) Tenant shall have no obligation to modify any such portion of the Renewal Premises to accommodate Landlord’s Amenity Customers use thereof or to subsidize use of such amenities by Landlord Amenity Customers. Regardless of whether Tenant permits other tenants or occupants of the Building to use any of such amenities, the Landlord Amenity Customers shall have the non-exclusive right described in this subsection (a) to use such amenities for so long as such portion(s) of the Renewal Premises are being used for its/their respective amenity, provided that Tenant shall have the right to exclude Landlord Amenity Customers from use of such amenities from time to time for private functions or repairs to such portions of the Renewal Premises, and Tenant may exclude Landlord Amenity Customers temporarily or permanently if usage by Tenant increases and such portion of the Renewal Premises no longer accommodates usage by both Tenant and Landlord Amenity Customers.
          (b) The retention by Tenant of any third-party to operate the RP Cafeteria Space as a cafeteria, the FC Space as a fitness center and the CC Space as a conference center shall be subject to the provisions of Article 52 of this Sublease and to Landlord’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed) and which third-party operator shall be deemed to be acting on Tenant’s behalf. No such third-party operator shall have any rights, title or interest in, to or under the Premises or any other portion of the Building and/or Land, or any rights or remedies against Landlord, and Tenant shall indemnify and hold Landlord harmless from and against any and all, actions, proceedings, liabilities, obligations, claims, damages, deficiencies, losses, judgments, suits, expenses and costs (including court costs and reasonable third-party legal fees and disbursements for which Landlord is or may be liable) arising under or out of or in connection with or resulting from the acts or omissions of any such third-party operator. Tenant shall remain fully liable for the payment of Base Rent and Additional Rent due and to become due under this Sublease and for the observance, performance and compliance with all of the terms, covenants and conditions contained in this Sublease on Tenant’s part to observe, perform or comply with, and all acts or omissions by any such third-party operator or anyone claiming under or through any such third-party operator which shall be a default under this Sublease, shall be deemed to be a default by Tenant. Tenant’s right to have a third-party operator manage the RP Cafeteria Space, the FC Space and/or the CC Space shall not be deemed a waiver of Landlord’s rights under this Sublease to consent to the use or occupancy of the Premises (or any portion thereof) by any other person or to the assignment of this Sublease or the subletting of the Premises (or any portion thereof).
          (c) Other than any cost or expense of the following services and utilities that Landlord, at its election, includes in “Operating Expenses,” Tenant shall pay for all services and utilities provided or furnished during the Renewal Term to the RP Cafeteria Space, the FC Space and the CC Space (to the extent such portion(s) of the Building are a part of the Renewal Premises), regardless of whether or not Landlord is obligated to provide or furnish same or is obligated to allow Tenant to receive same. Tenant shall pay for such services and utilities either pursuant to this subsection (c), another provision of this Sublease or, as more particularly described in Section 40.01(a) hereof, as part of any “Additional Rent” or other charge payable under the Existing Superior Lease for the Renewal Term that has been allocated to a particular service or utility, it being the intention of the parties that Landlord shall not be obligated (without reimbursement by Tenant) to incur any, or pay the, cost or expense of any such services and utilities. If the mechanism for Tenant paying for any such services or utilities is not set forth in another provision of this Sublease and is not part of the “Additional Rent” or other charge payable under the Existing Superior Lease for the Renewal Term, then, at Landlord’s election, Tenant shall pay for the service or utility either by directly paying the vendor or supplier thereof for the service or utility in question, or by reimbursing Landlord from time to time, within thirty (30) days after Landlord’s demand therefor, for the actual cost and expense incurred or paid by Landlord in respect of the service or utility in question, and if the actual cost and expense cannot be definitively determined by third-party invoices or otherwise, such actual cost and expense shall be reasonably determined by Landlord.
ARTICLE 3
FAILURE TO GIVE POSSESSION
     3.01 Except as otherwise expressly provided in Sections 3.02 and 3.03 hereof, If for any reason Landlord shall fail or be unable to deliver to Tenant possession of the Premises or any other portion of the Building that is to be added to, or included with, the premises demised under this Sublease, on any date specified in this Sublease for the commencement of the term of this Sublease for the Premises or such other portion(s) of the Building or for such delivery of possession of the Premises or of such other portion(s) of the Building (including by reason of a holdover in the Premises or such other portions of the Building by the tenant or any other occupant thereof, other than a tenant or other occupant that is Landlord or an Affiliate of Landlord), Tenant shall have no right to rescind this Sublease or any amendment or modification of this Sublease and shall have no claim against Landlord, and Landlord shall have no liability to Tenant or to any other Tenant Party by reason thereof of such failure or inability, and the parties hereto further agree that any such failure or inability shall in no way affect the obligations of Tenant hereunder (except that the date specified in this Sublease for the commencement of the term of this Sublease for the Premises or such other portion(s) of the Building or for such delivery of possession of the Premises or of such other portion(s) of the Building shall be deemed postponed until the date that the Premises or of such other portion(s) of the Building, as the case may be, shall be available for occupancy by Tenant or any Tenant Party, nor shall the same be construed in any way to extend the term of this Sublease, nor shall Tenant be entitled to any damages therefor. This Section 3.01 shall be an express provision to the contrary for purposes of Section 223-a of the New York Real Property Law and any other law of like import now or hereafter in effect.
     3.02 (a) Notwithstanding anything to the contrary contained in this Sublease, subject to extension due to Unavoidable Delay (which extension shall not exceed ninety (90) days in the aggregate) and Tenant Delay, if the Commencement Date has not occurred on or before August 1, 2011, then commencing on the [***], the Base Rent applicable to the 5th Floor Premises (to the extent the 5th Floor Premises is a part of the Premises), the 6th Floor Premises and the 7th Floor Premises shall [***]; provided, however, if the Commencement Date has not occurred on or before September 30, 2011, then commencing on October 1, 2011 the aforesaid [***] shall be [***].
          (b) Notwithstanding anything to the contrary contained in this Sublease, subject to extension due to Unavoidable Delay (which extension shall not exceed ninety (90) days in the aggregate) and Tenant Delay, if the Commencement Date has not occurred on or before February 1, 2012, then Tenant shall have the right to terminate this Sublease by giving Landlord notice thereof on or before February 10, 2012, TIME BEING OF THE ESSENCE with respect to the giving of such termination notice. In the event that Tenant gives Landlord such termination notice, both parties hereto shall be released and relieved of any and all further obligations hereunder or in connection herewith, subject to Tenant’s restoration obligations as set forth herein and any indemnity obligations of either party that survive the termination of this Sublease. In the event that this Sublease terminates pursuant to this subsection (b), then, within thirty (30) days after the giving of such termination notice, Tenant shall surrender to Landlord those portions of the Premises that have theretofore been delivered to Tenant and shall remove all Tenant’s Property from the Premises and the Building and repair all damage to the Premises and Building caused by such removal, and, within ninety (90) days after the giving of such termination notice, Tenant shall remove all of the Roof Installations, if any, from the Building and repair all damage to the Building caused by such removal.
          (c) Notwithstanding anything to the contrary contained in this Sublease, subject to extension due to Unavoidable Delay (which extension shall not exceed ninety (90) days in the aggregate), if the Commencement Date has not occurred on or before August 1, 2012, then Landlord shall have the right to terminate this Sublease by giving Tenant notice thereof on or before August 10, 2012, TIME BEING OF THE ESSENCE with respect to the giving of such termination notice. In the event that Landlord gives Tenant such termination notice, both parties hereto shall be

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

released and relieved of any and all further obligations hereunder or in connection herewith, subject to Tenant’s restoration obligations as set forth herein and any indemnity obligations of either party that survive the termination of this Sublease. In the event that this Sublease terminates pursuant to this subsection (c), then, within thirty (30) days after the giving of such termination notice, Tenant shall surrender to Landlord those portions of the Premises that have theretofore been delivered to Tenant and shall remove all Tenant’s Property from the Premises and the Building and repair all damage to the Premises and Building caused by such removal, and, within ninety (90) days after the giving of such termination notice, Tenant shall remove all of the Roof Installations, if any, from the Building and repair all damage to the Building caused by such removal.
          (d) Any dispute between Landlord and Tenant concerning any aspect of Landlord delivering possession of any portion of the Premises to Tenant or the rights and remedies of Tenant set forth in Section 3.02 may be resolved by either party submitting such dispute to arbitration as provided in Article 34. Until such dispute is resolved either by mutual agreement of Landlord and Tenant or pursuant to arbitration, the Premises shall remain as Landlord contends and, if Tenant prevails in such dispute, there shall be a retroactive adjustment in Base Rent and Additional Rent and any other retroactive adjustments as may be appropriate.
ARTICLE 4
CONDITION OF PREMISES
     4.01 (a) Tenant acknowledges that it has made a full and complete inspection of the Premises to the extent that defects can be detected without causing damage to the Premises or without intrusive inspection of the Premises and is fully familiar and satisfied with the condition thereof, to the extent it could inspect the Premises. Except as otherwise provided in this Sublease, Tenant shall accept possession and occupancy of the Premises on the Commencement Date in their then “AS-IS” condition and state of repair, subject to any and all apparent defects therein (except (i) latent or hidden defects which were not reasonably identifiable by Tenant prior to delivery of the Premises of which Tenant gives Landlord notice within one (1) year following the date upon which possession of any such portion of the Premises was delivered to Tenant), (ii) the performance by Landlord of Landlord’s Work (as defined in Section 4.02 below), (iii) the conditions described in Section 4.02, and (iv) the Premises being in broom clean condition (except for the FF&E permitted to remain) and free of tenancies and occupancies. NEITHER LANDLORD, NOR ANY OF LANDLORD’S AGENTS, HAS MADE OR MAKES, ANY WARRANTY, REPRESENTATION, COVENANT OR PROMISE, EXPRESS OR IMPLIED, IN RESPECT OF THE PREMISES OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY TENANT. Tenant’s failure, refusal or inability to open for business in the Premises, however, shall not be deemed evidence that the Premises were not in good or satisfactory condition.
          (b) Except with respect to (i) Landlord’s Work, (ii) repair of latent or hidden defects of which Tenant gives Landlord notice within one (1) year following the date upon which possession of such portion of the Premises was delivered to Tenant, and (iii) providing the Tenant Allowance to Tenant, Landlord shall have no obligation to perform any work, supply any materials or incur any cost in preparing the Premises for Tenant’s occupancy. Any installations, materials and work which may be undertaken by or for the account of Tenant to equip, decorate and furnish the Premises for Tenant’s initial occupancy thereof, including all demolition (hereinafter referred to as “Tenant’s Work”) shall be performed by Tenant, at Tenant’s sole cost and expense in accordance with the terms, covenants and conditions set forth in this Sublease, including, without limitation, Article 13. Landlord conceptually agrees, subject to any approval required under the Existing Superior Lease, which approval Landlord shall in good faith request, that Tenant’s Work may include (i) the installation of connecting staircases between floors 5 and 6, and between floors 6 and 7, all within the Premises as part of Tenant’s Work, but in all events only to the extent that any such staircases are located entirely within the Premises, and (ii) the branding, decorations and signs described in Section 45.05, subject in all instances to the provisions of this Sublease concerning the approval of plans and specifications, the performance of Alterations, the installation of Signs, and Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. As part of, and to the extent Tenant does, Tenant’s Work, Tenant and where applicable, Landlord, agrees to perform the work described in Sections 10.04, 10.05 and 10.06 below.
     4.02 (a) Landlord and Tenant agree that in connection with the delivery of the Premises to Tenant, all of the existing leasehold improvements, furniture and installed equipment present within the Premises on the Effective Date, (collectively, the “FF&E”), shall remain in the Premises and be delivered to Tenant in its then “as is” condition; provided, however, Landlord, at its expense, shall remove any existing furniture included in the FF&E which furniture is expressly designated by Tenant for removal either at the time Tenant submits the Tenant’s Plans to Landlord or set forth in an earlier written notice. Tenant may give Landlord only one (1) such notice not later than 60 days prior to the Commencement Date which designates which of the furniture items of the FF&E are to be removed and such items shall be removed by Landlord within ninety (90) days after Landlord’s receipt of such notice from Tenant. The FF&E delivered to Tenant shall not include portable business equipment such as, without limitation, personal computers, copy machines, fax machines, and telecommunications equipment but shall include all A/V equipment and security card readers. Notwithstanding anything contained in this Sublease which may be to the contrary, the existing cable infrastructure from the hub closets to systems furniture and offices on the floors of the Premises shall remain in its then as-is condition, however, all items in the hub closets and the backbone cabling from existing computer room to the hub closet shall be removed by Landlord at Landlord’s cost prior to the Commencement Date. As used herein the term “Abandoned Furniture” shall mean the furniture included as part of the FF&E that Tenant does not designate for removal by Landlord. For One Dollar ($1.00), Landlord hereby sells, transfers, assigns, conveys, sets over and delivers to Tenant, as of the Commencement Date, all of Landlord’s right, title and interest in and to the Abandoned Furniture, free and clear of all liens, encumbrances and rights of others, but otherwise without any covenant, warranty or representation by, or recourse against, Landlord of any kind whatsoever. Tenant agrees to pay the sales tax imposed by a Governmental Authority on the conveyance of the Abandoned Furniture to Tenant, if any.
          (b) With respect to any FF&E that remains in the Premises, if requested by Tenant, and provided this Sublease is in full force and effect and no Event of Default exists, Landlord shall, at no cost to Landlord, reasonably cooperate with Tenant in connection with Tenant’s attempt to purchase, at Tenant’s sole cost and expense, from Landlord’s provider, and at Landlord’s pricing structure, additional parts and pieces to complement the FF&E that so remains. Nothing contained in this Section or elsewhere in this Sublease shall be deemed to constitute a warranty or representation by Landlord that Tenant will be able to so purchase any of such additional parts and pieces, Tenant hereby acknowledging that Landlord has made no such representation or warranty, and Tenant’s inability or failure to so purchase any of such additional parts and pieces shall not relieve or release Tenant from any of its obligations or liabilities under this Sublease, constitute an actual or constructive eviction, or impose any liability upon Landlord. Any modifications, additions, expansion or reprogramming to the FF&E that remains in the Premises required to meet Tenant’s needs with respect thereto shall be the responsibility of Tenant. Upon request from Tenant, to the extent in Landlord’s possession or control, Landlord shall provide and assign (to the extent assignable) to Tenant without representation or warranty by Landlord (other than as to Landlord’s prior ownership of the FF&E), on or after the Effective Date, any information (including manuals, service contracts and specifications) and warranties applicable to all FF&E and all leasehold improvements in the Premises as of the Effective Date.
          (c) After the sooner of actual knowledge or Landlord’s receipt of written notice from Tenant or from a Governmental Authority, Landlord shall promptly remedy any code violations or conditions not caused by Tenant or any Tenant Party that would delay or prohibit the issuance of a building permit for Tenant’s Work.
          (d) Except as expressly provided in subsections (a), (b) and (c) above, Landlord’s sole obligation to prepare the Premises for Tenant’s occupancy thereof shall be the performance of the following work (which work is herein referred to as the “Landlord’s Work”):
               (i) The delivery to Tenant of Form ACP-5 (or equivalent) applicable to the Premises;
               (ii) For any Partial Floor space leased by Tenant, the Demising Work, except that Demising Work, the need for which results from Tenant’s exercise of the Partial Surrender Option pursuant to Section 42.04 hereof, shall be paid for by Tenant, as more particularly described in Section 42.04(g) hereof, it being understood and agreed that this subsection (ii) shall not apply to the 5th Floor Premises, except for the Expansion Space, if any, portion thereof; and
               (iii) For the 5th Floor Premises only (as same may be reduced pursuant to Section 42.03 hereof or eliminated pursuant to Section 42.01), but not the Expansion Space, if any, portion thereof, the installation of Building Standard demising walls to separate the 5th Floor Premises from the balance of the 5th floor of the Building, taped, with no obligation on the part of Landlord to paint.
          (e) Landlord’s Work shall be performed by Landlord, at its sole cost and expense, except as otherwise provided in subsection (d) above. Landlord shall from time to time allow Tenant reasonable opportunity to inspect the progress of Landlord’s Work, and upon request shall supply updates as to such progress and any anticipated date of delivery. Subject to the provisions of subsection 4.02(f) below, for all purposes hereof, the Landlord’s Work shall be “substantially complete” when the only items thereof remaining to be performed are minor or insubstantial details of construction, mechanical adjustment or decoration, the non-completion of which does not interfere with Tenant’s use of the Premises or with the performance of Tenant’s Work except to a de minimis extent. If the substantial completion of Landlord’s Work shall be delayed principally due to any act or omission of Tenant or any Tenant Party (any such act or omission being hereinafter referred to as a “Tenant Delay”), and Landlord gives to Tenant notice of the Tenant Delay in question, Landlord’s Work shall be deemed substantially complete on the date on which Landlord’s Work would have been substantially complete but for the effect of all Tenant Delays. The date on which Landlord’s Work is substantially completed or is deemed to have been substantially completed is herein referred to as the “Substantial Completion Date,” and “Substantial Completion Notice” shall mean a notice from Landlord to Tenant specifying the Substantial Completion Date, which notice may be sent prior to the substantial completion (or deemed substantial completion) of the Landlord’s Work. In lieu of a separate notice to Tenant regarding a Tenant Delay (if applicable), the Substantial Completion Notice may contain such notice regarding a Tenant Delay.
          (f) The Substantial Completion Date set forth in the Substantial Completion Notice shall be conclusive and binding upon Tenant unless, solely by giving Landlord notice (the “Dispute Notice”) within ten (10) Business Days after the Substantial Completion Date set forth in the Substantial Completion Notice (TIME BEING OF THE ESSENCE), Tenant disputes the fact that on or before the Substantial Completion Date set forth in the Substantial Completion Notice Landlord’s Work was substantially completed (or should have been substantially completed), and sets forth, in reasonable detail, the reasons for such dispute, including any disagreement Tenant may have with respect to Landlord’s claim, if any, that a Tenant Delay may have had on the substantial completion of Landlord’s Work. Pending the resolution of such dispute, the Substantial Completion Date shall be deemed to be the date set forth in the Substantial Completion Notice, and Tenant’s obligations under this Sublease shall commence as if the Substantial Completion Notice was correct and the Substantial Completion Date shall have occurred as set forth in the Substantial Completion Notice. If Landlord and Tenant cannot resolve such dispute within ten (10) days after Landlord receives the Dispute Notice from Tenant, such dispute shall be resolved by arbitration pursuant to Article 34 of this Sublease. If the dispute (whether by agreement or arbitration) is resolved in Tenant’s favor, then the Substantial Completion Date shall be as determined by such agreement or arbitration and any payments based on the occurrence of the Substantial Completion Date made by Tenant under this Sublease shall be adjusted accordingly. If such dispute shall be resolved by arbitration, and it is determined that on or before the Substantial Completion Date set forth in the Substantial Completion Notice Landlord’s Work was not substantially completed (or is not deemed to have been substantially completed), then the arbitration shall also determine whether Landlord’s Work has been so substantially completed (or should have been so substantially completed, as more particularly described above) after the Substantial Completion Date set forth in the Substantial Completion Notice. If the arbitration determines that Landlord’s Work has been so substantially completed (or deemed to have been so substantially completed) after the Substantial Completion Date set forth in the Substantial Completion Notice, then the date thereof so determined shall be the Substantial Completion Date without any requirement that Tenant be given another Substantial Completion Notice. If, however, the arbitration determines that Landlord’s Work has not yet been so substantially completed (and is not yet deemed to have been so substantially completed), then the arbitration shall also determine, in reasonable detail, the respects in which Landlord’s Work has not been so substantially completed (or deemed not to have been so substantially completed), which determination shall be conclusive and binding upon Landlord and Tenant, and, to cause the Substantial Completion Date to occur, Landlord shall substantially complete those items of Landlord’s Work that have not theretofore been substantially completed and shall be obligated to give to Tenant another Substantial Completion Notice, which, when given, shall be subject to all of the provisions of this subsection (f).
          (g) If Tenant does not give the Dispute Notice within the ten (10) Business Days period set forth in subsection (f) above, but, within thirty (30) days after the Substantial Completion Date set forth in the Substantial Completion Notice (TIME BEING OF THE ESSENCE), Tenant gives to Landlord a list (a “Compliance List”), specifying any Landlord’s Work required to be completed by Landlord to correct any deficiencies in connection with Landlord’s Work, Landlord agrees it will complete all deficiencies required under the Compliance List which are the obligation of Landlord within thirty (30) days after Landlord’s receipt of the Compliance List or such longer time as may be reasonably required because of the nature of the deficiency, provided Landlord must have undertaken procedures to correct the deficiency within such thirty (30) day period and thereafter diligently pursues such efforts to completion. The fact that Landlord still has to complete work set forth on the Compliance List shall not delay or postpone the Commencement Date or the Substantial Completion Date. The taking of possession of the Premises by Tenant shall be deemed an acceptance of the Premises and substantial completion by Landlord of the Landlord’s Work, subject to items on the Compliance List. If Landlord has failed to complete all deficiencies required under the Compliance List which are the obligation of Landlord to complete within said thirty (30) day period and Landlord is not diligently pursuing the completion of all such deficiencies, then Tenant shall have the right upon five (5) Business Days prior written notice to Landlord to enter into the Premises to complete any such deficiencies at the commercially reasonable cost and expense of Landlord. In such event, upon completion of such deficiencies by Tenant, Tenant shall provide Landlord with copies of paid invoices as evidence of the cost incurred by Tenant and Landlord agrees to reimburse Tenant for such costs within thirty (30) days after Landlord’s receipt of such paid invoices from Tenant (such costs being herein referred to as the “Compliance List Reimbursement Amount” ). If Landlord does not pay the Compliance List Reimbursement Amount to Tenant in accordance with, and subject to, the terms and conditions of this Sublease and such failure continues for more than ninety (90) days after Landlord’s receipt of Tenant’s demand therefor, accompanied by such invoices, then provided Landlord did not or does not notify Tenant prior to the expiration of such ninety (90) day period that it disputes that such payment (or any portion thereof) is due Tenant in accordance with, and subject to, the provisions of this Sublease, the amount of the Compliance List Reimbursement Amount that Landlord is not disputing, may be deducted from the next installment(s) of Base Rent and Additional Rent payable hereunder until paid in full, and the amount of the Compliance List Reimbursement Amount that Landlord is disputing shall be resolved by arbitration in accordance with Article 34 hereof. Article 49 of this Sublease shall not apply to or limit the Compliance List and Tenant’s rights under this subsection (g).
     4.03 (a) Landlord agrees to pay to Tenant as an allowance towards Tenant’s Work, general construction costs, including cabling and the costs of furniture, fixtures and equipment, in accordance with, and subject to, the provisions of this Section 4.03, the sum of (i) $[***] (the “Base Tenant Allowance” ), plus (ii) $[***] (the “Additional 5th Floor Tenant Allowance” ), plus (iii) $[***] (“Supplemental Tenant Allowance” ), which Base Tenant Allowance and Additional 5th Floor Tenant Allowance are subject to adjustment as provided in this Sublease if Tenant elects to expand or contract the Premises in accordance with the provisions of this Sublease (the Base Tenant Allowance, the Additional 5th Floor Tenant Allowance and the Supplemental Tenant Allowance being herein collectively referred to as the “Tenant Allowance”), provided that at the time Landlord is otherwise obligated to make such payment of the Tenant Allowance or any portion thereof no Event of Default (as hereinafter defined) then exists. Notwithstanding the foregoing, if at the time Landlord would otherwise be obligated to make such payment, but for the fact that at such time an Event of Default exists under this Sublease, Landlord shall become obligated to make such payment when such Event of Default is cured, provided that this Sublease is then in full force and effect and the other conditions to Landlord’s obligation to make such payment remain satisfied. Notwithstanding anything contained in this Sublease to the contrary, no more than fifteen (15%) percent of (x) the Base Tenant Allowance, (y) the Additional 5th Floor

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Tenant Allowance, or (z) $150,000 of the Supplemental Tenant Allowance may be used for architectural, engineering, space planning, expediter and inspection fees, fees for all municipal and other permits, licenses and approvals, moving expenses, telephones and other so-called “soft costs”, including costs that may have been incurred by Tenant prior to the Effective Date (all of the foregoing being herein referred to as the “Soft Costs”).
          (b) (x) Landlord hereby agrees to pay $[***] of the Supplemental Tenant Allowance to Tenant within thirty (30) days after the date on which this Sublease is released from escrow pursuant to that certain escrow agreement of even date herewith relating to this Sublease, and (y) Subject to the provisions of this Section, Landlord hereby agrees to make periodic payments of portions of the balance of the Tenant Allowance to Tenant as Tenant’s Work progresses in amounts equal to the costs eligible to be paid from the Tenant Allowance that have been completed to such date, that (i) have not previously been reimbursed by Landlord and (ii) meet the requirements set forth below in subsections (b)(i)(A), (B) and (C) (the “Payment Conditions”):
               (i) Tenant shall submit to Landlord from time to time, but not more often than once per month and not for less than [***] Dollars ($[***]) in any single request, except for the final request, requisitions (each such requisition being herein referred to as a “Tenant’s Request”) for such periodic payment on AIA Form G702, together with the following:
                    (A) copies of paid receipted invoices from the contractors and subcontractors who performed the portions of Tenant’s Work and other costs that are eligible for reimbursement from the Tenant Allowance, and from the materialmen and suppliers who supplied the materials and supplies referred to in such Tenant’s Request;
                    (B) a certificate from Tenant’s architect or general contractor or construction manager that in such person’s professional judgment such portion of the Tenant’s Work has been substantially completed materially in accordance with the Tenant’s Plans (as such term is defined in Section 13.03 below) and revisions thereto theretofore approved by Landlord; and
                    (C) lien waivers from each contractor, subcontractor, materialman and supplier to the extent of the amount paid to such parties as provided in the preceding Tenant’s Request;
               (ii) Landlord shall not be obligated to pay more than ninety percent (90%) of any Tenant’s Request until all Tenant’s Work is substantially complete, at which time Landlord shall pay the retainage.

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

               (iii) A certificate from Tenant that, to Tenant’s knowledge, such portion of the Tenant’s Work has been performed in compliance with the applicable provisions of this Sublease; and
               (iv) With respect to the final Tenant’s Request, Tenant shall have delivered to Landlord as-built drawings and copies of balancing reports. If some of the as-built drawings are not available or balancing reports are not yet complete, Tenant shall deliver them when completed. Tenant shall use reasonable diligence to deliver all such reports to Landlord within thirty (30) days thereafter.
          (c) Landlord shall have the right from time to time to enter the Premises for the purpose of verifying that such portion of Tenant’s Work covered by Tenant’s Request has been performed materially in accordance with the Tenant’s Plans and revisions thereto theretofore approved by Landlord or otherwise to inspect Tenant’s Work, either by Landlord’s designated project manager or by Landlord’s architect or by an independent architect retained by Landlord at Landlord’s sole cost and expense. Such inspections shall be performed during business hours on Business Days, upon reasonable prior notice from Landlord to Tenant, which notice may be oral and shall be conducted in the presence of a representative of Tenant. Landlord shall use commercially reasonable efforts not to interfere or delay Tenant’s Work during any such inspections. Provided the Payment Conditions have been satisfied, within thirty (30) days after Landlord’s receipt of Tenant’s Request together with the accompanying documentation as set forth above, Landlord shall pay to Tenant the amounts shown on such Tenant’s Request.
          (d) Following the substantial completion of Tenant’s Work, if any Tenant Allowance remains unfunded to Tenant on [***], then, provided that Tenant is not in monetary default under this Sublease after the giving of notice, the remaining portion of the Tenant Allowance shall be credited to Tenant against the Base Rent and Additional Rent next coming due under this Sublease following such [***]. Under no circumstance shall the payments and credits set forth in this Section 4.03 exceed the amount of the Tenant Allowance. Any disputes under this Section 4.03 shall be resolved by arbitration pursuant to Article 34 thereof.
          (e) If Landlord does not pay any installment of the Tenant Allowance to Tenant when due in accordance with, and subject to, the terms and conditions of this Sublease and such failure continues for more than five (5) Business Days after notice from Tenant that same is overdue, then provided Landlord did not or does not notify Tenant prior to the expiration of said five (5) Business Day period that it disputes that such payment is due Tenant in accordance with, and subject to, the provisions of this Sublease, the amount of the Tenant Allowance that is so properly due but not paid, plus interest on the balance of such amount from time to time outstanding, from the date such amount was due through the date next preceding the date of which such

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

amount is fully deducted (as hereinafter provided), at an annual interest rate equal to the rate described in clause (ii) of subsection 30.01(b) below, shall be deducted from the next installment(s) of Base Rent and Additional Rent payable hereunder until paid in full.
ARTICLE 5
ADJUSTMENTS OF RENT
     5.01 For the purpose of this Sublease:
          (a) “Taxes” shall mean Real Estate Taxes as defined in the Existing Superior Lease. If any assessment is paid by Landlord in installments, then only the installments paid by Landlord in a given Tax Year, together with interest thereon if Landlord is obligated to pay interest to a Governmental Authority, shall be included in “Taxes” for such Tax Year.
          (b) “Tax Year” shall mean the fiscal year for which Taxes are levied by the applicable Governmental Authority.
          (c) “First Tax Year” shall mean the Tax Year immediately succeeding the Base Tax Year.
          (d) “Tax Payment” shall mean Tenant’s Proportionate Share multiplied by the amount, if any, by which the Taxes for the subject Tax Year payable by Landlord exceed the Base Taxes, but in no event shall the Tax Payment be less than zero.
          (e) “Tenant’s Projected Tax Payment” shall mean for the First Tax Year, a [***]% increase to the Base Taxes, multiplied by Tenant’s Proportionate Share, and for the immediately following Tax Year and each and every Tax Year thereafter, a [***]% increase to the Tax Payment for the Tax Year immediately preceding the subject Tax Year, which Tenant’s Projected Tax Payment shall be applied to the Tax Payment for the subject Tax Year, as more particularly provided in subsection 5.02(b) below.
          (f) “Reduction Benefits” shall mean a partial or full tax exemption in connection with Existing Lessor’s application with the New York City Department of Finance pursuant to the ICIP Program, as more fully set forth in the Existing Superior Lease, or any other real estate tax exemption, abatement, reduction or benefit having the effect of reducing or deferring Taxes or reducing the assessed value of the Building or the tax rate (other than proceedings, such as tax certiorari proceedings, pursuant to which Landlord or the Existing Lessor disputes or contests the amount of Taxes or the

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

assessed valuation of the Building or the Land). “Taxes” shall be determined without taking into account any Reduction Benefits (i.e., “Taxes” shall be determined as if no Reduction Benefits existed).
     5.02 (a) Commencing with the First Tax Year, and continuing thereafter throughout the balance of the Term, Tenant shall pay, as Additional Rent, the Tax Payment for such Tax Year and for each and every Tax Year thereafter that occurs (in whole or in part) during the Term, as more particularly provided in subsection 5.03(a) below. The Tax Payment shall be prorated, if necessary, to correspond with the portion of the Tax Year occurring during the Term.
          (b) If Landlord escrows for Taxes with the holder of a superior lease or superior mortgage, then on account of Tenant’s obligations to pay the Tax Payment, commencing on [***], and continuing thereafter for the period that Landlord escrows for Taxes, Tenant shall pay, in equal monthly installments, the Tenant’s Projected Tax Payment for the First Tax Year and for each and every Tax Year thereafter that occurs (in whole or in part) during the Term. Tenant’s Projected Tax Payment(s) shall be set forth in a statement furnished to Tenant, which statement shall be accompanied by a copy of the tax bill or notice of assessment for the Tax Year immediately preceding the subject Tax Year and shall set forth Landlord’s calculation of the Tenant’s Projected Tax Payment for the subject Tax Year. As of the first (1st) day of each and every Tax Year occurring during the Term, the Tenant’s Projected Tax Payment shall be adjusted. However, if Tenant has not been furnished with the statement described above prior to the first (1st) day of the Tax Year in question, then Tenant shall continue to pay the Tenant’s Projected Tax Payment for the immediately preceding Tax Year until such time as Tenant is furnished with a new statement. Thereafter, commencing on the first (1st) day of the first calendar month immediately succeeding the date Tenant is furnished with the new statement, the Tenant’s Projected Tax Payment shall be adjusted and Tenant shall pay same in accordance with such statement until it is again furnished with a new statement. In addition, on such first (1st) day of said first calendar month, Tenant shall pay in a lump sum, retroactive to the first (1st) day of the Tax Year, the difference between (i) the Tenant’s Projected Tax Payment that would have been payable had Tenant been furnished with a statement prior to the first (1st) day of the Tax Year, and (ii) the amount of Tenant’s Projected Tax Payments actually paid for such period, all as set forth in the statement.
     5.03 (a) After Landlord receives the tax bill or notice of assessment for the subject Tax Year, Tenant shall be furnished with a statement, which statement shall be accompanied by the tax bill or notice of assessment for the subject Tax Year and shall set forth the Tax Payment for the subject Tax Year; the amount of Tenant’s Projected Tax Payments paid by Tenant for the subject Tax Year (if applicable); the amount of any overpayment or underpayment of the Tax Payment (i.e., the difference between the Tax Payment and the amount of Tenant’s Projected Tax Payment paid by Tenant, if

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

applicable); and Landlord’s calculation of the Taxes due or, if applicable, Tenant’s Projected Tax Payment for the next Tax Year, which Tenant’s Projected Tax Payment shall be paid in accordance with Section 5.02 above. If such statement indicates an underpayment of the Tax Payment, Tenant shall pay to Landlord the amount of the underpayment within thirty (30) days after Tenant is furnished with such statement. If such statement indicates an overpayment of the Tax Payment, and Tenant is not then in monetary default under this Sublease after the giving of notice, then Landlord shall refund promptly the overpayment to Tenant, or, at Tenant’s election, apply the overpayment to the next installment(s) of the rents due under this Sublease. If Tenant’s Projected Tax Payment are not due in monthly installments pursuant to Section 5.02(b), then Tenant shall not be required to pay the Tax Payment to Landlord more than thirty (30) days prior to the date that Taxes are payable by Landlord.
          (b) Each statement, notice and bill given or furnished by, or on behalf of, Landlord under this Article is hereinafter called a “Tax Statement.” If the Taxes for the subject Tax Year are increased or decreased after a Tax Statement therefor has been given to Tenant, or if the Base Taxes are increased or decreased after Tax Statement for a Tax Year has been given to Tenant, Landlord shall give Tenant a revised Tax Statement for the subject Tax Year and the Tax Payment for the Tax Year in question shall be adjusted accordingly. If the revised Tax Statement is given to Tenant after the commencement of the subject Tax Year and after Tenant has made the applicable Tax Payment, Tenant shall, within thirty (30) days after the date the revised Tax Statement is given to Tenant, pay to Landlord an amount equal to the difference between the Tax Payment indicated in the revised Tax Statement for the subject Tax Year and the Tax Payment theretofore paid by Tenant for the subject Tax Year (if the Tax Payment indicated in the revised Tax Statement for the subject Tax Year is greater than the Tax Payment indicated in the original Tax Statement (and any prior revised Tax Statements) for the subject Tax Year), or, if Tenant is not then in monetary default under this Sublease after the giving of notice, Landlord shall promptly refund to Tenant the difference between the Tax Payment indicated in the original Tax Statement (and any prior revised Tax Statements) for the subject Tax Year and the Tax Payment indicated in the revised Tax Statement for the subject Tax Year (if the Tax Payment indicated in the revised Tax Statement for the subject Tax Year is less than the Tax Payment indicated in the original Tax Statement (and any prior revised Tax Statements) for the subject Tax Year) or, at Tenant’s option, credit any amounts owed to Tenant against the next payments of rent due under this Sublease. Landlord’s obligation to refund such overpayment shall survive the expiration or earlier termination of this Sublease. Every Tax Statement (including revised Tax Statements) given to Tenant shall be conclusive and binding upon Tenant, unless Tenant shall notify Landlord within one (1) year after the Tax Statement in question is given to Tenant that Tenant disputes the correctness of the computations made thereon, specifying the particular respects in which such computations are claimed to be incorrect. Pending the resolution of such dispute, Tenant shall, within thirty (30) days after it is given such disputed Tax Statement, pay any Additional Rent due in accordance therewith, but such payment shall be without prejudice to Tenant’s position. If the dispute shall be resolved in Tenant’s favor, and Tenant is not then in monetary default under this

Sublease, Landlord shall, within thirty (30) days after receiving Tenant’s demand therefor, pay Tenant the amount of Tenant’s overpayment of the Additional Rent, if any, resulting from compliance with the disputed Tax Statement or, at Tenant’s option, credit any amounts owed to Tenant against the next payments of rent due under this Sublease. Notwithstanding the foregoing, if at the time Landlord would otherwise be obligated to make such payment, but for the fact that at such time Tenant is in monetary default under this Sublease beyond any applicable notice and cure period, Landlord shall become obligated to make such payment when such monetary default is cured, provided that this Sublease is then in full force and effect and the other conditions to Landlord’s obligation to make such payment remain satisfied.
     5.04 (a) Notwithstanding the fact that the Tax Payment is measured by an increase in Taxes, such increase is Additional Rent and shall be paid by Tenant as herein provided regardless of the fact that Tenant may be exempt, in whole or in part, from the payment of any taxes by reason of Tenant’s diplomatic or other tax exempt status or for any other reason whatsoever. In addition to the foregoing, if the Taxes for any Tax Year are payable to the taxing authority on an installment basis and Landlord pays Taxes due on an installment basis, Landlord may serve such demands upon, and the Tax Payment with respect to such Tax Year shall be payable by, Tenant on a corresponding installment basis in accordance with the terms of Section 5.03(a).
          (b) In no event whatsoever related to the Tax Payment shall the Base Rent be reduced below the Base Rent amounts set forth in subsection 1.04(a).
     5.05 Only Landlord shall be eligible to contest the Taxes or the assessed valuation of the Building or the Land, or to institute tax reduction or other proceedings to reduce the Taxes or such assessed valuations, or to negotiate for a reduction in such assessed valuations prior to the issuance of a tax bill or notice of assessment (all of the foregoing being collectively referred to as the “Tax Reduction Actions”). If Landlord takes any Tax Reduction Action, then Tenant shall pay to Landlord, within thirty (30) days after Landlord’s demand therefor, Tenant’s Proportionate Share of the actual and reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred or paid by Landlord in taking the Tax Reduction Action (such costs and expenses being herein referred to as the “Tax Reduction Expenses”) but only to the extent of savings realized by Tenant. If Landlord receives a refund of Taxes for any Tax Year in respect of which Tenant has made a Tax Payment, and Tenant is not then in monetary default under this Sublease beyond any applicable notice and cure period, Landlord shall reimburse to Tenant (or at Tenant’s option, credit Tenant against the next payments of rent due under this Sublease) Tenant’s Proportionate Share of such refund, less Tenant’s Proportionate Share of the Tax Reduction Expenses attributable to such refund, except to the extent Tenant has already paid to Landlord Tenant’s Proportionate Share of the Tax Reduction Expenses attributable to such refund. Notwithstanding the foregoing, if at the time Landlord would otherwise be obligated to make such reimbursement, but for the fact that at such time Tenant is in monetary default under this Sublease, Landlord shall become obligated to make such reimbursement when such monetary default is cured, provided that this Sublease is then in full force and effect and the other conditions to Landlord’s obligation to make such reimbursement remain satisfied. Landlord’s obligations to refund any sums pursuant to this Section 5.05 shall survive the expiration or earlier termination of this Sublease.
     5.06 For the purposes of this Sublease and determining “Operating Expenses”:
          (a) “Operating Expenses” shall mean expenses incurred or paid by Landlord in connection with the operation, management, maintenance and repair of the Real Property and otherwise to observe, perform and comply with all of its obligations under this Sublease, including:
               (i) Salaries, wages, medical, surgical and general welfare benefits, pension payments and other fringe benefits of employees of Landlord or Landlord’s managing agent engaged in the operation and maintenance of the Building (the salaries and other benefits aforesaid of such employees servicing the Building shall be comparable to those of employees servicing buildings similar to the Building, located in the Borough of Queens, and if such employees shall service other buildings, only the share of the salaries and benefits representing compensation for work in the Building shall be included in Operating Expenses);
               (ii) Payroll taxes, worker’s compensation, uniforms and dry cleaning for the employees referred to in subdivision (i);
               (iii) The cost of all charges for steam, heat, ventilation, air conditioning and water (including sewer rental) furnished to the Building and/or used in the operation of all of the service facilities of the Building and the cost of all charges for electricity furnished to the public and service areas of the Building and/or used in the operation of all of the service facilities of the Building including any taxes on any of such utilities;
               (iv) All charges and premiums for insurance in respect of the Real Property and/or Landlord’s interest therein, including liability, property damage and loss rent insurance, as well as any escalations in insurance costs due from Landlord to the Existing Lessor pursuant to the terms of the Existing Superior Lease. If Landlord maintains a blanket or global insurance plan covering other property in addition to the Real Property, Landlord shall be permitted to make fair and reasonable allocations of the cost of such blanket or global insurance plan to the Real Property, for inclusion within Operating Expenses;
               (v) The cost of all building and cleaning supplies for the Building and the charges for telephone for the Building’s management office;
               (vi) The cost of all charges for management, security, cleaning and service contracts for the Building, provided, however, that any such management, security, cleaning or other services for the purposes of inclusion in “Operating Expenses,” shall not be in excess of the competitive charges for the same service then being paid by owners or managing agents of similarly situated comparable buildings in the Borough of Queens (and if no managing agent is employed by Landlord or if the managing agent that is employed by Landlord or an affiliate of the managing agent is the leasing agent for the Building, there shall be included in Operating Expenses a sum equal to a management fee that would be charged by a reputable, third-party and nationally or regionally recognized management company (assuming said company or an affiliate thereof is not the leasing agent for the Building), to be determined based upon what such types of companies are then charging to manage buildings comparable in size, age and upgrade to the Building in the same area in the Borough of Queens as the Building, but not in excess of 2.5% of all rents collected from tenants or other occupants of the Building);
               (vii) The cost of rentals of capital equipment which results in savings or reductions in Operating Expenses but only to the extent of the savings realized in such year;
               (viii) The cost incurred in connection with the maintenance and repair of the Building; and
               (ix) Expenditures for capital improvements (1) which are required by any Legal Requirement becoming effective after the Commencement Date, or (2) which are intended, in good faith, to result in a reduction in the amount of Operating Expenses in excess of the cost of such capital improvement. The cost of such capital improvements shall be included in Operating Expenses for the Expense Year (as defined in subsection (f) below) in which the costs are incurred and subsequent Expense Years, amortized on a straight line basis, over the longer of ten (10) years or the unexpired balance of the initial Term of this Sublease; and
               (x) Any charges of the same characterization as Operating Expenses hereunder, without duplication, which are payable by Landlord to the Existing Lessor under the Existing Superior Lease, to the extent not applicable to Landlord’s personal use as an occupant of the Building.
          (b) Landlord may use related or affiliated entities to provide services (including management services) or furnish materials for the Building, provided that the rates or fees charged by such entities are competitive with those charged by unrelated or unaffiliated entities in the same area in the Borough of Queens as the Building, for the same services or materials;
          (c) Provision in this Sublease for a cost or expense to be Landlord’s cost or expense (or sole cost or expense), or at Landlord’s cost or expense (or sole cost or expense) shall not affect the inclusion thereof in “Operating Expenses” to the extent the same would otherwise constitute Operating Expenses under this Section 5.06;
          (d) “Operating Expenses” shall not include:

               (i) Taxes;
               (ii) Leasing and brokerage commissions in connection with leasing or attempting to lease in the Building;
               (iii) Salaries, fringe benefits and other compensation of personnel above the grade of building manager;
               (iv) The cost of any electricity furnished to the Premises or any other space leased, leasable or occupied (including space occupied by Landlord or a Landlord Party) in the Building;
               (v) Except as provided in subsection 5.06(a)(ix), the cost of any repair or replacement, alteration, addition or change which is a capital expenditure under GAAP consistently applied;
               (vi) The cost of items, including overtime HVAC, which are reimbursable to Landlord or for which Landlord is or is entitled to be compensated by any other party including this Tenant (except pursuant to provisions similar in intent to Sections 5.06 through 5.11 hereof for the payment of a share of the costs of operating the Building) or which are provided to Landlord as tenant under the Existing Superior Lease;
               (vii) The cost of repairs or replacements incurred by reason of fire or other casualty, condemnation or the negligence of Landlord;
               (viii) Advertising and promotional expenditures and any other expense incurred in connection with the renting of space;
               (ix) Legal and other professional or consulting fees incurred in disputes with the Existing Lessor or tenants and legal, arbitration and auditing fees other than legal, arbitration and auditing fees reasonably incurred (A) in connection with the maintenance and operation of the Building or (B) in connection with the preparation of statements required pursuant to rental escalation provisions;
               (x) Depreciation of the Building, equipment or other improvements;
               (xi) Mortgage debt service (including interest and amortization), rent payable under the Existing Superior Lease and other ground rents (except for any amounts thereof that would be included in Operating Expenses or Taxes pursuant to this Article 5), and any recording or mortgage tax or expense in connection therewith;
               (xii) The cost to prepare a space in the Building for occupancy by a tenant (including Landlord or a Landlord Party), including painting and decorating, or any cash or other consideration paid by Landlord on account of, with respect to, or in lieu of such preparation;

               (xiii) Lease buy-outs, takeover costs and related expenses;
               (xiv) General and administrative overhead of Landlord not specifically allocated to the operation, maintenance or repair of the Real Property;
               (xv) Costs incurred with respect to a sale of all or any portion of the Building or any interest therein or in connection with the purchase or sale of any air or development rights;
               (xvi) Any interest, fine, penalty or other late charges payable by Landlord that results from Landlord’s failure to perform any of its obligations under this Sublease;
               (xvii) Except as otherwise expressly provided in this Article 5 to the contrary, franchise, income, transfer, gains, inheritance, personal property or other tax imposed on Landlord;
               (xviii) The cost of the acquisition, removal or installation of any art;
               (xix) The cost of performing work or furnishing services at Landlord’s expense to or for any tenant other than Tenant, or for the benefit of Landlord in any premises within the Building retained by Landlord for its own use, to the extent such work or service is in excess of any work or service Landlord is obligated to provide to Tenant or generally to other tenants in the Building at Landlord’s expense;
               (xx) Financing costs in connection with any financing or refinancing of the Building, including, without limitation, points, commitment fees, broker’s fees, and legal fees and expenses;
               (xxi) The cost of any items reimbursable by insurance, by warranty, by award in condemnation, or by other tenants of the Building;
               (xxii) Any cost stated in Operating Expenses representing an amount paid to a Landlord-related corporation or entity which is in excess of the amount which would be paid in the absence of such relationship;
               (xxiii) The cost of correcting defects in the construction of the Building or in the Building equipment, except the conditions resulting from ordinary wear and tear shall not be deemed defects for the purpose of this category;
               (xxiv) The cost of any repair made by Landlord to remedy damage caused by, or resulting from, the negligence of willful act or omission of Landlord, its agents, servants, contractors or employees or of other tenants in the Building or payments to any person seeking recovery for negligence or other torts committed by Landlord or its agents;

               (xxv) Any insurance premium to the extent that Landlord is entitled to be reimbursed therefor by Tenant pursuant to this Sublease or by any other occupant of the Building pursuant to its lease (except pursuant to provisions similar to Sections 5.06 through 5.11 hereof or other escalation provisions designed to reimburse Landlord for increases in the cost of operating the Building);
               (xxvi) Brokerage commissions, legal, space planner’s, architect’s, and other professional fees and expenses incurred in procuring tenants for the Building and/or preparing, negotiating and executing leases, amendments, terminations and extensions or in resolving any disputes with tenants and other occupants or enforcing lease or lease related obligations, including, without limitation, court costs;
               (xxvii) The costs incurred by Landlord in connection with the transfer or disposition of the Land or Building or any ground, underlying or overriding lease, including, without limitation, transfer, deed and gains tax, whether or not such transaction is consummated;
               (xxviii) The costs incurred to correct any misrepresentation by Landlord to Tenant or to any other tenant of the Building;
               (xxix) Bad debt loss, rent loss or reserves for either;
               (xxx) The damages payable by Landlord for its failure to perform any of its covenants, agreements, representations, warranties, guarantees or indemnities made under this Sublease or any other lease for space in the Building (other than the cost to perform such covenants, agreements, representations, warranties, guarantees or indemnities, to the extent such cost would otherwise be included in “Operating Expenses” pursuant to another provision of this Sublease), except to the extent such failure directly results from the act or omission or Tenant, in which event such damages shall be included in “Operating Expenses”;
               (xxxi) Any costs, fines, interest or penalties payable by Landlord due to violations by Landlord of any applicable Requirement with which Landlord is obligated to comply pursuant to this Sublease, except to the extent such failure directly results from the act or omission or Tenant or any third-party;
               (xxxii) The costs incurred in the removal, abatement or other treatment of Hazardous Materials present in the Building or on the Land to the extent such Hazardous Materials existed on the date hereof and were required to be remediated or removed pursuant to applicable Requirements in effect on the date of this Sublease;
               (xxxiii) All costs associated with Landlord’s political, civic or charitable contributions;
               (xxxiv) The costs relating to withdrawal liability or unfunded pension liability under the Multi-Employer Pension Plan Act or similar law.

               (xxxv) Expenses for any item or service which Tenant pays directly to a third party or separately reimburses Landlord;
               (xxxvi) A property management fee in excess of, or in addition to, the property management fee provided for in Section 5.06(a)(vi);
               (xxxvii) Salaries of (i) employees above the grade of Building manager and (ii) that portion (which allocation shall be made by Landlord in a commercially reasonable manner) of employee expenses for employees whose time is not spent directly and solely in the operation of the Real Property;
               (xxxviii) Landlord’s general corporate overhead and administrative expenses;
               (xxxix) Expenses related to retail stores and any specialty service (except that expenses related to the Building Amenities may be included, to the extent not recovered through direct charges to customer, provided that in no event shall a charge (or an imputed charge) for use of space in the Building occupied by Building Amenities be included);
               (xl) Reserves;
               (xli) Any and all costs incurred by Landlord to comply with any Requirement in effect on the Commencement Date;
               (xlii) The salaries of any employees engaged to operate the conference center, cafeteria, fitness center or the grab and go food service; and
               (xliii) Any increase in costs incurred by Landlord directly related to an upgrade in the Building’s LEED certification in effect as of the Commencement Date, except to the extent any such increase was required by Requirements or was the result of repairs or alterations required by Requirements.
          (e) If during all or part of the Base Expense Year (as hereinafter defined) or any other Expense Year, Landlord shall not furnish any particular item(s) of work or service (the cost of which would otherwise constitute an Operating Expense hereunder) to office portions of the Building due to the fact that (i) less than 95% of the RSF of the Building is occupied or leased, (ii) such item of work or service is not required or desired by the tenant of such portion, or (iii) such tenant is itself obtaining and providing such item of work or service, then, for the purposes of computing Operating Expenses, the amount for such item and for such period shall be deemed to be increased by an amount equal to the additional costs and expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such item of work or services to such portion of the Building or to such tenant. In addition, in the event any portion of the Building is covered by a warranty or service agreement at any time during the Base Expense Year and to the extent the Building is not covered by such warranty or service agreement during a subsequent Expense Year, the Base Operating Expenses shall be deemed increased by such amount as Landlord would have incurred during the Base Expense Year with respect to the items or matters covered by the subject warranty, had such warranty or service agreement not been in effect at the time during the Base Expense Year;
          (f) “Expense Year” shall mean each calendar year occurring in whole or in part during the Term hereof after the Base Expense Year;
          (g) “Expense Payment” shall mean Tenant’s Proportionate Share multiplied by the amount, if any, by which the Operating Expenses for the subject Expense Year exceeds the Base Expenses, but in no event shall the Expense Payment be less than zero; and
          (h) “Tenant’s Projected Expense Payment” shall mean, for each Expense Year after the Base Expense Year, Landlord’s reasonable good-faith estimate of the Expense Payment for the Expense Year in question, based upon Landlord’s reasonable good-faith estimate of the Operating Expenses for the Expense Year in question (and, for the first Expense Year after the Base Expense Year, based upon Landlord’s reasonable good-faith estimate of the Base Expenses), which Tenant’s Projected Expense Payment may be adjusted one time by Landlord during the Expense Year in question based on Landlord’s good faith determination that the total actual Operating Expenses for the Expense Year in question (and, for the first Expense Year after the Base Expense Year, based upon Landlord’s good faith determination that the Base Expenses) will be different by more than 5% than the amount originally estimated by Landlord, provided, however, that in no event shall Tenant’s Projected Expense Payment for the first Expense Year after the Base Expense Year, increase by more than 5% above the Operating Expenses for the Base Expense Year, multiplied by Tenant’s Proportionate Share, and in no event shall Tenant’s Projected Expense Payment for each and every Expense Year thereafter, increase by more than 5% above the Expense Payment for the Expense Year immediately preceding the subject Expense Year, unless Landlord can demonstrate that the actual Expense Payments for the Expense Years in question will exceed such 105% amount(s) and provided further that in no event shall Landlord adjust Tenant’s Projected Expense Payment more than one (1) time in any 12-month period. Tenant’s Projected Expense Payment shall be applied to the Expense Payment for the subject Expense Year, as more particularly provided in subsection 5.09 below.
     5.07 After the expiration of the Base Expense Year, Landlord shall furnish Tenant a statement setting forth in reasonable detail the aggregate amount of the Operating Expenses actually incurred by Landlord for the Base Expense Year. After the expiration of each Expense Year after the Base Expense Year, Landlord shall furnish Tenant a statement setting forth in reasonable detail the aggregate amount of the Operating Expenses actually incurred by Landlord for such Expense Year, the correct amount of the Expense Payment for such Expense Year and the amount of Tenant’s payments on account thereof. Each statement furnished under this Section 5.07 is hereinafter referred to as an “Expense Statement.” Within one (1) year after its receipt of an Expense Statement, Tenant shall have the right to request copies of Landlord’s records relating to any item or items of Operating Expenses included on the Expense Statement for such Expense Year. In such event, within twenty (20) days after Landlord’s receipt of such request from Tenant, Landlord shall furnish to Tenant or its representative in New York City such documentation reasonably requested by Tenant or its representative. Tenant agrees that if it is using a representative, such person shall not be engaged on a contingent fee basis.
     5.08 Commencing with the first Expense Year after the Base Expense Year, and continuing thereafter throughout the balance of the Term, Tenant shall pay, as Additional Rent, the Expense Payment for such Expense Year and for each and every Expense Year thereafter that occurs (in whole or in part) during the Term. The Expense Payment shall be prorated, if necessary, to correspond with that portion of an Expense Year occurring within the Term. The Expense Payment shall be paid by Tenant within thirty (30) days after Landlord gives to Tenant the corresponding Expense Statement.
     5.09 On account of Tenant’s obligation to pay the Expense Payment for a given Expense Year, commencing with the first Expense Year after the Base Expense Year, and for each and every Expense Year thereafter occurring in whole or in part during the Term, Tenant shall pay, as Additional Rent, for the then Expense Year, in equal monthly installments (subject to adjustment as herein provided) Tenant’s Projected Expense Payment. If after the expiration of a given Expense Year, the Expense Statement for such Expense Year indicates an underpayment of the Expense Payment, Tenant shall pay to Landlord the amount of the underpayment within thirty (30) days after it is furnished with such statement. If such statement indicates an overpayment of the Expense Payment, and Tenant is not then in monetary default beyond any applicable notice and cure period under this Sublease, then Landlord, at Tenant’s option, shall either refund the overpayment to Tenant within thirty (30) days after the date of such statement, or apply the overpayment to the next installment(s) of rent due under this Sublease. Notwithstanding the foregoing, if at the time Landlord would otherwise be obligated to make such refund, but for the fact that at such time Tenant is in monetary default under this Sublease beyond any applicable notice and cure period, Landlord shall become obligated to make such refund when such monetary default is cured, provided that this Sublease is then in full force and effect. Landlord’s obligations under this Section 5.09 shall survive the expiration or earlier termination of this Sublease.
     5.10 Every Expense Statement, including the Expense Statement for the Base Expense Year, given by Landlord shall be conclusive and binding upon Tenant unless within one (1) year after the receipt of such Expense Statement, Tenant shall notify Landlord that it disputes the correctness of the Expense Statement, specifying the particular respects in which the Expense Statement is claimed to be incorrect. If such dispute shall not have otherwise been settled by agreement within ninety (90) days after Tenant notifies Landlord of the dispute, Tenant shall have the right to submit the dispute to arbitration within thirty (30) days after the expiration of such ninety (90) day period. If Tenant so notifies Landlord of a dispute, Landlord agrees, at no cost or expense to Landlord, to grant Tenant or an accounting firm of reputable quality designated by

Tenant, subject to the provisions of this Article, reasonable access to the books and records of Landlord (other than privileged materials) for the purpose of verifying Operating Expenses incurred by Landlord in the Expense Year in question and the Base Year and to have and make copies of any and all bills and vouchers relating to such dispute; provided, however, Landlord shall be required to give such access to the books and records of Landlord for the purpose of verifying the Base Expenses and/or to have and make copies of any and all bills and vouchers relating to the Base Expenses, only in connection with, and at the time of, Tenant’s dispute, if any, of the Expense Statement for the first Expense Year after the Base Expense Year. Tenant may perform such examination at reasonable times, in the office of Landlord, Landlord’s agent or accountant, which office shall be located in New York City. Tenant agrees that Tenant will not employ, in connection with any review or dispute under this Article 5, any person who is to be compensated on a contingency fee basis. In connection with any such review, audit or dispute, Tenant and its representatives shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord and Tenant, whereby such parties agree not to disclose to any unrelated third party any of the information obtained in connection with such review or audit, or the substance of any admissions or stipulations by any party in connection therewith, or of any resulting reconciliation, compromise or settlement (subject, however, to the disclosure of the information that Tenant or Tenant’s accountant derives from such examination to Tenant’s counsel or other professional advisors that in either case agree to maintain such information in confidence, or to the extent reasonably required by Tenant to enforce Tenant’s rights hereunder, including disclosure to an arbitrator designated in accordance with this Sublease, or as may be required by Legal Requirements). Tenant shall pay the fees and expenses relating to such audit, unless such audit shall determine that the Expense Statement overstated the Tenant’s Expense Payment by more than 5% for such Expense Year, in which case Landlord shall pay such commercially reasonable fees and expenses of the accounting firm designated by Tenant to conduct such audit. Pending the resolution of any dispute, Tenant shall pay to Landlord the Expense Payment payable in accordance with the disputed Expense Statement, within thirty (30) days after Landlord gives same to Tenant, such payment to be without prejudice to Tenant’s position. If the dispute shall be determined in Tenant’s favor, Landlord shall, within thirty (30) days after Tenant’s demand therefor, pay to Tenant the amount of Tenant’s overpayment, if any, of the Expense Payment resulting from compliance with the Expense Statement, or, at Tenant’s option, credit such amounts against the next payments of rent due under this Sublease, in each case, together with interest thereon at the rate of two (2%) percentage points in excess of the Prime Rate.
     5.11 Landlord’s failure to prepare, give or furnish any Tax Statement or Expense Statement, or Landlord’s failure to make a demand, shall not in any way cause Landlord to forfeit or surrender its rights to collect any of the foregoing items of Additional Rent that may have become due during the Term, provided, however, in the event Landlord fails to furnish any Expense Statement within three (3) years following the end of any Expense Year, Landlord hereby waives the right to collect any Expense

Payment with respect to such Expense Year. Landlord’s and Tenant’s obligations and liabilities for the amounts due under this Article shall survive the expiration of the Term.
     5.12 Tenant shall pay to Landlord as Additional Rent, any occupancy tax or rent tax imposed, levied or assessed by any Requirements in respect of rents payable under this Sublease, any sublease of any portion of the Premises, or in respect of the occupancy by Tenant or any Tenant Party of any portion of the Premises, whether now in effect or hereafter enacted, if payable by Landlord in the first instance or hereafter required to be paid by Landlord based upon Tenant’s occupancy of the Premises, but in no event shall Tenant be required to pay an occupancy based tax if Tenant is, itself, paying the same or equivalent occupancy tax to the Governmental Authorities and Landlord is not required to pay such amounts to the extent of such direct payments by Tenant (e.g. if there is an occupancy tax based on the base rent paid by Tenant and such base rent is $[***] per RSF and if Landlord also pays such occupancy tax related to the same RSF based on Landlord’s base rent of $[***] per RSF then Tenant shall not be required to pay Additional Rent for an occupancy tax in excess of the tax based on Tenant’s base rent of $[***] per RSF, less the amount of the occupancy tax paid by Tenant to the Governmental Authority on such RSF, notwithstanding that Landlord pays an occupancy tax on a higher base rent, regardless of whether Landlord pays occupancy tax on the RSF of the Premises); provided, however, that Tenant shall not be required to pay any income, franchise, profits or similar taxes personal to Landlord, except as otherwise provided in Section 5.01(a) hereof.
ARTICLE 6
LETTER OF CREDIT/SECURITY DEPOSIT
     6.01 [***].
     6.02 If [***] Tenant is required to deliver to Landlord a letter of credit as a security deposit as a guaranty for the faithful performance and observance by Tenant of the Tenant’s obligations [***], then the following provisions of this Article 6 shall apply.
            (a) Letter of Credit. Tenant shall deliver to Landlord, [***], a Letter of Credit (as hereinafter defined) in the amount specified in Article 40 as a guaranty for the faithful performance and observance by Tenant of the terms, covenants and conditions of this Sublease. The letter of credit shall be in the form of a clean, irrevocable, non-documentary and unconditional stand-by letter of credit (the “Letter of Credit”) issued by and drawable upon any commercial bank, trust company, national banking association or savings and loan association with offices for banking purposes in the City of New York, New York (the “Issuing Bank”), which has outstanding unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for any outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is either (i) then

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

rated, without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation, “Aa” or better by Moody’s Investors Service and “AA” or better by Standard & Poor’s Rating Service, and has combined capital, surplus and undivided profits of not less than $5,000,000,000 or (ii) is a major money center bank or a clearinghouse bank, such as Citibank, N.A., J.P. Morgan Chase or Wells Fargo that is reasonably acceptable to Landlord. The Letter of Credit shall (a) name Landlord as beneficiary, (b) have a term of not less than one year, (c) permit multiple drawings, (d) be fully transferable by Landlord without the payment of any fees or charges by Landlord, and (e) otherwise be in form and content reasonably acceptable to Landlord. If upon any transfer of the Letter of Credit any fees or charges shall be so imposed, then such fees or charges shall be payable solely by Tenant and the Letter of Credit shall specify that it is transferable without charge to Landlord. If Landlord pays any such fees or charges, Tenant shall reimburse Landlord therefor upon demand. The Letter of Credit shall provide that it shall be automatically renewed, without amendment or need for any other action, for consecutive periods of one year each thereafter during the Renewal Term, as the same may be extended (and in no event shall the Letter of Credit expire prior to the 30th day following the expiration date of the Renewal Term) unless the Issuing Bank sends duplicate notices (the “Non-Renewal Notices”) to Landlord by certified mail, return receipt requested (one of which shall be addressed “Attention, Chief Legal Officer” and the other of which shall be addressed “Attention, Chief Financial Officer”), not less than 30 days next preceding the then expiration date of the Letter of Credit stating that the Issuing Bank has elected not to renew the Letter of Credit. Tenant shall provide Landlord with a replacement Letter of Credit at least ten (10) days before the expiration of the Letter of Credit which is then held by Landlord and is expiring. The Issuing Bank shall agree with all beneficiaries, drawers, endorsers, transferees and bona fide holders that drafts drawn under and in compliance with the terms of the Letter of Credit will be duly honored upon presentation to the Issuing Bank at an office location in New York or such other location in the United States customarily used by such bank for presentation. The Letter of Credit shall be subject in all respects to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590.
          Tenant shall have the right from time to time to substitute a new Letter of Credit that meets the requirements of this Article 6 from a different Issuing Bank that nevertheless meets the requirements for an Issuing Bank set forth in this Section 6.02. Upon Tenant tendering the new Letter of Credit to Landlord, Landlord shall promptly return the then existing Letter of Credit to Tenant.
          (b) Application of Proceeds of Letter of Credit. If an Event of Default by Tenant occurs in the payment or performance of any of the terms, covenants or conditions of this Sublease, including the payment of rent, Landlord shall have the right by sight draft to draw, at its election, all or a portion of the proceeds of the Letter of Credit and thereafter hold, use, apply, or retain the whole or any part of such proceeds, (x) to the extent required for the payment of any rent or any other sum as to which an Event of Default has occurred, including (i) any sum which Landlord may expend or may be required to expend by reason of Tenant’s default, and/or (ii) any damages to which Landlord is entitled pursuant to this Sublease, whether such damages accrue before or after summary proceedings or other reentry by Landlord and/or (y) as cash proceeds to guaranty Tenant’s obligations hereunder, unless and until Tenant delivers to Landlord a substitute Letter of Credit which meets the requirements of this Article 6, provided at such time no Event of Default by Tenant has occurred and is continuing, in which event Landlord shall have no obligation to accept such substitute Letter of Credit and shall have the right to retain the cash proceeds. If Landlord applies any part of the cash proceeds of the Letter of Credit, Tenant shall promptly thereafter amend the Letter of Credit to increase the amount thereof by the amount so applied or provide Landlord with an additional Letter of Credit in the amount so applied, so that Landlord shall have the full amount thereof on hand at all times during the Renewal Term. If Tenant shall comply with all of the terms, covenants and conditions of this Sublease, the Letter of Credit or the cash proceeds thereof, as the case may be, shall be returned to Tenant within thirty (30) days after the expiration date of this Sublease and after delivery of possession of the Premises to Landlord in the manner required by this Sublease.
     (c) Transfer. Upon a sale or other transfer of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit or the cash proceeds to its transferee. With respect to the Letter of Credit, within ten (10) Business Days after notice of such transfer, Tenant, at its sole cost, shall (if required by Landlord) arrange for the transfer of the Letter of Credit to the new landlord, as designated by Landlord in the foregoing notice or have the Letter of Credit reissued in the name of the new landlord. Upon such transfer, Tenant shall look solely to the new landlord for the return of the Letter of Credit or the cash proceeds and thereupon Landlord shall without any further agreement between the parties be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the Letter of Credit or the cash proceeds to a new landlord. Tenant shall not assign or encumber or attempt to assign or encumber the Letter of Credit or the cash proceeds and neither Landlord nor its successors or assigns shall be bound by any such action or attempted assignment, or encumbrance
ARTICLE 7
SUBORDINATION, NOTICE TO LESSORS AND MORTGAGEES
     7.01 This Sublease, and all rights of Tenant hereunder, are and shall be subject and subordinate in all respects to all ground leases (including the Existing Superior Lease), overriding leases and underlying leases of the Land and/or the Building now or hereafter existing and to all mortgages which may now or hereafter affect the Land and/or the Building and/or any of such leases, whether or not such mortgages shall also cover other lands and/or buildings, to each and every advance made or hereafter to be made under such mortgages, and to all renewals, modifications, replacements and extensions of such leases and such mortgages and spreaders and consolidations of such mortgages, provided, however, Tenant’s subordination to any superior lease (as hereinafter defined) not in existence on the Effective Date shall be conditioned upon Tenant’s receipt of a commercially reasonable

SNDA (as defined in Section 7.04) from the holder of such superior lease. Tenant agrees to execute and deliver any instrument that Landlord, the lessor of any such lease (including the Existing Superior Lease) or the holder of any such mortgage or any of their respective successors in interest may reasonably request to evidence such subordination within fifteen (15) days after such request. The leases to which this Sublease is, at the time referred to, subject and subordinate pursuant to this Article, including the Existing Superior Lease, are hereinafter sometimes referred to as “superior leases,” the mortgages to which this Sublease is, at the time referred to, subject and subordinate are hereinafter sometimes referred to as “superior mortgages,” and the lessor of a superior lease or its successor in interest at the time referred to is sometimes hereinafter referred to as a “lessor.”
     7.02 In the event of any act or omission of Landlord that would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Sublease, or to claim a partial or total eviction, or entitle Tenant to any abatement or offset against the payment of rent, Tenant shall not exercise such right (a) until it has given written notice of such act or omission or the accrual of such claim or right, to the holder of each superior mortgage and the lessor of each superior lease in each case whose name and address shall previously have been furnished to Tenant, and (b) until the expiration of the period of time provided in this Sublease for the Landlord to cure the condition giving rise to Tenant’s right.
     7.03
          (a) If the lessor of a superior lease (including the Existing Superior Lease), the holder of a superior mortgage (or its designee), purchaser at a foreclosure sale or transferee under a deed-in-lieu of foreclosure shall succeed to the rights of Landlord under this Sublease, whether through possession or foreclosure action or delivery of a new lease or deed, or if a superior lease shall terminate or be terminated for any reason, then, at the election and upon demand of the party so succeeding to Landlord’s rights, as the successor owner of the property of which the Premises is a part, or as the mortgagee in possession thereof, or otherwise (such party, owner or mortgagee being herein sometimes called the “successor landlord”), Tenant shall attorn to and recognize such successor landlord as Tenant’s landlord under this Sublease, and shall promptly execute and deliver any instrument that such successor landlord may reasonably request to evidence such attornment. Upon such attornment, this Sublease shall continue in full force and effect as, or as if it were, a direct lease between the successor landlord and Tenant, upon all of the executory terms, conditions and covenants as are set forth in this Sublease and shall be applicable after such attornment, except that the successor landlord shall not be:
               (i) liable for any previous act or omission of Landlord (or any of its predecessors-in-interest) under this Sublease, it being understood, however, that the person becoming the successor landlord shall be liable for the future performance of any such acts or omissions upon its becoming successor landlord, excluding monetary claims against Landlord (or any of its predecessors-in-interest), to the extent that (A)

such acts or omissions continue as a default under this Sublease after Tenant’s attornment to such successor landlord, (B) Tenant gives the successor landlord notice thereof, and (C) the act or omission has not been corrected within thirty (30) days after the later of (x) the giving of such notice and (y) the end of the period to which Landlord is entitled to cure such condition under this Sublease, which thirty (30) day period shall be extended for a reasonable period in the case of a condition which cannot with due diligence be corrected within a period of thirty (30) days, except that such liability shall only exist for the period that such person is the Landlord under this Sublease;
               (ii) subject to any credits, offsets, claims, counterclaims, demands or defenses which Tenant may have against Landlord (or any of its predecessors in interest), provided that if the acts or omissions that gave rise to such credits, offsets, claims, counterclaims, demands or defenses continue after (A) Tenant’s attornment to such successor landlord, and (B) Tenant gives the successor landlord notice thereof and the act or omission entitling Tenant to such credits, offsets, claims, counterclaims, demands or defenses has not been corrected within thirty (30) days after the later of (x) the giving of such notice and (y) the end of the period to which Landlord is entitled to cure such condition under this Sublease, which thirty (30) day period shall be extended for a reasonable period in the case of a condition which cannot with due diligence be corrected within a period of thirty (30) days, such successor landlord shall be subject to such credits, offsets, claims, counterclaims, demands or defenses;
               (iii) bound by any previous modification of this Sublease or by any previous prepayment of more than one month’s Base Rent, unless such modification or prepayment shall have been expressly approved in writing by the lessor of the superior lease or the holder of the superior mortgage through or by reason of which the successor landlord shall have succeeded to the rights of Landlord under this Sublease or if Landlord was entitled to make such modification or prepayment without the approval of the lessor of the superior lease or the holder of the superior mortgage;
               (iv) liable for the obligations of Landlord under this Sublease for any period of time other than such period as such successor landlord holds such interest;
               (v) responsible for any monies owing by Landlord to the credit of Tenant, other than Tax Payments, Expense Payments or the Tenant Allowance; and
               (vi) required to remove any person occupying the Premises or any portion thereof and any tenant or occupant occupying the Expansion Space, ROFO Space, Supplemental Space or Additional Space.
          (b) The foregoing provisions shall inure to the benefit of any successor landlord, shall apply to the tenancy of Tenant notwithstanding that this Sublease may terminate upon the termination of the superior lease, and shall be self-operative upon any such demand, without requiring any further instrument to give effect to said provisions. Tenant, however, upon demand of any successor landlord, agrees to execute, from time to time, a commercially reasonable instrument in confirmation of the foregoing provisions, satisfactory to Tenant and such successor landlord, in which Tenant shall acknowledge such attornment. Nothing contained in this Section shall be construed to impair any right, privilege or option of any successor landlord or, except as otherwise provided in this Sublease, to impair any right, privilege or option of Tenant. Subject to all of the limitations on Landlord’s obligations and liabilities provided for in this Sublease, nothing contained in this Section shall be construed to release Landlord from its obligations to Tenant pursuant to this Sublease.
          (c) At the option of the Existing Lessor, on the termination of the Existing Superior Lease pursuant to an “Event of Default” under the Existing Superior Lease or otherwise, Tenant shall attorn to, or shall enter into a direct lease on the terms of this Sublease with, the Existing Lessor for the balance of the unexpired term of this Sublease, provided, that, notwithstanding anything to the contrary contained in this Sublease, the Existing Lessor shall not be: (1) liable for any previous act or omission of Landlord, as landlord under this Sublease unless such act continues as a default under this Sublease after the Tenant’s attornment to the Existing Lessor and is the obligation of the landlord under this Sublease; (2) responsible for any monies owing by Landlord to the credit of Tenant, except to the extent that the Existing Lessor is in possession of, or has control over, such monies; (3) subject to any offsets, claims, counterclaims, demands or defenses which Tenant may have against Landlord; (4) bound by any payments of rent which Tenant might have made for more than one (1) month in advance to Landlord; (5) bound by any covenant in this Sublease to either (A) undertake or complete any construction of, in or about the Real Property (or any part thereof), (B) undertake or complete any construction of, in or about the Premises (or any part thereof), or (C) provide any money, by way of an allowance to Tenant or otherwise, to or for any such construction; (6) required to account for any security or other deposit hereunder, other any such deposit actually delivered to, or collected by, the Existing Lessor; (7) bound by any amendment or other modification of this Sublease which was entered into in violation of the Existing Superior Lease; or (8) required to remove any person occupying the Premises (or any part thereof) unless the Existing Lessor shall have caused the Premises to be occupied by a person other than Tenant.
     7.04 Without limiting any of the provisions of this Article 7, and subject to and in accordance with Section 7.4 of the Existing Superior Lease and Section 7.02 of this Sublease, upon the prior written request of Tenant, Landlord agrees in good faith to request and to use commercially reasonable efforts to obtain and deliver to Tenant a Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) for the benefit of Tenant, which SNDA shall be in recordable form and of the content then utilized by the Existing Lessor, which shall provide, in substance, that as long as Tenant is not in default in the payment of Base Rent or Additional Rent, or any other term, covenant or condition of this Sublease, beyond any applicable notice and cure period and provided Tenant attorns to the Existing Lessor under the terms and provisions of this Sublease, (a) its rights as Tenant hereunder shall not be affected or terminated, (b) its possession of the Premises shall not be disturbed, and (c) no action or proceeding shall be commenced to remove or evict Tenant. For the purposes of this Section 7.04,

“commercially reasonable efforts” shall not be interpreted to require Landlord to enter into any agreement other than the SNDA or undertake to pay or otherwise confer or to actually pay or otherwise confer anything of value to or for the benefit of a third-party (including, without limitation, Existing Lessor) other than the reimbursement to such superior lessor or superior mortgagee of expenses incurred or a review or processing fee charged by such superior lessor or superior mortgage, to guarantee any obligation, or to otherwise modify any of its obligations under the Existing Superior Lease. Landlord’s failure or inability to obtain or deliver to Tenant an SNDA (despite using such commercially reasonable efforts) shall not be a default by Landlord and shall not entitle Tenant to exercise any rights or remedies whatsoever. Whether or not Tenant obtains an SNDA from the Existing Lessor, subject to all of the limitations on Landlord’s obligations and liabilities provided for in this Sublease, nothing contained in this Article shall be construed to release Landlord from its obligations to Tenant pursuant to this Sublease, including Landlord’s obligation to pay the Tenant Allowance in accordance with, and subject to, the applicable provisions of this Sublease.
     7.05 Whether or not Tenant attorns to the Existing Lessor or otherwise, subject to all of the limitations on Landlord’s obligations and liabilities provided for in this Sublease, nothing contained in this Article shall limit Tenant’s right to first proceed against Landlord for any monetary or other violation of this Sublease, and Tenant shall have no obligation to initiate or pursue remedies against the Existing Lessor or other successor landlord.
ARTICLE 8
QUIET ENJOYMENT
     8.01 So long as no Event of Default or any of the events or occurrences described in Section 25.01 hereof exists and is continuing, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Term without disturbance by or from Landlord and any person claiming by through or under Landlord, including, without limitation, Existing Lessor and the holders of superior leases and superior mortgages, in accordance with, and subject to all of the terms, covenants and conditions of this Sublease.
ARTICLE 9
ASSIGNMENT AND SUBLETTING
     9.01 (a) Except as otherwise expressly permitted in this Article 9, Tenant, for itself, its heirs, distributees, executors, administrators, legal representatives, successors and assigns, expressly covenants that it shall not assign, mortgage, or encumber this Sublease or any of its rights, interests or estates hereunder or in the Premises, sublet the Premises or any part thereof, or suffer or permit the Premises, or any part thereof, to be used, occupied or operated by others for desk space, mailing privileges or any other purpose, or suffer or permit any of the other transactions or events described in this sentence by operation of law or otherwise, without the prior written consent of Landlord in each instance, which consent may be given or withheld by Landlord in its sole and absolute discretion, and if any of the foregoing transactions or events occur without Landlord’s consent (except in those instances where, pursuant to the express provisions of this Article, the transaction does not require Landlord’s consent or approval) same shall be null and void. If this Sublease be assigned, or if the Premises or any part thereof be sublet or occupied by any person other than Tenant, Landlord may collect rent from the assignee, subtenant, or occupant, and apply the net amount collected to the rent herein reserved, but no assignment, subletting, occupancy, or collection shall be deemed a waiver of the provisions hereof, the acceptance of the assignee, subtenant, or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. Landlord’s consent to an assignment or subletting shall not, in any wise, be construed to relieve Tenant from obtaining Landlord’s express written consent to any further assignment or subletting. In no event shall any permitted subtenant assign or encumber its sublease, further sublet all or any portion of its sublet space, or otherwise suffer or permit the sublet space, or any part thereof, to be used, occupied or operated by others, except as otherwise expressly set forth in Section 9.16 hereof, and in no event shall any assignment instrument or sublease be amended, modified or terminated, without Landlord’s prior written consent in each instance, except that Landlord’s consent shall not be required for any amendment or modification of any assignment or sublease that is solely ministerial in nature or does not otherwise amend or modify the transaction in question in any material or substantive manner, provided that a copy of the ministerial and/or non-material and non-substantive amendment or modification is given to Landlord no more than ten (10) Business Days after the effective date thereof, without prejudice to Landlord’s right to claim that the amendment or modification in question amended or modified the transaction in a material or substantive manner. For the purposes of this Sublease, the entering into of any management, operating agreement or any agreement in the nature thereof transferring control of the Premises (or any portion thereof), including the use, occupancy and/or disposition thereof, or control of the operation or management of the business being conducted in the Premises or any portion thereof, to a person other than Tenant (or a permitted subtenant, as the case may be), or otherwise having substantially the same effect, including a so-called “take-over agreement” in respect of the Premises or Tenant’s interest therein or in this Sublease, shall not be permitted. For the purposes of clarification, retaining the services of an outside vendor or manager to manage specific departments or services of Tenant at the Premises, such as Tenant’s office services department or messengers, or, during the Renewal Term, if any, in accordance with, and subject to, the provisions of Section 2.12(b) hereof, a cafeteria in the RP Cafeteria Space, a fitness center in the FC Space and a conference center in the CC Space (to the extent such portions of the Building are a part of the Renewal Premises and such amenities are being operated in such portions of the Renewal Premises) shall not be a violation of the preceding sentence. In addition, under no circumstances shall a partial assignment of Tenant’s interest in the Premises or in this Sublease be permitted.
          (b) As used in this Article, the word “control,” (including the derivations of the word “control,” such as “controlling” “controlled by” or “under common control with” or words of like import) shall mean: (i) ownership of more than

50% of the outstanding voting capital stock of a corporation or more than 50% of the beneficial interests of any other entity or (ii) the ability effectively to control or direct the business decisions of such corporation or entity. The term “Related Entity” shall mean an entity which directly or indirectly controls, is controlled by or is under common control with Tenant.
     9.02 (a) For the purposes of this Article a “Material Sublease” means a sublease (i) whose term (including all extensions and renewals thereof, regardless of whether or not the right or the option to so extend or renew is exercised) is to end on a date that is during the last two (2) years of the Term, and (ii) where the aggregate area of the Premises that is to be covered by such sublease (including all portions of the Premises which the prospective subtenant may sublease pursuant to any rights or options set forth in the sublease or otherwise, regardless of whether or not such rights or options are exercised) comprises seventy-five (75%) percent (or more) of the RSF of the Premises, including (A) the aggregate area of the Premises covered by all other subleases and other occupancy agreements then in effect (regardless of whether or not the terms thereof have commenced), including all portions of the Premises which the subtenant or other occupant under such subleases or other occupancy agreements then in effect may sublease or occupy pursuant to any rights or options set forth in its sublease, occupancy agreement or otherwise, regardless of whether or not such rights or options are exercised, and (B) the aggregate area of the Premises covered by all other subleases theretofore submitted to Landlord for approval, which such approval is pending, including all portions of the Premises which the prospective subtenant may sublease pursuant to any rights or options set forth in its proposed sublease, regardless of whether or not such rights or options are exercised. In determining whether a sublease is a Material Sublease, the portions of the Premises covered by the sublease in question, including the portions of the Premises described in clauses “(A)” and “(B)” of the preceding sentence, shall not be counted more than one (1) time. Such other subleases and other occupancy agreements then in effect, if any, are herein referred to as the “Existing Subleases” and such pending subleases are herein referred to as the “Pending Subleases.”
          (b) Unless (i) Tenant first complies with the provisions of subsection (c) below, and (ii) the A/S Recapture Period (as hereinafter defined) expires and Landlord has not exercised any Landlord’s Option (as hereinafter defined), Tenant shall not be permitted to assign this Sublease or sublet all or portions of the Premises pursuant to a Material Sublease, or, except as expressly provided in subsection (d) below, request Landlord’s approval thereof or consent thereto.
          (c) (i) If Tenant shall, at any time or times during the Term, desire to assign this Sublease or sublet all or portions of the Premises pursuant to a Material Sublease to, in either case, any person other than a Related Entity pursuant to Section 9.11(c) hereof, then Tenant shall give notice to Landlord of Tenant’s desire to assign this Sublease or enter into a Material Sublease, which notice (the “A/S Recapture Notice”) shall set forth the following information (the “A/S Recapture Information”): (A) whether Tenant desires (x) to dispose of the entire Premises, either pursuant to an assignment of this Sublease or a subletting, pursuant to a Material Sublease, of all of the Premises not subject to Existing Subleases or Pending Subleases (it being understood and agreed that with respect to a disposition described in this clause “(x),” Tenant may (but shall not be obligated to) specify in the A/S Recapture Notice that such disposition may be pursuant to either an assignment of this Sublease or a Material Sublease), or (y) to sublet less than all of the Premises pursuant to a sublease that would constitute a Material Sublease (when taking into account Existing Subleases and Pending Subleases), in which case (under this clause “(y)”) the A/S Recapture Notice shall include a floor plan(s) indicating the portions of the Premises intended to be sublet pursuant to such sublease, it being understood and agreed that Tenant must specify in the A/S Recapture Notice whether the desired disposition will be pursuant to clause “(x)” or “(y),” but not both, and (B) the anticipated effective date of the desired assignment or the anticipated commencement date of the desired subletting (which effective date or commencement date shall be not less than thirty-five (35) days after the giving of the A/S Recapture Notice), which anticipated effective date or commencement date is hereinafter referred to as the “A/S Recapture Surrender Date.” (The date on which Landlord receives the A/S Recapture Notice and all of A/S Recapture Information is herein referred to as the “A/S Recapture Notice Date”). In the case of a desired assignment, the entire Premises is herein referred to as the “A/S Recapture Space.” In the case of a desired sublease, the portion(s) of the Premises that is/are proposed to be demised under the Material Sublease is/are herein referred to as the “A/S Recapture Space,” except that if the desired transaction is a disposition of the entire Premises pursuant to a Material Sublease of all of the Premises not subject to Existing Subleases or Pending Subleases, then, at Landlord’s election, the “A/S Recapture Space” shall be the entire Premises, or the entire Premises less the portions thereof covered by the Existing Subleases, or the entire Premises less the portions thereof covered by the Pending Subleases.
               (ii) Each A/S Recapture Notice (including an A/S Notice in lieu of an A/S Recapture Notice or an A/S Notice in connection with the rescission and revocation of an A/S Recapture Notice, in either case pursuant to the provisions of subsection (d) below) given to Landlord with respect to a desired assignment of this Sublease or a desired Material Sublease shall be deemed an irrevocable offer from Tenant to Landlord (except as otherwise expressly provided in subsection (d) below) whereby Landlord may, at its option (hereinafter referred to as “Landlord’s Option”), terminate this Sublease with respect to the A/S Recapture Space. Landlord’s Option may be exercised by Landlord by notice (the “Landlord’s Option Notice”) to Tenant at any time during the fifteen (15) Business Day period (the “A/S Recapture Period”) commencing on the A/S Recapture Notice Date (as the A/S Recapture Period may hereafter be extended pursuant to the provisions of this subsection (c)), and through the last day of the A/S Recapture Period Tenant shall not assign this Sublease nor sublet any portion of the Premises. If within such fifteen (15) Business Day period, Landlord fails to give the Landlord’s Option Notice or waive (in writing) Landlord’s Option, the A/S Recapture Period shall be extended until Tenant gives to Landlord a second (2nd) A/S Recapture Notice that specifically identifies the first (1st) A/S Recapture Notice and includes a copy thereof and the corresponding A/S Recapture Information, and contains substantially the following statement in bold and CAPITAL letters: “THIS IS A SECOND A/S RECAPTURE NOTICE WITH RESPECT TO TRANSACTION DESCRIBED HEREIN. IF LANDLORD FAILS TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER TENANT GIVES THIS NOTICE TO LANDLORD, THEN THE A/S RECAPTURE PERIOD WITH RESPECT TO SUCH TRANSACTION SHALL EXPIRE ON THE LAST DAY OF SUCH FIVE (5) BUSINESS DAY PERIOD.” If Landlord fails to give the Landlord’s Option Notice within five (5) Business Days after Tenant gives to Landlord said second (2nd) A/S Recapture Notice, the A/S Capture Period for the transaction in question shall expire on the last day of such five (5) Business Day period.
          (d) At Tenant’s option, in lieu of giving an A/S Recapture Notice with A/S Recapture Information in connection with a desire to assign this Sublease or sublet all or portions of the Premises pursuant to a Material Sublease, Tenant may give to Landlord an A/S Notice with all of the required A/S Information (as such terms are defined in Section 9.05 below), provided such A/S Notice contains substantially the following statement in bold and CAPITAL letters: “THIS A/S NOTICE ALSO CONSTITUTES AN A/S RECAPTURE NOTICE PURSUANT TO THE PROVISIONS OF SECTION 9.02(d) OF THE SUBLEASE,” in which event all of the provisions of this Article 9 with respect to an A/S Recapture Notice shall apply to such A/S Notice as if same were an A/S Recapture Notice, and in furtherance of the foregoing, the term “A/S Recapture Information” shall be deemed to mean the A/S Information, the term “A/S Recapture Notice Date” shall be deemed to mean the date on which Landlord receives the A/S Notice and all of A/S Information, the term “A/S Recapture Surrender Date” shall be deemed to mean the effective date or commencement date of the proposed assignment or sublease (which effective date or commencement date shall, notwithstanding anything to the contrary contained in Section 9.05 below) be not less than thirty-five (35) days after the giving of the A/S Notice), and the “A/S Recapture Space” shall be as provided above in subsection (c)(i). In addition, if Tenant has given an A/S Recapture Notice and Landlord has not exercised Landlord’s Option, then during the A/S Recapture Period Tenant may rescind and revoke such A/S Recapture Notice by giving to Landlord, in connection with a desire to assign this Sublease or sublet all or portions of the Premises pursuant to a Material Sublease, an A/S Notice with all of the required A/S Information, provided such A/S Notice contains substantially the following statement in bold and CAPITAL letters: “THIS A/S NOTICE ALSO CONSTITUTES AN A/S RECAPTURE NOTICE PURSUANT TO THE PROVISIONS OF SECTION 9.02(d) OF THE SUBLEASE, AND RESCINDS AND REVOKES THE A/S RECAPTURE NOTICE GIVEN TO LANDLORD ON ___________ [TENANT TO INSERT THE APPROPRIATE DATE],” in which event all of the provisions of the preceding sentence shall apply.
     9.03 (a) If Landlord timely exercises Landlord’s Option to terminate this Sublease with respect to A/S Recapture Space that is the entire Premises, then this Sublease and all Related Entity Subleases shall end and expire on the A/S Recapture Surrender Date, and the Base Rent and Additional Rent shall be paid and apportioned to such date.

          (b) If Landlord exercises Landlord’s Option to terminate this Sublease with respect to A/S Recapture Space that is less than the entire Premises, then, (i) this Sublease shall end and expire with respect to A/S Recapture Space on the A/S Recapture Surrender Date, as if, with respect to the A/S Recapture Space only, such expiration date were the Expiration Date; (ii) on or before such expiration date, Tenant shall quit and surrender to Landlord the A/S Recapture Space in the condition and in the manner provided in this Sublease for the surrender of the Premises to Landlord on the Expiration Date, including Tenant’s obligations under Sections 16.13 and 17.05(c) hereof; (iii) from and after the date that this Sublease ends and expires with respect to the A/S Recapture Space the Base Rent and Tenant’s Proportionate Share shall be adjusted, based upon [***], determined pursuant to the provisions of Section 1.01(p) hereof; and (iv) Tenant shall pay to Landlord, as Additional Rent, within thirty (30) days after Landlord’s demand therefor, the reasonable out-of-pocket costs incurred by Landlord in performing the Demising Work (except that Tenant shall not be obligated to pay for any such work in excess of Building Standard work performed by Landlord on other Partial Floors in the Building). The failure of Tenant to quit and surrender to Landlord the A/S Recapture Space in the condition and in the manner provided in this Sublease for the surrender of the Premises to Landlord on the Expiration Date on or before such expiration date shall be a default under this Sublease, entitling Landlord to exercise any or all of its rights and remedies hereunder, and available at law and in equity, other than terminating this Sublease with respect to the remaining portion of the Premises. In addition, Landlord may exercise any or all of Landlord’s rights and remedies under Section 24.02 of this Sublease as if, for the purposes of said Section 24.02, the A/S Recapture Space were the Premises. Furthermore, in the event of such failure, for the purposes of said Section 24.02, the Base Rent and Additional Rent payable by Tenant during the last year of the Term,” as applied to the A/S Recapture Space, shall mean the amounts of the Base Rent and Additional Rent that would have been payable on account of the A/S Recapture Space but for the surrender of the A/S Recapture Space.
     9.04 Intentionally omitted
     9.05 (a) Except as otherwise expressly provided in Sections 9.11, 9.18 or 9.19 hereof, if Tenant shall, at any time or times during the Term, desire to assign this Sublease or sublet all or portions of the Premises (including pursuant to a Material Lease), then Tenant shall give notice thereof to Landlord, which notice (the “A/S Notice”) shall be accompanied by: (i) a statement setting forth, in reasonable detail, the identity of the proposed assignee or subtenant, including the names and addresses of the proposed assignee or subtenant and, except in the case of a proposed assignee or subtenant that is listed and traded on a nationally recognized stock exchange or over-the-counter market, the names and addresses of each of its constituent members, shareholders, partners and/or other principals that own (directly or indirectly) a twenty-five (25%) percent (or more) interest in the proposed assignee or subtenant; (ii)

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

reasonably satisfactory information as to the nature and character of the business of the proposed assignee or subtenant and as to the nature of its proposed use of the Premises; (iii) a fully executed counterpart of the proposed assignment or sublease, the effective or commencement date of which shall be not less than thirty (30) nor more than 180 days after the giving of the A/S Notice, or, in lieu of a fully executed counterpart of the proposed assignment or sublease, an A/S Term Sheet (as such term is defined in subsection (b) below); (iv) the annual financial statements of the proposed assignee or subtenant for its two (2) most recent fiscal years, to the extent annual financial statements have been prepared for the proposed assignee or subtenant (and if annual financial statements have not been prepared for the proposed assignee or subtenant for its two (2) most recent fiscal years, then Tenant shall deliver to Landlord other evidence of financial qualifications that are reasonably satisfactory to Landlord), and (v) if the proposed transaction is an assignment of this Sublease, a Material Sublease or a Substantial Sublease, the current banking, financial and other credit information relating to the proposed assignee or subtenant, reasonably sufficient to enable Landlord to evaluate the financial condition and credit of the proposed assignee or subtenant. The statements and information contained in the A/S Notice, as well as the statements, information and documentation described in all of the items set forth in clauses (i) through (v) above, including, if applicable, the A/S Term Sheet, are herein referred to as the “A/S Information,” and the date on which Landlord receives the A/S Notice and the A/S Information being herein referred to as the “A/S Notice Date”).
          (b) In lieu of the fully executed counterpart of the proposed assignment or sublease described in clause (iii) of subsection (a) above, the A/S Notice may be accompanied by a term sheet or letter of intent (the “A/S Term Sheet”), duly executed by both Tenant and the proposed assignee or subtenant, which sets forth, or which has attached to it a draft of the proposed assignment or sublease which sets forth: (i) whether the desired transaction is an assignment of this Sublease or a subletting of all or portions of the Premises, and if the desired transaction is a subletting of less than the entire Premises, the approximate RSF of the portion(s) of the Premises to be sublet and a floor plan(s) indicating the approximate portion(s) of the Premises to be sublet, including, in both cases, such portions of the Premises in respect of which the subtenant will have an option or right to sublet (to the extent the option space has been agreed to by the parties, otherwise the approximate option space), it being understood and agreed that if the A/S Notice is given pursuant to subsection 9.02(d) above, the RSF and portion(s) of the Premises, including option space shall be more detailed, and not approximate), (ii) the effective date of the proposed assignment or the commencement date and the expiration date of the proposed subletting (which effective date or commencement date shall be not less than thirty (30) days after the giving of the A/S Notice), (iii) in the case of an assignment or sublease, all sums and other consideration to be paid to, or on behalf of, Tenant or Tenant’s designee for, or by reason of, such assignment or sublease, including all sums to be paid for the sale or rental of fixtures, leasehold improvements, equipment, furniture, furnishings and/or other personal property, and in the case of a sublease, the annual rental (or annual rental rate per RSF) payable during the term of the proposed subletting, all additional rent payable under, or with respect to, the proposed sublease, including any additional rent related to increases in real estate taxes or operating expenses for the Building, increases in any price index or wage or labor rate, (iv) the dollar amount of any work which Tenant is willing to perform and/or pay for in the Premises in connection with the transaction in question and/or a reasonably detailed description of the work which Tenant is willing to perform or pay for, (v) any concession or free rent period that Tenant anticipates granting in connection with the transaction in question to the proposed subletting, and (vi) all other material terms and conditions, if any, of the desired transaction agreed to by the parties.
          (c) For the purposes of this Sublease:
               (i) In the case of a sublease, the portion(s) of the Premises that is/are proposed to be demised under the proposed sublease is/are herein referred to as the “A/S Subject Space”;
               (ii) In the case of a proposed assignment, the entire Premises is herein referred to as the “A/S Subject Space”;
               (iii) A “Substantial Sublease” means a sublease (i) whose term (including all extensions and renewals thereof, regardless of whether or not the right or the option to so extend or renew is exercised) is to end on a date that is during the last two (2) years of the Term, and (ii) where the aggregate area of the Premises that is to be covered by such sublease (including all portions of the Premises in respect of which the prospective subtenant may sublease pursuant to any rights or options set forth in the sublease or otherwise, regardless of whether or not such rights or options are exercised), comprises 90,000 (or more) RSF;
               (iv) “A/S Net Worth Test” means (A) the proposed assignee or subtenant (or an Acceptable Guarantor (as hereinafter defined)) has a tangible net worth, as reflected on its financial statements, which financial statements shall be audited and shall include a signed opinion from the proposed assignee’s, the proposed subtenant’s or the Acceptable Guarantor’s, as the case may be, reputable, nationally or regionally recognized independent certified public accountant, that states the financial statements fairly represent the financial condition of the company in question (or, if the proposed assignee, proposed subtenant or Acceptable Guarantor does not have audited financial statements, then the financial statement shall include a statement from a senior officer (or equivalent) of the proposed assignee, proposed subtenant or Acceptable Guarantor, as the case may be, that such financial statements fairly represent the financial condition of the company in question), in an amount equal to fifteen (15), multiplied by the highest annual fixed, minimum or base rent per annum payable under this Sublease, in the case of a proposed assignment or, in the case of a proposed sublease, under the sublease or this Sublease, whichever is greater on a per RSF basis, except that if the proposed assignee or subtenant is a law firm, accounting firm or comparable service providing firm, “A/S Net Worth Test” means the proposed assignee or subtenant has receivables, work in progress, on an annualized basis, and permanent capital, all as reflected on its financial statements, which financial statements shall be audited and shall include a signed opinion from the proposed assignee’s or the proposed subtenant’s, as the case may be, reputable, nationally or regionally recognized independent certified public accountant, that states the financial statements fairly represent the financial condition of the company in question (or, if the proposed assignee or proposed subtenant does not have audited financial statements, then the financial statement shall include a statement from a senior officer (or equivalent) of the proposed assignee or proposed subtenant, as the case may be, that such financial statements fairly represent the financial condition of the company in question), in an amount equal to fifteen (15), multiplied by the highest annual fixed, minimum or base rent per annum payable under this Sublease, in the case of a proposed assignment or, in the case of a proposed sublease, under the sublease or this Sublease, whichever is greater on a per RSF basis, (B) the proposed assignee or subtenant has had the tangible net worth (or the receivables, work in progress and permanent capital, as the case may be), described in the preceding clause “(A)” for at least the three (3) years immediately preceding the effective date or the commencement date of the proposed assignment or subtenant, and (C) reasonably adequate proof thereof the conditions set forth in the preceding clauses “(A)” and “(B)” shall have been furnished to Landlord. If the proposed assignee or subtenant does not satisfy the A/S Net Worth Test as described in the preceding sentence, then the A/S Net Worth Test described in the preceding sentence shall be deemed satisfied if (1) same is satisfied using a multiplier of “five (5),” instead of “fifteen (15),” and (2), the proposed assignee or subtenant deposits with Landlord a security deposit equal to twelve (12) months of the highest fixed, minimum or base rent payable under the sublease to Landlord;
               (v) “Acceptable Guarantor” means (A) a person that is subject to the jurisdiction of all of the courts of the State of New York and of the United States of America for the Southern District of New York, (B) in the case of a proposed assignment, such person is a guarantor of all of the obligations and liabilities of Tenant under this Sublease, or, in the case of a proposed sublease, such person is a guarantor of all of the obligations and liabilities of the proposed subtenant under the sublease in question (including if and when such sublease becomes a direct lease between Landlord and such subtenant, subject to the modifications of such sublease if and when such sublease becomes a direct lease between Landlord and such subtenant), and (C) such person is guaranteeing such obligations and liabilities pursuant to a written guaranty for the benefit of Landlord and, if applicable, Tenant, that has been reasonably approved by Landlord as to form and content; and
               (vi) “A/S Excluded Entity” means all Competitor Entities.
          (d) Provided that (A) Tenant complies with the provisions of this Section 9.05 and, if the proposed transaction is an assignment of this Sublease or a Material Sublease, Tenant complied with the provisions of Section 9.02 above, the A/S Recapture Period expired and Landlord did not exercise any Landlord’s Option, (B) no Event of Default then exists, and (C) neither the proposed assignee, the proposed subtenant or any Affiliate of the proposed assignee or proposed subtenant is an A/S

Excluded Entity, Landlord’s consent (which must be in writing and in a commercially reasonable form that is reasonably satisfactory to Landlord) to the proposed assignment or sublease shall not be unreasonably withheld, conditioned or delayed, provided and upon the condition that (Tenant hereby agreeing that it shall be reasonable for Landlord not to grant its consent to a proposed assignment or subletting if, among other things, any of the following conditions are not satisfied in all material respects):
               (i) The material A/S Information is true, accurate and complete in all material respects;
               (ii) In Landlord’s reasonable judgment the proposed assignee or subtenant is engaged in a business, and the A/S Subject Space will be used in a manner, which (i) is in keeping with the then standards of the Building, and (ii) will not violate any negative covenant which is contained in any superior lease or in any lease of space in the Building executed and delivered on or prior to the date hereof (which restrictions, exclusive use rights and negative covenants are set forth in Exhibit L hereto);
               (iii) the proposed assignee or subtenant is a reputable person of good character and, in the case of a proposed assignment of this Sublease or a Substantial Sublease, the assignee or subtenant, as the case may be, satisfies the A/S Net Worth Test and Landlord has been furnished with reasonable proof thereof;
               (iv) if, on the date that Landlord receives the A/S Notice, Landlord, in Landlord’s reasonable determination, has available for leasing, or expects to have available for leasing during the six (6) month period commencing on such date, space in the Building that is comparable in size to the Premises (in the case of a proposed assignment by Tenant) or comparable in size to the portion of the Premises that Tenant desires to sublet (in the case of a proposed subletting by Tenant), neither (x) the proposed assignee or subtenant nor (y) any person that, directly or indirectly, controls, is controlled by, or is under common control with, the proposed assignee or subtenant or any person who controls the proposed assignee or subtenant, is then an occupant or tenant of any part of the Building, it being understood and agreed that the condition set forth in this subsection (iv) shall only apply if on the date Landlord receives the A/S Notice, the Tenant under this Sublease is not a JetBlue Tenant (as such term is defined in Section 9.11(g) hereof);
               (v) if, on the date that Landlord receives the A/S Notice, Landlord, in Landlord’s reasonable determination, has available for leasing, or expects to have available for leasing during the six (6) month period commencing on such date, space in the Building that is comparable in size to the Premises (in the case of a proposed assignment by Tenant) or comparable in size to the portion of the Premises that Tenant desires to sublet (in the case of a proposed subletting by Tenant), the proposed assignee or subtenant is not a person with whom Landlord is then, or shall have been during the previous six (6) month period, negotiating to lease space in the Building;
               (vi) the proposed assignment agreement or sublease agreement, as the case may be, shall be in form and content reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article, it being agreed that if A/S Notice is accompanied by an A/S Term Sheet in lieu of a fully executed counterpart of the proposed assignment or sublease, and Landlord consents to the proposed assignment or sublease, such consent may be conditioned, among other things, upon the delivery to Landlord, within five (5) Business Days after the effective date of the proposed assignment or commencement date of the proposed sublease, as the case may be, of a fully executed counterpart of the proposed assignment or sublease, as the case may be, that is in form and content reasonably satisfactory to Landlord, which complies with the applicable provisions of this Article and which contains the same or, in Landlord’s reasonable determination, substantially the same, rental, economic and other material terms and conditions as those contained in the A/S Term Sheet, as the case may be, it being understood and agreed that if the fully executed counterpart of the proposed assignment or sublease, as the case may be, so delivered to Landlord is not in form and content reasonably satisfactory to Landlord, does not comply with the applicable provisions of this Article or does not contain the same or, in Landlord’s reasonable determination, substantially the same, rental, economic and other material terms and conditions as those contained in the A/S Term Sheet, as the case may be, Tenant may deliver a revised fully executed counterpart of the proposed assignment or sublease, as the case may be, to Landlord, and if such revised counterpart is delivered within thirty (30) days after Landlord notifies Tenant that the counterpart first delivered to Landlord pursuant to this subsection (vi) does not comply with the provisions of this subsection (vi), Landlord shall notify Tenant within five (5) Business Days after Landlord’s receipt of such revised counterpart as to whether or not such revised counterpart complies with the provisions of this subsection (vi);
               (vii) without Landlord’s written consent, at no time shall there be more than six (6) separately demised spaces on any Base Floor on which the Premises or a portion thereof are located or more than two (2) separately demised spaces on any Tower Floor on which the Premises or a portion thereof are located, in all cases including Tenant and Landlord (or its designee(s));
               (viii) (x) in the case of a proposed assignment of this Sublease or a Material Sublease, the actual effective date of the assignment or the actual commencement date and the expiration date of the proposed subletting, are within one (1) year of the A/S Recapture Surrender Date, (y) in the case of a proposed Material Sublease, the portions of the Premises covered by the Material Sublease (including such portions of the Premises in respect of which the subtenant will have an option or right to sublet) include at least seventy-five (75%) percent of the portions of the Premises (including such portions of the Premises in respect of which the subtenant will have an option or right to sublet) described in the A/S Recapture Notice and A/S Recapture Information furnished to Landlord pursuant to Section 9.02, and (z) in the case of a proposed assignment of this Sublease or a Material Sublease, the A/S Notice Date is not more than 180 days after the A/S Recapture Notice Date, it being understood and agreed that the provisions of this subsection (viii) shall not apply in the case of a proposed assignment of this Sublease or a Material Sublease when an A/S Notice was given in lieu of an A/S Recapture Notice or an A/S Notice was given in connection with the rescission and revocation of an A/S Recapture Notice, in either case pursuant to the provisions of subsection 9.02(d) above;
               (ix) Intentionally omitted; and
               (x) the proposed subtenant or assignee shall not be a Competitor Entity, or an Affiliate thereof, without Landlord’s consent, which consent may be withheld in Landlord’s sole discretion. For purposes of this Article 9, a “Competitor Entity” shall mean any of the ten (10) companies identified by the names, or commonly referred to as, AIG, Aon, AXA, The Hartford, John Hancock, New York Life, Prudential. SunLife, USAA or Northwestern Mutual, and any of said companies’ Affiliates which are in the insurance business or share the name (or a derivative of the name) of any of said companies. Landlord may replace any of the foregoing named Competitor Entities with another company upon notice to Tenant (which notice shall not be given more frequently than two (2) times in any 12-month period, except that if Tenant is already in negotiations with such replacement company at the time of such notice, Tenant shall have one hundred thirty-five (135) days from receipt of such notice to execute such sublease or assignment with such company, before such replacement entity would be deemed a Competitor Entity); and
               (xi) Tenant shall not have: (x) advertised or publicized to the public in any way the availability of the Premises without prior notice to, and approval by, Landlord, which approval shall not be unreasonably withheld or delayed (it being understood and agreed that the mere listing of the availability of the space in question shall not be deemed “advertised or publicized to the public”), nor shall any advertisement state the name (as distinguished from the address) of the Building or the proposed rental, or (y) listed the Premises for subletting or assignment at a rental rate less than the base rent and additional rent at which Landlord is then offering to lease other space in the Building, it being understood and agreed that provided such listing is not at a rental rate that is less than the base rent and additional rent at which Landlord is then offering to lease other space in the Building, Landlord’s approval of such listing shall not be required.
          (e) If within fifteen (15) Business Days after the A/S Notice Date, Landlord fails to respond to Tenant’s request for Landlord’s consent to the proposed assignment or subletting (whether by granting or denying such consent or by requesting any of the additional information or documentation to which Landlord is entitled under this Article 9), Tenant shall have the right to provide Landlord with a second (2nd) written request for consent (a “Second Article 9 Request”) that specifically identifies the proposed transaction and contains substantially the following statement in bold and CAPITAL letters: “THIS IS A SECOND ARTICLE 9 REQUEST

FOR LANDLORD’S CONSENT TO THE PROPOSED TRANSACTION DESCRIBED HEREIN PURSUANT TO THE PROVISIONS OF ARTICLE 9 OF THE SUBLEASE. IF LANDLORD FAILS TO RESPOND WITHIN TEN (10) DAYS AFTER TENANT GIVES THIS NOTICE TO LANDLORD, THEN LANDLORD SHALL BE DEEMED TO HAVE CONSENTED TO THE PROPOSED TRANSACTION DESCRIBED HEREIN.” If Landlord fails to respond to such Second Article 9 Request within ten (10) days after Tenant gives to Landlord the Second Article 9 Request, Landlord shall be deemed to have consented to the proposed transaction only. If Landlord responds to the first request for Landlord’s consent or to the Second Article 9 Request by requesting any of the additional information or documentation to which Landlord is entitled under this Article 9, such request by Landlord shall not invalidate the A/S Notice in question, but the fifteen (15) Business Day period or the ten (10) day period, as the case may be, set forth in this subsection (e) shall commence on the date that Landlord receives such additional information or documentation.
          (f) If Landlord denies its consent to a proposed assignment or sublease, Landlord shall provide Tenant with the reasons for such denial in writing. Any dispute between Landlord and Tenant as to whether Landlord unreasonably withheld or conditioned its consent to a proposed assignment or sublease in those instances where, pursuant to this Article, Landlord’s consent is not to be unreasonably withheld, conditioned or delayed, shall be resolved by expedited arbitration in accordance with the provisions of Article 34 of this Sublease.
     9.06 (a) Tenant shall reimburse Landlord within thirty (30) days after Landlord’s demand, as Additional Rent, for all actual, third-party reasonable costs and expenses that may be incurred or paid by Landlord in connection with all proposed assignments and subleases (including proposed assignments of any subleases and further sublettings by any subtenant), including the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and reasonable third-party legal costs incurred in connection with the reviewing of the proposed assignment or subletting and all of the documents and other information related thereto, and the preparation of Landlord’s consent to the proposed transaction and all related documents (which costs and expenses Tenant covenants and agrees to reimburse to Landlord regardless of whether Landlord consents to the proposed assignment or sublease or whether such consent is required hereunder).
          (b) If Tenant fails to execute and deliver the assignment or sublease to which Landlord consented within eight (8) months after the giving of such consent, then Tenant shall again comply with all of the provisions and conditions of Sections 9.02 (to the extent applicable) and 9.05, before assigning this Sublease or subletting all or part of the Premises.
          (c) With respect to each and every assignment of this Sublease or sublease of all or any portion of the Premises, whether or not consent is required under this Article, the assignment agreement or sublease agreement, as the case may be, shall expressly provide that the assignee’s or subtenant’s use of the Premises or the portion(s) thereof being sublet, as the case may be, is expressly limited to the Permitted Uses and is expressly subject to all of the limitations and restrictions set forth in this Sublease, including all of the provisions of Article 2 above.
     9.07 Each subletting pursuant to this Article (including further sublettings by a subtenant that are expressly permitted by this Article or approved by Landlord) shall be subject to all of the covenants, agreements, terms, provisions and conditions contained in this Sublease. Notwithstanding any subletting and/or acceptance of rent or Additional Rent by Landlord from any subtenant, Tenant shall and will remain fully liable for the payment of the Base Rent and Additional Rent due, and to become due, hereunder, for the performance of all of the covenants, agreements, terms, provisions and conditions contained in this Sublease on the part of Tenant to be performed and for all acts and omissions of any licensee, subtenant, or any other person claiming under or through any subtenant that shall be in violation of any of the obligations of this Sublease, and any such violation shall be deemed to be a violation by Tenant. Tenant further agrees that, notwithstanding any such subletting, no other and further subletting of the Premises by Tenant or any Tenant Party (except as provided in Section 9.04), shall or will be made. If Landlord shall decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise any of its options under Section 9.02, Tenant shall indemnify, defend and hold Landlord harmless from and against any and all losses, liabilities, damages, costs and expenses (including all legal, litigation and courts costs (including attorney’s fees), expenses and disbursements for which Landlord may be liable), that are paid by, imposed upon, incurred by or asserted against, Landlord arising under or out of, or in connection with, or resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease, other than claims made against Landlord by Landlord’s managing agent for the Building in its capacity of Landlord’s managing agent.
     9.08 With respect to each and every sublease or subletting, whether or not consent is required under this Article, it is further agreed that:
          (a) except as otherwise expressly permitted pursuant to Section 9.19, no subletting shall be for a term ending later than one day prior to the last day of the initial Term, and no sublease shall provide for an option on behalf of the subtenant thereunder to extend or renew the term of such sublease beyond the date which is one day prior to the last day of the initial Term;
          (b) no sublease shall be valid, and no subtenant shall take possession of the Premises or any part thereof, if a true, accurate and complete copy of a fully-executed counterpart of such sublease, consistent with the provisions of subsection 9.05(d)(vi) above, has not been delivered to Landlord;
          (c) if there are one (1) or more guaranties of any of Tenant’s obligations under this Sublease, no sublease shall be valid, and no subtenant shall take possession of the Premises or any part thereof, until all guarantors under all guaranties duly execute, acknowledge and deliver to Landlord an amendment to, and/or ratification of, such guaranties, prepared by Landlord, which confirms that such guaranties include and cover Tenant’s obligations under this Sublease with respect to such sublease and is otherwise in full force and effect; and
          (d) each sublease shall provide that it is subject and subordinate to this Sublease and to the matters to which this Sublease is or shall be subordinate, and that, in the event of termination, re-entry, or dispossess by Landlord under this Sublease, Landlord may, at its option, take over all of the right, title and interest of Tenant as sublandlord under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be:
               (i) liable for any previous act or omission of Tenant (or its predecessor in interest) under such sublease, it being understood, however, that Landlord shall be liable for the future performance of any such acts or omissions upon its becoming successor sublandlord, excluding monetary claims against Landlord (or any of its predecessors-in-interest), to the extent that such acts or omissions continue as a default under such sublease after the subtenant’s attornment to Landlord;
               (ii) subject to any credits, offsets, claims, counterclaims, demands or defenses which the subtenant may have against Tenant (or its predecessors in interest);
               (iii) bound by any previous modification of such sublease or by any previous prepayment of more than one month’s rent, unless such modification or prepayment shall have been expressly approved in writing by Landlord;
               (iv) bound by any covenant to undertake or complete any construction of the premises demised to the subtenant or any portion thereof or to perform any other work that Tenant is obligated to perform or to pay for or reimburse the subtenant for any costs incurred in connection with any construction or work;
               (v) required to account for any security deposit of the subtenant other than any security deposit actually delivered to Landlord;
               (vi) liable for the obligations of Tenant under such sublease for any period of time other than such period as Landlord holds such interest;
               (vii) responsible for any monies owing by Tenant to the credit of the subtenant;
               (viii) bound by any obligation to make any payment to the subtenant or grant or be subject to any credits; or

               (ix) bound by any obligation to provide any service or furnish any utility that Landlord is not obligated to provide or furnish under this Sublease to the portion of the Premises demised to the subtenant under such sublease.
     9.09 No assignment shall be valid, and no assignee shall take possession of the Premises or any part thereof, if a true, accurate and complete copy of a fully-executed counterpart of the assignment and assumption agreement, consistent with the provisions of subsection 9.05(d)(vi) above, has not been delivered to Landlord. Any assignment or transfer by Tenant of this Sublease or any assignment or transfer of any of Tenant’s interest herein, whether or not Landlord’s consent is required under this Article, shall be made only if, and shall not be effective until, (a) except in the case of a Controlling Interest Transfer of the type described in clause “(i)” of subsection 9.11(a) below, the assignee executes, acknowledges and delivers to Landlord an agreement, in form and substance comparable to assignment and assumption agreements executed in comparable first class office buildings located in the Borough of Queens and otherwise reasonably satisfactory to Landlord and Tenant, whereby the assignee assumes all of the terms, covenants and conditions of this Sublease on the part of Tenant to be observed, performed or complied with and whereby the assignee or transferee agrees that the provisions contained in Section 9.01 shall, notwithstanding such assignment or transfer, continue to be binding upon it in respect of all future assignments and transfers, and (b) if there are one (1) or more guaranties of any of Tenant’s obligations under this Sublease, all guarantors under all guaranties duly execute, acknowledge and deliver to Landlord an amendment to, and/or ratification of, such guaranties, prepared by Landlord, which confirms that such guaranties include and cover such assignment and is otherwise in full force and effect. The original named Tenant, and all successors-in-interest to the original named Tenant (by assignment or otherwise), covenant that, notwithstanding any assignment or transfer of this Sublease, whether or not in violation of the provisions of this Sublease, and notwithstanding the acceptance of Base Rent and/or Additional Rent by Landlord from an assignee, transferee, or any other party, the original named Tenant and each such successor-in-interest shall remain fully liable for the payment of the Base Rent and Additional Rent and for the other terms, covenants and conditions of this Sublease on the part of Tenant to be observed, performed or complied with.
     9.10 (a) If Landlord shall give its consent to any assignment of this Sublease or to any sublease (or if such consent shall be deemed given pursuant to the provisions of this Article), Tenant shall in consideration therefor, pay to Landlord, as Additional Rent:
                 (i) in the case of an assignment, an amount equal to [***]% of the amount equal to (x) all sums and other consideration (collectively, the “Assignment Consideration”) paid for or by reason of such assignment, whether payable to, or on behalf of, Tenant or any other person (including the direct or indirect owner of an

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

interest in Tenant), by, or on behalf of, the assignee or any other person (including the transferee of a direct or indirect ownership interest in Tenant) (including sums payable for the sale or rental of fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property), less (y) (A) in the case of a sale of Tenant’s equipment, furniture, furnishings or other personal property where a portion of the Assignment Consideration is specifically and expressly allocated to the sale of Tenant’s equipment, furniture, furnishings or other personal property, the then fair market value thereof, up to the portion of the Assignment Consideration specifically and expressly allocated thereto, (B) if substantially all of the Tenant’s Work will remain and be used by such assignee, the sum of (I) the Office Space Unamortized TW Cost (as hereinafter defined) multiplied by the Office Space Assignment Factor (as hereinafter defined), if applicable, plus (II) the Storage Space Unamortized TW Cost (as hereinafter defined) multiplied by the Storage Space Assignment Factor (as hereinafter defined), if applicable (provided, however, if the Premises will be substantially demolished for or by such assignee, no portion of the Office Space Unamortized TW Cost and Storage Space Unamortized TW Cost (collectively, the “Unamortized TW Cost”) shall be deducted), (C) the third-party, out-of-pocket costs and expenses, to the extent reasonable, paid or incurred by Tenant in connection with such assignment, for alteration costs, tenant improvement allowances, advertising, brokerage or consulting fees or commissions, reasonable third-party legal fees, net takeover costs in assuming the assignee’s lease obligations at another location and other customary concessions, and (D) all amounts paid by Tenant to the Existing Lessor in respect of the assignment (the amounts described in clauses (A) through (D) being hereinafter referred to as the “Assignment Expenses”); and
               (ii) in the case of a sublease, an amount equal to [***]% (subject to the provisions of subsection 9.10(i) below) of the amount, in the aggregate, equal to (x) all rents, Additional Rents, charges and other consideration (collectively, the “Subletting Consideration”) paid under the sublease to, or on behalf of, Tenant by, or on behalf of, the subtenant or any other person, to the extent such amounts, in the aggregate, exceed the Base Rent and Additional Rent accruing during the term of the sublease in respect of the subleased space (at the rate per square foot payable by Tenant hereunder) pursuant to the terms hereof (including sums payable for the sale or rental of fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property), after first deducting (y) (A) in the case of the sale of Tenant’s equipment, furniture, furnishings or other personal property where a portion of the Subletting Consideration is specifically and expressly allocated to the sale of Tenant’s equipment, furniture, furnishings or other personal property, the then fair market value thereof, up to the portion of the Subletting Consideration specifically and expressly allocated thereto, (B) if substantially all of the Tenant’s Work in the A/S Subject Space will remain and be used by such subtenant, the sum of (I) the Office Space Unamortized TW Cost multiplied by the Office Space Sublet Factor (as hereinafter defined), if

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

applicable, plus (II) the Storage Space Unamortized TW Cost multiplied by the Storage Space Sublet Factor (as hereinafter defined), if applicable (provided, however, if the A/S Subject Space will be substantially demolished for or by such subtenant, no portion of the Unamortized TW Cost shall be deducted), (C) the third-party, out-of-pocket costs and expenses, to the extent reasonable, paid or incurred by Tenant in connection with such subletting, for alteration costs, tenant improvement allowances, rent concessions, advertising, brokerage or consulting fees or commissions, reasonable third-party legal fees, net takeover costs in assuming the subtenant’s lease obligations at another location and other customary concessions, and (D) all amounts paid by Tenant to the Existing Lessor in respect of the sublease (the amounts described in clauses (A) through (D) being hereinafter referred to as the “Subletting Expenses”). For the purpose of this Sublease, “Subletting Consideration” shall also include all amounts payable to Tenant in connection with the amendment, modification, extension, renewal or termination of the sublease in question.
          (b) The sums payable under subsection 9.10(a) shall be paid to Landlord as and when the Assignment Consideration or Subletting Consideration is paid by, or on behalf, of the assignee, subtenant or any other person, as the case may be (e.g. if monthly sublet rent is $[***] RSF and Tenant’s rent is $[***] RSF, Tenant’s Subletting Expenses are $[***], then Tenant pays nothing to Landlord pursuant to this Section 9.10 for three months and thereafter Tenant shall remit $[***] per month to Landlord). Within ten (10) days after Landlord gives Tenant a written request therefor, Tenant shall deliver to Landlord a statement of the Assignment Consideration and the Assignment Expenses, or the Subletting Consideration and the Subletting Expenses, as the case may be, certified as true, complete and correct by an officer or principal of Tenant. In addition, within ten (10) days after Landlord gives Tenant a written request therefor, Tenant shall provide Landlord with such other reasonable documentation so as to enable Landlord to verify the Assignment Consideration and the Assignment Expenses, or the Subletting Consideration and the Subletting Expenses, as the case may be, and to confirm that the obligations under this Section have been observed, performed and complied with. In the event of any dispute with respect to the Assignment Consideration, the Assignment Expenses, the Subletting Consideration or the Subletting Expenses, such dispute shall be determined by arbitration in accordance with the provisions of Article 34 hereof.
          (c) For the purposes of this Sublease, “Office Space Unamortized TW Cost” means the product of (i) the lesser of (A) the total cost and expense paid or incurred by Tenant (excluding any portion of the Tenant Allowance) as the so-called “hard costs” of the Tenant’s Work with respect to the Office Space in question to third-party contractors, subcontractors, construction managers, suppliers and materialmen that are not Related Entities (as certified to Landlord, without prejudice to Landlord’s right to dispute such certification, in a written statement of an executive officer of Tenant, incurred within two (2) years after the Commencement Date with respect to

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

the initial Office Space and within two (2) years after the date that any subsequent Office Space is added to the premises demised under this Sublease), or (B) $[***] multiplied by the RSF of the Office Space in question, multiplied by (ii) the fraction, the numerator of which is the number of days during the period commencing on the effective date of the assignment in question or the commencement date of the sublease in question, as the case may be, and ending on the last day of the initial Term (in the case of an assignment) or on the last day of the initial term of the sublease (in the case of a sublease), and the denominator of which is the number of days during the period commencing on the Commencement Date with respect to the initial Office Space or the date that any subsequent Office Space is added to the premises demised under this Sublease, and ending on the last day of the initial Term.
          (d) For the purposes of this Sublease, “Storage Space Unamortized TW Cost” means the product of (i) the lesser of (A) the total cost and expense paid or incurred by Tenant as the so-called “hard costs” of the Tenant’s Work with respect to the Storage Space in question to third-party contractors, subcontractors, construction managers, suppliers and materialmen that are not Related Entities(as certified to Landlord in a written statement of an executive officer of Tenant, incurred within two (2) years after the Commencement Date with respect to the initial Office Space and within two (2) years after the date that any subsequent Office Space is added to the premises demised under this Sublease), or (B) $[***], multiplied by the RSF of the Storage Space in question, multiplied by (ii) the fraction, the numerator of which is the number of days during the period commencing on the effective date of the assignment in question or the commencement date of the sublease in question, as the case may be, and ending on the last day of the initial Term (in the case of an assignment) or on the last day of the initial term of the sublease (in the case of a sublease), and the denominator of which is the number of days during the period commencing on the Commencement Date, and ending on the last day of the initial Term.
          (e) The officer’s statements given by Tenant shall be conclusive and binding upon Landlord unless within 180 days after the receipt of a statement Landlord shall notify Tenant that Landlord disputes the correctness of the statement in question. If such dispute shall not have otherwise been settled by agreement within thirty (30) days after Landlord notifies Tenant of the dispute, Landlord shall have the right to submit the dispute to arbitration within one hundred eighty (180) days after the expiration of such thirty (30) day period. If Landlord so notifies Tenant of a dispute, Tenant agrees, at no cost or expense to Tenant, to grant Landlord or an accounting or auditing firm of reputable quality designated by Landlord, subject to the provisions of this Section, reasonable access to the books and records of Tenant (other than privileged materials) for the purpose of verifying the Office Space Unamortized TW Costs and/or Storage Space Unamortized TW Costs, as the case may be, and to have and make copies of any and all bills and vouchers relating to such dispute. Landlord agrees that if it is using a representative, such person shall not be engaged on a

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

contingent fee basis. Landlord may perform such examination at reasonable times, in the office of Tenant, Tenant’s agent or accountant, as reasonably designated by Tenant, Tenant hereby agreeing that the location designated by Tenant shall be in the continental United States. Landlord agrees that Landlord will not employ, in connection with any review or dispute under this Section, any person who is to be compensated on a contingency fee basis. In connection with any such review, audit or dispute, Landlord and its representatives shall execute and deliver to Tenant a confidentiality agreement, in form and substance reasonably satisfactory to Landlord and Tenant, whereby such parties agree not to disclose to any unrelated third party any of the information obtained in connection with such review or audit, or the substance of any admissions or stipulations by any party in connection therewith, or of any resulting reconciliation, compromise or settlement (subject, however, to the disclosure of the information that Landlord or Landlord’s accountant derives from such examination to Landlord’s counsel or other professional advisors that in either case agree to maintain such information in confidence, or to the extent reasonably required by Landlord to enforce Landlord’s rights hereunder or as may be required by Legal Requirements). Landlord shall pay the fees and expenses relating to such audit, unless such audit shall determine that the statement in question overstated the Office Space Unamortized TW Costs or the Storage Space Unamortized TW Costs by more than 5%, in which case Tenant shall pay such commercially reasonable fees and expenses of the accounting or auditing firm designated by Landlord to conduct such audit. Pending the resolution of any dispute, Tenant shall pay to Landlord the Assignment Consideration or Subletting Consideration, as the case may be, payable in accordance with the disputed statement, such payment to be without prejudice to Landlord’s position. If the dispute shall be determined in Landlord’s favor, Tenant shall, within thirty (30) days after Landlord’s demand therefor, pay to Landlord the amount of Tenant’s underpayment, if any, of the Assignment Consideration or Subletting Consideration, as the case may be, resulting from compliance with the statement, together with interest thereon at the rate of two (2%) percentage points in excess of the Prime Rate.
          (f) For the purposes of this Sublease, “Office Space Assignment Factor” means the fraction, the numerator of which is [***], and the denominator is [***].
          (g) For the purposes of this Sublease, “Storage Space Assignment Factor” means the fraction, the numerator of which is [***], and the denominator is [***].
          (h) For the purposes of this Sublease, “Office Space Sublet Factor” means the fraction, the numerator of which is [***], and the denominator is [***].

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

          (i) For the purposes of this Sublease, “Storage Space Sublet Factor” means the fraction, the numerator of which is [***], and the denominator is [***].
          (j) Notwithstanding anything contained in subsection (a)(ii) above to the contrary, Tenant shall not sublet (or, except pursuant to Section 9.17 hereof, otherwise permit the use of by third-parties) any portion of any ROFO Space (as such term is defined in Section 44.01 below) within one (1) year after the date such ROFO Space (or applicable portion) was added to the premises demised under this Sublease, and, with respect to any sublease of all or any portion of ROFO Space which is added to the premises demised under this Sublease, the [***] percentage set forth in said subsection (a)(ii) shall be [***] to [***]%.
          (k) Notwithstanding anything contained in this Sublease to the contrary, if any amounts are payable to the Existing Lessor pursuant to the Existing Superior Lease in respect of any assignment of this Sublease or any sublease (including sub-subleases) of any portion of the Premises, such amounts shall be calculated, and paid by Tenant to the Existing Lessor, in accordance with, and subject to, the applicable provisions of the Existing Superior Lease, regardless of whether, pursuant to the provisions of the Existing Superior Lease, Landlord has the obligation to make such payments. At the election of Landlord, the amounts described in this subsection (j) shall be paid by Tenant to Landlord, in which event Landlord shall pay same to the Existing Lessor.
     9.11 (a) For the purpose of this Article, the following are “Controlling Interest Transfers” to which Section 9.01 shall apply as if any of such Controlling Interest Transfers were an assignment of Tenant’s interest in this Sublease, requiring, among other things, the prior consent of Landlord in accordance with, and subject to, the applicable provisions of this Sublease, except as otherwise expressly provided in subsection (c) below: (i) The issuance or transfer of interests in Tenant or any guarantor of any of Tenant’s obligations under this Sublease (a “Guarantor”) or any person (a “Parent”) that directly or indirectly controls Tenant or any Guarantor (whether stock, partnership interests, interests in a limited liability company or otherwise) to a person or group of related persons, whether in a single transaction or a series of related or unrelated transactions, in such quantities that after such issuance or transfer, control of Tenant, such Guarantor or Parent (as it shall be constituted after giving effect to such issuance or transfer of interests in Tenant, Guarantor or Parent, as the case may be), directly or indirectly, shall have changed, (ii) the merger or consolidation of Tenant, a Guarantor or a Parent into or with any other entity, or (iii) the acquisition by a third-party, of all or substantially all of the assets of Tenant, a Guarantor or a Parent. Any person or legal representative of Tenant, to whom Tenant’s interest under this Sublease passes by operation of law, or otherwise, shall be bound by the provisions of this Article.

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

          (b) For the purposes of this Sublease, (i) an assignment of Tenant’s interest in this Sublease to a Related Entity of Tenant (“Tenant Operating Company”) which is the entity primarily and directly responsible for the day-to-day airline operations of Tenant’s airline business, or the business of the then primary airline of Tenant if Tenant operates more than one airline, is herein referred to as a “Related Entity Assignment,” and (ii) a sublease of all or any portion of the Premises to a Related Entity of Tenant is herein referred to as a “Related Entity Sublease,” it being understood and agreed that no assignment of this Sublease shall be permitted pursuant to this Section 9.11 to a Related Entity of Tenant that is not the Tenant Operating Company or to any Related Entity of Tenant if Tenant is not a JetBlue Tenant or if Tenant is not in the airline business.
          (c) Notwithstanding anything contained in subsection (a) above to the contrary, to the extent Tenant, a Parent or a Guarantor is a corporation listed and traded on a nationally recognized stock exchange or over-the-counter market, a Controlling Interest Transfer in such Tenant, such Parent or such Guarantor of the type described in clause “(i)” of subsection (a) above that is not otherwise the type of Controlling Interest Transfer described in clauses “(ii)” or “(iii)” of said subsection, shall not be deemed an assignment of this Sublease. In addition, (i) a Controlling Interest Transfer of the type described in clause “(ii)” of said subsection (a), (ii) a Controlling Interest Transfer of the type described in clause “(i)” or “(iii)” of said subsection (a) to effectuate the bona fide sale of the business being conducted by Tenant in the Premises (a “Business Sale”), or (iii) a Related Entity Assignment or a Related Entity Sublease, shall not require Landlord’s consent, provided that:
                    (A) At least thirty (30) days prior to the effective date or commencement date, as the case may be, of the proposed assignment or sublease, or within thirty (30) days after the effective date of the Controlling Interest Transfer, as the case may be, Tenant gives to Landlord a notice containing or accompanied by (i) a statement setting forth the identity of the proposed assignee, subtenant or successor Tenant or, as the case may be, including the names and addresses of the proposed assignee, subtenant or successor Tenant, and, except in the case of a proposed assignee, subtenant or successor Tenant that is listed and traded on a nationally recognized stock exchange or over-the-counter market, the names and addresses of each of its constituent members, shareholders, partners and/or other principals that own (directly or indirectly) a twenty-five (25%) percent (or more) interest in the proposed assignee, subtenant or successor Tenant; (ii) reasonably satisfactory information describing, in reasonable detail, the proposed assignment, sublease or Controlling Interest Transfer; and (iii) in the case of an assignment or sublease, a fully executed counterpart of the proposed assignment or sublease, the effective or commencement date of which shall be not less than thirty (30) nor more than 180 days after the giving of such notice, it being understood and agreed that if the notice, in the case of a Controlling Interest Transfer, is given after the effective date thereof and the terms of the Controlling Interest Transfer do not (or are found not to) satisfy the requirements or conditions for the Controlling Interest Transfer to not require Landlord’s consent, as provided in this Section 9.11, then such Controlling Interest Transfer shall be a default under this Sublease, entitling Landlord to exercise any or all of its rights and remedies under, at law and in equity, notwithstanding the fact that it may be impossible or commercially unreasonable or impractical to unwind the Controlling Interest Transfer in question;
                    (B) In the case of a Related Entity Assignment or a Related Entity Sublease, no Event of Default exists on the date Landlord receives the notice described in subsection (A) above;
                    (C) The proposed transaction is primarily for a valid business purpose other than for the purpose of transferring the leasehold estate created hereby;
                    (D) In the case of any Controlling Interest Transfer, immediately after the effective date thereof the Tenant under this Sublease shall have an Acceptable Credit Rating (as hereinafter defined) and reasonable proof that such condition is or shall be satisfied shall have been delivered to Landlord at least ten (10) Business Days prior to the effective date of such Controlling Interest Transfer, Landlord hereby agreeing, if Tenant so requests, to execute and deliver to Tenant a confidentiality agreement, in form and substance reasonably satisfactory to Landlord and Tenant, whereby Landlord and its representatives agree not to disclose to any unrelated third party any of the non-public information contained in such proof, subject, however, to the disclosure of the information that Landlord derives from the examination of such proof to Landlord’s counsel or other professional advisors that in either case agree to maintain such information in confidence, or to the extent reasonably required by Landlord to enforce Landlord’s rights hereunder or as may be required by Legal Requirements;
                    (E) In the case of a Business Sale of assets, Tenant assigns its interest in this Sublease, in accordance with, and subject to, the applicable provisions of this Article, to the person acquiring all or substantially all of the assets of Tenant;
                    (F) In the case of a Related Entity Assignment or a Related Entity Sublease, a reasonably detailed statement detailing the legal and beneficial connection between the Tenant and the assignee or subtenant in question, and establishing that such assignee or subtenant is, in fact, the Tenant Operating Company (in the case of a Related Entity Assignment) or a Related Entity of Tenant (in the case of a Related Entity Sublease), as certified to Landlord, without prejudice to Landlord’s right to dispute such certification, in a written statement of an executive officer of Tenant, shall have been delivered to Landlord at least fifteen (15) days prior to the effective date of any Related Entity Assignment or the commencement date of any Related Entity Sublease;
                    (G) The purposes for which the Tenant under this Sublease from and after the effective date of such Controlling Interest Transfer or Related Entity Assignment, as the case may be, or for which the subtenant under a

Related Entity Sublease from and after the commencement date thereof, shall use the Premises are limited to the Permitted Uses, in accordance with, and subject to, the terms, covenants and conditions of this Sublease;
                    (H) An executed duplicate original of the assignment and assumption agreement (in the case of a Business Sale or Related Entity Assignment) or sublease (in the case of a Related Entity Sublease), which complies with the applicable provisions of this Article, shall be delivered to Landlord within thirty (30) days after the effective date of the Business Sale or Related Entity Assignment or the commencement date of the Related Entity Sublease, said assignment and assumption agreement or sublease, as the case may be, and the terms and conditions of the assignment or sublease satisfy the applicable requirements of this Article;
                    (I) Other than in the case of a Related Entity Assignment or a Related Entity Sublease, within thirty (30) days after Landlord’s request, Tenant shall deliver to Landlord a certified copy of a duly adopted resolution of the board of directors of both Tenant and the assignee in connection with a Business Sale, authorizing the execution, acknowledgment and delivery of said assignment and assumption agreement or sublease, and the transactions contemplated therein, which resolutions may be specific to the transactions relating to this Sublease or may be general and relate to the transaction;
                    (J) Tenant (in the case of a Controlling Interest Transfer, Business Sale or a Related Entity Sublease) or the assignor (in the case of a Related Entity Assignment) shall and will remain fully liable for the payment of the Base Rent and Additional Rent due and to become due under this Sublease and shall not be released from any of its obligations or liabilities under this Sublease and Tenant shall be fully responsible and liable for all acts or omissions of the subtenant (in the case of a Related Entity Sublease) or the assignee (in the case of a Business Sale or Related Entity Assignment) or any person claiming by, through or under Tenant, or such subtenant or such assignee, as the case may be; and
                    (K) Such assignee or subtenant (in the case of a Related Entity Assignment or a Related Entity Sublease), as of the effective date of such assignment or the commencement date of such sublease, as the case may be, and, subject to the provisions of subsection 9.11(d) below, all times thereafter, is a Related Entity; and
          (d) In connection with the information to be provided to Landlord pursuant to this Section, within twenty (20) days after Landlord’s request from time to time, Tenant shall deliver to Landlord a certification from both Tenant and its assignee, in the case of a Related Entity Assignment, and from both Tenant and the subtenant, in the case of a Related Entity Sublease, that Tenant and, the assignee or the subtenant, as the case may be, remains a Related Entity, together with such other information and documentation reasonably requested by Landlord to evidence and substantiate the relationship between Tenant and its assignee, or Tenant and its subtenant, as the case may be. If, at any time after the effective date of a Related Entity Assignment or the commencement date of a Related Entity Sublease, the assignee or subtenant thereunder is no longer a Related Entity, then such event shall be a default under this Sublease, and Tenant’s right to assign this Sublease or sublet the Premises to such person entity pursuant to this Section 9.11 without Landlord’s consent shall be deemed revoked and rescinded, and, if Tenant desires for such person to remain an assignee of Tenant’s interest in this Sublease or a subtenant of the Premises, as the case may be, Tenant shall request Landlord’s consent to assign this Sublease or sublet the Premises to such person pursuant to, and shall follow the procedures set forth in, this Article 9, and all of the provisions of this Article 9 shall apply to such request to assign this Sublease or sublet the Premises to such person, and to the assignment or subletting and sublease, as the case may be, itself (if Landlord consents to such assignment or subletting). If Landlord exercises the Landlord’s Option (to the extent applicable), then, for the purposes of Section 9.03 above, the effective date of the assignment or the commencement date of the sublease, as the case may be, to such person shall be deemed to be sixty (60) days after the date on which Landlord receives the A/S Notice, notwithstanding the fact that such assignment or sublease is already in effect and the term thereof has theretofore commenced. If Tenant fails to give to Landlord an A/S Notice in respect of the assignment or sublease to such person within ten (10) days after such person is no longer a Related Entity, such failure shall be deemed an election by Tenant not to continue such assignment or sublease. If Tenant is deemed to have elected not to continue such assignment or sublease, or if Landlord exercises the Landlord’s Option (if applicable), or if Landlord does not grant its consent to such assignment or sublease pursuant to Section 9.05 above, then, in any of such events, such person shall vacate and surrender the Premises within thirty (30) days after such person is no longer a Related Entity. The failure of such person to so vacate and surrender the Premises within such time period shall be a default by Tenant under this Sublease.
          (e) “Acceptable Credit Rating” shall mean a senior unsecured debt credit rating from Moody’s Professional Rating Service of Caa3 or an equivalent rating from Standard & Poor’s Professional Rating Service or from Fitch’s Inc.
          (f) Except as may otherwise be provided or required in the Existing Superior Lease (inclusive of all amendments thereof through the Third Amendment of the Existing Superior Lease, the provisions of Section 9.10 and Landlord’s Option shall not apply to the transactions contemplated in this Section 9.11 for which Landlord’s consent is not required.
          (g) For the purposes of this Sublease, a “JetBlue Tenant” means (i) the Tenant named in this Sublease (herein referred to as the “Named Tenant”), (ii) the immediate successor entity of the Named Tenant in connection with the merger or consolidation of the Named Tenant, (iii) the assignee of the Named Tenant’s interest in this Sublease who acquired all or substantially all of the assets of the Named Tenant pursuant to a Business Sale, or (iv) the Tenant Operating Company, if the Tenant

Operating Company is the assignee of the Named Tenant’s interest in this Sublease pursuant to a Related Entity Assignment.
     9.12 The joint and several liability of Tenant and any immediate or remote successor in interest to Tenant, and the due performance of the obligations of this Sublease on Tenant’s part to be performed or observed, shall not be discharged, released, or impaired in any respect by any agreement or stipulation made by Landlord extending the time of, or modifying any of the obligations of, this Sublease, or by any waiver or failure of Landlord to enforce any of the obligations of this Sublease.
     9.13 Neither the listing of any name other than that of Tenant, whether on the doors of the Premises, on the Building directory, if any, or otherwise, nor the acceptance by Landlord of any rent, security deposits or other monies from any person other than Tenant, shall operate to vest any right or interest in this Sublease or in the Premises, nor shall it be deemed to be the consent of Landlord to any assignment or transfer of this Sublease, to any sublease of the Premises, or to the use or occupancy thereof by others.
     9.14 Intentionally omitted.
     9.15 (a) If (i) Tenant sublets all or a portion of the Premises in accordance with, and subject to, the provisions of Section 9.05 above for an initial term of at least five (5) years that is also for the then balance of the Term, (ii) the subtenant is not a Related Entity, (iii) all of the conditions set forth in this Sublease with respect to such sublease have been satisfied and no Event of Default exists under this Sublease, (iv) together with the A/S Notice, Tenant requests Landlord to execute and deliver a subordination, non-disturbance and attornment agreement to such subtenant, (iv) Landlord has not exercised Landlord’s Option, and (v) the portion(s) of the Premises so sublet is Acceptable SNDA Sublet Premises (as hereinafter defined), then, within ten (10) Business Days after the Tenant and the subtenant execute and deliver to Landlord a subordination, non-disturbance and attornment agreement in form and content, in all material respects, of the form of subordination, non-disturbance and attornment agreement attached to this Sublease as Exhibit E (such subordination, non-disturbance and attornment agreement being herein referred to as the “Subtenant SNDA”), to the extent permitted under the Existing Superior Lease, Landlord shall execute and deliver the Subtenant SNDA to Tenant and to such subtenant. It shall be a condition to Landlord’s obligations under the Subtenant SNDA and to the rights of the subtenant thereunder, and the Subtenant SNDA shall provide, that (A) on the date (the “Attornment Effective Date”) that the sublease becomes a direct lease between Landlord and the subtenant, (1) the subtenant has at least the Required Subtenant Net Worth (as such term is hereinafter defined), (2) the subtenant has had at least the Required Subtenant Net Worth for at least the three (3) years immediately preceding the Attornment Effective Date, and (3) reasonably adequate proof thereof shall have been furnished to Landlord, or (B) on or before the Attornment Effective Date, there shall have been deposited with Landlord (either by the subtenant or transferred by Tenant) a security deposit equal to not less than twelve (12) months of the highest fixed, minimum or base rent payable under the sublease to Landlord, as modified by the Subtenant SNDA. “Required Subtenant Net Worth” shall mean the tangible net worth of the subtenant, as reflected on the subtenant’s financial statements, which financial statements shall be audited and shall include a signed opinion from the proposed subtenant’s reputable, nationally or regionally recognized independent certified public accountant, that states the financial statements fairly represent the financial condition of the proposed subtenant (or, if the proposed subtenant does not have audited financial statements, then the financial statement shall include a statement from a senior officer (or equivalent) of the proposed subtenant that such financial statements fairly represent the financial condition of the proposed subtenant), in an amount equal to fifteen (15), multiplied by the highest annual fixed, minimum or base rent per annum payable under the sublease to Landlord, as modified by the Subtenant SNDA, except that if the subtenant is a law firm, accounting firm or comparable service providing firm, “Required Subtenant Net Worth” shall mean the receivables, work in progress of the subtenant, on an annualized basis, and permanent capital, as reflected on the subtenant’s financial statements, which financial statements shall be audited and shall include a signed opinion from the proposed subtenant’s reputable, nationally or regionally recognized independent certified public accountant, that states the financial statements fairly represent the financial condition of the proposed subtenant (or, if the proposed subtenant does not have audited financial statements, then the financial statement shall include a statement from a senior officer (or equivalent) of the proposed subtenant that such financial statements fairly represent the financial condition of the proposed subtenant), in an amount equal to fifteen (15), multiplied by the highest annual fixed, minimum or base rent per annum payable under the sublease to Landlord, as modified by the Subtenant SNDA. For the purposes of this Section, “Acceptable SNDA Sublet Premises” means either (x) the entire Premises, (y) a minimum of one (1) entire Tower Floor, or (z) contiguous space on one (1) Base Floor of the Premises containing not less than 25,000 RSF.
          (b) If there are one (1) or more guaranties of any of subtenant’s obligations under its sublease with Tenant, then as an additional condition to Landlord’s obligation to execute and deliver a Subtenant SNDA, all guarantors under said guaranties duly execute, acknowledge and deliver to Landlord an amendment to, and/or ratification of, such guaranties, prepared by Landlord, which confirms that such guaranties include and cover the subtenant’s obligations under the Subtenant SNDA and the sublease, as and when the sublease becomes a direct lease with Landlord, unless, as part of the original sublease transaction, all such guaranties provided, in form and content reasonably satisfactory to Landlord, that as and when the sublease becomes a direct lease with Landlord such guaranties will include and cover the subtenant’s obligations under the Subtenant SNDA and the sublease, and Landlord approved such guaranties in writing.
          (c) Tenant shall reimburse Landlord within thirty (30) days after Landlord’s demand therefor, as Additional Rent, for all reasonable out-of-pocket costs and expenses that may be incurred or paid by Landlord in connection with the preparation, drafting, execution and/or delivery of the Subtenant SNDA, which costs and expenses Tenant covenants and agrees to reimburse to Landlord regardless of whether the Subtenant SNDA is executed or delivered by any of the parties thereto.
          (d) In no event shall Landlord be obligated to execute or deliver a Subtenant SNDA to a Related Entity.
     9.16 (a) Except as otherwise expressly permitted pursuant to Section 9.19, in no event shall any Permitted Subtenant assign or encumber its sublease, further sublet all or any portion of its sublet space, or otherwise suffer or permit the sublet space, or any part thereof, to be used or occupied by others, without Landlord’s prior written consent in each instance, except as otherwise expressly set forth in this Section. For the purposes of this Section, a “Permitted Subtenant” shall mean a person who is occupying all or a portion of the Premises pursuant to a sublease consented to by Landlord pursuant to Section 9.05 above, or pursuant to a Related Entity Sublease; the portion of the Premises being so sublet to a Permitted Subtenant is herein referred to as the “Permitted Sublet Space”; and the sublease pursuant to which a Permitted Subtenant is subletting its Permitted Sublet Space is herein referred to as a “Permitted Sublease.” To the extent Tenant desires, a Permitted Subtenant shall have all of the rights to assign its Permitted Sublease, as Tenant has to assign this Sublease, and all of the rights to sub-sublet all or a portion of its Permitted Sublet Space, as Tenant has to sublet the Premises, as if this Article were incorporated into the Permitted Sublease, in all cases in accordance with, and subject to the provisions of this Section, including subsection (b)(i) below, and in all cases subject to the Existing Superior Lease. In no event, however, shall a sub-subtenant of a Permitted Subtenant assign, mortgage or encumber its sub-sublease or any of its rights or estates thereunder, or further sub-sublet all or any portion of its sub-sublet space, or otherwise suffer or permit its sub-sublet space, or any part thereof, to be used or occupied by others, unless it has complied with the provisions of this Section 9.16. In addition, in no event shall a Permitted Subtenant have any more or greater rights to assign its Permitted Sublease or to sub-sublet its Permitted Sublet Space than Tenant has to assign this Sublease or to sublet the Premises.
          (b) Notwithstanding anything which may be deemed to the contrary contained in this Sublease or in a Permitted Sublease, for each and every proposed (and actual) assignment of a Permitted Sublease and for each and every proposed (and actual) subletting of all or portions of a Permitted Sublet Space, Landlord shall have all of its rights, privileges and benefits under this Article which apply to a proposed (and actual) assignment of this Sublease and a proposed (and actual) subletting of all or portions of the Premises, and to be a Permitted Sublease the sublease in question shall so provide, in form and content reasonably satisfactory to Landlord, whether or not the sublease in question grants to Tenant such rights, privileges and benefits. Therefore, by way of illustration but not limitation:
               (i) The terms “this Sublease,” “Tenant,” “proposed subtenant” and “proposed sublease,” as used in this Article, shall be deemed to mean the

Permitted Sublease, the Permitted Subtenant, the proposed sub-subtenant and the proposed sub-sublease, respectively, where the context requires;
               (ii) As more particularly set forth in Section 9.01 above, and except in accordance with, and subject to, the applicable provisions of this Section 9.16 (including Section 9.16(a) above) and the provisions of the Permitted Sublease which are no more beneficial than those contained in this Section 9.16, the Permitted Subtenant, for itself, its heirs, distributees, executors, administrators, legal representatives, successors and assigns, expressly covenants that it shall not assign, mortgage, or encumber its Permitted Sublease or any of its rights or estates thereunder, sub-sublet the Permitted Sublet Space or any part thereof, or suffer, or permit, the Permitted Sublet Space, or any part thereof, to be used or occupied by others, without the prior written consent of Landlord (and, if the Permitted Sublease provides, Tenant) in each instance as, and to the extent, required by the provisions of this Article 9;
               (iii) All of the conditions set forth in Section 9.05 above shall apply;
               (iv) Tenant, not the Permitted Subtenant, shall be obligated under subsection 9.06(a) above to reimburse Landlord for the costs and expenses referred to in said subsection, as same applies to the proposed sub-sublease and proposed sub-subtenant; and
               (v) [***] of (A) all sums and other consideration (collectively, the “Permitted Sublease A/S Profit”) payable to, or at the direction of, Tenant or any Tenant Party in connection with all assignments of Permitted Subleases and all further sublettings of Permitted Sublet Space, less (B) any portion of the amounts described in clause “(A)” that are paid by Tenant to the Existing Lessor pursuant to the provisions of the Existing Superior Lease, shall be paid to Landlord within thirty (30) days after the Permitted Sublease A/S Profit is paid to, or at the direction of, Tenant or any Tenant Party. Tenant agrees to grant Landlord reasonable access to Tenant’s books and records for the purpose of verifying the Permitted Sublease A/S Profit.
     9.17 (a) For the purposes of this Section, an “Affiliated Person” means a person that has a business relationship with Tenant or a person that is supplying business services to Tenant, which business relationship or business service is directly related to the business of Tenant being conducted by Tenant in the Premises, including the conducting of audits.
          (b) Notwithstanding anything contained in Section 9.01 above to the contrary, but provided this Sublease is in full force and effect, Landlord hereby consents to the use, in common with Tenant, of up to twenty (20%) percent of the RSF of the Premises, in the aggregate and at any given time, by Affiliated Persons solely for

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

office purposes directly related to the business of Tenant being conducted by Tenant in the Premises, such use to be in accordance with, and subject to, the applicable provisions of this Sublease, and for no other purpose, provided, and upon the condition that, the portions of the Premises so used are not separately demised from the balance of the Premises and there be no separate access to or from the Premises for any of the Affiliated Persons, and further provided, and upon the condition that:
               (i) Intentionally omitted;
               (ii) Within ten (10) Business Days after Landlord’s request from time to time, Tenant shall provide to Landlord the names of each of the Affiliated Persons using portions of the Premises, a description of the relationship between Tenant and the Affiliated Person and the activities being conducted by the Affiliated Persons in the Premises;
               (iii) Such use shall be subject to all the terms, covenants and conditions of this Sublease on Tenant’s part to observe and perform, except that no Affiliated Person shall have the right to make any Alterations, assign any right to use or occupy any portion of the Premises or otherwise permit any other person to use any portion of the Premises, and such use shall end on the earlier to occur of the last day of the Term and the date that the subleasehold estate ends with respect to the portion(s) of the Premises that the Affiliated Person(s) is/are using;
               (iv) Such use shall in no way increase, amend, modify or extend Landlord’s obligations or liabilities under this Sublease in any way whatsoever, or diminish, restrict, limit, forfeit or waive any of Landlord’s rights or remedies under this Sublease in any way whatsoever;
               (v) Such use shall in no way give to any Affiliated Person any rights, title or interest in, to or under the Premises or any other portion of the Building and/or Land, or any rights or remedies against Landlord, and Tenant shall indemnify and hold Landlord harmless from and against any and all, actions, proceedings, liabilities, obligations, claims, damages, deficiencies, losses, judgments, suits, expenses and costs (including court costs and reasonable third-party legal fees and disbursements for which Landlord is or may be liable) arising under or out of or in connection with or resulting from such use and occupancy;
               (vi) At no time shall any Affiliated Person pay to or on behalf of Tenant any rent, additional rent or charges for using portions of the Premises, other than charges for the use of any of the support services being provided to it (such as receptionists, secretaries, telecommunications, photocopying, delivery services, etc.);
               (vii) Tenant shall remain fully liable for the payment of Base Rent and Additional Rent due and to become due under this Sublease and for the observance, performance and compliance with all of the terms, covenants and conditions contained in this Sublease on Tenant’s part to observe, perform or comply with, and all acts or omissions by the Affiliated Persons or anyone claiming under or through Tenant or any of the Affiliated Persons which shall be a default under this Sublease, shall be deemed to be a default by Tenant;
               (viii) Such use shall not be deemed a waiver of Landlord’s rights under this Sublease to consent to the use or occupancy of the Premises (or any portion thereof) by any other person or to the assignment of this Sublease or the subletting of the Premises (or any portion thereof);
               (ix) The use by any Affiliated Person of any portion of the Premises shall be deemed an acceptance by such Affiliated Person of all of the terms, covenants and conditions set forth in this Section;
               (x) No later than ten (10) days after any person who is an Affiliated Person ceases being an Affiliated Person, such person shall cease using and occupying all portions of the Premises and shall vacate the Premises; and
               (xi) There shall be no separate identification of any Affiliated Person in the lobby of the Building, on or in the Building directory or in any other portion of the Building open to the public or other tenants or occupants of the Building or visible from outside the Building.
     9.18 Intentionally omitted.
     9.19 (a) In order to obtain sales tax exemptions and other benefits (collectively, the “Incentive Benefits”) from one or more state or local Government Authorities and related public benefit companies, Tenant shall be permitted, contemporaneously with the execution of this Sublease, and in accordance with, and subject to, the provisions of this Sublease, to sublet the entire Premises (but not less than the entire Premises) to a state or local Governmental Authority (such sublease being herein referred to as an “Incentive Sublease”), provided that:
               (i) Immediately after the execution and delivery of the Incentive Sublease, the Governmental Authority which is the subtenant under the Incentive Sublease sub-subleases to Tenant all of the premises demised to the Governmental Authority pursuant to the Incentive Sublease (i.e., the entire Premises) in accordance with, and subject to, the provisions of this Sublease, which sub-sublease to Tenant is hereby permitted and required;
               (ii) The terms of both the Incentive Sublease and such sub-sublease (including any and all renewals and/or extensions thereof) shall automatically end and expire no later than the last day of the Term;
               (iii) Neither the subtenant under the Incentive Sublease nor the sub-subtenant under such sub-sublease shall be entitled to a Subtenant SNDA, and under no circumstances shall Landlord be obligated to recognize or accept any Governmental Authority as a direct tenant or subtenant of Landlord, nor shall any

Governmental Authority have any rights, title or interest in or to any portion of the Real Property after the last day of the Term; and
               (iv) Tenant has obtained the approval of the Existing Lessor to the Incentive Sublease, such sub-sublease, and all other documents, agreements and agreements related thereto (collectively, the “Incentive Documents”).
          (b) If required by the Governmental Authority that is the subtenant under the Incentive Sublease, a memorandum of the Incentive Sublease and of such sub-sublease may be recorded.
          (c) Landlord shall reasonably cooperate with Tenant (without Landlord being required to incur or pay any cost or expense in connection with such cooperation) in Tenant’s attempt to obtain the Incentive Benefits, which cooperation shall include requesting, in good faith, the approval of the Existing Lessor to the Incentive Documents and, to the extent necessary, the execution by Landlord of any applications or other documents reasonably required to be executed by Landlord.
          (d) In the event that at any time or from time to time during the Term, Landlord transfers or sells personal property to Tenant that is or may be subject to the sales and use tax levied by the State of New York and The City of New York, including the transactions concerning FF&E and Abandoned Furniture set forth in Section 4.02 and the possible transactions concerning furniture, fixtures, equipment, personal property and inventory in the Cafeteria Space, FC Space and/or CC Space set forth in Section 18.11, and provided that the Incentive Documents are in effect on the date of any such transaction, then on or before the date that such transaction is completed, Tenant shall execute and deliver to Landlord the letter agreement containing applicable language that is required under the Incentive Documents in the form annexed hereto as Exhibit V. Promptly after Landlord’s receipt of such signed letter agreement, and provided the contents of said letter agreement are accurate, Landlord shall execute such letter agreement and return such fully executed letter agreement to Tenant.
          (e) Tenant shall pay, before the imposition of any fines, penalties or other late charges or interest, all sales tax, if any, payable in connection with the transfers and sales described in subsection (d) above. In addition, Tenant shall indemnify, defend and hold Landlord harmless from and against any and all losses, liabilities, damages, costs and expenses (including all legal, litigation and courts costs (including reasonable attorney’s fees), expenses and disbursements for which Landlord may be liable) (collectively, “Claims” ), that are paid by, imposed upon, incurred by or asserted against, Landlord arising under or out of, or resulting from Tenant’s attempts to obtain the Incentive Benefits, the Incentive Documents, the execution and delivery from time to time of the letter agreement in the form annexed as Exhibit V (notwithstanding the fact that Landlord may have determined that the contents of said letter agreement are accurate), and all transactions between Tenant and any Governmental Authority contemplated therein. The foregoing provisions shall not be construed to impose any obligation upon Tenant if and to the extent that any Claims result from a wrongful act of Landlord.
          (f) Nothing contained in this Section or elsewhere in this Sublease shall be deemed to constitute a warranty or representation by Landlord that Tenant will be able to obtain any of the Incentive Benefits, Tenant hereby acknowledging that Landlord has made no such representation or warranty, and Tenant’s inability or failure to obtain any of the Incentive Benefits shall not relieve or release Tenant from any of its obligations or liabilities under this Sublease, constitute an actual or constructive eviction, or impose any liability upon Landlord.
ARTICLE 10
COMPLIANCE WITH REQUIREMENTS
     10.01 Landlord and Tenant shall each give prompt notice to the other of any notice such party receives of the violation of any Requirement concerning the Premises or the Building, provided, however, that Landlord shall be obligated to give Tenant any such notice regarding the Building if the violation in question adversely affects Tenant’s use of the Premises or the common areas of the Building. Except as otherwise expressly provided in this Sublease, Landlord and Tenant and all Tenant Parties, respectively, at their sole cost and expense, shall comply with, and cause the compliance with, all Legal Requirements having or claiming jurisdiction, directly or indirectly, over the Premises (or the appurtenances of any part thereof), the business conducted therein, and/or the operation, occupancy, maintenance and use of the Premises, whether or not, in any of the foregoing cases, arising out of the manner of use thereof, including the Legal Requirements under the Federal Occupational Safety and Health Act of 1970 and the ADA (as hereinafter defined) to the extent each of Landlord or Tenant is responsible for the matter subject to the Legal Requirement. In furtherance of the foregoing, Tenant and all Tenant Parties, at their sole cost and expense, shall comply with, and cause the compliance with, all Legal Requirements which shall, with respect to the Premises or the manner of use and occupation thereof, or the abatement of any nuisance, impose any violation, order, duty or obligation on Tenant arising from (i) the manner of use of the Premises, (ii) the particular manner of conduct of business in any portion of the Premises, or the manner of the operation of the installations, equipment or other property therein installed by, or on behalf of, Tenant or any other Tenant Party, or the particular manner of the operation of the Building systems and equipment servicing the Premises or any of the Roof Installations, (iii) any Alteration constructed by Tenant or any Tenant Party, or (iv) a default by Tenant in the observance, performance or compliance with any of Tenant’s obligations hereunder. However, Tenant shall not be so required to make any structural change in the Premises unless (x) the requirement arises or results from the particular manner of use of the Premises or (y) the requirement arises or results from a cause or condition referred to in clause (ii), (iii) or (iv) above. Notwithstanding the foregoing, Tenant shall not be required to comply with any such Legal Requirement so long as Tenant shall be contesting the validity thereof, or the applicability thereof to the Premises, in accordance with Section 10.02 of this Sublease. To the extent that Tenant is obligated to perform any Structural Alterations, structural repairs to any portion of the Premises or other portion of the Building or is obligated to perform any changes, alterations or repairs outside of the Premises, Landlord, at its election, may perform such structural repairs, changes, alterations or repairs on Tenant’s behalf, in which event, Tenant shall reimburse Landlord for the reasonable and actual market rate costs paid or incurred by Landlord to perform same within thirty (30) days after Landlord’s request therefor, which request shall be accompanied by a reasonably detailed description of the work in question and reasonable evidence of the costs thereof. Tenant shall not be obligated to comply with Owner Requirements, as such term is defined in the Existing Superior Lease. Landlord, at its expense, shall comply with all Requirements in respect of the Building, the Land, the Building systems, common areas and the Premises, to the extent Tenant is not obligated to so comply, but with respect to compliance with Requirements in the Premises, only to the extent that non-compliance by Landlord with such Requirements will adversely affect Tenant’s use, occupancy and enjoyment of the Premises. Landlord shall have the right to contest and appeal any such Requirements, provided that same is done with all reasonable promptness and provided that (w) such appeal does not subject Tenant to criminal penalty or prosecution for a criminal offense nor shall the Premises or any part thereof be subject to being condemned or vacated, (x) such non-compliance or contest shall not constitute or result in any violation of any superior lease or superior mortgage, or if such superior lease or superior mortgage shall permit such non-compliance or contest on condition of taking of action or furnishing of security by Landlord such action shall be taken and such security shall be furnished by and at the expense of Landlord, and (y) such non-compliance does not adversely affect Tenant’s use, occupancy and enjoyment of the Premises.
     10.02 (a) Tenant may, at its expense (and if necessary, in the name of but without expense to Landlord) contest, by appropriate proceedings prosecuted diligently and in good faith, the validity, or applicability to the Premises, of any Requirement with which Tenant is obligated to comply pursuant to the provisions of this Sublease, and Landlord shall cooperate with Tenant in such proceedings, provided that:
               (i) Landlord shall not be subject to criminal penalty or to prosecution for a crime nor shall the Premises or any part thereof be subject to being condemned or vacated, by reason of non-compliance or otherwise by reason of such contest;
               (ii) Tenant shall defend, indemnify and hold harmless Landlord against all liability, loss or damage which Landlord shall suffer by reason of such non-compliance or contest, including reasonable attorney’s fees and other expenses reasonably incurred by Landlord;
               (iii) such non-compliance or contest shall not constitute or result in any violation of any superior lease or superior mortgage, or if such superior lease and/or superior mortgage shall permit such non-compliance or contest on condition of the taking of action or furnishing of security by Landlord, such action shall be taken and such security shall be furnished at the expense of Tenant; and

               (iv) Tenant shall keep Landlord advised as to the status of such proceedings.
          (b) Without limiting the application of Section 10.01 or subsection 10.02(a)(i) above thereto, a party shall be deemed subject to prosecution for a crime within the meaning of said section, if the party or any officer, director, partner, member, principal or employee thereof individually, is charged with a crime of any kind or degree whatever, whether by service of a summons or otherwise, unless such charge is withdrawn before such party or such officer, director, partner, member, principal or employee (as the case may be) is required to plead or answer thereto.
     10.03 Tenant shall not cause or permit “Hazardous Materials” (as defined below) to be used, remain, transported, stored, released, handled, produced or installed in, on or from the Premises or the Building, except for the fuel tank and distribution piping for Tenant’s Generator Equipment and Tenant may use and store in the Premises limited quantities of substances reasonably necessary in the ordinary operation and maintenance of equipment used in connection with Tenant’s business and occupancy of the Premises (to the extent permitted pursuant to the applicable provisions of this Sublease), provided such substances are used and stored within the Premises, in accordance with all applicable Legal Requirements. The term “Hazardous Materials” shall, for the purposes hereof, mean any flammable, explosive or radioactive materials, hazardous wastes, hazardous or toxic substances or related materials, asbestos or any material containing asbestos, or any other substance or material, as now or hereafter defined as a hazardous material or a hazardous substance by any Legal Requirement, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, and in the regulations adopted and publications promulgated pursuant to each of the foregoing. In the event of a default by Tenant or any Tenant Party of any of the provisions of this Article, Landlord shall, in addition to all of its rights and remedies under this Sublease and pursuant to any applicable Legal Requirements, require Tenant to remove any or all of such Hazardous Materials from the Premises or the Building in the manner prescribed for such removal by all applicable Legal Requirements. The provisions of this Article shall survive the expiration or sooner termination of this Sublease. Landlord represents and warrants, to its actual knowledge, that on the Effective Date there are no Hazardous Materials on the Premises in violation of any Legal Requirements. If such representation is incorrect and Landlord receives notice thereof, Landlord’s only obligation and liability with respect thereto shall be, at its expense, to remove or remediate such Hazardous Materials to the extent required by Legal Requirements. Notwithstanding anything to the contrary contained in this Sublease, if in connection with any Alterations or occupancy of the Premises, any Hazardous Materials are found in the Premises or Tenant is required to remove any Hazardous Materials from the Premises or Building, which Hazardous Materials were not introduced to the Premises by Tenant or any Tenant Party, then Landlord shall perform such removal at Landlord’s sole cost and expense and in an expeditious manner. Notwithstanding anything to the contrary contained in this

Sublease, all Base Rent and Additional Rent shall be abated with respect to any portion of the Premises that cannot reasonably be used by Tenant during such abatement of Hazardous Materials for more than seven (7) consecutive days. Landlord agrees not to violate any Legal Requirements applicable to the Building regarding the use, storage, transportation or release of Hazardous Materials.
     10.04 Notwithstanding anything to the contrary contained in this Sublease, Tenant shall be solely responsible, at its expense, to cause the Premises (including the lavatories within the Premises and all entrances and exits to and from the Premises) to be, and to remain throughout the Term, in compliance with the provisions of the Americans With Disabilities Act of 1990 and any regulations adopted and amendments promulgated pursuant to of the foregoing (hereinafter referred to collectively as the “ADA”), and Landlord shall have no obligation whatsoever in connection therewith. (For the purposes of clarification, to the extent there is inconsistency between or among federal, state and city ADA, city ADA shall govern and prevail over federal and state ADA, and state ADA shall govern and prevail over federal ADA.) Within ten (10) days after receipt, Tenant shall advise Landlord in writing, and provide Landlord with copies of, any notices alleging violations of the ADA relating to any portion of the Premises; any claims made or threatened in writing regarding non-compliance with the ADA and relating to any portion of the Premises; or any governmental or regulatory actions or investigations instituted or threatened regarding non-compliance with the ADA and relating to any portion of the Premises. Landlord shall be solely responsible, at its expense, to cause the common areas of the Building to be, and to remain throughout the Term, in compliance with ADA.
     10.05 Notwithstanding anything to the contrary contained in this Sublease, Tenant, at its sole cost and expense, shall (a) as part of Tenant’s Work, furnish and install (to the extent not furnished and installed) the fire alarm and life safety system within the Premises (the “Fire System”) that is required by all applicable Requirements, (b) as part of Tenant’s Work, connect same (to the extent not connected) to the Building’s fire alarm and life safety system, and (c) thereafter maintain the Fire System within the Premises (regardless of whether same was furnished, installed and/or connected by or on behalf of Tenant) in compliance with all Requirements, including the performance of any changes, additions and repairs thereto or replacements thereof, except Landlord shall be responsible for testing the base Building fire alarm and life safety systems (which will also include, for purposes of testing, the portions of such systems that are within the Premises, which systems’ components within the Premises shall be repaired by Tenant, at it expense, if such systems fail such tests) to the extent required by Legal Requirements. Except for Landlord’s testing obligation and Landlord’s obligation to provide for an operable base building Class E system (including providing adequate connection points for Tenant at the Class E panel on or near each floor), Landlord shall have no obligation whatsoever in connection with the Fire System within the Premises. Landlord’s fire alarm system contractor for the Building shall provide the necessary service to repair and maintain Tenant’s Fire System in the Premises and Tenant shall pay to Landlord, within thirty (30) days after Landlord’s written demand as Additional Rent, the reasonable monthly out-of-pocket cost of providing such service to the Premises
     10.06 Notwithstanding anything to the contrary contained in this Sublease, Tenant, at its sole cost and expense and in accordance and in compliance with all applicable Legal Requirements, shall (a) if and to the extent required to meet Legal Requirements, as part of Tenant’s Work, furnish, install and distribute (to the extent not already furnished, installed or distributed) sprinkler pipes and heads throughout the Premises from the riser valves (which riser valves shall be provided by Landlord) and Landlord shall specify to Tenant the demarcation points for connection by Tenant, (b) as part of Tenant’s Work, connect same (to the extent not already connected) to the appropriate sprinkler standpipe or riser indicated by Landlord, (c) as part of Tenant’s Work, perform all other sprinkler work in or to the Premises (up to the riser valve) that is required under all applicable Legal Requirements (including the Building Code of the City of New York) to occupy the Premises for the purposes permitted under this Sublease, and (d) thereafter maintain the sprinkler system within the Premises (regardless of whether same was furnished, installed and/or connected by or on behalf of Tenant) in compliance with all Legal Requirements, including the performance of any changes, additions and repairs thereto or replacements thereof, except Landlord shall be responsible for testing the base building sprinkler system (which will also include, for purposes of testing, the portions of such system that are within the Premises, which systems’ components within the Premises shall be repaired by Tenant, at it expense, if such systems fail such tests) to the extent required by Legal Requirements. In furtherance of the foregoing, if any Governmental Authority requires that any changes, modifications, alterations or additions be made or supplied in said sprinkler system (exclusive of the standpipes and connections), or if any changes, modifications, alterations or additions become necessary to prevent the imposition of a penalty or charge against the full allowance for a sprinkler system in the fire insurance rate set by any Governmental Authority or by any property insurance company, Tenant shall, at Tenant’s sole cost and expense, promptly make such changes, modifications, alterations and additions, at its expense, in accordance with the provisions of Article 13.
ARTICLE 11
INSURANCE
     11.01 Tenant shall not knowingly violate or permit to be violated any of the conditions, provisions or requirements of any insurance policy maintained by Landlord, the holder of any superior mortgage or the lessor under any superior lease, including the Existing Superior Lease. Tenant shall not do or permit anything to be done, keep, or permit anything to be kept, in the Premises that would: (i) subject Landlord to any liability or responsibility for personal injury, death, or property damage; (ii) increase the fire or other casualty insurance rate on the Building or the property therein over the rate that would otherwise then be in effect (provided that, upon request, Landlord shall provide to Tenant copies of the relevant provisions of the insurance policies in question); (iii) result in insurance companies of good standing refusing to insure the Building or any of such property in amounts reasonably satisfactory to Landlord; or (iv)

make void or voidable any insurance then in force with respect to the Premises or the Building. Landlord acknowledges that Tenant’s use of the Premises for executive, general and administrative offices, for the SOC and installation of Tenant’s Generator Equipment does not, as of the Effective Date, cause any violation or breach of the above sentence.
     11.02 (a) Tenant covenants to provide or to have an affiliate provide on Tenant’s behalf, on or before the Commencement Date (or such earlier date that Tenant shall enter upon the Premises for the commencement of Alterations or the conduct of business) and to keep in force during the Term and during any other time that Tenant or any Tenant Party is in possession of, or is otherwise using or occupying, any portion of the Premises, the following insurance coverage (including and promptly following written request ,evidence of the payment of the premiums therefor), which coverage shall be effective on the Commencement Date or such earlier date that Tenant shall enter upon the Premises for the commencement of Alterations or the conduct of business:
               (i) Commercial General Liability (or equivalent), naming as additional insureds (with an Additional Insureds — Managers or Lessors of Premises endorsement) Landlord, Landlord Indemnitees, all “Tenant Parties” under the Existing Superior Lease (other than those Tenant Parties, such as sublessees and contractors, that are required to separately provide insurance to the Tenant, Landlord or Landlord Indemnitees under the applicable provisions of this Sublease), the Existing Lessor and all “Owner Parties” under the Existing Superior Lease, the holders of all superior mortgages, the lessors under all superior leases (other than the Existing Lessor), Landlord’s agents (including Landlord’s property manager) and all other persons designated in writing by Landlord from time to time (collectively, the “Additional Insureds”) and protecting Landlord, Tenant, and all Additional Insureds, against (x) all claims, demands or actions for injury to, or death of, persons or property, arising from, related to, or in any way connected with the use or occupancy of the Premises, or caused by actions or omissions to act of Tenant, its agents, servants and contractors, or of any Tenant Party, and (y) all accidents occurring in or about the Premises. Such policy shall have limits of liability of not less than $[***] combined single limit on a per occurrence basis with, for so long as Tenant’s primary business is the operation of an airline, an annual aggregate limit of $[***] for this location, including property damage (which may include coverage under a blanket policy, and which general liability coverage (or equivalent) may be combined with an Umbrella or Excess Liability policy to achieve such minimum coverage amount). Such policy shall contain contractual liability coverage with respect to Tenant’s indemnification obligations under this Sublease, and shall include independent contractors’ coverage. Such insurance may be carried under a blanket policy covering the Premises and other locations of Tenant, if any, provided such policy contains an endorsement (A) naming Landlord (and the Additional Insureds) as additional insureds, (B) specifically referencing the Premises, and (C) for so long as Tenant’s primary business is not the operation of an airline, containing an “Amendment-

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Aggregate Limits of Insurance (Per Location)” endorsement, also known as “Designated Location(s) General Aggregate Limit” endorsement, Insurance Services Office Form CG2904 (or equivalent). All of the insurance described in this subsection (i) shall be primary, notwithstanding any other insurance that might be in effect for the indemnities, and any coverage carried by indemnities shall be excess insurance;
               (ii) Worker’s Compensation and Employer’s Liability Insurance, and, if required by any applicable Requirement, disability and such other similar insurance, in statutory amounts or, in the case of Employer’s Liability Insurance, $[***] per accident, no aggregate, covering all Tenant’s employees and endorsed to waive subrogation claims in favor of Landlord if such endorsement is available at commercially reasonable rates;
               (iii) Property insurance coverage against all risk of loss or damage from any cause covered by a standard “all-risk” property policy form as found in “all-risk” policies carried by similarly situated tenants in properties of similar size and use located in the Borough of Queens that are in the vicinity of the Building in an amount adequate to cover the cost of replacement of all of personal property, fixtures, furniture, furnishings, valuable papers and documents, data, leasehold improvements and equipment, located in the Premises or otherwise owned by Tenant or any Tenant Party (providing no deductible greater than the lesser of $[***] or the amount permitted by the Existing Lessor, provided, however, that the deductible under the property insurance coverage maintained by each and every Tenant under this Sublease that is not a JetBlue Tenant and, except in the case of a subtenant that is a Related Entity of a JetBlue Tenant, each and every subtenant, shall not exceed $[***];
               (iv) “All Risk” business interruption or earnings insurance, including the perils of sprinkler leakage, water damage, flood, burglary and collapse, to cover loss of gross earnings and continuing expenses during the period of partial or total shutdown of Tenant’s business, and covering Tenant’s obligation to pay all amounts of Base Rent and Additional Rent due under this Sublease and in an amount sufficient to cover rentals due from Tenant and Affiliates for a period of twelve (12) months;
               (v) At all times during which Alterations (including Tenant’s Work) are being performed, (A) the property insurance provided for in subsection (ii) above shall be written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) insure against all risks insured against pursuant to subsection (iii), (3) include permission to occupy the Premises, and (4) shall waive co-insurance provisions, or (B) the coverage under the property insurance provided for in subsection (iii) above shall be equivalent to the coverage described in clause “(A)” of this subsection (v). Tenant shall furnish Landlord with satisfactory evidence that such insurance is in effect prior to the commencement of any Alterations and, on request, at

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

reasonable intervals thereafter during the continuance of the Alterations. In addition, at all times during which Alterations (including Tenant’s Work) are being performed, Tenant shall cause the compliance with the requirements of Section 13.04(b) below; and
               (vi) Such other insurance in such amounts as Landlord or the holder of any superior mortgage or the lessor under any superior lease requests from time to time, to the extent (x) required under the terms of the Existing Superior Lease; or (y) consistent with insurance that other landlords of similar buildings are then requiring and obtaining from other tenants occupying space in buildings in the Borough of Queens that are in the vicinity of the Building to maintain, including specifically the requirements of Article 12 of the Existing Superior Lease and the rights of Existing Lessor thereunder to increase required amounts of insurance.
          (b) Each policy of insurance required to be carried by Tenant (other than Workers’ Compensation and property insurance) shall contain a provision that no act or omission (including negligent or intentionally wrongful acts or omissions) of any person or entity shall affect or limit the obligation of the insurance company to pay the amount otherwise payable under the policy in question to any person or entity entitled to the proceeds pursuant to the policy in question, it being understood and agreed that if the act or omission in question is a material breach of the policy in question, the person or entity committing the act or omission in question may be precluded from collecting the insurance proceeds to which such person or entity may otherwise be entitled (if, in the case of an omission, the person or entity in question had a duty to perform under the policy in question in the first instance), but that such act or omission shall not preclude any other person or entity from collecting the insurance proceeds to which such other person or entity may be entitled.
          (c) All such policies shall be issued by insurance companies authorized under the law of the State of New York to do business in New York State and having either (i) a general policyholder rating from Best’s Insurance Reports, or an equivalent organization if Best’s Insurance Reports is no longer published, of not less than “A-” with a size of “VIII”, or (ii) an international reputation in the aviation marketplace as a recognized insurance carrier and supplier of coverage to the aviation industry and which is generally acceptable to commercial aircraft lenders and lessors, or (iii) as reasonably approved by Landlord. All such policies shall contain a provision whereby the same cannot be cancelled or modified unless Landlord is given at least thirty (30) days prior written notice of such cancellation or modification (such notice being herein referred to as an “Insurance Cancellation Notice”).
          (d) Prior to the time such insurance is first required to be carried by Tenant and prior to the expiration of any such policies, Tenant shall deliver to Landlord certificate(s) evidencing such insurance (signed by the authorized representatives of the insurer(s)), for all of Tenant’s insurance policies and, promptly following written request, proof of payment therefor. Such liability and workers’ compensation insurance certificates shall also name Landlord and each Additional Insured, and such liability, property and workers’ compensation insurance certificates shall evidence all required waivers of subrogation and the primacy of all insurance which is required to be primary by the terms hereof. Tenant’s failure to provide or keep in force the aforementioned insurance or to deliver the required proof thereof shall be regarded as a material default hereunder, entitling Landlord to exercise any or all of the remedies as provided in this Sublease in the event of Tenant’s default. In addition, in the event (A) Tenant fails to provide or keep in force the insurance required by this Sublease, at the times and for the durations specified in this Sublease, or (B) if an Insurance Cancellation Notice is given to Landlord and within five (5) days after the date of the Insurance Cancellation Notice the cancelled or modified insurance is not replaced with the insurance required under this Article 11, Landlord shall have the right, but not the obligation, at any time, and without notice, to procure such insurance and or pay the premiums for such insurance in which event Tenant shall repay Landlord within five (5) days after demand by Landlord, as Additional Rent, all sums so paid by Landlord and any costs or expenses incurred by Landlord in connection therewith without prejudice to any other rights and remedies of Landlord under this Sublease.
     11.03 In the event that either Tenant (including any Tenant Party) or Landlord sustains a loss by fire or other casualty or cause and such loss is caused in whole, or in part, by acts or omissions (including negligence) of the other party or such other party’s agents, employees or servants, then the party sustaining the loss agrees, to the extent that the party sustaining such loss is compensated by insurance (or would have been so compensated had it maintained the insurance required to be maintained by it under this Lease) to waive all rights of recovery against the other party and such other party’s agents, employees or servants, and in the case of a waiver by Tenant, to waive all rights of recovery against Landlord and all Additional Insureds requested by Landlord to be named therein; and no third party shall have any right of recovery, by way of subrogation or assignment or otherwise, and all such rights shall be waived by such other parties, including the insurance companies that issue Tenant’s insurance policies. Tenant shall cause all other Tenant Parties to agree in writing, in form and content reasonably acceptable to Landlord, to the foregoing. In furtherance of the foregoing, and as required under the Existing Superior Lease, to the extent permitted by applicable Legal Requirements, Tenant shall have no claims of any nature whatsoever against the Existing Lessor or any Owner Party (as such term is defined in the Existing Superior Lease) for any damage to Tenant’s equipment or property from any cause covered by insurance, including the negligence of the Existing Superior Lessor or any Owner Party, and Tenant’s insurance shall be its sole recourse with respect to any damage thereto.
     11.04 If, by reason of a failure of Tenant to comply with the provisions of Section 10.01 or Section 11.01, the rate of fire insurance with extended coverage on the Building or equipment or other property of Landlord shall be higher than it otherwise would be, Tenant shall reimburse Landlord, within twenty (20) Business Days after demand, for that part of the premiums for fire insurance and extended coverage paid by Landlord because of such failure on the part of Tenant, and, upon written request, Landlord shall provide Tenant with copies of the invoices of Landlord’s insurer showing the premiums and other costs for both the base period and the then current period.

Tenant and Landlord shall reasonably cooperate in connection with the collection of any insurance moneys that may be due in the event of loss and shall execute and deliver such proofs of loss and other instruments which may be reasonably required in that connection. Tenant shall reasonably and promptly adjust losses under all policies of property insurance carried by Tenant.
     11.05 Landlord may, from time to time, but no more frequently than once every three (3) years during the Term except in circumstances involving significant changes in the insurance marketplace, require that the amount of the insurance to be provided and maintained by Tenant under Section 11.02 hereof and/or the contractors, construction managers and subcontractors under Section 13.04(b) be reasonably increased so that the amount thereof reasonably protects Landlord’s interest, provided that any such increase shall be consistent with insurance being required in comparable first-class office buildings in the Borough of Queens.
     11.06 If any dispute shall arise between Landlord and Tenant with respect to the incurring or the amount of any additional insurance premium referred to in Section 11.05 due to the increase in amount of insurance referred to in Section 11.05, the dispute shall be determined by arbitration in accordance with the provisions of Article 34.
     11.07 A schedule or make up of rates for the Building or the Premises, as the case may be, issued by the New York Fire Insurance Rating Organization or other similar body making rates for fire insurance and extended coverage for the premises concerned, shall be conclusive evidence of the facts therein stated and of the several items and charges in the fire insurance rate with extended coverage then applicable to such premises.
     11.08 Landlord shall maintain at all times during the Term all insurance required to be maintained by Landlord under any superior lease or any superior mortgage, to the extent not required to be maintained by Tenant pursuant to the terms of this Sublease. In addition, Landlord at all time during the Term shall use commercially reasonable efforts to cause the Existing Lessor to maintain the insurance it is required to maintain under the Existing Superior Lease.
ARTICLE 12
RULES AND REGULATIONS
     12.01 Tenant, at Tenant’s sole cost and expense, shall observe and comply with (and cause its officers, employees, contractors, agents, licensees, invitees, subtenants, concessionaires, and other Tenant Parties to observe and comply with), the Rules and Regulations annexed hereto as Exhibit F, and such reasonable changes therein (whether by modification, elimination or addition) as Landlord at any time or times hereafter may make and communicate in writing to Tenant; provided, however, that, except to a de minimis amount, such changes shall not diminish Tenant’s rights or increase Tenant’s obligations under this Sublease or adversely affect Tenant’s use or occupancy of the Premises or the appurtenant interests demised to Tenant hereunder. In case of any conflict or inconsistency between the provisions of this Sublease and any of the Rules and Regulations as originally promulgated or as changed, the provisions of this Sublease shall control. Any dispute between Landlord and Tenant as to whether any changes to the Rules and Regulations are permitted pursuant to this Section 12.01 shall be resolved by arbitration in accordance with the provisions of Article 34 hereof.
     12.02 Nothing in this Sublease contained shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or the terms, covenants or conditions in any other lease, as against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant or its employees, agents or visitors. However, Landlord shall not enforce any of the Rules and Regulations in such manner as to discriminate against Tenant or anyone claiming under or through Tenant.
ARTICLE 13
ALTERATIONS
     13.01 (a) “Alteration” means an alteration, decoration, installation, improvement, repair, addition or other physical change in, to or about the Premises made, or to be made, by or on behalf of Tenant or any Tenant Party, it being understood and agreed that, except as otherwise expressly provided in this Sublease, neither Tenant nor any other Tenant Party shall be permitted to make any alteration, decoration, installation, improvement, repair, addition or other physical change in, to or about any portion of the Building outside the Premises. For the purposes of clarification, “Alterations” shall not include the placement in the Premises of any Tenant’s Property that is not to be affixed to any portion of the Real Property.
          (b) “Decorative Alteration” means a Nonstructural Alteration that is entirely decorative in nature (including installation of carpet), is not visible from outside the Premises, and does not require the approval of any Governmental Authority.
          (c) “Nonstructural Alteration” means an Alteration in and to the interior of the Premises only, which, (i) is not structural in nature and which does not and will not otherwise adversely affect the structural parts or integrity of the Building, (ii) does not and will not affect any portion of the Building outside of the Premises, (iii) does not and will not, in any material manner, adversely affect, or increase the usage of, any of the mechanical, electrical, plumbing, sanitary or other systems or service of the Building beyond the design specifications of such systems, (iv) does not and will not, in any material manner, adversely affect any service or utility being provided to Tenant or to any other tenant or occupant of the Building, and (v) does not and will not result in, or require, an amendment to, or modification of, the certificate of occupancy for the Building, and does not and will not result in a violation of said certificate of occupancy.
          (d) “Permitted Nonstructural Alteration” means a Nonstructural Alteration that does not require the approval of any Governmental Authority, the cost of which on any floor, together with the cost of all other Permitted Non-Structural Alterations on such floor within the prior twelve (12) months, is not more than $10.00 per RSF.
          (e) “Structural Alteration” means an Alteration that is not a Nonstructural Alteration.
     13.02 (a) Alterations shall be performed only in accordance with and subject to, this Article and the other applicable provisions of this Sublease.
          (b) Tenant shall make no Alterations of any nature, including any Alterations outside the Premises, without Landlord’s prior written consent in each instance, except as otherwise expressly permitted in this Article.
          (c) All Structural Alterations shall be subject to Landlord’s prior written consent in each instance, which consent may be withheld, granted and/or conditioned in Landlord’s sole and absolute discretion, provided, however, that (i) any core drilling required in connection with the Alterations, (ii) the installation of Tenant’s Generator Equipment (as defined in Section 16.12(a)), the installation of Tenant’s Signs (as such term is defined in Section 45.03 hereof) and the installation of the Roof Installations (as such term is defined in Section 41.01 hereof), together with the associated work to make such installations, and (iii) floor reinforcement and the construction of internal stairways, shall be treated as Nonstructural Alterations (but not Permitted Nonstructural Alterations) for purposes of Landlord’s consent.
          (d) With Landlord’s prior written consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed, Tenant may, from time to time during the Term, at its sole expense, make Nonstructural Alterations.
          (e) Landlord’s consent shall not be required for any Decorative Alterations and Permitted Nonstructural Alterations, provided that (i) the same are performed in accordance with, and subject to, this Article and all other applicable provisions of this Sublease, and (ii) at least five (5) Business Days prior to commencing any such Decorative Alteration or Permitted Nonstructural Alteration, Tenant gives to Landlord a notice of Tenant’s intention to perform such Decorative Alteration(s) or Permitted Nonstructural Alteration(s), which notice, to be effective, shall be accompanied by a reasonably detailed description of the Decorative Alteration(s) or Permitted Nonstructural Alteration(s) that Tenant intends to perform, the estimated commencement date of such Decorative Alteration(s) or Permitted Nonstructural Alteration(s), and, in the case of Permitted Nonstructural Alterations, the estimated cost thereof; provided, however, Tenant shall not be required to give Landlord prior notice of its intention as to perform Decorative Alterations that cost less than $25,000.00 but shall endeavor to give Landlord prior notice thereof.
     13.03 (a) Before commencing any Alteration (except for, subject to the provisions of subsection 13.02(e) above, Decorative Alterations and Permitted Nonstructural Alterations), Tenant shall advise Landlord thereof, and at Tenant’s sole cost and expense, shall have prepared by a licensed architect or engineer approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), and deliver to Landlord for Landlord’s approval as provided for herein, completed and reasonably detailed architectural, mechanical and electrical working drawings, plans and specifications therefor (such completed and reasonably detailed working drawings, plans and specifications being herein referred to as “Tenant’s Plans”), which approval shall not be unreasonably withheld, conditioned or delayed for any Nonstructural Alterations described therein. HLW International and Gensler are deemed approved by Landlord as such architect or engineer, provided that Landlord reserves the right, upon notice to Tenant, with a statement as to cause, to withdraw its approval of any such entity, provided that such entity has not theretofore been irrevocably engaged by Tenant (without penalty) to prepare the Tenant’s Plans in question. The submission to Landlord of Tenant’s Plans (or any revisions thereto) shall not be effective if the Tenant’s Plans (or the revisions thereto, as the case may be) are not complete, three (3) copies thereof in the latest version of AutoCAD format (or such other format including hard copy/print format as may be requested by Landlord) are not delivered to Landlord, Attention Kevin Brandenburg, at 9797 Springboro Pike, Dayton, OH 45448, and to Landlord, Attention: John Chambers, at 501 Route 22, Bridgewater, NJ 08807, or the submission is not in a writing that specifically identifies such submission as a formal request for the approval of Tenant’s Plans (or revisions thereto) and contains substantially the following statement in bold and CAPITAL letters: “THIS IS A FORMAL REQUEST FOR APPROVAL OF TENANT’S PLANS AND/OR REVISIONS THERETO PURSUANT TO THE PROVISIONS OF ARTICLE 13 OF THE SUBLEASE. “ Such request may also contain substantially the following statement in bold and CAPITAL letters: “THIS IS ALSO A FORMAL REQUEST PURSUANT TO SECTION 14.05 FOR LANDLORD TO IDENTIFY THOSE MISCELLANEOUS SPECIALTY ALTERATIONS THAT MUST BE REMOVED FROM THE PREMISES BEFORE THE EXPIRATION DATE OR SOONER TERMINATION OF THIS SUBLEASE.”
          (b) After approval of Tenant’s Plans, Tenant shall deliver to Landlord copies of all change orders relating to the Alterations promptly after same are entered into, which change orders shall be subject to the applicable provisions of this Article, including, when applicable, Landlord’s approval of the plans and specifications therefor.
          (c) Provided Tenant has delivered the Tenant’s Plans to Landlord as required above, Landlord shall respond to Tenant’s request to approve Tenant’s Plans or not require removal of a designated Specialty Alteration within fifteen (15) days after Landlord receives a complete set of Tenant’s Plans, and Landlord shall respond to Tenant’s request to approve revisions to Tenant’s Plans within seven (7) days after Landlord receives such revisions (in either case, the “Plan Review Period”). If Landlord disapproves Tenant’s Plans, Landlord shall provide Tenant with written notice during the Plan Review Period, which notice shall include Landlord’s reasons, in reasonable detail, for such disapproval and Tenant shall submit appropriate revisions to Tenant’s Plans. Landlord’s approval of any Tenant’s Plans or revisions thereto shall not be effective unless same is in writing. If Landlord fails to approve or disapprove the Tenant’s Plans (or any revisions thereto) so submitted by Tenant within the applicable Plan Review Period, Tenant shall have the right to provide Landlord with a second written request for approval (a “Second Plan Approval Request”) that specifically identifies the applicable Tenant’s Plans (or revisions thereto) and contains substantially the following statement in bold and CAPITAL letters: “THIS IS A SECOND PLAN APPROVAL REQUEST FOR APPROVAL OF TENANT’S PLANS AND/OR REVISIONS THERETO PURSUANT TO THE PROVISIONS OF SECTION 13.03 OF THE LEASE and if applicable AND FOR LANDLORD TO IDENTIFY THOSE MISCELLANEOUS SPECIALTY ALTERATIONS THAT MUST BE REMOVED FROM THE PREMISES BEFORE THE EXPIRATION DATE OR SOONER TERMINATION OF THIS SUBLEASE. IF LANDLORD FAILS TO RESPOND WITHIN FIVE (5) DAYS AFTER ITS RECEIPT OF THIS NOTICE, THEN LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE TENANT’S PLANS (AND REVISIONS THERETO, IF ANY) DESCRIBED HEREIN and add if applicable, AND LANDLORD SHALL BE DEEMED TO HAVE AGREED, SUBJECT TO THE PROVISIONS OF THE EXISTING SUPERIOR LEASE AND THE RIGHTS OF THE EXISTING LESSOR THEREUNDER, THAT TENANT HAS NO OBLIGATION TO REMOVE MISCELLANEOUS SPECIALTY INSTALLATIONS BEFORE THE EXPIRATION DATE OR SOONER TERMINATION OF THIS SUBLEASE.” If Landlord fails to respond to such Second Plan Approval Request within five (5) days after receipt by Landlord of the Second Plan Approval Request, the Tenant’s Plans and revisions thereto, if any, in question but only to the Tenant’s Plans (or revisions) so submitted and identified in such Second Plan Approval Request shall be deemed approved by Landlord, and, if applicable, Landlord shall be deemed to have agreed, subject to the provisions of the Existing Superior Lease and the rights of the Existing Lessor thereunder, that Tenant has no obligation to remove any of the Miscellaneous Specialty Installations described in such Tenant’s Plans before the Expiration Date or sooner termination of this Sublease. Notwithstanding the foregoing, to the extent the Existing Lessor’s approval or consent is required for the Alteration or Tenant’s Plan (or revision thereto) in question, the Plan Review Period shall be extended, as reasonably necessary to comply with the applicable provisions of the Existing Superior Lease, and the Existing Lessor’s rejection of any Tenant’s Plans (or revisions thereto) shall be deemed a reasonable basis for Landlord’s rejection thereof, and the Existing Lessor’s delay in responding, or failure to respond, shall be deemed a reasonable basis for Landlord’s conditional rejection of the Tenant’s Plans (or revisions thereto) in question, pending receipt by Landlord from the Existing Lessor of the Existing Lessor’s response to the Tenant’s Plans (or revisions thereto) in question. To the extent the Existing Lessor’s approval or consent is required for the Alteration or Tenant’s Plans (or revision thereto), Landlord, without cost to Landlord, shall make a good faith and prompt request for the approval of the Existing Lessor thereto, and thereafter diligently pursue such request, without any representation or warranty on the part of the Landlord as to whether such approval can be obtained, and Landlord’s inability to obtain such approval shall not relieve or release Tenant from any of its obligations or liabilities under this Sublease, constitute an actual or constructive eviction, or impose any liability upon Landlord. Landlord makes no representation or warranty as to the permissibility of any Alteration under the Existing Superior Lease. To the extent permitted pursuant to the Existing Superior Lease, Tenant may make direct request to the Existing Lessor, with a simultaneous copy to Landlord, for Existing Lessor’s approval of the Roof Installations, internal staircases, conduits that penetrate structural portions of the Building, and Structural Alterations in connection with Tenant’s uninterrupted power supply system (a/k/a UPS) and high density files, such approval (if given) by the Existing Lessor being in addition to, and not in lieu thereof, Landlord’s approval (if given).
          (d) Tenant shall pay, as Additional Rent, to Landlord within thirty (30) days after Landlord’s demand therefor together with reasonable supporting documentation, Landlord’s reasonable and actual third-party out-of-pocket costs and expenses in connection with the review of the Tenant’s Plans (and all revisions thereto), including all costs and expenses charged by the Existing Lessor, Tenant hereby agreeing that Landlord’s or Existing Lessor’s approval of the Tenant’s Plans (or any revisions thereto), or its or their monitoring or inspection, or its or their right or failure to monitor or inspect of such work, shall not impose upon Landlord or Existing Lessor any obligation or liability whatsoever with respect thereto, including any obligation or liability that might arise as a result of such work not being performed in accordance with applicable Legal Requirements or with the Tenant’s Plans (and revisions thereto) approved by Landlord, Existing Lessor or otherwise. Other than such reasonable and actual third-party out-of-pocket costs and expenses incurred by Landlord in connection with Landlord’s and Existing Lessor’s review of Tenant’s Plans, Landlord shall not charge Tenant any supervisory fee, surcharge, administrative fee or profit mark-up in connection with the performance of Alterations (including Tenant’s Work). Any costs or expenses charged by Landlord’s managing agent for the Building in connection with the review of Tenant’s Plans or the performance of Alterations shall not be deemed third-party costs and expenses for the purposes of this Sublease. The review or approval by Landlord of any Tenant’s Plans or any revisions thereto is solely for Landlord’s benefit, and is without any representation or warranty whatsoever with respect to the adequacy, correctness or efficiency thereof or otherwise. Neither the granting by Landlord of its approval of any Tenant’s Plans or any revisions thereto, nor Landlord’s execution of any of the applications referred to in Section 13.04 below, shall in any manner constitute or be deemed to constitute a judgment or acknowledgment by Landlord as to their legality or compliance with Legal Requirements. Landlord’s approval of any Tenant’s Plans or revisions thereto shall not be effective unless same is in writing, except as provided in Section 13.03(b).
          (e) Tenant shall not use, employ or retain any contractor, construction manager or mechanic, or permit the use, employment or retention of any subcontractor, that has not been first approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, it being acknowledged that any requirement to use solely union labor shall be deemed reasonable. Landlord hereby approves Turner Construction as a construction manager. Tenant shall request Landlord’s approval of a contractor, construction manager or mechanic by giving to Landlord a written request for such approval that contains substantially the following statement in bold and CAPITAL letters: “THIS IS A FORMAL REQUEST FOR

APPROVAL OF CONTRACTOR, CONSTRUCTION MANAGER OR MECHANIC PURSUANT TO THE PROVISIONS OF ARTICLE 13 OF THE SUBLEASE. “ IF LANDLORD FAILS TO RESPOND WITHIN EIGHT (8) BUSINESS DAYS AFTER ITS RECEIPT OF THIS NOTICE, THEN LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE CONTRACTOR, CONSTRUCTION MANAGER OR MECHANIC IDENTIFIED HEREIN.” Provided Tenant makes such request in such manner, Landlord shall respond to Tenant’s request to approve the contractor, construction manager or mechanic in question within eight (8) Business Days after Landlord receives such request. If Landlord disapproves the proposed the contractor, construction manager or mechanic, Landlord shall provide Tenant with written notice during such eight (8) Business Day period, which notice shall include Landlord’s reasons, in reasonable detail, for such disapproval. Landlord’s approval of any the contractor, construction manager or mechanic shall not be effective unless same is in writing (except for a deemed approval pursuant to the next sentence). If Landlord fails to respond to such Contractor Approval Request within eight (8) Business Days after receipt by Landlord of the Contractor Approval Request, the proposed contractor, construction manager or mechanic in question shall be deemed approved by Landlord. Notwithstanding the foregoing, to the extent the Existing Lessor’s approval or consent shall be required for the proposed contractor, construction manager or mechanic in question, the eight (8) Business Day period set forth above shall be extended, as reasonably necessary to comply with the applicable provisions of the Existing Superior Lease, and the Existing Lessor’s rejection of any contractor, construction manager or mechanic shall be deemed a reasonable basis for Landlord’s rejection thereof, and the Existing Lessor’s delay in responding, or failure to respond, shall be deemed a reasonable basis for Landlord’s conditional rejection of the contractor, construction manager or mechanic in question, pending receipt by Landlord from the Existing Lessor of the Existing Lessor’s response to the proposed contractor, construction manager or mechanic in question. To the extent the Existing Lessor’s approval or consent shall be required for the proposed contractor, construction manager or mechanic in question, Landlord, without cost to Landlord, shall in good faith and promptly request the approval of the Existing Lessor thereto and thereafter diligently pursue such request, without any representation or warranty on the part of the Landlord as to whether such approvals can be obtained, and Landlord’s inability to obtain such approval shall not relieve or release Tenant from any of its obligations or liabilities under this Sublease, constitute an actual or constructive eviction, or impose any liability upon Landlord. Landlord makes no representations or warranties as to the permissibility of any such contractor, construction manager or mechanic under the Existing Superior Lease. All contractors, construction managers, mechanics and subcontractors set forth in Exhibit D hereto shall be deemed approved by Landlord, provided that Landlord reserves the right, upon notice to Tenant, with a statement as to cause, to remove any entity from such approved list provided that such entity has not theretofore been irrevocably engaged by Tenant (without penalty) to perform the Alteration in question. Notwithstanding the foregoing, Landlord may require Tenant to use a designated Class E vendor or, in connection with any Alteration that may affect the certificates of occupancy for the Building, a designated expediter, provided such designees are competitive in price with comparable alternatives available within New York City.
          (f) Notwithstanding anything contained in subsection (d) above to the contrary, but in all cases subject to the provisions of Article 52 hereof, Tenant’s employees, who are licensed by all applicable Governmental Authorities and are otherwise well-qualified to perform the Alteration or maintenance in question in question, shall be permitted to make, in accordance with, and subject to, the applicable provisions of this Sublease, any Decorative Alteration or any item of maintenance that Tenant is required or permitted to make pursuant to the applicable provisions of this Sublease, provided that such maintenance does not require the approval of any Governmental Authority.
     13.04 (a) All permits, notices, approvals and certificates required by all Governmental Authorities for the commencement and prosecution of an Alteration, and, upon completion, for the final approval of such Alterations, are herein referred to as the “Alteration Permits.” Before commencing any Alteration, Tenant shall, at its expense, obtain, and deliver copies to Landlord of, all Alteration Permits required for the commencement and prosecution of the Alterations in question, and promptly after the substantial completion of an Alteration, Tenant shall, at its expense, obtain, and deliver to Landlord copies of, all Alteration Permits for the final approval of such Alterations. Landlord, at the sole cost of Tenant, shall cooperate with Tenant in obtaining all Alteration Permits and shall execute any required applications promptly after Tenant’s request therefor, provided that no Event of Default exists and that all Tenant’s Plans and revisions thereto have been approved by Landlord in accordance with the provision of this Article 13. Notwithstanding the foregoing, as an accommodation to Tenant, Landlord shall execute such applications prior to approving Tenant’s Plans or any revisions thereto, it being understood and agreed that any execution of any such applications shall in no way be deemed to be the approval by Landlord of any of the Alterations contemplated in such applications or any of the Tenant’s Plans or revisions thereto in respect of such Alterations, even if the Tenant’s Plans or revisions thereto in question were submitted to Landlord with, or prior to, the submission to Landlord of such application(s). Tenant shall indemnify, defend and hold harmless Landlord and all other Landlord Indemnitees (as defined in Section 21.01 hereof) from all loss, cost, liability or expense, including reasonable attorneys’ fees resulting from any misrepresentation contained in any application prepared by Tenant, whether or not signed by Landlord.
          (b) (i) All contractors and construction managers of Tenant and all other Tenant Parties, as well as all subcontractors of Tenant, all other Tenant Parties and such contractors and construction managers, shall agree in a written instrument that is in form and content reasonably satisfactory to Landlord, to the fullest extent permitted by law, to indemnify, defend and hold harmless all Landlord Indemnitees, from and against any and all actions, proceedings, claims, deficiencies, judgments, suits, losses, obligations, penalties, liabilities, damages, costs and expenses (including court costs and reasonable legal fees and disbursements) on account of injury to persons, including death resulting from, and damage to property, arising out of the performance, or lack of performance, of the agreements by said contractors, construction managers and subcontractors, and their respective employees and agents (collectively, the “Contractor Parties”), and damage to the property of the Contractor Parties.
               (ii) In addition to the insurance required to be maintained pursuant to Article 11 above, but without any requirement to duplicate any coverage, throughout the performance of all Alterations, all of the contractors, construction managers and subcontractors described in subsection (i) above shall, at no cost or expense to Landlord, obtain, and keep in full force and effect, for the benefit of the Landlord Indemnitees, the following insurance coverage (or such other insurance or greater amounts thereof as may be required under Section 12.1(a) of the Existing Superior Lease, subject to increases provided for therein), which insurance coverage shall be primary, notwithstanding any other insurance that might be in effect for the Landlord Indemnities:
                    (A) Commercial General Liability Insurance, including Contractual Liability (to specifically include coverage for the indemnification set forth in subsection (b)(i) above), Products & Completed Operations Liability (including XCU coverage), Broad Form Property Damage, Personal Injury Liability and Advertising Injury Liability, all written on an occurrence form, with combined bodily injury and property damage limits of liability of no less than $5,000,000 per occurrence, $5,000,000 per location general aggregate, $5,000,000 Personal & Advertising Injury and $5,000,000 Products and Completed Operations liability with an aggregate limit per project. The limits of liability can be provided in a combination of a Commercial General Liability policy and an Umbrella Liability policy, which is written on a no less than follow form basis. The policy should be written on form CG00 01 07 98 or it’s equivalent and shall not include any exclusions or limitations other than those incorporated in the standard form. Such insurance shall be primary notwithstanding any insurance maintained by any Landlord Indemnitee;
                    (B) Worker’s Compensation Insurance, providing statutory benefits for said contractors, construction managers and subcontractors employees and Employer’s Liability coverage in the amounts required by applicable Requirements, if any, otherwise in an amount that is no less than $1,000,000.00.
                    (C) Such other insurance in such amounts as Landlord or the holder of any superior mortgage or the lessor under any superior lease requests from time to time, to the extent consistent with insurance that other landlords are then requiring tenants occupying space in first class buildings in the Borough of Queens that are in the vicinity of the Building to maintain, including specifically the requirements of Article 12 of the Existing Superior Lease and the rights of Existing Lessor thereunder to increase required amounts of insurance.

               (iii) The general contractor or construction manager of Tenant and of all other Tenant Parties shall have included, and shall cause all other contractors and subcontractors to have included, in each of the above insurance policies, except Workers Compensation, a waiver of the insurer‘s right of subrogation against the Landlord Indemnitees, and notwithstanding anything which may be deemed to the contrary, the general contractor or construction manager of Tenant and of all other Tenant Parties and all other contractors and subcontractors, shall agree to waive all rights of subrogation in favor of Landlord Indemnitees.
               (iv) Landlord, Landlord’s then managing agent of (which on the Effective Date shall be Cushman & Wakefield, Inc.) the other Landlord Indemnitees and all other Additional Insureds (as defined in Article 11 above), all as their interests may appear, and such other parties in interest as Landlord may designate in writing from time to time, shall be named as additional insureds in each of the above policies, except with respect to Workers Compensation.
               (v) Certificates in the customary form, i.e., ACORD 25, evidencing all of the insurance required to be obtained pursuant to subsection (ii) above shall be delivered to Landlord at least five (5) Business Days prior to the commencement of the Alterations in question, and similar certificates shall be delivered evidencing the renewal or replacement of such insurance at least ten (10) days prior to the effective date of such renewal or change of insurer.
               (vi) The general contractor or construction manager of Tenant and of all other Tenant Parties and all other contractors and subcontractors shall request their respective insurers to notify Landlord, at least twenty (20) days in advance, of any cancellation (other than for non-payment of premium), non-renewal (other than for non-payment of premium) or material change in any such insurance policies, or, at least ten (10) days in advance, of cancellation or non-renewal for non-payment of premium.
     13.05 (a) All Alterations other than Decorative Alterations shall be performed with due diligence and promptly completed, in compliance with all Alteration Permits (if applicable), all applicable Requirements, all Rules and Regulations, including any required due to any LEED Certification of the Building, in accordance with the Tenant’s Plans (and revisions thereto) theretofore approved by Landlord (to the extent Landlord’s or the Existing Lessor’s approval is required under this Sublease or the Existing Superior Lease), and otherwise in a good and workmanlike manner, using new materials and equipment of a quality and class at least equal to the original installations in the Building (except where LEED performance requires the use of recycled or used materials). Alterations shall be performed in such a manner as not to unreasonably interfere with or delay, and as not to impose any additional (non-de minimis) expense upon Landlord (unless Landlord and Tenant agree in writing that Tenant shall pay or reimburse to Landlord such additional expense) in, the maintenance or operation of the Building or any part thereof.

          (b) Promptly after the substantial completion of each Alteration other than Decorative Alterations, Tenant, at its sole cost and expense:
               (i) Shall have prepared and delivered to Landlord, as-built plans (in hard copy/print format and in the latest version of AutoCAD format (or such other format as may be approved by Landlord)), and sign-offs and inspection reports with respect to the Alterations in question. Landlord shall have an unrestricted non-exclusive license to use such “as built” plans, as well as all field notes and plans, for any purpose relating to the Premises without paying any additional cost or compensation therefor;
               (ii) A certificate from Tenant’s architect, general contractor or construction manager that in such person’s professional judgment, all Alterations have been completed in accordance with the Tenant’s Plans and revisions thereto theretofore approved by Landlord; and
               (iii) Lien waivers from each contractor, subcontractor, materialman and supplier to the extent of the amount paid to such parties. Notwithstanding the foregoing, Tenant shall not be required to deliver to Landlord any lien waiver under this subsection (iii), as opposed to Section 4.03, if Tenant is disputing in good faith the payment which would otherwise entitle Tenant to such waiver, provided that (x) Tenant keeps Landlord advised of the status of such dispute and the basis therefor, (y) Tenant delivers to Landlord the lien waiver promptly after the date that the dispute is settled, and (z) such lien waivers are not required under the Existing Superior Lease, any other superior lease, any superior mortgage, any other agreement by which Landlord is bound, and the failure to obtain such lien waivers would not otherwise adversely affect Landlord, the lessor under the Existing Superior Lease or any other superior lease, the Building or Landlord’s or such lessor’s interest therein; it being understood and agreed that the foregoing shall not relieve Tenant of any of its obligations to remove a lien by bond or otherwise in the event a lien is filed or to indemnify, defend and hold Landlord harmless in respect of such lien.
     13.06 Tenant shall not permit any mechanic’s or other liens to be filed, or violations to be issued by the Department of Buildings or any other Governmental Authority, in any such case in connection with or arising from, or otherwise connected with, any Alterations (including Tenant’s Work, provided that, with respect to Tenant’s Work, Landlord has been timely in making construction draws in accordance with, and subject to, the applicable provisions of Section 4.03 hereof) or any other work claimed to have been done for, or materials furnished to, Tenant or any Tenant Party, whether or not done or furnished pursuant to this Article, including the liens of any security interest in, conditional sales of, or chattel mortgages upon, any materials, fixtures or articles so installed in and constituting part of the Premises. Tenant shall not be in default of the preceding sentence if, at its expense, it satisfies, cancels or discharges, or bonds over, all such liens and violations, and, in all cases, removes same from the record, within thirty (30) days after Landlord makes written demand therefor (or such shorter period of time as may be required under the Existing Superior Lease); provided, however, that the granting of such thirty (30) days shall not affect Tenant’s other obligations and liabilities under this Sublease, including the indemnification obligation set forth in this Section. Nothing in this Section shall prevent Tenant from granting a security interest in any of Tenant’s Property that is not affixed to any portion of the Real Property, provided that at no time shall any such security interest encumber or otherwise affect, or attach to, Landlord, the lessor under any superior lease, or any estate or interest in the Real Property (or any portions thereof).
     13.07 Nothing contained in this Sublease shall be deemed or construed to constitute the consent or request of Landlord, express or implied, by implication, inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific improvement of, alteration to, or repair of, the Real Property or any part thereof on behalf of Landlord or any lessor (including Existing Lessor) under any superior lease, nor as giving Tenant any right, power or authority to contract on behalf of Landlord or any such lessor, including Existing Lessor, or permit the rendering, on behalf of Landlord or any such lessor, including Existing Lessor, of any services or the furnishing of materials that would give rise to the filing of any lien, mortgage or other encumbrance against the Real Property or any part thereof or against any assets of Landlord or any such lessor, including Existing Lessor.
     13.08 Regardless of who performs an Alteration, all Alterations shall be performed subject to the provisions of Article 52 hereof.
     13.09 Subject to the provisions of Section 2.04(b)(ii), Tenant covenants and agrees to use commercially reasonable efforts to minimize noise and vibrations resulting from the performance of Alterations (including Tenant’s Work), the operation and testing of Roof Installations and all other work (including repairs) performed by Tenant or any other Tenant Party, from being audible or felt outside the Premises (including portions of the Building outside the Premises) between the hours of 8 AM and 5 PM on Business Days. With respect to the testing of Tenant’s Generator Equipment, the performance of Alterations (including Tenant’s Work) and/or all other work (including repairs) performed by Tenant or any other Tenant Party which, despite using commercially reasonable efforts to minimize noise and vibrations, results in unreasonable noise or vibrations being audible from or felt outside the Premises (including portions of the Building outside the Premises), such testing, Alterations and other work shall be reasonably scheduled with Landlord, and, except as otherwise required by Governmental Authority, shall only be performed (A) on days that are not Business Days or (B) on Business Days other than during the hours of 8:00 AM to 6:00 PM, provided, however, that if any Roof Installation is in need of immediate repair and the Roof Installation in question is reasonably necessary to conduct Tenant’s business in the Premises, such repairs may be performed during the hours of 8:00 AM to 6:00 PM on Business Days if the repair in question is completed within forty-eight (48) hours from the time such repair commences, and if the repair in question takes longer than forty-eight (48) hours from the time such repair commences, the continuation of such repair (beyond such forty-eight (48) hour period) may only be performed (x) on days that are not Business Days or (y) on Business Days other than during the hours of 8:00 AM to 6:00 PM. For the purposes of illustration, a functioning Tenant’s Generator Equipment shall be deemed reasonably necessary to conduct Tenant’s business in the Premises even when there is no power outage, but a functioning Rooftop Sign shall never be deemed reasonably necessary to conduct Tenant’s business in the Premises.
ARTICLE 14
TENANT’S PROPERTY
     14.01 All fixtures, equipment, improvements and appurtenances attached to or built into the Premises at the commencement of or during the Term, whether or not by or at the expense of Tenant, shall be and remain a part of the Premises, shall be deemed the property of Landlord upon the expiration of the Term and shall not be removed by Tenant, except (i) in the ordinary course of business, (ii) in accordance with Section 13.05(a) or (iii) as hereinafter in this Article expressly provided.
     14.02 All (a) movable partitions; lighting fixtures; special cabinet work; business, office and trade fixtures, machinery and equipment; communications equipment; and equipment in the SOC, whether or not, in the case of any of the foregoing, attached to or built into the Premises, which are installed in the Building by or for the account of Tenant or any other Tenant Party, and which can be removed without permanent structural damage to the Building, and (b) furniture, furnishings and other articles of movable personal property of Tenant or any other Tenant Party and located in the Premises (all of items described in clauses “(a)” and “(b)” being herein referred to as “Tenant’s Property“) shall be and shall remain the property of Tenant (or such Tenant Party) and may be removed by it at any time during the Term; provided that if any of Tenant’s Property is removed, Tenant or any party or person entitled to remove same shall repair or pay the cost of repairing any damage to the Premises or to the Building resulting from such removal. Any dispute between Landlord and Tenant as to whether any property constitutes Tenant’s Property shall be resolved by arbitration in accordance with the provisions of Article 34 hereof.
     14.03 On or before the Expiration Date or sooner termination of this Sublease (or as promptly as practicable after such a sooner termination), or sooner date upon which any portion of the Premises will no longer be a part of the Premises pursuant to the Contraction Option, the 5th Floor Contraction Option, Partial Surrender Option, the exercise of Landlord’s Option or otherwise, Tenant at its expense, shall remove from the Premises and the Building all of Tenant’s Property (except, at Tenant’s election, movable partitions, lighting fixtures and special cabinet work) and, subject to the provisions of the next sentence, all cabling installed in the Building by or on behalf of Tenant or any other Tenant Party, and shall repair any damage to the Premises or the Building resulting from such removal of Tenant’s Property and such cabling. With respect to such cabling, the removal (and corresponding repair) obligations described in the preceding sentence shall apply if (i) under the applicable provisions of the Existing Superior Lease, cabling is required to be removed upon the expiration or termination of the Existing Superior Lease, or (ii) if such removal is required by Legal Requirements, it being agreed that for the purposes of determining whether such removal is required by

Legal Requirements the cabling shall be deemed abandoned and not be used after Tenant’s use thereof. For the purposes of clarification, if any cabling is located within portions of the Premises which no longer are a part of the Premises pursuant to the Contraction Option, the 5th Floor Contraction Option, Partial Surrender Option, the exercise of Landlord’s Option or otherwise, such removal (and corresponding repair) obligations shall apply to the portions of the Premises in question, as and when the such portions of the Premises are no longer a part of the Premises, with such removal and repair obligations applying to all remaining cabling (including cabling that is outside the Premises) on or before the Expiration Date or sooner termination of this Sublease. Tenant’s obligation herein shall survive the expiration or sooner termination of this Sublease. Any dispute between Landlord and Tenant as to whether any property constitutes Tenant’s Property shall be resolved by arbitration in accordance with the provisions of Article 34 hereof.
     14.04 Any items of Tenant’s Property (except money, securities and other like valuables) and Specialty Installations which shall remain in the Premises or the Building after (a) the Expiration Date or fifteen (15) days following an earlier termination date, and (b) Tenant having vacated the Premises, may, at the option of Landlord, be deemed to have been abandoned, and in such case either may be retained by Landlord as its property or may be disposed of, without accountability, at Tenant’s sole cost and expense in such manner as Landlord may see fit.
     14.05 (a) For purposes of this Sublease, “Specialty Installation(s)” shall mean all (i) Structural Alterations made by or on behalf of Tenant or any other Tenant Party, (ii) Roof Installations, (iii) all installations consisting of kitchens (but not pantries), private or executive lavatories, vaults, internal staircases, dumbwaiters and pneumatic tubes, and (iv) other installations of similar character or nature that are above and beyond standard or typical office installations but specifically excluding raised floors and wiring and cabling (the Specialty Installations described in this clause (iv) being collectively referred to as “Miscellaneous Special Installations”). “Specialty Installations” shall also include all Alterations and installations, which, under the applicable provisions of the Existing Superior Lease, are required to be removed upon the expiration or termination of the Existing Superior Lease. Any dispute between Landlord and Tenant as to whether an Alteration or installation constitutes a Specialty Installation shall be resolved by arbitration in accordance with the provisions of Article 34 hereof. Unless, in response to Tenant’s notice, as hereinafter provided, Tenant is otherwise expressly advised in writing by Landlord to the contrary, on or before the Expiration Date or sooner termination of this Sublease, or sooner date upon which any portion of the Premises will no longer be a part of the Premises pursuant to the Contraction Option, the 5th Floor Contraction Option, Partial Surrender Option, the exercise of Landlord’s Option or otherwise, Tenant shall, at its sole cost and expense, remove all Specialty Installation(s) from the Premises (or applicable portion thereof) and the Building (unless (A) the Existing Lessor has agreed in writing that such Specialty Installation need not be removed, and (B) Landlord does not renew or extend the term of the Existing Superior Lease), repair all damage to the Premises (or applicable portion thereof) and all other portions of the Building affected by such removal, restore all portions of the Premises (or applicable portion thereof) and the other portions of the Building affected by the Specialty Installations to the condition that such portions of the Premises (or applicable portion thereof) and the Building existed prior to the installation of same, cap off plumbing and gas lines in accordance with applicable Requirements and good construction practices, and restore all slab and wall penetrations to the condition that existed prior to such penetrations (such removal, repair and restoration work being hereinafter referred to as the “Restoration Work”), except that if Tenant, at its election, prior to commencing such Restoration Work, notifies Landlord thereof and Landlord shall advise Tenant in writing, within ten (10) Business Days after Landlord’s receipt of such notice that Landlord wishes any Specialty Installations to remain, Tenant shall not perform Restoration Work with respect to that particular Specialty Installation.
          (b) Notwithstanding anything contained in subsection (a) above to the contrary, except in the case of (A) the Term or this Sublease ending or being terminated as a result of an Event of Default, and (B) portions of the Premises no longer being a part of the Premises pursuant to the Contraction Option, the 5th Floor Contraction Option, Partial Surrender Option, the exercise of Landlord’s Option or otherwise, the Structural Alterations described in clause “(i)” of subsection (a) above, that are not Specialty Installations pursuant to any other provision of this Sublease, shall only be Specialty Installations under this Sublease if same, under the applicable provisions of the Existing Superior Lease, are required to be removed upon the expiration or termination of the Existing Superior Lease.
          (c) Tenant’s obligation and liability with respect to the removal of Specialty Installation(s) and the performance of the Restoration Work shall survive the Expiration Date (as same may be extended) or sooner expiration or termination of this Sublease.
ARTICLE 15
REPAIRS AND MAINTENANCE
     15.01 Tenant, at its sole cost and expense, (a) shall maintain in good working order and condition, and shall repair promptly, the floors, ceilings, interior walls, and doors of the Premises, (b) shall maintain in good working order and condition all other portions of the Premises, and the fixtures, equipment and appurtenances therein, including all Building systems and equipment therein that have been installed or modified in any way by or on behalf of Tenant or any other Tenant Party, and (c) promptly shall make all nonstructural repairs to all of the foregoing as and when needed to preserve the Premises (and all such fixtures, equipment and appurtenances) in good working order and condition, except for reasonable wear and tear and damage by casualty or condemnation. Furthermore, and notwithstanding anything in this Sublease to the contrary, Tenant, at its sole cost and expense, shall maintain in good working order and condition, repair promptly, all devices, systems, equipment and installations, whether located inside or outside the Premises and regardless of the nature of such repairs, that exclusively service the Premises (including the Supplemental HVAC Units, the Roof Installations, the Tenant’s Generator Equipment and the Tenant’s Signs), as

may be required by applicable Legal Requirements and as may be otherwise required solely to maintain such devices, systems, equipment and installations in good working order and condition. (Except as otherwise provided in the succeeding sentence, the preceding sentence shall not apply to the Building’s risers, exterior windows, electrical closets, standpipes, sprinkler system outside the Premises or the Building HVAC Systems.) Notwithstanding anything in this Sublease to the contrary, but subject to the provisions of Section 11.03 hereof, Tenant, at its sole cost and expense, shall promptly make all Alterations and repairs, ordinary or extraordinary, interior or exterior, structural or otherwise, in and about the Premises and the Building, as shall be required by reason of (i) the performance or existence of Tenant’s Work or Tenant’s Alterations, (ii) the installation, use or operation of Tenant’s Property in the Premises or the installation, use or operation of the Roof Installations, (iii) the moving of Tenant’s Property in or out of the Building, (iv) the negligence or willful act of, or omission by, Tenant or any other Tenant Party, (v) the use of any portion of the Premises for a use that is not permitted under this Sublease, or (vi) a default under any of the terms, covenants or conditions in this Sublease on Tenant’s part to observe, perform or comply with. In addition, and notwithstanding anything in this Sublease to the contrary, Tenant, at its sole cost and expense, shall promptly make all repairs of any nature, to all devices, systems, equipment and installations, whether located inside or outside the Premises that are installed by or on behalf of Tenant or any other Tenant Party. Notwithstanding the foregoing, to the extent that Tenant is obligated to perform any Structural Alterations or structural repairs to any portion of the Premises or other portion of the Building or is obligated to perform any Alterations or repairs outside of the Premises, Landlord, at its election, upon notice to Tenant, may perform such Alterations or repairs on Tenant’s behalf in the event of an emergency or if Tenant fails to commence or diligently pursue such work to completion within any applicable notice and cure period set forth in this Sublease, in which event, Tenant shall reimburse Landlord for the reasonable and actual out-of-pocket costs paid or incurred by Landlord to perform such Alterations or repairs within thirty (30) days after Landlord’s request therefor, which request shall be accompanied by a reasonably detailed description of the repairs in question and reasonable evidence supporting the costs thereof. Tenant, at its sole cost and expense, shall be responsible for all repairs, maintenance and replacement of interior doors, walls and wall and floor coverings, signs, window treatments and window shades in the Premises and, for the repair and maintenance of all lighting fixtures therein. Nothing contained in this Section 15.01 shall require Tenant to perform any repairs to the Premises which, pursuant to the express provisions of Section 15.02, are Landlord’s obligation to perform, or to repair the property of any person (other than Tenant or any other Tenant Party) to the extent the need to repair such property results from the negligence or willful act or omission of Landlord.
     15.02 Landlord, at its expense, except as otherwise expressly provided in Section 15.01 above, Articles 41, 45, 46 and 50 below, and as may be otherwise expressly provided in other provisions of this Sublease, shall keep and maintain (or shall cause the Existing Lessor to keep and maintain) the Real Property, the Building (including the exterior walls of the Building, the structural portions of the Building, the roof of the Building and the exterior windows of the Premises, all to the extent, if not maintained, would adversely affect (by more than a de minimis extent) Tenant’s use of the Premises), the common areas, the sidewalks adjacent to the Building and the Building systems and the facilities that serve the Premises (including the Building HVAC Systems (as defined in Section 17.02 hereof) up to, in the case of the Building HVAC Units (as defined in Section 17.02 hereof) the main feed of the Building HVAC Units where same intersects the corresponding exterior wall of the Premises, and the system to furnish condenser water to the Supplemental HVAC Units), in good working order, condition and repair and in the same, or better, condition as comparable first class office buildings located in the Borough of Queens.
     15.03 Except as may otherwise be expressly provided in this Sublease, Landlord shall have no liability to Tenant by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord, Tenant or others making or failing to make any repairs or changes which, with respect to Landlord, Landlord is required or permitted by this Sublease, or required by any Requirement to make, in or to any portion of the Building or the Premises, or in or to the fixtures, equipment or appurtenances of the Building or the Premises, except, in each case, to the extent caused by the gross negligence or willful misconduct of Landlord or a Landlord Party. With respect to any repairs which Landlord is obligated to make, the performance of which will affect Tenant’s use of the Premises for the Permitted Uses, Landlord shall use good faith commercially reasonable efforts in making any such repairs and shall perform such repair work, except in case of emergency, at times reasonably convenient to, and in coordination with, Tenant and otherwise in such manner as will minimize any disruption to Tenant’s use of the Premises; provided, however, the foregoing shall not require Landlord to perform any such repairs or changes on an overtime or premium time basis, except (i) in an emergency (i.e., a condition that threatens the health or safety of any occupant of the Premises), and (ii) if Tenant cannot, and, as a result of such repair does not, use all or any portion of the Premises, including a condition that denies Tenant from having reasonable access to the Premises. Tenant shall permit Landlord to access the Premises as needed to perform any such repairs, including repairs of any sprinklers or Class E systems. Notwithstanding the foregoing, but not in the case of an emergency where the circumstances will not reasonably permit the following, any repairs to be performed by Landlord, whether within the Premises or outside of the Premises, that adversely affect the continuous operation of the SOC, shall be scheduled in advance with Tenant at a time that shall minimize interference with Tenant’s operation of the SOC, and if requested by Tenant, Landlord shall perform such work on an overtime or premium time basis, provided that Tenant shall pay, as Additional Rent, the incremental cost for performance of the work on an overtime or premium time basis. For repairs that are to be performed within the Premises, Landlord shall perform same accompanied at all times by a representative of Tenant (which representative shall be provided at Tenant’s expense), but only to the extent Tenant provides such representative, provided, however, that none of the foregoing shall require Landlord to perform any such repairs on an overtime or premium time basis.

ARTICLE 16
ELECTRICITY
     16.01 (a) Landlord shall make available to the Tenant, at the electrical distribution panels serving the various portions of the Premises, an aggregate of six (6) watts per square foot of the Useable Area of the Premises (demand load) of electrical capacity and in no event shall any one electrical distribution panel on a floor of the Building on which the Premises are located be serviced with less than four (4) watts per square foot of the Useable Area of the Premises served by such panel (the “Basic Capacity”), exclusive of the electric power required to operate the Building HVAC Systems and other Building systems that are not Tenant’s responsibility to provide electric power for pursuant to this Sublease (whether or not the cost of such electric power is included in Operating Expenses), but inclusive of the power required to operate the Supplemental HVAC Units (as defined in Section 17.05 hereof). Landlord shall not de-rate the watts per square foot of Useable Area of the Premises that Landlord makes available on any particular riser or at any particular electrical distribution panel serving the Premises at any time after Landlord approves Alterations for work to distribute the electrical capacity within the Premises from such riser and panel. For the purposes of clarification, to satisfy the foregoing obligation, and subject to any re-distribution of electrical power by or on behalf of Tenant, the average electrical capacity to be made available to the portions of the Premises in the aggregate on any given floor of the Building shall be six (6) watts per square foot of the Useable Area of the Premises (demand load); so that if, by way of example, an entire floor of the Building is part of the Premises and there are four (4) electrical distribution panels serving such floor, each of which serves twenty (25%) percent of the Useable Area on such floor, and the electrical capacity available at two (2) of such electrical distribution panels is seven (7) watts per square foot of the Useable Area of the portions of the Premises served by such electrical distribution panels (demand load), and the electrical capacity available at the other two (2) of such electrical distribution panels is five (5) watts per square foot of the Useable Area of the portions of the Premises served by such electrical distribution panels (demand load), then the foregoing obligation will be satisfied.
          (b) If prior to the date which is one (1) year following the Commencement Date, Tenant provides to Landlord a load letter from Tenant’s electrical consultant requesting that additional electrical capacity be made available to Tenant, Landlord will make available to Tenant the amount of electrical capacity so requested, but in no event exceeding two (2) additional watts per square foot of Useable Area of the Premises (demand load) of electrical capacity (the “Additional Electrical Capacity”), the costs associated with providing such Addition Electrical Capacity to be paid solely by Tenant, provided, however, that if Landlord is already making available to the portions of the Premises in question at least eight (8) watts per square foot of Useable Area of such portions of the Premises (demand load) of electrical capacity, Landlord shall not be obligated to make any Additional Electrical Capacity available to such portions of the Premises, and if Landlord is already making available to the portions of the Premises in question more than six (6) watts, but less than eight (8)

watts, per square foot of the Useable Area of such portions of the Premises (demand load) of electrical capacity, then the Additional Electrical Capacity for the portions of the Premises in question shall be reduced to the difference between eight (8) watts per square foot of Useable Area (demand load), and the actual capacity then being made available. If Tenant has re-distributed any electrical capacity within the Premises and/or to any of the Roof Installations so that the electrical capacity to the portion of the Premises in question is less that what Landlord initially made available to such portion of the Premises, then, for the purposes of determining how much, if any, Additional Electrical Capacity, if any, to which Tenant is entitled, Landlord shall be deemed to be making available to the portions of the Premises in question the electrical capacity initially made available to such portions.
     16.02 The calculations and determinations of the charges for electricity consumed in the Premises (including the Renewal Premises Cafeteria Space, the FC Space and the CC Space, to the extent any of the foregoing is part of the Renewal Premises) and by the Roof Installations shall be based on the readings of one or more submeters (which shall include so-called CT meters and/or other devices for measuring usage of electric power) serving the Premises (which submeters, to the extent not installed as of the date hereof, shall be installed by Landlord, subject to the provisions of Section 16.09 hereof), which readings shall be applied to the Cost Per Kilowatt Hour, as defined below. Tenant shall pay to Landlord, within thirty (30) days after demand from time to time, but no more frequently than monthly, for the consumption of electricity, an amount (the “Basic Amount”) equal to the product of (x) Cost Per Kilowatt Hour, multiplied by (y) the actual number of kilowatt-hours of electric power consumed by Tenant in such billing period. “Cost Per Kilowatt Hour” means the total actual cost incurred by Landlord to provide electricity to the Building during a particular billing period, including energy charges, demand charges, delivery charges, commodity charges, surcharges, time-of-day charges, fuel adjustment charges, rate adjustment charges, taxes (regardless of whether included in the utility company’s charges or paid separately by Landlord), rebates, discounts and any other factors used by the utility company in computing its charges to Landlord, divided by the total kilowatt hours purchased by Landlord to provide electricity to the Building during such period. In addition, Tenant shall pay to Landlord, as Additional Rent the sum of (such sum being herein referred to as the “Additional Amount”) (A) the actual fees and expenses of Landlord’s third-party electrical contractor for services rendered by such contractor in the maintenance, repair and reading of the submeter(s) serving the Premises (including the Roof Installations) and the billing of electricity (which fees and expenses shall not be included in Operating Expenses), and (B) the amount of any taxes specifically imposed by any Governmental Authority on Landlord’s receipts from the sale or resale of electricity to Tenant. Where more than one submeter measures the consumption of electric service, the electric service rendered through each submeter shall be computed and billed conjunctively in accordance with the provisions hereinabove set forth. Bills for such amounts, subject to the provisions of Section 16.11, shall be rendered to Tenant at such times as Landlord may elect, but not more often than monthly.

     16.03 (a) Landlord, at its cost, shall be responsible for furnishing (to the extent not already installed), installing (to the extent not already installed) and maintaining in good working order and condition all electrical facilities and equipment to deliver the Basic Capacity to the electrical distribution panels serving the various portions of the Premises, including, if necessary, installing additional risers and/or conduit, and shall be responsible, at its cost to maintain in good working order and condition all existing electrical distribution panels serving the various portions of the Premises, and any additional electrical distribution panels that may be installed by Landlord.
          (b) Tenant, at its sole cost and expense, shall be solely responsible for the furnishing and installation of all additional panel boards, feeders, risers, wires, conduits, and other electrical facilities and equipment necessary and proper to obtain any Additional Electrical Capacity and to deliver the Basic Capacity and any Additional Electrical Capacity to the Premises from the electrical distribution panels serving the various portions of the Premises and (subject to Section 16.04 and Section 16.05 and the other applicable provisions of this Sublease, and provided Tenant’s manner of distribution shall not cause any portion of the electrical system to overload) to distribute the Basic Capacity and any Additional Electrical Capacity in the Premises and to the Roof Installations (as such term is defined in Article 41 hereof). Said additional panel boards, feeders, risers, wires, conduits, and other electrical facilities and equipment shall be furnished and installed by Tenant in accordance with the terms of, and subject to the applicable provisions of, this Sublease (including Section 16.05 below) and thereafter, at Tenant’s sole cost and expense, maintained by Tenant in good working order and condition and repaired.
     16.04 Landlord makes no representation or warranty as to whether the Basic Capacity is adequate for Tenant’s use of the Premises. Except as otherwise provided in this Sublease, Landlord shall not in anywise be liable or responsible to Tenant for any loss or damage or expense which Tenant may sustain or incur if either the quantity or character of electric service is changed by any cause not in Landlord’s control or is no longer available for any reason not within Landlord’s control or suitable for Tenant’s requirements.
     16.05 At all times Tenant’s and all Tenant’s Parties’ use of electric current shall never exceed the capacity of the then existing feeders and other equipment servicing the Premises and the Roof Installations. It shall be Landlord’s responsibility to insure that such feeders and other equipment have sufficient capacity to deliver the Basic Capacity and any Additional Electrical Capacity to the electrical distribution panels serving the various portions of the Premises. Tenant shall furnish, install and replace, as required, all lighting tubes, lamps, bulbs and ballasts required in the Premises, at Tenant’s sole cost and expense. All lighting tubes, lamps, bulbs and ballasts so installed shall become Landlord’s property upon the expiration or sooner termination of this Sublease. Tenant shall only use such lighting tubes, lamps, bulbs, and ballasts which comply with the standards of any LEED certification for the Building as of the Effective Date or as Landlord may otherwise reasonably require in connection with other energy conservation plans or environmental improvement initiatives implemented for the entire (or substantially the entire) Building, provided, however, that except if otherwise required by applicable Legal Requirements, Tenant shall not be obligated to (i) replace functioning lighting tubes, lamps, bulbs or ballasts that are in place on the Effective Date to satisfy the foregoing provisions of this sentence, and (ii) make changes that increase Tenant’s costs related to an upgrade in the Building’s LEED certification in effect as of the Commencement Date, except to the extent any such increase in costs was required by Requirements or was the result of repairs or alterations required by Requirements. The furnishing, installation and replacement of all such lighting may, at Tenant’s option, be performed by Landlord, at Landlord’s then established costs which will be paid by Tenant within thirty (30) days after Landlord’s submission to Tenant of an invoice with all supporting documentation.
     16.06 All installations, alterations and additions of and to the electrical distribution system within or servicing the Premises shall be deemed an Alteration and shall be subject to Landlord’s prior written approval in each instance in accordance with the terms of Article 13. If, in connection with any request for such approval, Landlord, in its good-faith judgment, made after consultation with Tenant, and subject to the obligation of Landlord, at Landlord’s cost, to maintain the electrical infrastructure capable of delivering the Basic Capacity and Additional Electrical Capacity to the Premises in accordance with, and subject to this Article and the other applicable provisions of this Sublease, determines that the existing risers, feeders or other installations or equipment of, in or servicing the Building require modification or additions to adequately support such Alteration, Landlord shall so advise Tenant. If Tenant elects to proceed without modifying its plans, Landlord shall, at the sole cost and expense of Tenant, make such modifications and/or additions that Landlord shall deem necessary with respect thereto, provided, however that, if Landlord shall determine, in its reasonable judgment, that the same will cause permanent damage or injury to the Building or to the Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, repairs or expense, or interfere with, or disturb, the other tenants or occupants of the Building, or adversely affect the ability to supply or furnish electricity to other portions of the Building at any time during, prior to, or after, the Term, then Landlord shall not be obligated to make such modification(s) or addition(s), and Tenant shall not make the installation, alteration, or addition with respect to which Tenant requested Landlord’s consent. Notwithstanding the provisions of the prior sentence, the provisions of the prior sentence shall not apply to alterations necessary to deliver the Basic Capacity and the Additional Electrical Capacity. All of the aforesaid costs and expenses are chargeable and collectible as Additional Rent, and shall be paid by Tenant to Landlord within thirty (30) days after Tenant is given a bill or statement therefor, along with reasonable supporting documentation. Any dispute concerning the delivery of the Basic Capacity and Additional Electrical Capacity and alterations to the electrical distribution system shall be determined by arbitration in accordance with the provisions of Article 34 hereof.
     16.07 The provisions of Sections 16.01, 16.02, 16.09, 16.10, 16.11 and 16.13 shall not apply to the Storage Space, but the provisions of Section 2.08(c) shall apply to providing electricity to the Storage Space. The provisions of Sections 16.01, 16.11 and 16.13 shall not apply to the to the Renewal Premises Cafeteria Space, the FC Space or the CC Space, to the extent any of the foregoing is a part of the Renewal Premises, but (during the Renewal Term, if any) the provisions of Section 2.09(g), 2.10(g) and 2.11(g) shall apply, respectively, to providing electricity to the Renewal Premises Cafeteria Space, the FC Space and the CC Space, to the extent any of the foregoing is a part of the Renewal Premises.
     16.08 Intentionally omitted.
     16.09 Landlord and Tenant acknowledge that as of the Effective Date the entire 6th Floor Premises and the entire 7th Floor Premises are serviced by submeters that measure the electrical consumption in those portions of the Premises, and that the entire 5th floor of the Building is serviced by submeters that measure the electrical consumption, but that to the extent one or more of such submeters are not dedicated to the 5th Floor Premises, Landlord, at its expense, shall, by the Commencement Date, reconfigure the 5th floor submeters and/or install additional submeters, to separately measure the electrical consumption in the 5th Floor Premises. From time to time after the date hereof, as additional portions of the Building which are not serviced by one or more submeters are added to the premises demised under this Sublease (including, if applicable, the Renewal Premises Cafeteria Space, the FC Space and the CC Space), Landlord shall install one or more submeters to measure the electrical consumption in those portions of the Building, provided that such installation shall be performed in a manner that does not unreasonably interfere with the conduct of Tenant’s business in the Premises, including the operation of the SOC. From and after the date that such a submeter becomes operational, Section 16.02 hereof shall apply to the consumption of, and payment for, electricity in those portions of the Premises. Within thirty (30) days after Landlord’s demand therefor, Tenant shall reimburse Landlord for the reasonable cost of furnishing and installing such submeter(s) and all feeders, risers, wires, conduits and other electrical facilities and equipment necessary to make such submeter(s) operational, except that (other than with respect to the Renewal Premises Cafeteria Space, the FC Space and the CC Space) Landlord shall pay the first $[***], in the aggregate, of the cost and expense of furnishing and installing such submeter(s) and other equipment.
     16.10 If either submetering of electricity in the Premises, or Tenant obtaining electricity by any method other than directly from a company that provides (or will provide) electric power to the Building, is hereafter prohibited by any Legal Requirement or by any order or ruling of the Public Service Commission of the State of New York (or its successor), such event(s) shall not relieve or release Tenant from any of its obligations or liabilities under this Sublease (except for the obligation to pay Landlord for electricity from and after the date that Landlord discontinues furnishing or making electricity available for Tenant’s use), constitute an actual or constructive eviction, or

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

impose any liability upon Landlord, and Tenant shall apply, within ten (10) days of Tenant’s receiving notice thereof, to the company providing electric power to the Building and arrange for obtaining direct electric service for the entire Premises (including those portions which were not theretofore covered by a submeter) and the Roof Installations and other equipment that are on the same circuits that service the Premises, and shall pay all costs and expenses necessary to comply with all rules and regulations of such company related to such application and direct electric service. From and after the date upon which such direct electric service first becomes operational, Landlord shall be relieved of, and released from, any further obligation to furnish or make available electricity to Tenant, the Premises or any equipment that services the Premises, including the Roof Installations. After the giving of such notice by Landlord, Tenant shall take all actions necessary to obtain such direct service as soon as possible, and Landlord, at no cost or expense to Landlord (other than a de minimis cost or expense) shall (a) cooperate with Tenant, and (b) as the net lessee of the Building, take all commercially reasonable actions as are necessary to enable Tenant to obtain such direct service. Such direct service may be furnished to Tenant, without additional charge to Tenant (other than Landlord’s actual out-of-pocket costs and expenses) by means of the then existing electrical facilities serving the Premises, including Building feeders and risers, to the extent that the same are suitable and safe for such purposes. All meters and all additional panel boards, feeders, risers, wiring and other equipment which may be required by Tenant to obtain electricity directly from such company shall be furnished and installed by Tenant, at its sole cost and expense, in accordance with, and subject, the provisions of Article 13 and the other applicable provisions of this Sublease.
     16.11 If requested by Tenant, and provided this Sublease is in full force and effect, Landlord shall, at Tenant’s expense (including all out-of-pocket fees and expenses incurred by Landlord and Existing Lessor), cooperate with Tenant in connection with Tenant’s attempts to obtain from any applicable Governmental Authority energy discounts, credits and other related energy benefits related to Tenant’s Work and/or Tenant’s use and occupancy of portions of the Building, and, to the extent that any such discounts, credits and other related energy benefits that relate solely to Tenant’s Work and/or Tenant’s use and occupancy of the Building are granted to Landlord, as opposed to directly to Tenant), Landlord shall pass-though such discounts, credits and other similar benefits to Tenant so that Tenant receives, on a dollar-for-dollar basis, the discount, credit or other similar benefit actually received by Landlord, provided that, with respect to all of the foregoing, such attempts to obtain energy discounts, credits and other similar benefits, and the actual granting and receipt of same do not, and will not, in Landlord’s reasonable determination, adversely affect Landlord (including its successors and assigns), any present or future occupant of the Building, or the operation or management of the Real Property (including the cost and expense to operate and manage the Real Property), it being the intention of the parties that any such discounts, credits and other similar benefits shall not have any net adversely affect. Nothing contained in this Section or elsewhere in this Sublease shall be deemed to constitute a warranty or representation by Landlord that the Tenant is entitled to, or will receive (either directly or indirectly) any such discounts, credits and other similar benefits, Tenant hereby acknowledging that Landlord has made no such representation or warranty. Tenant’s inability to obtain any such discounts, credits and other similar benefits shall not relieve or release Tenant from any of its obligations or liabilities under this Sublease, or impose any liability upon Landlord.
     16.12 (a) Tenant shall be permitted, at its sole cost and expense, in accordance with all applicable Requirements, to install a single or dual emergency generator system, including one or two generators and such other equipment (but excluding fuel tanks), and the wiring and conduits to connect same to the Premises (collectively, “Tenant’s Generator Equipment”), in the locations designated on Exhibit M attached hereto. The installation of Tenant’s Generator Equipment shall be subject to the provisions of Article 13 and all other applicable provisions of this Sublease, except that Landlord conceptually agrees, subject to any approval required under the Existing Superior Lease, to such placement in accordance with Exhibit M. Any objection to Tenant’s Plans regarding Tenant’s Generator Equipment that Landlord raises in accordance with the provisions of Article 13 shall contain Landlord’s suggested changes thereto. Tenant shall have access to Tenant’s Generator Equipment for inspection, repairs, replacement and testing at all times during the Term, subject to the applicable provisions of this Sublease. Tenant shall have the right to periodically test Tenant’s Generator Equipment, as scheduled with Landlord, and in no event during Business Hours, and otherwise in compliance with Requirements and in a manner and at such times as are consistent with the testing procedures of similar systems in buildings similar to the Building located in the Borough of Queens. Without Landlord being liable to Tenant for any malfunction of Tenant’s Generator Equipment, Tenant shall have the right to connect to Tenant’s Generator Equipment, the Building systems that exclusively service the Premises, the Roof Installations, and any base Building systems required to operate the SOC in any emergency (to the extent such base Building systems will not be operated by Landlord’s emergency generator system for the Building), including the sanitary, sprinkler and Building HVAC Systems that exclusively service the Premises, in order to maintain Tenant’s operations during a power outage. No rent is due with respect to the space occupied by Tenant’s Generator Equipment and Tenant shall have the right to use riser space to connect Building systems to Tenant’s Generator Equipment without charge. All rights granted to Landlord with respect to Tenant’s Generator Equipment that are set forth in the Third Amendment of the Existing Superior Lease or subsequent amendments to the Existing Superior Lease for the Renewal Term shall be made available by Landlord solely to Tenant during the Renewal Term and Tenant shall reimburse to Landlord, within thirty (30) days after Landlord’s demand therefor from time to time, for all out-of-pocket costs and expenses incurred by Landlord to the Existing Lessor in respect of Tenant’s Generator Equipment during the Renewal Term.
          (b) During the initial Term, Tenant shall have the right to share in the usage of Landlord’s two (2) existing 8,000 gallon fuel tanks and associated pumps and distribution equipment (said fuel tanks and associated pumps and distribution equipment, including any replacements thereof, being herein referred to as the “Building Fuel Tanks”), on the following terms and conditions: (i) with respect to the

Building Fuel Tanks and the safety equipment and fire protection described in clause “(iii)” below, Tenant shall reimburse to Landlord from time to time, within thirty (30) days after Tenant’s receipt of an invoice from Landlord together with reasonable supporting documentation, fifty (50%) percent of all costs incurred with respect to the use and maintenance of the Building Fuel Tanks, the use and maintenance of any replacements thereof (but not the cost of replacement) and the cost and expense to install and maintain such safety equipment and fire protection, it being understood and agreed that Landlord’s share of such costs (as well as the cost to re-fuel the Building Fuel Tanks from time to time, other than the cost of fuel reimbursed by Tenant pursuant to the following clause “(ii)”) shall be included in Operating Expenses; (ii) Tenant shall pay for all such actual fuel usage by Tenant, as measured by the flow meters on the piping leading to, and returning from, Tenant’s Generator Equipment, at the per gallon cost paid by Landlord for the then most recent delivery of fuel to the Building, which meters shall, at Tenant’s sole cost and expense, be installed by Tenant at or prior to the time Tenant first connects the Building Fuel Tanks to Tenant’s Generator Equipment, and, thereafter, be maintained in good working order and repair by Tenant, and which meters shall be read by Landlord (or Landlord’s contractor), at Tenant’s cost; (iii) Landlord shall install and maintain such safety equipment and fire protection in the fuel tank storage area as required by applicable Legal Requirements; (iv) Landlord shall endeavor to keep the Building Fuel Tanks filled to not less than eighty percent (80%) capacity at all times, but Landlord shall not be liable to Tenant for any failure to fill the Building Fuel Tanks or otherwise maintain same, or any other failure of either of the Building Fuel Tanks to operate adequately; (v) subject to the preceding clause “(iv),” Landlord shall use commercially reasonable efforts to maintain the Building Fuel Tanks in good working order and in compliance with applicable Requirements; (vi) Tenant shall indemnify and hold Landlord harmless from and against any and all, actions, proceedings, liabilities, obligations, claims, damages, deficiencies, losses, judgments, suits, expenses and costs (including court costs and reasonable third-party legal fees and disbursements for which Landlord is or may be liable) arising under or out of or in connection with or resulting from (x) the improper or unlawful usage of either of the Building Fuel Tanks by Tenant or any other Tenant Party, (y) a violation of the Existing Superior Lease with respect to Tenant’s use of the Building Fuel Tanks and/or (z) all amounts due and payable by Landlord to the Existing Lessor under the Existing Superior Lease with respect to Tenant’s use of the Building Fuel Tanks; and (vii) Tenant shall have the right, at its sole cost and expense, to review, and make reasonable recommendations with respect to, the maintenance, operation and testing procedures employed by Landlord with respect to the Building Fuel Tanks and associated equipment including controls, pumps and meters. If additional testing of the Building Fuel Tanks and ancillary equipment is required by Tenant during the initial Term, Landlord shall cooperate with Tenant and permit Tenant to perform same at Tenant’s cost and with a contractor selected by Tenant and reasonably acceptable to Landlord. Subject to the applicable provisions of this Sublease, during the initial Term, Tenant shall have access to the Building’s oil pump room and oil tank room solely for the purpose of (1) reading the fuel tank gauges from time to time during the Term and inspecting the Building Fuel Tanks and the fuel distribution equipment and systems, and (2) the Fuel Tank Self-Help (as such term is defined below, provided that in connection with such access pursuant to both clauses “(1)” and (2),” Tenant (including its employees, contractors and other representatives) are at all times accompanied by a representative of Landlord, whom Landlord shall make available upon prior reasonable notice (except that (i) such accompaniment shall be required in the case of an emergency only if practicable, and (ii) such accompaniment shall not be required for such access, at any given time, by up to five (5) of Tenant’s employees who are approved for such access by Tenant, provided the names of such approved employees are on a written list (or updated thereof) prepared by Tenant and received by Landlord at least five (5) Business Days prior to the date of any desired access). Other than use by Tenant and Landlord (and/or any of its Affiliates) for its/their own purposes as an occupant(s) of the Building, during the initial Term, the Building Fuel Tanks may be used only by the operator of the Building in connection with the operation of the Building generally, but not the specific requirements of a particular tenant. “Fuel Tank Self-Help ”shall only apply during the initial Term and, for purposes of this Section, means that after (A) Tenant has determined that the Building Fuel Tanks are below eighty (80%) percent of capacity, (B) Tenant has notified Landlord of such condition, and (C) Landlord has not caused the Building Fuel Tanks to be filled to capacity within twenty-four hours after its receipt of such notice, then, and in such event, Tenant, using commercially reasonable methods, may (provided this Sublease is in full force and effect) cause the Building Fuel Tanks to be filled to capacity. If (1) Tenant exercises the Fuel Tank Self-Help in accordance with, and subject to, the preceding sentence, (2) Tenant gives to Landlord a copy of the receipt from the fuel supplier indicating, in reasonable detail, when and how much fuel oil was delivered to the Building Fuel Tanks and the actual cost of such fuel oil paid by Tenant, together with a demand for Landlord to reimburse to Tenant the actual cost of such fuel oil paid by Tenant, and (3) Landlord fails to reimburse to Tenant such actual cost within thirty (30) days after Landlord’s receipt of such receipt and demand, Tenant shall be further entitled to offset the actual cost of the fuel oil so paid by Tenant against Tenant’s next due bill for maintenance of the Building Fuel Tanks. The rights granted to Landlord with respect to Building Fuel Tanks and Fuel Tank Self-Help that are set forth in the Third Amendment of the Existing Superior Lease or subsequent amendments to the Existing Superior Lease for the Renewal Term shall be made available by Landlord to Tenant during the Renewal Term, it being understood and agreed that as long as Tenant, during the Renewal Term, if any, is entitled to substantially the same rights with respect to the Building Fuel Tanks and Fuel Tank Self-Help that it has during the initial Term, Tenant’s rights with respect to the Building Fuel Tanks during the Renewal Term shall be governed by the Existing Superior Lease.
          (c) Tenant shall be permitted, at its sole cost and expense, in accordance with, and subject to, all applicable Requirements, the applicable provisions of this Sublease and such reasonable rules and regulations as Landlord may issue with respect to the following, (i) to install a conduit, at Landlord’s election, either at a point ending in the NE Loading Dock (as defined in Section 18.01(b) hereof) or on the North face of the Building adjacent to the open lot, if use of the open lot for parking a portable generator is permitted under the Existing Superior Lease, approximately in one of the locations designated on Exhibit N attached hereto, to connect, during the initial Term, a portable generator to provide emergency power to only the Premises, the Roof Installations or portions thereof (except as expressly provided below with respect to Landlord’s use), and (ii) during the initial Term, to park and operate one (1) portable generator outside of the Building and adjacent to the NE Loading Dock, but only during a period of time that Tenant is unable to access power through the electrical distribution system in the Building, all without any representation or warranty on the part of the Landlord as to whether such conduit or the parking of a portable generator or the operation thereof adjacent to the NE Loading Dock is permitted by applicable Requirements, and Tenant’s inability to so install said conduit or to park or operate said portable generator shall not relieve or release Tenant from any of its obligations or liabilities under this Sublease, constitute an actual or constructive eviction, or impose any liability upon Landlord. Landlord makes no representations or warranties as to the permissibility of any of such conduit or the parking or operation of said portable generator under the Existing Superior Lease. If a portable generator has been parked adjacent to such loading bay, Tenant, at its sole cost and expense, and in accordance with all applicable Requirements, shall remove said portable generator and the connection to the Building promptly after the power outage has ended. The installation and use of such conduit shall be subject to the provisions of Article 13 and all other applicable provisions of this Sublease. Any objection to Tenant’s Plans regarding such conduit that Landlord raises in accordance with the provisions of Article 13 shall contain Landlord’s suggested changes thereto. Tenant shall use commercially reasonably efforts to minimize interference with the use of the NE Loading Dock and other portions of the Building during such times as said portable generator is parked adjacent to such loading bay, and shall indemnify and hold Landlord harmless from and against any and all, actions, proceedings, liabilities, obligations, claims, damages, deficiencies, losses, judgments, suits, expenses and costs (including court costs and reasonable third-party legal fees and disbursements for which Landlord is or may be liable) arising under or out of or in connection with or resulting from the use of said portable generator, other than the use by Landlord as hereinafter provided. If, during such times that Tenant is operating a portable generator adjacent to the NE Loading Dock, Landlord requests permission to use a portion of the capacity of said portable generator in connection with the operation of the Building, and, in Tenant’s reasonable determination, there is excess capacity available for Landlord’s use, Tenant, at a reasonable cost to Landlord, shall make such excess capacity available for Landlord’s use. Tenant makes no representation or warranty with respect to such use by Landlord and Landlord shall indemnify and hold Tenant harmless from and against any and all, actions, proceedings, liabilities, obligations, claims, damages, deficiencies, losses, judgments, suits, expenses and costs (including court costs and reasonable third-party legal fees and disbursements for which Landlord is or may be liable) arising under or out of or in connection with or resulting from the improper or unlawful usage of said portable generator by Landlord.
     16.13 (a) Landlord is making available to Tenant, at the electrical distribution panels serving the Premises, an aggregate of six (6) watts (with the possibility of increasing such capacity by up to an additional two (2) watts) per square foot of the

Useable Area of the Premises (demand load) of electrical capacity (but not the Roof Areas, it being the understanding and agreement of the parties that any electrical service required by Tenant for the Roof Installations shall be taken by Tenant from the electrical service that is being made available to the Premises), exclusive of the electrical service required to operate the Building HVAC Systems. In accordance with, and subject to, the applicable provisions of this Sublease, Tenant may redistribute such electrical service among portions of the Premises and to the Roof Areas. If at any time during the Term, as a result of an act of Tenant or any other Tenant Party (including the re-distribution of electrical service among the various portions of the Premises, the electrical service being furnished to any portion of the Premises is less than six (6) watts per square foot of Useable Area (demand load), as same may have been increased by any Additional Electrical Capacity, exclusive of the electrical service required to operate the Building HVAC Systems, then on or before the last day of the Term for all such portions of the Premises (including the ending of the Term for portions of the Premises pursuant to Articles 9 and 42 hereof), Tenant, at its sole cost and expense, shall redistribute the electrical service within the Premises so that all portions of the Premises with respect to which the Term is so ending is being furnished with electrical service of not less than six (6) watts per square foot of Useable Area (demand load), as same may have been increased by any Additional Electrical Capacity, exclusive of the electrical service required to operate the Building HVAC Systems. If Tenant fails, or elects not, to perform such redistribution work, Landlord, at its election, may perform such work on Tenant’s behalf, in which event, Tenant shall reimburse Landlord for the actual costs paid or incurred by Landlord to perform same within thirty (30) days after Landlord’s request therefor.
          (b) Notwithstanding anything contained in this Sublease to the contrary, neither Tenant nor any other Tenant Party shall be permitted to re-distribute the electrical service required to operate the Building HVAC Systems or the electric service in or to the Storage Space, the Renewal Premises Cafeteria Space, the FC Space and/or the CC Space; provided that Tenant shall be permitted, in accordance with, and subject to, the applicable provisions of this Sublease (including Article 13 and Section 16.13(a) above), to increase the capacity of electric service in or to the Storage Space, the Renewal Premises Cafeteria Space, the FC Space and/or the CC Space, in all cases by re-distributing electric service from the Office Space.
ARTICLE 17
HEAT, VENTILATING AND AIR-CONDITIONING
     17.01 For the purposes of this Sublease:
          (a) “Business Days” means Mondays through Fridays, except such days as are observed by the State or Federal government as legal holidays and those days designated as holidays by the applicable building service union employees contract (all of such holidays being hereinafter referred to as “Holidays”);

          (b) “regular hours” and “Business Hours” means the hours between 7:00 A.M. and 6:00 P.M. on Business Days;
          (c) “Heating Season” means October 15 through April 15;
          (d) “after hours” shall mean, with respect to heating service, any time other than regular hours.
     17.02 In accordance with, and subject to, the provisions of this Article and the other applicable provisions of this Sublease, any mandatory energy conservation requirements of Governmental Authorities and all other Legal Requirements, Landlord shall furnish heat to the Premises (the “heating service”) through the perimeter heating equipment located in the Premises and through the air-conditioning package units (the “Building HVAC Units”) located in one (1) or more of the mechanical rooms on each floor of the Building on which the Premises is located, and shall furnish air-conditioning to the Premises (the “air-conditioning service”) through the Building HVAC Units, substantially in accordance with the design and performance specifications set forth in Exhibit K hereto (except to the extent such specifications cannot be met until after the completion of Tenant’s Work, or because of any Tenant’s Work or any subsequent Alterations made by or on behalf of Tenant or any other Tenant Party, or because of the use of the Premises, or any part thereof, in a manner exceeding the design conditions (including occupancy and connected electrical load specified for the Building HVAC Systems, or any other act or omission of Tenant or any other Tenant Party, or because of said mandatory energy conservation requirements, other Legal Requirements or the other applicable provisions of this Sublease (the exceptions set forth in this parenthetical being herein referred to as the “HVAC Exceptions”)), it being understood and agreed that Landlord may comply with voluntary energy conservation requirements of Governmental Authorities, provided such compliance does not adversely affect the HVAC Service to the Premises beyond a de minimis extent). The systems through which Landlord so supplies the heating service and the air-conditioning (collectively, the “HVAC Service”) to the Premises, including the perimeter heating equipment located in the Premises, are herein referred to as the “Building HVAC Systems.” Landlord shall provide Tenant with access to the mechanical rooms on each floor of the Building on which the premises are located from time to time to monitor the Building HVAC Systems serving the Premises, at all times accompanied by a representative of Landlord, whom Landlord shall make available upon prior reasonable notice (except that such accompaniment shall not be required for such access, at any given time, by up to five (5) of Tenant’s employees who are approved for such access by Tenant, provided the names of such approved employees are on a written list (or updated thereof) prepared by Tenant and received by Landlord at least five (5) Business Days prior to the date of any desired access). To the extent the Building HVAC Systems do not meet the design and performance specifications set forth in said Exhibit K (subject to the HVAC Exceptions), Landlord shall modify, replace and/or install additional Building HVAC Systems to meet said design and performance specifications. Tenant shall not modify, or make any change, alteration, addition or substitution to or of, the Building HVAC Systems or any component thereof, without

Landlord’s prior written approval in each instance, which approval may be withheld in Landlord’s absolute and sole discretion, except that with respect to any proposed modification any component of the Building HVAC System servicing only the Premises. Landlord’s approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything contained in this Sublease which may be deemed to the contrary, all work required to be performed within the Premises (i.e., from the main feed of the Building HVAC Units where same intersects the corresponding exterior wall of the Premises) to provide HVAC Service, including the installation and distribution of ductwork, variable air volume devices and other equipment, shall be performed by Tenant, at its sole cost and expense, as part of Tenant’s Work, and shall be maintained in good working order and repaired by Tenant at its sole cost and expense. For the purposes of clarification, the fire dampers at the intersection of where the main feed of the Building HVAC Units meets the corresponding exterior wall of the Premises are part of the Building HVAC Systems.
     17.03 At no additional cost to Tenant, but subject to the HVAC Exceptions, Landlord shall furnish heating service during regular hours during the Heating Season and air-conditioning service during regular hours all year round. If during the Heating Season Tenant shall require after hours heating service at any time other than during regular hours, or if Tenant shall require after hours air-conditioning service at any time other than during regular hours, Landlord shall furnish such after hours HVAC Service, provided Tenant notifies Landlord that Tenant requires such after hours HVAC Service no later than 12:00 P.M. on the day for which such after hours HVAC Service is requested (if such after hours HVAC Service is requested for Business Day), or no later than 12:00 P.M. on the Business Day preceding the day for which such after hours HVAC Service is requested (if such after hours HVAC Service is requested for a day that is not a Business Day), at the rates set forth on Exhibit O hereto. Tenant also may give a standing notice to Landlord that it requires after hours HVAC Service during stated time periods and such notice shall remain in effect until Tenant notifies Landlord otherwise. In addition, for Partial Floors on which a portion of the Premises are located and in respect of which Tenant and other tenants or occupants of such Partial Floor have requested concurrent after hours HVAC Service, Landlord shall equitably apportion the cost of such after hours HVAC service between or among Tenant and such other tenants or occupants. Notwithstanding the foregoing, during each and every calendar year occurring during the initial Term, but provided no Event of Default exists, the first $[***] of combined after hours heating service and after hours air-conditioning service (i.e., not $[***] for after hours heating service and an additional $[***] for after hours air-conditioning service) shall be at no charge to Tenant. The $[***] credit shall be prorated on a per diem, 365 day basis, for any partial calendar years occurring during the initial Term, and shall be increased by the same percentage as the hourly after hours HVAC charge may increase from time to time during the initial Term, as of the dates of such increases. Tenant acknowledges that there may be times when minimum

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

after hours HVAC Service is required by applicable labor agreements. Notwithstanding anything contained in this Sublease which may be deemed to the contrary, Landlord shall have no obligation to furnish after hours heating service on any day that is not during the Heating Season.
     17.04 Tenant shall keep or cause to be kept closed all windows in the Premises. In addition, Tenant agrees at all times to cooperate fully with Landlord and to abide by all reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the Building HVAC Systems.
     17.05 (a) There exists in the Premises as of the date of this Sublease certain condenser water cooled supplemental air-conditioning units and the related ductwork, fans, blowers, chilling equipment, thermostatic controls, smoke detectors, condensate removal and other facilities, equipment and machinery (collectively with such units, the “Existing Supplemental HVAC Equipment”). Tenant shall accept the Existing Supplemental HVAC Equipment on the Commencement Date (or on such later date as portions of the Building may be added to the premises demised under this Sublease) in their then “AS-IS” condition and state of repair, subject to any and all defects therein. NEITHER LANDLORD, NOR ANY OF LANDLORD’S AGENTS, HAS MADE OR MAKES, ANY WARRANTY, REPRESENTATION, COVENANT OR PROMISE, EXPRESS OR IMPLIED, IN RESPECT OF THE EXISTING SUPPLEMENTAL HVAC EQUIPMENT OR ANY PARTS THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREOF, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY TENANT. Notwithstanding the foregoing, other than the Existing Supplemental HVAC Equipment in respect of the 5th Floor Premises, the 6th Floor Premises and the 7th Floor Premises, without any liability on the part of Landlord, any or all of the Existing Supplemental HVAC Equipment located in any other portions of the Building that may be added to the premises demised under this Sublease, may, between the date of this Sublease and the date the applicable portions of the Building are added to the premises demised under this Sublease, be removed, relocated and/or replaced.
              (b) To furnish the Premises with supplemental air-conditioning (and supplemental heat, if Tenant so desires), Tenant, at Tenant’s sole cost and expense, may use and operate the Existing Supplemental HVAC Equipment, and, in accordance with, and subject to, the applicable provisions of this Sublease, including Article 13 hereof, may furnish and install in the Premises and/or the HVAC Roof Area (as defined in Section 41.01 hereof) additional condenser water cooled, air-cooled and/or split refrigerant air conditioning units (with an electric heat coil, if Tenant so desires), the aggregate connected and non-redundant tonnage of which additional condenser water cooled air conditioning units, together with the Existing Supplemental HVAC Equipment, does not exceed the Maximum Supplemental HVAC Capacity (as hereinafter defined), and, in connection with such installation, shall, at its sole cost and expense, furnish, design, install and distribute (all within the Premises) the ductwork, fans, blowers, chilling equipment, thermostatic controls, smoke detectors, condensate removal and other facilities, equipment and machinery (collectively, “Tenant’s HVAC Equipment”) required to make the said units operational, and shall, at its sole cost and expense, in connection with such distribution, furnish, design, install, distribute and locate said units and Tenant’s HVAC Equipment in accordance with the approved Tenant’s Plans therefor. All of said additional air conditioning units, together with Tenant’s HVAC Equipment and the Existing Supplemental HVAC Equipment, are herein referred to as the “Supplemental HVAC Units,” and the Supplemental HVAC Units, excluding the Existing Supplemental HVAC Equipment, are herein referred to as the “New Supplemental HVAC Units.” To the extent not already installed and connected to the Building’s condenser water system, the Supplemental HVAC Units shall be installed by, and, for the condenser water cooled Supplemental HVAC Units, connected to the Building’s condenser water system by, Tenant at its sole cost and expense and in accordance with, and subject to, the applicable provisions of this Sublease, and shall be located solely within the Premises (except for those components of the New Supplemental HVAC Units that are to be located in the HVAC Roof Area). Other than the actual, out-pocket cost and expense actually incurred by Landlord to third-parties to connect the Supplemental HVAC Units to the Building’s condenser water system (which cost and expense Tenant covenants and agrees to reimburse to Landlord within thirty (30) days after Landlord’s demand therefor), there shall be no so-called “tap-in” or other charge to connect the Supplemental HVAC Units to the Building’s condenser water system.
          (c) For the purposes of this Lease, “Maximum Supplemental HVAC Capacity” means, with respect to an entire floor of the Building, 20 tons, in the aggregate for the Brewster Building portion of such floor, and 20 tons, in the aggregate, for the Infill Building portion, if any, of such floor, or a percentage of such amounts, for any portion of the Premises which does not comprise all of the Base Building portion of a given floor or all of the Infill Building portion of a given floor, which percentage shall be based on the fraction, the numerator of which is the RSF of the portion of the Premises in question, and the denominator of which is the RSF of the Brewster Building portion or Infill Building portion, as the case may be, of the floor in question. Based on the foregoing, the Maximum Supplemental HVAC Capacity for the initial Office Space is 102 tons, in the aggregate (i.e., 40 tons for the 6th Floor Premises, plus 40 tons for the 7th Floor Premises, plus 22 tons for the 5th Floor Premises, 20 tons of which are allocated to the Infill Building portion of the 5th Floor Premises, and 2 tons of which are allocated to the Brewster Building portion of the 5th Floor Premises; provided, however, that until the date which is thirteen (13) months after the Commencement Date, TIME BEING OF THE ESSENCE, Tenant may, by notice to Landlord given by such date, reduce the Maximum Supplemental HVAC Capacity, and if such notice is given by such date, the Maximum Supplemental HVAC Capacity shall be reduced to the amount set forth in such notice, with a corresponding reduction in the Annual Condenser Water Charge (as hereinafter defined), subject to further adjustments in the Maximum Supplemental HVAC Capacity (and corresponding Annual Condenser Water Charge) as provided in the next sentence. If at any time after the date hereof, portions of the Premises that are part of the premises demised under this Sublease on the date hereof are no longer a part of the premises demised under this Sublease or portions of the Building that are not part of the premises demised under this Sublease on the date hereof are added to the premises demised under this Sublease, then from and after the date(s) that such portions of the Premises are no longer part of the premises demised under this Sublease or such portion(s) of the Building are added to the premises demised under this Sublease, the Maximum Supplemental HVAC Capacity (as same may have been reduced pursuant to the preceding sentence) shall be adjusted by the same percentage that the RSF of the Brewster Building portions and/or Infill Building portions of the Premises is/are reduced or increased as a result of such portions of the Premises no longer being part of the premises demised under this Sublease or such portions of the Building being added to the premises demised under this Sublease (with a corresponding adjustment in the Annual Condenser Water Charge), and on or before such dates Tenant, at its sole cost and expense, shall, in accordance with, and subject to, the applicable provisions of this Sublease, perform all work necessary so that the aggregate condenser water that can be furnished to all of the Supplemental HVAC Units does not exceed the revised Maximum Supplemental HVAC Capacity.
          (d) Tenant, at its sole cost and expense, shall properly install (to the extent not installed), operate, maintain in good working order and repair the Supplemental HVAC Units, in compliance with all applicable Requirements and in compliance with the installation, design and operating specifications therefor (including the manufacturer’s installation, operating and maintenance instructions, guidelines and manuals and all manufacturers’ warranties and guaranties), and otherwise in accordance with sound engineering practice. Tenant’s obligation under the first sentence of this subsection (d) shall include the periodic cleaning and/or replacement of filters, replacement of fuses and belts, the calibration of thermostats and all startup and shut down maintenance of the Supplemental HVAC Units. Such maintenance and repair obligations shall be performed throughout the Term, on Tenant’s behalf and in accordance with, and subject to, the provisions of Article 52 hereof, either by Tenant’s employees who are air-conditioning mechanics and are licensed as such by the State of New York, or by a reputable air-conditioning service and maintenance company engaged by Tenant with Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed. On the expiration or sooner termination of this Sublease, Tenant shall surrender the Supplemental HVAC Units to Landlord in a safe condition and in compliance with all applicable Requirements, but otherwise in their then “as-is” condition.
          (e) All electricity used in connection with the operation of the Supplemental HVAC Units (including any electric coil) shall be paid for by Tenant and measured by the metering system described in Article 16 hereof and shall be supplied with electricity in accordance with, and subject to, all of the terms, covenants and conditions contained in said Article 16. The Supplemental HVAC Units shall be operated by Tenant at Tenant’s sole cost and expense. Tenant shall control the hours of operation of the Supplemental HVAC Units; subject, however, to the provisions of Section 18.07 and the other applicable provisions of this Sublease, including when necessary for Landlord to maintain, or make repairs to, the Building or any of the

Building’s systems or equipment. Landlord shall have access to the Premises and shall perform such maintenance and repairs, in accordance with the applicable provisions of this Sublease, including Sections 15.03, 18.07, 19.02 and 19.03 hereof. Tenant shall operate the Supplemental HVAC Units in compliance with all applicable Requirements, including the New York State Energy Conservation Code, as the same may be from time to time amended.
          (f) Landlord shall, subject to all applicable Legal Requirements and to Sections 18.07 and 21.03 below and the other applicable provisions of this Sublease, furnish condenser water to the Supplemental HVAC Units, on a twenty-four (24) hour, 365 day per year basis (subject to interruptions from time to time for maintenance, repairs and replacements of and to the Building’s condenser water system and equipment, which maintenance, repairs and replacements shall be performed in accordance with, and subject to, the applicable provisions of this Sublease, including Sections 15.03, 18.07, 19.02 and 19.03 hereof), unless, and except to the extent that, Landlord is prevented, prohibited or limited from furnishing such condenser water by reason of any Legal Requirement. Commencing on the Commencement Date, Tenant shall pay, as Additional Rent, together with each monthly installment of Base Rent, one-twelfth (1/12th) of the Annual Condenser Water Charge (as hereinafter defined), which first monthly installment shall be prorated on a per diem basis if the Commencement Date is not the first day of a calendar month. For the purposes of this Lease, “Annual Condenser Water Charge” shall mean $[***] per year per ton of the Maximum Supplemental HVAC Capacity, which $[***] shall be increased from time to time, by Landlord to reflect increases in Landlord’s actual cost of producing and providing condenser water, as reasonably determined by Landlord.
     17.06 The provisions of Section 17.01 through and including 17.05 above shall not apply to the Storage Space or (during the Renewal Term, if any) to the Renewal Premises Cafeteria Space, the FC Space or the CC Space, to the extent any of the foregoing is a part of the Renewal Premises.
     17.07 In no event may any window air-conditioning units be installed, maintained or operated in any portion of the Premises.
ARTICLE 18
LANDLORD’S OTHER SERVICES
     18.01 (a) Subject to temporary service interruptions due to Unavoidable Delay and repairs and maintenance, Landlord shall provide, at no cost to Tenant except as provided in Article 5, non-exclusive passenger elevator service to the Premises by not fewer than 4 elevators for the Base Floors (with at least one (1) such elevator in each of the two (2) elevator banks serving the portions of the Premises on the Base Floors) and not less than 2 elevators for the Tower Floors, during Business Hours on

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Business Days, and at least one non-exclusive passenger elevator in each elevator bank shall be subject to call at all other times during the initial Term and any Renewal Term which shall be primarily accessed through the Building’s main entrance on Queens Plaza; provided, however, that any elevator that serves both the Base Floors and the Tower Floors shall be counted as an elevator that serves the Base Floors and the Tower Floors for purposes hereof, but this proviso shall not limit Landlord’s obligation to have at least one (1) elevator in each of the two (2) elevator banks serving the portions of the Premises on the Base Floors. Subject to temporary service interruptions due to Unavoidable Delay and repairs and maintenance (which Landlord shall seek to promptly ameliorate as provided elsewhere herein), Tenant shall have the use of the passenger elevators that service the Premises at all times, twenty-four (24) hours per day, every day of the year. Such elevator service shall be provided in a manner (and at a level of service) consistent with the operation of a multi-tenant first-class office building in the Borough of Queens. In addition, at least one passenger elevator in each elevator bank shall be connected to the emergency generator for the Building in the event of a power outage.
          (b) Landlord shall maintain and operate at least one freight elevator that serves the Base Floors and the Tower Floors to which Tenant shall have non-exclusive use in accordance with, and subject to, the provisions of this Sublease, it being understood and agreed that different freight elevators serve different floors of the Building. Landlord shall designate at least one of the freight elevators in the Building as the non-exclusive freight elevator of the Building (such freight elevator(s) being herein referred to as the “NE Freight Elevator,” and the non-exclusive use of the loading dock located of the Building is herein referred as the “NE Loading Dock”). Subject to the other provisions of this Sublease, all deliveries to and from the Building that are of a size that require a cart, hand truck or other type of rolling or carrying mechanism, or which are otherwise reasonably determined by Landlord in a non-discriminatory manner not to be appropriate for the passenger elevators, shall be made only through the NE Loading Dock and the NE Freight Elevator. In addition, all construction personnel and materialmen performing work in, or delivering materials (including furniture and furnishings) to, the Premises, shall only use the NE Loading Dock and the NE Freight Elevator to access the Premises. Neither Tenant nor any other Tenant Party shall be permitted to use any other loading dock or any other freight elevator, so long as reasonable access is available to Tenant. Tenant acknowledges that, subject to the next sentence, the NE Freight Elevator may only be operated by personnel supplied by Landlord and Landlord covenants that such personnel will be available during the “Freight Elevator Hours” (as hereinafter defined) and for “After Hours Freight Elevator/Loading Dock Usage” (as hereinafter defined), subject to scheduling as provided below. Tenant shall not operate or attempt to operate the NE Freight Elevator in the absence of such supplied operator, except that Tenant shall have the right to use its personnel to operate, on a non-exclusive basis and subject to availability, either NE Freight Elevator (but not both at the same time) during Business Hours solely for delivery of mail and supplies, delivery of inter-office correspondence from and to each floor of the Premises, and use by maintenance and service workers for facilities operations, provided that such use of the NE Freight Elevator does not violate Article 52 hereof. Subject to scheduling as provided below for After Hours Freight Elevator/Loading Dock Usage and the other applicable provisions of this Sublease, Tenant shall have the use of the freight elevator and loading dock that service the Premises, twenty-four (24) hours per day, every day of the year.
          (c) (i) Landlord agrees that during the hours (the “Freight Elevator Hours”) of 8:00 A.M. to 5:00 P.M. (excluding a one (1) hour lunch break) on Business Days there shall be no charge for Tenant’s non-exclusive use of the NE Loading Dock or the NE Freight Elevator, except to the extent that a freight elevator operator is required by applicable labor agreements, in which case Tenant shall be obligated to pay the actual cost and expense of such operator. However, Tenant acknowledges that (x) Tenant’s use of the NE Loading Dock and the NE Freight Elevator is non-exclusive use and subject to scheduling by Landlord, which scheduling shall be done on a first come first served basis, (y) other than for Tenant’s Work performed during Freight Elevator Hours and initial move-in during the Freight Elevator Hours when both of the Building’s freight elevators are operable, if Tenant’s use of NE Loading Dock and/or the NE Freight Elevator for transporting materials, supplies, equipment, machinery, furniture or furnishings will, in Landlord’s reasonable opinion, disrupt the operation of the Building (including the normal use of NE Loading Dock and/or the NE Freight Elevator) or cannot be scheduled during the Freight Elevator Hours, then Tenant will only be permitted to use NE Loading Dock and the NE Freight Elevator during times other than during the Freight Elevator Hours on Business Days, in which event Tenant shall pay for such usage at Landlord’s then standard Building hourly rate therefor (the “After Hours Freight Elevator/Loading Dock Charge”) for each hour of After Hours Freight Elevator/Loading Dock Usage, and (z) there may be times when minimum usage of the NE Loading Dock and/or NE Freight Elevator is required by applicable labor agreements, such as on weekend days, it being agreed that Tenant shall be subject to the same minimum number of hours that Landlord is subject to during the Term for Landlord’s own use of a freight elevator after hours. As of the Effective Date, Landlord’s standard Building hourly rate for After Hours Freight Elevator/Loading Dock Charge is $[***] per hour per elevator cab. Such rate shall be increased by Landlord from time to time, upon not less than fifteen (15) days notice to Tenant, to reflect increases in Landlord’s actual cost of providing such service, as reasonably determined by Landlord.
               (ii) Usage of NE Loading Dock and/or the NE Freight Elevator during times other than during the Freight Elevator Hours on Business Days is herein referred to as “After Hours Freight Elevator/Loading Dock Usage” and shall be subject to scheduling by Landlord upon at least eight (8) hours prior oral notice to Landlord or its building manager unless waived by Landlord or Landlord’s then building manager. During the performance of the Tenant’s Work, Landlord and its building manager shall endeavor to provide Tenant and its contractors with preferential right to schedule and use the NE Freight Elevator and NE Loading Dock. For the use of the NE

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Loading Dock or the NE Freight Elevator by Tenant or any other Tenant Party during After Hours Freight Elevator/Loading Dock Usage, Tenant shall pay to Landlord, within thirty (30) days after Tenant’s receipt of an invoice therefor, together with Landlord’s calculation thereof, the After Hours Freight Elevator/Loading Dock Charge for each hour of After Hours Freight Elevator/Loading Dock Usage. Notwithstanding anything contained in this Section to the contrary, [***] (the “Freight Elevator/Loading Dock Abatement”).
          (d) During the Term Tenant shall have the non-exclusive use (on an equitable basis), together with Landlord, other tenants and occupants of the Building, and their respective agents, employees, contractors and invitees, subject to scheduling by Landlord on a first come first served basis, of the NE Loading Dock and the NE Freight Elevator, subject to the provisions of subsections (a) through (c) above and the other applicable provisions of this Sublease. In addition, such use shall be subject to the condition that, and Tenant covenants and agrees that, Tenant shall use the NE Loading Dock and the NE Freight Elevator in accordance and compliance with, and subject to, (A) the design specifications therefor, (B) all Legal Requirements, and (C) the Building’s rules and regulations which are now in effect or which from time to time hereafter are reasonably promulgated by Landlord, which rules and regulations shall be consistently and non-discriminately applied to all occupants of the Building.
     18.02 (a) Landlord, as part of the Operating Expenses, shall cause the Office Space, including the exterior of the exterior windows, to be cleaned in accordance with the specifications set forth in Exhibit G hereto in a manner that is commensurate with that provided by other comparable first class office buildings in the Borough of Queens. Landlord shall provide such cleaning services on all Business Days. Tenant shall pay to Landlord as Additional Rent, within thirty (30) days after receipt of an invoice together with reasonable supporting documentation, the reasonable and actual out-of-pocket costs incurred by Landlord for (i) extra cleaning work in the Premises required because of (A) misuse or neglect on the part of Tenant or its employees or visitors, (B) use of portions of the Premises for preparation, cooking, serving or consumption of food or beverages (excluding pantries); data processing or reproducing operations, showers; or other special purposes requiring greater or more difficult cleaning work than office areas, (C) unusual quantity of interior glass surfaces, and (D) non-Building Standard materials or finishes installed by Tenant or at its request that are more costly to clean than Building Standard materials or finishes (collectively, “Extra Cleaning Work”), (ii) the removal from the Premises (including the Storage Space) and the Building of any refuse and rubbish of Tenant in excess of that ordinarily accumulated daily in the routine of business office occupancy in first class office buildings in the Borough of Queens, (iii) during the Renewal Term, to the extent the Renewal Premises Cafeteria Space, the FC Space and/or the CC Space are a part of the Renewal Premises, the removal from the Renewal Premises Cafeteria Space, the FC Space and the CC Space and the Building of all refuse and rubbish generated in, by or from such portions of the Premises, and

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(iv) routine cleaning services in the Premises on non-Business Days. Landlord shall give Tenant notice before it performs any Extra Cleaning Work and Tenant may elect to perform such Extra Cleaning Work with Tenant’s employees (subject to Article 52 below) or to have Landlord’s cleaning contractor, at Tenant’s expense, perform such Extra Cleaning Work at Tenant’s expense. Landlord, its cleaning contractor and their employees shall have after hours access to the Premises and the free use of light, power and water in the Premises as reasonably required for the purpose of cleaning the Premises in accordance with Landlord’s obligations hereunder, provided that access to the SOC for cleaning shall be coordinated with Tenant in order to minimize disruption in Tenant’s operations. Tenant may limit access of Landlord’s cleaning contractor from entering certain so-called “sensitive” portions of the Premises such as the SOC and other high security areas.
          (b) Subject to Article 52, Tenant shall have the right, at Tenant’s sole cost and expense, to engage a cleaning contractor to provide cleaning services to the Storage Space, additional cleaning services to the Office Space, and/or, during the Renewal Term, cleaning services to the Renewal Premises Cafeteria Space, FC Space and/or CC Space (to the extent any of the foregoing is a part of the Renewal Premises), which cleaning contractor shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed and shall be subject to Tenant selecting a cleaning contractor who, in Landlord’s reasonable determination will not, and whose work will not violate Article 52. Nothing contained herein shall preclude Tenant from utilizing its own employees and employees of Tenant Parties for cleaning, so long as the same do not violate Article 52, or to have Landlord’s cleaning contractor perform cleaning services to the Storage Space or additional cleaning services to the Office Space, or, during the Renewal Term, cleaning services to the Renewal Premises Cafeteria Space, FC Space and/or CC Space (to the extent any of the foregoing is a part of the Renewal Premises), all at Tenant’s expense. No one other than persons first approved by Landlord in accordance with the applicable provisions of this Sublease shall be permitted to enter the Premises (including the Storage Space, the Renewal Premises Cafeteria Space, FC Space and/or CC Space) or the Building for the purposes of cleaning the same. All cleaning of the Premises (including the Storage Space, the Renewal Premises Cafeteria Space, FC Space and/or CC Space) by the employees of Tenant or of any other Tenant Party or by a cleaning contractor selected by Tenant after obtaining Landlord’s approval as aforesaid, shall be performed in accordance with the reasonable rules and regulations established from time to time by Landlord.
          (c) Subject to Article 52, Tenant shall have the right, at Tenant’s sole cost and expense, from time to time, to have Tenant’s employees and employees of Tenant Parties perform certain services within the Premises, such as clean-up of conference rooms, conference dining and day porter work.
     18.03 Tenant covenants and agrees, at Tenant’s sole cost and expense, regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash, as well as the disposal of other waste products, to comply with all Legal Requirements and to comply with any special procedures that are imposed on tenants in first class office buildings in the Borough of Queens. Tenant shall sort and separate all of its waste products, garbage, refuse and trash into such categories as provided by applicable Legal Requirements. Each separately sorted category of waste products, garbage and trash shall be placed in separate receptacles and shall be removed from the Premises in accordance with a collection schedule prescribed by applicable Legal Requirements, which removal is at Landlord’s cost, subject to inclusion in Operating Expenses and any applicable charge to Tenant for removal from the Premises of refuse and rubbish in excess of that ordinarily accumulated in the business office occupancy in first class office buildings in the Borough of Queens as provided in Section 18.02(a) above. Tenant shall pay all costs, expenses, fines, penalties or damages which may be imposed on Landlord or Tenant solely by reason of Tenant’s failure to comply with the provisions of this Section. Tenant shall not be responsible for failures caused by the Landlord’s cleaning contractor.
     18.04 Landlord shall furnish domestic cold water to the Premises through the existing wet columns, for drinking, pantry and cleaning purposes and hot and cold water to rest rooms and pantries to the extent such hot water service is available to any such pantries in the Premises as of the Effective Date. If (a) water is used for any other purpose, other than one (1) shower for men and one (1) shower for women which may be located in the Premises, or (b) notwithstanding anything contained in this Sublease which may be deemed to the contrary, during the Renewal Term, to the extent the RP Cafeteria Space, the FC Space and/or the CC Space is a part of the Renewal Premises, Landlord, at Tenant’s sole cost and expense, at Landlord’s election, shall install meters in the Premises (in a location that will minimize interference with the use and operation of the Premises) or in any other portion of the Building, to measure the consumption of such additional water usage (beyond the usage described in the first sentence above) and/or to measure, during the Renewal Term, if any, consumption of all water in the RP Cafeteria Space, the FC Space and the CC Space. Tenant shall pay for the quantities of additional water furnished to the Premises as shown on such meters, at 100% of Landlord’s out-of-pocket cost thereof, within thirty (30) days of the rendition of Landlord’s bills therefor from time to time together with reasonable supporting documentation. If Tenant desires hot water in the Premises (other than in the pantries and rest rooms), Tenant, at its sole cost and expense, shall furnish and install (to the extent not furnished and installed on the Commencement Date), in accordance with, and subject to, the applicable provisions of this Sublease, an electric hot water heater in the Premises to furnish itself with such hot water. Tenant, at its sole cost and expense, shall properly install, operate, maintain in good working order and repair said hot water heaters, in compliance with all applicable Legal Requirements and in compliance with the installation, design and operating specifications therefor (including the manufacturer’s installation, operating and maintenance instructions, guidelines and manuals and all manufacturers warranties and guaranties), and otherwise in accordance with sound engineering practice. All electricity used in connection with the operation of said hot water heaters shall be measured by the metering system described in Article 16 hereof and shall be supplied with electricity in accordance with, and subject to, all of the terms, covenants and conditions contained in said Article 16.

     18.05 Landlord, at its expense, shall maintain and list the names of Tenant and its permitted assignees and subtenants, and the names of any of their respective officers and employees on the Building directory listing the tenants thereof (“Building Directory”), if there is a Building Directory, or in the event a Building Directory is installed at any time during the term hereof; provided, that, the names so listed shall not take up more than Tenant’s Proportionate Share of the number of lines on the Building Directory. Landlord shall comply with Legal Requirements (including ADA) in connection with any Building Directory. In the event Tenant shall require additional names on the Building Directory, Landlord shall, to the extent space for such additional listing is available, maintain such listings and Tenant shall pay to Landlord the then Building standard charge for each such additional listing. Notwithstanding the forgoing, Tenant’s rights provided for hereinabove, shall be, in each instance, subject to Landlord’s rights under the Existing Superior Lease. If Landlord maintains a computerized directory in the lobby of the Building, Landlord shall make such directory available to Tenant and any permitted subtenant during the Term. Landlord shall reprogram such directory to add or delete names of Tenant and any permitted subtenants at reasonable intervals after Tenant’s request from time to time at no charge to Tenant.
     18.06 Except as otherwise expressly specified in this Article 18 and in Articles 16 and 17 hereof, Landlord shall not be obligated to supply to the Premises any utilities or building services of any kind, and any service which Landlord is obligated to supply pursuant to this Sublease may be supplied directly by the Existing Lessor.
     18.07 Interruption or curtailment of any building service or utility shall not constitute a constructive or partial eviction nor entitle Tenant to any compensation or abatement of rent, except as expressly herein provided in Section 18.12. Upon Landlord’s prior written request (which may be sent by e-mail or facsimile in accordance with Article 32 hereof), except in an emergency when such request may be oral (i.e., by telephone or in person), and without any liability to Tenant, Tenant shall stop operating any of the heating, ventilating, air conditioning, electric, sanitary or other systems, services or utilities serving the Premises, or (during the Renewal Term, to the extent the RP Cafeteria Space, the FC Space and/or the CC Space is a part of the Renewal Premises) the Cafeteria Equipment, the FC Equipment and the CC Equipment, whenever and for so long as may be reasonably necessary by reason of accidents, emergencies, or the making of repairs or changes that Landlord is required by this Sublease or by law to make or in good faith deems necessary, to the extent permitted by this Sublease. If the stoppage referred to in the preceding sentence is to last more than twenty-four (24) hours and the notice referred to in the preceding sentence is sent by e-mail, facsimile or is oral, then such notice shall be followed by a non-e-mail, non-facsimile written notice given in accordance with Article 32 hereof. In addition, Landlord reserves the right, without any liability to Tenant except as expressly provided in this Sublease, upon reasonable notice to Tenant (except in an emergency, in which case oral (i.e., by telephone or in person), e-mail or facsimile notice in accordance with the Article 32 hereof, as is practicable under the circumstances, shall be permitted in lieu of written notice) to stop operating any of the heating, ventilating, air conditioning, electric, sanitary, elevator, or other building systems serving the Premises, and to stop the rendition of any of the other services required of Landlord under this Sublease, whenever and for so long as may be reasonably necessary, by reason of an Unavoidable Delay (as such term is defined in Section 21.03 hereof). If the stoppage referred to in the preceding sentence is to last more than twenty-four (24) hours and no prior notice is given or the notice referred to in the preceding sentence is sent by e-mail, facsimile or is oral, then a notice or such e-mail, facsimile or oral notice shall be given or followed, as the case may be, by a non-e-mail, non-facsimile written notice given in accordance with Article 32 hereof. Landlord shall give notice to Tenant (which notice, in an emergency, may be oral (i.e., by telephone or in person) or given by e-mail or facsimile in accordance with Article 32), including in an emergency, of any hiatus or planned stoppage in Building services and shall use good faith diligent efforts to restore interruptions in service as quickly as possible, including employing overtime or premium labor if the interruption in service materially and adversely affects Tenant’s use and enjoyment of the Premises. If the hiatus or stoppage referred to in the preceding sentence is to last more than twenty-four (24) hours and the notice referred to in the preceding sentence is sent by e-mail, facsimile or is oral, then such notice shall be followed by a non-e-mail, non-facsimile written notice given in accordance with Article 32 hereof.
     18.08 Tenant shall have access to and may use the Premises, subject to Legal Requirements and Unavoidable Delay 24 hours per day, 7 days per week, 365 days per year.
     18.09 During the Term of this Sublease, prior to any change becoming effective, Landlord shall inform Tenant of any change to the company responsible for the management of the Building. Tenant shall not have any approval rights over the Landlord’s designated property management company for the Building unless the Landlord and its related entity or affiliates no longer occupy at least 90,000 RSF in the Building (exclusive of unrelated subtenants). If Landlord and its related entity or affiliates no longer occupy at least 90,000 RSF in the Building (exclusive of unrelated subtenants and space used for Building Amenities) and Landlord desires to change the management company of the Building, then any such change shall require the consent of Tenant, which consent shall not be unreasonably withheld or delayed and shall be deemed granted if not disapproved in writing, stating the specific reasons therefor, within ten (10) Business Days after receipt of Landlord’s request for approval. Any dispute with regard to Tenant’s approval that is not resolved by the parties shall be resolved by arbitration in accordance with Article 34 below.
     18.10 (a) To the extent permitted by, and subject to, all Legal Requirements, and subject to the reasonable rules and regulations of Landlord, Tenant may, at its sole cost and expense, use the Building’s fire staircases. Tenant shall be responsible and liable for such access and for all persons using such access. The use of fire staircase shall be conditioned upon, and subject to, the following terms and conditions: (i) prior to the date any fire staircase is first used, Tenant, at its sole cost and expense, and in accordance with, and subject to, the first sentence of this Section and the other applicable provisions of this Sublease, shall install security devices and systems reasonably approved by Landlord which are compatible with, and connected to (at Tenant’s sole cost and expense) the Building’s security and Class E system to provide for authorized access to floors on which the Premises is located, (ii) from time to time after the date any such fire staircase is first used, Tenant, promptly after Landlord’s request, at Tenant’s sole cost and expense, and in accordance with, and subject to, the first sentence of this Section and the other applicable provisions of this Sublease, shall, if required by Requirements, upgrade and add to the devices and systems described in clause (i) above so as to be comparable with similar devices then being installed in the Building or in other buildings in the vicinity of the Building that are comparable to the Building, (iii) at no time shall the access doors to the fire staircases be propped or blocked open, (iv) nothing shall be stored or placed in the fire staircases and nothing shall otherwise impede ingress thereto or egress therefrom, and (v) the use of the fire staircases shall not unreasonably disturb any other tenants or occupants of the Building. All of the provisions of this Sublease in respect of insurance shall apply to the use of the fire staircases. Landlord shall maintain access to fire staircases from floors with fail-open locking devices. Neither Landlord, nor any of its agents or employees, shall be liable for any damage to, or theft of, any materials, supplies or other property, nor for any injury or damage to persons, in connection with, resulting from, or relating to, such access and such use of the fire staircases.
          (b) Notwithstanding anything in this Section to the contrary, in connection with complying with any Requirement, Landlord shall have the right, without any liability to Tenant, to designate any floor of the Premises as a so-called “Re-Entry Floor” or as not a Re-Entry Floor. Tenant hereby acknowledges and agrees that any such designation(s) may limit, restrict or prohibit the use of the fire staircases pursuant to this Section, and that such limitation, restriction or prohibition shall be without liability to Landlord. Landlord acknowledges and agrees that the Tenant may, as permitted by Legal Requirements, limit access to any Re-Entry Floors on which the Premises is located by adding fail open egress locking devices tied into the Landlord’s Class E system.
     18.11 (a) Landlord currently maintains at the Building (or is constructing) and shall maintain throughout the initial Term on Business Days, for the non-exclusive use of the tenants of the Building and their respective invitees (i) a cafeteria (the “Cafeteria”) for breakfast and lunch service which also provides catered food service, the location on the second (2nd) floor of the Building where the Cafeteria located is herein referred to as the “Cafeteria Space”, (ii) a fitness center (the “Fitness Center”), the location on the second (2nd) floor of the Building where the Fitness Center located is herein referred to as the “FC Space”, (iii) a conference center (the “Conference Center”), the location on the second (2nd) floor of the Building where the Conference Center located is herein referred to as the “CC Space”, (iv) the roof deck (the “Roof Deck”) located on the 8th floor as shown on Exhibit M, and (v) space (“Bicycle Space”), which may be relocated from time to time, for the temporary storage of bicycles by Tenant and other tenants and occupants of the Building (collectively, the “Building Amenities”). Tenant, Tenant’s employees, Affiliated Persons who occupy the Premises and, except with respect to the fitness center, Tenant’s guests and invitees (collectively, the “Amenity Customers”), shall have non-exclusive use of the Building Amenities throughout the initial Term and, during the Renewal Term, with respect to the Cafeteria, the Fitness Center and the Conference Center, shall have the non-exclusive use thereof only to the extent that Landlord has agreed to operate the Cafeteria, the Fitness Center and/or the Conference Center during the Renewal Term, or shall have the exclusive use thereof to the extent Tenant has elected to lease the Cafeteria Space, the FC Space and/or the CC Space and operate the Cafeteria, the Fitness Center and/or the Conference Center during the Renewal Term, all as hereinafter provided with respect to the Cafeteria Space, the FC Space and the CC Space during the Renewal Term, subject in all cases to any reasonable rules and regulations of Landlord regarding the use thereof by all users (which shall be enforced in a non-discriminatory manner) and subject to Building-wide prices (which shall not prohibit Tenant from offering discounts to its employees). (For the purposes of clarification, unless Landlord and Existing Lessor otherwise agree, Tenant shall not have the use of the Roof Deck or any Bicycle Space during the Renewal Term.) Landlord shall operate or cause the Building Amenities to be operated in a manner and to a standard of service that is consistent with the standard being utilized as of the Effective Date. As of the Effective Date, the Conference Center is operated from 8:30 a.m. to 5:00 p.m. and other hours can be arranged upon request, the Cafeteria is operated from 7:00 a.m. to 10:30 a.m. for breakfast and from 11:30 a.m. to 2:00 p.m. for lunch and catering services are available upon request during Business Hours on Business Days, the Fitness Center is operated from 6:00 a.m. to 8:00 p.m. on Business Days and the grab and go café is operated from 7:00 a.m. to 5:00 p.m.; provided, however, Landlord shall have the right from time to time to reasonably adjust any such operating hours consistent with patterns and levels of usage and other relevant factors. Tenant acknowledges that said reasonable rules and regulations, as applied to the Fitness Center, may include excluding from the Fitness Center any person who does not satisfy reasonably established medical or health conditions and/or who refuses to sign Landlord’s then waiver and release form, if any, for use of the Fitness Center. In the event that Landlord elects not to (or is deemed to have elected not to) operate the Cafeteria, Fitness Center and/or Conference Center during the Renewal Term, which election shall be made by Landlord pursuant to Article 40, and pursuant to the Third Amendment of the Existing Superior Lease or any subsequent amendment, the Existing Lessor does not agree to operate during the Renewal Term the Building Amenity (i.e., the Cafeteria, Fitness Center and/or Conference Center) that Landlord has elected not to operate, then Tenant shall have the right to add to the Renewal Premises (A) in the case of Landlord electing not to operate the Cafeteria and the Existing Lessor not agreeing to operate the Cafeteria, all or a portion of the Cafeteria Space (provided, in the case of a portion of the Cafeteria Space, such portion includes the existing kitchen and server areas), (B) in the case of Landlord electing not to operate the Fitness Center and the Existing Lessor not agreeing to operate the Fitness Center, all (but not a portion) of the FC Space, and (C) in the case of Landlord electing not to operate the Conference Center and the Existing Lessor not agreeing to operate the Conference Center, all (but not a portion) of the CC Space, so that Tenant can operate such Building Amenities as it elects during the Renewal Term for the use of its employees and visitors. In such event, the Tenant shall designate all or a portion of the Cafeteria

Space, all of the FC Space and/or all of the CC Space, as the case may be, to be added to the Renewal Premises, as provided in Article 40 and if Tenant designates a portion of any such space, the portion shall be sized for Tenant’s requirements, provided that in the case of the Cafeteria Space, the portion to be added to the Renewal Premises shall include the kitchen and server and all or a portion of the seating area. Notwithstanding anything in Article 40 or elsewhere in this Sublease to the contrary, to the extent all or portions of the Cafeteria Space, the FC Space and/or the CC Space, as the case may be, is/are part of the Renewal Premises, same shall be delivered to Tenant on the Renewal Term Commencement Date in its/their then as-is condition and any required Demising Work shall be performed by Tenant, at its sole cost and expense. The right of Landlord to deliver such space in its then as-is condition shall not derogate from Landlord’s agreement to operate the Building Amenities through the Expiration Date in accordance with the provisions of this Sublease. The delivery of the Cafeteria Space, the FC Space and/or the CC Space, or portions thereof, as the case may be, as part of the Renewal Premises shall include all furniture, fixtures, equipment, personal property and inventory of Landlord that is owned by Landlord and is located within the applicable Cafeteria Space, the FC Space and/or the CC Space, as the case may be. For [***] ($[***]), Landlord hereby sells, transfers, assigns, conveys, sets over and delivers to Tenant, as of the Renewal Term Commencement Date, all of Landlord’s right, title and interest in and to furniture, fixtures, equipment, personal property and inventory, free and clear of all liens, encumbrances and rights of others, but otherwise without any covenant, warranty or representation by, or recourse against, Landlord of any kind whatsoever. Tenant agrees to pay the sales tax, if any, imposed by a Governmental Authority on the conveyance of such furniture, fixtures, equipment, personal property and inventory to Tenant. During the Renewal Term, to the extent the Cafeteria Space, the FC Space and/or the CC Space, as the case may be, is part of the Renewal Premises, there shall be no operating agreements or leases applicable to such space and Tenant shall be under no obligation to employ any personnel who previously worked in such space.
          (b) All food services provided in connection with the Building Amenities, whether within the Cafeteria or through catering elsewhere in the Building, shall be supplied on a direct cash basis to the Amenity Customers, at their sole cost. All Fitness Center services provided shall be on a direct cash enrollment basis, at the sole cost of the Amenity Customers so enrolling. All Conference Center, Roof Deck and other tenant services described in Exhibit Q hereto provided shall be charged on a cash basis directly to the Amenity Customers, at a current rates as set forth in Exhibit Q hereto (subject to commercially reasonable annual increases to offset actual increased costs to operate such services), except that to the extent the current rates include an administrative fee, such fee shall not exceed 10% of the cost of service. The Building Amenities shall be subject to availability on a first come first served basis. Tenant may pre-book the use of appropriate rooms in the Conference Space as much

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

as a year in advance for up to six (6) special events in any calendar year on a first come first served basis. Landlord shall continue to maintain and operate (including via third-parties) the Building Amenities throughout the initial Term. Landlord will provide food services as they currently exist or as reasonably modified to be consistent with patterns and levels of usage, the population being housed and served in the Building and after relevant factors. Landlord represents that as of the Effective Date it has no plans to reduce, change or modify its current food service delivery. The foregoing notwithstanding, Landlord reserves the right to modify or relocate from time to time any of the Building Amenities within the Building, so long as the modified or relocated Building Amenities are substantially comparable and accessible to what existed prior to such modification or relocation. In the event of such relocation, the Cafeteria Space, the FC Space and/or the CC Space, as applicable, shall be deemed to refer to the portion(s) of the Building to which the Building Amenity in question has been relocated. During the initial Term, Landlord shall cause the Building Amenities to be maintained in a clean and safe condition, comparable to the condition as of the Effective Date.
          (c) During the initial Term, Landlord shall permit Tenant to reserve the Roof Deck for its exclusive use at least six (6) times per year, which dates may be reserved up to one year in advance, on a first come first served basis. Except if required by Legal Requirements, Landlord shall not, during the initial Term, reduce the size of the Roof Deck available for social occasions in any material fashion.
          (d) Provided that this Sublease is in full force and effect, the Named Tenant or another JetBlue Tenant is in occupancy of not less than 90,000 RSF of the Building (excluding the Storage Space) and Tenant is not in default under this Sublease beyond any applicable notice and cure period, upon written request from Tenant to Landlord, Landlord agrees to provide during the initial Term wall space on a portion of the second (2nd) floor of the Building as designated by Landlord to be used by Tenant for community displays. Such displays shall be in keeping with the first class image of the Building, shall be professional in appearance and have been approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. It shall not be unreasonable for Landlord to withhold its approval if, in Landlord’s reasonable determination, the matter is controversial or is of a political nature.
          (e) Provided that this Sublease is then in full force and effect, the Named Tenant or another JetBlue Tenant is in occupancy of not less than 90,000 RSF of the Building (excluding the Storage Space) and Tenant is not in default under this Sublease beyond any applicable notice and cure period, upon written request of Tenant, Landlord shall allow the Named Tenant or another JetBlue Tenant to use, during the initial Term, a portion of the Cafeteria Space for “Pocket Sessions,” subject to availability and Tenant’s agreement to pay any reasonable clean-up charges following such event incurred by Landlord. Such events shall be in keeping with the first class image of the Building and shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld or delayed. As used herein, “Pocket Sessions” consists of not more than seven (7) meetings per calendar year during the

Term (prorated for partial calendar years occurring during the Term), solely of the employees of the Named Tenant or another JetBlue Tenant (but not necessarily employees who work at the Premises). The Pocket Sessions may only be held after the Cafeteria has closed for the day and after which Tenant shall clean-up (including restoring tables and chairs to their original locations) at Tenant’s sole cost and expense. Attendance at a Pocket Session event shall not exceed the lower of (i) the maximum occupancy permitted by Legal Requirements, or (ii) the number of individuals working in the Premises at such time.
     18.12 In the event that conditions in the Premises or Building substantially interfere with ingress or egress from the Building or Tenant’s use of the Premises (except if caused by a casualty or condemnation, in which events the terms of Articles 22 and 23 shall control) and Tenant is unable to use, and does not use (except during the Eligibility Period, as that term is defined below), at least five percent (5%) of the Premises as a result of (i) any repair, maintenance, alteration or other work performed by Landlord or Existing Lessor (including those required or permitted by Landlord hereunder), or which Landlord or Existing Lessor failed to perform, and required by this Sublease, or (ii) any failure to provide the services, utilities or ingress to and egress from the Building or Premises caused by an event within the reasonable control of Landlord, its agents, employees or contractors (any such set of circumstances as set forth in items (i) or (ii) above, to be known as an “Abatement Event”); provided, however, no Abatement Event shall be deemed to exist if resulting from the acts or omissions of Tenant or any Tenant Party), then Tenant shall give Landlord oral notice in accordance with Article 32 hereof (followed promptly by written notice within forty-eight (48) hours given in accordance with Article 32 hereof) of such Abatement Event, and, if such Abatement Event continues for seven (7) consecutive days, after Landlord’s receipt of any such notice (the “Eligibility Period”), then the Base Rent and Additional Rent shall be abated or reduced, as the case may be, retroactively to the first day of the Eligibility Period, for such time that such Abatement Event continues (the “Abatement Period”), in the proportion that the RSF of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total RSF of the Premises; provided, however, (i) Tenant may enter the affected portion of the Premises for the sole purpose of moving furniture and business materials without being deemed to have “used” the Premises under this Section, (ii) Tenant may conduct business from the Premises and otherwise occupy the Premises during the Eligibility Period, provided that if Tenant occupies (except as reasonably required to secure the Premises but not to conduct business) the Premises after the expiration of the Eligibility Period, Tenant shall not receive any rental abatement under this Section for that portion of the Premises occupied by Tenant, and (iii) in the event that Tenant is unable to use, and does not use a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises on such floor is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time commencing retroactively to the first day of the Eligibility Period and continuing during the Abatement Period, the Base Rent and Additional Rent for the entire Premises on such floor, shall be abated for such time as Tenant continues to be so unable to use, and does not use, the Premises (except as reasonably required to secure the Premises but not to conduct business). If, however, Tenant reoccupies any portion of the Premises during the Abatement Period, the Rents allocable to such reoccupied portion and any other portions of the Premises that can be reoccupied, based on the proportion that the RSF of such portions of the Premises bears to the total RSF of the Premises, shall be payable by Tenant from the date Tenant reoccupies or could reoccupy such portions of the Premises. Such right to abate Rents shall be Tenant’s sole and exclusive remedy at law or in equity for an Abatement Event. This Section shall not be applicable to any event covered by Article 22 or Article 23 of this Sublease. Except as provided in this Section, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder. Nothing herein shall be deemed to limit Landlord’s obligation to provide services, except as otherwise as provided herein. In the event that any Abatement Event shall occur between the Commencement Date and the [***] as to all or any portion of the Premises, then as to such portion of the Premises that is affected by the Abatement Event, the [***] shall be extended on a day for day basis commensurate with any corresponding delay in the performance of the Tenant’s Work caused thereby until such Abatement Event shall cease to exist as to the Premises or such portion thereof.
     18.13 Landlord has generator(s) to supply power in the event of an emergency to the following Building systems as of the Effective Date: all life safety systems and one elevator in each of the two elevator banks. Subject to the provisions of Sections 18.07 and 21.03 hereof, Landlord shall maintain such generator(s) during the Term in operable condition and shall continue to have such life safety systems and elevators connected to such generator(s), as well as any additional Building systems that may be required by applicable Legal Requirements to be connected to such generator(s). The costs of maintaining such generator(s) may be included in Operating Expenses.
     18.14 As of the Effective Date, there are lights installed on the roof above the 13th floor of the Building that illuminate the Infill Building mechanical penthouse portion of the Building, to which lighting it may be possible to attach color gels that can illuminate said portion of the Building with colored light. For as long as Landlord operates such lights, Tenant shall have the non-exclusive right to request Landlord to use one or more particular colors for such illumination, provided that Tenant, at its cost, provides Landlord with the colored gels, provided, however, that such right shall be exclusive, except as to Landlord, for so long as the Signage Requirements (as such term is defined in Section 45.01 hereof) are satisfied. If Tenant makes such request, then, subject to applicable Requirements, the rights of Landlord, the availability of the requested color, and such other factors that Landlord deems appropriate, Landlord shall endeavor to accommodate Tenant’s request, it being understood and agreed that Landlord shall have no liability to Tenant for Landlord’s failure to accommodate such request. If there shall be a scheduling conflict between Landlord and Tenant with respect to a request pursuant to this Section 18.14, Tenant’s request shall prevail for so long as the Signage Requirements remain satisfied.

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

ARTICLE 19
ACCESS, ALTERATIONS IN BUILDING FACILITIES, NAME
     19.01 All portions of the Building, except for the inside surfaces of all walls, windows and doors bounding the Premises, but including exterior building walls, core corridor walls and doors and any core corridor entrances, and all space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks, elevators, fire stairs or other building facilities and systems, and the use of all of the foregoing, as well as access thereto through the Premises for the purpose of operation, maintenance, decoration and repair, are reserved to Landlord, except that Landlord shall make available to Tenant, within horizontal and vertical shafts from the telecommunications point of entry rooms on the 27th Street and 28th Street sides of the Building to the Premises and from the Premises to the roof of the Building, sufficient unobstructed space with as little offset as reasonably possible (from which any discovered asbestos or other Hazardous Materials shall be removed by Landlord at Landlord’s cost) so as to allow Tenant to install in such shafts such conduits as may be reasonably agreed upon by Landlord and Tenant, which at a minimum shall include four (4) four inch (4”) conduits running in two (2) diverse paths and one (1) two inch (2”) conduit from the Premises to the roof (collectively, “Tenant’s Conduits”) to carry Tenant’s telecommunications and data cabling. The foregoing shall be in addition to any riser space required in connection with Tenant’s Generator Equipment.
     19.02 Tenant shall permit Landlord and its agents and contractors, and the utility companies servicing the Building (with Tenant having the right, at its sole cost and expense, to have a representative present), upon prior written notice to Tenant given at least five (5) Business Days prior to commencing work (except in the case of an emergency where, as practicable under the circumstances, no prior notice shall be required or a shorter notice period shall be permitted), to erect, install, use, maintain, repair and replace equipment, pipes, ducts and conduits in and through the Premises (other than in the SOC or effecting the operation of the SOC unless there is an emergency or no other practical or commercially reasonable manner in which to perform such work), provided that they shall use commercially reasonable efforts not to interfere with the conduct of Tenant’s business in the Premises, and further provided that such equipment, pipes, ducts and conduits shall either be concealed behind, beneath or within partitioning, columns, ceilings or floors located or to be located in the Premises, or completely furred at points immediately adjacent to partitioning, columns or ceilings located or to be located in the Premises, and further provided that such installations do not reduce the Useable Area of the Premises or the height of the ceilings in the Premises, except to a de minimis extent.
     19.03 Provided that, in each case, Landlord shall minimize any disruption to the conduct of Tenant’s business in the Premises, Landlord and/or Landlord’s employees, agents and contractors may, upon reasonable advance written notice, provided that Tenant has been given the reasonable opportunity to have a representative present (except in an emergency where oral notice shall be given as soon as reasonably practicable) and provided Tenant is given the opportunity (subject to emergencies) to have a representative present, (i) examine the Premises and/or show the Premises (except for the SOC and high security areas) to the fee owners, lessors of superior leases, holders of superior mortgages, or prospective purchasers, mortgagees or, during the last 22 months prior to the Expiration Date, to prospective lessees of the Premises, make such repairs, replacements, improvements or other changes in or to the Premises (including the facilities or fixtures of the Premises and including in connection with repairs, replacements, improvements or other changes being made to other parts of the Building), only as may be provided for by this Sublease or as may be mutually agreed upon by the parties, or as Landlord may be required to make under this Sublease or by Requirements or in order to repair and maintain the Premises or other parts of the Building, and (ii) have access to, enter, and/or pass through, the Premises or any part thereof, for the purposes of exercising its rights under clause “(i)” above, Section 19.02 above and Section 19.05 below, but only in the conditions set forth therein. Landlord shall be allowed to take all materials into and upon the Premises that may be reasonably required for such repairs, changes, repainting or maintenance to the Premises only, provided that, with respect to taking materials into the Premises as well as all other aspects of Landlord’s access, Landlord shall not interfere with Tenant’s use of the Premises other than to a de minimis amount, Landlord shall comply with other provisions in this Sublease concerning access to the Premises and Landlord shall clean up any such materials at the end of each day. Landlord and/or Landlord’s employees, agents and contractors, as well as emergency personnel (such as, but not limited to, firemen, policemen and utility workers) shall also have the right to enter on and/or pass through the Premises, or any part thereof, at such times as such entry shall be required by circumstances of emergency affecting the Premises or the Building, Tenant may have its employee or representative accompany all such parties in the Premises. If Tenant is not present in the Premises to open or permit Landlord and/or Landlord’s employees, agents and contractors and/or such emergency personnel, access or entry to or through the Premises in an emergency, then Landlord and/or Landlord’s employees, agents and contractors and/or such emergency personnel, as the case may be, may enter the Premises whenever such access or entry is required for the preservation of life or to prevent material property damage. Only in an emergency may Landlord enter the Premises without Tenant’s prior permission and accompaniment; and only in such circumstances may Landlord enter the SOC area. Landlord shall promptly repair all damage caused by such entry.
     19.04 During the period of twenty-two (22) months prior to the Expiration Date, Landlord may exhibit the Premises to prospective tenants, subject to the provisions of Section 19.03.
     19.05 (a) Landlord has the right on not less than sixty (60) days prior written notice to Tenant, at any time or from time-to-time, in its sole discretion, to, and may adopt or change the name by which the Building is commonly known, provided that throughout the Term the Building name shall be 27-01 Queens Plaza North or another reference or name relating to the address of the Building or the Brause family and the Post Office address shall be 27-01 Queens Plaza North, unless such address is changed by the Post Office without Landlord’s consent.

          (b) Landlord has the right, on not less than ten (10) days prior written notice to Tenant, so long as access and use of the Premises and the Building Amenities are not impaired, and Landlord continues to maintain two lobby entrances and elevator banks, substantially as in existence on the Effective Date (subject to commercially reasonable changes thereto in connection with restoration following a casualty or condemnation), Tenant’s Signs continue to have substantially the same visibility and that the same do not interfere with the conduct of Tenant’s business at the Premises other than to a de minimis extent, to make such changes, alterations, additions, improvements, repairs and/or replacements to the Building, the systems, services, equipment and utilities of the Building, and the land on which the Building is located, including changing the arrangement and/or location of entrances, passageways, halls, doors, doorways, corridors, elevators, stairs, toilets and/or other common or public parts of the Building, as Landlord, in its sole discretion, deems necessary, appropriate or desirable. Landlord shall use commercially reasonably efforts to minimize interference with Tenant’s use and occupancy of the Premises during the making of such changes or alterations. Notwithstanding anything contained in this Sublease which may be deemed to the contrary, other than Section 18.12 hereof, (x) there shall be no allowance to Tenant for a diminution of rental value, (y) there shall be no actual or constructive eviction, and (z) there shall be no liability on the part of Landlord by reason of inconvenience, annoyance, injury to business, or otherwise, as a result of the exercise of any of Landlord’s rights set forth in the first (1st) sentence of this Section or in any other provision of this Sublease, or as a result of the performance or completion of the work or acts described therein or in any other provision of this Sublease and shall reimburse Tenant for any reasonable costs incurred by Tenant to enable Landlord to make such changes.
     19.06 Subject to the provisions of this Sublease including Section 21.03 and Articles 22 and 23, access to the Premises and the Building will be available to Tenant 24 hours per day, 7 days per week. Landlord shall provide security to the Building commensurate with that of other first-class multi-tenanted office buildings in the Borough of Queens that shall be available 24 hours per day, 7 days per week consisting of, at minimum during all non-Business Hours, a security guard or lobby attendant in a lobby. Tenant shall have the right, at its sole cost and expense, and subject to Article 13, the Rules and Regulations, and all applicable Legal Requirements, to install a security system within the Premises which is compatible with any such security systems for the Building which may be operated from time to time, including the right to install a badge reader on one turnstile in each of the Building’s lobbies, as more particularly provided in Section 45.02 below.
     19.07 Any reservation in this Sublease of a right by Landlord to enter upon the Premises and to make or perform any repairs, alterations or other work in, to or about the Premises which, in the first instance, is the obligation of Tenant pursuant to this Sublease shall not be deemed to: (i) impose any obligation on Landlord to do so, (ii) render Landlord liable (to Tenant or any third party) for the failure to do so, or (iii) relieve Tenant from any obligations to indemnify Landlord as otherwise provided elsewhere in this Sublease.

     19.08 In connection with the performance of any work that Landlord shall at any time elect or be required to perform in accordance with the terms of this Sublease, or in connection with complying with any Requirement applicable to the Building or any portion thereof (whether or not Landlord is obligated to comply with such Requirement), Landlord may erect and thereafter maintain scaffolding, “bridges” and/or other temporary structures on the outside or inside of the Building notwithstanding that the foregoing may obscure Signs and windows forming a part of the Premises and notwithstanding that access to portions of the Premises may be diverted or partially obstructed, provided that except in the event of an emergency the Rooftop Sign shall not be obscured nor shall Tenant be denied access to, or the ability to operate Tenant’s Generator Equipment, New Supplemental HVAC Units on the 8th floor roof, the Roof Area and the Roof Equipment. In the event that any such scaffolding, bridges and/or other temporary structures on the outside of the Building obscure any of Tenant’s signs, then Tenant at its expense in accordance with applicable Legal Requirements, may erect temporary replacement signs to be installed on such scaffolding, bridge or other structure. Landlord shall have no liability to Tenant or to any Tenant Party arising out of any such work, obscuration, diversion or obstruction, or out of the erection and maintenance of temporary scaffolding, “bridges” and/or other structures or out of any noise resulting from such work or erection, nor shall any matter arising out of any of the foregoing be deemed a breach of Landlord’s covenant of quiet enjoyment. In connection with any work performed by Landlord as set forth in this Section 19.08, Landlord shall complete the work necessary in order to allow removal of the “bridge” as quickly as commercially reasonable and to minimize any interference with or disruption to the usual means of access to the Premises and with Tenant’s use of the Premises, provided, however, that nothing contained herein shall obligate Landlord to incur the expense of overtime or any other premium wage rate to perform the same.
     19.09 For the purposes of this Article 19, the term “Landlord” shall include the lessors under superior leases (including the Existing Lessor) and the holders of superior mortgages, and in the furtherance of the provisions of this Article 19 and the other applicable provisions of this Sublease, Tenant shall permit the Existing Lessor and any “Owner Party” under the Existing Superior Lease to enter the Premises for the purposes provided for in the Existing Superior Lease, and, in addition, Tenant shall permit an inspection of the Premises by the Existing Lessor or by any such “Owner Party,” and by prospective purchasers or mortgagees of the fee interest in the Real Property during “Business Hours” (as defined in the Existing Superior Lease) on “Business Days” (as defined in the Existing Superior Lease), throughout the Term upon the notice and under the other conditions set forth in Sections 19.02 and 19.03.
     19.10 If Tenant desires internet service and/or other telecommunication services, Tenant, at Tenant’s sole cost and expense, shall directly arrange and contract with a primary internet service provider (an “ISP”) designated by Tenant to provide internet service to the Premises and with Tenant’s telecommunications providers (collectively, “Telecommunications Provider”) designated by Tenant to provide telecommunications service to the Premises. Only the Tenant’s Conduits may be used for Tenant’s internet and telecommunications needs. Additional providers, other than

Verizon Business and its affiliated companies, shall be subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed, except that if a proposed additional ISP is the then ISP designated by Landlord for the Building or if the proposed additional Telecommunications Provider is the then Telecommunications Provider designated by Landlord for the Building, such approval shall be deemed given). All wiring and related work, including installation of Tenant’s equipment in base Building areas, required to be performed within the Premises and base Building areas to allow Tenant to access such internet service and telecommunications service shall be performed by or on behalf of Tenant in accordance with plans approved by Landlord (which approval shall not be unreasonably withheld or delayed), and subject to, the other applicable provisions of this Sublease, including Article 13. All fees and charges charged by the ISP and the Telecommunications Provider shall be paid directly to Tenant’s ISP and Telecommunications Provider by Tenant. Tenant’s use of an ISP or a Telecommunications Provider (other than the then ISP designated by Landlord for the Building or the then Telecommunications Provider designated by Landlord for the Building) may be conditioned upon such ISP and/or Telecommunications Provider executing and delivering to Landlord (or to Landlord’s agent or designee) a commercially reasonable license agreement, but with no charge to such ISP and/or Telecommunications Provider. During the initial Term, Landlord shall permit Tenant, at its sole cost and expense, to have access to Tenant’s wireless computer network from the CC Space and the Roof Deck, or, to the extent Landlord has permitted an open wireless network provider to service the Building, to access such open wireless network from the CC Space and the Roof Deck, and in connection with either of the foregoing, Tenant, at its expense, in accordance with, and subject to, the provisions of Article 13 hereof, shall have the right to make such interior Nonstructural Alterations that are needed to install whatever equipment is reasonably required to permit such access; provided, however, any such installation by Tenant shall not interfere with the access to such open wireless network by Landlord, any other tenant or other occupant of the Building.
ARTICLE 20
NOTICE OF ACCIDENTS
     20.01 Tenant shall endeavor to give notice to Landlord, promptly after Tenant learns thereof, of (i) any accident in or about the Premises for which Landlord might be liable, (ii) all fires in the Premises, (iii) all damage to or in the Premises, including the fixtures, equipment and appurtenances thereof, for the repair of which Landlord might be responsible, and (iv) all damage to or in any parts or appurtenances of the Building’s sanitary, electrical, heating, ventilating, air-conditioning, elevator and other systems located in or passing through the Premises or any part thereof. Landlord shall endeavor to give notice to Tenant, promptly after Landlord learns thereof, of (i) any accident in or about the Building for which Tenant might be liable, (ii) all fires in the public areas of the Building, (iii) all damage to or in the Building, including the fixtures, equipment and appurtenances thereof, for the repair of which Tenant might be responsible, and (iv) all damage to or in any parts or appurtenances of the Building’s sanitary, electrical, heating, ventilating, air-conditioning, elevator and other systems that serve the Premises or any part thereof.
ARTICLE 21
NON-LIABILITY AND INDEMNIFICATION
     21.01 (a) To the fullest extent permitted by law, Landlord, the lessors under all superior leases (including the Existing Superior Lease), the holders of all superior mortgages, and all of their respective agents, officers, directors, shareholders, partners and principals (disclosed or undisclosed) (collectively, “Landlord Indemnitees”) shall not be liable or responsible to Tenant or any Tenant Party for any injury, loss or damage to Tenant, any Tenant Party or to any other person or for any damage to, or loss (by theft or otherwise) of, any property of Tenant, any Tenant Party or of any other person, irrespective of the cause of such injury, damage or loss, including any injury, loss or damage that may be occasioned by the acts or omissions of persons occupying any space adjacent to or adjoining the Premises, or elsewhere in the Building, or any part thereof, or for any loss or damage resulting to Tenant, any Tenant Party or any of their property from water, gas, steam, fire, or the bursting, stoppage or leaking of sewer or other pipes, except, in each case, to the extent caused by the negligence or misconduct of Landlord or a Landlord Party or for which Landlord or a Landlord Party is liable under Legal Requirements, in all events subject to Section 11.03 above. Furthermore, Landlord shall not be responsible or liable for any damage to property of Tenant, any Tenant Party or any other person, entrusted to employees of the Building. If at any time any windows of the Premises are closed, darkened or bricked up as a result of any Requirement or adjacent construction, neither Landlord nor any Landlord Indemnitee shall be liable for any damage Tenant or any Tenant Party may sustain thereby and Tenant shall not be entitled to any compensation therefor nor abatement or diminution of rents nor shall the same release Tenant from its obligations under this Sublease nor constitute an eviction except as otherwise provided in this Sublease.
          (b) Wherever in this Sublease an indemnification is for the benefit of Landlord, such indemnification shall also be for the benefit of all Landlord Indemnitees, regardless of whether or not expressly so provided. Whenever in this Sublease an indemnification is for the benefit of Tenant, such indemnification shall be for the benefit of all Tenant Indemnities, regardless of whether or not expressly so provided.
     21.02 (a) To the fullest extent permitted by law, and subject to the provisions of Section 11.03 hereof, Tenant shall (i) indemnify and hold harmless Landlord and all Landlord Indemnitees harmless from and against any and all actions, proceedings, liabilities, obligations, claims, damages, deficiencies, losses, judgments, suits, expenses and costs (including, without limitation, reasonable legal fees and disbursements) arising under or out of, or in connection with or resulting from (A) any negligent or otherwise wrongful act or omission of Tenant or any other Tenant Party, except, in each case, to the extent caused by the negligence or misconduct of Landlord or a Landlord Party; (B) the Tenant’s or any Tenant Party’s use or manner of use of the Premises or the management of the Premises or the conduct of any business therein; (C) any default under any of the terms, covenants or conditions of this Sublease on Tenant’s part to observe, perform or comply with; (D) any work done, or any condition created (other than by Landlord or a Landlord Party for Landlord’s or Tenant’s account) in or about the Premises during the Term or during the period of time, if any, prior to the Commencement Date that Tenant may have been given access to the Premises or during the period of time after the expiration of the Term that Tenant or any Tenant Party remains in possession or occupancy of the Premises or any portion thereof; (E) the use by Tenant (or any other person) of the Roof Installations (as such term is defined in Section 41.01 hereof) and those portions of the Building used for the construction, installation, maintenance, repair, operation, and use or removal of the Roof Installations; (F) the acts or omissions of any Tenant’s Security Personnel (as such term is defined in Section 45.02 hereof); (G) the use of the fire staircases by Tenant or by any Tenant Party or from a violation of any of the terms or conditions set forth herein; and/or (H) the installation, maintenance or repair of the Tenant’s Signs (as such term is defined in Section 45.03 hereof), and (ii) reimburse to Landlord and the Landlord Indemnities for all reasonable and actual out-of-pocket costs and expenses paid by Landlord or any of the Landlord Indemnities in connection with each such claim or action or proceeding brought thereon. In case any action or proceeding be brought against Landlord or any of the Landlord Indemnities by reason of any such claim, Tenant, upon notice from Landlord, shall resist and defend such action or proceeding by attorneys reasonably acceptable to Landlord, Landlord agreeing that the attorneys for the insurance company providing Tenant’s insurance are acceptable. Notwithstanding the foregoing, neither Tenant nor any Tenant Party shall be liable to Landlord or Landlord Indemnitees under this Section 21.02 for indirect, consequential, special or punitive damages.
          (b) To the fullest extent permitted by law, and subject to the provisions of Section 11.03 hereof, Landlord shall (i) indemnify and hold harmless Tenant and any of its agents, officers, directors, shareholders, partners or principals (disclosed or undisclosed) (collectively, “Tenant Indemnitees”) harmless from and against any and all actions, proceedings, liabilities, obligations, claims, damages, deficiencies, losses, judgments, suits, expenses and costs (including, without limitation, reasonable legal fees and disbursements) arising under or out of, or in connection with or resulting from (A) any negligent or otherwise wrongful act or omission of Landlord or any of its employees, agents or contractors, except, in each case, to the extent caused by the negligence or misconduct of Tenant or a Tenant Party; and/or (B) any default under any of the terms, covenants or conditions of this Sublease on Landlord’s part to observe, perform or comply with; and (ii) reimburse to Tenant and the Tenant Indemnities for all reasonable and actual out-of-pocket costs and expenses paid by Tenant or any of the Tenant Indemnities in connection with each such claim or action or proceeding brought thereon. In case any action or proceeding be brought against Tenant or any of the Tenant Indemnities by reason of any such claim, Landlord, upon notice from Tenant, shall resist and defend such action or proceeding by attorneys reasonably acceptable to Tenant, Tenant agreeing that the attorneys for the insurance company providing Landlord’s insurance are acceptable. Notwithstanding the foregoing, neither Landlord nor any Landlord Party shall be liable to Tenant or Tenant Indemnitees under this Section 21.02 for indirect, consequential, special or punitive damages.
     21.03 Except as otherwise expressly provided in this Sublease, if by reason of: (i) area wide strikes or other labor troubles or strikes or other labor troubles directed at Landlord, its managing agent and/or the Building as a result of the acts of Tenant or any of its Affiliates, (ii) governmental prohibitions, preemptions, restrictions or other controls, (iii) any Legal Requirement, (iv) unavailability of fuel, supplies or labor, (v) acts of God or the elements (such as tornado, hurricane, flood, snow, etc.), (vi) civil commotion, acts of war, terrorism or the public enemy, (vii) fire or other casualty or catastrophe, (viii) accidents or mechanical breakdowns not caused directly or indirectly by the negligence or willful misconduct of the party obligated to perform or its agents, employees or contractors, or (ix) any other cause beyond the reasonable control of the party obligated to perform (excluding, however, any financial inability), including the acts, or failures to act when required to do so, of Existing Lessor in connection with the Existing Superior Lease to the extent such actions or failure to act is not related to any default by Landlord under the Existing Superior Lease, (each of the events described in the preceding clauses being herein referred to as an “Unavoidable Delay,” and, collectively, “Unavoidable Delays”), the observance, performance or compliance with, any non-monetary obligation (i.e., any obligation other than the obligation to pay a sum of money) on the part of the party obligated to observe, perform or comply with, is prevented or delayed, including the inability to supply, provide or furnish, or a delay in supplying, providing or furnishing, any service expressly or implicitly to be supplied, provided or furnished, or the inability to make, or a delay in making, any alteration, decoration, installation, improvement, repair, addition or other physical change in, to or about the Premises or any other portion of the Building, or the inability to supply, or a delay in supplying, any equipment, fixtures or other materials, then, for so long as such party shall be unable to observe, perform or comply with, or shall be delayed in the observance, performance or compliance with, any such non-monetary obligation, except as provided in Section 18.12, this Sublease shall in no way be affected, impaired or excused, and such party’s obligation to observe, perform or comply with any such non-monetary obligation shall be excused for the period during which the Unavoidable Delay prevents or delays such observance, performance or compliance.
ARTICLE 22
DESTRUCTION OR DAMAGE
     22.01 (a) If the Building or the Premises shall be partially damaged or partially destroyed by fire or other casualty and as a result thereof a portion of the Premises becomes untenantable, the Base Rent and the Additional Rent payable under Article 5 hereof shall be abated on a pro rata basis, based on the RSF of that portion of the Premises (taking into consideration whether or not any portion of the Premises is Storage Space) as shall have been rendered untenantable as a result of such damage or destruction or if (i) more than 30% of the Premises becomes untenantable and the remaining area of the Premises shall not, in Tenant’s good faith judgment, be reasonably sufficient for Tenant to continue normal operation of its business at the Premises and Tenant vacates the Premises, or (ii) the Premises is inaccessible and

Tenant does not occupy the Premises, all of the Base Rent and Additional Rent payable under Article 5 hereof shall be abated, for the period, commencing on the date the Premises becomes untenantable or inaccessible and ending on the date next preceding the earlier of (i) the date that is sixty (60) days following the date on which the Required Landlord Restoration (as defined below) is substantially complete or on which that portion of the Premises otherwise becomes tenantable and accessible, and (ii) the date on which Tenant or any Tenant Party occupies such portion of the Premises for the normal conduct of its business. If the SOC Space shall be partially damaged or destroyed by fire or other casualty and as a result thereof Tenant is not able to operate and does not operate the SOC and Tenant vacates the entire SOC Space, then, and in such event occurring, all of the Base Rent and Additional Rent applicable to the SOC Space shall be abated, for the period commencing on the date upon which the Tenant vacates the SOC Space and ending on the date that is the earlier to occur of (i) the date that is ninety (90) days following the date on which the Required Landlord Restoration is substantially complete in the SOC Space, and (ii) the date on which Tenant or any Tenant Party occupies any portion of the SOC Space for the conduct of business therein (Tenant’s testing of the SOC following casualty restoration work in the SOC Space shall not be deemed occupancy of the SOC Space); provided, however, in no event shall the Base Rent and Additional Rent abate with regard to more than 20,000 RSF of the SOC Space except to the extent, if any, that greater than 20,000 RSF of the SOC Space has been damaged or destroyed by fire or other casualty. Notwithstanding anything to the contrary herein contained, in no event shall the Base Rent or Additional Rent abate with regard to any portion of the Premises that was not damaged or destroyed by fire or other casualty if the fire or other casualty that damaged or destroyed any other portion of the Premises was caused by Tenant or any Tenant Party.
          (b) If the Building or the Premises shall be totally (which shall be deemed to include substantially totally) damaged or destroyed by fire or other casualty and as a result thereof the entire Premises becomes untenantable or inaccessible, the Base Rent and the Additional Rent payable under Article 5 hereof shall be abated for the period commencing on the date the Premises becomes untenantable or inaccessible and ending on the date that is the earliest of (i) the date that is sixty (60) days following the date on which the Required Landlord Restoration is substantially complete or on which the Premises otherwise becomes tenantable and accessible, and (ii) the date on which Tenant or any Tenant Party occupies the Premises for the normal conduct of its business, provided that Tenant’s testing of the SOC following casualty restoration work in the SOC Space shall not be deemed occupancy of the SOC Space.
     22.02 If any damage or destruction described in Section 22.01 above occurs, then, provided the Existing Superior Lease has not been terminated pursuant to Section 13.3 thereof, and provided that this Sublease shall not have been terminated pursuant to Section 22.03 below, Landlord shall promptly and diligently repair or restore such damage or destruction with reasonable dispatch after notice to it of the damage or destruction; provided, however, that Landlord shall not be required to make (a) any repairs or restoration that are the obligation of Tenant or any other person to make

(other than Landlord’s employees, agents or contractors), or (b) repairs to items that are obsolete, and provided further that Landlord shall not be required to repair, replace or move any of Tenant’s Property or any Roof Installations nor to repair or restore any Tenant’s Work or other Alterations (regardless of whether such Tenant’s Work or other Alterations (or any portions thereof) become the property of Landlord upon installation) (such damage or destruction that Landlord is expressly obligated to repair or restore pursuant to this Section being herein referred to as the “Required Landlord Restoration”). Landlord shall perform such repairs diligently, in a good and workmanlike manner, and shall use commercially reasonable efforts to minimize interference with Tenant’s use and occupancy of any portion of the Premises that remains tenantable. In furtherance of the foregoing, Landlord shall not be obligated to make any repairs which are the obligation of the Existing Lessor to make, but, if neither the Existing Superior Lease nor this Sublease shall have been terminated, Landlord shall use good faith diligent efforts to cause the Existing Lessor to make any repairs which under the Existing Superior Lease are the obligation of the Existing Lessor to make, including if reasonably required, an action for specific performance against the Existing Lease to cause such compliance with the Existing Superior Lease. Nothing in this Sublease shall be deemed a waiver of Landlord’s rights, under Section 13.3 of the Existing Superior Lease, to terminate said Existing Superior Lease under the circumstances set forth therein.
     22.03 (a) If the Building or the Premises shall be totally or substantially damaged or destroyed by fire or other casualty, or if the Building shall be so damaged or destroyed by fire or other casualty (whether or not the Premises are damaged or destroyed) as to require a reasonably estimated expenditure by Landlord of more than fifty (50%) percent of the full insurable value of the Building immediately prior to the casualty, then in either such case Landlord may terminate this Sublease by giving Tenant notice to such effect within sixty (60) days after the date of the casualty, so long as Landlord is then terminating the Existing Superior Lease.
          (b) In case of any damage or destruction to the Premises, Landlord shall provide to Tenant, within ninety (90) days after the date of such damage or destruction, a notice containing the good-faith estimate of Landlord’s architect or other qualified expert of the period of time required to complete restoration of such damage (the “Estimated Restoration Period”). If the Estimated Restoration Period shall exceed nine (9) months after the date of the casualty, Tenant shall have the right to terminate this Sublease, by notice to Landlord within sixty (60) days after Tenant’s receipt of the notice of the Estimated Restoration, TIME BEING OF THE ESSENCE. In the event Tenant does not elect to so terminate this Sublease, Landlord shall complete the Required Landlord Restoration in accordance with Section 22.02 and, in the event such Required Landlord Restoration is not complete within nine (9) months after the date of the casualty or such longer time period that was set forth in Landlord’s notice as the Estimated Restoration Period, subject to Unavoidable Delays, Tenant shall again have the right to terminate this Sublease by notice to Landlord given at any time prior to completion of the Required Landlord Restoration. Notwithstanding the foregoing, if Tenant fails to give Landlord such notice of termination in the manner and in the time period set forth above, then Tenant’s right to terminate this Sublease shall be null and void, and of no further force or effect, and this Sublease shall continue in full force and effect, subject to the other provisions of this Sublease.
          (c) If, in accordance with, and subject to, the provisions of this Section, either Landlord or Tenant give the other such notice of termination, (i) the term of this Sublease shall expire as fully and completely on the date which is thirty (30) days after the date on which Landlord or Tenant gives the other such notice of termination, as if such termination effective date were the Expiration Date, (ii) on or prior to such termination effective date, Tenant shall quit, surrender and vacate the Premises in accordance with the applicable provisions of this Sublease but in “as is” condition as to any portion of the Premises damaged by the casualty, without prejudice, however, to the parties’ rights and remedies against the other under the provisions of this Sublease in effect prior to such termination effective date, and (iii) any amounts, including Base Rent and Additional Rent, owing shall be paid up to the date of such damage or destruction and any payments of Base Rent or Additional Rent made by Tenant which were on account of any period subsequent to such date (less any amounts of other rents then owing to Landlord) shall be returned to Tenant. Landlord’s obligation to make such refund shall survive termination of this Sublease. Notwithstanding the foregoing, if pursuant to the provisions of this Section, either Landlord or Tenant terminate this Sublease, then Tenant may remain in possession of the SOC Space and operate the SOC for a period of not more than thirty (30) days beyond such termination effective date provided that: (i) such continued occupancy shall be permitted by Legal Requirements and by the Existing Lessor, (ii) such continued occupancy shall not create a holdover under the Existing Superior Lease or impose any additional liability on Landlord under the Existing Superior Lease that Landlord would not otherwise have but for such continued occupancy of the SOC Space, (iii) Tenant shall continue to pay Landlord all Base Rent and Additional Rent applicable to such SOC Space together with one hundred percent (100%) of all of Landlord’s other costs to operate the Building for the benefit of Tenant’s continued occupancy of the SOC Space if Tenant is the only occupant operating in the Building or Tenant shall pay its pro rata share of such costs if other tenants or occupants are operating in the Building.
          (d) If the Premises shall be damaged or destroyed by fire or other casualty to the extent of more than 40% of its replacement cost within the last twenty four (24) months of the Term, either party shall have the right to terminate this Sublease, provided that notice thereof is given to the other party not later than sixty (60) days after such damage or destruction. However, if Landlord shall exercise said right of termination and at that time Tenant shall have the right to exercise its Renewal Option to extend the Term for the Renewal Term, Tenant may render Landlord’s notice of termination null, provided that Tenant, within thirty (30) days after receipt of the Landlord’s termination notice, shall give the Exercise Notice to extend the Term for the Renewal Term.
     22.04 No damages, compensation or claim shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises or of the Building made pursuant to this Article and in accordance with this Sublease, and nothing in this Article shall limit Landlord’s other obligations under this Sublease.
     22.05 Omitted prior to execution.
     22.06 Landlord will not carry insurance of any kind on Tenant’s Property, Roof Installations, Alterations or Tenant’s Work, and shall not be obligated to repair any damage thereto or replace the same. Tenant shall be obligated to carry insurance on Tenant’s Property, Roof Installations, Alterations and Tenant’s Work as provided in Article 11 above.
     22.07 The provisions of this Article shall be considered an express agreement governing any case of damage or destruction of the Premises by fire or other casualty, and Section 227 of the Real Property Law of the State of New York, providing for such a contingency in the absence of an express agreement, and any other Requirement of like import, now or hereafter in force, shall have no application in such case.
ARTICLE 23
EMINENT DOMAIN
     23.01 If the whole of the Building or Premises shall be lawfully taken by condemnation or in any other manner for any public or quasi-public use or purpose, this Sublease and the term and estate hereby granted shall forthwith terminate as of the date of vesting of title in such taking (which date is hereinafter also referred to as the “date of the taking”), and the rents shall be prorated and adjusted as of such date.
     23.02 If only a part of the Building shall be so taken, this Sublease shall be unaffected by such taking, except that Tenant may elect to terminate this Sublease in the event of a partial taking if (i) the taking is for more than 10% of the RSF of the Premises and the remaining area of the Premises shall not, in Tenant’s good faith judgment, be reasonably sufficient for Tenant to continue normal operation of its business at the Premises, (ii) the Premises is inaccessible and comparable substitute access cannot be provided or (iii) all or any portion of the SOC is taken and no reasonable substitute is available. Tenant shall give notice of such election to Landlord not later than thirty (30) days after notice of such taking is given by Landlord to Tenant. Upon the giving of such notice by Tenant this Sublease shall terminate on the date of such taking and the rents shall be prorated as of such termination date. Upon such partial taking and this Sublease continuing in force as to any part of the Premises, the rents apportioned to the part taken shall be prorated and adjusted as of the date of taking and from such date the Base Rent for the Premises and Additional Rent payable pursuant to Article 5 shall be appropriately adjusted according to the RSF remaining.
     23.03 Landlord shall be entitled to receive the entire award in any proceeding with respect to any taking provided for in this Article without deduction therefrom for any estate vested in Tenant by this Sublease and Tenant shall receive no part of such award, except as hereinafter expressly provided in this Article. Tenant hereby expressly assigns to Landlord all of its right, title and interest in or to every such award. Notwithstanding anything herein to the contrary, Tenant may, at its sole cost and expense, make a claim with the condemning authority for Tenant’s moving expenses, the value of Tenant’s Property, Tenant’s furniture, fixtures, and equipment and Tenant’s Alterations.
     23.04 If the temporary use or occupancy of all or any part of the Premises shall be lawfully taken by condemnation or in any other manner for any public or quasi-public use or purpose during the Term, Tenant shall be entitled, except as hereinafter set forth, to receive that portion of the award for such taking which represents compensation for the use and occupancy of the Premises and, if so awarded, for the taking of Tenant’s Property and for moving expenses. This Sublease shall be and remain unaffected by such taking and Tenant shall continue to be responsible for all of its obligations hereunder insofar as such obligations are not affected by such taking and shall continue to pay in full, the Base Rent and Additional Rent when due. If the period of temporary use or occupancy shall extend beyond the Expiration Date, that part of the award which represents compensation for the use or occupancy of the Premises (or a part thereof) shall be divided between Landlord and Tenant so that Tenant shall receive so much thereof as represents the period prior to the Expiration Date and Landlord shall receive so much thereof as represents the period subsequent to the Expiration Date. All moneys received by Tenant as, or as part of, an award for temporary use and occupancy for a period beyond the date to which the rents hereunder have been paid by Tenant shall be received, held and applied by Tenant as a trust fund for payment of the rents falling due hereunder.
     23.05 In the event of any taking of less than the whole of the Building which does not result in a termination of this Sublease, or in the event of a taking for a temporary use or occupancy of all or any part of the Premises which does not extend beyond the Expiration Date, Landlord, at its expense, shall proceed with reasonable diligence to repair, alter and restore the remaining parts of the Building and the Premises to substantially a Building Standard condition to the extent that the same may be feasible and so as to constitute a complete and tenantable Building and Premises; provided, however, that Landlord shall not be required to make (a) any repairs or restoration that are the obligation of Tenant or any other person to make (other than Landlord’s employees, agents or contractors), (b) repairs to leasehold improvements and alterations in other leasable areas of the Building, and (c) provided further that Landlord shall not be required to repair, replace or move any of Tenant’s Property or Roof Installations nor to repair or restore any Tenant’s Work or Alterations, except, with regard to clause (a) and clause (c), if the award paid to Landlord includes compensation for the items described in clauses (a) and/or (c) above, then upon receipt of such award Landlord shall remit the portion of the net proceeds received by Landlord allocated to such items to be used for Tenant’s restoration obligations under this Article. In furtherance of the foregoing, Landlord shall not be obligated to make any repairs which are the obligation of the Existing Lessor to make, but Landlord shall use good faith diligent efforts to cause the Existing Lessor to make any repairs which under the Existing Superior Lease are the obligation of the Existing Lessor to make, including if reasonably required, an action for specific performance against the Existing Lessor to cause such compliance with the Existing Superior Lease.
     23.06 Omitted prior to execution.

     23.07 Any dispute which may arise between the parties with respect to the meaning or application of any of the provisions of this Article shall be determined by arbitration in the manner provided in Article 34.
ARTICLE 24
SURRENDER; HOLDOVER
     24.01 On the last day of the Term, or upon any earlier termination of this Sublease, or upon any re-entry by Landlord upon the Premises, Tenant shall quit and surrender the Premises to Landlord broom clean and in good order, condition and repair, except for ordinary wear and tear and damage by casualty or condemnation, and Tenant shall have the obligation to remove property to the extent required under Article 14 and the other applicable provisions of this Sublease and/or by applicable Legal Requirements and shall repair all damage to the Premises and the Building caused by such removal.
     24.02 (a) If Tenant or any Tenant Party shall remain in possession or occupancy of any portion of the Premises, or otherwise hold over, after the expiration of the Term, and if Landlord shall then not proceed to remove Tenant from the Premises in the manner permitted by law (or shall not have given written notice to Tenant that Tenant must vacate the Premises) irrespective of whether or not Landlord accepts rent from Tenant for a period beyond the last day of the Term, the parties hereby agree that Tenant’s occupancy of the Premises after the expiration of the Term shall be under a month-to-month tenancy commencing on the first day after the expiration of the Term, which tenancy shall be upon all of the terms set forth in this Sublease except Tenant shall pay on the first day of first month of the hold over period, as Base Rent, an amount equal to [***]% of one-twelfth of the Base Rent payable by Tenant during the last year of the Term (i.e., the year immediately prior to the holdover period) for the entire Premises, without taking into account any abatements thereof under Articles 22 or 23 hereof or otherwise, plus, as Additional Rent, [***]% of all other rents (including Tax Payment, Expense Payment and all other items of Additional Rent) payable under this Sublease, (i) on the first day of the second month of such holdover period, as Base Rent, an amount equal to [***]% of one-twelfth of the Base Rent payable by Tenant during the last year of the Term for the entire Premises, without taking into account any abatements thereof under Articles 22 or 23 hereof or otherwise, plus, as Additional Rent, [***]% of all other rents (including Tax Payment, Expense Payment and all other items of Additional Rent) payable under this Sublease, and (ii) on the first day of each and every month thereafter, as Base Rent, an amount equal to [***]% of one-twelfth of the Base Rent payable by Tenant during the last year of the Term (i.e., the year immediately prior to the holdover period) for the entire Premises, without taking into account any abatements thereof under Articles 22 or 23 hereof or otherwise, plus, as Additional Rent, [***]% of all other rents (including Tax Payment, Expense Payment and all other items of Additional Rent) payable under this Sublease, it being understood and

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

agreed that if at time during such holdover periods Tenant is the only occupant of the Building, for the purposes of calculating the Additional Rent payable pursuant to the preceding clauses (i), (ii) and (iii), Tenant’s Proportionate Share shall be [***]%. It is further stipulated and agreed that if Landlord shall, at any time after the expiration of the initial Term (including any renewal terms pursuant to Article 40 hereof) or after the expiration of any term created thereafter pursuant to this Article, proceed to remove Tenant from the Premises as a holdover, the rent for the use and occupancy of the Premises during any holdover period shall be the greater of (x) the applicable rents described in clauses (i), (ii) and (iii) above, determined as if such holdover began on the date succeeding the last day of the initial Term (including any renewal terms pursuant to Article 40 hereof) and not the date succeeding the last day of any month-to-month tenancy created by this Article, and (y) the fair market rental value of the Premises for such month. In addition to the foregoing, Landlord shall be entitled to recover from Tenant all costs, reasonable and actual out-of-pocket expenses, losses and damages arising from such holdover, including all reasonable attorneys’ fees and disbursements and court costs incurred or paid by Landlord. In no event, however, shall Tenant be liable for any consequential or punitive damages suffered by Landlord, except, subject to the provisions of Section 40.01(d), that any costs or damages incurred by Landlord pursuant to the terms of the Existing Superior Lease due to Tenant’s holdover (including a holdover of the Renewal Surrender Premises after the expiration of the initial Term) shall not be deemed consequential or punitive, and shall be recoverable against Tenant hereunder, regardless of whether such costs or damages pursuant to the terms of the Existing Superior Lease (collectively, the “Existing Superior Lease Holdover Damages” ) are in respect of the entire premises demised under the Existing Superior Premises, and not just the Premises, provided, however, that Landlord shall not be entitled to make a claim for the Existing Superior Lease Holdover Damages unless Tenant remains in possession of the Premises (or any portion thereof) for more than thirty (30) days after the expiration of the Term (without taking into account any month-to-month tenancy that may be created under this Section 24.02), except that, subject to the provisions of Section 40.01(d) below, such thirty (30) day period shall not apply to a holdover of any portion of the Renewal Surrender Premises after the expiration of the initial Term.
          (b) Notwithstanding anything to the contrary contained in this Sublease, the acceptance of any rent paid by Tenant pursuant to subsection (a) above shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding or from exercising any other right or remedy under this Sublease, at law or in equity, and the preceding sentence shall be deemed to be an “agreement expressly providing otherwise” within the meaning of Section 232-c of the Real Property Law of the State of New York.
          (c) All damages to Landlord by reason of holding over by Tenant (or by any Tenant Party) may be the subject of a separate action and need not be asserted by

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Landlord in any summary proceedings against Tenant. Tenant acknowledges that possession of the entire Premises must be surrendered to Landlord at the expiration or sooner termination of the Term.
ARTICLE 25
CONDITIONS OF LIMITATION
     25.01 To the extent permitted by applicable Legal Requirements, this Sublease and the term and estate hereby granted are subject to the limitation that whenever Tenant shall make an assignment of all or substantially all of the property of Tenant for the benefit of creditors, or shall file a voluntary petition under any bankruptcy or insolvency law, or an involuntary petition alleging an act of bankruptcy or insolvency shall be filed against Tenant under any bankruptcy or insolvency law, or whenever a petition shall be filed against Tenant under the reorganization provisions of the United States Bankruptcy Act or under the provisions of any law of like import, or whenever a petition shall be filed by Tenant under the arrangement provisions of the United States Bankruptcy Act or under the provisions of any law of like import, or whenever a permanent receiver of Tenant or of or for the property of Tenant shall be appointed, then, Landlord, (a) at any time after receipt of notice of the occurrence of any such event, or (b) if such event occurs without the acquiescence of Tenant, at any time after the event continues unstayed for ninety (90) days, Landlord may give Tenant a notice of intention to end the Term at the expiration of five (5) days from the date of service of such notice of intention, and upon the expiration of said five (5) day period this Sublease and the term and estate hereby granted, whether or not the term shall theretofore have commenced, shall terminate with the same effect as if that day were the Expiration Date, but Tenant shall remain liable for damages as provided in Article 27.
     25.02 This Sublease and the term and estate hereby granted are subject to the further limitation that:
          (a) if there is a failure to pay when due any Base Rent, any Recurring Additional Rent or any Additional Rent payable pursuant to Article 16 hereof, and (i) the payment in question is not paid in full within five (5) Business Days after Tenant is given a notice specifying such default (such notice being a “First Default Notice”), and (ii) the payment in question is not paid in full within five (5) Business Days after Tenant is given a second (2nd) notice after the expiration of the first five (5) Business Day period, specifying such default (such notice being a “Second Default Notice”), it being understood and agreed that if two (2) First Default Notices are given within a twelve (12) month period and within twelve (12) months after the giving of the first (1st) of such First Default Notices there are one (1) or more failures to pay when due any Base Rent, any Recurring Additional Rent or any Additional Rent payable pursuant to Article 16 hereof, a Second Default Notice shall not be required to be given to Tenant in respect of such failures and clause (ii) above shall not be applicable to such failures. The Second Default Notice shall contain substantially the following statement in bold and CAPITAL letters: “THIS IS A SECOND NOTICE UNDER SECTION 25.02(a) OF

THE SUBLEASE THAT TENANT IS IN DEFAULT FOR FAILURE TO PAY BASE RENT, RECURRING ADDITIONAL RENT OR ADDITIONAL RENT UNDER THE SUBLEASE. TENANT HAS FIVE BUSINESS DAYS TO PAY THE OVERDUE RENT”; or
          (b) if there is a failure to pay when due any Additional Rent (other than the Additional Rent described in subsection (a) above) or other payment payable by Tenant pursuant to any provision of this Sublease (other than the Additional Rent described in subsection (a) above), and the payment in question is not paid in full within ten (10) Business Days after Tenant is given a notice specifying such default. Such notice shall contain substantially the following statement in bold and CAPITAL letters: “THIS IS A NOTICE OF DEFAULT FOR FAILURE TO PAY ADDITIONAL RENT PURSUANT TO SECTION 25.02 OF THE SUBLEASE. TENANT HAS TEN BUSINESS DAYS TO PAY THE OVERDUE ADDITIONAL RENT”; or
          (c) if there is a failure to observe, perform or comply with any term, covenant or condition contained in Section 13.06 or Article 33 of this Sublease on Tenant’s part to observe, perform or comply with, whether by action or inaction, and such default continues and is not cured by Tenant within ten (10) Business Days after Tenant is given a notice specifying such default; or
          (d) if there is a failure to observe, perform or comply with any term, covenant or condition contained in Article 19 of this Sublease on Tenant’s part to observe, perform or comply with, whether by action or inaction, and such default continues and is not cured by Tenant within five (5) Business Days after Tenant is given a notice specifying such default; or
          (e) if (i) Tenant fails to provide or keep in force the insurance required by this Sublease, at the times and for the durations specified in this Sublease, or (ii) an Insurance Cancellation Notice is given to Landlord (whether or not the effective date of the cancellation or modification referred to in such Insurance Cancellation Notice of the insurance coverage that Tenant is obligated to provide and keep in full force and effect has occurred), and Landlord has not received binding certificates evidencing such insurance, all in the form and substance required by this Sublease, together with evidence of payment for such policies, within fifteen (15) days after notice is given to Tenant of such failure; or
          (f) if any event shall occur or any contingency shall arise whereby this Sublease or the estate hereby granted or the unexpired balance of the Term would, by operation of law or otherwise, devolve upon or pass to any person other than Tenant, except as expressly permitted by Article 9, and the estate created hereby is not unconditionally and irrevocably re-acquired within thirty (30) days after Tenant is given notice thereof; or
          (g) if the Premises shall become vacant (and Tenant, at its sole cost and expense, fails to secure and protect the portions of the Premises so vacated during such vacating), deserted or abandoned and Tenant fails to cure such condition within thirty (30) days after Tenant is given notice by Landlord; or
          (h) (i) if there is a failure to observe, perform or comply with any term, covenant or condition contained in this Sublease on Tenant’s part to observe, perform or comply with (other than those terms, covenants and conditions contained in the provisions of this Sublease set forth in subsections (a), (b), (c), (d) and (e) above, and excluding those events described in subsections (f) and (g) above), whether by action or inaction, and such default continues and is not cured in full by Tenant within thirty (30) days after Tenant is given a written notice specifying such default, or (ii) in the case of a default which cannot with due diligence be cured within a period of thirty (30) days, where the continuance of such default for more than thirty (30) days will not (A) subject Landlord to the risk of civil or criminal liability or default under, or termination of, any superior lease or default under, or foreclosure of, any superior mortgage, (B) subject the Real Property or any part thereof to being condemned or vacated, or (C) subject the Real Property or any part thereof to any lien or encumbrance or subject the certificate of occupancy for the Building to suspension or revocation, if Tenant shall not, (x) within thirty (30) days after Tenant is given a notice specifying such default, give Landlord notice of Tenant’s intention to duly institute all steps necessary to cure such default (which notice shall include a reasonably detailed description of such steps), (y) duly institute within said thirty (30) day period, and thereafter diligently prosecute to completion, the cure of such default, and/or (z) complete such cure within such time after the date of the giving of such notice to Tenant as should have been necessary to complete such cure had Tenant so duly instituted such steps and thereafter diligently prosecuted to completion such cure, using commercially reasonable efforts; or
          (i) if there is a default under any term, covenant or condition of the Existing Superior Lease, or Existing Lessor claims a default thereunder, which is solely or primarily due to the actions, or failures to act when required to do so, of Tenant or any Tenant Party, and such default is not cured after the expiration of any applicable cure period set forth in the Existing Superior Lease, Tenant agreeing that if Existing Lessor shall notify Landlord or Tenant, Landlord shall notify Tenant, that any action or failure to act of Tenant constitutes a default under the Existing Superior Lease, Tenant shall cure such default within the time frames set forth within, and otherwise pursuant to the terms of, the Existing Superior Lease), then in any of said cases set forth in the foregoing subsections (a), (b), (c) (d), (e), (f), (g), (h) and (i), each of which is an Event of Default, or upon the occurrence of any other Event of Default, Landlord may give to Tenant a notice of intention to end the Term, and on the tenth (10th) day after the date on which Landlord gives such notice to Tenant, this Sublease and the term and estate hereby granted, whether or not the term shall theretofore have commenced, shall terminate with the same effect as if such tenth (10th) day were the Expiration Date, but Tenant shall remain liable for damages as provided in Article 27.

The foregoing notwithstanding, all notice periods set forth in Sections 25.02(a) through (i) above shall be reduced (but not increased), to the extent necessary so as to make such periods at least one (1) day shorter with respect to monetary defaults, or eight (8) days shorter with respect to all other defaults, than the corresponding notice periods provided for under the Existing Superior Lease to the extent such Event of Default by Tenant hereunder shall constitute an Event of Default under the Existing Superior Lease. Landlord shall provide to Tenant, promptly after receipt of the same, any default notice received by Landlord from the Existing Superior Lessor.
ARTICLE 26
RE-ENTRY BY LANDLORD
     26.01 If Tenant shall default in the payment of any installment of Base Rent or of any Additional Rent, on any date upon which the same is due or payable, and if such default shall continue for three (3) Business Days after Landlord shall have given to Tenant notice specifying such default or if this Sublease shall expire as in Article 25 provided or if an Event of Default shall have occurred, Landlord or Landlord’s agents and employees may immediately or at any time thereafter re-enter the Premises, or any part thereof, in the name of the whole, either by summary dispossess proceedings or by any suitable action or proceeding at law, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons therefrom, to the end that Landlord may have, hold and enjoy the Premises again as and of its first estate and interest therein. The word re-enter, as herein used, is not restricted to its technical legal meaning. In the event of any termination of this Sublease under the provisions of Article 25 or if Landlord shall re-enter the Premises under the provisions of this Article or in the event of the termination of this Sublease, or of re-entry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of an Event of Default or a default hereunder on the part of Tenant, Tenant shall thereupon pay to Landlord the Base Rent and Additional Rent payable by Tenant to Landlord up to the time of such termination of this Sublease, or of such recovery of possession of the Premises by Landlord, as the case may be, and shall also pay to Landlord damages as provided in Article 27.
     26.02 In the event of a default or threatened default by Tenant or any Tenant Party of any of Tenant’s obligations under this Sublease, Landlord shall also have the right of injunction. The special remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may lawfully be entitled at any time and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not provided for herein.
     26.03 If this Sublease shall terminate under the provisions of Article 25, or if Landlord shall re-enter the Premises under the provisions of this Article, or in the event of the termination of this Sublease, or of re-entry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of an Event of Default or a default hereunder on the part of Tenant, Landlord shall be entitled to retain all moneys, if any, paid by Tenant to Landlord, whether as advance rent, security or otherwise, but such moneys shall be credited by Landlord against any Base Rent or Additional Rent due from Tenant at the time of such termination or re-entry or, at Landlord’s option, against any damages payable by Tenant under Article 27 or pursuant to law.
ARTICLE 27
DAMAGES
     27.01 If this Sublease is terminated under the provisions of Article 25, or if Landlord shall re-enter the Premises under the provisions of Article 26, or in the event of the termination of this Sublease, or of re-entry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of an Event of Default or a default hereunder on the part of Tenant, Tenant shall pay to Landlord as damages, all amounts then owed by Tenant, plus the reasonable and actual out-of-pocket third party expenses incurred or paid by Landlord in terminating this Sublease or in re-entering the Premises and in securing possession thereof, plus the reasonable and actual out-of-pocket expenses incurred or paid by Landlord to relet the Premises or portions thereof, including altering and preparing the Premises (or such portions) for new tenants, brokers’ commissions, and all other expenses, plus, at the election of Landlord, either:
          (a) sums equal to the Base Rent and the Additional Rent payable hereunder which would have been payable by Tenant had this Sublease not so terminated, or had Landlord not so re-entered the Premises, payable upon the due dates therefor specified herein following such termination or such re-entry and until the Expiration Date, provided, however, that if Landlord shall relet the Premises during said period, Landlord shall credit Tenant with the rents received by Landlord from such reletting, such rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the damages and all other costs described in the introductory sentence of this Section 27.01 (including the costs of terminating, re-entering and reletting the Premises); it being understood that any such reletting may be for a period shorter or longer than the remaining Term; but in no event shall Tenant be entitled to receive any excess of such rents over the sums payable by Tenant to Landlord hereunder, nor shall Tenant be entitled in any suit for the collection of damages pursuant to this subsection to a credit in respect of any rents from a reletting, except to the extent that such rents are actually received by Landlord (the amount of such Base Rent and Additional Rent that would have been so payable, less such credit, being hereinafter referred to as the “Deficiency”). If the Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot basis (for equivalent space) shall be made of the rent received from such reletting and of the expenses of reletting. If the Premises or any part thereof be relet by Landlord for the unexpired portion of the Term, or any part thereof, before presentation of proof of such damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall, prima facie, be the fair and reasonable rental value for the Premises, or part thereof, so relet during the term of the reletting; and

          (b) whether or not Landlord shall have collected any monthly Deficiency as aforesaid, a sum which at the time of such termination of this Sublease or at the time of any such re-entry by Landlord, as the case may be, represents the then value of the excess, if any, discounted to present value at the Prime Rate in effect at that time, of:
               (i) the aggregate of the Base Rent and the Additional Rent payable hereunder which would have been payable by Tenant (conclusively presuming the Additional Rent to be the same as was payable for the year immediately preceding such termination) for the period commencing with such earlier termination of this Sublease or the date of any such re-entry, as the case may be, and ending with the Expiration Date, had this Sublease not so terminated or had Landlord not so re-entered the Premises; over
               (ii) the aggregate of the Base Rent and the Additional Rent payable hereunder which would have been payable by Tenant (conclusively presuming the Additional Rent to be the same as was payable for the year immediately preceding such termination) for the period commencing with such earlier termination of this Sublease or the date of any such re-entry, as the case may be, and ending with the Expiration Date, had this Sublease not so terminated or had Landlord not so re-entered the Premises, it being agreed that Landlord may elect the remedy described in subsection (a) above and then elect the remedy described in subsection (b) above.
     27.02 Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term would have expired if it had not been so terminated under the provisions of Article 25, or under any provision of law, or had Landlord not re- entered the Premises. Nothing herein contained shall be construed to limit or preclude recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any Event of Default or default hereunder on the part of Tenant. Nothing herein contained shall be construed to limit or prejudice the right of Landlord to prove for and obtain as liquidated damages by reason of the termination of this Sublease or re-entry on the Premises after an Event of Default or for the default by Tenant under this Sublease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved whether or not such amount be greater, equal to, or less than any of the sums referred to in Section 27.01, provided that under no circumstances shall Tenant be liable under this Section 27.02 for indirect, consequential, special or punitive damages.

ARTICLE 28
WAIVER
     28.01 Tenant, for Tenant, and on behalf of any and all persons claiming through or under Tenant, including creditors of all kinds, does hereby waive and surrender all right and privilege which they or any of them might have under or by reason of any Legal Requirement, to redeem the Premises or to have a continuance of this Sublease for the term hereby demised after being dispossessed or ejected therefrom by process of law or under the terms of this Sublease or after the termination of this Sublease as herein provided.
     28.02 In the event that Tenant is in arrears in payment of Base Rent or Additional Rent hereunder, Tenant waives Tenant’s right, if any, to designate the items against which any payments made by Tenant are to be credited, and Tenant agrees that Landlord may apply any payments made by Tenant to any items of rent then owed to Landlord under this Sublease as Landlord sees fit, irrespective of and notwithstanding any designation or request by Tenant as to the items against which any such payments shall be credited.
     28.03 LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS SUBLEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, THE USE OR OCCUPANCY OF THE PREMISES, INCLUDING ANY CLAIM OF INJURY OR DAMAGE, OR ANY EMERGENCY OR OTHER STATUTORY REMEDY WITH RESPECT THERETO. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDING OR ACTION FOR NON-PAYMENT OF RENT, TENANT COVENANTS AND AGREES THAT IT WILL NOT INTERPOSE, BY CONSOLIDATION OF ACTIONS OR OTHERWISE, ANY COUNTERCLAIM OR OTHER CLAIM SEEKING AFFIRMATIVE RELIEF OF ANY NATURE OR DESCRIPTION IN ANY SUCH PROCEEDING OR ACTION, EXCEPT A MANDATORY COUNTERCLAIM OR DEFENSE THAT WOULD BE LOST IF NOT SO INTERPOSED.
     28.04 The provisions of Articles 16, 17 and 18 shall be considered expressed agreements governing the services to be furnished by Landlord, and Tenant agrees that any Requirements, now or hereafter in force, shall have no application in connection with any enlargement of Landlord’s obligations with respect to such services unless Tenant agrees, in writing, to pay to Landlord, as Additional Rent, Landlord’s reasonable charges for any additional services provided. The foregoing provisions of this Section shall not affect Landlord’s express obligations under Articles 10 and 15 hereof.
     28.05 In the event the Base Rent or any Additional Rent shall become uncollectible by virtue of any Legal Requirement, Tenant shall remain liable for the maximum amount of rents that is lawfully payable, and Tenant shall enter into such agreement or agreements and take such other action (without additional expense to Tenant) as Landlord may reasonably request (to the extent legally permissible), to permit Landlord to collect the maximum Base Rent and Additional Rent which may, from time to time during the continuance of such legal rent restriction, be legally permissible, but not in excess of the amounts of Base Rent or Additional Rent payable under this Sublease. Upon the termination of such legal rent restriction, (a) the Base Rent and Additional Rent, after such termination, shall become payable under this Sublease in the amount of the Base Rent and Additional Rent set forth in this Sublease for the period following such termination and (b) Tenant shall pay to Landlord, to the extent legally permissible, an amount equal to (i) the Base Rent and Additional Rent which would have been paid pursuant to this Sublease, but for such rent restriction, less (ii) the Base Rent and Additional Rent paid by Tenant to Landlord during the period that such rent restriction was in effect.
ARTICLE 29
NO OTHER WAIVERS OR MODIFICATIONS
     29.01 The failure of either party to insist in any one or more instances upon the strict performance of any one or more of the obligations of this Sublease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Sublease or of the right to exercise such election, but the same shall continue and remain in full force and effect with respect to any subsequent default, act or omission. No agreement hereafter made between Landlord and Tenant shall be effective to change, modify, waive, release, discharge, terminate or effect an abandonment of this Sublease, in whole or in part, unless such agreement is in writing, refers expressly to this Sublease and is signed by the party against whom enforcement of the change, modification, waiver, release, discharge or termination or effectuation of the abandonment is sought.
     29.02 The following specific provisions of this Section shall not be deemed to limit the generality of any of the foregoing provisions of this Article:
          (a) no agreement to accept a surrender of all or any part of the Premises shall be valid unless in writing and signed by Landlord. The delivery of keys to an employee of Landlord or of its agent shall not operate as a termination of this Sublease or a surrender of the Premises. If Tenant shall at any time request Landlord to sublet the Premises for Tenant’s account, Landlord or its agent is authorized to receive said keys for such purposes without releasing Tenant from any of its obligations under this Sublease, and Tenant hereby releases Landlord from any liability for loss or damage to any of Tenant’s property in connection with such subletting.
          (b) the receipt by Landlord or Tenant of rent or other sums with knowledge of non-compliance with this Sublease by the other party shall not be deemed a waiver of such non-compliance;
          (c) no payment by or receipt by Landlord or Tenant of a lesser amount than the full amount due hereunder shall be deemed to be other than a payment on account of the earliest amount due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord or Tenant may accept such check or payment without prejudice to Landlord’s or Tenant’s respective right to recover the balance owing and pursue any other remedy in this Sublease or at law provided.
ARTICLE 30
CURING TENANT’S DEFAULTS, ADDITIONAL RENT
     30.01 (a) If Tenant shall default in the performance of any of Tenant’s obligations under this Sublease, Landlord, without thereby waiving such default, may (but shall not be obligated to) perform such obligation or otherwise cure such default for the account and at the expense of Tenant, without (in a case of emergency, in the case where the Term has ended or in the case of any of the events described in Section 25.01 hereof) any requirement to give Tenant notice of Landlord’s intention to perform such obligation or otherwise cure such default or to give Tenant an opportunity to cure such default, and in any other case, only if Landlord gives Tenant notice of such default and such default continues after the expiration of the later of (i) three (3) Business Days after the date Landlord gives Tenant such, and (ii) the applicable grace period provided in Section 25.02 or elsewhere in this Sublease for cure of such default.
          (b) If Tenant shall fail to pay in full any Base Rent or Additional Rent within ten (10) days after the date it is due under this Sublease, then (i) Tenant shall pay to Landlord as Additional Rent, upon Landlord’s demand therefor, a late charge equal to three (3%) percent of the amount of the payment that is not paid when so first due (provided, however, if Tenant shall fail to pay in full any Base Rent or Additional Rent within such ten (10) day period only once or twice within any twelve (12) month period, said late charge shall not be payable with respect to such late payments, and if Tenant shall fail to pay in full any Base Rent or Additional Rent within such ten (10) day period more than twice within any twelve (12) month period, said late charge shall not be payable with respect to the first two of such late payments within such twelve (12) month period, but shall be payable with respect to all other such late payments within such twelve (12) month period), and (ii) in addition to such late charge, Tenant shall pay to Landlord as Additional Rent, upon Landlord’s demand therefor, interest on the amount of the payment that is not paid when so first due at a rate per annum equal to the lesser of (A) two (2%) percent over the Prime Rate, and (B) the maximum rate of interest that then may be charged to parties of the same legal capacity as Tenant, which interest shall accrue and shall be computed from and after the date on which any such payment was first due under this Sublease. Nothing herein contained shall be intended to violate any applicable Requirement and in all instances all such late charges and rates of interest shall be automatically reduced to any maximum applicable legal charge or rate. The provisions of this Section are in addition to all other rights and remedies available to Landlord for nonpayment of Base Rent or Additional Rent.
     30.02 Bills for any expenses incurred by Landlord in connection with any such performance described in Section 30.01 above by Landlord for the account of Tenant,

and bills for all costs, expenses and disbursements of every kind and nature whatsoever, including reasonable counsel fees, involved in collecting or endeavoring to collect the Base Rent or Additional Rent or any part thereof (in the case where Tenant is in default of such obligation) or (in the case where Tenant is in default of any of its obligations under this Sublease) enforcing or endeavoring to enforce any rights against Tenant, under or in connection with this Sublease, or pursuant to law, including any such cost, expense and disbursement involved in instituting and prosecuting summary proceedings, as well as bills for any property, material, labor or services provided, furnished, or rendered, by Landlord or at its instance to Tenant, may be sent by Landlord to Tenant monthly, or immediately, at Landlord’s option, and, shall be due and payable by Tenant in accordance with the terms of such bills, but in no event earlier than fifteen (15) Business Days after Landlord gives such bills to Tenant.
ARTICLE 31
BROKER
     31.01 Tenant covenants, warrants and represents that it had no conversations or other communications with any broker, finder or consultant, except Peter G. Riguardi as President of, and Ken Siegel as Managing Director of, Jones Lang LaSalle — New York Region, representing Tenant, and Lloyd Destanick, as Senior Vice President of Jones Lang LaSalle — New York Region, representing Landlord (Jones Lang LaSalle — New York Region being herein referred to as the “Broker”), in connection with the leasing of the Premises from Landlord and that, to Tenant’s knowledge, except for the Broker, there were no brokers, finders or consultants instrumental in consummating this Sublease.
     31.02 Landlord warrants and represents that it had no conversations or other communications with any broker, finder or consultant (except the Broker) in connection with the leasing of the Premises to Tenant and that, to Landlord’s best knowledge, except for the Broker, there were no brokers, finders or consultants instrumental in consummating this Sublease, but that Cushman & Wakefield, Inc. (“C&W” ), in its capacity as Landlord’s managing agent and/or leasing agent for the Building, may be entitled to a commission or other fee pursuant to its Agreement for Brokerage Services with Landlord.
     31.03 Landlord agrees to pay Broker any brokerage commission due to the Broker in respect of this Sublease, pursuant to a separate agreement between Landlord and Broker, except that pursuant to a separate agreement between Tenant and Broker, Tenant shall pay to Broker, in addition to the amounts payable by Landlord to Broker, a commission in the amount of $[***] in respect of this Sublease, and if Tenant fails to pay all or any portion of said $[***] to Broker, Landlord may, but shall not be obligated to, pay all or any portion of the unpaid portion thereof to Broker on Tenant’s behalf, and deduct the amount so paid by Landlord to Broker from the Tenant Allowance. In

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

addition, Landlord agrees to pay C&W any commission or other fee due C&W pursuant to its Agreement for Brokerage Services with Landlord.
     31.04 Independent of the Agreement for Brokerage Services between Landlord and C&W, Tenant has advised Landlord that C&W has made a demand on Tenant for the payment of a brokerage commission or other remuneration from Tenant on account of this Sublease and Tenant has rejected such demand. Tenant hereby waives and releases Landlord from, and shall not seek from Landlord, any of Landlord’s Affiliates or Broker, by contribution, indemnification, direct or indirect claim, cross-claim, counterclaim, or otherwise, any and all costs, expenses, commissions, fees, other compensation or damages paid, payable or incurred by Tenant (including all legal, litigation and courts costs, expenses and disbursements incurred, paid or payable by Tenant or for which Tenant is liable) as a result of any and all claims, actions or proceedings either made or brought by C&W against Tenant or any of Tenant’s Affiliates. In the event that C&W makes a claim or initiates litigation against Tenant and/or Landlord, each of Tenant and Landlord shall be responsible for their own legal fees. In addition, Tenant shall indemnify and hold harmless Landlord from and against all costs, expenses and damages paid or incurred by Landlord (including all legal, litigation and courts costs, expenses and disbursements incurred or paid by Landlord or for which Landlord is liable) as a result of any and all claims, actions or proceedings either made or brought by any brokers, finders or consultants (other than C&W, pursuant to this Section 31.04, and the Broker, except for the $[***] commission described in Section 31.03 above) who claim to have dealt with Tenant or any person (other than C&W) claiming to have been retained by Tenant to locate space in the New York City for lease or other occupancy by Tenant or any other person, regardless of whether such person was actually retained by Tenant or whether such person was in any way involved with this Sublease or the leasing of space in the Building), or arising out of negotiations, conversations or other communications had by Tenant with such other brokers, finders or consultants or arising out of such other brokers, finders or consultants having shown the Premises to the Tenant. In the event that any lien is filed by C&W and Tenant is disputing the underlying claim made by C&W, Tenant shall have no obligation to remove such lien by bonding or otherwise, provided that (x) Tenant keeps Landlord advised of the status of such dispute and the basis therefor, (y) Tenant has the lien removed of record promptly after the date that the dispute is settled, and (z) such lien is not required to be removed under or by the Existing Superior Lease, any other superior lease, any superior mortgage, any other agreement by which Landlord is bound, and the failure to remove such lien would not otherwise adversely affect Landlord, the lessor under the Existing Superior Lease or any other superior lease, the Building or Landlord’s or such lessor’s interest therein; it being understood and agreed that if the Existing Lessor requires such lien to be removed, Tenant shall remove same of record within twenty-five (25) days after Landlord’s or Existing Lessor’s request for such removal.

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

     31.05 With respect to the demand described in the first sentence of Section 31.04 above, Landlord hereby waives and releases Tenant from, and shall not seek from Tenant or any of Tenant’s Affiliates, by contribution, indemnification, direct or indirect claim, cross-claim, counterclaim, or otherwise, any and all costs, expenses, commissions, fees, other compensation or damages paid, payable or incurred by Landlord (including all legal, litigation and courts costs, expenses and disbursements incurred, paid or payable by Landlord or for which Landlord is liable) as a result of any and all claims, actions or proceedings either made or brought by C&W against Landlord or any of Landlord’s Affiliates. In addition, Landlord shall indemnify and hold harmless Tenant from and against all costs, expenses and damages paid or incurred by Tenant (including all legal, litigation and courts costs, expenses and disbursements incurred or paid by Tenant or for which Tenant is liable) as a result of any and all claims, actions or proceedings either made or brought by any brokers, finders or consultants) other than the Broker and C&W, who claim to have dealt with Landlord in connection with the leasing of space in the Building to Tenant, or arising out of negotiations, conversations or other communications had by Landlord with such other brokers, finders or consultants in connection with the leasing of space in the Building to Tenant. Notwithstanding anything contained in this Sublease to the contrary, the indemnification and hold harmless contained in this Section 31.05 shall not apply to claims made by Broker in connection with Tenant’s failure to pay the $[***] commission described in Section 31.03 above or to any claims made by C&W (other than a claim made by C&W in connection with Landlord’s failure to pay C&W any commission or other fee due C&W pursuant to its Agreement for Brokerage Services with Landlord).
ARTICLE 32
NOTICES
     32.01 Except as otherwise expressly permitted in this Sublease, all notices, demands, approvals, consents, requests and other communications (collectively, “Notices”) which under the terms of this Sublease, or under or pursuant to any Requirement, must or may be given or made by the parties hereto, must be in writing (unless expressly stated to the contrary elsewhere in this Sublease), and must be given or made either by sending the Notice by (i) hand delivery, (ii) registered or certified mail of the United States of America, return receipt requested, or (iii) a reputable nationally-recognized overnight commercial courier service (“next business day delivery”) which provides for delivery with receipt guaranteed, in either case addressed to each party as follows:

If to Landlord:	MetLife Lease Administration
C/o Jones Lang LaSalle Americas, Inc.
501 Grant Street, Suite 925
Pittsburgh, PA 15259
Attn: Facilities Lease Administration

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

with copies to:	Metropolitan Life Insurance Company
9797 Springboro Pike
Dayton, OH 45448
Attn: VP, Corporate Real Estate

Metropolitan Life Insurance Company
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101
Attn: Chief Counsel, General Corporate Law
with copies (excluding attachments consisting of construction drawings, bid documents, change orders, technical specifications, floor layouts, architectural or engineering documents, and the like) to:

Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
Attention: Daniel Ansell, Esq. and Keith E. Reich, Esq.

and if to Tenant:	JetBlue Airways Corporation
118-29 Queens Boulevard
Forest Hills, New York 11375
Attn: Chief Financial Officer

JetBlue Airways Corporation
118-29 Queens Boulevard
Forest Hills, New York 11375
Attn: Vice President of Corporate Real Estate Facilities
Facsimile: 718 709 3602

JetBlue Airways Corporation
118-29 Queens Boulevard
Forest Hills, New York 11375
Attn: General Counsel
Facsimile: 718 709 3631

And if a notice of default, a copy to:	Holland & Knight LLP 31 West 52nd Street
New York, New York 10019
Attn: Martin P. Miner, Esq.
Facsimile: 212 385 9010
Email Address: Martin.Miner@hklaw.com

     32.02 (a) All Notices shall be deemed to have been made or given (i) if delivered by hand as provided for in this Article, on the date receipt thereof is acknowledged by the party to whom the Notice is being given (including an employee or agent of such party or the date on which delivery is refused), (ii) if mailed as provided for in this Article, on the date which is three (3) Business Days after mailing or (iii) if sent by commercial courier as provided for in this Article, on the date which is one (1) Business Day after the date the same was accepted by the commercial courier for delivery. Either party may designate by a Notice given in the manner herein specified a new or other address to which Notices shall thereafter be so given or made.
              (b) Notwithstanding the foregoing, all Base Rent and Additional Rent statements, bills and invoices may be given by hand-delivery, facsimile machine or by e-mail, in all cases to the attention of JetBlue Airways, Account Payable, 6322 South, 3000 East, Suite G10, Salt Lake City, UT 84121, Facsimile 801-365-2589, Email Address nonpo-payables@jetblue.com, provided that each such statement, bill or invoice is followed within one (1) Business Day thereafter by notice given in accordance with clauses (ii) or (iii) above. Tenant hereby acknowledges that no statement, bill or invoice shall be required for the payment of Base Rent or for the payment of Recurring Additional Rent (after, with respect to Recurring Additional Rent, the first notice that identifies the item of Additional Rent as “Recurring Additional Rent” or otherwise identifies the item of Additional Rent as being payable in the same amount on a regular basis (e.g., monthly) for a period of at least twelve (12) months), regardless of whether Tenant is given, or had ever been given, a statement, bill or invoice for Base Rent or Recurring Additional Rent.
              (c) Notwithstanding the foregoing, all emergency repair notices may be given by hand-delivery, facsimile machine or by e-mail (provided that e-mail shall only be additive and not primary), in all cases for after hour emergencies, to the attention of the JetBlue 24 hour building control desk, Facsimile 347-545-5137, e-mail address: BlueBCS@jetblue.com, telephone numbers 347-545-3700 or 646-669-2935 and to Support Center Facilities Management, e-mail address: bluefacsupportcenters@jetblue.com, and emergency repair notices given during business hours shall be given to the Facilities Manager, e-mail address: bluefacsupportcenters@jetblue.com and to the Facilities Director, e-mail address: BlueBCS@jetblue.com, telephone numbers 347-545-3700 or 646-669-2935, provided that such notice of an emergency repair is followed within one (1) Business Day thereafter by notice given in accordance with clauses (ii) or (iii) above, and shall be deemed given upon receipt.
              (d) Notwithstanding the foregoing, any notice that this Sublease permits to be given orally shall be given to the Facilities Manager and to the Facilities Director, provided that such oral notice is followed within one (1) Business Day thereafter by notice given in accordance with clauses (i) or (ii) above.

ARTICLE 33
ESTOPPEL CERTIFICATE
     33.01 Within ten (10) Business Days after either party’s request, the other party shall execute and deliver to the requesting party a statement (i) certifying that this Sublease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications) and whether any options granted to Tenant pursuant to the provisions of this Sublease have been exercised, (ii) setting forth and certifying the Commencement Date, the Expiration Date and the Base Rent, (iii) certifying the dates to which the Base Rent and Additional Rent have been paid and the amounts thereof, (iv) stating whether or not, to the knowledge of the signer, the other party is in default in the performance of any of its obligations under this Sublease, and if so, specifying each such default of which the signer may have knowledge, (v) stating, to the best of the party’s knowledge, whether Tenant has any rights to offsets or abatement of rent, (vi) stating whether Tenant has prepaid any rent for more than one month in advance, and (vii) certifying, to the best of the party’s knowledge, such other information as the requesting party reasonably requests, it being intended that any such statement delivered pursuant hereto may be relied upon by others with whom the party requesting such certificate may be dealing and their respective successors and/or assigns, but that such reliance shall be limited to the party giving such statement being estopped from contradicting any of the statements made therein.
ARTICLE 34
ARBITRATION
     34.01 (a) No dispute relating to this Sublease or the relationship of Landlord and Tenant under this Sublease shall be resolved by arbitration unless this Sublease expressly provides for such dispute to be resolved by arbitration. If a dispute arises out of (i) any or all matters relating to or arising out of construction, plans and options, as provided by Sections 1.11, 3.02, 4.02, 4.03, 5.10, 11.06, 12.01, 14.02, 14.03, 14.05, 16.05, 16.06, 18.09, Article 23, 40.01(c), 42.01, 42.02, 42.03, 42.04, 44.06, 47.01, 47.04, 48.01, 48.02, 48.03, 48.04, 48.07, 49.03, and 49.04 herein (“Technical Disputes”), or (ii) Tenant’s request to assign or sublet the Premises pursuant to Sections 9.05, 9.10 and 23.07 herein (“A/S Disputes”), or (iii) billing and computational disputes relating to or arising out of such matters as set forth in Sections 1.05, 9.05, 9.10 and 23.07 (“Billing Disputes” and, generally with Technical Disputes and A/S Disputes, “Disputes”), such Dispute will be resolved in accordance with this Section 34.01:
          (b) Attached as Exhibit R is a list of approved arbitrators as agreed to by Landlord and Tenant (each an “Approved Arbitrator”). The parties have classified the Approved Arbitrators by subject matter (Technical Disputes, A/S Disputes or Billing Disputes), and each Approved Arbitrator so classified shall only hear Disputes arising from such subject matter. Arbitration under this Section 34.01 shall be before a single Approved Arbitrator in New York, New York, and shall be conducted in accordance with the then prevailing Construction Industry Arbitration Rules of the American Arbitration Association (or any organization successor thereto) in New York, New York (the “AAA”) for Technical Disputes and the AAA Commercial Arbitration Rules for A/S Disputes and Billing Disputes, and, for all Disputes, the laws of the State of New York. The arbitration shall not be administered by the AAA.
          (c) Either Landlord or Tenant may, by notice to the other, require that a Dispute be presented for resolution to the first available Approved Arbitrator set forth on Exhibit R. In the event the first named Approved Arbitrator listed on the Exhibit is not available or is unwilling to serve, the Approved Arbitrator next set forth on the list shall be engaged, and so on, until arriving at an available Approved Arbitrator (once selected, generally, the “Arbitrator”).
          (d) The Decision of the Arbitrator (the “Decision”) shall be in writing and be final and conclusive on the parties and counterpart copies thereof shall be delivered to each of the parties. The Arbitrator may, in the Arbitrator’s discretion, grant the parties the right to conduct discovery to the extent determined by the Arbitrator. Landlord or Tenant may enter judgment on the Decision in any court of competent jurisdiction. The parties shall comply with the Decision without delay.
          (e) Landlord and Tenant shall sign all documents and do all other things necessary to submit any such matter to such arbitration and further shall, and hereby do, waive any and all rights they or either of them may at any time have to revoke their agreement hereunder to submit to such arbitration and to abide by the Decision rendered thereunder. This arbitration procedure shall be the exclusive remedy under this Sublease as to the Disputes specifically listed in the first paragraph of this Section 34.01, and neither Landlord nor Tenant shall have any right to seek any injunctive or other mandatory relief from any court in connection therewith, other than to confirm or enforce any award made hereunder.
          (f) The expenses of arbitration shall be shared equally by Landlord and Tenant but each party shall be responsible for the out-of-pocket fees and disbursements of its own attorneys and the expenses of its own proof.
          (g) Approved Arbitrators may resign at any time or be replaced by agreement between Landlord and Tenant; provided, however, that once an arbitration has commenced, a selected Arbitrator may not be replaced or disqualified by Landlord or Tenant unless a previously undisclosed conflict is identified which, in either party’s reasonable judgment, interferes with such Arbitrator’s neutrality as to either party. If at any time any of the Approved Arbitrators retires, is disqualified by Landlord or Tenant for a legitimate reason reasonably determined by Landlord or Tenant, resigns, or is selected to be replaced, Landlord and Tenant shall agree on a replacement Approved Arbitrator within five (5) Business Days after notice thereof. If Landlord and Tenant fail to so agree, either may apply to the AAA to appoint a replacement Approved Arbitrator. All newly chosen Approved Arbitrators shall be placed at the bottom most position of the applicable subject matter classification on the Exhibit R list.

          (h) If at any time there are two (2) or fewer Approved Arbitrators in a certain subject matter classification, the parties shall endeavor to add at least two (2) new Approved Arbitrators to such subject matter classification. If such cannot be accomplished in thirty (30) days, then either party may apply to the AAA for the appointment of such additional Approved Arbitrators.
          (i) Landlord and Tenant shall hold harmless the Approved Arbitrators for any damages, including reasonable attorneys’ fees, resulting from any Dispute submitted to arbitration pursuant to the provisions hereof.
          (j) In rendering a determination, the Arbitrator shall not add to or subtract from or otherwise modify the provisions of this Section or this Sublease.
     34.02 The rules and procedures set forth in the foregoing Section 34.01 shall apply only to Disputes relating to or arising out of those sections of this Sublease specifically listed in the first paragraph of said Section 34.01.
ARTICLE 35
NO OTHER REPRESENTATIONS, CONSTRUCTION, GOVERNING LAW, CONSENTS
     35.01 Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Sublease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Sublease or in any other written agreement which may be made between the parties concurrently with the execution and delivery of this Sublease and shall expressly refer to this Sublease. This Sublease and said other written agreement(s) made concurrently herewith are hereinafter referred to as the “lease documents.” It is understood and agreed that all understandings and agreements heretofore had between the parties are merged in the lease documents, which alone fully and completely express their agreements and that the same are entered into after full investigation, neither party relying upon any statement or representation not embodied in the lease documents, made by the other.
     35.02 If any of the provisions of this Sublease, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Sublease, or the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Sublease shall be valid and enforceable to the fullest extent permitted by law.
     35.03 This Sublease shall be governed in all respects by the laws of the State of New York applicable to agreements made and wholly executed therein without reference to conflicts of laws principles.
     35.04 If Tenant shall request Landlord’s consent or approval pursuant to any of the provisions of this Sublease or otherwise, and Landlord shall fail or refuse to give, or shall delay in giving, such consent or approval, Tenant shall in no event make, or be entitled to make, any claim for damages (nor shall Tenant assert, or be entitled to assert, any such claim by way of defense, set-off, or counterclaim) based upon any claim or assertion by Tenant that Landlord unreasonably withheld or delayed its consent or approval, and Tenant hereby waives any and all rights that it may have, from whatever source derived, to make or assert any such claim. Tenant’s sole remedy for any such failure, refusal, or delay shall be an action for a declaratory judgment, specific performance, or injunction, and such remedies shall be available only in those instances where Landlord has expressly agreed in writing not to unreasonably withhold or delay its consent or approval or where, as a matter of law, Landlord may not unreasonably withhold or delay the same. In addition, whenever in this Sublease Landlord is required to be reasonable in the granting of any consent or approval or otherwise, Landlord shall be deemed to have been reasonable in the refusal to give its consent or approval or otherwise if: (a) Landlord is not permitted to do so under the terms of any superior lease or superior mortgage or (b) the consent or approval of any superior lessor or holder of superior mortgagee is required and has been denied or not given.
     35.05 Submission by Landlord of this Sublease to Tenant shall confer no rights nor impose any obligations on either party unless and until both Landlord and Tenant shall have executed this Sublease and duplicate originals thereof shall have been delivered to the respective parties.
     35.06 If there shall be more than one person named as Tenant herein, then all such persons shall be deemed to be joint tenants in the leasehold estate demised hereby, with joint and several liability hereunder.
     35.07 Without the other party’s prior written consent, neither party may record this Sublease or a memorandum hereof.
ARTICLE 36
PARTIES BOUND
     36.01 The obligations of this Sublease shall bind and benefit the successors and assigns of the parties with the same effect as if mentioned in each instance where a party is named or referred to, except that no violation of the provisions of Article 9 shall operate to vest any rights in any successor or assignee of Tenant and that the provisions of this Article shall not be construed as modifying the conditions of limitation contained in Article 25.
     36.02 WITH RESPECT TO THE SATISFACTION OF THE REMEDIES OF TENANT, ALL OTHER TENANT PARTIES AND ALL OTHER PERSONS CLAIMING BY, THROUGH OR UNDER TENANT, FOR THE COLLECTION OF A JUDGMENT, AWARD OR DAMAGES (OR OTHER JUDICIAL OR ADMINISTRATIVE PROCESS OR ARBITRATION PROCEEDING) AGAINST LANDLORD IN THE EVENT OF EITHER ANY DEFAULT BY LANDLORD UNDER THIS SUBLEASE, ANY AGREEMENT THAT FURTHER SUBLEASES THE PREMISES OR ANY PORTION THEREOF, OR OTHERWISE IN RESPECT OF, OR APPURTENANT TO, THIS

SUBLEASE, THE PREMISES (OR ANY PORTION THEREOF) OR THE REAL PROPERTY, LANDLORD’S AGGREGATE LIABILITY FOR ANY AND ALL CLAIMS, ACTIONS AND JUDGMENTS SHALL NOT EXCEED $[***]. NO PARTNER, MEMBER, OFFICER OR DIRECTOR OF LANDLORD, DISCLOSED OR UNDISCLOSED, SHALL BE SUBJECT TO LEVY, EXECUTION OR OTHER ENFORCEMENT PROCEDURE FOR THE SATISFACTION OF TENANT’S REMEDIES UNDER OR WITH RESPECT TO THIS SUBLEASE, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, OR THE USE AND OCCUPANCY OF THE PREMISES BY TENANT OR BY ANY TENANT PARTY OR OTHERWISE IN RESPECT OF, OR APPURTENANT TO, THIS SUBLEASE, THE PREMISES (OR ANY PORTION THEREOF) OR THE REAL PROPERTY. LANDLORD SHALL IN NO EVENT BE LIABLE FOR ANY LOSS OF BUSINESS OR ANY INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES UNDER OR WITH RESPECT TO THIS SUBLEASE, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, OR THE USE AND OCCUPANCY OF THE PREMISES (OR ANY PORTION THEREOF) BY TENANT OR BY ANY TENANT PARTY OR OTHERWISE IN RESPECT OF, OR APPURTENANT TO, THIS SUBLEASE, THE PREMISES OR THE REAL PROPERTY.
ARTICLE 37
CERTAIN DEFINITIONS AND CONSTRUCTION
     37.01 For the purposes of this Sublease and all agreements supplemental to this Sublease, unless otherwise stated herein the capitalized terms used herein shall have the meanings set forth in Exhibit H annexed hereto or as otherwise defined in this Sublease.
     37.02 The various terms which are in quotation marks, bolded or underlined and defined in other Articles of this Sublease or are defined in Exhibits annexed hereto, shall have the meanings specified in such other Articles and such Exhibits for all purposes of this Sublease and all agreements supplemental thereto.
     37.03 The captions and headings in this Sublease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Sublease or the intent of any provision hereof.
ARTICLE 38
ADJACENT EXCAVATION AND CONSTRUCTION; SHORING; VAULTS
     38.01 If an excavation or other substructure work shall be made upon land adjacent to the Premises, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter upon the Premises for the purpose of doing such work as shall be necessary to preserve the wall

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

of or the Building from injury or damage and to support the same by proper foundations without any claim for damages or indemnity against Landlord, or diminution or abatement of rent, provided, however, Landlord shall minimize any disruption to the conduct of Tenant’s business in the Premises.
     38.02 No vaults, vault space or area, whether or not enclosed or covered, not within the property line of the Building is leased hereunder, anything contained in or indicated on any sketch, blue print or plan or anything contained elsewhere in this Sublease to the contrary notwithstanding. Landlord makes no representation as to the location of the property line of the Building. All vaults and vault space and all such areas not within the property line of the Building, which Tenant may be permitted to use and/or occupy, is to be used and/or occupied under a revocable license, and if any such license be revoked, or if the amount of such space or area be diminished or required by any federal, state or municipal authority or utility, Landlord shall not be subject to any liability nor shall Tenant be entitled to any compensation or diminution or abatement of rent, nor shall such revocation, diminution or requisition be deemed constructive or actual eviction. Any tax, fee or charge of municipal authorities for such vault or area shall be paid by Tenant.
ARTICLE 39
JETBLUE COMPETITOR RESTRICTIONS
     39.01 For the purposes of this Article, “Noncompete Requirements” mean that (i) this Sublease is then in full force and effect, (ii) the Named Tenant or another JetBlue Tenant is the Tenant under this Sublease, and (iii) the premises demised under this Sublease consists of not less than 92,640 RSF of the Building above the ground floor, and the Named Tenant or another JetBlue Tenant is using and occupying not less than 92,640 RSF of the Building above the ground floor, in accordance with, and subject to, the applicable provisions of this Sublease. For the purposes of satisfying the Noncompete Requirements, the premises demised under this Sublease shall not include any portion of the Storage Space.
     39.02 Provided that the Noncompete Requirements are satisfied, then, subject to the rights of tenants in the Building (other than Landlord) under leases, subleases and other occupancy agreements in existence as of the Effective Date, and the renewals and extensions of the terms thereof, Landlord will not enter into a sublease, license agreement or other occupancy agreement (or consent to an assignment, sub-sublease, license or sublicense of a subtenant’s sublease, to the extent that Landlord may withhold such consent under the sublease or other agreement in question and under applicable Legal Requirements) with a “Tenant Competitor Entity” or grant any signage rights in or on the Building (other than on the Building’s directory) to a Tenant Competitor Entity. For purposes of this Article 39, a “Tenant Competitor Entity” shall mean, as of the effective date of the sublease, license agreement or other occupancy agreement, any of the ten (10) airlines identified by the names, or commonly referred to as, AirTran, American, Delta, Southwest, Spirit, US Airways, Continental, Virgin Group, Republic Holdings or United, or any Affiliate of the foregoing ten (10) airlines which is an airline or shares the name (or a derivative of the name) of any of said airlines. Tenant may replace any of the foregoing named Tenant Competitor Entitles with another airline upon notice to Landlord (which notice shall not be given more frequently than two (2) times in any 12-month period, except that if Landlord is already in negotiations with such replacement entity at the time of such notice, Landlord shall have one hundred thirty-five (135) days from receipt of such notice to execute such sublease (or to consent to an assignment, sub-sublease, license or sublicense to such entity) with such entity, before such replacement entity would be deemed a Tenant Competitor Entity).
     39.03 The restrictions set forth in Section 39.02 above shall not apply during any time that any of the Noncompete Requirements are not satisfied, so that during such time that any of the Noncompete Requirements are not satisfied, Landlord and/or any other tenant of the Building shall be permitted to sublease, license agreement or other occupancy agreement to a Tenant Competitor Entity, and if after such sublease, license agreement or other occupancy agreement, all of the Noncompete Requirements are once again are satisfied, such prior sublease, license agreement or other occupancy agreement may commence or continue, as the case may be, shall not be a default by Landlord under this Sublease, shall not affect any of Tenant’s obligations or liabilities, and shall not impose upon Landlord any obligation or liability whatsoever, and Tenant shall have no right to enforce the provisions of Section 39.02 above with respect to such prior sublease, license agreement or other occupancy agreement.
ARTICLE 40
RENEWAL OPTION
     40.01 (a) Tenant shall have the option (the “Renewal Option”) to renew the initial Term (but not the Renewal Term) for the Renewal Premises (as hereinafter defined), subject to the terms below, for one renewal term of five (5) years (the “Renewal Term”) commencing on the day after the expiration of the initial Term (the “Renewal Term Commencement Date”) and ending on the date (the “Renewal Term Expiration Date”) immediately preceding the fifth (5th) anniversary of the Renewal Term Commencement Date or on such earlier date upon which the Renewal Term may expire or be cancelled or terminated pursuant to any of the conditions or covenants of this Sublease or pursuant to any Legal Requirement. Tenant shall have, and may exercise, the Renewal Option, and the Renewal Term shall commence, only if (i) Tenant notifies Landlord (the “Exercise Notice”) of Tenant’s exercise of the Renewal Option not later than July 31, 2021, (ii) this Sublease shall be in full force and effect on the date that Tenant exercises the Renewal Option, (iii) at the time of the exercise of the Renewal Option no Event of Default based on a monetary default or a material non-monetary default shall have occurred and be continuing hereunder, (iv) the Named Tenant, its “Affiliates” (as such term is defined in the Existing Superior Lease) or its successor by merger, consolidation or sale of assets, on the date Tenant exercises the Renewal Option and on the Renewal Term Commencement Date, occupies two or more full Base Floors, or the equivalent RSF of space in the Building above the ground floor thereof, excluding the Storage Space (but, in either case, this requirement shall be deemed met if the occupancy is less by not more than 25,000 RSF), (v) on the date that Tenant exercises the Renewal Option, no portion of the Building is subject to a sublease or other occupancy agreement pursuant to which any portion of the Renewal Premises will be sublet or otherwise occupied by a third-party (other than to [JetBlue Tenants], Affiliated Persons and/or pursuant to Sections 2.12(b) and/or 9.19 hereof) during any portion of the Renewal Term, and [(vi) all of the conditions set forth in the Third Amendment of the Existing Superior Lease with respect to the renewal of the term thereof are satisfied. TIME IS OF THE ESSENCE with respect to the giving of the Exercise Notice. The Renewal Term shall be upon all of the agreements, terms, covenants and conditions of this Sublease, except that (v) Tenant shall have no further right to renew the Term, (w) there shall be no [***], (x) there shall be no Tenant Allowance, (y) Tenant shall accept the Renewal Premises in its As Is-Where Is condition, except that for any portion of the Renewal Premises that is not a part of the Premises on the last day of the initial Term, such portion(s) of the Renewal Premises shall also be delivered to Tenant on the Renewal Term Commencement Date vacant, free of tenancies and in broom clean condition, and (z) the Base Rent and Additional Rent, on a per RSF basis, payable for the Renewal Premises for the Renewal Term will [***]. Landlord shall permit Tenant to participate in any rent and any other negotiation with the Existing Lessor or its representatives under the Existing Superior Lease which relates to the Renewal Term. If the Renewal Premises constitutes a majority of the RSF being renewed pursuant to the Existing Superior Lease, then Landlord shall not agree to the “Base Rent” and “Additional Rent” payable under the Existing Superior Lease for the Renewal Term that are subject to dispute or the agreement of the parties pursuant to the Existing Superior Lease without Tenant’s prior written approval and if Tenant does not approve the proposed “Base Rent” and “Additional Rent” payable under the Existing Superior Lease for the Renewal Term, Landlord shall arbitrate same, with Tenant’s participation, in accordance with, and subject to, the applicable provisions of the Existing Superior Lease. Also if the Renewal Premises constitutes a majority of the RSF being renewed pursuant to the Existing Superior Lease, Landlord shall not reach any settlement of the matters being arbitrated without Tenant’s prior written approval, it being understood and agreed that with respect to any matters that Landlord, as the tenant under the Existing Superior Lease, is not permitted to dispute (including the determination by the arbitrator(s) of the “Base Rent” and “Additional Rent” payable under the Existing Superior Lease), Tenant shall have no right of approval and no right to dispute.
          (b) Provided Tenant gives to Landlord and the Existing Lessor notice (the “Amenities Request Notice” ) between September 1, 2020 and December 31, 2020, both dates inclusive and TIME BEING OF THE ESSENCE, which contains substantially the following statement in bold and CAPITAL letters:
in the Amenities Request Notice to Landlord:

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

“NO LATER THAN MAY 30, 2021, PLEASE ADVISE TENANT PURSUANT TO SECTION 40.01 OF THE SUBLEASE AS TO WHETHER OR NOT YOU INTEND TO CONTINUE TO OPERATE THE CAFETERIA, THE FITNESS CENTER AND/OR THE CONFERENCE CENTER DURING THE RENEWAL TERM,”
in the Amenities Request Notice to the Existing Lessor, a copy of which shall contemporaneously be given to Landlord:
“NO LATER THAN THE DATE WHICH IS 120 DAYS AFTER THE GIVING OF THIS AMENITIES REQUEST NOTICE, PLEASE ADVISE SUBTENANT PURSUANT TO SECTION ___ OF THE THIRD AMENDMENT OF LEASE BETWEEN BRAUSE PLAZA NORTH LLC, AS LANDLORD, AND METROPOLITAN LIFE INSURANCE COMPANY, AS TENANT, AS TO WHETHER OR NOT YOU INTEND TO OPERATE THE CAFETERIA, THE FITNESS CENTER AND/OR THE CONFERENCE CENTER DURING THE RENEWAL TERM OF THE SUBLEASE BETWEEN METROPOLITAN LIFE INSURANCE COMPANY AND JETBLUE AIRWAYS CORPORATION,”
Landlord shall, no later than May 30, 2021, TIME BEING OF THE ESSENCE, notify Tenant as to whether Landlord intends to continue to operate the Cafeteria, the Fitness Center and/or the Conference Space as a conference center during the Renewal Term. Landlord’s failure to so respond to the Amenities Request Notice by May 30, 2021 shall be deemed Landlord’s notification to Tenant that Landlord does not intend to continue to operate any of such Building Amenities during the Renewal Term. If Landlord notifies (or is deemed to have notified) Tenant that Landlord does not intend to continue to operate one (1) or more of such Building Amenities during the Renewal Term, and Existing Lessor notifies (or, pursuant to the Third Amendment of the Existing Superior Lease, is deemed to have notified) Tenant that Existing Lessor does not intend to operate during the Renewal Term one (1) or more of the same Building Amenities that Landlord does not intend to continue to operate, then, in the Exercise Notice, Tenant may include in the Renewal Premises any such spaces or, in the case of the Cafeteria Space, a portion of such space, that Landlord and Existing Lessor do not intend to continue to operate, or operate, as the case may be, as a Building Amenity, provided that, with respect to the Cafeteria, such space shall include the kitchen and server and all or a portion of the then existing seating area, and with respect to the Fitness Center and the Conference Center, such space must be the entire FC Space and the entire CC Space, respectively.
          (c) (i) For the purposes of this Article, “Renewal Premises” mean, subject to Tenant satisfying the conditions and other requirements of this subsection (c) and subsection (b) above, the entire Premises demised to Tenant under this Sublease on the date that Tenant exercises the Renewal Option, except that if the entire Premises demised to Tenant under this Sublease on the date that Tenant exercises the Renewal Option consists of less than 278,544 RSF of space in the Building above the ground floor thereof (i.e., the equivalent of the RSF of the entire fifth (5th), sixth (6th) and seventh (7th) floors of the Building), excluding the Storage Space, Tenant may in the Exercise Notice (but subject to the provisions of this subsection (c)), increase the Renewal Premises to include additional space in the Building (other than the Storage Space, the RP Cafeteria Space, the FC Space and the CC Space), which additional space shall be selected by Tenant (subject to the provisions of this subsection (c)) and identified in the Exercise Notice, so that the entire Renewal Premises (excluding the RP Cafeteria Space, the FC Space and the CC Space) consists of not more than 278,544 RSF, in the aggregate; provided, however, if the entire Premises demised to Tenant under this Sublease on the date that Tenant exercises the Renewal Option consists of less than 185,572 RSF of space in the Building above the ground floor thereof (i.e., the equivalent of the RSF of the entire sixth (6th) and seventh (7th) floors of the Building), excluding the Storage Space, Tenant must in the Exercise Notice, for the Exercise Notice to be valid (but subject to the provisions of this subsection (c)) increase the Renewal Premises to include additional space in the Building (other than the Storage Space, the RP Cafeteria Space, the FC Space and the CC Space), so that the entire Renewal Premises consists of not less than 185,572 RSF, in the aggregate, and not more than 278,544 RSF, in the aggregate. The additional space described in the preceding sentence must be, in addition to satisfying all of the other conditions and requirements set forth in this subsection (c), space located on the fourth (4th), fifth (5th), sixth (6th) and/or seventh (7th) floors of the Building that is contiguous to space that is demised to Tenant under this Sublease on the date that Tenant exercises the Renewal Option.
               (ii) Subject to the provisions of this subsection (c) and subsection (b) above, if the entire Premises demised to Tenant under this Sublease on the date that Tenant exercises the Renewal Option consists of more than 278,544 RSF, in the aggregate of space in the Building above the ground floor thereof, excluding the Storage Space, Tenant may in the Exercise Notice (but subject to the provisions of this subsection (c)) reduce the Renewal Premises (excluding the RP Cafeteria Space, the FC Space and the CC Space), to not less than 185,572 RSF, in the aggregate. Subject to the provisions of this subsection (c), the space to be eliminated from the Premises to achieve Renewal Premises of not less than 185,572 RSF (which space, for the Exercise Notice to be effective, must be set forth in the Exercise Notice) shall be eliminated: first, from the floors above the seventh (7th) floor of the Building, starting with the highest floor above the seventh (7th) floor, and then from any floors so long as the Renewal Premises satisfies the other conditions and requirements set forth in this subsection (c).
               (iii) Notwithstanding anything contained herein to the contrary, unless Landlord otherwise agrees in writing or as part of the selection to be made by Landlord pursuant to subsection (i) above, the Renewal Premises must satisfy the following conditions, and Tenant shall comply with the following conditions in selecting the Renewal Premises, including additional or substitute space for the Renewal Premises, and in eliminating space from the Renewal Premises, notwithstanding the fact that the result of applying such conditions may be Renewal Premises consisting more or less than the RSF desired by Tenant and/or Renewal Premises (or portions thereof) not located in the most desirable locations in the Building:

                    (A) The Renewal Premises shall consist of at least two (2) full floors in the Building that are contiguous to each other and all floors on which any portion of the Renewal Premises are located must be contiguous to each other (excluding the RP Cafeteria Space, the FC Space and the CC Space);
                    (B) The Renewal Premises shall consist of no more than one (1) Partial Floor space, which Partial Floor space shall be on the highest or lowest floor of the Renewal Premises (excluding the RP Cafeteria Space, the FC Space and the CC Space), with the balance of such Partial Floor constituting not less than 15,000 RSF and being a Rentable Block;
                    (C) The Renewal Premises must consist of the sixth (6th) and seventh (7th) floors of the Building, unless, as the result of the exercise by Landlord of Landlord’s Option pursuant to Section 9.02(c) hereof, one (1) or more portions of the sixth (6th) or seventh (7th) floor of the Building is not a part of the Premises demised to Tenant under this Sublease on the date that Tenant exercises the Renewal Option, provided, however, that subject to the other conditions set forth in this subsection (iii) and the other provisions of this subsection (c), (A) Tenant can substitute the entire fifth (5th) floor of the Building for the entire (7th) floor of the Building, if, on the date that Tenant exercises the Renewal Option, the Premises demised to Tenant under this Sublease includes at least a portion of the fifth (5th) floor of the Building, or (B) Tenant can substitute the entire fifth (5th) floor and fourth (4th) floors of the Building for the entire (7th) and sixth (6th) floors of the Building, if, on the date that Tenant exercises the Renewal Option, the Premises demised to Tenant under this Sublease includes at least a portion of the fifth (5th) floor and a portion of the fourth (4th) floor of the Building;
                    (D) The Renewal Premises shall not consist of any space on a given floor of the Building if, on the date that Tenant exercises the Renewal Option, the Premises demised to Tenant under this Sublease does not include at least a portion of the floor in question, unless required to satisfy the contiguity requirements set forth in this subsection (c);
                    (E) Intentionally omitted;
                    (F) Intentionally omitted;
                    (G) If the Renewal Premises desired by Tenant is more than 185,572 RSF, but less than 278,544 RSF, in the aggregate, the Renewal Premises must be at least 195,572 (i.e., the equivalent of the RSF of the sixth (6th) and seventh (7th) floors of the Building, plus 10,000 RSF);
                    (H) If the Renewal Premises desired by Tenant is more than 278,544 RSF, in the aggregate, then the RSF of the Renewal Premises must be the equivalent of entire Base Floors, plus at least fifty (50%) percent of another Base Floor (for example, the equivalent RSF of the entire fifth (5th), sixth (6th) and seventh (7th) floors of the Building, plus fifty (50%) percent of the fourth (4th) floor of the Building, or the equivalent RSF of the entire fourth (4th), fifth (5th), sixth (6th) and seventh (7th)

floors of the Building, plus fifty (50%) percent of the third (3rd) floor of the Building, which fifty (50%) percent requirement shall be reduced as necessary to comply with the condition set forth in subsection (J) below;
                    (I) If the entire Premises demised to Tenant under this Sublease on the date that Tenant exercises the Renewal Option consists of less than 278,544 RSF, in the aggregate of space in the Building above the ground floor thereof, excluding the Storage Space, the Renewal Premises shall not consist of more than 278,544 RSF, in the aggregate, excluding the RP Cafeteria Space, the FC Space and the CC Space; and
                    (J) Under no circumstance shall the Renewal Premises exceed 303,356 RSF.
               (iv) By notice given to Tenant within sixty (60) days after Landlord’s receipt of the Exercise Notice, Landlord may consolidate the Renewal Premises by substituting Partial Floor spaces of the Building not selected by Tenant as Renewal Premises for Partial Floor spaces of the Building selected by Tenant, to result in, to the extent commercially practicable, achieving the requirements of the Renewal Premises consisting of Full Floor spaces and not more than one (1) Partial Floor space, as more particularly provided in subsection (iii) above, except that Landlord shall not relocate the SOC pursuant to this subsection (iv) without Tenant’s written consent.
               (v) Under no circumstances shall the Renewal Premises include any portion of the Storage Space.
               (vi) For any Partial Floor space leased by Tenant as part of the Renewal Premises, the Demising Work, if any, required to be performed on the Partial Floor in question shall be performed by Landlord by the Renewal Premises Commencement Date, and, within thirty (30) days after Landlord’s demand therefor, Tenant shall reimburse Landlord fifty (50%) percent of the cost and expense incurred by Landlord to perform such Demising Work, as evidenced by reasonably detailed invoices and/or receipts delivered to Tenant, if such Partial Floor space results from Landlord exercising its consolidation rights pursuant to subsection (iv) above, or 100% of the cost and expense incurred by Landlord to perform such Demising Work, as evidenced by reasonably detailed invoices and/or receipts delivered to Tenant, if such Partial Floor space results from any other reason.
               (vii) Landlord and Tenant acknowledge and agree that their respective rights and obligations under this Article 40 are subject to the relocation rights of the Existing Lessor under the Existing Superior Lease.
               (viii) Any dispute between Landlord and Tenant concerning any aspect of Renewal Premises shall be resolved by either party submitting such dispute to arbitration as provided in Article 34.

          (d) If Tenant is required to consolidate the Renewal Premises pursuant to the foregoing provisions of Section 40.01(c) and the space into which Tenant shall relocate in order to consolidate is not part of the Premises, then Landlord shall deliver such relocation space to Tenant in the condition required pursuant to clause “(y)” of Section 40.01(a) above on or before March 31, 2023 in order to provide Tenant with not less than ninety (90) days before the Expiration Date to complete such relocation and consolidation. Tenant shall complete such consolidation at Tenant’s expense. If Landlord does not deliver such relocation space to Tenant on or before March 31, 2023, TIME BEING OF THE ESSENCE, and Tenant does not complete the consolidation of its space by the Expiration Date, then Tenant shall not be in default hereunder and shall have no liability, whether hereunder, under the Existing Superior Lease, including for Existing Superior Lease Holdover Damages, or at law or in equity, for any holdover after the Expiration Date for the number of days that Landlord did not deliver possession of the relocation space to Tenant after March 31, 2023 and time periods under Section 24.02(a) shall be tolled by the number of days that Landlord did not deliver possession of the relocation space to Tenant after March 31, 2023. Landlord shall indemnify and hold harmless Tenant against all liability, loss or damage (including, without limitation, reasonable attorneys’ fees) that Tenant shall suffer by reason of Landlord’s failure to comply with the provisions of this Section 40.01(d).
     40.02 (a) The Renewal Option is personal only to the Tenant under this Sublease that is a JetBlue Tenant, and may not be exercised by, or assigned to, any other Tenant under this Sublease or any other person. If the Renewal Premises includes more than three (3) full floors of the Building, and, as of the Renewal Term Commencement Date, Tenant does not have the Acceptable Credit Rating, then Landlord may require Tenant to deliver a letter of credit as a security deposit in accordance with Article 6 of this Sublease in an amount (the “Security Deposit Amount”) [***], within thirty (30) days after Landlord’s demand therefor. The failure of Tenant to deliver such letter of credit within such thirty (30) day period shall be deemed a default by Tenant in the payment of Additional Rent under this Sublease, entitling Landlord to exercise any or all of its rights and remedies under this Sublease, at law and in equity.
          (b) If on each of the second (2nd) and third (3rd) anniversaries of the Renewal Term Commencement Date, (x) this Sublease is in full force and effect, and (y) Tenant is not in default in its obligation to pay any Base Rent or Additional Rent or, after the giving of any required notice and the expiration of any applicable cure period, to observe, perform or comply with any other term, covenant or condition in this Sublease on Tenant’s part to observe, perform or comply with, then Tenant may, at any time after the second (2nd) anniversary of the Renewal Term Commencement Date, request Landlord to reduce the Security Deposit Amount to an amount equal to two-thirds (2/3) of the original Security Deposit Amount; or at any time after the third (3rd) anniversary of the Renewal Term Commencement Date, request Landlord to reduce the then Security

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Deposit Amount to an amount equal to one-third (1/3) of the original Security Deposit Amount; in which event, provided that at the time of such request this Sublease is in full force and effect and the conditions in clause (y) above have been satisfied, and the amount of security has not theretofore been drawn upon or otherwise reduced in any manner other than pursuant to this subsection, the Security Deposit Amount shall be reduced to the applicable amount, and Landlord shall either return to Tenant from the security deposit being held by Landlord under Article 6 the difference between the amount of the security deposit being so held by Landlord and the applicable reduced amount, or, if such security is in the form of a Letter of Credit, Landlord shall consent in writing to, and, at no cost to Landlord, (A) accept from the Issuing Bank, an amendment to the Letter of Credit which reduces the amount thereof to the applicable reduced amount but which does not otherwise amend or modify same, and (B) if requested by the Issuing Bank, execute and deliver to the Issuing Bank such instruments required by the Issuing Bank to effectuate such reduction. Notwithstanding the foregoing, if at the time Tenant would otherwise be entitled to the reduction of the Security Deposit Amount pursuant to this subsection, but for the fact that at such time Tenant is in default under this Sublease, Tenant shall become entitled to, and Landlord shall honor Tenant’s request for, such reduction of the Security Deposit Amount pursuant to this subsection when such default is cured, provided that this Sublease is then in full force and effect and the other conditions to such reduction (and Tenant’s right to request same) remain satisfied.
     40.03 Upon the commencement of the Renewal Term, (1) the Renewal Term shall be added to and become part of the Term, (2) any reference to “this Sublease”, to the “Term”, the “term of this Sublease” or any similar expression shall be deemed to include the Renewal Term, (3) the Renewal Term Expiration Date shall become the Expiration Date, and (4) “Premises” shall mean the “Renewal Premises,” Tenant hereby agreeing to surrender to Landlord on the last day of the initial Term that portion of the Premises demised to Tenant under this Sublease as of the last day of the initial Term that is not part of the Renewal Premises (such portion of the Premises being herein referred to as the “Renewal Surrender Premises”), in the condition and in the manner provided in this Sublease for the surrender of the Premises to Landlord on the Expiration Date. In addition, the provisions of Sections 16.13 and 17.05(c) shall apply and Tenant shall pay to Landlord, as Additional Rent, within thirty (30) days after Landlord’s demand therefor, the reasonable out-of-pocket costs incurred by Landlord for Demising Work to separate the Renewal Premises from the Renewal Surrender Premises (except that Tenant shall not be obligated to pay for any such work in excess of Building Standard work performed by Landlord on other Partial Floors in the Building). Subject to the provisions of Section 40.01(d), the failure of Tenant to quit and surrender to Landlord the Renewal Surrender Premises on or before the last day of the initial Term in the condition and in the manner provided in this Sublease for the surrender of the Premises to Landlord on the Expiration Date shall be a default under this Sublease, entitling Landlord to exercise any or all of its rights and remedies hereunder, and available at law and in equity (subject to the limitations on Tenant’s liabilities expressly provided for in this Sublease), other than terminating this Sublease with respect to the Renewal Premises. In addition, subject to the provisions of Section

40.01(d), Landlord may exercise any or all of Landlord’s rights and remedies under Section 24.02 of this Sublease as if, for the purposes of said Section 24.02, the Renewal Surrender Premises were the Premises. Furthermore, in the event of such failure, for the purposes of said Section 24.02, the “Base Rent and Additional Rent payable by Tenant during the last year of the Term,” as applied to the Renewal Surrender Premises, shall mean the amounts of the Base Rent and Additional Rent, on a per RSF basis, payable under this Sublease for the Renewal Surrender Premises during the year immediately prior to the Expiration Date. Any termination, cancellation or surrender of the entire interest of Tenant under this Sublease at any time during the Term shall terminate any right of renewal of Tenant hereunder. In the event that the Existing Lessor requires a wall in the lobby of the Building facing Queens Plaza North to be returned to the Existing Lessor upon commencement of the Renewal Term, then Landlord will return to the Existing Lessor the West wall of the Queens Plaza North lobby.
ARTICLE 41
ROOF RIGHTS
     41.01 Landlord hereby grants to Tenant an exclusive license (through the end of the initial Term, but subject to Tenant’s rights under the Third Amendment of the Existing Superior Lease during the Renewal Term, if any, with respect to the matters set forth in this Article 41), subject to and in accordance with the provisions of this Article 41, (a) (i) to use a portion of the roof above the 13th floor of the Building, as shown on Exhibit M and a portion of the Infill Building mechanical penthouse portion of the Building, as shown on Exhibit M (collectively, the “Antenna Roof Area”), solely to install, maintain, replace and operate, in accordance with, and subject to, the applicable provisions of this Sublease and at Tenant’s sole cost and expense, up to six (6) telecommunications antennas and/or satellite dishes and related equipment, mountings and support structures (together with all associated lines, wiring and cabling, collectively, the “Antenna”), (ii) to use a portion of the roof above the 7th floor of the Building, as shown on Exhibit M (the “Rooftop Sign Area”), solely to install, maintain, replace and operate, in accordance with, and subject to, the applicable provisions of this Sublease and at Tenant’s sole cost and expense, the Rooftop Sign, (iii) to use a portion of the roof above the 7th floor of the Building, as shown on Exhibit M (the “Generator Roof Area”), solely to install, maintain, replace and operate, in accordance with, and subject to, the applicable provisions of this Sublease and at Tenant’s sole cost and expense, Tenant’s Generator Equipment, and (iv) to use a portion of the roof above the 7th floor of the Building, as shown on Exhibit M (the “HVAC Roof Area”), solely to install, maintain, replace and operate, in accordance with, and subject to, the applicable provisions of this Sublease and at Tenant’s sole cost and expense, the New Supplemental HVAC Units (the Antenna, the Rooftop Sign (together with the Rooftop Sign Supports (as such term is defined in Section 45.03(a) hereof), Tenant’s Generator Equipment and those components of the New Supplemental HVAC units that are to be installed on the HVAC Roof Area, being sometimes collectively referred to as the “Roof Installations,” and each of the Tenant Roof Area, the Rooftop Sign Area, the Generator Roof Area and the HVAC Roof Area is herein individually referred to as a

“Roof Area,” and collectively as the “Roof Areas”); and (b) to run lines from the Roof Installations, at Tenant’s sole cost and expense, through such Tenant’s Conduits to the Premises as shall be reasonably required in connection with the operation of the Roof Installations, provided, however, that the locations of the various Roof Installations and their manner of installation and use shall not adversely affect (x) the occupancy of other tenants (or the use by other tenants of any portion of the roof of the Building if such roof installations were made prior to Tenant’s installations), (y) Landlord’s use or operation of the Building, the common areas of the Building or premises leased to, or available for lease to, other tenants or (z) the proper functioning of the mechanical, electrical, plumbing, fire safety, and heating, ventilating and air conditioning systems of the Building (in each case of (x) through (z), as determined by Landlord in its reasonable discretion), it being understood and agreed that the location of the Rooftop Sign shall be deemed not to violate this proviso. In connection with enforcing its rights under clause “(z)” of the preceding sentence, if after the installation of any Roof Installation, Landlord is required, in Landlord’s reasonable determination, by Requirements or by good building management practices, to modify any of the systems referred to in said clause “(z),” Landlord shall use commercially reasonable efforts to modify the system in question in such a manner such that Tenant shall not be in violation of said clause “(z),” provided that, other than a de minimis amount, Landlord shall not be obligated to incur any additional cost or expense in connection with using such commercially reasonable efforts, unless Tenant pays such additional cost and expense. Landlord assumes no responsibility either for or in connection with the installation, maintenance, or operation of the Roof Installations or for the safeguarding thereof, nor shall Landlord be under any other obligation or liability of any kind whatsoever in connection with this Article (except, subject to the provisions of Section 11.03 hereof, in connection with the negligence or willful misconduct of Landlord or a Landlord Party), provided, however, Landlord shall maintain the roof in a manner that will not unreasonably interfere with Tenant’s equipment, shall not interfere with the Roof Installations and shall take commercially reasonable precautions to prevent all occupants of the Building and others from gaining access to or interfering with the Roof Installations. All costs of any studies and/or examinations performed in connection with the determination of the location(s) of the Roof Installations (other than the Rooftop Sign) shall be the sole responsibility of Tenant, except that if Landlord relocates any of the Roof Installations pursuant to the provisions of Section 41.16 hereof, any such studies and/or examinations desired by Landlord shall be requested and paid for by Landlord.
     41.02 Tenant’s use of the roof of the Building and the Roof Areas shall in no event interfere with the ability of Landlord to service or replace any equipment located on any area on the roof of the Building other than the Roof Areas (all such other areas being hereinafter referred to as “Landlord’s Roof Area”) or in any other portion of the Building, it being agreed that Landlord may permit the use of Landlord’s Roof Area by Landlord and/or by any other person for any use, including the installation of other antennae, generators, HVAC equipment and related equipment and support structures, provided the same does not interfere with the use and operation of Tenant’s equipment, other than to a de minimis extent. Landlord’s use of Landlord’s Roof Area shall not interfere with the ability of Tenant to service or replace any Roof Installations, except in the case of an emergency or in the case where such use is to comply with applicable Legal Requirements and there is no commercially reasonable alternative that would not so interfere with the ability of Tenant to service or replace any Roof Installations. In the case of an emergency or in the case where Landlord’s use of Landlord’s Roof Area is to comply with Legal Requirements and there is no alternative that would not so interfere with the ability of Tenant to service or replace any Roof Installations, Landlord shall nevertheless provide a means for Tenant to be able to service and replace any Roof Installations.
     41.03 Landlord’s consent to the installation and operation of the Roof Installations (which consent shall be granted, withheld and/or conditioned in accordance with Article 13 and the other applicable provisions of this Sublease, treating the Roof Installations as a Structural Alteration, provided, however, that Landlord conceptually, subject to any approval required under the Existing Superior Lease, agrees that Tenant may install Roof Installations) shall not mean or imply that any Roof Installations or their locations, method of installation, appearance, safety or operation complies with applicable Requirements, and Landlord shall be under no duty to permit Tenant to install any item of Roof Installations if the same is prohibited by any of the same. Tenant shall comply with all applicable Requirements with respect to the Roof Installations. Tenant shall obtain and maintain, at Tenant’s sole cost and expense, all approvals, licenses and permits required for the installation, maintenance, replacement and operation of the Roof Installations, provided, however that Landlord, at Tenant’s sole cost and expense, shall cooperate with Tenant to secure and maintain any required approvals, licenses and permits, without any representation or warranty on the part of the Landlord as to whether such approvals, licenses or permits can be obtained or maintained, and Tenant’s inability to obtain such approvals, licenses or permits shall not relieve or release Tenant from any of its obligations or liabilities under this Sublease, constitute an actual or constructive eviction, or impose any liability upon Landlord. Landlord makes no representations or warranties as to the permissibility of any of the Roof Installations under applicable Requirements or the suitability of the roof of the Building for the installation thereof. Within thirty (30) days after request by Landlord, Tenant shall deliver to Landlord copies of any non-confidential filings or statements which Tenant may be required to make, from time to time, with any federal, state or city agency with respect to the use of the all Roof Installations (which non-confidential filings and statements shall include confidential filing and statements in respect of which Landlord may be given access if Landlord executes a non-disclosure or confidentiality agreement, provided, Landlord executes and delivers such non-disclosure or confidentiality agreement).
     41.04 Tenant shall ensure that its use of the roofs of the Building and the Roof Areas does not impair beyond a de minimis extent any other parties’ transmission and reception via its respective antenna and support equipment, to the extent such equipment was installed prior to the installation of the Roof Installations in question and, at no cost to Tenant, Landlord shall cause the relocation or repositioning of the antenna and support equipment of any other party that is installed after the installation of Tenant’s antenna and support equipment, if and to the extent the antenna and support equipment of such other party impairs beyond a de minimis extent Tenant’s transmissions and reception via its antenna and support equipment. As a precondition to installation of all Roof Installations, Tenant at its expense shall cause an electromagnetic interference (a/k/a EMI) test to be performed to ensure that the Roof Installations do not interfere with any other antenna or other equipment then installed and operational on the roof and Landlord shall cause, at no cost to Tenant any party who thereafter installs any antenna on the roof to perform such electromagnetic interference test with respect to the Roof Installations.
     41.05 For the sole purpose of installing, servicing, maintaining or repairing each item of Roof Installations, Tenant and its properly identified contractors, agents and employees shall have access to the roof of the Building at its sole cost, risk and liability at reasonable times upon reasonable notice to Landlord or at regularly scheduled times of which Landlord has theretofore been notified, in accordance with the applicable terms of this Sublease and any other reasonable requirements imposed by Landlord. To the extent the maintenance, repair, operation, or use of any item of Roof Installations unreasonably interferes with the rights of Landlord (including, without limitation, Landlord’s right to use Landlord’s Roof Area) or other tenants in the Building beyond a de minimis extent or, if after the installation of the Roof Installations in question, other tenants’ construction, installation, maintenance, repair, operation or use of their antenna shall interfere with the Roof Installations in question, Tenant shall reasonably cooperate with Landlord or such other tenants in eliminating such interference; provided, that the cost of remedying such interference shall be borne by the party which is causing such interference, unless such party was using the roof in the manner causing such interference prior in time to the use of the equipment causing such interference by the subsequent party, in which case the cost of remedying such interference shall be borne by such subsequent party. In the event that any of the Roof Installations has to be relocated or repositioned pursuant to this Section 41.05, such work shall be performed promptly by Tenant, at its sole cost and expense, at a time reasonably designated by Tenant to minimize disruption to Tenant’s operations, and if Tenant fails to so promptly relocate or reposition any of its Roof Installations pursuant to this Section 41.05, Landlord may, but shall not be obligated to, relocate or reposition the Roof Installations in question, and Tenant shall reimburse Landlord for the reasonable and actual costs paid or incurred by Landlord to perform such work within thirty (30) days after Landlord’s request therefor, which request shall be accompanied by a reasonably detailed description of the work in question and reasonable evidence of the costs thereof. Nothing contained herein shall prevent or limit Tenant’s right to service and maintain its equipment in accordance with, and subject to, the provisions of this Sublease and nothing contained in this Section 41.05 shall obligate Tenant to relocate the Rooftop Sign from its Roof Area.
     41.06 Tenant shall (to the extent not theretofore covered by the insurance policies then maintained by Tenant) secure and keep in full force and effect, from and after the time Tenant begins construction and installation of each item of Roof Installations, such supplementary insurance with respect to such item of Roof Installations as Landlord may reasonably require.

     41.07 Tenant shall not place any equipment, property or persons on the Roof Areas or the roofs of the Building in excess of the weight reasonably approved by Landlord. If Landlord’s structural engineer deems it reasonably necessary that there be structural reinforcement of the roofs or other structural requirements in connection with the installation of any item of Roof Installations, Tenant at its expense shall perform such work (using a contractor(s) selected by Tenant and reasonably approved by Landlord and Existing Lessor, after Tenant delivers to Landlord final plans and specifications with respect thereto and with respect to the installation of the item of Roof Installations in question. Tenant shall not install any item of Roof Installations prior to the completion of any such structural reinforcement or other structural requirements.
     41.08 The installation of each item of Roof Installations, and the performance of all other work and of the repairs, provided for in this Article to be performed by or on behalf of Tenant, shall be performed by Tenant upon and subject to the terms and conditions of Article 13 of this Sublease and the other applicable provisions of this Sublease (including, without limitation, the furnishing by Tenant to Landlord for its review and approval of complete and dimensioned architectural plans), and in no event may Tenant’s installation of any item of Roof Installations or the performance of any other work or any of the repairs, provided for in this Sublease to be performed by or on behalf of Tenant, void or have any adverse affect upon any roof warranty for the Building. (For the purposes of clarification, and not limitation, if the installation or method of installation or repair would, in Landlord’s reasonable determination, void or have any adverse affect upon any roof warranty for the Building, such installation or method of installation or repair shall not be permitted, regardless of whether any alternative installation or method of installation or repair is more expensive or whether there is no alternative installation or method of installation that would not void or have any adverse affect upon any roof warranty for the Building.) Whenever Tenant and its properly identified contractors, agents and employees are afforded access to the roofs of the Building, Tenant shall properly safeguard persons and property on such roofs. Tenant and its properly identified contractors, agents and employees shall not store any materials whatsoever on the Roof Area or the roofs of the Building, and Tenant shall be responsible for cleaning and removing any materials left on the Roof Area or on the roofs by Tenant or Tenant’s invitees. Tenant shall not leave any tools and/or materials lying loose on the roofs and Tenant and its employees shall remove all such tools and/or materials and close the entrance doors to the roofs when leaving the roofs. Tenant acknowledges that (i) Landlord may, at its reasonable discretion, deny access to the Roof Area to anyone lacking appropriate credentials and (ii) Landlord shall not be obligated to provide any security for the Roof Area or any of Tenant’s equipment on the roofs. Landlord shall have the right at any time and at its expense, without any liability to Tenant, at reasonable times on reasonable prior notice to Tenant and with reasonable opportunity for Tenant to have a representative present, to inspect and examine the Roof Installations, and Tenant shall cooperate with Landlord in demonstrating or testing the same. Landlord (if in Landlord’s reasonable determination it is required for security and safety of the Building) shall have the right to require, as a condition to the access to the roof by Tenant (or its employee, contractor or other representative) at all times be accompanied by a representative of Landlord, whom

Landlord shall make available upon prior reasonable notice (except that (i) such accompaniment shall be required in the case of an emergency only if practicable, and (ii) such accompaniment shall not be required for such access, at any given time, by up to ten (10) of Tenant’s employees who are approved for such access by Tenant, provided the names of such approved employees are on a written list (or updated thereof) prepared by Tenant and received by Landlord at least five (5) Business Days prior to the date of any desired access).
     41.09 Tenant shall be responsible for all reasonable out-of-pocket third party costs and expenses actually incurred by Landlord (without duplication) with respect to any repairs, maintenance and/or replacement of the roofs of the Building (including any leaks or damage caused thereby) or any other part of the Building which are caused by any act or omission of Tenant, or its agents, invitees, employees or contractors or anyone acting for or on behalf of any of them in connection with Tenant’s use of the roofs for the construction, installation, maintenance, repair, operation, and use or removal of any item of Roof Installations. Tenant shall take appropriate precautions to protect the roofs and the other portions of the Building from damage arising out of any use of the Roof Area or access to any other portion of the roofs of the Building in accordance with this Article or any other provision of this Sublease. Except in such instances where Landlord has reasonably determined allowing Tenant to repair such damage will void or have any adverse affect upon any roof warranty for the Building or have any other adverse affect on the Building or Landlord’s interest therein, Landlord shall notify Tenant of such damage and allow Tenant a reasonable period of time to repair such damage, failing which Landlord may make (or have made) the repair in question at Tenant’s cost and expense as hereinbefore provided. Otherwise, Landlord shall, to the extent it is obligated to do so under the Existing Superior Lease, be responsible for and shall maintain the roofs of the Building and shall enforce the provisions of the Existing Superior Lease with respect to the Existing Lessor’s obligations thereunder to maintain the roofs of the Building. To the extent Landlord is the landlord or sublandlord, as the case may be, thereunder, Landlord shall enforce the roof rights provisions in other leases or subleases for space in the Building that provide roof rights to the tenants or subtenants, as the case may be, under such leases or subleases, as the case may be, and shall require such other tenants or subtenants, as the case may be, to abide by the provisions of their leases or subleases, as the case may be, concerning the maintenance of the roofs and the maintenance and operation of their equipment on the roofs.
     41.10 The rights granted in this Article 41 are given in connection with, and as part of, the rights created under this Sublease and are not separately transferable or assignable from this Sublease, it being agreed that no party other than Tenant and/or its Related Entities and/or an assignee of Tenant’s interest in this Sublease and/or a permitted subtenant of all or any portion of the Premises may use or install equipment in the Roof Area in accordance with the terms of this Article 41, subject to any additional restrictions, limitations and prohibitions set forth in Articles 16, 17 and 45 hereof. Tenant (and any assignee of Tenant’s interest in this Sublease and/or a subtenant of all or any portion of the Premises) shall use the Roof Installations solely in connection with the use permitted under this Sublease. With respect to the Antenna, the transmission or receipt of signals by or for any other person or entity (other than in connection with the operation of Tenant’s airline and other than by or for a permitted assignee or subtenant) shall constitute a prohibited use of the Antenna and a default under this Sublease. Other than in connection with the operation of Tenant’s airline and businesses related thereto or the business of a permitted assignee or subtenant, Tenant shall not sell any services arising out of the use of any of the Roof Installations to any other tenant or occupant of the Building or the general public.
     41.11 Intentionally omitted.
     41.12 Except with respect to the Rooftop Sign Supports, which is governed by the Third Amendment of the Existing Superior Lease, the license granted pursuant to this Article 41 shall terminate upon the expiration or sooner termination of the Term of this Sublease, but in no event shall extend beyond the initial Term, subject to Tenant’s rights under the Third Amendment of the Existing Superior Lease during the Renewal Term, if any, with respect to the matters set forth in this Article 41. Notwithstanding anything herein to the contrary, and except with respect to the Rooftop Sign Supports, which is governed by the Third Amendment of the Existing Superior Lease, upon or prior to the expiration or sooner termination of the license granted pursuant to this Article 41, Tenant shall, at Tenant’s sole cost and expense, remove all Roof Installations from Building, including any wiring and cabling installed in connection with the Roof Installations, and repair any damage caused by such removal, provided, however, that to the extent extending such obligation to remove and repair beyond the expiration or sooner termination of said license is not a default under and does not otherwise violate the provisions of the Existing Superior Lease, the time period to so remove and repair the Roof Installations shall be extended for the shorter of (a) one (1) year after the expiration or sooner termination of said license, and (b) the date beyond which not so removing the Roof Installations and repairing such damage is a default under, or otherwise violates, the provisions of the Existing Superior Lease.
     41.13 Except for the use of riser space approved by Landlord, in no event shall Tenant run any lines from the Roof Installations to any location other than space leased by Tenant in the Building. No Signs, whether temporary or permanent, shall be affixed, installed or attached to any of the Roof Installations (other than the Rooftop Sign) and/or the Roof Area other than those required by applicable Legal Requirements or to assure the proper usage of the Roof Installations and safety of the workers maintaining the Roof Installations. No such Sign required by applicable Legal Requirements or to assure the proper usage of the Roof Installations or the safety of the workers maintaining the Roof Installations shall be illuminated, unless required by applicable Legal Requirements. All such Signs, if any required by applicable Legal Requirements or to assure the proper usage of the Roof installations or safety of the workers maintaining the Roof Installations and the location thereof, shall first be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

     41.14 At Tenant’s sole cost and expense, and in accordance with, and subject to, the applicable provisions of this Sublease, Tenant shall bring to the applicable Roof Areas from the Premises any electric power required to use and operate the Roof Installations and the Roof Areas, and the usage and demand of such electric power shall be measured by the Tenant’s submeter(s) and shall be paid for in accordance with the provisions of Article 16 hereof.
     41.15 Tenant’s use of the Roof Areas and installation, maintenance, operation and use of the Roof Installations are at Tenant’s sole risk. Tenant agrees to take the Roof Areas in their “as is” condition. Tenant shall not look to Landlord or Landlord’s agents to supply or provide any material or property in connection with the Roof Areas. Tenant shall take good care of the Roof Areas and make all repairs thereto as and when needed to preserve it in the condition in which it was delivered to Tenant, reasonable wear and tear and damage by casualty or condemnation excepted.
     41.16 Notwithstanding anything to the contrary contained in this Article 41, Landlord may from time to time, at Landlord’s cost (except as otherwise provided in this Section), require Tenant to relocate any item of Roof Installations (other than the Rooftop Sign) to other locations on the roofs of the Building designated by Landlord in its reasonable judgment, provided that with respect to a relocation of the Antenna, the lines of sight and transmission and reception qualities shall not be adversely affected beyond a de minimis extent by such relocation. After Landlord gives Tenant notice requiring Tenant to relocate such Roof Installations, Tenant shall diligently proceed to relocate the Roof Installations and shall complete such relocation in a time period to be agreed upon between Landlord and Tenant or otherwise in a reasonable period of time given the scope of the work involved and taking into consideration that Tenant needs adequate time to conduct parallel testing of the Rooftop Installations and to avoid any disruption of Tenant’s business beyond a de minimis extent. Tenant shall perform such relocation and cooperate in all reasonable respects with Landlord without out-of-pocket third party cost to Tenant in any such relocation of the Roof Installations, provided that Tenant shall comply with all other terms and provisions of this Article 41. Landlord shall not be liable for any interruption in the use of the Roof Installations during any period of relocation. Tenant (with Landlord’s cooperation) shall promptly apply for any approval, license or permit required in connection with such relocation. All costs incurred in connection with the application for such approval(s), license(s) and permit(s) shall be the responsibility of Landlord. Tenant at its expense shall promptly maintain during the remainder of the Term any such approval, license or permit required in connection with such relocation. Upon such relocation, the substitute roof area shall thereafter be deemed the applicable “Roof Area” hereunder and the portion of the original “Roof Area” from which the item of Roof Installations is removed for relocation shall no longer constitute Roof Area, except that the obligation of Tenant to perform and/or pay for any maintenance or repairs in respect of the portion(s) of the Roof Area in question prior to such relocation shall survive such relocation for one (1) year.

ARTICLE 42
CONTRACTION, EXPANSION; 5TH FLOOR CONTRACTION AND PARTIAL SURRENDER OPTIONS
     42.01 (a) Post-Execution Contraction Option. In addition to the Partial Surrender Option (as such term is defined in Section 42.04 hereof), Tenant shall have the one-time option (the “Contraction Option”) to reduce the premises demised to Tenant under this Sublease by the Contraction Space (as hereinafter defined), effective on the date (the “Contraction Effective Date”) which is the date Landlord receives the Contraction Exercise Notice (as hereinafter defined), which Contraction Option shall be exercised only by Tenant giving to Landlord notice thereof (the “Contraction Exercise Notice”) on or before the date (the “Contraction Notice Date”) which is 210 days after the Effective Date, TIME BEING OF THE ESSENCE, which Contraction Exercise Notice may be rescinded, but only as expressly permitted in Section 42.02(b) below.
          (b) Notwithstanding anything contained in this Sublease to the contrary, Tenant shall not have the Contraction Option, and the Contraction Option shall be null and void and of no force or effect, if (i) Tenant gives any Acceptance Notice (as such term is defined in Section 44.01 hereof) or the Expansion Exercise Notice (as such term is defined in Section 42.02 hereof) on or before the date that Tenant gives the Contraction Exercise Notice, or (ii) Tenant gives the Contraction Exercise Notice to Landlord after the Contraction Notice Date.
          (c) For the purposes of this Sublease, “Contraction Space” shall mean the entire 5th Floor Premises (as same may have theretofore been reduced pursuant to Section 42.03 hereof).
          (d) On the Contraction Effective Date, all of Tenant’s rights, title and interest in and to the Contraction Space shall end, and Tenant’s subleasehold estate in the Contraction Space created by this Sublease shall terminate and expire.
          (e) All of Tenant’s obligations and liabilities under this Sublease with respect to the Contraction Space which accrue or arise or relate to matters occurring on or before the Contraction Effective Date shall survive the Contraction Effective Date.
          (f) Tenant hereby covenants, represents and warrants to Landlord that as of the Contraction Effective Date the Contraction Space shall be free of all tenants, subtenants and other occupants and all leases and subleases, and there shall be no other persons or entities claiming, or who or which may claim, any rights of possession, occupancy or use of the Contraction Space or any portions thereof.
          (g) If Tenant gives the Contraction Exercise Notice in the manner set forth in Section 42.01(a), then, subject to the provisions of Section 42.01(b) above:
               (i) Effective from and after the date next succeeding the Contraction Effective Date, there shall be no “5th Floor Premises”, the terms “Office

Space” and “Premises,” as such terms are used in this Sublease, shall exclude the Contraction Space, the floor plan set forth on Exhibit B-1 hereto shall be deemed amended accordingly, and the RSF of the Office Space and the Premises shall be reduced by the RSF of the Contraction Space;
               (ii) Effective from and after the date next succeeding the Contraction Effective Date, the Base Rent payable by Tenant pursuant to Section 1.04(a) of this Sublease shall be decreased by Contraction Space Base Rent (as hereinafter defined);
               (iii) Effective from and after the date next succeeding the Contraction Effective Date, this Sublease shall be amended by decreasing the “Tenant’s Proportionate Share” by subtracting therefrom the fraction, expressed as a percentage, the numerator of which is [***] and the denominator of which is [***];
               (iv) Effective on the date Tenant gives the Contraction Exercise Notice, the Base Tenant Allowance (with a corresponding reduction in the Tenant Allowance) shall be reduced by $[***], multiplied by the RSF of the Contraction Space, and the Additional 5th Floor Tenant Allowance (with a corresponding reduction in the Tenant Allowance) shall be eliminated;
               (v) Intentionally omitted; and
               (vi) The provisions of Section 17.05(c) hereof shall apply.
          (h) If Tenant exercises the Contraction Option, then the Renewal Option shall not be applicable to the Contraction Space (unless Tenant again leases the Contraction Space pursuant to any of the provisions of this Sublease or by mutual agreement of Landlord and Tenant).
          (i) For the purposes of this Article, “Contraction Space Base Rent” means, during the First Rent Period, the product of $[***] per annum, multiplied by the RSF of the Contraction Space, and, during the Second Rent Period, the product of $[***] per annum, multiplied by the RSF of the Contraction Space.
     42.02 (a) Post-Execution Expansion Option. In addition to the Supplemental Space Option (as such term is defined in Section 47.01 hereof), Tenant shall have the one-time option (the “Expansion Option”) to increase the premises demised to Tenant under this Sublease by the Expansion Space (as hereinafter defined), effective on the date (the “Expansion Effective Date”) which is the date Landlord receives the Expansion Exercise Notice (as hereinafter defined), which Expansion Option shall be exercised only by Tenant giving to Landlord notice thereof (the “Expansion Exercise Notice”) on or before the date (the “Expansion Notice

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Date”) which is 210 days after the Effective Date, TIME BEING OF THE ESSENCE. Any notice given by Tenant which purportedly exercises the Expansion Option but which does not set forth the Expansion Space, shall not be effective as an Expansion Exercise Notice, it being understood and agreed that if the Expansion Space in respect of which Tenant desires to exercise the Expansion Option, when combined with all other portions of the fifth (5th) floor of the Building then leased to Tenant pursuant to other provisions of this Sublease or to be leased to Tenant as a result of Tenant having exercised an Acceptance Notice (such other portions of the fifth (5th) floor of the Building being herein referred to as the “Excluded 5th Floor Portions”), is not the entire fifth (5th) floor of the Building (such Expansion Space being herein referred to as “Partial Floor Expansion Space” or “PF Expansion Space”), the notice given by Tenant which purportedly exercises the Expansion Option must include a reasonably detailed floor plan of the fifth (5th) floor of the Building, indicating in reasonable detail the location of the proposed Expansion Space, but shall not be deemed ineffective because Landlord does not initially approve the space in question as provided in subsection (c) below or, in the case where the RSF of the Expansion Space is not set forth in this Sublease, because Landlord and Tenant cannot agree upon the RSF of the proposed Expansion Space, including whether the RSF of the proposed Expansion Space is less than 15,000 RSF of contiguous space on the fifth (5th) floor of the Building or whether the balance of the fifth (5th) floor of the Building consists of not less than 15,000 RSF, as more particularly provided in clause “(B)” of Section 42.02(c). Notwithstanding the foregoing, any notice given by Tenant which purportedly exercises the Expansion Option for the PF Expansion Space, but which does not contain substantially the following statement in bold and CAPITAL letters shall not be effective as an Expansion Exercise Notice: “THIS IS THE EXPANSION EXERCISE NOTICE WITH RESPECT TO THE PARTIAL FLOOR EXPANSION SPACE DESCRIBED IN CLAUSE “(B)” OF SUBSECTION 42.02(c) OF THE SUBLEASE. IF LANDLORD FAILS TO REJECT SUCH EXPANSION SPACE, AS DESCRIBED IN THIS EXPANSION EXERCISE NOTICE, WITHIN TEN (10) BUSINESS DAYS AFTER ITS RECEIPT OF THIS NOTICE, THEN LANDLORD SHALL BE DEEMED TO HAVE APPROVED SUCH EXPANSION SPACE.” Notwithstanding the foregoing, if the Expansion Exercise Notice includes an irrevocable request to rescind the Contraction Exercise Notice (as more particularly described in subsection 42.02(b) below), then the “Expansion Effective Date” shall be delayed to either (1) the date on which Landlord notifies Tenant that the conditions in clauses “(y)” and “(z)” of subsection 42.02(b) below are satisfied, or (2) if within the ten (10) Business Day period after Landlord receives the Expansion Exercise Notice, Landlord fails to reject such rescission (as more particularly provided in said subsection 42.02(b)), the date which is the last day of said ten (10) Business Day period; and if the Expansion Exercise Notice is in respect of PF Expansion Space, and Landlord has not theretofore approved such Expansion Space, then the “Expansion Effective Date” shall be delayed (or further delayed, as the case may be) to either (i) the date on which, pursuant to said subsection 42.02(c), Landlord gives Tenant notice that it has approved the Expansion Space or the Expansion Space is deemed approved, or (ii) if neither of the dates described in clause “(i)” occur, the date on which the dispute as to whether both the Expansion Space and the balance of the space on the floor on which the Expansion Space is located shall each constitute one or more Rentable Blocks is resolved pursuant to mutual agreement of Landlord and Tenant or pursuant to arbitration, as provided for in said subsection 42.02(c). For the purposes of this Sublease, a “Rentable Block” means a contiguous block of space which, taking into account its size, location and configuration, can be separately and independently leased in accordance with all Requirements, with reasonable access to and from any common areas on the floor on which such space is located.
          (b) Notwithstanding anything contained in this Sublease to the contrary, Tenant shall not have the Expansion Option, and the Expansion Option shall be null and void and of no force or effect, if (i) Tenant gives the Contraction Exercise Notice on or (except as hereinafter expressly provided) before the date that Tenant gives the Expansion Exercise Notice, (ii) Tenant gives the Expansion Exercise Notice to Landlord after the Expansion Notice Date, or (iii) on the date Tenant gives to Landlord the Expansion Exercise Notice, (A) this Sublease is not in full force and effect, or (B) an Event of Default exists. Notwithstanding anything contained in clause “(i)” above to the contrary, if (x) Tenant has given the Contraction Exercise Notice, (y) as of the date Tenant gives to Landlord the Expansion Exercise Notice, Landlord has not leased any portion of the Contraction Space and has not negotiated all of the material terms of a lease for any portion of the Contraction Space, and (z) as of the date Tenant gives to Landlord the Expansion Exercise Notice, Landlord has neither commenced, nor committed to expend non-refundable monies for, the Demising Work in respect of the Contraction Space and the rescission of the Contraction Exercise Notice will not otherwise adversely affect Landlord in more than a de minimis manner, then in the Expansion Exercise Notice Tenant may irrevocably request Landlord to rescind the Contraction Exercise Notice by providing in the Expansion Exercise Notice substantially the following statement in bold and CAPITAL letters: “PURSUANT TO SECTION 42.02(b) OF THE SUBLEASE, TENANT HEREBY IRREVOCABLY REQUESTS LANDLORD TO RESCIND THE CONTRACTION EXERCISE NOTICE GIVEN BY TENANT ON ______________ [TENANT TO INSERT THE APPROPRIATE DATE]. IF LANDLORD FAILS TO REJECT SUCH RESCISSION, WITHIN TEN (10) BUSINESS DAYS AFTER ITS RECEIPT OF THIS NOTICE, THEN LANDLORD SHALL BE DEEMED TO HAVE ACCEPTED SUCH RESCISSION.” If Tenant so irrevocably requests Landlord to rescind the Contraction Exercise Notice, then, within ten (10) Business Days after Landlord receives the Expansion Exercise Notice, Landlord shall notify Tenant as to whether or not the conditions in clauses “(y)” and “(z)” above are satisfied. If Landlord notifies Tenant that the conditions in clauses “(y)” and “(z)” above are satisfied, or, if within ten (10) Business Days after Landlord receives the Expansion Exercise Notice, Landlord fails to reject such rescission (it being understood and agreed that the only basis for Landlord to reject such rescission is if the conditions in both clauses “(y)” and “(z)” above are not satisfied, the determination of which shall be made by Landlord in good faith, but otherwise in Landlord’s sole and absolute judgment), then (1) the Contraction Exercise Notice and the Contraction Option in respect thereof shall be irrevocably rescinded ab initio as if Tenant had not exercised the Contraction Option, (2) all of Tenant’s obligations with respect to the Contraction Space shall be reinstated retroactive to the Contraction Effective Date, (3) within thirty (30) days after Landlord’s demand therefor, Tenant shall pay to Landlord all Base Rent and Additional Rent that would have been payable in respect of the Contraction Space, but for the exercise of the Contraction Option, and (4) for the purposes of clause “(i)” above, Tenant shall not be deemed to have given the Contraction Exercise Notice before the date that Tenant gives the Expansion Exercise Notice, but all of the other conditions to the exercise of the Expansion Option shall not be affected. If, within ten (10) Business Days after Landlord receives the Expansion Exercise Notice, Landlord notifies Tenant that the conditions in both clauses “(y)” and “(z)” above are not satisfied, then the rescission of the Contraction Exercise Notice shall not be effective and the Expansion Option shall be null and void.
          (c) For the purposes of this Sublease, “Expansion Space” shall mean space, as selected by Tenant and approved by Landlord (which approval shall only be required, pursuant to this subsection (c), for PF Expansion Space), consisting of either (A) the balance of the fifth (5th) floor of the Building (i.e., the entire 5th floor of the Building, excluding the Excluded 5th Floor Portions, but including the WN Space (as defined in Section 44.02(a) hereof)), or (B) PF Expansion Space of not less than 15,000 RSF of contiguous space on the fifth (5th) floor of the Building that is contiguous to the Excluded 5th Floor Portions, provided that, with respect to the space described in this clause “(B),” the balance of the fifth (5th) floor of the Building (excluding the Excluded 5th Floor Portions) consists of not less than 15,000 RSF and such space and such balance of the 5th floor of the Building have a commercially reasonable configuration such that both the Expansion Space and the balance of the space on the 5th floor of the Building (excluding the Excluded 5th Floor Portions) shall each constitute one or more Rentable Blocks, and provided further that, with respect to the space described in this clause “(B),” Tenant may not include any of the WN Space. With respect to PF Expansion Space, if Landlord fails to reject the Expansion Space described in the Expansion Exercise Notice within ten (10) Business Days after its receipt of the Expansion Exercise Notice, then Landlord shall be deemed to have approved such Expansion Space, or if Landlord rejects the Expansion Exercise Notice as not being effective or if Landlord rejects the Expansion Space described in the Expansion Exercise Notice within such ten (10) Business Day period, then such dispute shall be determined by arbitration in accordance with the provisions of Article 34 hereof, it being understood and agreed that (x) the only basis for Landlord’s rejection of the Expansion Space described in the Expansion Exercise Notice is that Landlord has determined that (1) the Expansion Space in question or the balance of the space on the 5th floor of the Building (excluding the Excluded 5th Floor Portions), or both, does/do not each constitute one or more Rentable Blocks, or (2) the proposed Expansion Space is not contiguous to the Excluded 5th Floor Portions or is less than 15,000 RSF of contiguous space on the fifth (5th) floor of the Building, or (3) the balance of the fifth (5th) floor of the Building consists of not less than 15,000 RSF (which determinations shall be set forth in reasonable detail in Landlord’s notice of rejection, together with an alternative recommendation and, if applicable, whether a portion of the Expansion Space proposed by Tenant is acceptable to Landlord and describe such acceptable portion), (y) the only issues to be determined by such arbitration shall be whether Landlord’s rejection of the Expansion Exercise Notice is effective based on the factors described in clause “(x),” and if either Landlord or

Tenant request, the RSF of the final Expansion Space, and (z) until such dispute is resolved either by mutual agreement of Landlord and Tenant or pursuant to such arbitration the proposed Expansion Space shall not be added to the premises demised under this Sublease and Landlord shall not lease the proposed Expansion Space to any other person, unless such lease is subject to Tenant’s rights to the Expansion Space pursuant to this Section. With respect to PF Expansion Space, and without extending the Expansion Notice Date, prior to the giving of the Expansion Exercise Notice, Tenant may submit to Landlord a reasonably detailed floor plan of the entire floor on which such proposed Expansion Space is located, indicating in reasonable detail the location of the proposed Expansion Space, and promptly after Tenant submits such floor plan Landlord shall either approve or reject such proposed Expansion Space. If Landlord approves such proposed Expansion Space and Tenant thereafter gives the Expansion Exercise Notice in respect of the same Expansion Space, then Landlord’s approval of such Expansion Space shall be deemed given. If the Expansion Space is not the entire fifth (5th) floor of the Building, and Tenant is not leasing the balance of the fifth (5th) floor of the Building, then Landlord shall, at Landlord’s sole cost, perform any necessary Demising Work on the 5th floor of the Building with respect to the leasing by Tenant of the Expansion Space. Notwithstanding the foregoing, if Tenant has selected the Expansion Space described in clause “(A)” above, then, by notice to Tenant given within thirty (30) days after Landlord’s receipt of the Expansion Exercise Notice, TIME BEING OF THE ESSENCE, Landlord may substitute for all (but not a portion) of the WN Space portion of the Expansion Space, space selected by Landlord on the fourth (4th) floor of the Building comprising approximately the same number of RSF as the WN Space, which space on the fourth (4th) floor of the Building shall be delivered in accordance with the provisions of Section 42.02(d) below. If Landlord gives such notice to Tenant, then for all purposes of this Sublease the portion of the fourth (4th) floor of the Building so selected by Landlord shall be a part of the Expansion Space. If the Expansion Space includes a portion, but is not the entire, fifth (5th) floor of the Building and/or includes a portion, but not the entire, fourth (4th) floor of the Building, and Tenant is not leasing the balance of the floor in question, then Landlord shall, at Landlord’s sole cost, perform any necessary Demising Work on the floor(s) in question on which the Expansion Space is located.
          (d) Demising Work for the Expansion Space shall be performed by Landlord and, subject to the provisions of Section 4.02, the Expansion Space shall be delivered in the same condition as the balance of the Premises is being delivered to Tenant on the Commencement Date.
          (e) If Tenant gives the Expansion Exercise Notice in the manner set forth in Section 42.02(a), then, subject to the provisions of Section 42.02(b) above:
               (i) Effective from and after the Expansion Effective Date, the terms “5th Floor Premises,” “Office Space,” and “Premises,” as such terms are used in this Sublease, shall include the Expansion Space, the floor plan set forth on Exhibit B-1 hereto shall be deemed amended accordingly, and the RSF of the 5th Floor Premises, the Office Space and the Premises shall be increased by the RSF of the Expansion Space;
               (ii) Effective from and after the Expansion Effective Date, the Base Rent payable by Tenant pursuant to Section 1.04(a) of this Sublease shall be increased by Expansion Space Base Rent (as hereinafter defined);
               (iii) Effective from and after the Expansion Effective Date, this Sublease shall be amended by increasing the “Tenant’s Proportionate Share” by adding thereto the fraction, expressed as a percentage, the numerator of which is [***] and the denominator of which is [***];
               (iv) Effective on the Expansion Effective Date, the Base Tenant Allowance (with a corresponding increase in the Tenant Allowance) shall be increased by $[***], multiplied by the RSF of the Expansion Space; and
               (v) The provisions of Section 17.05(c) hereof shall apply.
          (f) For the purposes of this Article, “Expansion Space Base Rent” means, during the First Rent Period, the product of $[***] per annum, multiplied by the RSF of the Expansion Space, and, during the Second Rent Period, the product of $[***] per annum, multiplied by the RSF of the Expansion Space.
     42.03 (a) Post-Execution 5th Floor Contraction Option. In addition to the Contraction Option, Tenant shall have the one-time option (the “5th Floor Contraction Option”) to reduce the premises demised to Tenant under this Sublease by the 5th Floor Contraction Space (as hereinafter defined), effective on the date (the “5th Floor Contraction Effective Date”) which is the date Landlord receives the 5th Floor Contraction Exercise Notice (as hereinafter defined), which 5th Floor Contraction Option shall be exercised only by Tenant giving to Landlord notice thereof (the “5th Floor Contraction Exercise Notice”) on or before January 2, 2011 (the “5th Floor Contraction Notice Date”), TIME BEING OF THE ESSENCE.
          (b) Notwithstanding anything contained in this Sublease to the contrary, Tenant shall not have the 5th Floor Contraction Option, and the 5th Floor Contraction Option shall be null and void and of no force or effect, if (i) Tenant gives the 5th Floor Contraction Exercise Notice to Landlord after the 5th Floor Contraction Notice Date, (ii) Tenant has theretofore given the Contraction Exercise Notice (and the Contraction Exercise Notice has not been rescinded pursuant to Section 42.02(b) hereof), or (iii) Tenant has commenced any Alterations in or to any portion of the 5th Floor Contraction Space.

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

          (c) For the purposes of this Sublease, “5th Floor Contraction Space” shall mean the portion of the 5th floor of the Building, substantially where shown in cross-hatching on the floor plan annexed hereto as Exhibit B-1.
          (d) On the 5th Floor Contraction Effective Date, all of Tenant’s rights, title and interest in and to the 5th Floor Contraction Space shall end, and Tenant’s subleasehold estate in the 5th Floor Contraction Space created by this Sublease shall terminate and expire.
          (e) All of Tenant’s obligations and liabilities under this Sublease with respect to the 5th Floor Contraction Space which accrue or arise or relate to matters occurring on or before the 5th Floor Contraction Effective Date shall survive the 5th Floor Contraction Effective Date.
          (f) Tenant hereby covenants, represents and warrants to Landlord that as of the 5th Floor Contraction Effective Date the 5th Floor Contraction Space shall be free of all tenants, subtenants and other occupants and all leases and subleases, and there shall be no other persons or entities claiming, or who or which may claim, any rights of possession, occupancy or use of the 5th Floor Contraction Space or any portions thereof.
          (g) If Tenant gives the Contraction Exercise Notice in the manner set forth in Section 42.03(a), then, subject to the provisions of Section 42.03(b) above:
               (i) Effective from and after the date next succeeding the 5th Floor Contraction Effective Date, the terms “5th Floor Premises,” “Office Space” and “Premises,” as such terms are used in this Sublease, shall exclude the 5th Floor Contraction Space, the floor plan set forth on Exhibit B-1 hereto shall be deemed amended accordingly, and the RSF of the 5th Floor Premises, the Office Space and the Premises shall be reduced by the RSF of the 5th Floor Contraction Space;
               (ii) Effective from and after the date next succeeding the 5th Floor Contraction Effective Date, the Base Rent payable by Tenant pursuant to Section 1.04(a) of this Sublease shall be decreased by 5th Floor Contraction Space Base Rent (as hereinafter defined);
               (iii) Effective from and after the date next succeeding the 5th Floor Contraction Effective Date, this Sublease shall be amended by decreasing the “Tenant’s Proportionate Share” by subtracting therefrom the fraction, expressed as a percentage, the numerator of which is [***] and the denominator of which is [***];
               (iv) Effective on the date Tenant gives the 5th Floor Contraction Exercise Notice, the Base Tenant Allowance shall be reduced by $[***], multiplied by the

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

RSF of the 5th Floor Contraction Space (i.e., $[***]), and the Additional 5th Floor Tenant Allowance shall be reduced by $[***], multiplied by the RSF of the 5th Floor Contraction Space (i.e., $[***]), with a corresponding $[***] reduction in the Tenant Allowance;
               (v) Intentionally omitted; and
               (vi) The provisions of Section 17.05(c) hereof shall apply, i.e., the Maximum Supplemental HVAC Capacity shall be reduced by 2 tons.
          (h) If Tenant exercises the 5th Floor Contraction Option, then the Renewal Option shall not be applicable to the 5th Floor Contraction Space (unless Tenant again leases the 5th Floor Contraction Space pursuant to any of the provisions of this Sublease or by mutual agreement of Landlord and Tenant).
          (i) For the purposes of this Article, “5th Floor Contraction Space Base Rent” means, during the First Rent Period, the product of $[***] per annum, multiplied by the RSF of the 5th Floor Contraction Space (i.e., $[***] per annum), and, during the Second Rent Period, the product of $[***] per annum, multiplied by the RSF of the 5th Floor Contraction Space (i.e., $[***] per annum).
     42.04 (a) Mid-Term Contraction Option. In addition to the Contraction Option and the 5th Floor Contraction Option, Tenant shall have the one-time option (the “Partial Surrender Option”) to surrender to Landlord the Surrender Space (as hereinafter defined), effective on the date (the “Partial Surrender Effective Date”) which is the fifth (5th) anniversary of the Commencement Date, which Partial Surrender Option shall be exercised only by Tenant giving to Landlord notice thereof (the “Partial Surrender Exercise Notice”) on or before the date (the “Partial Surrender Notice Date”) which is the fourth (4th) anniversary of the Commencement Date, TIME BEING OF THE ESSENCE, and by paying to Landlord, by wire transfer or by unendorsed bank or certified check (subject to collection), fifty (50%) percent of the Surrender Payment (as hereinafter defined), either together with the giving of the Partial Surrender Exercise Notice, by wire transfer or by unendorsed bank or certified check (subject to collection), on or before the later of (x) the date on which Tenant gives the Partial Surrender Exercise Notice, and (y) the date which is thirty (30) days after Landlord gives Tenant notice of the amount of the Surrender Payment, TIME BEING OF THE ESSENCE. Any notice given by Tenant which purportedly exercises the Partial Surrender Option shall not be effective as a Partial Surrender Exercise Notice (i) if fifty (50%) percent of the Surrender Payment is not paid to Landlord by the later of (x) the date on which Tenant gives such notice to Landlord, and (y) the date which is thirty (30) days after Landlord gives Tenant notice of the amount of the Surrender Payment, in both cases, in the form described above, or (ii) if it does not set forth the Surrender Space, it being understood and agreed that the notice given by Tenant which purportedly exercises the Partial Surrender Option must include a reasonably detailed floor plan of the entire floor on

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

which such proposed Surrender Space is located, indicating in reasonable detail the location of the proposed Surrender Space, but shall not be deemed ineffective because Landlord does not initially approve the space in question as provided in subsection (c) below or, in the case where the RSF of the Surrender Space is not set forth in this Sublease, because Landlord and Tenant cannot agree upon the RSF of the proposed Surrender Space, including whether the RSF of the proposed Surrender Space exceeds 31,661 RSF (or, if Tenant has exercised the 5th Floor Contraction Option, exceeds 24,894 RSF) of contiguous space on the lowest floor(s) of the premises then demised to Tenant under this Sublease, as more particularly provided in Section 42.03(c). Notwithstanding the foregoing, any notice given by Tenant which purportedly exercises the Partial Surrender Option, but which does not contain substantially the following statement in bold and CAPITAL letters shall not be effective as a Partial Surrender Exercise Notice: “THIS IS THE PARTIAL SURRENDER EXERCISE NOTICE WITH RESPECT TO THE SURRENDER SPACE DESCRIBED IN SUBSECTION 42.04(c) OF THE SUBLEASE. IF LANDLORD FAILS TO REJECT SUCH SURRENDER SPACE, AS DESCRIBED IN THIS PARTIAL SURRENDER EXERCISE NOTICE, WITHIN TEN (10) BUSINESS DAYS AFTER ITS RECEIPT OF THIS NOTICE, THEN LANDLORD SHALL BE DEEMED TO HAVE APPROVED SUCH SURRENDER SPACE.” Notwithstanding the foregoing, if Landlord has not theretofore approved such Surrender Space, and by the Partial Surrender Effective Date described above the Surrender Space has not been finally determined, then the “Partial Surrender Effective Date” shall be delayed to (i) the date on which, pursuant to said subsection 42.04(c), Landlord gives Tenant notice that it has approved the Surrender Space or the Surrender Space is deemed approved, or (ii) if the date described in clause “(i)” does not occur, the date on which the dispute as to whether both the Surrender Space and the balance of the space on the floor on which the Surrender Space is located shall each constitute one or more Rentable Blocks is resolved pursuant to mutual of Landlord and Tenant or pursuant to arbitration, as provided for in said subsection 42.04(c). The fifty (50%) percent balance of the Surrender Payment shall be paid by Tenant to Landlord, as Additional Rent, on or before the Partial Surrender Effective Date.
          (b) Notwithstanding anything contained in this Sublease to the contrary, Tenant shall not have the Partial Surrender Option, and the Partial Surrender Option shall be null and void and of no force or effect, if (i) Tenant gives the Additional Space Exercise Notice on or before the date that Tenant gives the Partial Surrender Exercise Notice, or (ii) Tenant gives the Partial Surrender Exercise Notice to Landlord after the Partial Surrender Notice Date.
          (c) For the purposes of this Sublease, “Surrender Space” shall mean space, as selected by Tenant and approved by Landlord (which approval shall only be required, pursuant to this subsection (c), if the proposed Surrender Space is not all of the space leased by Tenant on the floor in question), consisting of no more than 31,661 RSF (or, if Tenant has exercised the 5th Floor Contraction Option, no more than 24,894 RSF) of contiguous space on the lowest floor of the premises then demised to Tenant under this Sublease (it being understood and agreed that if the then lowest floor of the premises then demised to Tenant under this Sublease comprises less than 31,661 RSF (or, if Tenant has exercised the 5th Floor Contraction Option, less than 24,894 RSF) of contiguous space, and the Surrender Space selected by Tenant includes all of the space on such lowest floor, then the Surrender Space may, at Tenant’s election, include contiguous space on the next lowest floor of the premises then demised to Tenant under this Sublease of up to the difference between 31,661 RSF (or, if Tenant has exercised the 5th Floor Contraction Option, of up to the difference between 24,894 RSF) and the RSF of the Surrender Space on such lowest floor), provided such space(s) and the balance of the space on the floor(s) of the Building on which such space(s) is/are located have a commercially reasonable configuration such that both the Surrender Space and the balance of the space(s) on such floor(s) shall each constitute one or more Rentable Blocks. If Landlord fails to reject the Surrender Space described in the Partial Surrender Exercise Notice within ten (10) Business Days after its receipt of the Partial Surrender Exercise Notice, then Landlord shall be deemed to have approved such Surrender Space, or if Landlord rejects the Partial Surrender Exercise Notice as not being effective or if Landlord rejects the Surrender Space described in the Partial Surrender Exercise Notice within such ten (10) Business Day period, then such dispute shall be determined by arbitration in accordance with the provisions of Article 34 hereof, it being understood and agreed that (x) the only basis for Landlord’s rejection of the Surrender Space described in the Partial Surrender Exercise Notice is that Landlord has determined that either the Surrender Space in question or the balance of the space on the floor(s) on which the Surrender Space is located, or both does/do not each constitute one or more Rentable Blocks or Landlord has determined that proposed Surrender Space exceeds 31,661 RSF (or, if Tenant has exercised the 5th Floor Contraction Option, exceeds 24,894 RSF) RSF of contiguous space on the lowest floor(s) of the premises then demised to Tenant under this Sublease (which determinations shall be set forth in reasonable detail in Landlord’s notice of rejection, together with an alternative recommendation and, if applicable, whether a portion of the Surrender Space proposed by Tenant is acceptable to Landlord and describe such acceptable portion), (y) the only issues to be determined by such arbitration shall be whether Landlord’s rejection of the Partial Surrender Exercise Notice is effective based on the factors described in clause “(x),” and (z) until such dispute is resolved either by mutual agreement of Landlord and Tenant or pursuant to such arbitration the proposed Surrender Space shall remain a part of the premises demised under this Sublease. Notwithstanding the foregoing, in the event that a dispute is resolved through arbitration and the arbitrator’s decision favors the Tenant, then the parties shall adjust rent retroactively to the date of the original Partial Surrender Effective Date. Without extending the Partial Surrender Notice Date, prior to the giving of the Partial Surrender Exercise Notice, Tenant may submit to Landlord a reasonably detailed floor plan of the entire floor on which such proposed Surrender Space is located, indicating in reasonable detail the location of the proposed Surrender Space, and promptly after Tenant submits such floor plan Landlord shall either approve or reject such proposed Surrender Space. If Landlord approves such proposed Surrender Space and Tenant thereafter gives the Partial Surrender Exercise Notice in respect of the same Surrender Space, then Landlord’s approval of such Surrender Space shall be deemed given.

          (d) For the purposes of this Sublease, “Surrender Payment” shall mean an amount, to be calculated by Landlord, subject to verification by Tenant, equal to the sum of (i) three (3) months of the Base Rent for the Surrender Space on a per RSF basis, in effect as of the Partial Surrender Effective Date (without taking into account any abatements, credits or offsets pursuant to Articles 22, 23 or otherwise), (ii) the unamortized brokerage commissions paid by Landlord to the Broker applicable to the Surrender Space, (iii) the unamortized cost of the Base Tenant Allowance and, if applicable, the Additional 5th Floor Tenant Allowance applicable to the Surrender Space paid by Landlord to Tenant (in cash or as a rent credit), and (iv) the unamortized cost of the [***] applicable to the Surrender Space, all on a per RSF basis as of the Partial Surrender Effective Date, with amortization to be calculated over the initial Term of this Sublease using an agreed upon [***]% per annum interest factor. An example of the calculation of the Surrender Payment for a Surrender Space containing 25,000 RSF and a Partial Surrender Effective Date that occurs on the 5th anniversary of the Commencement Date is annexed as Exhibit S. Without extending the Partial Surrender Notice Date, promptly after Tenant’s request given to Landlord at any time after the date that is one hundred eighty (180) days following [***], Landlord shall notify Tenant of the amount of the Surrender Payment. Any dispute concerning the amount of the Surrender Payment shall be determined by arbitration in accordance with the provisions of Article 34. Until such dispute is resolved either by mutual agreement of Landlord and Tenant or pursuant to arbitration, Tenant shall pay the Surrender Payment as calculated by Landlord and if the dispute is resolved in favor of Tenant, then the parties shall adjust the Surrender Payment.
          (e) On the Partial Surrender Effective Date, all of Tenant’s rights, title and interest in and to the Surrender Space shall end, and Tenant’s subleasehold estate in the Surrender Space created by this Sublease shall terminate and expire, as if, with respect to the Surrender Space only, the Partial Surrender Effective Date were the Expiration Date.
          (f) On or before the Partial Surrender Effective Date, Tenant shall quit and surrender to Landlord the Surrender Space in the condition and in the manner provided in this Sublease for the surrender of the Premises to Landlord on the Expiration Date. The failure of Tenant to quit and surrender to Landlord the Surrender Space in the condition and in the manner provided in this Sublease for the surrender of the Demised Premises to Landlord on the Expiration Date on or before the Partial Surrender Effective Date shall be a default under this Sublease, entitling Landlord to exercise any or all of its rights and remedies hereunder, and available at law and in equity, other than terminating this Sublease with respect to the remaining portion of the Premises. In addition, Landlord may exercise any or all of Landlord’s rights and remedies under Section 24.02 of this Sublease as if, for the purposes of said Section 24.02, the Surrender Space were the Premises. Furthermore, for the purposes of said Section 24.02, the Base Rent and Additional Rent payable by Tenant during the last

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

year of the Term,” as applied to the Surrender Space, shall mean the amounts of the Base Rent and Additional Rent that would have been payable but for the surrender of the Surrender Space (i.e., the amounts by which the Base Rent and Additional Rent are being reduced pursuant to subsections (j)(ii) and (l) below).
          (g) If the Surrender Space is not an entire floor of the Building, then Landlord, at Tenant’s cost and expense, shall perform such Demising Work on the floor of the Building on which the Surrender Space is located, as may be reasonably required by Landlord. In such event, Tenant shall pay Landlord the costs and expenses reasonably incurred by Landlord to perform such Demising Work (including architect fees, permit fees and construction costs) within thirty (30) days after Landlord’s demand therefor accompanied by a reasonably detailed statement thereof. Any dispute concerning the performance of Demising Work or the cost thereof shall be determined by arbitration in accordance with the provisions of Article 34.
          (h) All of Landlord’s and Tenant’s obligations and liabilities under this Sublease with respect to the Surrender Space which accrue or arise or relate to matters occurring on or before the Partial Surrender Effective Date shall survive the Partial Surrender Effective Date. In addition, Tenant shall remain obligated to comply with all of the terms, covenants and conditions of this Sublease with respect to the Surrender Space on Tenant’s part to observe, perform and comply with, through and including the date (the “Surrender Date”) on which Tenant actually quits and surrenders to Landlord the Surrender Space in the condition and manner hereinbefore provided, and all of Tenant’s obligations and liabilities under this Sublease with respect to the Surrender Space which accrue or arise or relate to matters occurring on or before the Surrender Date shall survive the Surrender Date. Nothing contained in this Article shall be deemed to extend the Partial Surrender Effective Date or otherwise permit Tenant to hold-over its occupancy or possession of any portion of the Surrender Space beyond the Partial Surrender Effective Date.
          (i) Tenant hereby covenants, represents and warrants to Landlord that as of the Partial Surrender Effective Date the Surrender Space shall be free of all tenants, subtenants and other occupants and all leases and subleases, and there shall be no other persons or entities claiming, or who or which may claim, any rights of possession, occupancy or use of the Surrender Space or any portions thereof.
          (j) If Tenant gives the Partial Surrender Exercise Notice in the manner set forth in Section 42.04(a), then, subject to the provisions of Section 42.04(b) above:
               (i) Effective from and after the date next succeeding the Partial Surrender Effective Date, the terms “5th Floor Premises” (to the extent the Surrender Space comprises all or a portion of the 5th Floor Premises), “Office Space” and “Premises,” as such terms are used in this Sublease, shall exclude the Surrender Space, the floor plans set forth in the exhibits to this Sublease shall be deemed amended accordingly, and the RSF of the 5th Floor Premises (to the extent the

Surrender Space comprises all or a portion of the 5th Floor Premises), the Office Space and the Premises shall be reduced by the RSF of the Surrender Space;
               (ii) Effective from and after the date next succeeding the Partial Surrender Effective Date, the Base Rent payable by Tenant pursuant to Section 1.04(a) of this Sublease shall be decreased by Surrender Space Base Rent (as hereinafter defined); and
               (iii) Effective from and after the date next succeeding the Partial Surrender Effective Date, this Sublease shall be amended by decreasing the “Tenant’s Proportionate Share” by subtracting therefrom the fraction, expressed as a percentage, the numerator of which is [***] and the denominator of which is [***];
               (iv) Intentionally omitted;
               (v) The provisions of Section 16.13 hereof shall apply; and
               (vi) The provisions of Section 17.05(c) hereof shall apply.
          (k) If Tenant exercises the Partial Surrender Option, then neither the Renewal Option nor the ROFO Option shall be applicable to the Surrender Space (unless, with respect to the Renewal Option only, Tenant again leases the Surrender Space pursuant to any of the provisions of this Sublease (including Section 40.01 hereof) or by mutual agreement of Landlord and Tenant).
          (l) For the purposes of this Article, “Surrender Space Base Rent” means, during the First Rent Period, the product of $[***] per annum, multiplied by the RSF of the Surrender Space, and, during the Second Rent Period, the product of $[***] per annum, multiplied by the RSF of the Surrender Space.
ARTICLE 43
EXISTING SUPERIOR LEASE
     43.01 Landlord represents and warrants to Tenant that (a) a true, accurate and complete copy of the Existing Superior Lease is attached hereto as Exhibit T, (b) Landlord is the “Tenant” (as defined in the Existing Superior Lease) under the Existing Superior Lease, (c) as of the Effective Date, the Existing Superior Lease is in full force and effect, (d) as of the Effective Date, to the best of Landlord’s knowledge, Landlord is not in default in the payment of any rent or other sums due under the Existing Superior Lease, (e) as of the Effective Date, (A) Landlord has not received any notice of default under the Existing Superior Lease which remains uncured as of the Effective Date, and (B) to the best of Landlord’s knowledge, the Existing Lessor is not in default thereunder, (f) Landlord has recorded a memorandum of the Existing Superior

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Lease, and (g) Landlord has a recorded subordination, non-disturbance and attornment agreement with the fee mortgagee (or its predecessor-in-interest), except with respect to the Third Amendment of the Existing Superior Lease, Landlord hereby agreeing to request an amendment to the existing subordination, non-disturbance and attornment agreement with the existing fee mortgagee and, if same is received by Landlord, to use commercially reasonable efforts to have same recorded.
     43.02 Landlord shall not voluntarily terminate the Existing Superior Lease, in whole or in part with respect to any space in the Building that Tenant subleases or has a right to sublease pursuant to this Sublease, except as permitted under this Sublease or the Existing Superior Lease in the event of casualty or condemnation. Landlord agrees not to amend the Existing Superior Lease, or consent to any amendment thereof (except for any amendment that is required by the terms of the Existing Superior Lease as of the effective date of the Third Amendment of the Existing Superior Lease), in any manner that will, except to a de minimis extent, increase the obligations of Tenant under this Sublease or diminish the rights of Tenant under this Sublease or otherwise adversely affect Tenant or that conflicts with the express provisions of this Sublease. Landlord shall endeavor to provide Tenant with a copy of any amendment of the Existing Superior Lease both prior to and after execution thereof by Landlord (in such event, Landlord may redact confidential financial and other terms from any such copy of the amendment provided to Tenant which redacted provisions do not affect Tenant). Attached hereto as part of Exhibit T is the Third Amendment to the Existing Superior Lease.
     43.03 Landlord shall make all payments and perform all of its obligations under the Existing Superior Lease as and when such payment and performance is due and shall not cause a default thereunder that adversely affects Tenant’s rights under this Sublease or its business operation in the Premises. Landlord shall, in good faith, use commercially reasonable efforts to (i) cause Existing Lessor to perform all of its obligations under the Existing Superior Lease as and when such performance is due if the failure to perform such obligations will adversely affect Tenant’s rights under this Sublease or its business operation in the Premises and (ii) obtain Existing Lessor’s consent or approval whenever required by the Existing Superior Lease (unless Existing Lessor declines as may be permitted pursuant to the Existing Superior Lease).
     43.04 In the event Existing Lessor’s cooperation is necessary in connection with Tenant’s obtaining any permits or otherwise completing any Alteration, occupying the Premises or conducting Tenant’s business in the Premises, Landlord shall use commercially reasonable efforts to cause Existing Lessor to so cooperate.
     43.05 (a) Landlord and Tenant acknowledge and agree that pursuant to Section 34.1(d) of the Existing Superior Lease, if Landlord, as the tenant under the Existing Superior Lease, exercises its right under the Existing Superior Lease to extend the term thereof for less than all of the Building, the Existing Superior Lease requires an amendment to the Existing Superior Lease (a “Multi-Tenant Amendment” ), as more particularly provided in said Section 34.1(d), including an amendment that reflects a multi-tenanted building as provided in Exhibit I to the Existing Superior Lease, and that if Landlord exercises its right under the Existing Superior Lease to extend the term thereof for less than all of the Building, Landlord may not, during the Renewal Term, if any, have the right or ability to control certain aspects of the operation and management of the Building or the Real Property (including matters relating to services to be provided to Tenant and the Renewal Premises, work that may be performed outside of the Renewal Premises, and repair, restoration and maintenance obligations to the Renewal Premises and the Building). If Landlord exercises its right under the Existing Superior Lease to extend the term thereof for less than all of the Building, Landlord shall permit Tenant, at its sole cost and expense, (i) to participate in the negotiation of the Multi-Tenant Amendment with the Existing Lessor or its representatives with respect to those matters of the Multi-Tenant Amendment that would likely affect Tenant’s use and occupancy of the Renewal Premises, including matters relating to services, work that may be performed outside of the Renewal Premises, and repair, restoration and maintenance obligations (to the extent such matters are not addressed in the Third Amendment of the Existing Superior Lease), and (ii) if there is a dispute between the Existing Lessor and Landlord with respect to said Exhibit I, to participate in the arbitration of such dispute, in accordance with, and subject to, the applicable provisions of the Existing Superior Lease. Without affecting Tenant’s rights under Section 43.06 below, it shall not be a default by Landlord under this Sublease if Landlord cannot perform an obligation under this Sublease by virtue of the Building becoming a multi-tenanted Building and being controlled, operated and managed by the Existing Lessor. Nothing set forth in this Section 43.05 or in the Multi-Tenant Amendment shall relieve Landlord of its obligation to enforce the provisions of the Existing Superior Lease on behalf of Tenant as provided herein.
          (b) If the Renewal Premises constitutes a majority of the RSF being renewed pursuant to the Existing Superior Lease and the balance of the RSF being renewed pursuant to the Existing Superior Lease is less than the equivalent of two (2) entire Base Floors, then Landlord shall not agree to the Multi-Tenant Amendment without Tenant’s prior written approval, which approval shall not be unreasonably withheld, conditioned of delayed, and if Tenant does not approve the proposed Multi-Tenant Amendment, Landlord shall arbitrate same, with Tenant’s participation, in accordance with, and subject to, the applicable provisions of the Existing Superior Lease. Also if the Renewal Premises constitutes a majority of the RSF being renewed pursuant to the Existing Superior Lease and the balance of the RSF being renewed pursuant to the Existing Superior Lease is less than the equivalent of two (2) entire Base Floors, Landlord shall not reach any settlement of the matters being arbitrated without Tenant’s prior written approval, which approval shall not be unreasonably withheld, conditioned of delayed, it being understood and agreed that with respect to any matters that Landlord, as the tenant under the Existing Superior Lease, is not permitted to dispute, Tenant, in both the negotiation of the Multi-Tenant Amendment and in such arbitration, shall have no right of approval and no right to dispute.
     43.06 If Existing Lessor shall default in any of its obligations to Landlord with respect to the Premises, which default actually adversely affects Tenant’s ability to conduct its business operations within the Premises or otherwise adversely affect Tenant’s enjoyment the Premises and the appurtenances demised to Tenant hereunder (an “Existing Lessor Default”), and Landlord seeks to enforce its rights against Existing Lessor regarding such Existing Lessor Default, then Landlord shall inform Tenant thereof and keep Tenant reasonably apprised of such enforcement. In no event shall Landlord have any obligation to bring any action or proceeding or to take any steps to enforce Landlord’s rights against Existing Lessor. If, however, within ten (10) Business Days after receiving written request from Tenant of an Existing Lessor Default, Landlord shall fail or refuse to (a) take appropriate action as determined in Landlord’s reasonable discretion for the enforcement of Landlord’s rights against Existing Lessor in respect of such Existing Lessor Default within a reasonable period of time considering the nature of such Existing Lessor Default, or (b) provide to Tenant a reasonable good-faith explanation for why Landlord does not believe the enforcement of such rights against Existing Lessor would be an appropriate course of action, Tenant shall then have the right to take such action in Tenant’s own name, and for that purpose and only to such extent all of the rights of Landlord under the Existing Superior Lease hereby are conferred upon and assigned to Tenant, and Tenant is subrogated hereby to such rights to the extent that the same shall apply to the Premises. Tenant hereby agrees that Tenant shall indemnify and hold Landlord harmless from and against all liability, loss, damage or expense, including, without limitation, reasonable attorney’s fees and expenses, which Landlord shall suffer or incur by reason of any action taken by Tenant against Existing Lessor under this Section 43.06 other than Landlord’s fees to monitor or participate in such litigation. If any such action against Existing Lessor in Tenant’s name shall be barred by reason of lack of privity, nonassignability or otherwise, Tenant may take such action in Landlord’s name provided Tenant has obtained the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, and provided that Tenant is identified to the maximum extent possible in any pleadings as the real party in interest and Tenant hereby agrees, that Tenant shall indemnify and hold Landlord harmless from and against all liability, loss, damage or expense, including, without limitation, reasonable attorneys’ fees and expenses, which Landlord shall suffer or incur by reason of any action taken by Tenant against Existing Lessor under this Section 43.06. Landlord agrees, without cost to Landlord, to cooperate with Tenant in any reasonable manner requested by Tenant in connection with an action or proceeding by Tenant against Existing Superior Lease in respect of the Premises.
     43.07 Notwithstanding anything contained in this Sublease to the contrary, with respect to all provisions of the Third Amendment of the Existing Superior Lease which give to Tenant certain rights and benefits during the Renewal Term and impose upon Landlord any obligations, including payment and indemnification obligations, with respect to such rights and/or benefits, Tenant shall observe, perform and comply with the obligations in question. including, but not limited to, with regard to the “Equipment” (as defined in Section 8 of the Third Amendment of the Existing Superior Lease) and the “Building Fuel Tanks” (as defined in Section 9(e) of the Third Amendment of the Existing Superior Lease). To the extent the Existing Lessor will accept payment or performance of such obligations directly from Tenant, Tenant shall make the payment in question or perform the obligation in question directly to the Existing Lessor, otherwise Tenant shall reimburse Landlord for the payment or performance in question to the extent such obligations are or were those of Tenant. Any right, benefit or obligation relating to Landlord’s occupancy (or any sublessee or licensee of Landlord) shall remain Landlord’s right, benefit or obligation. For the purposes of clarification, provisions of the Third Amendment of the Existing Superior Lease which give to Tenant certain rights and benefits shall include provisions that give Landlord such rights in the proportion to which such rights are passed through to Tenant under this Sublease, and the obligations under the Third Amendment of the Existing Superior Lease, which, pursuant to this Section, are Tenant’s obligation to observe, perform or comply with, shall include obligations that are, pursuant to the Third Amendment of the Existing Superior Lease, the joint and/or several obligation of Landlord and Tenant or only the Landlord’s obligation thereunder.
ARTICLE 44
RIGHT OF FIRST OFFER
     44.01 Exercise of Right. If at any time prior to the last 36 months of the Term (as the same may be extended) all or any portion of the rentable area of any space on floors 3 through 9 that is contiguous to a floor or space that Tenant then subleases and that is not subject to this Sublease (each such space being hereinafter referred to as an “ROFO Space”) is, or Landlord reasonably believes the same is to become, Available (as hereinafter defined) and Landlord proposes to lease such ROFO Space, Landlord shall deliver notice thereof to Tenant (an “ROFO Notice”) setting forth a description of the ROFO Space in question, the rentable square footage of such ROFO Space, Landlord’s determination of the ROFO Space Fair Market Value (as hereinafter defined) for such ROFO Space (subject to Section 44.07 if the Acceptance Notice is given during the first 18 months of the Term) and the date Landlord reasonably anticipates that such ROFO Space will become Available (the “Anticipated ROFO Space Commencement Date”). The Anticipated ROFO Space Commencement Date set forth in the ROFO Notice shall not be more than twelve (12) months and not less than three (3) months after the date of the ROFO Notice if the ROFO Space is less than 50,000 RSF. The Anticipated ROFO Space Commencement Date set forth in the ROFO Notice shall not be more than two (2) years and not less than six (6) months after the date of the ROFO Notice if the ROFO Space is 50,000 RSF or more. Provided that all of the conditions precedent set forth in this Article 44 are satisfied by Tenant, Tenant shall have the option (an “ROFO Option”), exercisable by Tenant delivering irrevocable notice to Landlord (an “Acceptance Notice”) to lease the ROFO Space described in the related ROFO Notice upon the terms and conditions set forth in this Article 44. If Tenant elects to accept, Tenant shall deliver the Acceptance Notice to Landlord within ten (10) Business Days after Tenant receives the ROFO Notice if the ROFO Space is less than 50,000 RSF and shall deliver the Acceptance Notice to Landlord within thirty (30) days after Tenant receives the ROFO Notice if the ROFO Space is 50,000 RSF or more. Notwithstanding the foregoing, if a tenant in ROFO Space defaults under its lease and vacates, thereby giving Landlord unanticipated ROFO Space, then the Anticipated ROFO Space Commencement Date, as designated by Landlord, shall not be less than ninety (90) days after the date of the ROFO Notice and, if Tenant elects to exercise its option, Tenant shall deliver the Acceptance Notice to Landlord within thirty (30) days after Tenant receives the ROFO Notice. A ROFO Option may be exercised only with respect to all of the ROFO Space that is the subject of an applicable ROFO Notice. If Tenant fails to timely give an Acceptance Notice with respect to any ROFO Space, Tenant shall be deemed to have rejected Landlord’s offer to lease the applicable ROFO Space and Landlord shall have no further obligation and Tenant shall have no further rights for a period of one year thereafter with respect to that particular ROFO Space during the Term.
     44.02 Definitions.
          (a) “Available” shall mean that at the time in question (i) no person or entity leases or occupies the ROFO Space that is the subject of a ROFO Notice, whether pursuant to a lease or other agreement, and (ii) no person or entity holds any option or right to lease or occupy such ROFO Space, or to renew its lease or right of occupancy thereof. So long as a tenant or other occupant leases or occupies a portion of the applicable ROFO Space, Landlord shall be free to extend any such tenancy or occupancy, whether or not pursuant to a lease or other agreement, and such space shall not be deemed to be Available. In no event shall Landlord be liable to Tenant for any failure by any then existing tenant or occupant to vacate any of the ROFO Space, subject to Section 44.05 below. From and after the date hereof, Landlord shall not grant any rights to any tenant or other occupant of the Building with respect to any ROFO Space unless such rights are subordinate to the rights granted Tenant hereunder, except to tenants and other occupants leasing or occupying the applicable ROFO Space as of the date hereof or to new tenants or occupants of a portion of the ROFO Space after Landlord shall have duly offered such portion of the ROFO Space to Tenant pursuant to this Article 44. The ROFO Option shall not apply to (i) the portion of the 5th floor of the Building (such portion, the “WN Space” ) to be leased (or subleased) to Gannaway Web Holdings LLC (d/b/a WorldNow) (or its successors, assigns, affiliates or subsidiaries), including all extensions and renewals of such lease (or sublease), until such time as the WN Space next becomes free of occupancy and rights of occupancy by Gannaway Web Holdings LLC (d/b/a WorldNow) (and its successors, assigns, affiliates and subsidiaries), (ii) any space to be used as relocation space for Gannaway Web Holdings LLC (d/b/a WorldNow) (or its successors, assigns, affiliates or subsidiaries) or any other tenant or other occupant of the Building (including all extensions and renewals of the term of the lease (or sublease) for such relocated space), where such relocation is occurring to allow Landlord to deliver to Tenant any Expansion Space, Supplemental Space or Additional Space pursuant to the provisions of Section 42.02, Article 47 or Article 48 hereof (such relocation space for Gannaway Web Holdings LLC (d/b/a WorldNow) (or its successors, assigns, affiliates or subsidiaries) being herein referred to as the “WorldNow Relocation Space” ), until such time as the relocation space in question next becomes free of occupancy and rights of occupancy by Gannaway Web Holdings LLC (d/b/a WorldNow) (and its successors, assigns, affiliates and subsidiaries) and by such other relocated tenant or other occupant of the Building (and such other relocated tenant’s or other occupant’s successors, assigns, affiliates and subsidiaries), as the case may be, or (iii) any space being used or to be used by Landlord or any of its affiliates. The ROFO Option shall not apply to the first letting of each portion of the Contraction Space or the 5th Floor Contraction Space after the exercise of the Contraction Option or the 5th Floor Contraction Option, respectively (or to any renewals or extensions of such lettings, regardless of whether such renewals or extensions are pursuant to options or rights granted to the tenants thereof) and the ROFO Option shall not apply to any letting of any portion of the Surrender Space after the exercise of the Partial Surrender Option.
          (b) “ROFO Space Fair Market Value,” with respect to each ROFO Space, shall mean the fair market annual rental value of such ROFO Space at the commencement of the leasing of such ROFO Space for a term commencing on the applicable ROFO Space Commencement Date (as hereinafter defined) and ending on the Expiration Date, as determined by Landlord based on comparable space in the Building and other Class A office buildings located in Long Island City, Queens, New York, including all of Landlord’s services provided for in this Sublease and with (i) such ROFO Space considered as vacant and in the “as is” condition which same shall be in on the applicable ROFO Space Commencement Date, (ii) the Base Tax Year being the Tax Year in which the applicable ROFO Space Commencement Date occurs (subject to the provisions of Section 44.07) and (iii) the Base Expense Year being the Comparison Year in which the applicable ROFO Space Commencement Date occurs (subject to the provisions of Section 44.07). The calculation of ROFO Space Fair Market Value shall also take into account any other relevant factors.
     44.03 Conditions to Exercise. Tenant shall have no right to exercise a ROFO Option unless all of the following conditions have been satisfied on the date the applicable Acceptance Notice is delivered to Landlord:
          (a) No Event of Default shall have occurred and be continuing; and
          (b) The tenant named herein (i.e., JetBlue Airways Corporation) shall not have assigned this Sublease except to a JetBlue Tenant and JetBlue Tenant(s) shall be in occupancy of at least 90,000 RSF of the Premises.
     44.04 Incorporation of ROFO Space. Effective as of the date on which Landlord delivers vacant possession of a ROFO Space to Tenant (with respect to each such ROFO Space, the “ROFO Space Commencement Date”):
          (a) Base Rent for such ROFO Space shall be the ROFO Space Fair Market Value as determined in accordance with this Article 44, subject to the provisions of Section 44.07.
          (b) Tenant shall pay Tenant’s Tax Payment and Tenant’s Operating Payment with respect to such ROFO Space in accordance with the provisions of Article 5, except that (i) the Base Tax Year shall be the Tax Year in which the applicable ROFO Space Commencement Date occurs (subject to Section 44.07 if the

Acceptance Notice is given in the first 18 months of the Term), (ii) the Base Expense Year shall be the Expense Year in which the applicable ROFO Space Commencement Date occurs (subject to Section 44.07 if the Acceptance Notice is given in the first 18 months of the Term), and (iii) the RSF of the Premises shall be increased by the rentable square footage of such ROFO Space set forth in the applicable ROFO Notice, and such RSF and the related Tenant’s Proportionate Share shall be determined in the same manner as the RSF for the Premises initially subleased hereunder and Tenant’s Proportionate Share were determined;
          (c) The RSF of the ROFO Space shall be as set forth in the applicable ROFO Notice (which the parties agree shall be the rentable square footage of such ROFO Space for all purposes of this Sublease) provided that such RSF was determined in the same manner as the RSF for the Premises initially subleased hereunder was determined) and Tenant’s Proportionate Share shall be appropriately adjusted;
          (d) Except as provided in subsections (h) and (i) below, the applicable ROFO Space shall be delivered in its “as is” condition, and Landlord shall not be obligated to perform any work with respect thereto or make any contribution to Tenant to prepare such ROFO Space for Tenant’s occupancy;
          (e) Intentionally Deleted; and
          (f) The applicable ROFO Space shall be added to and be deemed to be a part of the Premises for all purposes of this Sublease (except as otherwise provided in this Section 44).
          (g) If Tenant shall not lease the entirety of a floor of the Building, then upon the exercise of a ROFO Option and if Tenant shall thereafter lease the remainder of such floor hereunder, the Premises shall, from and after Tenant’s leasing of the remainder of such floor, include the common corridors and lavatories on such floor (except for the 8th floor);
          (h) Landlord to perform the applicable Demising Work; and
          (i) The provisions of Section 17.05(c) hereof shall apply.
     44.05 Possession. Except as otherwise expressly provided in this Section 44.05, in no event shall Landlord be obligated to incur any fee, cost, expense or obligation, nor to prosecute any legal action or proceeding, in connection with the delivery of any ROFO Space to Tenant nor shall Tenant’s obligations under this Sublease with respect to the Premises or such ROFO Space be affected thereby. Landlord shall not be subject to any liability and this Sublease shall not be impaired if Landlord shall be unable to deliver possession of any ROFO Space to Tenant on any particular date. Landlord agrees that it shall not waive any rights it may have against any person or entity holding over in the ROFO Space, without any obligation to enforce any such rights. In the event that any then existing tenant or occupant fails to vacate any of the ROFO Space that is the subject of an Acceptance Notice on or before the Anticipated ROFO Space Commencement Date and such failure shall continue for more than thirty (30) days thereafter, then Landlord agrees to use commercially reasonable efforts to cause such existing tenant or occupant to vacate the ROFO Space in question including the institution and prosecution of appropriate eviction proceedings. In the event that Landlord fails to deliver possession of any ROFO Space that is the subject of an Acceptance Notice within six (6) months following the Anticipated ROFO Space Commencement Date, then Tenant shall have the right to terminate its Acceptance Notice with respect to such ROFO Space by giving Landlord thirty (30) days written notice thereof, which termination notice must be given prior to the date upon which Landlord delivers possession of such ROFO Space to Tenant; provided, however, if Landlord shall deliver possession of such ROFO Space to Tenant on or before the expiration of such thirty (30) day period, then Tenant’s termination of its Acceptance Notice shall be null and void and of no force or effect whatsoever.
     44.06 Arbitration. If Tenant disputes Landlord’s determination of the ROFO Space Fair Market Value for any ROFO Space pursuant to Section 44.01, Tenant shall give notice to Landlord of such dispute within thirty (30) days after delivery of the ROFO Notice, and such dispute shall be determined by arbitration in accordance with the then prevailing Expedited Procedures of the Arbitration Rules for the Real Estate Industry of the American Arbitration Association or its successor for arbitration of commercial disputes, except that the rules shall be modified as follows:
          (a) In its demand for arbitration Tenant shall specify the name and address of the person to act as the arbitrator on Tenant’s behalf. The arbitrator shall be a real estate broker with at least 10 years full-time commercial brokerage experience who is familiar with the fair market value of first-class office space in the vicinity of the Building. Failure on the part of Tenant to make the timely demand for such arbitration shall constitute a waiver of the right thereto and the Base Rent in respect of the ROFO Space in question shall be as set forth in the ROFO Notice applicable thereto. Within 10 Business Days after the service of the demand for arbitration, Landlord shall give notice to Tenant specifying the name and address of the person designated by Landlord to act as arbitrator on its behalf, which arbitrator shall be similarly qualified. If Landlord fails to notify Tenant of the appointment of its arbitrator within such 10 Business Day period, and such failure continues for 3 Business Days after Tenant delivers a second notice to Landlord, then the arbitrator appointed by Tenant shall be the arbitrator to determine the ROFO Space Fair Market Value for the ROFO Space in question.
          (b) If two arbitrators are chosen pursuant to Section 44.06(a), the arbitrators so chosen shall meet within 10 Business Days after the second arbitrator is appointed and shall seek to reach agreement on the ROFO Fair Market Value of the applicable ROFO Space. If within 20 Business Days after the second arbitrator is appointed the two arbitrators are unable to reach agreement on such ROFO Space Fair Market Value then the two arbitrators shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators pursuant to Section 44.06(a). If they are unable to agree upon such appointment within 5 Business Days after expiration of such 20 Business Day period, the third arbitrator shall be selected by the parties themselves. If the parties do not agree on the third arbitrator within 5 Business Days after expiration of the foregoing 5 Business Day period, then either party, on behalf of both, may request appointment of such a qualified person by the then president of the Real Estate Board of New York. The third arbitrator shall decide the dispute, if it has not been previously resolved, by following the procedures set forth in Section 44.06(c). Each party shall pay the fees and expenses of its respective arbitrator and both shall share the fees and expenses of the third arbitrator. Attorneys’ fees and expenses of counsel and of witnesses for the respective parties shall be paid by the respective party engaging such counsel or calling such witnesses.
          (c) The ROFO Space Fair Market Value of the applicable ROFO Space shall be fixed by the third arbitrator in accordance with the following procedures. Concurrently with the appointment of the third arbitrator, each of the arbitrators selected by the parties shall state, in writing, his or her determination of the ROFO Space Fair Market Value in respect of the applicable ROFO Space supported by the reasons therefor. The third arbitrator shall have the right to consult experts and competent authorities for factual information or evidence pertaining to a determination of such ROFO Space Fair Market Value, but any such determination shall be made in the presence of both parties with full right on their part to cross-examine. The third arbitrator shall conduct such hearings and investigations as he or she deem appropriate and shall, within 30 days after being appointed, select which of the two proposed determinations most closely approximates his or her determination of such ROFO Space Fair Market Value. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed determinations. The determination the third arbitrator chooses as that most closely approximating his or her determination of the ROFO Space Fair Market Value in respect of the applicable ROFO Space shall constitute his or her decision and shall be final and binding upon the parties. The third arbitrator shall render the decision in writing with counterpart copies to each party. The third arbitrator shall have no power to add to or modify the provisions of this Sublease. Promptly following receipt of the third arbitrator’s decision, the parties shall enter into an amendment to this Sublease evidencing the ROFO of the Premises and confirming the Base Rent for the ROFO Space in question, but the failure of the parties to do so shall not affect the effectiveness of the third arbitrator’s determination.
          (d) In the event of a failure, refusal or inability of any arbitrator to act, his or her successor shall be appointed by him or her, but in the case of the third arbitrator, his or her successor shall be appointed in the same manner as that set forth herein with respect to the appointment of the original third arbitrator.
     44.07 Agreement of Terms. Notwithstanding the foregoing provisions of this Article 44 to the contrary: (i) if the Acceptance Notice is given in the first 18 months of the Term, then the Base Rent, Additional Rent, Base Expense Year and the Base Tax

Year shall be the same as provided in this Sublease for the initial Premises, the [***] shall be applicable to the ROFO Space on a prorated basis taking into account the later commencement date with respect to the ROFO Space and the Base Tenant Allowance shall be prorated based on the then unexpired Term (it being understood and agreed that there shall be no Additional 5th Floor Tenant Allowance or Supplemental Tenant Allowance applicable to any ROFO Space); (ii) the ROFO Option shall not apply to the Renewal Term except if Tenant exercises its Renewal Option prior to the last three (3) years of the initial Term, in which case the ROFO Option may be exercised in all but the last three (3) years of the Renewal Term (with the understanding that during the Renewal Term the ROFO Option shall only apply to space that Landlord is then leasing under the Existing Superior Lease; and (iii) in accordance with Article 40 hereof, the Base Rent and Additional Rent payable for any ROFO Space during the Renewal Term shall be equal to the Base Rent and Additional Rent applicable to the ROFO Space, on a per RSF basis, payable under the Existing Superior Lease for the Renewal Term. Landlord and Tenant, at either party’s request, shall promptly execute and exchange an appropriate agreement evidencing the leasing of each ROFO Space and the terms thereof in a form reasonably satisfactory to both parties, but no such agreement shall be necessary in order to make the provisions hereof effective. It shall be an Event of Default if any portion of ROFO Space is subleased during the one (1) year period commencing on the corresponding ROFO Space Commencement Date.
ARTICLE 45
SIGNAGE; SECURITY DESK
     45.01 For the purposes of this Article, “Signage Requirements” means that (a) this Sublease is then in full force and effect, (b) the Named Tenant or another JetBlue Tenant is the Tenant under this Sublease, and (c) the premises demised under this Sublease consists of not less than 22,361 RSF of the Building above the ground floor, and the Named Tenant or another JetBlue Tenant is using and occupying not less than 22,361 RSF of the Building above the ground floor, in accordance with, and subject to, the applicable provisions of this Sublease, provided, however, that the requirement set forth in this clause “(c)” shall not apply to the Tenant’s right, pursuant to Section 45.03 hereof, to install the Rooftop Sign or Rooftop Sign Supports. For the purposes of satisfying the Signage Requirements, the premises demised under this Sublease shall not include any portion of the Storage Space.
     45.02 (a) For as long as all of the Signage Requirements remain satisfied, Tenant, at Tenant’s sole cost and expense, may, from and after the Commencement Date, through the end of the initial Term (subject to Tenant’s rights under the Third Amendment of the Existing Superior Lease during the Renewal Term, if any, with respect to the matters set forth in this Section 45.02), (x) station, from time to time, one individual (who is either an employee of Tenant or an independent contractor engaged by Tenant) at the Building security desk located at each of the Queens Plaza North and

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

27th Street Building lobbies (each such Building security desk being herein referred to as a “Building Security Desk,” and collectively, as the “Building Security Desks”), at such location at the Building Security Desks as reasonably designated from time to time by Landlord, to greet and/or sign in Tenant’s employees and guests and (y) install (in accordance with, and subject to, the applicable provisions of this Sublease) and operate during the initial Term (subject to Tenant’s rights under the Third Amendment of the Existing Superior Lease during the Renewal Term, if any, with respect to the matters set forth in this Section 45.02) a JetBlue entry badge reader on one (1) existing turnstile in each of the two (2) ground floor lobbies of the Building, together with identification signage on such existing turnstiles, it being understood and agreed that the turnstiles on which Tenant installs such badge reader shall be for the non-exclusive use of Tenant’s employees. In addition, Tenant, at Tenant’s sole cost and expense, may, subject to, and to the extent permitted by, all applicable Requirements, and subject to the reasonable rules and regulations of Landlord, at its sole cost and expense, provide its own security to the Premises, provided that, except for the individuals stationed by Tenant at the Building Security Desks, all security personnel operate within the Premises only.
          (b) The individuals stationed by Tenant at the Building Security Desks (such individuals, together with such other security personnel provided by Tenant, being herein referred to as “Tenant’s Security Personnel”) shall at all times (i) comply with all applicable Requirements and all reasonable rules and regulations established from time to time by Landlord, (ii) be neatly attired and otherwise behave in a manner consistent with the operation of a first-class office building, (iii) not interfere with the operation or management of the Building, including the performance by the security personnel of Landlord or Landlord’s managing agent stationed at the Building Security Desks, and (iv) not direct the activities of anyone or anything not directly related to access to and from the Premises, it being understood and agreed that duties of Tenant’s Security Personnel shall be subject to Tenant’s obligations and Landlord’s rights and remedies under this Sublease, at law and in equity, and that in the event of a conflict between the instructions, directives or orders of Tenant’s Security Personnel and the instructions, directives or orders of Landlord’s employees, agents or other representatives, the instructions, directives or orders of Landlord’s employees, agents or other representatives shall control. The security personnel stationed by Landlord at the Building Security Desks shall meet the requirements set forth in clauses (i) and (ii) above.
     45.03 (a) For as long as all of the Signage Requirements remain satisfied, Tenant, at Tenant’s sole cost and expense (except as otherwise expressly provided in this Section 45.03), may install (and replace from time to time), in accordance with, and subject to, Article 13 and the other applicable provisions of this Sublease, but only to the extent permitted by the Existing Superior Lease, including limitations set forth in the Existing Superior Lease as to the number of Tenant’s Signs (or consented to in writing by the Existing Lessor) and applicable Legal Requirements, and maintain during the initial Term (subject to Tenant’s rights under the Third Amendment of the Existing Superior Lease during the Renewal Term, if any, with respect to the matters set forth in this Section 45.03) the following signs, it being understood and agreed that, except for the Rooftop Sign and the Rooftop Sign Supports, no Tenant’s Sign shall be installed prior to the Commencement Date, unless Landlord otherwise expressly agrees in writing after the Effective Date:
               (i) Two (2) or more Signs (collectively, the “Lobby Signs”) approved by Landlord (which approval shall not be unreasonably withheld or delayed), one or more of which is to be installed in a portion of the East wall of the ground floor/Queens Plaza lobby of the Building indicated on Exhibit W hereto, Landlord hereby approving the Lobby Signs described in said Exhibit W or Lobby Signs substantially similar to the Lobby Signs described in said Exhibit W and one of which is to be installed on a portion of the North wall of the ground floor/Queens Plaza lobby of the Building as indicated on Exhibit W, it being understood and agreed that the Lobby Sign on said North wall may not be the only Sign on said North wall;
               (ii) One (1) Sign (the “Interior Lobby Sign”) approved by Landlord (which approval shall not be unreasonably withheld or delayed), to be installed on the wall in the ground floor/27th Street lobby of the Building indicated on Exhibit X hereto, Landlord hereby approving the Interior Lobby Sign described in said Exhibit X or an Interior Lobby Sign substantially similar to the Interior Lobby Sign described in said Exhibit X;
               (iii) one (1) Sign (the “Rooftop Sign”) approved by Landlord (which approval shall not be unreasonably withheld or delayed), to be installed on the roof of the Building in the Rooftop Sign Area, together with related equipment, mountings, support structures and associated lines, wiring and cabling (collectively, the “Rooftop Sign Supports”), Landlord hereby approving of the Rooftop Sign described in Exhibit Y, as selected by Tenant, subject to such revisions that are required by the applicable Governmental Authorities and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed;
               (iv) a total of four (4) plaques (each, a “Building Entry Plaque”) approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), to be installed on the exterior façade of the Building to the left and to the right of Building’s main entrance on Queens Plaza and the Building’s entrance on 27th Street, in all cases in the location of (and replacement for) the existing Building entry plaques (or in such other locations as reasonably designated by Landlord in consultation with Tenant), Landlord hereby approving the Building Entry Plaques described in Exhibit Z or Building Entry Plaques substantially similar to the Building Entry Plaques described in said Exhibit Z, it being understood and agreed that Landlord may require the Building Entry Plaques to be designed and installed as modifications or replacements of existing plaques and that the Building Entry Plaques may include the name and/or logo of any of the tenants of the Building whose name and/or logo is, on the Effective Date, included in an existing building entry plaque, as well as the name and/or logo of one (1) or more other tenants or other occupants of the Building from time to time that are leasing or occupying at least 92,000 RSF. Promptly after notice from Tenant to Landlord, but in no event prior to the Commencement Date, Landlord shall have the Building Entry Plaques fabricated and installed, and Tenant shall reimburse Landlord, as Additional Rent, fifty (50%) percent of the reasonable and actual out-of-pocket third-party costs paid by Landlord to fabricate and install the Building Entry Plaques within thirty (30) days after Landlord’s request therefor, which request shall be accompanied by a reasonably detailed description of the work in question and reasonable evidence supporting the costs thereof actually paid by Landlord therefor;
               (v) two (2) plaques (each, a “Directional Plaque”) approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), to be installed on the exterior façade of the Building, one (1) on the 28th Street/Queens Plaza corner of the Building and one (1) on the 27th Street/Queens Plaza corner of the Building, in both cases in the location of (and replacement for) the existing Building directional plaques (or in such other locations as reasonably designated by Landlord in consultation with Tenant), Landlord hereby approving the Directional Plaques described in Exhibit AA hereto or a Directional Plaque substantially similar to the Directional Plaques described in said Exhibit AA, it being understood and agreed that Landlord may require the Directional Plaques to be designed and installed as modifications or replacements of existing plaques and that the Directional Plaques may include the name and/or logo of any of the tenants of the Building whose name and/or logo is, on the Effective Date, included in an existing directional plaque, as well as the name and/or logo of one (1) or more other tenants or other occupants of the Building from time to time that are leasing or occupying at least 92,000 RSF. Promptly after notice from Tenant to Landlord, but in no event prior to the Commencement Date, Landlord shall have the Directional Plaques fabricated and installed, and Tenant shall reimburse Landlord, as Additional Rent, fifty (50%) percent of the reasonable and actual out-of-pocket third-party costs paid by Landlord to fabricate and install the Directional Plaques within thirty (30) days after Landlord’s request therefor, which request shall be accompanied by a reasonably detailed description of the work in question and reasonable evidence supporting the costs thereof actually paid by Landlord therefor; and
               (vi) one (1) plaque, image or perforated film (the “Exterior Façade Sign”) approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), to be installed on the exterior façade of the Building above the entrance door to the Queens Plaza lobby of the Building, in a location reasonably designated by Landlord in consultation with Tenant, Landlord hereby approving the Exterior Façade Sign described in Exhibit BB or a Exterior Façade Sign substantially similar to the Exterior Façade Sign described in said Exhibit BB, it being understood and agreed that the Exterior Façade Sign shall be permitted only for as long as the Rooftop Sign is not permitted by the Governmental Authorities having jurisdiction over the Rooftop Sign and no Rooftop Sign or other Sign in the Rooftop Sign Area is actually being maintained by or on behalf of Tenant or any other Tenant Party, and it being further understood and agreed that during the initial Term (for so long as the Signage Requirements (without taking into account the Rooftop Sign and Rooftop Sign

Supports exception) are satisfied), Landlord shall not permit any other tenant or other occupant to install a sign on the exterior façade of the Building above the entrance door to the Queens Plaza lobby of the Building, other than as may be required by applicable Requirements. The Exterior Façade Sign shall not reduce the level of natural light admitted to the Queens Plaza lobby through the window above the entrance door except to a de minimis extent; and
               (vii) At all times during the Term, in the event that Landlord has plaques, signs, displays or other branding in common areas within the Building, including in the space devoted to Building Amenities, excluding the walls on which the Lobby Signs are located, the wall on which the Interior Lobby Sign is located and excluding any exterior signs on roofs (it being intended that the Rooftop Sign is the sole exterior sign on or near a roof of the Building), there shall be parity in terms of the number, size and visibility of such plaques, signs, displays or other branding between or among Tenant, Landlord and any other tenants that have rented the same or greater RSF of space in the Building who are granted the right to install plaques, signs, displays or other branding.
          (b) The Lobby Signs, the Interior Lobby Sign, the Rooftop Sign, the Building Entry Plaques, the Directional Plaque, and the Exterior Façade Sign (collectively, “Tenant’s Signs”) may only contain the name and/or logo of the Tenant under this Sublease, which is consistent with the branding utilized by such Tenant in its national branding campaigns at the time in question. To the extent not indicated in the above referenced Exhibits, or to the extent the final Tenant’s Sign is not substantially similar to the corresponding Tenant’s Sign described in said Exhibits, the location, size and dimensions and all other aspects of each Tenant’s Sign (including the aesthetics, lettering, colors, materials, method of attachment and other physical aspects thereof) shall be subject to Landlord’s prior approval, such approval not to be unreasonably withheld, conditioned or delayed; provided, however, Landlord shall not be obligated to be reasonable with respect to approval of any Tenant’s Sign (other than the Rooftop Sign) that is moving, mechanical, flashing, neon, illuminated or has animated components. Notwithstanding anything contained in this Sublease to the contrary, at no time shall Tenant be permitted to maintain any Tenant Sign of an entity that is not an airline, notwithstanding the fact that the Signage Requirements are satisfied.
          (c) Nothing contained in this Sublease shall be deemed to constitute a warranty or representation by Landlord that the any portion of the Building (interior or exterior) may lawfully be used to install or maintain any of the Tenant’s Signs, or that any portion of the Building is suitable for the installation or maintenance of any of the Tenant’s Signs, Tenant hereby acknowledging that neither Landlord, nor any person acting on behalf of Landlord, has made any representations or warranties as to whether any portion of the Building may be so used or whether any portion of the Building is suitable for such use.
          (d) If any license, permit, consent or approval is at any time required for the installation, maintenance or repair of the Tenant’s Signs, Tenant shall duly procure such licenses, permits, consents and approvals (collectively, the “Sign Permits”), prior to such installation (if so required), submit the Sign Permits to Landlord, maintain the Sign Permits, and comply with, and cause the compliance with, the terms and conditions of the Sign Permits, all at Tenant’s sole cost and expense. To the extent Landlord’s cooperation is reasonably required to obtain any Sign Permit, Landlord agrees to cooperate reasonably with Tenant (at no cost to Landlord) in connection with Tenant obtaining such Sign Permit(s) (including, if necessary, the execution of any applications or other documents required therefor), provided that in Landlord’s reasonable judgment, such cooperation by Landlord is not reasonably likely in Landlord’s reasonable opinion to subject Landlord (or any person claiming by, through or under Landlord) to any civil or criminal liability, including civil or criminal fines or penalties for executing a false statement.
          (e) Tenant shall comply with, and cause the compliance with, all Requirements applicable to the Tenant’s Signs, including the installation, maintenance and repair thereof. If, and to the extent, that applicable Requirements now or at any time hereafter do not permit the installation or maintenance of any of the Tenant’s Signs, Tenant shall not be permitted to install or maintain any such prohibited sign(s).
          (f) Tenant, at Tenant’s sole cost and expense, shall maintain the Tenant’s Signs (or cause the Tenant’s Signs to be maintained) in good order and condition, reasonable wear and tear excepted, and make all necessary repairs thereto and replacements thereof. Any replacement or material modification by Tenant or any other Tenant Party of Tenant’s Signs shall be governed by the provisions of this Article, as if such replacement or modification were a proposed new sign, provided, however, except to the extent any circumstances or factors have changed from the date of the original installation of the Tenant’s Signs, and provided Tenant gives Landlord at least ten (10) Business Days prior notice of the proposed replacement or modification, Landlord’s approval of the replacement or modification shall not be required to the extent the replacement or modification is substantially the same as the sign being replaced, as the case may be.
          (g) To the extent that any insurance premium payable by Landlord is increased as a result of the installation or maintenance of the Tenant’s Signs, Tenant shall pay to Landlord, as Additional Rent, the amount of such increase(s) within thirty (30) days after Landlord’s demand therefor from time to time.
          (h) Tenant shall not directly or indirectly, by operation of law, or otherwise, assign, transfer or sublicense its right to install or maintain the Tenant’s Signs, provided, however, that this subsection shall not prohibit Tenant from contracting with third-parties for the installation, maintenance and removal of Tenant’s Signs on Tenant’s behalf.
          (i) Neither Landlord, nor any of its agents or employees, shall be liable for any damage to, or theft of, the Tenant’s Signs, nor for any injury or damage to persons in connection with, resulting from, or relating to, the installation or maintenance of the Tenant’s Signs.
          (j) If, pursuant to the Existing Superior Lease, Tenant is obligated to install the Rooftop Sign, Tenant shall so install the Rooftop Sign, at its sole cost and expense, in accordance with, and subject, to the applicable provisions of this Sublease and the Existing Superior Lease.
          (k) Subject to the provisions of the Third Amendment of the Existing Superior Lease, on or prior to earliest of (i) the last day of the Term (as same may be renewed), (ii) the last day that all of the Signage Requirements are satisfied, and (iii) the last day that Tenant is permitted to install and maintain the Tenant’s Signs pursuant to this Section, Tenant shall, at its sole cost and expense, remove the Tenant’s Signs, repair all damage to the Building resulting from such removal, and restore those portions of the Building affected by the installation, maintenance, operation and/or removal of the Tenant’s Signs.
     45.04 Landlord, at its cost and expense, and in coordination and consultation with Tenant, shall be permitted, with no liability to Tenant, to remove temporarily any Tenant’s Sign in order to allow the maintenance of, and/or the making of any and all repairs, replacements, changes, modifications, improvements, decorations or substitutions to, any portion of the Building, except that if the need for such maintenance and/or repairs results primarily from the installation or presence of a Tenant’s Sign, such removal, maintenance and repair, and the re-installation described in the next sentence, shall be made or performed by Landlord, at Tenant’s sole cost and expense. Landlord shall, as soon as reasonably practicable, at Landlord expense (except as otherwise expressly provided in the preceding sentence), re-install such signage, and if such signage shall be removed for an extended period of time, Tenant, at its sole cost and expense, shall be permitted to install temporary signage in lieu of the removed signage, subject to Landlord’s prior reasonable consent, Tenant hereby agreeing to remove such temporary signage when Landlord notifies Tenant that Landlord is ready to re-install such signage.
     45.05 Tenant shall have the following rights during the initial Term and (subject to the provisions of the Third Amendment of the Existing Superior Lease with respect to the matters set forth in this Section 45.05) during the Renewal Term, if any, with respect to signage and branding, subject to Article 13 and the other applicable provisions of this Sublease, (i) so long as Tenant leases an entire floor of the Building (other than the 8th floor of the Building), then Tenant may brand and decorate the elevator lobbies on such floors with its corporate logo, colors and identification, (ii) so long as Tenant leases all of the 8th floor of the Building or all of the 8th floor of the Building less the Malcolm Pirnie Space, then Tenant may install a corporate identification Sign in the elevator lobby and in the common corridor leading to its premises on the 8th floor of the Building, subject in all instances to the provisions of this Sublease concerning the approval of plans and specifications, the performance of Alterations and the installation of Signs, (iii) so long as Tenant leases at least 30,990 RSF on the 5th floor of the Building, then Tenant shall have the right to install in the northern most elevator lobby on the fifth (5th) floor of the Building a corporate identification Sign on the east wall, which Sign may be as large as the corporate identification Signs on floors that Tenant entirely leases and may decorate said east wall with a color scheme consistent with Tenant’s brand and otherwise reasonably acceptable to Landlord, (iv) Landlord shall install a Building-standard directory, in the southern most elevator lobby on the fifth (5th) floor of the Building, that shall list Tenant’s name for so long as Tenant occupies the minimum RSF required hereunder on such fifth (5th) floor, and (v) on floors of the Building on which the Premises are situated that are not covered in clause (i), (ii), (iii) or (iv) above, “entry suite” signage that depicts the name and logo of Tenant or any Related Entity of Tenant that is then occupying space on the floor of the Building in question, in the elevator lobbies on the floors in which the Premises are situated and/or adjacent to the doors to the Premises, provided Tenant, at its sole cost and expense clean and maintain such signage in good order and condition. All aspects of such signage, including the aesthetics (e.g., the lettering (including the size thereof) and colors) as well as the materials, location, method of attachment and other physical aspects of such signage) shall be subject to Landlord’s prior approval, such approval not to be unreasonably withheld or delayed; provided, however, that for the installation of any such signage on any floor of the Building which is entirely leased by Tenant Landlord’s approval of such aesthetics (as opposed to all aspects of such signage, including the materials, location, method of attachment and other physical aspects of such signage) shall not be required. Subject to the provisions of the Third Amendment of the Existing Superior Lease, Tenant, at its sole cost and expense, shall remove all such signage on or prior to the earlier of (a) the last day of the Term with respect to the floor of the Building in question (as such Term may be renewed), and (b) the date that Tenant is no longer occupying such floor, and shall repair any damage to the Building that may result from such removal and restore such portions of the Building to the condition same were in prior to such installation.
     45.06 Except as expressly provided in this Article, neither Tenant nor any other Tenant Party shall be permitted to install or maintain any Signs in any portion of the Building.
ARTICLE 46
INTENTIONALLY OMITTED
ARTICLE 47
SUPPLEMENTAL SPACE OPTION
     47.01 (a) One Year From Commencement Option. In addition to the Expansion Space Option, but provided that the Supplemental Space Requirements (as such term is defined in Section 47.01(c) hereof) are satisfied on the date Tenant gives to Landlord the Supplemental Space Exercise Notice (as hereinafter defined), Tenant shall have the one-time option (the “Supplemental Space Option”) to lease the Supplemental Space (as hereinafter defined) from Landlord, for the period commencing on the Supplemental Space Commencement Date (as hereinafter defined), and expiring on the Expiration Date. The Supplemental Space Option shall be exercised only by Tenant giving to Landlord notice thereof (the “Supplemental Space Exercise Notice”) on or before date (the “Supplemental Space Notice Date”) which is the later of (A) August 1, 2012, and (B) thirteen (13) months after the Commencement Date, TIME BEING OF THE ESSENCE. Any notice given by Tenant which purportedly exercises the Supplemental Space Option but which does not set forth the Supplemental Space, shall not be effective as a Supplemental Space Exercise Notice, it being understood and agreed that if the Supplemental Space in respect of which Tenant desires to exercise the Supplemental Space Option, when combined with the then Excluded 5th Floor Portions (as such term is defined in Section 42.02(a)) and, if applicable, all other portions of the fourth (4th) floor of the Building then leased to Tenant pursuant to other provisions of this Sublease or to be leased to Tenant as a result of Tenant having exercised an Acceptance Notice (such other portions of the fourth (4th) floor of the Building being herein referred to as the “Excluded 4th Floor Portions” ), is not the entire fifth (5th) floor or fourth (4th) floor, as the case may be, of the Building (such Supplemental Space being herein referred to as “Partial Floor Supplemental Space” or “PF Supplemental Space” ), the notice given by Tenant which purportedly exercises the Supplemental Space Option must include a reasonably detailed floor plan of the entire floor(s) on which such proposed Supplemental Space is located, indicating in reasonable detail the location of the proposed Supplemental Space, but shall not be deemed ineffective because Landlord does not initially approve the space in question as provided in subsection (b) or (c) below, as the case may be (it being understood and agreed that Landlord shall have the right to approve only PF Supplemental Space), or, in the case where the RSF of the Supplemental Space is not set forth in this Sublease, because Landlord and Tenant cannot agree upon the RSF of the Supplemental Space or whether the proposed PF Supplemental Space satisfies the requirements of “Supplemental Space” that are set forth in the definition of “Supplemental Space” set forth in Section 47.01(c) hereof. If Landlord rejects the Supplemental Space Exercise Notice as being ineffective, the issue shall be determined by arbitration in accordance with the provisions of Article 34. Notwithstanding the foregoing, any notice given by Tenant which purportedly exercises the Supplemental Space Option for PF Supplemental Space, but which does not contain substantially the following statement in bold and CAPITAL letters shall not be effective as a Supplemental Space Exercise Notice: “THIS IS THE SUPPLEMENTAL SPACE EXERCISE NOTICE WITH RESPECT TO THE PARTIAL FLOOR SUPPLEMENTAL SPACE DESCRIBED IN SUBSECTION 47.01(c) - TENANT TO INSERT THE APPROPRIATE SUBSECTION] OF THE SUBLEASE. IF LANDLORD FAILS TO REJECT SUCH SUPPLEMENTAL SPACE, AS DESCRIBED IN THIS SUPPLEMENTAL SPACE EXERCISE NOTICE, WITHIN TEN (10) BUSINESS DAYS AFTER ITS RECEIPT OF THIS NOTICE, THEN LANDLORD SHALL BE DEEMED TO HAVE APPROVED SUCH SUPPLEMENTAL SPACE.” Notwithstanding the foregoing, if the Supplemental Space Exercise Notice is in respect of PF Supplemental Space, and Landlord has not theretofore approved such Supplemental Space, and by the Supplemental Space Commencement Date described in Section 47.01(e) below the Supplemental Space has not been finally determined, then the “Supplemental Space Commencement Date” shall be delayed to either (i) the date on which, pursuant to subsection 47.01(d) below, Landlord gives Tenant notice that it has approved the Supplemental Space or the Supplemental Space is deemed approved, or (ii) if neither of the dates described in clause “(i)” occur, the date on which the dispute as to whether both the Supplemental Space and the balance of the space on the floor on which the Supplemental Space is located shall each constitute one or more Rentable Blocks is resolved pursuant to mutual of Landlord and Tenant or pursuant to arbitration, as provided for in said subsection 47.01(d).
          (b) Intentionally omitted
          (c) For the purposes of this Sublease, “Supplemental Space” shall mean up to 92,932 RSF of space, as selected by Tenant and approved by Landlord (which approval shall only be required, pursuant to this subsection (c), for PF Supplemental Space), consisting of not less than 15,000 RSF of contiguous space on the fifth (5th) floor of the Building that is contiguous to the Excluded 5th Floor Portions, provided that, if the space selected on the fifth (5th) floor of the Building is not the balance of the fifth (5th) floor of the Building (excluding the Excluded 5th Floor Portions), such balance of the fifth (5th) floor of the Building consists of not less than 15,000 RSF and such space and such balance of the 5th floor of the Building (excluding the Excluded 5th Floor Portions) have a commercially reasonable configuration such that both the Supplemental Space and the balance of the space on the 5th floor of the Building (excluding the Excluded 5th Floor Portions) shall each constitute one or more Rentable Blocks, and provided further that, if Tenant has included all or a portion of the WN Space in the Supplemental Space, the Supplemental Space selected by Tenant also includes the entire balance of the space on the 5th floor of the Building, whether or not there are other tenants or occupants then in possession of space on the 5th floor of the Building (excluding solely the Excluded 5th Floor Portions and, if Tenant has not selected the entire WN Space, excluding the portion of the WN Space not selected by Tenant), except that the foregoing proviso shall not apply if the Supplemental Space selected by Tenant includes all of the WN Space and all of the 5th Floor Contraction Space (if Tenant thereto exercised the 5th Floor Contraction Option). If the Supplemental Space selected by Tenant pursuant to the preceding sentence consists of the entire fifth (5th) floor of the Building (excluding the Excluded 5th Floor Portions), but is less than 92,932 RSF, or if the entire fifth (5th) floor of the Building is then leased to Tenant pursuant to other provisions of this Sublease or to be leased to Tenant as a result of Tenant having exercised an Acceptance Notice), then, at Tenant’s option, the Supplemental Space may include so much of the fourth (4th) floor of the Building which, when combined with the Supplemental Space, if any, on the fifth (5th) floor of the Building, consists of up to 92,932 RSF, in the aggregate, provided that the proposed Supplemental Space is not less than 25,000 RSF of contiguous space on the fourth (4th) floor of the Building if there is no Excluded 4th Floor Portions (or is not less than 15,000 RSF of contiguous space on the fourth (4th) floor of the Building if there is Excluded 4th Floor Portions), as the case may be, provided further that, if the Supplemental Space so selected by Tenant on the fourth (4th) floor of the Building is not the entire fourth (4th) floor of the Building, the balance of the fourth (4th) floor of the Building consists of not less than 15,000 RSF and the Supplemental Space and such balance of the fourth (4th) floor of the Building have a commercially reasonable configuration such that both the Supplemental Space on the fourth (4th) floor of the Building and the balance of the space on the fourth (4th) floor of the Building shall each constitute one or more Rentable Blocks. Notwithstanding the foregoing, if Tenant has included a portion of the fourth (4th) floor of the Building in the Supplemental Space, then, by notice to Tenant given within thirty (30) days after Landlord’s receipt of the Supplemental Space Exercise Notice, Landlord may substitute for all of such fourth (4th) floor portion of the Supplemental Space, space selected by Landlord on the eighth (8th) floor of the Building comprising approximately the same number of RSF as the fourth (4th) floor portion of the Supplemental Space selected by Tenant. If Landlord gives such notice to Tenant, then for all purposes of this Sublease the portion of the eighth (8th) floor of the Building so selected by Landlord shall be a part of the Supplemental Space. If the Supplemental Space includes a portion, but is not the entire, fifth (5th) floor of the Building and/or includes a portion, but not the entire, fourth (4th) floor of the Building, and/or includes a portion, but not the entire, eighth (8th) floor of the Building, and Tenant is not leasing the balance of the floor in question, then Landlord shall, at Landlord’s sole cost, perform any necessary Demising Work on the floor(s) in question on which the Supplemental Space is located. Notwithstanding anything contained in this subsection (c) to the contrary, if Tenant has theretofore given the Expansion Exercise Notice, then the “92,932 RSF” amount set forth in this subsection (c) shall be reduced by the RSF of the Expansion Space leased by Tenant pursuant to Section 42.02 hereof, regardless of whether or not any or all of such Expansion Space is demised to Tenant at the time Tenant gives the Supplemental Space Exercise Notice to Landlord.
          (d) With respect to PF Supplemental Space, if Landlord fails to reject the Supplemental Space described in the Supplemental Space Exercise Notice within ten (10) Business Days after its receipt of the Supplemental Space Exercise Notice, then Landlord shall be deemed to have approved such Supplemental Space, or if Landlord rejects the Supplemental Space described in the Supplemental Space Exercise Notice within such ten (10) Business Day period, then such dispute shall be determined by arbitration in accordance with the provisions of Article 34 hereof, it being understood and agreed that (x) the only basis for Landlord’s rejection of the Supplemental Space described in the Supplemental Space Exercise Notice is that Landlord has determined that (1) the Supplemental Space in question or the balance of the space on the floor(s) on which the Supplemental Space is/are located (excluding the Excluded 5th Floor Portions and/or the Excluded 4th Floor Portions, as the case may be), or both does/do not each constitute one or more Rentable Blocks, (2) the proposed Supplemental Space is not contiguous to the Excluded 5th Floor Portions and/or the Excluded 4th Floor Portions, as the case may be, or is less than 15,000 RSF of contiguous space on the fifth (5th) floor of the Building or is less than 25,000 RSF of contiguous space on the fourth (4th) floor of the Building if there is no Excluded 4th Floor Portions (or is less than 15,000 RSF of contiguous space on the fourth (4th) floor of the Building if there is Excluded 4th Floor Portions), as the case may be, or (3) the balance of the fifth (5th) floor and/or fourth (4th) floor, as the case may be, of the Building consists of not less than 15,000 RSF, or (4) if Tenant has included all or a portion of the WN Space in the Supplemental Space, the Supplemental Space

selected by Tenant does not also include the entire balance of the space on the 5th floor of the Building (excluding the Excluded 5th Floor Portions and the portion of the WN Space not selected by Tenant) (which determinations shall be set forth in reasonable detail in Landlord’s notice of rejection, together with an alternative recommendation and, if applicable, whether a portion of the Supplemental Space proposed by Tenant is acceptable to Landlord and describe such acceptable portion), (y) the only issues to be determined by such arbitration shall be whether or not Landlord’s rejection of the Supplemental Space Exercise Notice is effective based on the factors described in clause “(x),” and, if either Landlord or Tenant request, the RSF of the final Supplemental Space, and (z) until such dispute is resolved either by mutual agreement of Landlord and Tenant or pursuant to such arbitration Landlord shall not lease the proposed Supplemental Space to any other person. With respect to PF Supplemental Space, and without extending the Supplemental Space Notice Date, prior to the giving of the Supplemental Space Exercise Notice, Tenant may submit to Landlord a reasonably detailed floor plan of the entire floor(s) on which such proposed Supplemental Space is/are located, indicating in reasonable detail the location of the proposed Supplemental Space, and promptly after Tenant submits such floor plan(s) Landlord shall either approve or reject such proposed Supplemental Space. If Landlord approves such proposed Supplemental Space and Tenant thereafter gives the Supplemental Space Exercise Notice in respect of the same Supplemental Space, then Landlord’s approval of such Supplemental Space shall be deemed given, subject to Landlord’s right, as provided in Section 47.01(c) above, to substitute a portion of the eighth (8th) floor of the Building for Supplemental Space on the fourth (4th) floor of the Building.
          (e) For the purposes of this Sublease, and subject to the provisions of Section 47.01(a) above, “Supplemental Space Commencement Date” shall mean, subject to the provisions of Section 3.01 hereof, the date designated by Landlord in a notice to Tenant given within thirty (30) days after Landlord’s receipt of the Supplemental Space Exercise Notice, which Supplemental Space Commencement Date shall be no earlier than sixty (60) days after Landlord’s receipt of the Supplemental Space Exercise Notice and no later than one hundred eighty (180) days after Landlord’s receipt of the Supplemental Space Exercise Notice, but in no event prior to the later of the (1) Commencement Date, and (2) the date which is 210 days after the Effective Date. If the Supplemental Space Commencement Date does not occur pursuant to the provisions of Section 3.01 by the date (the “Supplemental Space Outside Date”) which is six (6) months after the date so designated by Landlord, and if no notice is given by Landlord, then the Supplemental Space Outside Date shall be six (6) months after the date of Tenant’s Supplemental Space Exercise Notice, and provided neither Tenant, nor any other Tenant Party occupies the Supplemental Space on or before the Supplemental Space Outside Date, then Tenant shall have the one time right to terminate its obligation to lease the Supplemental Space by giving Landlord notice (the “Supplemental Space Termination Notice”) of the exercise of such right no later than thirty (30) days after the Supplemental Space Outside Date, TIME BEING OF THE ESSENCE. If the Supplemental Space Commencement Date has not occurred by the date Tenant gives the Supplemental

Space Termination Notice to Landlord and if Tenant gives to Landlord the Supplemental Space Termination Notice in the time period and in the manner hereinbefore provided, then, provided neither Tenant, nor any other Tenant Party has occupied the Supplemental Space, on the date which is five (5) days after Landlord receives the Supplemental Space Termination Notice: (A) Tenant’s obligation to lease the Supplemental Space and this Article shall be deemed null and void; and (B) Landlord and Tenant shall be released and relieved from all of their respective obligations and liability solely with respect to the Supplemental Space. If the Supplemental Space Commencement Date occurs prior to the date, if any, Tenant gives the Supplemental Space Termination Notice to Landlord, or if Tenant fails to give to Landlord the Supplemental Space Termination Notice in the time period or in the manner hereinbefore provided, or if Tenant or any other Tenant Party has occupied the Supplemental Space, Tenant shall have no right to terminate its obligation to lease the Supplemental Space and any notice given by Tenant purporting to exercise its rights pursuant to this subsection (e) to terminate Tenant’s obligation to lease the Supplemental Space, shall be null and void. Tenant’s giving of the Supplemental Space Termination Notice shall in no way modify or amend any of Tenant’s other obligations under this Sublease. In addition, if the Supplemental Space Commencement Date does not occur pursuant to the provisions of Section 3.01 by the date which is one (1) year after the date so designated by Landlord, or if Landlord fails to timely designate a date, then on the date that is one (1) year after the date of the Supplemental Space Exercise Notice, and Tenant’s obligation to lease the Supplemental Space has not theretofore been terminated pursuant to the preceding sentences of this subsection (e), then Tenant’s right to lease the Supplemental Space shall be terminated at the expiration of such one (1) year period, TIME BEING OF THE ESSENCE, in which event (x) Tenant’s obligation to lease the Supplemental Space and this Article shall be deemed null and void; and (b) Landlord and Tenant shall be released and relieved from all of their respective obligations and liability solely with respect to the Supplemental Space, but such termination shall in no way modify or amend any of Tenant’s other obligations under this Sublease.
          (f) For the purposes of this Article, “Supplemental Space Requirements” means that (i) this Sublease is then in full force and effect, (ii) no Event of Default exists, (iii) Tenant has not theretofore given the Contraction Notice, and (iv) a JetBlue Tenant (as such term is defined in Section 9.11(g) hereof) is the Tenant under this Sublease.
     47.02 Notwithstanding anything contained in this Sublease to the contrary, Tenant shall not have the Supplemental Space Option if on the date Tenant gives to Landlord the Supplemental Space Exercise Notice, the Supplemental Space Requirements are not satisfied.
     47.03 In addition to the provisions of Section 47.02 above, and notwithstanding anything contained in this Sublease to the contrary, the Supplemental Space Option shall be deemed revoked, null and void, and of no further force or effect, and the Supplemental Space Exercise Notice (or purported Supplemental Space Exercise

Notice) given in connection with Tenant’s attempt to exercise the Supplemental Space Option shall be ineffective and void ab initio as an Supplemental Space Exercise Notice, (a) if Tenant fails to give the Supplemental Space Exercise Notice to Landlord on or before the Supplemental Space Notice Date (TIME BEING OF THE ESSENCE) materially in the manner hereinbefore provided, or (b) if the notice given to Landlord amends, modifies or supplements (or attempts or purports to amend, modify or supplement) any of the Supplemental Space Terms (as hereinafter defined), including the location of the Supplemental Space, or (c) if on the date Tenant gives the Supplemental Space Exercise Notice to Landlord, the Supplemental Space Requirements are not satisfied, or (d) at the election of Landlord, by notice to Tenant, if the guarantors under any guaranty in respect of this Sublease or the Premises fail to duly execute, acknowledge and deliver to Landlord within ten (10) days after Landlord’s request therefor (if Landlord so requests), a ratification of such guaranty, prepared by Landlord, which confirms that such guaranty includes and covers the Supplemental Space and is otherwise in full force and effect, it being agreed that the failure of Landlord to so request or the failure of any such guarantors to so execute, acknowledge or deliver such ratification, shall not be deemed a waiver by Landlord of any of such guarantors’ obligations or liabilities under such guaranties.
     47.04 If Tenant gives the Supplemental Space Exercise Notice to Landlord on or before the Supplemental Space Notice Date, TIME BEING OF THE ESSENCE, and in the manner set forth in Section 47.01 above, then, subject to the provisions of Sections 47.02 and 47.03 above, as of the date Landlord receives the Supplemental Space Exercise Notice, this Sublease shall be amended upon the following terms and conditions (the “Supplemental Space Terms”):
          (a) Effective from and after the Supplemental Space Commencement Date, the terms “Office Space” and “Premises,” as such terms are used in this Sublease, shall include the Supplemental Space and the floor plans set forth in the exhibits to this Sublease shall be amended by adding thereto the floor plan of the Supplemental Space, and the RSF of the Office Space and Premises shall be increased by RSF of the Supplemental Space;
          (b) Effective from and after the [***], the Base Rent payable by Tenant pursuant to Section 1.04(a) of this Sublease shall be increased by the Supplemental Space Base Rent (as hereinafter defined);
          (c) “[***]” shall mean the Supplemental Space Commencement Date, extended by one (1) day for each day of the “[***],” which is defined as [***];
          (d) Effective from and after [***], this Sublease shall be amended by increasing the “Tenant’s Proportionate Share” by adding thereto the fraction,

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

expressed as a percentage, the numerator of which is [***] and the denominator of which is [***];
          (e) Subject to the provisions of Section 3.01 hereof, Landlord shall deliver, and Tenant shall accept, possession and occupancy of the Supplemental Space on the Supplemental Space Commencement Date in their then “AS-IS” condition and state of repair, subject to any and all apparent defects therein (except (i) latent or hidden defects which were not reasonably identifiable by Tenant prior to delivery of the Supplemental Space of which Tenant gives Landlord notice within one (1) year following the date upon which possession of any such portion of the Supplemental Space was delivered to Tenant), (ii) the performance by Landlord of the applicable Demising Work, if any, and (iii) the Supplemental Space being in broom clean condition and free of tenancies and occupancies. NEITHER LANDLORD, NOR ANY OF LANDLORD’S AGENTS, HAS MADE OR MAKES, ANY WARRANTY, REPRESENTATION, COVENANT OR PROMISE, EXPRESS OR IMPLIED, IN RESPECT OF THE SUPPLEMENTAL SPACE OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY TENANT. Tenant’s failure, refusal or inability to open for business in the Supplemental Space, however, shall not be deemed evidence that the Supplemental Space were not in good or satisfactory condition. Any dispute concerning the delivery of possession of the Supplemental Space and the condition thereof shall be determined by arbitration in accordance with the provisions of Article 34 hereof.
          (f) Landlord shall have no obligation to perform any work, supply any materials or incur any cost (other than the Supplemental Space Tenant Allowance) in preparing the Supplemental Space for Tenant’s occupancy, except that Landlord shall perform the Demising Work, if applicable, as provided in Section 47.01(c), and shall deliver to Tenant a Form ACP-5 (or equivalent) applicable to the Supplemental Space. Any installations, materials and work which may be undertaken by or for the account of Tenant to equip, decorate and furnish the Supplemental Space for Tenant’s initial occupancy thereof (hereinafter referred to as “Supplemental Space Tenant’s Work”) shall be performed by Tenant, at Tenant’s sole cost and expense in accordance with the terms, covenants and conditions set forth in this Sublease, including, without limitation, Article 13. As part of Supplemental Space Tenant’s Work, Tenant agrees to perform the work described in Sections 10.04, 10.05 and 10.06 above. After the sooner of actual knowledge or Landlord’s receipt of written notice from Tenant or from a Governmental Authority, Landlord shall promptly remedy any code violations or conditions not caused by Tenant or any Tenant Party that would delay or prohibit the issuance of a building permit for Supplemental Space Tenant’s Work;

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

          (g) Effective on the Supplemental Space Commencement Date, Section 4.03 of this Sublease shall apply to the Supplemental Space Tenant’s Work, with the following modification:
               (i) The term “Tenant’s Work” shall be deemed to refer to only the Supplemental Space Tenant’s Work;
               (ii) The term “Tenant Allowance” shall be deemed to refer to the “Supplemental Space Tenant Allowance,” which is defined as the product of (i) $[***], multiplied by (ii) the RSF of the Supplemental Space, multiplied by (iii) the fraction, the numerator of which is number of days during the period commencing on the Supplemental Space Commencement Date and ending on the last day of the initial Term, and the denominator of which is the total number of days during the initial Term, assuming the initial Term ends on June 1, 2023, and there shall be no Additional 5th Floor Tenant Allowance or Supplemental Tenant Allowance applicable to the Supplemental Space;
               (iii) The term “Premises” shall be deemed to refer to the Supplemental Space;
               (iv) The term “[***]” shall be deemed to refer to [***]; and
          (h) The provisions of Section 16.13 hereof shall apply;
          (i) The provisions of Section 17.05(c) hereof shall apply;
          (j) Sections 4.01 and 4.02 of this Sublease shall not apply to the Supplemental Space.
     47.05 For the purposes of this Article, “Supplemental Space Base Rent” means, during the First Rent Period, the product of $[***] per annum, multiplied by the RSF of the Supplemental Space, and, during the Second Rent Period, the product of $[***] per annum, multiplied by the RSF of the Supplemental Space.
     47.06 Intentionally omitted.
     47.07 If for any reason, the Supplemental Space Option is not exercised in accordance with, and subject to, the applicable provisions of this Article, or is waived, rejected or revoked or deemed waived, rejected or revoked, Landlord may, but shall not be obligated, at any time or from time to time, to lease, license or otherwise permit the use of, all or any portions of the Supplemental Space upon any terms and conditions that are acceptable to Landlord, subject to Tenant’s other rights under Articles 44 and 48 of this Sublease.

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

ARTICLE 48
ADDITIONAL SPACE OPTION
     48.01 (a) Mid-Term Additional Space Option. Provided that the Additional Space Requirements (as such term is defined in Section 48.01(f) hereof) are satisfied on the date Tenant gives to Landlord the Additional Space Exercise Notice (as hereinafter defined), Tenant shall have the one-time option (the “Additional Space Option”) to lease the Additional Space (as hereinafter defined) from Landlord, for the period commencing on the Additional Space Commencement Date (as hereinafter defined), and expiring on the Expiration Date. The Additional Space Option shall be exercised only by Tenant giving to Landlord notice thereof (the “Additional Space Exercise Notice”) on or before the date (the “Additional Space Notice Date”) which is twelve (12) months prior to the Additional Space Commencement Date, TIME BEING OF THE ESSENCE. Any notice given by Tenant which purportedly exercises the Additional Space Option but which does not set forth the Additional Space, shall not be effective as an Additional Space Exercise Notice, it being understood and agreed that if the Additional Space in respect of which Tenant desires to exercise the Additional Space Option, when combined with the then Excluded 5th Floor Portions (as such term is defined in Section 42.02(a)) and, if applicable, the Excluded 4th Floor Portions, is not the entire fifth (5th) floor or fourth (4th) floor, as the case may be, of the Building (such Additional Space being herein referred to as “Partial Floor Additional Space” or “PF Additional Space” ), the notice given by Tenant which purportedly exercises the Additional Space Option must include a reasonably detailed floor plan of the entire floor(s) on which such proposed Additional Space is located, indicating in reasonable detail the location of the proposed Additional Space, but shall not be deemed ineffective because Landlord does not initially approve the space in question as provided in subsection (b) or (c) below, as the case may be (it being understood and agreed that Landlord shall have the right to approve only PF Additional Space), or, in the case where the RSF of the Additional Space is not set forth in this Sublease, because Landlord and Tenant cannot agree upon the RSF of the Additional Space or whether the proposed PF Additional Space satisfies the requirements of “Additional Space” that are set forth in the definition of “Additional Space” set forth in Section 48.01(b) or 48.01(c) hereof, as the case may be. If Landlord rejects the Additional Space Exercise Notice as being ineffective, the issue shall be determined by arbitration in accordance with the provisions of Article 34. Notwithstanding the foregoing, any notice given by Tenant which purportedly exercises the Additional Space Option for PF Additional Space, but which does not contain substantially the following statement in bold and CAPITAL letters shall not be effective as an Additional Space Exercise Notice: “THIS IS THE ADDITIONAL SPACE EXERCISE NOTICE WITH RESPECT TO THE PARTIAL FLOOR ADDITIONAL SPACE DESCRIBED IN SUBSECTION 48.01[(b) or (c)] - TENANT TO INSERT THE APPROPRIATE SUBSECTION] OF THE SUBLEASE. IF LANDLORD FAILS TO REJECT SUCH ADDITIONAL SPACE, AS DESCRIBED IN THIS ADDITIONAL SPACE EXERCISE NOTICE, WITHIN TEN (10) BUSINESS DAYS AFTER ITS RECEIPT OF THIS NOTICE, THEN LANDLORD SHALL BE DEEMED TO HAVE APPROVED SUCH ADDITIONAL SPACE.” Notwithstanding the foregoing, if the Additional Space Exercise Notice is in respect of

PF Additional Space, and Landlord has not theretofore approved such Additional Space, and by the Additional Space Commencement Date described in Section 48.01(e) below the Additional Space has not been finally determined, then the “Additional Space Commencement Date” shall be delayed to either (i) the date on which, pursuant to subsection 48.01(d) below, Landlord gives Tenant notice that it has approved the Additional Space or the Additional Space is deemed approved, or (ii) if neither of the dates described in clause “(i)” occur, the date on which the dispute as to whether both the Additional Space and the balance of the space on the floor on which the Additional Space is located shall each constitute one or more Rentable Blocks is resolved pursuant to mutual of Landlord and Tenant or pursuant to arbitration, as provided for in said subsection 48.01(d).
          (b) For the purposes of this Sublease, “Additional Space” shall mean up to 92,932 RSF of space (subject to the last sentence of this subsection (b)), as selected by Tenant and approved by Landlord (which approval shall only be required, pursuant to this subsection (c), for PF Additional Space), consisting of not less than 15,000 RSF of contiguous space on the fifth (5th) floor of the Building that is contiguous to the Excluded 5th Floor Portions, provided that, if the space selected on the fifth (5th) floor of the Building is not the balance of the fifth (5th) floor of the Building (excluding the Excluded 5th Floor Portions), such balance of the fifth (5th) floor of the Building consists of not less than 15,000 RSF and such space and such balance of the 5th floor of the Building (excluding the Excluded 5th Floor Portions) have a commercially reasonable configuration such that both the Additional Space and the balance of the space on the 5th floor of the Building (excluding the Excluded 5th Floor Portions) shall each constitute one or more Rentable Blocks. If the Additional Space selected by Tenant pursuant to the preceding sentence consists of the entire fifth (5th) floor of the Building (excluding the Excluded 5th Floor Portions), but is less than 92,932 RSF (subject to the last sentence of this subsection (c)), or if the entire fifth (5th) floor of the Building is then leased to Tenant pursuant to other provisions of this Sublease or to be leased to Tenant as a result of Tenant having exercised an Acceptance Notice), then, at Tenant’s option, the Additional Space may include so much of the fourth (4th) floor of the Building which, when combined with the Additional Space, if any, on the fifth (5th) floor of the Building, consists of up to 92,932 RSF (subject to the last sentence of this subsection (c)), in the aggregate, provided that the proposed Additional Space is not less than 25,000 RSF of contiguous space on the fourth (4th) floor of the Building if there is no Excluded 4th Floor Portions (or is not less than 15,000 RSF of contiguous space on the fourth (4th) floor of the Building if there is Excluded 4th Floor Portions), as the case may be, provided further that, if the Additional Space so selected by Tenant on the fourth (4th) floor of the Building is not the entire fourth (4th) floor of the Building, the balance of the fourth (4th) floor of the Building consists of not less than 15,000 RSF and the Additional Space and such balance of the fourth (4th) floor of the Building have a commercially reasonable configuration such that both the Additional Space on the fourth (4th) floor of the Building and the balance of the space on the fourth (4th) floor of the Building shall each constitute one or more Rentable Blocks. Notwithstanding the foregoing, if Tenant has included a portion of the fourth (4th) floor of the Building in the Additional Space, then, by notice to Tenant given within thirty (30) days after

Landlord’s receipt of the Additional Space Exercise Notice, TIME BEING OF THE ESSENCE, Landlord may substitute for all of such fourth (4th) floor portion of the Additional Space, space selected by Landlord on the eighth (8th) floor of the Building comprising approximately the same number of RSF as the fourth (4th) floor portion of the Additional Space selected by Tenant, which space on the eighth (8th) floor of the Building shall be delivered on the Additional Space Commencement Date in accordance with the provisions of Section 48.04(e). If Landlord gives such notice to Tenant, then for all purposes of this Sublease the portion of the eighth (8th) floor of the Building so selected by Landlord shall be a part of the Additional Space. If the Additional Space includes a portion, but is not the entire, fifth (5th) floor of the Building and/or includes a portion, but not the entire, fourth (4th) floor of the Building, and/or includes a portion, but not the entire, eighth (8th) floor of the Building, and Tenant is not leasing the balance of the floor in question, then Landlord shall, at Landlord’s sole cost, perform any necessary Demising Work on the floor(s) in question on which the Additional Space is located. Notwithstanding anything contained in this subsection (b) to the contrary, if Tenant has theretofore given the Expansion Exercise Notice and/or the Supplemental Space Exercise Notice, then the “92,932 RSF” amount set forth in this subsection (b) shall be reduced by the sum of the RSF of the Expansion Space and Supplemental Space leased by Tenant pursuant to Sections 42.02 and 47.01(c) hereof, regardless of whether or not any or all of such Expansion Space and/or Supplemental Space is demised to Tenant at the time Tenant gives the Additional Space Exercise Notice to Landlord, it being understood and agreed that if the sum of the RSF of the Expansion Space and Supplemental Space leased by Tenant pursuant to Sections 42.02 and 47.01(c) hereof was approximately 92,932 (or more) of RSF, the provisions of subsection (c) below shall apply.
          (c) If Tenant has theretofore given the Expansion Exercise Notice and/or the Supplemental Space Exercise Notice, and the sum of the RSF of the Expansion Space and Supplemental Space leased by Tenant pursuant to Sections 42.02 and 47.01(c) hereof was approximately 92,932 (or more) of RSF, then, for the purposes of this Sublease, “Additional Space” shall mean space, as selected by Tenant and approved by Landlord (which approval shall only be required, pursuant to this subsection (c), for PF Additional Space), consisting of not less than 15,000 RSF of contiguous space on the fourth (4th) floor of the Building that is contiguous to the Excluded 4th Floor Portions (if any), but excluding any WorldNow Relocation Space (as such term is defined in Section 44.02(a) hereof) located on the fourth (4th) floor of the Building), provided that, if the space selected on the fourth (4th) floor of the Building is not the entire fourth (4th) floor of the Building (excluding all Excluded 4th Floor Portions, if any, and any WorldNow Relocation Space located on the fourth (4th) floor of the Building), the balance of the fourth (4th) floor of the Building (excluding all Excluded 4th Floor Portions, if any, and any WorldNow Relocation Space located on the fourth (4th) floor of the Building) consists of not less than 15,000 RSF and the space selected on the fourth (4th) of the Building and such balance of the fifth (5th) floor of the Building (excluding all Excluded 4th Floor Portions, if any, and any WorldNow Relocation Space located on the fourth (4th) floor of the Building) have a commercially reasonable configuration such that both the Additional Space and the balance of the space on the

4th floor of the Building (excluding all Excluded 4th Floor Portions, if any, and any WorldNow Relocation Space located on the fourth (4th) floor of the Building) shall each constitute one or more Rentable Blocks. If the Additional Space includes a portion, but is not the entire, fourth (4th) floor of the Building, and Tenant is not leasing the balance of the fourth (4th) floor of the Building (excluding any WorldNow Relocation Space located on the fourth (4th) floor of the Building), then Landlord shall, at Landlord’s sole cost, perform any necessary Demising Work on the fourth (4th) floor of the Building.
          (d) With respect to PF Additional Space, if Landlord fails to reject the Additional Space described in the Additional Space Exercise Notice within ten (10) Business Days after its receipt of the Additional Space Exercise Notice, TIME BEING OF THE ESSENCE, then Landlord shall be deemed to have approved such Additional Space, or if Landlord rejects the Additional Space described in the Additional Space Exercise Notice within such ten (10) Business Day period, then such dispute shall be determined by arbitration in accordance with the provisions of Article 34 hereof, it being understood and agreed that (x) the only basis for Landlord’s rejection of the Additional Space described in the Additional Space Exercise Notice is that Landlord has determined that (1) the Additional Space in question or the balance of the space on the floor(s) on which the Additional Space is/are located (excluding the Excluded 5th Floor Portions and/or the Excluded 4th Floor Portions, as the case may be), or both does/do not each constitute one or more Rentable Blocks, (2) the proposed Additional Space is not contiguous to the Excluded 5th Floor Portions and/or the Excluded 4th Floor Portions, as the case may be, or is less than 15,000 RSF of contiguous space on the fifth (5th) floor of the Building or is less than 25,000 RSF of contiguous space on the fourth (4th) floor of the Building if there is no Excluded 4th Floor Portions (or is less than 15,000 RSF of contiguous space on the fourth (4th) floor of the Building if there is Excluded 4th Floor Portions), as the case may be, or (3) the balance of the fifth (5th) floor and/or fourth (4th) floor, as the case may be, of the Building consists of not less than 15,000 RSF (which determinations shall be set forth in reasonable detail in Landlord’s notice of rejection, together with an alternative recommendation and, if applicable, whether a portion of the Additional Space proposed by Tenant is acceptable to Landlord and describe such acceptable portion), (y) the only issues to be determined by such arbitration shall be whether or not Landlord’s rejection of the Additional Space Exercise Notice is effective based on the factors described in clause “(x),” and, if either Landlord or Tenant request, the RSF of the final Additional Space, and (z) until such dispute is resolved either by mutual agreement of Landlord and Tenant or pursuant to such arbitration Landlord shall not lease the proposed Additional Space to any other person. With respect to PF Additional Space, and without extending the Additional Space Notice Date, prior to the giving of the Additional Space Exercise Notice, Tenant may submit to Landlord a reasonably detailed floor plan of the entire floor(s) on which such proposed Additional Space is/are located, indicating in reasonable detail the location of the proposed Additional Space, and promptly after Tenant submits such floor plan(s) Landlord shall either approve or reject such proposed Additional Space. If Landlord approves such proposed Additional Space and Tenant thereafter gives the Additional Space Exercise Notice in respect of the same Additional Space, then Landlord’s approval of such Additional Space shall be deemed given, subject to Landlord’s right, as provided in Section 48.01(c) above, to substitute a portion of the eighth (8th) floor of the Building for Additional Space on the fourth (4th) floor of the Building.
          (e) For the purposes of this Sublease, and subject to the provisions of Section 48.01(a) above, “Additional Space Commencement Date” shall mean, subject to the provisions of Section 3.01 hereof, any date selected by Tenant, provided such date is set forth in the Additional Space Exercise Notice and is no earlier than the fourth (4th) anniversary, and no later than the sixth (6th) anniversary of the Commencement Date. If the Additional Space Commencement Date does not occur pursuant to the provisions of Section 3.01 by the date (the “Additional Space Outside Date”) which is six (6) months after the date so selected by Tenant, and provided neither Tenant, nor any other Tenant Party occupies the Additional Space on or before the Additional Space Outside Date, then Tenant shall have the one time right to terminate its obligation to lease the Additional Space by giving Landlord notice (the “Additional Space Termination Notice”) of the exercise of such right no later than thirty (30) days after the Additional Space Outside Date, TIME BEING OF THE ESSENCE. If the Additional Space Commencement Date has not occurred by the date Tenant gives the Additional Space Termination Notice to Landlord and if Tenant gives to Landlord the Additional Space Termination Notice in the time period and in the manner hereinbefore provided, then, provided neither Tenant, nor any other Tenant Party has occupied the Additional Space, on the date which is five (5) days after Landlord receives the Additional Space Termination Notice: (A) Tenant’s obligation to lease the Additional Space and this Article shall be deemed null and void; and (B) Landlord and Tenant shall be released and relieved from all of their respective obligations and liability solely with respect to the Additional Space. If the Additional Space Commencement Date occurs prior to the date, if any, Tenant gives the Additional Space Termination Notice to Landlord, or if Tenant fails to give to Landlord the Additional Space Termination Notice in the time period or in the manner hereinbefore provided, or if Tenant or any other Tenant Party has occupied the Additional Space, Tenant shall have no right to terminate its obligation to lease the Additional Space and any notice given by Tenant purporting to exercise its rights pursuant to this subsection (e) to terminate Tenant’s obligation to lease the Additional Space, shall be null and void. Tenant’s giving of the Additional Space Termination Notice shall in no way modify or amend any of Tenant’s other obligations under this Sublease. In addition, if the Additional Space Commencement Date does not occur pursuant to the provisions of Section 3.01 by the date which is one (1) year after the date so selected by Tenant, and Tenant’s obligation to lease the Additional Space has not theretofore been terminated pursuant to the preceding sentences of this subsection (e), then Tenant’s right to lease the Additional Space shall be terminated at the expiration of such one (1) year period, TIME BEING OF THE ESSENCE, in which event (x) Tenant’s obligation to lease the Additional Space and this Article shall be deemed null and void; and (b) Landlord and Tenant shall be released and relieved from all of their respective obligations and liability solely with respect to the Additional Space, but such termination shall in no way modify or amend any of Tenant’s other obligations under this Sublease.

          (f) For the purposes of this Article, “Additional Space Requirements” means that (i) this Sublease is then in full force and effect, (ii) no Event of Default exists, (iii) a JetBlue Tenant is the Tenant under this Sublease, (iv) Tenant has not theretofore given, and is not giving contemporaneous with the giving of the Additional Space Exercise Notice, the Partial Surrender Exercise Notice, and (v) Tenant has not theretofore given the Supplemental Space Exercise Notice in respect of the entire 92,932 RSF of Supplemental Space described in Section 47.01(c) hereof.
     48.02 Notwithstanding anything contained in this Sublease to the contrary, Tenant shall not have the Additional Space Option if on the date Tenant gives to Landlord the Additional Space Exercise Notice, the Additional Space Requirements are not satisfied.
     48.03 In addition to the provisions of Section 48.02 above, and notwithstanding anything contained in this Sublease to the contrary, the Additional Space Option shall be deemed revoked, null and void, and of no further force or effect, and the Additional Space Exercise Notice (or purported Additional Space Exercise Notice) given in connection with Tenant’s attempt to exercise the Additional Space Option shall be ineffective and void ab initio as an Additional Space Exercise Notice, (a) if Tenant fails to give the Additional Space Exercise Notice to Landlord on or before the Additional Space Notice Date (TIME BEING OF THE ESSENCE) materially in the manner hereinbefore provided, or (b) if the notice given to Landlord amends, modifies or supplements (or attempts or purports to amend, modify or supplement) any of the Additional Space Terms (as hereinafter defined), including the location of the Additional Space, or (c) if on the date Tenant gives the Additional Space Exercise Notice to Landlord, the Additional Space Requirements are not satisfied, or (d) at the election of Landlord, by notice to Tenant, if the guarantors under any guaranty in respect of this Sublease or the Premises fail to duly execute, acknowledge and deliver to Landlord within ten (10) days after Landlord’s request therefor (if Landlord so requests), a ratification of such guaranty, prepared by Landlord, which confirms that such guaranty includes and covers the Additional Space and is otherwise in full force and effect, it being agreed that the failure of Landlord to so request or the failure of any such guarantors to so execute, acknowledge or deliver such ratification, shall not be deemed a waiver by Landlord of any of such guarantors’ obligations or liabilities under such guaranties.
     48.04 If Tenant gives the Additional Space Exercise Notice to Landlord on or before the Additional Space Notice Date, TIME BEING OF THE ESSENCE, and in the manner set forth in Section 48.01 above, then, subject to the provisions of Sections 48.02 and 48.03 above, as of the date Landlord receives the Additional Space Exercise Notice, this Sublease shall be amended upon the following terms and conditions (the “Additional Space Terms”):
          (a) Effective from and after the Additional Space Commencement Date, the terms “Office Space” and “Premises,” as such terms are used in this Sublease, shall include the Additional Space and the floor plans set forth in the exhibits to this Sublease shall be amended by adding thereto the floor plan of the Additional Space, and the RSF of the Office Space and the Premises shall be increased by the RSF of the Additional Space;
          (b) Effective from and after the [***], the Base Rent payable by Tenant pursuant to Section 1.04(a) of this Sublease shall be increased by the Additional Space Base Rent (as hereinafter defined);
          (c) “[***]” shall mean the Additional Space Commencement Date, extended by one (1) day for each day of the “[***],” which is defined as [***];
          (d) Effective from and after [***], this Sublease shall be amended by increasing the “Tenant’s Proportionate Share” by adding thereto the fraction, expressed as a percentage, the numerator of which is [***] and the denominator of which is [***];
          (e) Subject to the provisions of Section 3.01 hereof, Landlord shall deliver, and Tenant shall accept, possession and occupancy of the Additional Space on the Additional Space Commencement Date in their then “AS-IS” condition and state of repair, subject to any and all apparent defects therein (except (i) latent or hidden defects which were not reasonably identifiable by Tenant prior to delivery of the Additional Space of which Tenant gives Landlord notice within one (1) year following the date upon which possession of any such portion of the Additional Space was delivered to Tenant), (ii) the performance by Landlord of the applicable Demising Work, if any, and (iii) the Additional Space being in broom clean condition and free of tenancies and occupancies. NEITHER LANDLORD, NOR ANY OF LANDLORD’S AGENTS, HAS MADE OR MAKES, ANY WARRANTY, REPRESENTATION, COVENANT OR PROMISE, EXPRESS OR IMPLIED, IN RESPECT OF THE ADDITIONAL SPACE OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY TENANT. Tenant’s failure, refusal or inability to open for business in the Additional Space, however, shall not be deemed evidence that the Additional Space were not in good or satisfactory condition. Any dispute concerning the delivery of possession of the Additional Space and the condition thereof shall be determined by arbitration in accordance with the provisions of Article 34 hereof.
          (f) Landlord shall have no obligation to perform any work, supply any materials or incur any cost (other than the Additional Space Tenant Allowance) in preparing the Additional Space for Tenant’s occupancy, except that Landlord shall perform the Demising Work, if applicable, as provided in Section 48.01(b) or (c), as the case may be, and shall deliver to Tenant a Form ACP-5 (or equivalent) applicable to

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

the Additional Space. Any installations, materials and work which may be undertaken by or for the account of Tenant to equip, decorate and furnish the Additional Space for Tenant’s initial occupancy thereof (hereinafter referred to as “Additional Space Tenant’s Work”) shall be performed by Tenant, at Tenant’s sole cost and expense in accordance with the terms, covenants and conditions set forth in this Sublease, including, without limitation, Article 13. As part of Additional Space Tenant’s Work, Tenant agrees to perform the work described in Sections 10.04, 10.05 and 10.06 above. After the sooner of actual knowledge or Landlord’s receipt of written notice from Tenant or from a Governmental Authority, Landlord shall promptly remedy any code violations or conditions not caused by Tenant or any Tenant Party that would delay or prohibit the issuance of a building permit for Additional Space Tenant’s Work;
          (g) Effective on the Additional Space Commencement Date, Section 4.03 of this Sublease shall apply to the Additional Space Tenant’s Work, with the following modification:
               (i) The term “Tenant’s Work” shall be deemed to refer to only the Additional Space Tenant’s Work;
               (ii) The term “Tenant Allowance” shall be deemed to refer to the “Additional Space Tenant Allowance,” which is defined as the product of (i) $[***], multiplied by (ii) the RSF of the Additional Space, multiplied by (iii) the fraction, the numerator of which is number of days during the period commencing on the Additional Space Commencement Date and ending on the last day of the initial Term, and the denominator of which is the total number of days during the initial Term, assuming the initial Term ends on June 1, 2023, and there shall be no Additional 5th Floor Tenant Allowance or Additional Tenant Allowance applicable to the Additional Space;
               (iii) The term “Premises” shall be deemed to refer to the Additional Space;
               (iv) The term “[***]” shall be deemed to refer to [***]; and
          (h) The provisions of Section 16.13 hereof shall apply;
          (i) The provisions of Section 17.05(c) hereof shall apply;
          (j) Sections 4.01 and 4.02 of this Sublease shall not apply to the Additional Space.
     48.05 For the purposes of this Article, “Additional Space Base Rent” means, during the First Rent Period, the product of $[***] per annum, multiplied by the RSF of

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

the Additional Space, and, during the Second Rent Period, the product of $[***] per annum, multiplied by the RSF of the Additional Space.
     48.06 Intentionally omitted.
     48.07 If for any reason, the Additional Space Option is not exercised in accordance with, and subject to, the applicable provisions of this Article, or is waived, rejected or revoked or deemed waived, rejected or revoked, Landlord may, but shall not be obligated to, at any time or from time to time, after the conclusion of any arbitration concerning the Additional Space Option and the exercise thereof, lease, license or otherwise permit the use of, all or any portions of the Additional Space upon any terms and conditions that are acceptable to Landlord.
ARTICLE 49
SELF-HELP
     49.01 For the purposes of this Article, a “Required Obligation” means an obligation of Landlord (other than the performance of Landlord’s Work) which is expressly provided for in this Sublease (and not an obligation of the Existing Lessor under the Existing Superior Lease) and which, if not being performed, actually, materially and adversely interferes with the conduct of Tenant’s business in the Premises, provided such business is expressly permitted by this Sublease. If Landlord fails to perform a Required Obligation and such failure is not a result of an Unavoidable Delay (as such term is defined in Section 21.03 hereof) or any act or omission of Tenant or of any other Tenant Party, then, at Tenant’s election (but without any obligation to do so), but subject to the provisions of the Existing Superior Lease and the provisions of Article 52 hereof, Tenant may perform such Required Obligations (at Tenant’s sole risk) for the account of Landlord, if, and only if, (a) Tenant has made a good faith determination that if it does not then act, Tenant will suffer adverse consequences, (b)Tenant shall not be in default (after being given notice of default) of its obligation to pay any Base Rent or any Additional Rent payable pursuant to Article 5 hereof and no Event of Default then exists, (c) the performance of the Required Obligation shall not in any way involve or affect any structural components of the Building or any portion of the Building outside the Premises or any of the Building’s mechanical, electrical, plumbing or other systems (other than in an incidental manner and without harm to the Building wide systems generally) unless Landlord and its related entities or affiliates occupy less than 90,000 RSF in the Building (exclusive of unrelated subtenants and space used for Building Amenities), in which case Tenant shall have the right to perform a Required Obligation involving or affecting the structural components of the Building or any portion of the Building outside of the Premises or any of the Building’s mechanical, electrical, plumbing or other systems, (d) Tenant shall have notified Landlord in writing of the need for the Required Obligation to be performed (such notice being herein referred to as the “Self-Help Notice”), (e) Landlord shall have failed to perform the Required Obligations

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

in question within two (2) Business Days (or less in an emergency) after Landlord receives the Self-Help Notice from Tenant, (f) the Required Obligation is not prohibited by the provisions of the Existing Superior Lease, and (g) the Required Obligation is performed by Tenant in accordance with, and subject to, all of the provisions of this Sublease applicable to Tenant’s other repair obligations hereunder, except for any obligation of Tenant to obtain Landlord’s consent. Tenant’s right to perform a Required Obligation in accordance with, and subject to, the provisions of this Article is herein referred to as “Tenant’s Self-Help Right.” For the purposes of illustration, but not limitation, good faith reasons for not being able to complete or perform a Required Obligation within such two (2) Business Day period shall be the failure by another tenant or other occupant of the Building to observe, perform or comply with an obligation under its lease, sublease or other occupancy agreement, or Landlord’s inability to gain access to such other tenant’s or occupant’s space in the Building. For the purposes of this Article, an “Emergency Condition” means an imminent risk of material damage to Tenant’s business fixtures or inventory or injury to Tenant’s business customers or employees.
     49.02 (a) If Tenant performs a Required Obligation in accordance with, and subject to, the provisions of Section 49.01 above, then, subject to the provisions of Section 49.03 below, Landlord shall pay to Tenant the cost (the “Self-Help Reimbursement Cost”), to the extent reasonably paid by Tenant, of performing such Required Obligations for the account of Landlord within thirty (30) days after Landlord receives Tenant’s demand therefor, which demand (the “Self-Help Reimbursement Notice”) shall describe, in reasonable detail, the items which comprise the Self-Help Reimbursement Cost, and shall be accompanied by receipted bills, invoices and such other information or documents reasonably required by Landlord to verify the Self-Help Reimbursement Cost. If Landlord fails to pay the Self-Help Reimbursement Cost within said thirty (30) day period, then the next succeeding monthly installments of Base Rent payable under this Sublease shall be reduced by the then outstanding balance of the Self-Help Reimbursement Cost. The amount by which the Base Rent may be reduced pursuant to this Section is herein referred to as the “Self-Help Reduction Amount.”
          (b) Tenant shall, within ten (10) days after Landlord’s request therefor, submit to Landlord bills, invoices, receipts and any other information or documentation reasonably required by Landlord to verify the Self-Help Reimbursement Cost and the information contained in the Self-Help Reimbursement Notice.
     49.03 (a) Within the two (2) Business Day period after Landlord receives the Self-Help Notice from Tenant, Landlord may dispute Tenant’s determination that the obligation in question is a Required Obligation or that Tenant is otherwise entitled to perform the obligation in question, by giving Tenant notice of such dispute within such two (2) Business Day period. If Landlord disputes such determination of Tenant and, subject to Landlord’s rights and remedies under this Sublease, at law and in equity, Tenant performs the obligation in question, Tenant hereby acknowledges that if such dispute is resolved by arbitration as hereinafter provided, it may be determined that the obligation in question was not a Required Obligation or that Tenant was not otherwise entitled to perform the obligation in question, and, therefore, is not entitled to be reimbursed therefor as hereinbefore provided. If such dispute is not resolved by Landlord and Tenant within ten (10) days after Landlord gives such notice of dispute to Tenant, such dispute shall be determined by arbitration in accordance with the provisions of Article 34 hereof. If such dispute is resolved by arbitration and it is determined that the obligation was a Required Obligation and that Tenant was entitled to perform the obligation in question, Landlord shall pay to Tenant the Self-Help Reimbursement Cost as provided, and in the manner set forth, in Section 49.02 above.
          (b) In addition to Landlord’s right to dispute Tenant’s determination that the obligation in question is a Required Obligation or that Tenant is otherwise entitled to perform the obligation in question, and regardless of whether Landlord so disputes such determination, if Tenant performs an obligation in respect of which Landlord receives a Self-Help Reimbursement Notice, then within the ten (10) day period commencing on the later of (i) the date on which Landlord receives the Self-Help Reimbursement Notice, and (ii) the date on which Landlord receives the bills, invoices, receipts and other information or documentation reasonably required by Landlord as hereinbefore provided, Landlord may dispute the correctness of the Self-Help Reimbursement Notice and the amount of the Self-Help Reimbursement Cost set forth therein, specifying (to the extent known to Landlord) the particular respects in which such Self-Help Reimbursement Notice is incorrect. If Landlord and Tenant fail to settle such dispute within thirty (30) days after Landlord so notifies Tenant, such dispute shall be determined by arbitration pursuant to Article 34 hereof, provided, however, if the dispute (if any) as to Tenant’s determination that the obligation in question is a Required Obligation or that Tenant is otherwise entitled to perform the obligation in question is to be resolved by arbitration, then the dispute as to the Self-Help Reimbursement Notice shall be resolved in the same arbitration. If any dispute regarding the correctness of the Self-Help Reimbursement Notice or the amount of the Self-Help Reimbursement Cost set forth therein is submitted to arbitration (and, if there was a dispute regarding the same, it is determined that (1) the obligation was a Required Obligation and (2) that Tenant was entitled to perform the obligation in question), Landlord shall pay to Tenant the Self-Help Reimbursement Cost as determined in such arbitration proceeding to be owing to Tenant, if any, in the manner set forth in Section 49.02 above.
     49.04 Pending the resolutions of any of the disputes described in Section 49.03(a) or (b) above by agreement between Landlord and Tenant or by arbitration as aforesaid, Landlord shall not be obligated to pay to Tenant any portion of the Self-Help Reimbursement Cost that Landlord has reasonably and in good faith disputed, and Tenant shall not be entitled to reduce the Base Rent with respect thereto. If as a result of such arbitration it is determined that the portion of the Self-Help Reimbursement Cost paid by Landlord (or being paid by Landlord in the form of a Base Rent reduction) is less than the amount owed by Landlord, then the underpayment shall, at Landlord’s option, be paid to Tenant within thirty (30) days after the arbitration decision is rendered and received by Landlord, or be added to the Base Rent reduction. If as a result of such arbitration it is determined that the portion of the Self-Help Reimbursement Cost paid by

Landlord (or being paid by Landlord in the form of a Base Rent reduction) is more than the amount owed by Landlord, then the overpayment to the extent paid by Landlord shall be refunded by Tenant to Landlord within thirty (30) days after the arbitration decision is rendered and received by Tenant. To the extent such overpayment has not yet been paid by Landlord, the Base Rent reduction shall be reduced by such overpayment.
ARTICLE 50
Omitted prior to execution.
ARTICLE 51
LANDLORD COOPERATION
     51.01 If requested by Tenant, and provided this Sublease is in full force and effect, Landlord shall, at no cost to Landlord, reasonably cooperate with Tenant in connection with Tenant’s attempt to (a) obtain an agreement from the lessor under the Existing Superior Lease to grant to Tenant, at Tenant’s sole cost and expense, (i) the right to use the approximate 2,500 square foot vacant lot known as 27-18 41st Avenue, Long Island City, New York (Block 416, Lot 33) for parking by Tenant, and (ii) the right to use up to 38 parking spaces (approximately 23 of which may be 24-hour spaces and the rest available from approximately 7PM to 7AM) in the existing parking lot immediately behind the Building, and (b) obtain an agreement from the lessor under the Existing Superior Lease and from the City of New York (and the other applicable Governmental Authorities), to permit a curb side bus stop on the 27th Street side of the Building, to accommodate Tenant’s shuttle bus.
     51.02 Nothing contained in this Article or elsewhere in this Sublease shall be deemed to constitute a warranty or representation by Landlord that Tenant will be able to obtain, in whole or in part, any of the agreements or rights described in Section 51.01 above, Tenant hereby acknowledging that Landlord has made no such representation or warranty, and Tenant’s inability or failure to obtain, in whole or in part, any of such agreements shall not relieve or release Tenant from any of its obligations or liabilities under this Sublease, constitute an actual or constructive eviction, or impose any liability upon Landlord.
     51.03 Notwithstanding anything contained in this Article to the contrary, Tenant shall not execute or deliver any of the agreements described in Section 51.01 above unless, not less than thirty (30) days prior to such execution, Tenant has delivered to Landlord a true, accurate an complete copy thereof, and, if any of the agreements or rights described in Section 51.01 would result in Landlord being obligated to make any payments (herein referred to as “Cooperation Payments”), then Tenant shall not execute or deliver any such agreements any all parties thereto agree therein that Landlord shall not be obligated to pay any such Cooperation Payments or any other payments Landlord would otherwise be obligated to make resulting therefrom, unless Tenant has provided reasonably acceptable security for such payment.

ARTICLE 52
LABOR HARMONY
     52.01 For the purposes of this Article, “Landlord Parties” shall mean the Landlord Indemnitees and the contractors, subcontractors, construction managers, service providers and vendors of any Landlord Indemnitee.
     52.02 With respect to the performance of any construction, installation, maintenance, or repair of the Premises or other portion of the Building by Tenant or any Tenant Party (including, without limitation, Tenant’s Work and any Alteration), or the use, occupancy or conduct of business by Tenant or any Tenant Party in the Premises or any other portion of the Building:
          (a) Neither Tenant nor any Tenant Party shall take any action that would or does (i) constitute or cause a violation of the union contracts or other labor agreements, if any, affecting any portion of the Real Property, to which Landlord or any Landlord Party is a party or by which Landlord or any Landlord Party is bound, or (ii) adversely affect or interfere with the management or operation of the Building or with the use or occupancy of any portion of the Building by persons lawfully in or upon the Building because Tenant or any Tenant Party has engaged in conduct in violation of any then existing union contracts, labor agreements or laws affecting the Premises or the Building. Tenant further covenants and agrees that it shall not interfere with, or permit any Tenant Party to interfere with, the business of Landlord or the business, use or occupancy of any other tenant or occupant in the Building or with the rights and privileges of any person(s) lawfully in the Building.
          (b) In the event of the failure of Tenant to comply with the provisions of Section 52.02(a) above (except in the case of picketing by a Tenant Party or other person against Tenant not arising out of the performance by Tenant or Tenant Party of any construction, installation, maintenance or repair of the Premises or other portion of the Building and unrelated to the operation of the Building, in which case Tenant’s obligations shall be limited to those expressly set forth in Section 52.02(c) below), Tenant shall: (i) promptly upon notice from Landlord, use commercially reasonable efforts to cooperate with Landlord to rectify such condition, up to and including ceasing the manner of exercise of such right giving rise to such condition, if reasonably deemed necessary by Landlord, and (ii) indemnify and hold harmless Landlord against all liability, loss or damage (including, without limitation, reasonable attorneys’ fees and audit costs) that Landlord shall suffer by reason of Tenant’s failure to comply with the provisions of Section 52.02(a) above. Landlord shall not exercise its right to terminate this Sublease as a result of Tenant’s breach of the provisions of Section 52.02(a) above, provided that: (x) such breach was not intentional, and (y) Tenant acts with continued diligence to rectify such condition under this Section 52.02(b) or Section 52.02(c) below, as applicable, promptly upon notice thereof from Landlord.
          (c) In the event that any picketing shall occur at or adjacent to the Real Property as a result of the failure of Tenant to comply with the provisions of Section 52.02(a) above or otherwise against Tenant or any Tenant Party by any person for any reason whatsoever and in addition to, and without limiting, all other rights and remedies of Landlord, Tenant shall: (i) reimburse Landlord for any additional or overtime security and barricade charges incurred by Landlord as a result thereof within ten (10) Business Days after Tenant’s receipt of Landlord’s invoice; (ii) to the extent permitted by Legal Requirements promptly upon notice from Landlord apply for a permit or emergency court order to prohibit such picketing to occur at or adjacent to the Real Property and to relocate such picketing to another location if such picketing will continue for more than one day.
     IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Sublease as of the date first above written.

LANDLORD: METROPOLITAN LIFE INSURANCE COMPANY
By:
Name:
Title:

TENANT: JETBLUE AIRWAYS CORPORATION
By:
Name:
Title:

EXHIBIT A
DESCRIPTION OF LAND

The “Land” defined and described in the Existing Superior Lease.

EXHIBIT B-1
FLOOR PLANS OF THE 5TH FLOOR

EXHIBIT B-2
FLOOR PLANS OF THE 6TH FLOOR

EXHIBIT B-3
FLOOR PLANS OF THE 7TH FLOOR

EXHIBIT B-4
STORAGE SPACE — LOWER LEVEL

EXHIBIT B-5
STORAGE SPACE — 2ND FLOOR

EXHIBIT B-6
INITIAL SOC

EXHIBIT C
PROHIBITED USES

1.	Any use which would violate any provision of the Existing Superior Lease, including, without limitation, the uses prohibited by Article 4 and Section 7.6(e) thereof.

2.	Any retail use or purpose, it being agreed that for the purposes of this Sublease, the term “retail” shall refer to a business whose primary patronage are off the street customers, exclusive of employees of Tenant, visiting the Premises in person;

3.	Primarily (as opposed to incidentally) as a call center or telephone answering service;

4.	Fundraising or solicitation from the Premises by means of telephone “bank”;

5.	An employment agency, search firm or similar enterprise whose primary patronage are off the street customers visiting the Premises in person for non-executive positions;

6.	Classrooms or a school, teaching center, learning center, studying center or vocational training center (this shall not prohibit the training of Tenant’s own employees);

7.	Athletic facilities including a tanning, exercise and/or racquet club or spa, gymnasium or other sports or recreational activity facility other than a fitness center in the FC Space if the FC Space shall become a part of the Premises;

8.	An auction house or the conduct of a public auction of any kind, other than over the internet or other comparable means;

9.	A sales or rental office whose primary patronage are off the street customers visiting the Premises in person;

10.	The business of photographic, multilith or multigraph reproductions or offset printing; except to the extent ancillary to Tenant’s business;

11.	A restaurant, bar, grocery store, fruit and vegetable store, supermarket, delicatessen, convenience store, bakery or any other establishment that sells or serves food or beverages for on-premises or off-premises consumption, other than to Tenant’s employees in such areas expressly designated in this Sublease for such purpose;

12.	A diagnostic or treatment medical, dental, psychiatric, psychological or veterinary center or office, or for the practice of medicine, dentistry, psychiatry, psychology or veterinary medicine or for the performance of any procedures (surgical other or otherwise) or for the treatment of patients;

13.	Medical, dental, psychiatric, psychological, veterinary or scientific laboratories;

14.	A narcotics, alcohol or substance abuse rehabilitation clinic or for the treatment of any narcotic addiction, alcoholism or substance abuse, except counseling to the extent ancillary to Tenant’s services for its employees;

15.	A mental health clinic, a sex therapy clinic, a public health clinic, a parenting, fertility or abortion clinic, or any similar clinic or center, except counseling to the extent ancillary to Tenant’s services for its employees;

16.	A messenger service, except to the extent ancillary to Tenant’s business;

17.	A day care center, except only for use by Tenant’s employees;

18.	Gambling or gaming, including, without limitation, an Off-Track betting, sports gambling, casino gambling or similar establishment, carnival or amusement park;

19.	Residential uses including hotels, motels, living quarters, apartments and lodging rooms;

20.	Manufacturing;

21.	Printing or electronic data processing except for the operation of normal business office equipment for Tenant’s own requirements in connection with the Permitted Use;

22.	Office, store, reading room, headquarters, center or other facility devoted or opposed to the promotion, advancement, representation, purpose or benefit of: (a) any political party, political movement or political candidate, (b) any religion, religious group or religious denomination, or (c) any domestic or foreign government;

23.	Public stenographer/public typist or telephone or secretarial services, except to the extent ancillary to Tenant’s business;

24.	Public utility company if the use by the public utility company involves off the street customers visiting the Premises in person;

25.	Check cashing or the sale of travelers’ checks and/or foreign exchange and/or a safe deposit business, except to the extent ancillary to Tenant’s business or located in the Amenities floor Space;

26.	Tax exempt or charitable, educational, religious, union or other not-for-profit uses as a primary use or religious use;

27.	Any use that is unlawful or illegal in the Building;

28.	Any use which in Landlord’s reasonable opinion is likely to (a) cause damage to any portion of the Building, (b) materially impair the appearance of the Building, (c) materially disturb or inconvenience other tenants or occupants of the Building; (d) constitute a material nuisance as defined in law, public or private; (e) discharge objectionable smoke, fumes, vapors or odors; (f) materially impair or interfere with any of the Building services, systems or equipment; (g) result in protests or civil disorder or commotions at, or other disruptions of the normal business activities in, the Building; or (h) be hazardous; or

29.	Any use which, in Landlord’s reasonable opinion, is likely to emit noises or sounds that are reasonably objectionable due to intermittence, beat, frequency, shrillness or loudness other than Roof Installations.

EXHIBIT D
LIST OF CONTRACTORS, CONSTRUCTION MANAGERS, MECHANICS AND
SUBCONTRACTORS APPROVED BY LANDLORD

[***]

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

EXHIBIT E
FORM OF SUBTENANT SNDA

     THIS SUBORDINATION, NONDISTURBANCE, RECOGNITION AND ATTORNMENT AGREEMENT (this “Agreement”) made as of __________ ___, 20__, by and among METROPOLITAN LIFE INSURANCE COMPANY (“Landlord”), a New York corporation having an office at 27-01 Queens Plaza North, Long Island City, New York 11101, and JETBLUE AIRWAYS CORPORATION (“Tenant”), a Delaware corporation having an office at 27-01 Queens Plaza North, Long Island City, New York 11101, and ______________________ a ____________ (“Subtenant”), a __________ _________________ having an office at _______________________—______.
Statement of Facts:
     By lease dated _________ ____, 2010 (the “Lease”), Landlord leased to Tenant portions of the building (the “Building”) located at 27-01 Queens Plaza North, Long Island City, New York (such portions of the Building being hereinafter referred to as the “Premises”).
     By sublease dated __________ ____, ____ (the “Sublease”), Tenant sublet to Subtenant the __________ floor[s] portion of the Premises (such __________ floor[s] portion of the Premises being hereinafter referred to as the “Sublet Premises”).
     As more particularly provided in Section 9.15 of the Lease, Landlord has agreed to execute and deliver this Agreement.
     NOW, THEREFORE, in consideration of the execution of this Agreement by the parties, Landlord, Tenant and Subtenant hereby agree as follows:
     1. Capitalized Terms.
          All terms not defined in this Agreement shall have the meaning ascribed to such terms in the Lease.
     2. Subordination.
          The Sublease, all of the terms, covenants and provisions thereof, and all of Subtenant’s rights, title, remedies, options and interests thereunder is, and shall at all times continue to be, subject and subordinate in each and every respect to the Lease, to all of the terms, covenants, conditions and provisions thereof, to all renewals, extensions, modifications, amendments, supplements and replacements thereof, and to all instruments, agreements, liens and encumbrances to which the Lease is now or from time to time hereafter subject or subordinate. The provisions of this Paragraph shall be self-operative and no further instrument shall be required; however, within ten (10) days after Landlord’s request therefor from time to time, Subtenant shall execute, acknowledge and deliver to Landlord any certificate or other instrument which Landlord may reasonably request to confirm such subordination by Subtenant.
     3. Non-disturbance.
          (a) If (i) the term of the Lease ends as a result of one (1) or more defaults (each, a “Tenant Default”) under any of the terms, covenants or conditions in the Lease on the part of the “Tenant” thereunder to observe, perform or comply with, (ii) no Tenant Default was caused by the act or omission of Subtenant or of any person or entity claiming by, through or under Subtenant, (iii) on the date (the “Termination Date”) that the term of the Lease so ends, the Sublease is in full force and effect, and there are no defaults under any of the terms, covenants or conditions in the Sublease, in this Agreement, or in Landlord’s written consent to the Sublease, on the part of Subtenant to observe, perform or comply with which remain uncured after the giving of any notice expressly required under the Sublease, this Agreement or said consent, and after the expiration of any cure period expressly permitted under the Sublease, this Agreement or said consent, (iv) on the Termination Date, Subtenant is not a debtor or debtor-in-possession in any voluntary or involuntary action or proceeding under the present or any future Federal bankruptcy code or any other present or future applicable Federal, State or other bankruptcy or insolvency statute or law, seeking or consenting to, or acquiescing in, any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief, and no trustee, receiver, custodian, assignee, sequestrator, liquidator or other similar official of Subtenant, or of any interest in Subtenant, or of all or substantially all of its properties, or of its interest in the Sublet Premises, exists, (v) Subtenant cures all Relevant Defaults (as such term is defined in Paragraph 3(c) below), if any, and (vi) either (A) on the Termination Date (1) Subtenant has at least the Required Subtenant Net Worth (as such term is defined in Section 9.15 of the Lease), (2) Subtenant has had at least the Required Subtenant Net Worth for at least the three (3) years immediately preceding the Termination Date, and (3) reasonably adequate proof thereof shall have been furnished to Landlord, or (B) on or before the Termination Date, there shall have been deposited with Landlord (either by the Subtenant or transferred by Tenant) a security deposit equal to not less than [***] (the conditions described in the preceding clauses (i) through (vi) being herein referred to as the “Attornment Conditions”), then (x) Landlord shall not terminate the Sublease or name or join the Subtenant as a party defendant in any action or proceeding in connection with the enforcement of the Landlord’s rights under the Lease which may be instituted or taken by the Landlord under the Lease by reason of any Tenant Default, unless, and only to the extent, such naming or joinder is necessary to enforcement of such rights and then only for such purpose and not for the purpose of terminating the Sublease, (y) Landlord shall not disturb the subleasehold estate created by the Sublease, or the possession and use of the Sublet Premises in accordance with the

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

terms of the Sublease and this Agreement, by reason of the subordination of the Sublease to the Lease, or the enforcement of the Landlord’s rights and remedies in connection with the Tenant Default, and (z) Subtenant shall attorn and be bound to Landlord, and Landlord shall be bound to, and accept the attornment of, Subtenant, in each case, under all of the terms, covenants and conditions of the Sublease for the balance of the term thereof, with the same force and effect as if the Landlord were the [sublandlord] under the Sublease, subject to the provisions of Paragraph 4 below. Subtenant waives the provisions of any statute or rule of law now or hereafter in effect that may give or purport to give it any right or election to terminate or otherwise adversely affect the Sublease or the obligations of Subtenant thereunder by reason of any termination of the Lease.
          (b) Intentionally omitted.
          (c) For purposes of this Paragraph, a “Relevant Default” shall mean a default under any of the non-monetary terms, covenants or conditions in the Lease on the part of the “Tenant” thereunder to observe, perform or comply with, with respect to, or which affect, the Sublet Premises (other than those non-monetary defaults which can neither be cured with the payment of money, nor cured by Subtenant having possession of, and access to, the Sublet Premises). “Relevant Defaults” include, but are not limited to, defaults under Articles 10, 11, 13, 15, 16, 17, 18 and 19 of the Lease, but only to the extent such non-monetary terms, covenants or conditions are with respect to, or affect, the Sublet Premises. If Subtenant is given notice of one (1) or more Relevant Defaults, Subtenant shall cure all such Relevant Defaults within the applicable cure periods set forth in Section 25.02 of the Lease. The failure to so cure all such Relevant Defaults shall be a default under this Agreement that is not subject to any additional notice or cure periods, and shall entitle Landlord to terminate the Sublease and to exercise any or all of its other remedies under the Sublease (as modified pursuant to Paragraph 4 below), at law and in equity. In addition, if any Relevant Default was caused by the act or omission of Subtenant or of any person or entity claiming by, through or under Subtenant, including, but not limited to, a default under any of the terms, covenants or conditions in the Sublease or in this Agreement on the part of Subtenant to observe, perform or comply with, then Landlord shall not be bound by, and shall have no obligation under, the provisions of clause (x), (y) or (z) of Paragraph 3(a) above, or the provisions of Paragraph 4 below.
          (d) Nothing contained in this Agreement shall be deemed to restrict or limit in any way Landlord’s rights or remedies against Tenant or limit in any way Tenant’s obligations or liabilities.
     4. Attornment.
          (a) If all of the Attornment Conditions occur and/or are satisfied, then from and after the date next succeeding the Termination Date, (x) Subtenant shall attorn and be bound to Landlord, and Landlord shall be bound to, and accept the attornment of, Subtenant, in each case, under all of the then executory terms, covenants and conditions of the Sublease for the balance of the term thereof remaining, with the same force and effect as if Landlord were the [sublandlord] under the Sublease, and (y) the Sublease shall continue in full force as a direct lease between Subtenant and Landlord upon all of the then executory terms, covenants and conditions of the Sublease for the balance of the term thereof remaining, except that Landlord shall not be:
               (i) liable for any previous act or omission of Tenant (or its predecessor in interest) under the Sublease;
               (ii) subject to any credits, offsets, claims, counterclaims, demands or defenses which Subtenant may have against Tenant (or its predecessors in interest);
               (iii) bound by any previous modification or amendment of the Sublease or by any previous prepayment of more than one (1) month’s rent, additional rent or other charges, unless such modification, amendment or prepayment shall have been expressly approved in writing by Landlord, which approval to a modification or amendment of the Sublease shall not be unreasonably withheld or delayed (A) to the extent Landlord would have been obligated to have been reasonable with respect to the approval of the original Sublease had the modification or amendment in question been a part thereof, and (B) the modification or amendment in question is submitted to Landlord for its approval prior to the effective date thereof;
               (iv) bound by any covenant to undertake or complete any construction of the Sublet Premises or any portion thereof or to perform any other work that Tenant is obligated to perform or to pay for or reimburse the Subtenant for any costs incurred in connection with any construction or work except to the extent required to be performed by Landlord under the Lease;
               (v) required to account for any security deposit of the Subtenant other than any security deposit actually delivered to Landlord;
               (vi) liable for the obligations of Tenant under the Sublease for any period of time other than such period as Landlord holds such interest;
               (vii) responsible for any monies owing by Tenant to the credit of Subtenant;
               (viii) bound by any obligation to make any payment to Subtenant or grant or be subject to any credits;
               (ix) bound by any obligation to provide any service or furnish any utility that Landlord is not obligated to provide or furnish under the Lease to the portion of the Sublet Premises; or
               (x) bound by any obligation to restore the Building, the Sublet Premises or any furniture, fixtures, equipment or property therein in the event of a fire, other casualty or condemnation of the Building or the Sublet Premises or any portion thereof, except as expressly set forth in the Lease.

          (b) The Sublease shall be deemed modified by the provisions of Landlord’s written consent thereto. In addition, from and after the date (the “Attornment Effective Date”) that the Sublease becomes a direct lease between Landlord and Subtenant, as more particularly set forth in clause (y) of Paragraph 4(a) above, the Sublease shall be deemed modified to incorporate the provisions of Paragraph 4(a) above, and to incorporate the following:
               (i) If, in Landlord’s sole and absolute judgment, (x) any of the terms, covenants or conditions of the Lease are more favorable to Landlord than a corresponding provision of the Sublease, then the term, covenant or condition of the Lease that is more favorable to Landlord shall be deemed incorporated into the Sublease and shall supersede the corresponding provision of the Sublease; (y) a provision of the Lease which is favorable to Landlord is omitted from the Sublease, then such favorable provision shall be deemed incorporated into the Sublease, or (z) any provision of the Sublease (A) increases Landlord’s obligations or liabilities beyond those which are set forth in the Lease as same relate to the Sublet Premises, (B) decreases Landlord’s rights or remedies below those which are set forth in the Lease as same relate to the Sublet Premises, (C) increases Subtenant’s right or remedies beyond those which are set forth in the Lease for the benefit of Tenant, or (D) decreases Subtenant’s obligations or liabilities below those which are set forth in the Lease for Tenant, then the provision of the Lease that is favorable or more favorable to Landlord shall be deemed incorporated into the Sublease and shall supersede any corresponding or inconsistent provision of the Sublease;
               (ii) In furtherance of subparagraph (i) above, if at any time or from time to time, from and after the Attornment Effective Date, the rent, additional rent and other charges payable under the Sublease, in the aggregate, shall be less, in the aggregate, than the sum of the Base Rent, Additional Rent and other charges that would have been payable for the corresponding period under the Lease and for the corresponding portion of the Premises determined on a per rentable square foot basis based on the rentable area of the Sublet Premises as compared to the rentable area of the Premises (as reasonably determined by Landlord) had the Lease not been terminated (such sum being herein referred to as the “Lease Rent”), then, in such event, the rent, additional rent and other charges payable under the Sublease shall be deemed to be increased, without any further action, to the Lease Rent for the corresponding period under the Lease had the Lease not been terminated, regardless of whether such deficiency is attributable to any [***] expressly provided for in the Sublease;
               (iii) Subtenant shall pay the Annual Condenser Water Charge, if any, set forth in the Lease, in accordance with, and subject to, the applicable provisions of the Lease; provided, however, that if the Sublet Premises is not the entire Premises, the Annual Condenser Water Charge, if any, shall be prorated based on tonnage of the

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

____________ AC Units, if any, that service the Sublet Premises. If Landlord and Subtenant cannot agree on such pro-ration, such dispute shall be resolved by arbitration pursuant to the provisions of Article 34 of the Lease, as if, for the purposes of said Article 34, Subtenant were the Tenant;
               (iv) Intentionally omitted;
               (v) The consent or approval of Landlord shall be required under the Sublease with respect to any circumstances which would have required the consent or approval of Landlord under the Lease, subject to and in accordance with the provisions of the Lease; and
               (vi) WITH RESPECT TO THE SATISFACTION OF SUBTENANT’S REMEDIES FOR THE COLLECTION OF A JUDGMENT, AWARD OR DAMAGES (OR OTHER JUDICIAL OR ADMINISTRATIVE PROCESS OR ARBITRATION PROCEEDING) AGAINST LANDLORD IN THE EVENT OF EITHER ANY DEFAULT BY LANDLORD UNDER, THIS AGREEMENT, THE SUBLEASE (AS MODIFIED BY THIS PARAGRAPH 4), OR OTHERWISE IN RESPECT OF, OR APPURTENANT TO, THIS AGREEMENT, THE SUBLEASE (AS MODIFIED BY THIS PARAGRAPH 4), THE SUBLET PREMISES OR THE REAL PROPERTY, LANDLORD’S AGGREGATE LIABILITY FOR ANY AND ALL CLAIMS, ACTIONS AND JUDGMENTS SHALL BE AS SET FORTH IN SECTION 36.02 OF THE LEASE. NO PARTNER, MEMBER, OFFICER OR DIRECTOR OF LANDLORD, DISCLOSED OR UNDISCLOSED), SHALL BE SUBJECT TO LEVY, EXECUTION OR OTHER ENFORCEMENT PROCEDURE FOR THE SATISFACTION OF SUBTENANT’S REMEDIES UNDER OR WITH RESPECT TO THIS AGREEMENT, THE SUBLEASE (AS MODIFIED BY THIS PARAGRAPH 4), THE RELATIONSHIP OF LANDLORD AND SUBTENANT THEREUNDER, OR THE USE AND OCCUPANCY OF THE SUBLET PREMISES BY SUBTENANT OR BY ANY PERSON OR ENTITY CLAIMING BY, THROUGH OR UNDER SUBTENANT OR OTHERWISE IN RESPECT OF, OR APPURTENANT TO, THIS AGREEMENT, THE SUBLEASE (AS MODIFIED BY THIS PARAGRAPH 4), THE SUBLET PREMISES OR THE REAL PROPERTY. LANDLORD SHALL IN NO EVENT BE LIABLE FOR ANY LOSS OF BUSINESS OR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES UNDER OR WITH RESPECT TO THIS AGREEMENT, THE SUBLEASE (AS MODIFIED BY THIS PARAGRAPH 4), THE RELATIONSHIP OF LANDLORD AND SUBTENANT THEREUNDER, OR THE USE AND OCCUPANCY OF THE SUBLET PREMISES BY SUBTENANT OR BY ANY PERSON OR ENTITY CLAIMING BY, THROUGH OR UNDER SUBTENANT OR OTHERWISE IN RESPECT OF, OR APPURTENANT TO, THIS AGREEMENT, THE SUBLEASE (AS MODIFIED BY THIS PARAGRAPH 4), THE SUBLET PREMISES OR THE REAL PROPERTY.
          (c) The provisions of this Paragraph shall be self-operative and no further instrument shall be required; however, within ten (10) days after Landlord’s request therefor from time to time, Subtenant shall execute, acknowledge and deliver to Landlord any certificate or other instrument which Landlord may reasonably request to confirm such attornment by Subtenant.

     5. Covenants of Subtenant.
          (a) Subtenant agrees for the benefit of Landlord that Subtenant will not:
          (i) Pay any rent, additional rent or other charges more than one (1) month in advance of accrual; or
          (ii) Modify or amend the Sublease without Landlord’s prior written consent.
          (b) If any act or omission of Tenant would give Subtenant the right, immediately or after notice or lapse of a period of time or both, to cancel or terminate the Sublease or to claim a partial or total eviction or constructive eviction, Subtenant shall not exercise such right (a) until it has given written notice of such act or omission to Landlord, and (b) until the expiration of thirty (30) days after notice of such default is given to such Landlord, provided however, if such default is not capable of cure within said thirty (30) day period then, in such event, until a reasonable period of time shall have elapsed following the giving of notice of such default. Landlord shall have the right, but not the obligation, to cure such act or omission, and the failure, refusal or inability of Landlord or Tenant to cure such act or omission shall not impose upon Landlord any obligation or liability whatsoever.
          (c) All claims, demands or causes of action which Subtenant may have against any prior sublandlord under the Sublease (including, but not limited to, Tenant) under any provisions of, or with respect to, the Sublease, or on account of any matter, condition or circumstance arising out of the relationship of sublandlord and subtenant under the Sublease, Subtenant’s occupancy of the Sublet Premises or Tenant’s prior ownership thereof, shall be enforceable solely against such prior sublandlord personally to the extent provided in the Sublease and Landlord shall not be subject to any such claim, demand or cause of action against such prior sublandlord.
     6. Payment to Landlord.
          After notice is given to Subtenant by Landlord that, pursuant to the Lease, the rent, additional rent and other charges payable under the Sublease shall be paid to Landlord, Subtenant shall pay to Landlord, or in accordance with the directions of Landlord, all rent, additional rent and other charges payable under the Sublease, and Tenant hereby expressly authorizes Subtenant to make such payments to Landlord (or Landlord’s designee) and hereby fully releases and discharges Subtenant of, and from any liability to Tenant on account of any such payments, which payments to the extent made by Subtenant, shall be deemed to be payment under the Lease in satisfaction of Tenant’s obligation under the Lease with respect to such payment.
     7. Representations and Warranties.
          Tenant and Subtenant jointly and severally represent and warrant to Landlord that:

          (a) The Sublease is in full force and effect and has not been modified [except as follows: _____________]; and
          (b) No rent, additional rent or other charges under the Sublease have been paid more than one (1) month in advance of accrual.
     8. Successors and Assigns.
          The provisions of this Agreement shall inure to the benefit of and shall be binding upon Subtenant, Tenant and Landlord and their respective heirs, personal representatives, successors and assigns, with the same effect as if mentioned in each instance where a party is named or referred to; provided, however, the obligations and liabilities of Landlord under this Agreement shall not be binding upon Landlord herein named with respect to any period subsequent to the transfer of its interest in the Building as owner or lessee thereof and in the event of such transfer said obligations shall thereafter be binding upon each transferee of the interest of Landlord herein named as such owner or lessee of the Building and such transferee shall be deemed to have assumed such obligations as if assumed in writing, but only with respect to the period ending with a subsequent transfer within the meaning of this Paragraph. Nothing contained in this Agreement shall be deemed Landlord’s consent to an assignment of Subtenant’s interest in the Sublease, to the transfer of any interest in Subtenant, or to the further subletting of the Sublet Premises or any portion thereof.
     9. Acknowledgment and Agreement by Tenant.
          Tenant, as sublandlord under the Sublease and tenant under the Lease, acknowledges and agrees that:
          (a) This Agreement does not:
               (i) constitute a waiver or modification by Landlord of any of its rights under the Lease; and
               (ii) in any way release Tenant from its obligations to comply with the terms, provisions, conditions, covenants, agreements and clauses of either the Lease or the Sublease;
          (b) The provisions of the Lease remain in full force and effect in accordance with its terms; and
          (c) Landlord has no obligation to Subtenant under the Lease, nor shall Landlord incur any liability to Subtenant with respect to any warranties of any nature whatsoever contained in the Lease, whether pursuant to the Lease or otherwise, including, but not limited to, any warranties respecting use, compliance with zoning, Tenant’s title, Tenant’s authority, habitability, fitness for purpose or possession.

     10. Estoppel.
          Within ten (10) days after Landlord’s request, Tenant and Subtenant shall execute and deliver to Landlord a statement (a) certifying that the Sublease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications) and whether any options granted to Subtenant pursuant to the provisions of the Sublease have been exercised, (b) setting forth and certifying the commencement date and the expiration date of the term of the Sublease and the amount of base, minimum or fixed rent and the additional rent payable thereunder, the (c) certifying the dates to which the rent, additional rent and other charges payable under the Sublease have been paid and the amounts thereof, (d) stating whether or not, to the best knowledge of the signer of the statement, either Tenant or Subtenant is in default in performance of any of its obligations under the Sublease, (e) stating whether Subtenant has any rights to offsets or abatement of rent, (f) stating whether Subtenant has paid any rent, additional rent or other charges more than one (1) month in advance of accrual, and (g) certifying such other information relating to the Sublease, the Sublet Premises or this Agreement as Landlord reasonably requests, it being intended that any such statement delivered pursuant hereto may be relied upon by others with whom Landlord may be dealing and their respective successors and/or assigns.
     11. Notices.
          (a) Except as otherwise expressly permitted in this Agreement, all notices, demands, approvals, consents, requests and other communications (collectively, “Notices”) which under the terms of this Agreement must or may be given or made by the parties hereto, must be in writing (whether or not so stated elsewhere in this Agreement and whether or not the term “Notice” is used to describe any such notice, demand, approval, consent, request or other communication), and must be given or made either by sending the Notice by (i) hand delivery or (ii) an overnight commercial courier service (“next business day delivery”) which provides for delivery with receipt guaranteed, in either case addressed to each party as follows:

If to Landlord:	at the address set forth on the first page of this
Agreement, Attention:

With a copy to:	Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
Attention: , Esq., and

If to Tenant:

Attention:

With a copy to:

Attention:

If to Subtenant:

Attention:

With a copy to:

Attention:
          (b) All Notices shall be deemed to have been made or given (i) if delivered by hand as provided for in this Paragraph, on the date receipt thereof is acknowledged by the party to whom the Notice is being given (including an employee or agent of such party), or (ii) if sent by commercial courier as provided for in this Paragraph, on the date which is one (1) Business Day (as defined in the Lease) after accepted by the commercial courier for delivery. Either party may designate by a Notice given in the manner herein specified a new or other address to which Notices shall thereafter be so given or made.
     12. Miscellaneous.
          (a) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute and be construed as one and the same instrument.
          (b) The reasonable cost of attorneys’ fees and disbursements for any legal action or arbitration between or among the parties arising out of any dispute or litigation relating to enforcement of this Agreement shall be borne by the party or parties against whom a final, unappealable, decision is rendered.
          (c) This Agreement shall be deemed to be an agreement entered into pursuant to the laws of the State of New York and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the State of New York that are applicable to agreements made and to be performed in that state, without giving effect to the principles of conflict of laws except section 5-1401 of the New York General Obligations Law.
          (d) TO THE EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD, TENANT AND SUBTENANT HEREBY IRREVOCABLY WAIVE ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER MATTER ARISING HEREUNDER.
          (e) All actions and proceeding with respect to this Agreement or any other matter arising hereunder, and all actions and proceedings for enforcement of any judgment or order in respect of this Agreement or any other matter arising hereunder may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, Tenant and Subtenant hereby accept for themselves and in respect of their property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. Landlord, Tenant and Subtenant hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other matter arising hereunder brought in the courts referred to above and hereby further irrevocably waive and agree not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.
          (f) Nothing in this Agreement or otherwise shall affect the right of Landlord, Tenant or Subtenant to serve process in any manner permitted by law or limit the right of Landlord, Tenant, Subtenant or any of its successors or assigns to commence actions, bring proceedings or enforce judgments or orders against Landlord, Tenant or Subtenant in the courts of any jurisdiction or jurisdictions.
          (g) This Agreement sets forth the entire agreement between the parties regarding the matters described herein, superseding all prior agreements and understandings, written and oral, regarding such matters. This Agreement shall not be canceled, modified or amended orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors or assigns.
          (h) The captions and headings in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.
          (i) Landlord, Tenant and Subtenant each represent and warrant to the other that it has not relied upon any representation or warranty, express or implied, in entering into this Agreement, except those which are set forth herein.
          (j) If any of the provisions of this Agreement, or its application to any situation, shall be invalid or unenforceable to any extent, the remainder of this Agreement, or the application thereof to situations other than that as to which it is invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
          (k) Submission by Landlord of the within Agreement for execution by Tenant and Subtenant shall confer no rights nor impose any obligation on Landlord unless and until Landlord, Tenant and Subtenant shall have executed this Agreement and duplicate originals thereof shall have been delivered by Landlord, Tenant and Subtenant to each other.

          (l) The Statement of Facts first set forth in this Agreement and any exhibits and schedules attached hereto are incorporated into this Agreement and are, and shall for all purposes be deemed to be, a part of this Agreement.
          (m) Tenant hereby agrees to pay the reasonable legal fees and expenses incurred by Landlord in connection with the preparation of this Agreement.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

LANDLORD:

By:
Name:
Title:

TENANT:

By:
Name:
Title:

SUBTENANT:

By:
Name:
Title:

EXHIBIT F
RULES AND REGULATIONS

     (2) Intentionally omitted.
     (3) The rights of each tenant in the entrances, corridors and elevators servicing the Building are limited to ingress and egress from such tenant’s premises for the tenant and its employees, licensees and invitees, and no tenant shall use, or permit the use of, the entrances, corridors or elevators for any other purpose. No tenant shall invite to the tenant’s premises, or permit the visit of, persons in such numbers or under such conditions as to interfere with the use and enjoyment of any of the plazas, entrances, corridors, elevators and other facilities of the Building by any other tenants. Fire exits and stairways are for emergency use only, and they shall not be used for any other purpose by the tenants, their employees, licensees or invitees, except as specifically permitted in the Sublease including, without limitation, to the extent permitted by Legal Requirements, Tenant may use fire stairs to go between floors. No tenant shall encumber or obstruct, or permit the encumbrance or obstruction of, any of the sidewalks, plazas, entrances, corridors, elevators, fire exits or stairways of the Building. No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the halls, corridors or vestibules. Landlord reserves the right to control and operate the public portions of the Building and the public facilities, as well as facilities furnished for the common use of the tenants, in such manner as it deems best for the benefit of the tenants generally, provided, however, Landlord shall operate all public portions, public facilities and common areas in a manner commensurate with other multi-tenant first-class office building in New York City. Nothing herein shall limit Tenant’s right to use the plaza area on the 8th floor for meetings and receptions in accordance with the express provisions of the Sublease.
     (4) Landlord may refuse admission to the Building to any person not known to the attendant in charge or not having a pass issued by Landlord or the tenant whose premises are to be entered or not otherwise properly identified or registered, and may require all persons admitted to or leaving the Building to register and provide appropriate identification. Tenant shall be responsible for all persons for whom it issues any such pass or who it so registers and shall be liable to Landlord for all acts or omissions of such persons. Any person whose presence in the Building at any time shall, in the reasonable judgment of Landlord, be prejudicial to the safety, or (except for full-time employees of Tenant), the character, the reputation or the interests of the Building or of its tenants, may be denied access to the Building or may be ejected therefrom. In case of invasion, riot, public excitement or other similar commotion which may result in imminent injury to persons or material property damage, Landlord may prevent all access to the Building during the continuance of the same, by closing the doors or otherwise, for the safety of the tenants and protection of property in the

Building. Landlord reserves the right to inspect all packages and other objects to be brought into the Building and to exclude from the Building all packages and other objects which violate any of these Rules and Regulations or this Sublease. Landlord may require any person leaving the Building with any package or other object to exhibit a pass, listing such package or other object, from the tenant from whose premises the package or object is being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on Landlord for the protection of any tenant against the removal of property from the premises of such tenant. Landlord shall, in no way, be liable to any tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from the tenant’s premises or the Building under the provisions of this rule. Canvassing, soliciting or peddling in the Building is prohibited and each tenant shall cooperate to prevent the same.
     (5) No tenant shall obtain or accept for use in its premises ice, (except as provided in pantries, in permitted vending machines and except further for catered events), beverage (except as provided in pantries, permitted vending machines and except further for catered events), towel, barbering, boot blacking, floor polishing, lighting maintenance, cleaning or other similar services from any persons (other than Tenant’s employees or employees of Tenant Parties) not authorized, designated or approved by Landlord in writing to furnish such services. Such services shall be furnished only at such hours, in such places within the tenant’s premises and under such reasonable regulations as may be determined by Landlord from time to time.
     (6) No lettering, sign, advertisement, notice or object shall be displayed outside the tenant’s premises (including in or on the exterior windows or doors), or on the outside of any tenant’s premises, or at any point inside any tenant’s premises where the same might be visible outside of such premises, except that the name of the tenant may be displayed on the entrance door of the tenant’s premises, and in the elevator lobbies of the floors which are occupied entirely by any tenant, subject to the approval of Landlord as to the size, colors, dimensions, materials, finishes and method of attachment of such display. Listing of the name of the tenant on the directory boards in the Building shall be done by Landlord at its expense; any other listings shall be in the discretion of Landlord. In the event of the violation of the foregoing by any tenant, Landlord may remove the same without any liability, and may charge the reasonable expense incurred in such removal to the tenant violating this rule. In the event of any conflict between this rule and the provisions of Section 45 of the Sublease, the provisions of Section 45 of the Sublease shall control.
     (7) No awnings or other projections shall be attached to the outside walls, windows or any other portion of the Building. All curtains, blinds, shades or screens must be of a quality, type, design and color, and attached in the manner approved by Landlord, which approval shall not be unreasonably withheld. Linoleum, tile or other floor coverings shall be laid in a tenant’s premises only in a manner approved by Landlord which approval shall be granted in accordance with Article 13 of the Sublease.
     (8) The sashes, sash doors, skylights, windows and doors that reflect or admit light and air into the tenant’s premises or into the halls, passageways or other public places in the Building shall not be covered or obstructed by any tenant (except for Building standard window shades or window shades approved by Landlord), nor shall any bottles, parcels or other articles be placed on the window sills or on the peripheral air conditioning or heating enclosures, if any. All windows of the tenant’s premises shall remain closed at all times.
     (9) No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the tenant’s premises or the Building, except for guide and other service dogs or other animals to assist the disabled and any bicycle storage area provided in the Storage Space or in the Bicycle Space.
     (10) The moving, removal, or the carrying in or out of any safes, freight, furniture, packages, boxes, crates or any other object or matter of any description must take place during such hours and in such elevators, in such manner as Landlord or its agent may reasonably determine from time to time, and upon previous notice to Landlord. All persons employed to move any of the foregoing shall be reasonably acceptable to Landlord and, if so required by applicable Requirements, shall hold a Master Rigger’s license. Freight, furniture, business equipment, merchandise and bulky matter of any description shall be delivered to and removed from the premises only in the freight elevators and through the service entrances and corridors, and only during hours and in a manner reasonably approved by Landlord. Arrangements will be made by Landlord with any tenant for moving large quantities of furniture and equipment into or out of the Building.
     (11) If a tenant’s premises is or becomes infested with rats, mice, insects and other vermin as a result of the use or any misuse or neglect by tenant, a subtenant or any of their respective agents, employees, visitors or licensees, such tenant shall at its expense cause the same to be exterminated from time to time to the reasonable satisfaction of Landlord and shall employ such exterminators and such exterminating company or companies as shall reasonably be designated by Landlord or, if none is so designated, as reasonably approved by Landlord. The presence of vermin shall not be presumptive that Tenant caused such condition.
     (12) No dangerous, inflammable, hazardous, combustible or explosive substance or material, including gases and liquids, shall be brought into the Building by any tenant, or any tenant’s contractors, employees or agents, or with the permission of any tenant.
     (13) No tenant shall occupy or permit any portion of its premises to be occupied as an office for a public stenographer or public typist, or for the possession, storage, manufacture, or sale of liquor, narcotics, dope, tobacco in any form, or as a barber, beauty or manicure shop, or as a school (except for corporate training by Tenant for its employees). No tenant shall use, or permit its premises or any part thereof to be used, for manufacturing, or the sale at retail or auction of merchandise, goods or property of any kind.
     (14) Omitted prior to execution.

     (15) No acids, vapors, paper towels or other materials shall be discharged or permitted to be discharged into the waste lines, vents or flues of the Building which may damage them. The water and wash closets and other plumbing fixtures in or serving any tenant’s premises shall not be used for any purpose other than the purposes for which they were designed or constructed, and no sweepings, rubbish, rags, acids or other foreign substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have, caused the same.
     (16) Additional locks or bolts of any kind which shall not be operable by the Grand Master Key for the Building shall not be placed upon any of the doors or windows by any tenant, nor shall any changes be made in locks or the mechanism thereof which shall make such locks inoperable by said Grand Master Key. Additional keys for a tenant’s premises and toilet rooms shall be procured only from Landlord who may make a reasonable charge therefor. Each tenant shall, upon the termination of its tenancy, turn over to Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys furnished by Landlord, such tenant shall pay to Landlord the cost thereof.
     (17) Omitted prior to execution.
     (18) Hand trucks not equipped with rubber tires and side guards shall not be used within the Building.
     (19) All windows in each tenant’s premises shall be kept closed and all blinds therein, if any, above the ground floor shall be lowered when and as reasonably required because of the position of the sun, during the operation of the Building air-conditioning system to cool or ventilate the tenant’s premises. If Landlord shall elect to install any energy saving film on the windows of the Premises or to install energy saving windows in place of the present windows, tenant shall cooperate with the reasonable requirements of Landlord in connection with such installation and thereafter the maintenance and replacement of the film and/or windows and permit Landlord to have access to the tenant’s premises at reasonable times to perform such work.
     (20) Landlord, its contractors, and their respective employees shall have the right to use, without charge therefor, all light, power and water in the premises of any tenant while cleaning or making repairs or alterations in the premises of such tenant.
     (21) No premises of any tenant shall be used for lodging of sleeping or for any illegal purpose.
     (22) The requirements of tenants will be attended to only upon application at the office of the Building or pursuant to the requirements of the Sublease. Employees of Landlord shall not perform any work or do anything outside of their regular duties, unless under special instructions from Landlord.

     (23) To the extent there is a conflict between the provisions contained in this Exhibit and the other provisions of this Sublease, the other provisions of the Sublease shall govern and control.
     (24) The Landlord reserves the right to rescind, alter or waive any rule or regulation at any time prescribed for the Building when, in its reasonable judgment, it deems it necessary, desirable or proper for its best interest and for the best interests of the tenants, and no alteration or waiver of any rule or regulation in favor of one tenant shall operate as an alteration or waiver in favor of any other tenant. The Landlord shall not be responsible to any tenant for the non-observance or violation by any other tenant of any of the rules and regulations at any time prescribed for the Building, provided, however, Landlord shall not discriminate in enforcing any of the rules and regulations. Notwithstanding the foregoing, Tenant shall have the right to approve any rescission, alteration or waiver of any rule or regulation or addition of new rules and regulations if such change adversely and materially affects Tenant’s operations in the Premises for the Permitted Uses, which approval shall not be unreasonably withheld or delayed.

EXHIBIT G
CLEANING SPECIFICATIONS

METLIFE * 27-01 QUEENS PLAZA NORTH * LONG ISLAND CITY * NY * 11101
***TT CLEANING SPECIFICATIONS***
I. Tenant office and meeting room areas:
A.	Nightly –

Sweep and/or mop all hard floor surfaces (stone, terrazzo, vinyl, wood, rubber, ceramic tile, granite paver, etc) uncarpeted raised floors and other types of unwaxed flooring. Sweep and dust mop all interior wood floor surfaces.

Vacuum all rugs and carpeted areas (including carpet on raised floors). Sweep or vacuum all internal stairwells.

Dust, wipe clean and sanitize all telephones.

Remove all gum and foreign matter in plain sight.

Empty and clean all waste receptacles and remove wastepaper and waste materials to designated areas. This includes both non-recyclable and recyclable trash bins.

Supply and install all waste receptacle liners if required.

Wash clean, sanitize and polish dry all water fountains and water coolers, emptying all water reservoirs.

All cleaning tasks shall be scheduled so that a minimum number of lights are to be left on. Upon completion of cleaning, all lights are to be turned off. All entrance doors are to be kept locked during the entire operation.

B.	Weekly –

Wash and polish all glass tabletops and plastic desks.

Wash and clean all vinyl cove base and terrazzo floor base.

Spray and buff all waxed floor surfaces including all resilient stone, terrazzo and composition flooring.

Damp dust all interiors of waste basket receptacles and wash when necessary.

Perform spot cleaning on carpet and rugs as needed.

C.	Monthly

Strip, wax and wash all waxed floor surfaces including all resilient stone, terrazzo and composition flooring.

Spot clean all partitions and glass door panels within arms reach.

Clean tracks and saddles of elevators.

Dust all door louvers, bucks and other ventilating louvers within reach.

D.	Quarterly

High dust all hard to reach areas not reached in nightly cleaning including all picture frames, charts, graphs, similar wall hangings, walls, doors, partitions, electrical and light fixtures, vents, louvers, ducts, and sprinklers.

Damp wash and dry thoroughly all air conditioning louvers, grills, etc. not reached in nightly cleaning.

Clean and dust all wood wall surfaces with untreated dry cloth in designated areas.

Buff all wooden floors using approved solutions.

Bonnet clean carpets and rugs.
II.	Base Building Common areas
A.	Nightly

Sweep and mop lobby flooring

Clean all door saddles in lobbies

Empty, clean and sanitize all wastebaskets, cigarette urns and refuse receptacles

Wipe clean all metal railings.

Spot clean and vacuum all walk-off mats

Mop floors and bins in wet rubbish areas.

Keep wastepaper, cardboard rubbish, etc stored in appropriate receptacles or assigned rooms.

Clean floors, walls, doors, etc. as necessary.

B.	Quarterly –

Dust all speaker/strobes, exit lights and light fixtures

Dust walls, manual pull stations, door handles, etc.

Machine wash, power scrub and refinish main lobby floors.
III.	Passenger Elevators and Freight Elevator lobbies
A.	Nightly

Wipe down with a lint free cloth (wash if necessary) elevator doors and frames. Vacuum and polish all saddles and bottom tracks.

Dust double doors and frames (both sides).

Remove all finger marks from light switches and surrounding surfaces.

Sweep and damp mop the floor.

Vacuum carpeted elevator lobbies

Spot clean glass doors to remove smudge marks

Dust and wipe down inside walls of elevator cabs.
IV.	Exit Stairs – roof to grade
A.	Monthly

Dust all light fixtures (tops/lenses)

Sweep and damp mop all landings, stairwells and stair treads.

Remove all debris roofs to grade.

Dust all exposed structural members, pipes and valves and fire extinguishing equipment.

V.	Lavatories
A.	Nightly

Restock all lavatories with supplies, including paper towels, toilet tissue, toilet seat covers, and hand soap, as required.

Restock all sanitary napkin and tampon dispensers as required.

Wash and polish all mirrors, dispensers, toilets, toilet seats (both sides), urinals and sinks with non-abrasive disinfectant cleaner.

Remove all stains and scale from toilets, urinals and sinks as required.

Mop all restroom floors with disinfectant germicidal solution.

Empty and sanitize all waste, sanitary napkin and tampon receptacles.

Remove all restroom trash to designated areas. Supply and install plastic liners as necessary.

Spot clean fingerprints, marks and graffiti from walls, partitions, glass, aluminum and light switches.

Check for lights burned out or not working properly and report them to the supervisor. Plumbing problem i.e. dripping faucets and mechanical deficiencies should also be reported. Supervisor is to advise of needed repairs.

Partition tops and edges, air conditioning diffusers and return air grilles, and lighting fixtures dusted.

Wipe and wash down all tiles walls and metal partitions. Partitions should be left clean and unstreaked.

B.	Monthly –

Dust high reach areas including but not limited to, structural ledges, mirror tops.

Clean all ventilating grills

Dust all doors, doorjambs and louvers.

Scrub floors and ceramic wall tiles.

VI.	Window Cleaning
A.	Clean exterior and interior perimeter windows 2 times per year.

EXHIBIT H
DEFINITIONS

          (a) The term mortgage shall include an indenture of mortgage and deed of trust to a trustee to secure an issue of bonds, and the term mortgagee shall include such a trustee.
          (b) The terms include, including and such as shall each be construed as if followed by the phrase “without being limited to”.
          (c) The term obligations of this Sublease, and words of like import, shall mean the covenants to pay rent and Additional Rent under this Sublease and all of the other covenants and conditions contained in this Sublease. Any provision in this Sublease that one party or the other or both shall do or not do or shall cause or permit or not cause or permit a particular act, condition, or circumstance shall be deemed to mean that such party so covenants or both parties so covenant, as the case may be. In addition, all of the covenants of Tenant under this Sublease, whether expressed or implied, shall be deemed and construed to be “conditions” as well as “covenants” as though the words specifically expressing or implying covenants and conditions were used in each separate instance.
          (d) The term Tenant’s obligations hereunder, and words of like import, and the term Landlord’s obligations hereunder, and words of like import, shall mean the obligations of this Sublease which are to be performed or observed by Tenant, or by Landlord, as the case may be. Reference to performance of either party’s obligations under this Sublease shall be construed as “performance and observance”.
          (e) Reference in this Sublease to Tenant being or not being in default hereunder or in default under this Sublease, or words of like import, shall mean that Tenant is in or is not in, as the case may be, default in the observance or performance of, or compliance with, one or more of the terms, covenants, obligations or conditions on Tenant’s part to observe, perform or comply with under this Sublease, or that a condition of the character described in Section 25.01 , or that an Event of Default, has occurred and continues.
          (f) References in this Sublease to Landlord having no liability to Tenant or to any other person or being without liability to Tenant or to any other person, or words of like import, (x) shall mean that neither Tenant nor any other Tenant Party is entitled to terminate this Sublease, or to claim actual or constructive eviction, partial or total, or to receive any abatement or diminution of rent, or to claim or receive damages of any kind (including consequential damages) or to be relieved in any manner of any of its other obligations hereunder, or to be compensated for loss or injury suffered or to enforce any other kind of liability whatsoever against Landlord under or with respect to this Sublease or with respect to Tenant’s use or occupancy of the Premises, and (y) the term “Landlord” shall include all Landlord Indemnitees.
          (g) The term “Legal Requirements” shall mean all present and future laws, ordinances, requirements, orders, directives, rules, resolutions, codes, and regulations of all Governmental Authorities having jurisdiction over the Building.
          (h) The term “Insurance Requirements” shall mean all present and future rules, regulations, orders and other requirements of the New York Board of Fire Underwriters, the New York Fire Insurance Rating Organization and all other similar organizations performing the same or similar functions and having jurisdiction of the Building and/or the Premises, and all requirements, obligations and conditions imposed by the carrier of Landlord’s property damage policy for the Building.
          (i) The term “Requirements” shall mean, collectively, Legal Requirements and Insurance Requirements.
          (j) The term “Governmental Authority (Authorities)” shall mean all governmental, public and quasi-public authorities, including the United States of America, the State of New York, the City of New York and all subdivisions thereof, including all executive, legislative and judicial bodies, agencies, departments, commissions, boards, bureaus and instrumentalities of any of the foregoing, now existing or hereafter created.
          (k) The term repair shall be deemed to include restoration and replacement as may be necessary to achieve and/or maintain good working order and condition.
          (l) Reference to termination of this Sublease includes expiration or earlier termination of the Term or cancellation of this Sublease pursuant to any of the provisions of this Sublease or to law. Upon a termination of this Sublease, the term and estate granted by this Sublease shall end at 11:59 P.M. of the date of termination as if such date were the date of expiration of the Term. All obligations and liabilities of Tenant to Landlord, and Landlord to Tenant, which accrued before the expiration or other termination of this Sublease, and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Sublease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Sublease, subject (as if this Sublease had not been terminated) to all of the limitations on Landlord’s and Tenant’s obligations and liabilities provided for in this Sublease. Without limiting the generality of the foregoing, the rights and obligations of Landlord and Tenant with respect to any indemnity under this Sublease, and with respect to any rent and any other amounts payable under this Sublease, shall survive the expiration or other termination of this Sublease.
          (m) The term in full force and effect when herein used in reference to this Sublease as a condition to the existence or exercise of a right on the part of Tenant shall be construed in each instance as including the further condition that at the time in question no default on the part of Tenant exists, and no event has occurred which has continued to exist for such period of time (after the notice, if any, required by this Sublease), as would entitle Landlord to terminate this Sublease or to dispossess Tenant
          (n) The term Tenant shall mean Tenant herein named or any assignee or other successor in interest (immediate or remote) of Tenant herein named, while such Tenant or such assignee or other successor in interest, as the case may be, is in possession of the Premises as owner of Tenant’s estate and interest granted by this Sublease.
          (o) The term Tenant Party shall mean and include Tenant and all persons claiming by, through and under Tenant, including subtenants, licensees and concessionaires of any portion of the Premises, and the employees, invitees, customers, patrons, agents and contractors of Tenant or of any such subtenants, licensees or concessionaires.
          (p) The term Prime Rate shall mean, on any particular date, a rate per annum equal to the rate of interest published in The Wall Street Journal as the “prime rate,” as in effect on such day, with any change in the “Prime Rate” resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate; provided, however, that if more than one prime rate is published in The Wall Street Journal for a day, the average of the prime rates shall be used; provided, further, however, that the prime rate (or the average of the prime rates) will be rounded up to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%. In the event that The Wall Street Journal ceases or temporarily interrupts publication (or publication of a “prime rate”), then the Prime Rate shall mean the daily average prime rate published in another business newspaper, or business section of a newspaper, of national standing reasonably chosen by Landlord. If The Wall Street Journal resumes publication, the substitute index will immediately be replaced by the prime rate published in The Wall Street Journal.
          (q) The term Event of Default shall mean a default under any of the terms, covenants or conditions of this Sublease on Tenant’s part to observe, perform or comply with, that remains or remained uncured after the giving of any required notice to Tenant and the expiration of any applicable cure period, or any of the events described in Section 25.01 of this Sublease, or any other event or occurrence designated in this Sublease as an “Event of Default.”
          (r) The term Business Days shall mean Mondays through Fridays, except such days as are observed by the State or Federal government as legal holidays and those days designated as holidays by the applicable building service union employees contract.
          (s) Words and phrases used in the singular shall be deemed to include the plural and vice versa, and nouns and pronouns used in any particular gender shall be deemed to include any other gender.

          (t) The rule of ejusdem generis shall not be applicable to limit a general statement following or referable to an enumeration of specific matters to matters similar to the matters specifically mentioned.
          (u) All references in this Sublease to numbered Articles, numbered Sections and lettered Exhibits are references to Articles and Sections of this Sublease, and Exhibits annexed to (and thereby made part of) this Sublease, as the case may be, unless expressly otherwise designated in the context.
          (v) The terms person and persons, as used in this Sublease, shall mean and include natural persons, firms, corporations, partnerships, joint ventures, limited liability partnerships, limited liability companies, associations and any other private or public entities, including any government or political subdivision or agency, department or instrumentality thereof.
          (w) The terms hereby, hereof, herein, hereto, hereunder and any similar terms in this Sublease shall be deemed to refer to this Sublease in its entirety and not solely to the particular clause of this Sublease in which such term is used.
          (x) The term “GAAP” shall mean generally accepted accounting principles, consistently applied, in the United States of America as of the date of the applicable financial report.
          (y) The term “Building Standard” shall mean such materials, equipment, fixtures and specifications as Landlord may reasonably elect to use from time to time as a part of its standard construction substantially throughout the Building, provided that such Building Standard is comparable to other multi-tenant first-class office buildings in New York City.
          (z) The term “Lease Year” shall mean each twelve (12) month period beginning on the [***] and each anniversary thereof, provided such [***] is on the first day of a month. If [***] falls on a day other than the first day of a month, then the first Lease Year shall begin on the first day of the calendar month next following [***]. If [***] falls on a day other than the first day of a month, then the first Lease Year shall include the period of time from [***] up to the first day of the next calendar month.
          (aa) The term “Sign” shall mean any sign, billboard, flag, banner, paper, plaque, placard, window sticker, decal, light, television screen, monitor, menu box or other advertising symbol or object, irrespective of whether same be temporary or permanent, or neon, lighted or flashing, or mechanical, stationary or electronic, which displays any words, pictures, logos, moving images, numbers or other messages.
          (bb) An “Affiliate” of a person shall mean an entity which directly or indirectly controls, is controlled by or is under common control with such person, where

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

“control” means (i) ownership, directly or indirectly, of at least 50% of the outstanding voting capital stock of a corporation or more than 50% of the beneficial interests of any other entity or (ii) the ability effectively to control or direct the business decisions of such corporation or entity.

EXHIBIT I
RENTABLE SQUARE FEET AND USEABLE AREA

MetLife
Long Island City
REBNY Area Calculation
27-01 Bridge Plaza North: USF and RSF Measurements

		Rentable Area
		25% Loss-Factor
		1.33333
Floor Name	REBNY Usable	add-on
13th Floor	15,607	20,809
12th Floor	15,616	20,821
11th Floor	15,616	20,821
10th Floor	15,616	20,821
09th Floor	15,616	20,821
08th Floor	18,609	24,812
07th Floor	69,480	92,640
06th Floor	69,699	92,932
05th Floor	69,699	92,932
04th Floor	69,729	92,972
03rd Floor	69,729	92,972
02nd Floor	34,971	46,628
01st Floor		0
Basement	51,949	69,265

Total:	531,936	709,248

EXHIBIT J
REAL ESTATE BOARD OF NEW YORK
RECOMMENDED METHOD OF FLOOR MEASUREMENT

[REBNY Logo]	2010 DIARY AND MANUAL
RECOMMENDED METHOD OF FLOOR MEASUREMENT
FOR OFFICE BUILDINGS
Effective January 1, 1987, revised December, 2003
     In order to facilitate a comparison of the cost of space among buildings, the Real Estate Board of New York, Inc. recommends that owners use a standard definition of usable area and that they clearly explain how rentable area is calculated based upon such usable area. Architectural plans and calculations should be made available to the tenant if requested.
     The Real Estate Board of New York, Inc. recommends the following definitions and methods as the Standard Method of Floor Measurements in office buildings. Any Board member who advertises office space for rent is expected to follow these guidelines in determining any rentable area count mentioned in the advertisement.
RENTABLE AREA:
     Because of dissimilarities among buildings, calculations of rentable area may vary. If requested, owners should disclose to prospective tenants the loss factor used for spaces under consideration.
USABLE AREA, SINGLE TENANT FLOORS:
     Measure the floor to the outside surface of the building. Subtract from this area the following, including the nominal four inch enclosing walls:
•	Public elevator shafts and elevator machines and their enclosing walls

•	Public stairs and their enclosing walls

•	heating, ventilating, and air-conditioning facilities (including pipes, ducts and shafts) and their enclosing walls, unless such equipment, mechanical room space, or shafts serve the floor in question

•	Fire towers and fire tower courts and their enclosing walls

•	Main telephone equipment rooms and main electric switchgear rooms, except that telephone equipment, and electric switchgear rooms serving the floor exclusively shall not be subtracted
USABLE AREA, MULTIPLE TENANT FLOOR:
•	First, calculate the usable area as if for a single tenant floor

•	Then deduct corridor areas, including toilets, supply room, etc., but do not deduct the enclosing walls of such corridor

•	Measure the net usable area of each space on the floor by measuring each enclosing wall which is a building exterior wall to the outside surface of the exterior wall, or to the outside surface of the glass as the case may be.

Measure demising walls to the center and walls which abut corridors to the corridor side of the finished surface of the corridor wall.

•	To determine the usable area on a multiple tenant floor, apportion the corridor area to each space by multiplying the corridor area by a fraction whose numerator is the net usable area of the space and whose denominator is the total of the net usable areas of all the spaces on the floor, and add the result to the net usable area of the space.
BELOW GRADE CELLAR AND SUB-CELLAR SPACE:
     To determine the usable area of below grade, cellar and sub-cellar areas, follow the same procedures as are appropriate for single or multiple tenant floors except that the following additional areas should be deducted from usable area:
•	Machine rooms and pump rooms and their enclosing walls

•	Electric switchgear rooms and then enclosing walls

•	Telephone equipment rooms and their enclosing walls

•	All space devoted to servicing the operation of the building, i.e., cleaning contrators , storage, building maintenance shop, building engineer’s office, etc.
RECOMMENDED METHOD OF FLOOR MEASUREMENT FOR STORES:
     1. The rentable area of a store shall be computed by measuring from the building line in the case of street frontages, and from the in side surface of the outer building walls to the finished surface of the corridor side of the corridor partition and from the center of the partitions that separate the premises from adjoining rentable area.
     2. No deductions shall be made for column and projections necessary to the building.
     3. Rentable area of a store shall include all area within the outside walls, less the following, with their enclosing walls, if serving more than one tenant: building stairs, fire towers, elevator shafts, flues, vents, stacks, pipe shafts and vertical ducts.
     4. The following area shall be included in rentable area, if such areas exclusively serve a store, together with their enclosing walls: private stairs, private elevators, toilets, air conditioning facilities, janitors’ closets, slop sinks, electrical closets and telephone closets. When air conditioning facilities serve more than one tenant area, they shall be apportioned in the same manner as that used for single tenancy floors.
     5. Where a store fronts on a plaza or arcade which is intended for use by the general public and is not for the exclusive use of the store tenant, its customers, etc., the area of the plaza or arcade shall not be included in determining the rentable area of the store.

EXHIBIT K
HVAC PERFORMANCE SPECIFICATIONS

Heating Ventilation and Air Conditioning Performance Specifications:
The air conditioning system shall provide inside conditions of not more than 75ºF +/- 2ºF dry bulb and 50% relative humidity provided that outside conditions are not more than 95ºF dry bulb and 75ºF wet bulb.
The system shall be capable of delivering not less than 0.2 CFM of fresh air per usable square foot, maintaining a minimum indoor temperature of 70ºF dry bulb when temperature outside is 0ºF.
All the forgoing performance criteria are based upon an occupancy that does not exceed the current NYC DOB Certificate of Occupancy for JetBlue proportionate share of each floor’s occupancy in the Premises:
5th Floor: 31,330 RSF of 92,932 RSF: 33.71% * C of O 5th Floor Occupancy=211 persons

6th Floor: 637 persons (full floor tenancy)

7th Floor: 631 persons (full floor tenancy)
and a combined lighting and standard electric demand load of not to exceed 5.0 watts per square foot of usable floor area in the Premises.
The air conditioning unit fan systems on each floor shall be capable of delivering supply air at a temperature of not greater than 56ºF at the duct leaving the mechanical room wall at a static pressure of 1.0 inches water column at the discharge duct.
Noise levels due to the local air conditioning unit shall not exceed NC-42 (with acoustical ceiling installed) within 10 feet from the mechanical equipment room wall and shall not exceed NC-35 beyond 10 feet from the equipment room wall.

EXHIBIT L
NEGATIVE COVENANTS IN OTHER LEASES

None.

EXHIBIT M
PLACEMENT OF TENANT GENERATOR EQUIPMENT

Lower Roof Mechanical Equipment and Sign

In-Fill Building Roof
Antenna & Equipment Location

EXHIBIT N
LOCATION OF CONNECTION FOR PORTABLE GENERATOR

EXHIBIT O
AFTER HOURS RATES FOR HVAC

Overtime HVAC charges to run the mammoth units and associated equipment (including but not limited to cooling towers, pump, controls, boiler...) shall be:
•	$ [***]/Hour/Unit
Initial premise will be served by 7 Mammoth Unit: entire 7th floor: 3 Units, entire 6th Floor: 3 Units, entire 5th floor: 1 Unit
If an operating engineer is required by municipal regulation or law there will be an additional charge of :
•	$ [***]/hour for the first unit only.
If an operating engineer is required there will be a continuous 4 hour minimum run time. It is understood that the system may be zoned by unit and JetBlue may request (1) to (7) units to be run at any given time, at the unit rated listed above; however, tenant can not expect HVAC performance spec for an entire floor unless all that floors units are requested to run
Landlord and/or landlords managing agent will require notice of overtime HVAC services by 12 PM (noon) on business day(s) prior to the request
These rates are subject to increases by changes (a) in negotiated union labor rates; however, JetBlue will never be assessed greater than [***] of the listed hourly rate for an engineer and/or (b) a percent increase in actual cost increase using 2012 as a base year.

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

EXHIBIT P
OMITTED PRIOR TO EXECUTION

EXHIBIT Q
PRICE LIST FOR CONFERENCE CENTER AND ROOF DECK

27-01 Queens Plaza North
Tenant Services
All rates are defined per hour. Charges will be calculated based on hours of service needed to complete task.
Four (4) hour minimum charge on weekends and holidays.

Engineer per hour (ST) Engineer per hour (OT)	[***]

Handyman per hour (ST) Handyman per hour (OT)	[***]

Porter per hour (ST) Porter per hour (OT)	[***]

Fire Safety Director (OT)	[***]

Smoke Detector shut down Sprinkler Drain Down Fire watch	[***]

OT HVAC OT freight	Outlined in Exhibit O. $[***] per hour (per lease)

Please note:	• Rates to not include any applicable taxes

• Rates do not include any materials

• Outside vendor charges and material charges are subject to [***], with applicable taxes. Rates for outside vendors will be charged based on the rates charged by the vendor

• Rates are subject to change at any time based on market and union labor rates increases

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Conference Center	Half Day	Full Day	Evening
Room Rental Rates	4 hrs — am or pm	8 am to 5 pm	6 pm to 10 pm

Room D (22 person cap)	[***]	[***]	[***]
Room E (18 person cap)	[***]	[***]	[***]
Room F (VTC) (16 person cap)	[***]	[***]	[***]
Queensboro Room (100 cap)	[***]	[***]	[***]
Rooftop (100 cap)	[***]	[***]	[***]

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

EXHIBIT R
APPROVED ARBITRATORS

Joshua Stein
59 East 54th Street, Suite 22
New York, New York 10022
(212) 688-3300
joshua@joshuastein.com
David E. Montgomery
Schnader Harrison Segal & Lewis LLP
140 Broadway Suite 3100
New York, NY 10005-1101
(212) 973-8075
dmontgomery@schnader.com

EXHIBIT S
EXAMPLE OF SURRENDER PAYMENT

JetBlue Surrender Payment Example
As per Article 42.04 (d)...All fees associated with what is applicable to the Surrender Space. For illustrative purpose, 25,000 rsf is used in this example:
1)	Unamortized cost of TI Allowance

2)	Unamortized Brokerage Commissions

3)	Unamortized Free Rent

4)	Interest rate factor @ [***]%.

5)	3 Month Rent penalty
Term: July 1, 2011 — 6/1/2023

Surrender Payment
Unamortized Costs	$	[***]
3 Months of Rent	$	[***]
TOTAL	$	[***]

RSF:		25,000
Start (month):		1
End (month):		143
Surrender Effective Date (month):		60
Base Rent (psf):	$	[***]

TI Allowance	$	[***]		$[***] psf
Commission	$	[***]	[1]	$[***] psf
[***]	$	[***]		[***]
TOTAL	$	[***]

Rate:		[***]	%

[1]	Commission calculated at [***].

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Amortization Schedule @ [***]%

Month	Payment	Principal	Interest	Balance

1	[***]	[***]	[***]	[***]
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40
41
42
43
44
45
46
47
48
49
50
51
52

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Amortization Schedule @ [***]%

Month	Payment	Principal	Interest	Balance

53	[***]	[***]	[***]	[***]
54
55
56
57
58
59
60
61
62
63
64
65
66
67
68
69
70
71
72
73
74
75
76
77
78
79
80
81
82
83
84
85
86
87
88
89
90
91
92
93
94
95
96
97
98
99
100
101
102
103
104

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Amortization Schedule @ [***]%

Month	Payment	Principal	Interest	Balance

105
106
107
108
109
110
111
112
113
114
115
116
117
118
119
120
121
122
123
124
125
126
127
128
129
130
131
132
133
134
135
136
137
138
139
140
141
142
143

EXHIBIT T
EXISTING SUPERIOR LEASE

Net Lease
Brause Plaza LLC
Owner
and
Metropolitan Life Insurance Company
Tenant
Premises
27-01 Bridge Plaza North
Long Island City, New York
Dated: May 10, 2001
See the attached disk.

-i-

Exhibits

Exhibit A	Defined Terms
Exhibit B	Cellar Portion of the Initial Premises
Exhibit C	The Land; Tax Lot 10; Owner’s other properties in the Square Block; and the Expansion Land
Exhibit D	Owner’s Plans (including a reference to the specifications book, the HVAC specifications and the elevator performance specifications; and Memorandum dated May 4, 2001)
Exhibit E	Not used
Exhibit F	Title Matters
Exhibit G	Owner’s Work Schedule (with the Cellar Plan)
Exhibit H	Construction Arbitration Arbitrators
Exhibit I	Multi-tenant Lease Provisions
Exhibit J	Tenant’s Initial Work Contractors and Subcontractors
Exhibit K	Land for Parking
Exhibit L	Senior Interest Holder Nondisturbance Agreements
Exhibit M	Sublease Nondisturbance Agreement
Exhibit N	1987 Recommended Method of Floor Measurement
Exhibit O	Certain Addition Conditions and Specifications
Open

-ii-

Net Lease
          Net Lease dated May 10, 2001, between Brause Plaza LLC, a New York limited liability company having an office in care of Brause Realty Inc., 52 Vanderbilt Avenue, New York, NY 10017-3888, and Metropolitan Life Insurance Company, a New York corporation having an office at One Madison Avenue, New York, New York 10010. The capitalized terms used in this Lease are defined in Exhibit A to this Lease or in the Sections referred to in Exhibit A.
Article 1: Demise; Term
     Section 1.1. (a) Owner leases to Tenant, and Tenant leases from Owner, the Premises, for the Term, upon and subject to the provisions of this Lease, subject only to the Title Matters.
          (b) Except as otherwise expressly provided in this Lease, this Lease shall not terminate, the obligations of Owner or Tenant under this Lease shall not be affected, and the Rent shall not be reduced, for any reason.
Article 2: Rent
     Section 2.1. Tenant shall pay to Owner all Base Rent, without notice or demand (except as otherwise expressly set forth in this Lease), in advance, in equal monthly installments, on the first day of each calendar month during the Term. All Rent shall be paid (a) by good checks drawn on a bank that is a member of the New York Clearing House Association L.L.C. (or any successor body of similar function) and in currency that at the time of payment is legal tender for public and private debts in the United States of America, to Owner at the address of Owner set forth in this Lease or to such other address or Person as Owner shall direct by notice to Tenant received not less than forty-five (45) days prior to its effectiveness, or (b) at the election of Owner, by wire transfer of immediately available funds to a Person designated by Owner by notice to Tenant received not less than ninety (90) Business Days prior to its effectiveness. Tenant shall not be obligated to make any one payment by more than one (1) check or wire transfer. All Additional Rent shall be payable within twenty (20) Business Days after receipt by Tenant of demand therefor, unless other payment dates are expressly provided in this Lease. Except as expressly set forth in this Lease, Base Rent shall be apportioned as of the Base Rent Commencement Date and Expiration of the Term.
     Section 2.2. Except as expressly set forth in this Lease (a) Base Rent shall be absolutely net to Owner, without any reduction, and (b) Tenant shall pay all costs, expenses and charges of every kind relating to the Premises without any reduction; provided, however, Tenant shall not be required to pay any debt service on any indebtedness of Owner or any Owner Party, or any lien caused by Owner or any Owner Party, which is not the express obligation of Tenant under this Lease. In the event of any Event of Default in the payment of Rent, Owner shall have all the rights and remedies provided for in this Lease or by law or equity in the case of the nonpayment of Base Rent.
Article 3: Real Estate Taxes
     Section 3.1. Tenant’s Payments. Except to the extent otherwise set forth in this Article, Tenant shall pay directly to the applicable Governmental Authority all Real Estate Taxes, and any installments thereof, attributable to any portion of the Term occurring after the Base Tax Year before the date any fine, penalty or interest becomes due for the non-payment thereof. However, if pursuant to any Requirement, at the taxpayer’s option, any Real Estate Tax may be paid in installments (whether or not interest shall accrue on the unpaid balance of such Real Estate Tax), Tenant may exércise the option to pay the Real Estate Tax in such installments and shall be responsible for the payment of any such installments which are payable during the Term, with interest, if any. All installments payable after the Term shall be prorated between Owner and Tenant in accordance with this Lease. Tenant shall not be required to pay any municipal, state or federal income, receipts, franchise or similar tax imposed upon Owner whether based upon the income or capital of Owner, or any municipal, state or federal inheritance, estate, succession or gift taxes of Owner (unless otherwise deemed to be a Real Estate Tax pursuant to the express provisions of this Lease).
     Section 3.2. Proof of Payments. Tenant shall furnish Owner, within forty-five (45) days after the date when a Real Estate Tax is due and payable under this Lease by Tenant, a copy of a canceled check or other proof reasonably satisfactory to Owner and the Senior Interest Holders, evidencing the payment of the Real Estate Tax. Tenant’s failure to do so shall not be a Default, provided Tenant shall do so within twenty (20) Business Days following the request of Owner (which request shall not be made prior to the date Tenant is required by this Lease to pay the Real Estate Tax in question).
     Section 3.3. Owner’s Payments. (a) Owner shall pay directly to the applicable Governmental Authority all Real Estate Taxes, and any installments thereof, applicable to the Premises attributable to the Base Tax Year and any portion of the Term occurring prior to the Base Tax Year, and all Real Estate Taxes, and any installments thereof, applicable to any land or buildings which are part of the same tax lot as the Premises and not then included in the Premises, before the date any fine, penalty or interest becomes due for the non-payment thereof. However, if pursuant to any Requirement, at the taxpayer’s option, any such Real Estate Tax may be paid in installments (whether or not interest shall accrue on the unpaid balance of such Real Estate Tax), Owner may exercise the option to pay such Real Estate Tax in such installments (other than Base Taxes, unless Tenant is then paying the Real Estate Taxes for which it is responsible in such installments) and shall be responsible for the payment of any such installments which are payable during the Term, with interest, if any. Owner shall furnish Tenant a copy of a canceled check or other proof reasonably satisfactory to Tenant, evidencing the payment of such Real Estate Taxes. Owner’s failure to do so shall not be an Owner Default, provided Owner shall do so within twenty (20) Business Days following the request of Tenant

(which request shall not be made prior to the date Owner is required by this Lease to pay the Real Estate Tax in question).
          (b) On or before the 10th Business Day prior to the date Tenant is required to pay a Real Estate Tax pursuant to this Article, Owner shall pay to Tenant an amount equal to the Base Taxes and any Real Estate Taxes attributable to any portion of the tax lot of which the Premises are a part which is not then included in the Premises (or the applicable installment thereof). In lieu of those payments, Owner may give notice to Tenant not less than twenty (20) Business Days before any Real Estate Taxes are due and payable by Tenant pursuant to this Lease to pay the Real Estate Taxes otherwise payable by Owner, in which event Tenant shall pay those Real Estate Taxes and offset the amount thereof against the next Base Rent, with interest at the Late Charge Rate from the date paid to the date offset.
     Section 3.4. Allocation; Proration. (a) The Premises are presently part of a tax lot which includes other land and buildings owned or controlled by Owner, as shown on Exhibit C to this Lease. Owner shall use commercially reasonable efforts, at Owner’s expense, to cause the Premises to be designated and taxed as a separate tax lot. Tenant shall, at Owner’s expense, reasonably cooperate with Owner with respect thereto. If Owner is for any reason unable to obtain such designation, it shall not be an Owner Default, Owner shall have no liability as a result thereof, there shall be no reduction of the Rent and this Lease shall remain in full force and effect according to its terms. Until the date, if any, the Premises are designated and taxed as a separate tax lot, the Real Estate Taxes attributable to the Premises shall be determined as follows: (i) the total assessed value of all of the buildings within the tax lot shall be multiplied by the applicable tax rate and that amount shall be multiplied by a fraction, the numerator of which is the total square footage of the Building (which Owner and Tenant agree is, on the date of this Lease [*****] square feet) and the denominator of which is the total square footage of all of the buildings within the tax lot (which Owner and Tenant agree is, on the date of this Lease [*****] square feet; and, therefore, on the date of this Lease, the applicable percentage [*****]; (ii) the total assessed value of all of the land within the tax lot shall be multiplied by the applicable tax rate, and that amount shall be multiplied by a fraction, the numerator of which is the total square footage of the Land (which Owner and Tenant agree is, on the date of this Lease, [*****] square feet) and the denominator of which is the total square footage of all of the land within the tax lot (which Owner and Tenant agree is, on the date of this Lease [*****] square feet; and, therefore, on the date of this Lease, the applicable percentage [*****]; and (iii) the result of (i) and (ii) shall be aggregated and that aggregated amount shall be the Real Estate Taxes attributable to the Premises. Any dispute under this paragraph shall be resolved by General Arbitration.
          (b) If the Base Tax Year shall end on a date other than the last day of a fiscal tax year or if a fiscal tax year shall end after the Expiration of the Term, the Real Estate Taxes for that fiscal tax year shall be apportioned between Owner and Tenant so that Tenant shall pay only that portion of such Real Estate Tax after the Base Tax Year or which relates to the period within the Term (and is in excess of the Base Taxes).

     Section 3.5. Refunds. If there shall be any refunds or rebates on account of any Real Estate Taxes paid by Owner or Tenant, such refund or rebate, net of any costs incurred to obtain same, shall belong to the party responsible for the Real Estate Tax or, for any fiscal tax year in which both Owner and Tenant are responsible for portions of the Real Estate Tax, shall be apportioned between Owner and Tenant according to the respective responsibilities of Owner and Tenant for Real Estate Taxes for the applicable period. Subject to the provisions of this Article, any such refunds or rebates belonging to Owner or Tenant which shall be received by the other shall be held in trust for the benefit of, and paid to Owner or Tenant, as the case may be, within ten (10) Business Days following receipt.
     Section 3.6. Reductions. (a) Owner, at Owner’s expense, shall have the right to contest the validity, in whole or in part, of any Real Estate Taxes relating to all or any part of the Base Tax Year or any tax fiscal tax year prior thereto by appropriate proceedings diligently conducted in good faith, in accordance with the applicable Requirements (which proceeding must include all Real Estate Taxes for the entire tax lot of which the Premises are a part), but only after payment of such Real Estate Taxes unless such payment would operate as a bar to such contest or interfere materially with the prosecution thereof, in which event Owner may defer payment of such Real Estate Taxes during the pendency of such proceedings if neither the Premises, nor any part thereof, would by reason of such postponement or deferment be in danger of being forfeited. Owner shall not, in connection with any such proceeding, artificially reduce the Base Taxes by increasing Real Estate Taxes attributable to other property owned or controlled by Owner.
          (b) Tenant, at Tenants’ expense, shall have the right to contest the validity, in whole or in part, of any Real Estate Taxes relating to any fiscal tax year during the Term commencing after the Base Tax Year by appropriate proceedings diligently conducted in good faith, in accordance with the applicable Requirements (which proceeding must include all Real Estate Taxes for the entire tax lot of which the Premises are a part), but only after payment of such Real Estate Taxes unless such payment would operate as a bar to such contest or interfere materially with the prosecution thereof, in which event Tenant may defer payment of such Real Estate Taxes during the pendency of such proceedings if neither the Premises, nor any part thereof, would by reason of such postponement or deferment be in danger of being forfeited. Any attorney or consultant representing Tenant in connection with any such proceeding shall be reasonably satisfactory to Owner. If Tenant elects to exercise such right, Owner shall reasonably cooperate with Tenant in connection therewith, at no expense or liability to Owner. Owner shall not be required to join in any such proceedings unless any Requirement shall require that such proceedings be brought by or in the name of Owner, in which event Owner shall join in such proceedings or permit the same to be brought in its name, provided such joinder shall not subject Owner to any cost, expense or liability (unless Tenant agrees in writing to pay such cost, expense or liability). Tenant shall indemnify, defend and hold harmless Owner and all Owner Parties from and against any such cost, expense or liability, and any obligations and liabilities, arising from any such proceeding. Upon the request of Owner or Owner’s designee (which shall not be made before Owner or Tenant receives notice of the assessed valuation of the Premises for the fiscal tax year in question and which shall include a statement in all capital letters stating in substance that Tenant’s failure to respond within fifteen (15) Business Days shall permit Owner to commence a proceeding), Tenant shall, within fifteen (15) Business Days after receipt of any such request, inform Owner if Tenant has or intends to commence a Real Estate Tax proceeding for the fiscal tax year in question. If Tenant declines to commence a proceeding or fails to respond within that fifteen (15) Business Day period, Owner shall have the right, at Owner’s expense, to commence such proceeding for the fiscal tax year in question, subject to and in accordance with paragraph (a) of this Section. Owner shall have the right, at Owner’s election and expense, to participate in any proceeding brought by Tenant pursuant to this Section during the last three (3) fiscal tax years of the Term.
     Section 3.7. ICIP Program; Real Estate Tax Credits. (a) Owner represents to Tenant that Owner has filed a preliminary application for exemption from Real Estate Tax payments for the Premises in connection with Owner’s Work with the New York City Department of Finance pursuant to the ICIP Program and that Owner has delivered to Tenant a copy of that preliminary application. Tenant, at Tenant’s expense, shall (i) include Tenant’s Initial Work in the final application under the ICIP Program (and, to the extent necessary, all future filings and submissions with respect to the ICIP Program shall cover both Owner’s Work and Tenant’s Initial Work) and (ii) otherwise timely comply with the provisions of the ICIP Law. Owner and Tenant shall reasonably cooperate with each other (including, without limitation Tenant’s use of Owner’s consultants and Owner’s execution and delivery to Tenant of any required filings prepared by Tenant), at Tenant’s expense, in compliance with the ICIP Program, to obtain and maintain the benefits of the ICIP Program. Tenant acknowledges that its obligations under this Article may be greater if Owner and Tenant fail to obtain or loses the benefits of the ICIP Program, and agrees that if Owner and Tenant fail to obtain or loses such benefits (A) Owner shall have no liability to Tenant, and Tenant shall have no liability to Owner, in that connection, (B) this Lease shall remain in full force and effect and (C) Tenant shall not be entitled to any abatement or diminution of Rent.
          (b) Tenant shall have the right, at Tenant’s expense, as Owner’s designated representative, to apply for additional benefits under the ICIP Law, additional abatements of Real Estate Taxes and Incentives. Owner shall reasonably cooperate with Tenant in connection therewith provided Owner shall not be required to incur any expense, obligation or liability. If Tenant shall fail to obtain or shall lose any such benefits, abatements or Incentives, Tenant shall not be entitled to any abatement or diminution of Rent, this Lease shall remain in full force and effect according to its terms and Owner (except to the extent caused by an Owner Default) shall have no liability as a result thereof. If Tenant shall apply for and receive any abatement (real estate tax or otherwise) or Incentives for the Premises (including, without limitation, benefits derived from Title 4-A, as defined below, or energy benefits under the Energy Cost Savings Program or through Con Edison’s Business Incentive Rate), subject to Article 30, Tenant shall be entitled to 100% of the benefits resulting from such application (but nothing contained herein shall be deemed to give to Tenant, and Owner shall retain the benefit of, any other benefits obtained by Owner at Owner’s expense for capital expenditures). If such benefits, abatements or

Incentives to which Tenant is entitled are in the form of a refund payable to Owner, Owner shall endorse over, or otherwise pay, to Tenant such refund, upon Owner’s receipt of such refund. In connection with Tenant’s right under this paragraph, Owner and Tenant agree as follows:
               (i) on the date of this Lease, Tenant’s percentage occupancy of the Premises is 100%;
               (ii) an application for abatement of Real Estate Taxes pursuant to Real Property Tax Law Chapter 50-a, Article 4, Title 4-A (“Title 4-A”) may be made for the Premises by Tenant at Tenant’s expense;
               (iii) the Rent payable by Tenant attributable to Real Estate Taxes shall reflect any abatement of Real Estate Taxes payable by Tenant under this Lease granted pursuant to Title 4-A for the Premises;
               (iv) since the Term exceeds ten (10) years, at least twenty-five dollars ($25.00) per square foot must be spent on the improvements to the Premises;
               (v) all abatements granted with respect to the Premises pursuant to Title 4-A shall be revoked if during the benefit period Real Estate Taxes or water or sewer charges or other lienable charges are unpaid for more than one year, unless such delinquent amounts are paid as provided in subdivision four hundred ninety-nine-ff of Title 4-A;
               (vi) Tenant shall report to the Department of Finance the number of workers permanently engaged in employment in the Premises, the nature of each worker’s employment and the New York City residency of each worker; and
               (vii) Tenant shall provide access to the Premises by employees and agents of the Department of Finance at all reasonable times at the request of that Department.
          (c) In addition, to the extent Owner receives any other credit against Real Estate Taxes payable by Tenant pursuant to this Lease, all (or, if applicable, a proportionate share) of such credits shall inure to the benefit of Tenant. Owner and Tenant shall reasonably cooperate with each other to obtain any such credits. The reasonable third party expense of obtaining any such credits (to the extent of the credits made available to Tenant) shall be reimbursed by Tenant to Owner within twenty (20) Business Days following Tenant’s receipt of Owner’s invoice.
     Section 3.8. Real Estate Tax and Insurance Deposits. (a) Upon not less than ten (10) Business Days prior notice received from any Senior Interest Holder or, if Tenant has not previously received a notice from a Senior Interest Holder, after the occurrence of a Material Event of Default (provided Owner gives Tenant notice of Owner’s election to collect deposits under this Section within 180 days following the Material Event of Default in question), Tenant shall, on account of each installment of Real Estate Taxes payable by Tenant under this Lease, deposit with Owner or a Senior Interest Holder on the first day of each calendar month during the remainder of the Term, subject to the termination of the requirement to make such deposits as provided in this Section, an amount equal to one-twelfth (1/12) of the amount by which the Real Estate Taxes payable by Tenant under this Lease for the then applicable fiscal tax year exceed the Base Taxes so as to enable Owner or a Senior Interest Holder to accumulate funds for the payment of each installment thereof by the date Tenant would otherwise be required to pay same pursuant to this Lease. If and to the extent necessary, Tenant shall, upon request of Owner or a Senior Interest Holder, make an advance deposit (together with the first monthly deposit) in order to accumulate the funds necessary to satisfy such obligations as they become due.
          (b) All moneys deposited for Real Estate Taxes pursuant to the provisions of this Section shall be placed in a noninterest bearing account if held by a Senior Interest Holder or an interest bearing account if held by Owner (in which event Owner shall be entitled to retain interest equal to 1% per annum (or greater if permitted by law) as an administrative fee) in an Institutional Lender (which may be a Senior Interest Holder), to be used by Owner or a Senior Interest Holder to pay the Real Estate Taxes for which such amounts were deposited. Tenant shall, within ten (10) Business Days after receipt of request from Owner or a Senior Interest Holder, deliver to Owner or a Senior Interest Holder copies of all applicable bills and invoices with respect to such Real Estate Taxes. Owner or a Senior Interest Holder shall apply the amounts deposited to any such Real Estate Taxes, not later than the last day on which any such Real Estate Taxes may be paid without any fine, penalty or interest. Except as set forth in this paragraph, any interest earned on any deposit shall be retained as part of the deposit. Any excess amounts held by Owner or a Senior Interest Holder shall be applied to the next due deposits under this Section.
          (c) If, after the date on which Tenant commences making the deposits on account of Real Estate Taxes pursuant to this Section, the actual amount of Real Estate Taxes on account of which Tenant is making such deposits is increased, Tenant shall, within ten (10) Business Days of receipt of notice of such increase, increase the amount of such monthly deposits so that the amount of such deposits, when added to the amount of Base Taxes to be paid by Owner, shall be sufficient to pay Real Estate Taxes, before the last day that such Real Estate Taxes shall be due and payable in accordance with this Article.
          (d) If Owner transfers all or substantially all of the Premises, Owner or a Senior Interest Holder shall pay to the transferee the sums held by Owner or (if the interest of the Senior Interest Holder is then terminated) a Senior Interest Holder under this Section, and the transferee shall assume the obligations of Owner under this Section. Upon such transfer and notice thereof to Tenant, Tenant shall look solely to the transferee with respect thereto. The provisions of this Section shall apply to each transfer of such deposits.
          (e) Subject to the provisions of this Lease, if this Lease shall expire or earlier terminate (other than as a result of an Event of Default), all amounts then held by Owner or a

Senior Interest Holder shall be applied by Owner or a Senior Interest Holder on account of any and all unpaid Rent then due by Tenant under this Lease and the balance, if any, remaining thereafter shall be returned to Tenant, within twenty (20) Business Days thereafter.
          (f) If, after becoming obligated to make the deposits required under this Section as a result of a Material Event of Default, the Default underlying the Material Event of Default shall have been cured and no Material Event of Default shall have occurred for twelve (12) consecutive calendar months after such cure, then, subject to all of the provisions of this Section (including the reinstatement of Tenant’s obligation to make such deposits if a Material Event of Default occurs thereafter), Tenant shall no longer be obligated to make such deposits.
Article 4: Permitted Uses
     Section 4.1. Tenant shall use the Premises for the Permitted Uses, and for no other purpose. Upon the request of Tenant, Owner, at no expense to Owner, shall reasonably cooperate with Tenant in connection with amendments to the certificate of occupancy for the Premises which are consistent with the provisions of this Lease.
     Section 4.2. Tenant shall not use or occupy the Premises, and neither permit nor suffer the Premises or any part thereof to be used or occupied in violation of any provision of this Lease or any Requirement, or in such manner (other than general office use) as may make void or voidable any insurance then in force with respect to the Premises. Tenant shall, at Tenant’s expense, obtain and keep in full force and effect all permits, licenses, or other authorizations required in connection with the Premises, any activity relating to the Premises, or any part of the Premises (except for any certificates required to be obtained by Owner as expressly set forth in Article 5). Tenant shall indemnify, defend and hold harmless Owner and all Owner Parties from and against all claims, liabilities, damages, losses, costs and expenses (including, without limitation, reasonable counsel fees) in connection therewith.
Article 5: Owner’s Work
     Section 5.1. Performance; Delays; Liquidated Damages. (a) Owner shall, at Owner’s expense, perform Owner’s Work, in a good and workerlike manner substantially in accordance with Owner’s Plans and Owner’s Work Schedule, all applicable Requirements and the provisions of this Lease. Owner may change Owner’s Plans and the details of Owner’s Work Schedule (but not the dates set forth therein), without Tenant’s consent, if such changes do not (i) change the scope of Owner’s Work, the facade of the Building, any finishes or the lead paint procedures set forth in paragraph 4 of Owner’s Work Schedule or (ii) otherwise adversely affect Tenant. Owner shall give Tenant prompt notice (in advance, if reasonably practicable) of any such change which may be made by Owner without Tenant’s consent. Tenant’s consent to any changes of the finishes shall not be unreasonably withheld. After the Substantial Completion of Owner’s Work, Owner shall have no further obligation to alter, improve, decorate or otherwise prepare the Premises for Tenant’s occupancy or to incur any expense in connection therewith, except as otherwise expressly set forth in this Lease.
          (b) If and to the extent Tenant is delayed in occupying the Initial Premises for the conduct of Tenant’s normal business operations beyond [*****], as the result of Owner failing to (i) substantially complete the portions of Owner’s Work with respect to the Initial Premises set forth on Owner’s Work Schedule on or before the dates set forth on Owner’s Work Schedule, (ii) accomplish the Substantial Completion of Owner’s Initial Premises Work on or before the Anticipated Initial Premises Substantial Completion Date, or (iii) file any required forms or applications with, or to have any required inspections of the Building by, any Governmental Authority, and such delay has caused Tenant’s failure to give to Credit Suisse First Boston (USA), Inc. (“CSFB”) possession of certain space at One Madison Avenue, New York, New York by November 1, 2001 as required pursuant to the CSFB Lease, Owner shall pay to Tenant (or, at Owner’s option, allow Tenant an offset against the next Base Rent, with interest at the Late Charge Rate from November 1, 2001 until the date of the offset) within twenty (20) Business Days following Tenant’s notice to Owner that pursuant to the CSFB Lease CSFB is entitled to a deferral of the rent payable by CSFB under the CSFB Lease as the result of Owner’s failure causing Tenant’s failure to give to CSFB possession of that space as required by the CSFB Lease, for each day of delay in Tenant’s occupancy caused by Owner’s failure, an amount equal [*****] day which number shall be prorated if possession of portions of the CSFB space required to be given to CSFB by November 1, 2001 are given to CSFB by November 1, 2001. For the purposes of determining the number of days of such delay (1) any delay in Tenant’s occupancy caused by Owner’s failure referred to in clauses (i), (ii) or (iii) shall be limited to the lesser of the number of days of delay caused by that failure or the number of days by which Owner failed to meet the required dates or failed to make such filings or arrange for such inspections and (2) the number of days of delay in Tenant’s occupancy caused by Owner’s failure shall be reduced by the number of days the delay is caused by (A) Tenant Delays, or (B) Unavoidable Delays (except that the first fifteen (15) days of Unavoidable Delays shall not be deemed Unavoidable Delays for the purpose of this calculation), or (C) any Construction Arbitration relating to Owner’s Work or Tenant’s Initial Work or any matter affecting Owner’s Work or Tenant’s Initial Work, with respect to which Owner shall be the Prevailing Party. The payments, if any, provided for in this Section are in lieu of any other damages in connection with any delay in Tenant’s occupying the Initial Premises or Owner failing to substantially complete all or any portion of Owner’s Work with respect to the Initial Premises by any date set forth in this Lease or to make such filings or arrange for such inspection, or otherwise, or any other rights or remedies of Tenant in connection therewith, except as otherwise expressly provided in this Lease. Owner shall have the right, at Owner’s expense, to cause Tenant to use overtime labor in connection with Tenant’s Initial Work in order to mitigate any delays.
          (c) In addition to the foregoing, if and to the extent Tenant is delayed in occupying the Balance Space for the conduct of Tenant’s normal business operations beyond August 1, 2002 as the result of Owner failing to (i) substantially complete the portions of

Owner’s Work with respect to the Balance Space set forth on Owner’s Work Schedule, (ii) accomplish the Substantial Completion of Owner’s Work on or before October 1, 2001, or (iii) file any required forms or applications with, or to have any required inspections of the Building by, any Governmental Authority, and such delay has caused Tenant’s failure to give to CSFB possession of certain space at One Madison Avenue, New York, New York, by August 1, 2002 as required pursuant to the CSFB Lease, Owner shall pay to Tenant (or, at Owner’s option, allow Tenant an offset against the next Base Rent, with interest at the Late Charge Rate from August 1, 2002 until the date of the offset) within twenty (20) Business Days following Tenant’s notice to Owner that pursuant to the CSFB Lease CSFB is entitled to a deferral of the rent payable by CSFB under the CSFB Lease as the result of Owner’s failure causing Tenant’s failure to give to CSFB possession of that space as required by the CSFB Lease, for each day of delay in Tenant’s occupancy of the Balance Space caused by Owner’s failure, an amount equal to [*****] day which number shall be prorated if possession of portions of the CSFB space required to be given to CSFB by July 1, 2002 are given to CSFB by August 1, 2002. For the purposes of determining the number of days of such delay, (1) any delay in Tenant’s occupancy caused by Owner’s failure referred to in clause (i), (ii), (iii) shall be limited to the lesser of the number of days of delay caused by that failure or the number of days by which Owner failed to meet the required dates or failed to make such filings or arrange for such inspections and (2) the number of days of such delay in Tenant’s occupancy caused by Owner’s failure shall be reduced by the number of days the delay is caused by (A) Tenant Delays, or (B) Unavoidable Delays (except that the aggregate of the first fifteen (15) days of Unavoidable Delays under paragraph (b) of this Section and this paragraph shall not be deemed Unavoidable Delays for the purpose of this calculation), or (C) any Construction Arbitration relating to Owner’s Work or Tenant’s Initial Work or any matter affecting Owner’s Work or Tenant’s Initial Work, with respect to which Owner shall be the Prevailing Party. The payments, if any, provided for in this Section are in lieu of any other damages in connection with any delay in Tenant’s occupying the balance of the Premises or Owner failing to substantially complete all or any portion of Owner’s Work with respect to the balance of the Premises by any date set forth in this Lease or to make such filings or arrange for such inspection, or otherwise, or any other rights or remedies of Tenant in connection therewith, except as otherwise expressly provided in this Lease. Owner shall have the right, at Owner’s sole cost and expense, to cause Tenant to use overtime labor in connection with Tenant’s Initial Work in order to mitigate delays.
          (d) Tenant shall use commercially reasonable efforts to minimize the amounts payable by Owner pursuant to this Section, to the extent commercially reasonable, by giving possession of space at One Madison Avenue, New York, New York, to CSFB in stages to the extent permitted by the CSFB Lease.
     Section 5.2. Progress Reports. (a) During Owner’s Work, Owner or Owner’s construction manager shall (notwithstanding Article 16) submit to Robert Israel of Advocate Consulting Group, 158 West 29th Street, 6th Floor, New York, New York 10001 and Michael Viggiano of Tenant (at Tenant’s address set forth above) copies of monthly written progress reports from Owner’s construction manager. Owner shall use commercially reasonable efforts to require Owner’s construction manager to provide such progress reports; provided, however, any time schedule and progress reports shall be provided to Tenant for informational purposes only and shall not constitute a representation or covenant by Owner with respect to the commencement, the progress or completion of Owner’s Work and Owner shall not be liable for any failure of Owner’s construction manager to timely provide any such progress reports.
          (b) Provided that all those Persons inspecting the Premises or any portions thereof are accompanied by a representative of Owner and shall abide by Owner’s reasonable rules and regulations with respect to access to the Premises, Owner shall permit a reasonable inspection of the Premises by Tenant or by Tenant’s Architect or consultants during Business Hours on Business Days, upon reasonable prior notice from Tenant to Owner which may be oral. Such access by Tenant shall be at the sole risk of Tenant and notwithstanding the foregoing, under no circumstances whatsoever shall Tenant’s right of inspection delay the performance of Owner’s Work (and any such delay shall be a Tenant Delay).
          (c) Tenant shall have the right, at its expense, to maintain its field personnel or consultants at the Premises to observe Owner’s construction methods and techniques and Tenant shall be entitled to have its field personnel or other designees attend Owner’s weekly job or safety meetings, at which Owner or Owner’s construction manager shall advise Tenant as to the progress of Owner’s Work. No such observation or attendance by Tenant’s personnel or designees shall impose upon Tenant responsibility for any failure by Owner to observe any Requirement or safety practices in connection with such construction, or constitute an acceptance of any work which does not comply in all respects with the provisions of this Lease. Tenant’s personnel shall not delay the performance of Owner’s Work (and any such delay shall be a Tenant Delay).
     Section 5.3. Temporary Certificate of Occupancy; Owner’s Work following Substantial Completion of Owner’s Initial Premises Work. (a) Owner and Tenant shall cooperate with each other in good faith in order that Owner’s Work shall be coordinated with Tenant’s Work in accordance with good construction practice (but without causing any delay in the performance of Owner’s Work, subject, however, to the notice requirements set forth in Section 5.6), and shall pursue a “parallel track” filing in order to expedite obtaining the temporary certificates of occupancy for the Building core and shell and for the Premises. Owner shall give Tenant three (3) Business Days’ notice of the date Owner anticipates Owner shall be prepared to file for a temporary certificate of occupancy for the Building core and shell. If Tenant shall not be prepared to file for a temporary certificate of occupancy for the Premises or an amendment to the temporary certificate of occupancy for the Building core and shell at the time Owner is prepared to make Owner’s filing, Owner shall have the right to proceed with Owner’s filing unless within that three (3) Business Day period Tenant notifies Owner that Owner should not make that filing until Tenant is prepared to make Tenant’s filing, in which event to the extent any delay is caused by Owner not making Owner’s filing on the date Owner was prepared to do so shall be a Tenant Delay. Owner and Tenant shall contract separately for, but utilize the services of, the same code and Fire Department expeditors for all such work

(which code expeditor shall be C. Rizzo and Associate and which Fire Department expeditor shall be John Mitchell). The expeditors shall coordinate the interface between Owner and Owner’s consultants and Tenant and Tenant’s consultants in connection with the submission, processing and obtaining of the temporary certificates of occupancy. Owner and Tenant will each be individually responsible to promptly perform all necessary remedial work for any of their respective work after inspection in order to obtain its temporary certificate of occupancy (or amendment, as the case may be).
          (b) After the Initial Premises Substantial Completion Date, Owner shall have the right to perform and complete Owner’s Work in the Premises subject to and in accordance with the applicable provisions of this Lease and the performance of Owner’s Work shall not affect the occurrence of the Substantial Completion of Owner’s Initial Premises Work. In connection with Owner’s Work, Owner shall exercise reasonable diligence so as to minimize the interference with the performance of Tenant’s Initial Work and with the normal conduct of business therein, and in connection with Tenant’s Initial Work, Tenant shall exercise reasonable diligence so as to minimize the interference with the performance of Owner’s Work, but in no event shall same delay the performance of Owner’s Work (subject, however, to the notice requirements set forth in Section 5.6). Owner shall not, at any time, directly or indirectly employ, or permit the employment of, any contractor, mechanic or laborer in the Premises, whether in connection with any Owner’s Work or otherwise, if such employment would cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Owner, Tenant or others. In the event of any such conflict, Owner, promptly after demand of Tenant, shall cause all contractors, mechanics or laborers causing such interference or conflict to cease working until such interference or conflict is resolved. Notwithstanding anything to the contrary contained in this Lease, to the extent that the performance of Owner’s Work requires Tenant to employ at the Premises and in connection with Tenant’s Initial Work union personnel, including, without limitation, one or more teamsters and master mechanics that Tenant would not have otherwise employed at the Premises, and as a direct result thereof, causes Tenant to incur costs which Tenant would otherwise not have incurred, then, Owner shall pay such costs to Tenant, within twenty (20) Business Days after receipt of an invoice in reasonable detail. If a Master Mechanic is required to be employed in connection with Owner’s Work or Tenant’s Initial Work, the cost of the Master Mechanic shall be paid by Owner and Tenant in proportion to the number of operating engineers employed by each of Owner and Tenant.
     Section 5.4. Notice of Substantial Completion. Owner shall deliver notice to Tenant of Owner’s determination of the substantial completion of each portion of Owner’s Work shown on Owner’s Work Schedule (but Owner shall not send that notice with respect to any two portions less than five (5) Business Days apart unless the dates scheduled for substantial completion of those portions as set forth in Owner’s Work Schedule are within five (5) Business Days of each other), the Substantial Completion of Owner’s Initial Premises Work, (at or after the Substantial Completion of Owner’s Initial Premises Work) the substantial completion in its entirety of each of the three portions of the Balance Space, and the Substantial Completion of

Owner’s Work. TENANT SHALL HAVE THE RIGHT TO INSPECT OWNER’S WORK AND TO DISPUTE ANY SUCH DETERMINATION OF OWNER BY NOTICE GIVEN WITHIN FIVE (5) BUSINESS DAYS AFTER THE RECEIPT OF OWNER’S NOTICE, WHICH NOTICE SHALL SET FORTH (IN REASONABLE DETAIL) THE ITEMS OF OWNER’S WORK WHICH TENANT DISPUTES HAVE BEEN SUBSTANTIALLY COMPLETED. If Owner’s determination is disputed by Tenant, and it is finally determined by agreement or Construction Arbitration that Owner’s determination was incorrect, then the number of Business Days between two (2) Business Days after Tenant’s receipt of Owner’s notice of determination and the Business Day on which Owner received Tenant’s notice of dispute (including that Business Day) shall be deemed days of Tenant Delay (but this sentence shall only apply to the first notice of Owner’s determination with respect to any particular portion of Owner’s Work). For example, assuming all of the days in this example are Business Days, if Owner’s notice of the Substantial Completion of Owner’s Initial Premises Work is received by Tenant on September 1, Owner receives Tenant’s notice of dispute on September 5 and Construction Arbitration determines that Owner’s Initial Premises Work was not substantially complete on the date set forth in Owner’s notice, then September 4 and September 5 are deemed days of Tenant Delay (and the immediately preceding sentence shall not apply to any subsequent notice from Owner to Tenant of the Substantial Completion of Owner’s Initial Premises Work). If Owner and Tenant cannot resolve the dispute within two (2) Business Days following Owner’s receipt of Tenant’s notice, the dispute shall be settled by Construction Arbitration. Pending the outcome of any Construction Arbitration, Owner’s determination shall control, without prejudice to Tenant’s position, and Tenant shall pay Base Rent and Additional Rent as provided in this Lease based upon such Owner’s determination. If, as a result of the determination of the Construction Arbitration, it is determined that Owner’s determination was incorrect, Owner shall, within twenty (20) Business Days after the Construction Arbitration, pay to Tenant the amount of Tenant’s overpayment of Base Rent and Additional Rent, if any with interest at the Late Charge Rate, and to the extent then determined, any payments under Section 5.1. Tenant shall use reasonable efforts to promptly notify Owner if Tenant becomes aware of any failure by Owner to file any required forms or applications with, or to have any required inspection of the Building by, any Governmental Authority, but Tenant’s failure to do so shall not be a Default, give rise to any liability on Tenant’s part, or relieve Owner from the consequences of any such failure as expressly set forth in this Lease.
     Section 5.5. Punch List Work. (a) On or before the 10th Business Day following the final determination of the substantial completion of each portion of Owner’s Work shown on Owner’s Work Schedule, the Initial Premises Substantial Completion Date, the substantial completion in its entirety of each of the three portions of the Balance Space or the Substantial Completion Date, Owner shall give Tenant a notice for Tenant’s approval containing a punch list of the minor and insubstantial details of construction or mechanical adjustments which remain to be performed with respect to Owner’s Work in question, the noncompliance of which shall not interfere (other than to a de minimis extent) with the performance of Tenant’s Initial Work in and to the space in question using good construction and scheduling practices (time being of the essence). Tenant shall not unreasonably withhold its approval of any punch list. Tenant shall notify Owner of any approval or disapproval (which disapproval shall set forth such objections in reasonable detail) within ten (10) Business Days after a punch list is given to Tenant. If Tenant fails to notify Owner of any such objections (setting forth the reasons therefor in reasonable detail) within such ten (10) Business Day period, the same shall be deemed approved.
          (b) Notwithstanding anything to the contrary set forth in this Lease, in no event shall Owner be obligated to repair any damage to Owner’s Work to the extent caused by Tenant or any Tenant Party.
          (c) Upon the approval or the deemed approval of a punch list, final completion of the applicable Owner’s Work in accordance with Owner’s Plans shall be deemed effected, except for the punch list work, latent defects (i.e., defects which cannot readily be discovered despite inspection) and Owner’s Work which cannot be tested due to seasonal factors (i.e., air-conditioning in the winter time). The foregoing shall not relieve Owner of the obligation to repair any damage to Owner’s Work caused by Owner or any Owner Party in connection with the performance of the punch list work.
          (d) Owner shall, at Owner’s expense (i) cause its contractors to commence and complete the punch list work, as soon as reasonably practicable but in any event within 90 days after the determination of the final punch list (subject to Tenant Delays and Unavoidable Delays), (ii) obtain a permanent certificate of occupancy for the Building as soon as reasonably practicable and (iii) extend the temporary certificate of occupancy for the Premises until such time as Owner obtains a permanent certificate of occupancy for the Premises. If Owner is unable to obtain a permanent certificate of occupancy for the Building or extend the temporary certificate of occupancy for the Premises and such inability is due to Tenant’s failure to perform any Tenant’s Work in accordance with applicable Requirements, Tenant’s Plans or this Lease, and Owner notifies Tenant thereof (which notice shall describe in reasonable detail Tenant’s Work to be done and reasonably substantiate the reasons for same), Tenant, at Tenant’s expense, shall perform that Tenant’s Work. Tenant shall cause Tenant’s contractor to commence that work as soon as commercially practicable under the circumstances and promptly and diligently to complete the work that is set forth in the notice within thirty (30) days following delivery of Owner’s notice to Tenant, subject to Owner Delays and Unavoidable Delays or, if work cannot with due diligence be completed or remedied within a period of thirty (30) days, cause Tenant’s contractor to promptly commence within such thirty (30) day period, and thereafter diligently prosecute to completion, steps necessary to substantially complete or remedy such work. Nothing contained in this subparagraph is intended to modify any other obligation of Tenant, or any other right or remedy of Owner, expressly set forth in this Lease. Notwithstanding anything to the contrary contained in this paragraph, Tenant shall not be obligated to remedy or cause to be remedied any noncomplying Tenant’s Work to the extent necessitated by or resulting from an act or omission of Owner or any Owner Party. Owner shall have no obligation or liability if the temporary certificate of occupancy for the Premises cannot be extended until any work required to be performed by Tenant is performed or as the result of Unavoidable Delays (and this Lease shall remain in full force and effect in accordance with its terms). Owner’s contractors shall have the right to enter the Premises for purposes of performing the punch list work, and Owner shall have no liability to Tenant, nor shall Tenant’s covenants and obligations under this Lease be reduced or abated by reason of any inconvenience, annoyance, interruption or injury to business or the performance of Tenant’s Initial Work arising from the performing of such work, provided that, except in emergencies and except if same shall delay Owner’s Work (subject, however, to the notice requirements of Section 5.6), Owner shall cause its contractors to take all reasonable steps (without overtime or premium labor, unless paid by Tenant) to minimize interference with the performance of Tenant’s Initial Work and with the normal conduct of Tenant’s business in the Premises. Owner shall have no liability to Tenant and Tenant shall not be entitled to any abatement of Rent as the result of any delay in obtaining a permanent certificate of occupancy for the Building provided Owner is diligently pursing the obtaining of a permanent certificate of occupancy for the Building (subject to Tenant Delays and Unavoidable Delays). If Tenant reasonably determines that Owner is not diligently pursuing the obtaining of a permanent certificate of occupancy, Tenant may, upon twenty (20) Business Days notice (or on two (2) Business Days notice if Tenant reasonably determines that as a result of the failure to obtain a permanent certificate of occupancy for the Building Tenant is in imminent danger of being prohibited from occupying the Premises), exercise Tenant’s right pursuant to Article 21 to obtain the permanent certificate of occupancy for the Building, subject to Owner’s right to dispute Tenant’s notice within five (5) Business Days following Tenant’s notice.
          (e) Owner shall deliver to Tenant a complete set of “as built” plans in Auto CADD (version 14, or the then current version; or such other electronic method as is requested by Tenant, if Owner is then using that method) with respect to Owner’s Work as soon as practicable after the Substantial Completion of Owner’s Work and completion of the punch list work with respect to the entire Premises (as such date shall be extended due to Tenant Delays and Unavoidable Delays), provided Tenant executes and delivers to the preparer of those plans a release with respect to Tenant’s use of those plans.
     Section 5.6. Tenant Delay of Substantial Completion. (a) If Substantial Completion of Owner’s Initial Premises Work, the substantial completion of any portion of Owner’s Work shown on Owner’s Work Schedule, the substantial completion in its entirety of any of the three portions of the Balance Space or Substantial Completion of Owner’s Work is delayed as the result of a Tenant Delay, then, in each such case, (1) the Substantial Completion of Owner’s Initial Premises Work, the substantial completion of any such portion, the Substantial Completion of Owner’s Work (and the Initial Premises Substantial Completion Date and the Substantial Completion Date, as the case may be) shall be deemed to have occurred on the date it would have occurred but for such delay, (2) such delay shall not result in the delay or extension of the Base Rent Commencement Date or Tenant’s obligation to commence the payment of Rent under this Lease, and (3) Tenant shall reimburse Owner for all reasonable actual out-of-pocket increases in the cost of Owner’s Work as a result of any such Tenant Delay within twenty (20) Business Days after rendition of a bill therefor together with documentation reasonably evidencing such work and the cost thereof. Owner shall notify Tenant of any Tenant Delay within five (5) Business Days after the commencement of the Tenant Delay in question. If

Owner fails to do so, then the Tenant Delay in question shall remain a Tenant Delay but the Tenant Delay in question shall be reduced by the number of days between the 5th Business Day following the commencement of the Tenant Delay in question and the date of Tenant’s receipt of Owner’s notice of that Tenant Delay (including that day). For example, assuming all of the days in this example are Business Days, if a Tenant Delay commences on September 1, Tenant receives Owner’s notice of Tenant’s Delay on September 9 and the Tenant Delay ends on September 11, then the Tenant Delay shall be 10 days but shall be deemed reduced by three days. Delays and partial delays described in this Section shall be aggregated to determine the cumulative days of delay, based on an eight (8) hour work day, and any delays which are concurrent shall not be aggregated for purposes of this Section. The foregoing shall be in addition to, and not in limitation of, any other rights that Owner may have under this Lease or at law or in equity.
          (b) Except as otherwise expressly set forth in this Lease, Owner shall have no liability to Tenant by reason of any delay in the substantial completion of any portion of Owner’s Work, the Substantial Completion of Owner’s Initial Premises Work or the Substantial Completion of Owner’s Work and this Section shall be deemed to be an express provision to the contrary of Section 223-a of the Real Property Law of the State of New York and any other law of like import now or hereafter in force.
     Section 5.7. Services and Utilities during Owner’s Work. Owner shall pay as the same become due all charges for the consumption of all utilities used in connection with the performance of Owner’s Work. Tenant shall pay directly to Owner, within twenty (20) Business Days after rendition of a bill therefor, all costs for the consumption of all utilities used in connection with the performance of Tenant’s Initial Work and for any additional risers required in connection with Tenant’s Work (at Owner’s reasonably estimated cost therefor with respect to utilities, with no “mark-up”). Notwithstanding the occurrence of the Base Rent Commencement Date, Owner shall have the right to obtain utilities at the Premises, at Owner’s expense, necessary for the performance of Owner’s Work (and any additional risers required solely in connection with Owner’s Work shall be furnished at Owner’s expense) and Tenant, at no expense to Tenant, shall reasonably cooperate with Owner in connection with same. If Tenant shall request Owner to provide one or more security guards for the Premises during the performance of Owner’s Work, Owner shall do so, at Tenant’s expense, but Owner shall not be responsible for the performance of the security guard or liable for any losses, damages or accidents because Owner provided any such security guards except as otherwise expressly provided in this Lease, and Tenant shall not be entitled to any reduction or abatement of Rent in connection therewith. At Tenant’s request, to the extent feasible, one of the security guards shall also serve as a fire watch and, if not feasible, Owner shall, at Tenant’s expense, hire a fire watch.
     Section 5.8. Warranties. Upon completion of Owner’s Work, Owner shall assign to Tenant, at no expense to Tenant, all warranties described in Owner’s Plans (including, without limitation, the specifications referred to in Exhibit D to this Lease), plus any other warranties obtained by Owner from contractors and subcontractors performing Owner’s Work, except with respect to any warranties which relate to items which Owner is responsible to replace pursuant to the terms of this Lease. If any such warranty is not assignable (or, as provided in this Section, is not assigned), and Tenant is responsible for repairing or maintaining any item covered by that warranty, Owner shall use commercially reasonable efforts, at Tenant’s request and at Tenant’s expense, to enforce such warranty.
     Section 5.9. Construction Shanties. Tenant shall permit Owner to use a portion of the second floor of the Premises (or any portion of any floor to which same are moved pursuant to this Section) for the temporary installation, operation and maintenance of construction shanties without the same (a) affecting the occurrence of the Substantial Completion of Owner’s Initial Premises Work or the Substantial Completion of Owner’s Work, (b) constituting a basis for failure of Tenant to take possession of the Initial Premises, (c) constituting constructive eviction, or (d) giving rise to a claim for Rent abatement or loss of Rent value or any other claim with respect thereto because of the presence of the shanties. Owner shall (1) bear all costs and expenses for the installation, operation, maintenance and removal of its shanties (except if and to the extent caused by the negligence or intentionally wrongful acts of omissions of Tenant or any Tenant Party), (2) bear all costs and expenses to repair damage to and restore the Premises resulting from its shanties (except if and to the extent caused by the negligence or intentionally wrongful acts or omissions of Tenant or any Tenant Party), (3) not permit its shanties to interfere with the performance of Tenant’s Initial Work or the use of the Premises by Tenant or any Subtenant in more than a de minimis degree (except to the extent interference is caused solely by the physical presence of the shanties) and (4) remove its shanties, at Owner’s expense, not later than the Substantial Completion Date. Tenant shall have the right, on reasonable prior notice to Owner, to cause Owner, at Owner’s expense, to move Owner’s shanties not more than twice to not less than 8,000 contiguous useable square feet on the Ground Floor or any floor above the Ground Floor (but not on the roof). Tenant shall use commercially reasonable efforts to limit the number of times Owner is required to move Owner’s shanties.
     Section 5.10. Sidewalk Bridge. Owner shall have the right to maintain the existing sidewalk bridge on the exterior of the Building without the same (a) affecting the occurrence of the Substantial Completion of Owner’s Initial Premises Work or Substantial Completion of Owner’s Work, (b) constituting a basis for failure of Tenant to take possession of the Initial Premises, (c) constituting constructive eviction, or (d) giving rise to a claim for Rent abatement or loss or Rent value or any other claim with respect thereto because of the presence of the sidewalk bridge. Notwithstanding the foregoing, Owner shall (1) bear all costs and expenses of installing, maintaining in good condition and removing the sidewalk bridge (except if and to the extent caused by the negligence or intentionally wrongful acts of omissions of Tenant or any Tenant Party), (2) bear all costs and expenses to repair damage to and restore the Premises resulting from the sidewalk bridge (except if and to the extent caused by the negligence or intentionally wrongful acts or omissions of Tenant or any Tenant Party), (3) not permit the sidewalk bridge to interfere with the performance of Tenant’s Initial Work or the use of the Premises by Tenant or any Subtenant in more than a de minimis degree (except to the extent interference is caused solely by the physical presence of the sidewalk bridge), and (4) remove the sidewalk bridge, at Owner’s expense, not later than the date which is five (5) Business Days after the Substantial Completion of Owner’s Work.
     Section 5.11. Owner’s Insurance. (a) From and after the Commencement Date to and including the completion of Owner’s Work, Owner, at its expense, shall carry, the following insurance:
               (i) Builder’s Risk Insurance (standard “All Risk” or equivalent coverage), in the amount of not less than one hundred percent (100%) of the replacement cost of Owner’s Work then completed (exclusive of Tenant’s Initial Work and Tenant’s Property), including flood coverage at limits of liability that are economically available; and, if applicable, boiler and machinery coverage written on a completed value (non-reporting) basis. Such insurance policy shall contain an endorsement waiving subrogation against Tenant; and
               (ii) commercial general liability insurance insuring all Owner contractors, subcontractors and construction manager in amounts comparable with amounts carried by persons undertaking similar work in the New York area, naming Tenant and Owner as an additional insured (any Owner contractor or subcontractor undertaking foundation, excavation or demolition work shall secure an endorsement on its policy to the effect that such operations are covered and that the “XCU Exclusions” have been deleted); and statutory workers’ compensation insurance and Employers Liability and New York State Disability Benefits Insurance in statutory amounts covering all Owner contractors and subcontractors with respect to all of their employees.
          (b) All Owner insurance required by this Section shall be issued by insurance companies licensed or authorized to do business in the State of New York, having at least a rating of “A-” or better and a financial class of at least “VII” or better (or the then equivalent of such ratings) as rated by A.M. Best’s Insurance Guide (or any successor publication of comparable standing).
     Section 5.12. Disputes. Any dispute under this Article shall be resolved by Construction Arbitration.
     Section 5.13. Construction Arbitration. (a) In any case where this Lease expressly provides for the resolution of a dispute by Construction Arbitration, either Owner or Tenant may, by notice to the other, require that the dispute in question be presented for resolution to the first available arbitrator set forth on Exhibit H to this Lease. In the event the first named arbitrator listed on that Exhibit is not available or is unwilling to serve, the arbitrator next set forth on the list shall be engaged, and so on, until arriving at an available arbitrator.
          (b) The parties shall make whatever presentations they wish and present whatever evidence they wish to the arbitrator with respect to the dispute in question, including whether or not such dispute is subject to the dispute resolution mechanism of this Section, within five (5) Business Days of receipt of an arbitration notice. Within three (3) Business Days thereafter, the arbitrator shall attempt to cause Owner and Tenant to agree on a resolution to the dispute and, failing that, the arbitrator shall make a decision in writing. The expenses of arbitration shall be shared equally by Owner and Tenant but each party shall be responsible for the fees and disbursements of its own attorneys and the expenses of its own proof; provided, however, the Prevailing Party’s reasonable costs and expenses (including attorneys’ fees and disbursements) shall be paid or reimbursed by the unsuccessful party. Owner and Tenant shall sign all documents and to do all other things necessary to submit any such matter to such arbitration and further shall, and hereby do, waive any and all rights they or either of them may at any time have to revoke their agreement hereunder to submit to such arbitration and to abide by the decision rendered thereunder. This arbitration procedure shall be the exclusive remedy under this Lease as to disputes to be resolved by Construction Arbitration and neither Owner nor Tenant shall have any right to seek any injunctive or other mandatory relief in connection therewith.
          (c) If at any time any of the named arbitrators, retires, is disqualified by Owner or Tenant for a legitimate reason reasonably determined by Owner or Tenant, or elects to withdraw from the list, Owner and Tenant shall agree on a replacement arbitrator within five (5) Business Days after notice thereof. If Owner and Tenant fail to so agree, either may apply to the President of the Real Estate Board of New York, Inc. to appoint a replacement arbitrator. All newly chosen arbitrators shall be placed at the bottom most position of the list. Owner and Tenant shall hold harmless the arbitrators for any damages resulting from any dispute submitted to arbitration pursuant to the provisions hereof.
          (d) In rendering a determination, the arbitrator shall not add to or subtract from or otherwise modify the provisions of this Section or this Lease. The determination of the arbitrator shall be in writing and be final and conclusive on the parties and counterpart copies thereof shall be delivered to each of the parties. Owner or Tenant may enter judgment on the determination of the arbitrator in any court of competent jurisdiction.
     Section 5.14. Mortgagee Confirmation. Tenant acknowledges that in connection with the financing of Owner’s Work the Mortgagees with respect thereto may require that Owner obtain a written agreement executed and acknowledged by Tenant confirming (i) the Commencement Date, (ii) the Fixed Expiration Date, (iii) the Rent Commencement Date, (iv) the Base Rent payable under this Lease, after consideration of all abatements to which Tenant is entitled to under this Lease, (v) the Initial Premises Substantial Completion Date, (vi) the Substantial Completion Date, and (vii) any other information under this Lease. Tenant therefore agrees that Tenant shall, within fifteen (15) Business Days after the receipt of an agreement confirming all or any of that information, execute, acknowledge and return the same to Owner to the extent, in Tenant’s reasonable opinion, the information set forth has been determined in accordance with the applicable provisions of this Lease; provided, however, Tenant shall not be obligated to execute, acknowledge and return the same to Owner if Tenant, within such fifteen

(15) Business Day period, shall have given notice (in reasonable detail) to Owner that it disputes any of the information set forth in such agreement.
     Section 5.15 Elevators; Additional Elevators. All of the passenger and service elevators which are part of Owner’s Work, as shown on Owner’s Plans, shall service the Ground Floor through and including the 6th floor and two of those passenger elevators and the service elevator shall also service the cellar. Tenant shall have the right, at Tenant’s expense (as Tenant’s Work), during the initial (not extended) Term, but after the Substantial Completion Date, to install two additional passenger elevators and one additional service elevator in the existing passenger elevator bank, or the existing service elevator bank, as the case may be, as shown on Owner’s Plans, serving the same floors as the balance of the passenger elevators and the existing service elevator, as the case may be (which additional elevators shall not be deemed Designated Restricted Work). Notwithstanding the foregoing, if in connection with Tenant’s exercise of its right to expand the Premises pursuant to Article 33 Tenant requests that Owner install the additional elevators which were not installed by Tenant pursuant to the preceding sentence, Owner shall install such additional elevators, at Owner’s expense.
     Section 5.16 Tenant’s Right to Complete Owner’s Work. If Tenant shall exercise Tenant’s rights pursuant to Article 21 with respect to Owner’s Work, or any portion thereof, Tenant may use Owner’s construction manager and/or subcontractors or Tenant’s construction manager, general contractor and/or subcontractors. Owner shall provide in the agreement with Owner’s construction manager and in each material subcontract that Tenant shall have that right. Owner has delivered to Tenant a copy of Owner’s agreement with Owner’s construction manager and shall make available to Tenant at Owner’s office for inspection and copying each major subcontract.
Article 6: Tenant’s Work
     Section 6.1. Tenant’s Work — General. (a) Tenant shall have the right, if there is then no Material Event of Default, to perform any Tenant’s Work without Owner’s consent except (a) Tenant’s Initial Work and (b) Tenant’s Restricted Work. Owner shall not unreasonably withhold its approval of any Tenant’s Restricted Work or any modification thereof (the approval of Tenant’s Initial Work is governed by Section 6.2). Owner shall respond to any request for approval of any Tenant’s Restricted Work, and whether any of Tenant’s Restricted Work must, subject to Owner’s rights pursuant to Article 24, be removed by Tenant, at Tenant’s expense, upon the expiration or earlier termination of this Lease (“Designated Restricted Work”) within fifteen (15) Business Days after receipt of a request from Tenant (accompanied by the information required to render its approval described below). If Owner fails to respond within such fifteen (15) Business Day period, Owner shall be deemed to have approved such Tenant’s Restricted Work and to have designated no portion of same as Designated Restricted Work. Any disapproval by Owner shall be accompanied by a list of specific objections. As soon as reasonably practicable after Tenant receives Owner’s specific objections to Tenant’s Restricted Work, Tenant shall revise, or cause to be revised, Tenant’s Plans with respect to such Tenant’s

Restricted Work to reasonably address such objections and shall deliver the revised Tenant’s Plans to Owner. Owner shall approve or disapprove the revised Tenant’s Plans (which approval shall not be unreasonably withheld) as soon as reasonably practicable and in any event within seven (7) Business Days after receipt by Owner of the revised Tenant’s Plans. Any disapproval shall be accompanied by a list of specific objections, but (i) Owner’s right to raise objections shall be limited to the revisions made to the initial submission of Tenant’s Plans in order to address Owner’s prior objections, and (ii) Owner’s failure to approve or disapprove of the revisions within such seven (7) Business Day period shall be deemed approval of such revisions. Owner’s approval of Tenant’s Work shall not be deemed to be any representation as to the adequacy of the plans or the compliance thereof with any Requirements or the coordination thereof with Owner’s Work. Tenant shall not commence any Tenant’s Work if there is then a Material Event of Default. Tenant shall pay the reasonable actual out-of-pocket costs incurred by Owner in connection with the review and approval of Tenant’s Restricted Work (other than Tenant’s Initial Work), including, without limitation, Owner’s review and approval of the plans and specifications therefor.
          (b) All Tenant’s Work, once commenced, shall be completed promptly in a good and workerlike manner and substantially in accordance with the approved plans and specifications therefor (if applicable) and, in all events, all applicable Requirements. At least fifteen (15) Business Days before Tenant’s commencement of any proposed Tenant’s Work (other than Tenant’s Initial Work), Tenant shall use reasonable efforts to, and with respect to Tenant’s Restricted Work, Tenant shall at the time of Tenant’s request for Owner’s approval, provide Owner with each of the following items (unless otherwise provided in this Lease; and if Tenant shall not do so, it shall do so within twenty (20) Business Days following Owner’s request):
               (i) complete plans and specifications for such Tenant’s Work prepared by Tenant’s Architect; provided, however, that this clause shall not apply in the case of Tenant’s De Minimis Work;
               (ii) for Tenant’s Initial Work and Tenant’s Restricted Work only, a copy of the agreement with Tenant’s construction manager or general contractor, in either case providing for the completion of such Tenant’s Work in accordance with the plans and specifications (which contract shall expressly provide that Owner shall have the benefits of that contract if Owner exercises Owner’s right under Article 21); provided, however, that this clause shall not apply in the case of Tenant’s De Minimis Work;
          (c) Tenant shall not commence any Tenant’s Work until (i) Tenant shall have obtained and delivered to Owner copies of all necessary permits, consents, certificates and approvals of all Governmental Authorities with regard to the particular phase of the work to be performed; provided, however, until the Substantial Completion Date all filings with Governmental Authorities to obtain such permits, consents, certificates and approvals shall be made, at Tenant’s expense, by a Person designated by Owner and (ii) Tenant shall have delivered to Owner certified copies, certificates or memoranda of the policies of insurance required to be carried by Tenant pursuant to this Lease (but if Tenant shall fail to make the deliveries required by this clause (ii) with respect to Tenant’s Work which is not Tenant’s Initial Work or Tenant’s Restricted Work, Tenant may commence Tenant’s Work, but Tenant shall make those deliveries within twenty (20) Business Days following Owner’s request). Owner shall cooperate in all reasonable respects with Tenant in obtaining the permits, consents, certificates and approvals required by this Section and shall sign any application made by Tenant, provided that the facts set forth therein are accurate and Owner’s signature is necessary to obtain such permits, consents, certificates and approvals. Tenant shall reimburse Owner within twenty (20) Business Days after Owner’s demand for any reasonable actual out-of-pocket third party costs and expenses incurred by Owner in obtaining the permits, consents, certificates and approvals required by this Section. Tenant shall indemnify, defend and hold harmless Owner and all Owner Parties from all loss, cost, liability or expense, including reasonable attorneys’ fees arising from or relating to resulting from any misrepresentation contained in any application prepared by Tenant and signed by Owner.
          (d) All Tenant’s Restricted Work shall be carried out by contractors, subcontractors and engineers approved by Owner, which approval shall not be unreasonably withheld; provided further, however, if Owner fails to respond to Tenant’s request for such approval within five (5) Business Days after receipt by Owner of notification to Owner of the identify of any such contractors, subcontractors or engineers, Owner shall be deemed to have approved such selection by Tenant.
          (e) All Tenant’s Work (but not Tenant’s Property), once placed in the Premises, shall be the property of Owner and may not be removed by Tenant except as expressly set forth in this Lease.
          (f) Upon substantial completion of the Tenant’s Initial Work and the substantial completion of any subsequent Tenant’s Work (other than Tenant’s De Minimis Work), Tenant shall use reasonable efforts to furnish Owner with the following (and if Tenant shall not do so, Tenant shall do so within twenty (20) Business Days following Owner’s request):
               (i) with respect to Tenant’s Initial Work and Tenant’s Restricted Work only, a certification of Tenant’s Architect (certified to Owner) that such Person has examined the applicable plans and specifications (which shall include Tenant’s Plans in the case of Tenant’s Initial Work), if applicable, and that, in its professional judgment, Tenant’s Work has been substantially completed materially in accordance with the plans and specifications applicable thereto (except for minor or insubstantial details of construction, mechanical adjustments or decoration, the non-completion of which does not interfere with the use of the Building) and, as constructed, Tenant’s Work complies with all Requirements;
               (ii) in the case of Tenant’s Initial Work, and in the case of any subsequent Tenant’s Work for which same is required, a copy or copies of the temporary certificate(s) of occupancy for the Building or such other space issued by the New York City Department of Buildings and a copy or copies of the permanent certificate(s) of occupancy upon the final completion of such work issued by the New York City Department of Buildings;
               (iii) lien waivers from all contractors, subcontractors or materialmen and evidence reasonably satisfactory to Owner that there are no outstanding violations issued or noted and no liens against the Premises as a result of or in connection with such Tenant’s Work; and
               (iv) a complete set of “as built” plans in Auto CADD form (Version 14 or the then current version; or such other electronic method as is requested by Owner, if Tenant is then using that method) if Tenant prepares same for itself (otherwise, Tenant shall deliver to Owner the relevant field notes and plans), provided Owner executes and delivers to the preparer of those plans a release with respect to Owner’s use of those plans. Owner shall have an unrestricted non-exclusive license to use such “as built” plans, or field notes and plans, for any purpose relating to the Premises without paying any additional cost or compensation therefor, which license shall be subject to the rights of the parties preparing such plans and survey under copyright and other applicable laws.
          (g) Owner reserves the right, at its expense, to maintain its field personnel or consultants at the Premises to observe Tenant’s construction methods and techniques and Owner shall be entitled to have its field personnel or other designees attend Tenant’s job or safety meetings. No such observation or attendance by Owner’s personnel or designees shall impose upon Owner responsibility for any failure by Tenant to observe any Requirements or safety practices in connection with such construction, or constitute an acceptance of any work which does not comply in all respects with the provisions of this Lease. Owner’s personnel shall not unreasonably interfere in the performance of Tenant’s Work.
          (h) Tenant shall cause all of its contractors to add Owner and all Owner Parties as additional insureds on all insurance required in connection with Tenant’s Work.
          (i) During the performance of Tenant’s Work, in addition to all other insurance required to be maintained by Tenant, Tenant shall, at its expense, maintain (a) Builder’s Risk Insurance (standard “All Risk” or equivalent coverage), in the amount of not less than one hundred percent (100%) of the replacement cost of Tenant’s Work, including flood coverage (to the extent such coverage can be obtained at commercially reasonable rates in the City of New York); and, if applicable, boiler and machinery coverage written on a completed value (non-reporting) basis; and (b) (i) commercial general liability insurance insuring all contractors, subcontractors and construction managers in amounts comparable with amounts carried by Persons undertaking similar work in the New York metropolitan area, naming Tenant, Owner and any Owner Party designated by Owner as an additional insured (any contractor or subcontractor undertaking foundation, excavation or demolition work shall secure an endorsement on its policy to the effect that such operations are covered and that the “XCU

Exclusions” or such other exclusions as are then customarily included in policies carried by Persons undertaking similar work in the New York metropolitan area have been deleted), and (ii) statutory workers’ compensation insurance and Employers Liability and New York State Disability Benefits Insurance in statutory amounts covering all contractors and subcontractors with respect to all of their employees.
     Section 6.2. Tenant’s Initial Work. (a) (i) Tenant shall, at Tenant’s expense (subject to the Construction Agreement dated the date of this Lease between Owner and Tenant), perform Tenant’s Initial Work, in a good and workerlike manner in accordance with Tenant’s Plans, and the applicable provisions of this Lease (including, without limitation, this Article), using the contractors and subcontractors listed on Exhibit J to this Lease (or other contractors or subcontractors reasonably approved by Owner, which shall be deemed approved if Owner fails to respond to a request for approval within ten (10) Business Days), and shall use due diligence to complete Tenant’s Initial Work expeditiously. Tenant has delivered to Owner Tenant’s projected construction schedule for the Tenant’s Initial Work, which schedule shall be updated and provided to Owner from time to time, as same is revised, but (notwithstanding any provision of this Section to the contrary) such schedule is provided to Owner for informational purposes only and shall not constitute a representation by Tenant with respect to any of the information contained therein. Tenant shall use commercially reasonable efforts to require all of Tenant’s contractors to give Owner prompt notice of any inconsistencies between Owner’s Work actually performed and Owner’s Work as described in Owner’s Plans, promptly after Tenant or any of Tenant’s contractors become aware of same.
               (ii) Subject to and in accordance with the provisions of this Section, Owner has, as of the date of this Lease, permitted Tenant (and its contractors, subcontractors, materialmen, architects and decorators) to commence, and shall permit them to continue to perform, Tenant’s Initial Work. Owner shall, at Owner’s expense (except as expressly provided in this Lease), provide the service elevator (until the Hoist is operating), loading accessibility, electricity (120/208 volt) in the cellar of the Building (which service may be brought to other areas of the Building by Tenant, at Tenant’s expense, subject to the provisions of this Lease) and domestic cold water in the cellar of the Building (which service may be brought to other areas of the Building by Tenant, at Tenant’s expense, subject to the provisions of this Lease), for Tenant’s temporary use, for the performance of Tenant’s Initial Work. Tenant shall pay directly to Owner, within twenty (20) Business Days after rendition of a bill therefor, all costs and expenses for the consumption of such electricity and domestic water (but with respect to domestic water, only to the extent Owner must maintain domestic water personnel in the Building beyond 2:30 p.m. on Business Days), and for additional risers required in connection with Tenant’s Initial Work. Tenant shall not be charged for use of the elevators, except to the extent of Owner’s cost of any required operators, unless used after normal construction hours, which are Business Days 7:00 a.m. to 11:30 a.m. and 12:30 p.m. to 4:00 p.m. Owner’s charges shall be Owner’s reasonable actual cost therefor (or reasonably estimated cost for electric and domestic water), with no “mark-up”. In connection with such access and with the performance of such Tenant’s Initial Work, Tenant agrees that (1) Tenant shall comply promptly with all reasonable procedures and regulations prescribed by Owner from time to time for coordinating such work and activities with Owner’s Work (provided same shall not delay Tenant’s Initial Work unless such procedure or regulation is required so as not to delay Owner’s Work), (2) such access shall be at the sole risk of Tenant (except if and to the extent caused by the negligence or intentionally wrongful acts or omissions of Owner or any Owner Party and not covered under the insurance carried by Owner or Tenant, or which should have been carried by Owner or Tenant under this Lease), (3) prior to access, Tenant shall deliver to Owner all of the policies of insurance required by this Lease, and (4) Tenant shall not perform any of Tenant’s Initial Work, or employ or permit the employment of any contractor, mechanic or laborer, if that work or the use of such contractor, mechanic or laborer would (A) in Owner’s reasonable opinion, create any difficulty, strike or jurisdictional dispute with other contractors, mechanics or laborers employed by or on behalf of Owner, or (B) delay any of Owner’s Work. If Tenant fails to comply with the provisions of this Section within twenty-four (24) hours after receipt of notice from Owner, then, in addition to all other rights and remedies under this Lease, Owner may by notice require Tenant to cease the performance of Tenant’s Initial Work until Tenant has complied with such provisions. Tenant shall not be charged for the use of the freight elevator during Business Hours on Business Days.
          (b) Tenant shall not commence Tenant’s Initial Work until Tenant, at Tenant’s expense, shall prepare and submit Tenant’s Plans (which may be submitted in stages) to Owner for Owner’s review and approval. Owner hereby approves, in concept, Tenant’s schematic plans for Tenant’s Initial Work dated April 24,2001, prepared by HLW, previously delivered by Tenant to Owner, subject to final approval by Owner of Tenant’s Plans as provided in this Lease. Owner shall not unreasonably withhold its approval of Tenant’s Plans. Owner shall approve or disapprove Tenant’s Plans as soon as reasonably practicable and, in any event, within ten (10) Business Days after receipt by Owner of Tenant’s Plans (or each stage thereof), and shall, within an additional ten (10) Business Days after said ten (10) Business Days, designate any item of Tenant’s Initial Work which Owner believes is Tenant’s Restricted Work and which, subject to the provisions of Article 24, Owner designates as Designated Restricted Work. Any disapproval by Owner shall be accompanied by a list of specific objections. Owner’s failure to approve or disapprove Tenant’s Plans (or the stage in question) within such ten (10) Business Day period, or to designate any Designated Restricted Work within such additional ten (10) Business Day period, shall be deemed approval of Tenant’s Plans (or the stage in question), and that Owner has not designated any Designated Restricted Work. As soon as reasonably practicable after Tenant receives Owner’s specific objections to Tenant’s Plans (or the stage in question), Tenant shall revise, or cause to be revised, Tenant’s Plans to reasonably address such objections and shall deliver the revised Tenant’s Plans to Owner. Owner shall approve or disapprove the revised Tenant’s Plans (which approval shall not be unreasonably withheld) as soon as reasonably practicable and in any event within seven (7) Business Days after receipt by Owner of the revised Tenant’s Plans. Any disapproval shall be accompanied by a list of specific objections, but (i) Owner’s right to raise objections shall be limited to the revisions made to the initial submission of Tenant’s Plans in order to address Owner’s prior objections, and (ii) Owner’s failure to approve or disapprove of the revisions within such seven (7) Business Day period shall be deemed approval of such revisions. Any dispute between Tenant and Owner as to whether

Owner unreasonably disapproved Tenant’s Plans or a revised submission thereof, or with respect to the designation of Designated Restricted Work, shall be resolved by Construction Arbitration. Owner’s review of any plans, including, without limitation, Tenant’s Plans, shall be at no expense to Tenant and shall be for the benefit of Owner only and any approval thereof shall not be deemed to be a representation as to the adequacy of the plans or the compliance thereof with any Requirements or the coordination thereof with Owner’s Work.
          (c) Tenant’s Work and Tenant’s Plans shall comply with all applicable Requirements. It shall be Tenant’s responsibility to assure such compliance. Owner’s approval of Tenant’s Plans shall not be, nor shall it be construed as being, or relied upon as, a determination that Tenant’s Plans comply with all applicable Requirements.
          (d) Tenant shall not, at any time, directly or indirectly employ, or permit the employment of, any contractor, mechanic or laborer in the Premises, whether in connection with any Tenant’s Work or otherwise, if such employment would cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Owner, Tenant or others. In the event of any such conflict, Tenant, promptly after demand of Owner, shall cause all contractors, mechanics or laborers causing such interference or conflict to cease working until such interference or conflict is resolved. Notwithstanding anything to the contrary contained in this Lease, to the extent that the performance of Tenant’s Initial Work requires Owner to employ at the Premises and in connection with Owner’s Work union personnel, including, without limitation, one or more teamsters and master mechanics that Owner would not have otherwise employed at the Premises, and as a direct result thereof, causes Owner to incur costs which Owner would otherwise not have incurred, then, Tenant shall pay such costs to Owner, within twenty (20) Business Days after receipt of an invoice in reasonable detail. If a Master Mechanic is required to be employed in connection with Owner’s Work or Tenant’s Initial Work, the cost of the Master Mechanic shall be paid by Owner and Tenant in proportion to the number of operating engineers employed by each of Owner and Tenant.
          (e) (i) Promptly following the substantial completion of Tenant’s Initial Work, Tenant, at its expense, shall take all necessary action on its part to apply for, diligently prosecute and obtain (to the extent required by any Governmental Authority) a temporary certificate of occupancy for the Premises (or an amendment to the temporary certificate of occupancy for the Building core and shell to include the Premises), and shall furnish Owner with a copy thereof.
               (ii) If there is then no Material Event of Default, Owner shall, from time to time, at no expense to Owner, execute, acknowledge or deliver to Tenant any document or instrument reasonably requested by Tenant to obtain the temporary certificate of occupancy for the Premises (or said amendment), provided that (1) the execution, acknowledgment or delivery of any such document or instrument shall not be prohibited by or otherwise in violation of any Requirement, (2) neither Owner nor any Owner Party would be, by reason thereof, subject to any actual or threatened sanctions or penalties or liability and (3) such document or instrument shall be otherwise in form and substance reasonably satisfactory to Owner. Tenant shall indemnify, defend and hold harmless Owner and all Owner Parties from and against any cost, expense or liability which shall arise by reason of Owner’s execution of any such documents or instruments, except to the extent that Owner makes a knowingly false or misleading statement therein.
               (iii) If Tenant is unable to obtain a temporary certificate of occupancy for the Premises (or said amendment) and such inability is due to Owner’s failure to perform Owner’s Work in accordance with applicable Requirements or Owner’s Plans and Tenant notifies Owner thereof of the inability of Tenant to obtain a temporary certificate of occupancy for the Premises as a result thereof (which notice shall describe in reasonable detail the noncomplying Owner’s Work and reasonably substantiate the reasons for same), Owner, at its expense, shall perform that Owner’s Work. Owner shall cause Owner’s contractor to commence that work as soon as commercially practicable under the circumstances and promptly and diligently to complete the work that is set forth in the notice within thirty (30) days following delivery of Tenant’s notice to Owner, subject to Tenant Delays and Unavoidable Delays or, if work cannot with due diligence be completed or remedied within a period of thirty (30) days, cause Owner’s contractor to promptly commence within such thirty (30) day period, and thereafter diligently prosecute to completion, steps necessary to substantially complete or remedy such work. Nothing contained in this subparagraph is intended to modify any other obligation of Owner, or any other right or remedy of Tenant, expressly set forth in this Lease. Notwithstanding anything to the contrary contained herein, Owner shall not be obligated to perform or cause to be performed any noncomplying Owner’s Work to the extent necessitated by or resulting from an act or omission of Tenant or any Tenant Party.
          (f) (i) Tenant shall erect, or cause to be erected, on or before May 23, 2001, and shall repair, maintain and remove same, at Tenant’s expense, one hoist (the “Hoist”) consisting of two cars, one for construction personnel and one for material, on the 27th Street side of the Building, in the position, and in the manner, agreed upon by Owner and Tenant prior to the date of this Lease. The Hoist shall have the ability to serve each floor of the Building including, without limitation, the roof level, above the Ground Floor and will be used by both Owner and Tenant as provided in this paragraph. Tenant shall remove the Hoist, at its expense, when the progress of the Tenant’s Initial Work dictates, as determined by Tenant in its discretion, provided that the core and shell elevators servicing the Building and which form a part of Owner’s Work shall have been installed and are operational and Owner has received all temporary approvals from the applicable Governmental Authorities necessary for the operation of the elevators. All repairs to the Building or Owner’s Work caused by the Hoist, including without limitation, any removal, storage and reinstallation of windows or repair of the facade to the condition on the date of this Lease (except if caused by Owner or any Owner Party) shall be performed by Tenant, at its expense, as Tenant’s Work, in accordance with the applicable provisions of this Lease. The installation and operation of the Hoist by Tenant shall not (1) affect the occurrence of the Substantial Completion of Owner’s Initial Premises Work or the Substantial Completion of Owner’s Work, (2) constitute a basis for failure of Tenant to take occupancy of the Initial Premises, (3) constitute constructive eviction, or (4) give rise to a claim for Rent abatement or loss of Rent value or any other claim with respect thereto because of the presence or operation of the Hoist. Owner shall have no responsibility whatsoever with respect to the operation of the Hoist or the installation or removal thereof, other than as expressly provided herein. Except as otherwise expressly provided in this Lease, and except in connection with the use of the Hoist by Owner or any Owner Party, Tenant shall (A) bear all costs and expenses for the installation, operation, maintenance and removal of the Hoist, (B) bear all costs and expenses to repair damage to and restore the Building resulting from the Hoist (other than by the use thereof by Owner or any Owner Party or otherwise caused by the acts of Owner or any Owner Party), and (C) not permit the Hoist to delay the performance of Owner’s Initial Work (except to the extent any delay is caused solely by the physical presence of the Hoist). Notwithstanding the foregoing, Owner shall, within 10 Business Days following receipt of Tenant’s reasonably detailed invoice and back-up, reimburse Tenant [*****] of the reasonable costs incurred in erecting, dismantling, maintaining and renting the Hoist (including, without limitation, any required window removal, storage and reinstallation costs and facade repair costs unless caused by Tenant or any Tenant’s Party). Notwithstanding the foregoing, Tenant shall reimburse to Owner, within twenty (20) Business Days following Owner’s request and the delivery of reasonable supporting documentation, for the first [*****] of reasonable out-of-pocket expenses incurred by Owner to hoist steel and other equipment by a means other than the Hoist as the result of the insufficient capacity of the Hoist.
               (ii) Subject to this paragraph, Owner’s contractors, subcontractors and materialmen performing Owner’s Work may use the Hoist on an exclusive basis under Tenant’s direction for up to four (4) hours per day (two (2) hours in the morning and two (2) hours in the afternoon) during normal construction hours (Business Days 7:00 a.m. to 11:30 a.m. and 12:30 p.m. to 4:00 p.m.) without charge. Should they require use of the Hoist during other hours, Tenant shall make the Hoist reasonably available, provided that Owner shall pay to Tenant, within ten (10) Business Days after receipt of an invoice, the Hoist Hourly Rate or 50% of the Hoist Hourly Rate to the extent the Hoist is being used on an overtime basis by Owner and Tenant at the same time. The use of the Hoist shall be at the sole risk of Tenant (unless caused by Owner or any Owner Party and the damage exceeds any insurance coverage) and shall be subject to such rules and regulations as Tenant may reasonably impose. Tenant’s contractors shall oversee the general coordination of the Hoist. Owner and Tenant shall each have access to the Hoist on an equitable and reasonable basis, but Owner shall have the right to reserve the Hoist, on not less than twenty-four (24) hours’ prior notice, for two hours each morning and two hours each afternoon. If Owner shall not reserve the Hoist during those hours, Tenant shall have the use of the Hoist during those hours.
     Section 6.3. Tenant’s Allowance. (a) If (i) there is then no Material Event of Default, (ii) Tenant’s Initial Work has been substantially completed in accordance with this Lease (including, without limitation Section 6.2), (iii) Tenant has delivered all items required to be delivered upon substantial completion of Tenant’s Initial Work (including, without limitation, the items set forth in Section 6.2) and (iv) Tenant has delivered proof reasonably satisfactory to

Owner that Tenant has paid for Tenant’s Initial Work not less than Tenant’s Allowance, Owner shall, within twenty (20) Business Days thereafter pay to Tenant the lesser of (x) Tenant’s Allowance or (y) the sums for which Tenant has delivered such proof.
          (b) If (i) there is then no Material Event of Default, (ii) Tenant’s Initial Work has been completed substantially in accordance with this Lease (including, without limitation, Section 6.2), (iii) Tenant has delivered all items required to be delivered upon substantial completion of Tenant’s Initial Work (including, without limitation, the items set forth in Section 6.2), and (iv) Tenant has delivered proof reasonably satisfactory to Owner that Tenant has paid for the items for which Tenant is to be given an allowance pursuant to Exhibit G not less than the amounts of such allowances, Owner shall, within twenty (20) Business Days thereafter pay to Tenant the lesser of (x) the allowances expressly set forth in Exhibit G or (y) the sums proven by Tenant to have been paid for the items covered by those allowances.
     Section 6.4. Federal Rehabilitation Tax Credits. Owner and Tenant have entered into a separate agreement dated the date of this Lease, relating to Federal Rehabilitation Tax Credits.
     Section 6.5. Roof Structure. (a) Tenant’s Work may include the installation on the roof of the Building, without additional charge, of any structure (not exceeding [*****] square feet plus any additional square footage of Development Rights obtained by Tenant pursuant to this Section) or any satellite dishes, antennas, communication or other equipment or signage used in connection with the operation of the Building. If, however, those installations reduce the square footage of Development Rights for the Premises or any other property owned or controlled by Owner within the Square Block, Tenant shall pay Owner an annual amount equal to [*****] for each square foot of such reduction, in equal monthly installments, on the first day of each month, commencing on the date of reduction, increased on each anniversary date of the commencement of that payment to an amount equal to the payment for the preceding 12 month period plus [*****] of that payment. In addition, Tenant shall, throughout the Term, pay any expenses resulting from the installation of such structure or equipment, including, without limitation, but without duplication, Real Estate Taxes and insurance premiums or costs. In connection with any such installation, Owner shall allow Tenant, at Tenant’s expense, to extend and upgrade any Building mechanical, electrical and plumbing services (including the sprinkler and fire alarm systems) necessary to support and operate any such installations. The annual amount payable by Tenant under this Section shall be reduced to the extent any such structure has been removed from the roof and the applicable Development Rights have been restored.
          (b) Notwithstanding the foregoing, to the extent Tenant shall, at its expense, increase the Development Rights for the Premises or any other property owned or controlled by Owner within the Square Block, above the upzoning pending on the date of this Lease (which Development Rights are on the date of this Lease [*****] square feet without the pending upzoning and [*****] square feet including the pending upzoning) or above any additional upzoning not obtained through Tenant’s efforts, without adversely impacting that upzoning, then there shall be no payment under this Section for the portion of the structure covered by such increased Development Rights.
          (c) If Tenant shall, at its expense, increase the Development Rights for the Building above the upzoning pending on the date of this Lease or above any additional upzoning [*****]
          (d) If Owner utilizes such Development Right, Owner shall give Tenant notice of Owner’s determination of the fair market value of the utilized Development Rights. If Tenant disputes Owner’s determination, Tenant shall give notice to Owner of the dispute within fifteen (15) Business Days after receipt of Owner’s notice stating Tenant’s determination of the fair market value (time being of the essence). If Tenant shall not submit that notice, then the fair market value shall [*****]
     Section 6.6. Disputes. Any dispute under this Article shall, unless otherwise expressly provided in this Article, be resolved by Construction Arbitration.
Article 7: Assignment and Subletting
     Section 7.1. Owner’s Consent not Required (a) Tenant shall have the right, subject to the applicable provisions of this Article, if there is then no Material Event of Default, without the consent of Owner, to enter into an Assignment or Sublease with any Person provided that (i) the Person is not then a debtor or debtor-in-possession in a voluntary or involuntary bankruptcy proceeding, and (ii) with respect to an Assignment, the Person assumes all of Tenant’s obligations under this Lease thereafter arising.
          (b) Tenant shall notify Owner of an Assignment or Major Sublease within thirty (30) days after the effective date of such Assignment or Major Sublease, but failure to give such notice shall not invalidate the Assignment or Major Sublease.
          (c) Any Tenant notice of an Assignment or Major Sublease shall contain the identity of the Person in question, and such other reasonably detailed information concerning the nature of the business of, the ownership interests in and the financial status of, that Person that is in the possession of Tenant and is not the subject of any confidentiality or nondisclosure agreement by which Tenant is bound.
          (d) Tenant shall deliver to Owner, or shall cause to be delivered to Owner, within thirty (30) days after the effective date of an Assignment or the commencement date of a Major Sublease (i) in the case of an Assignment, a fully executed instrument of assignment and a fully executed instrument of assumption by the Assignee of Tenant’s obligations under this Lease arising from and after the effective date of the Assignment, or (ii) in the case of a Major Sublease, a fully executed Major Sublease.
          (e) An Assignment, a Sublease, the collection of Rent by Owner from any Person other than Tenant, or any application of any such Rent shall not, in any circumstances, relieve Tenant of its obligations under this Lease, and Tenant shall remain fully liable for the payment of the Rent due and to become due hereunder and for the performance of all of Tenant’s obligations under this Lease. All acts and omissions of any Assignee or Subtenant or anyone claiming under or through Tenant or any Assignee or Subtenant which shall be in violation of any of Tenant’s obligations of this Lease shall be deemed to be a violation by Tenant.
          (f) Any Subtenant or Assignee may further sublet the Premises or any portion thereof or assign its interest in this Lease subject to and in accordance with all of the provisions of this Lease.
          (g) If there is an Assignment or Sublease in violation of the provisions of this Article, it shall be void and of no force and effect against Owner; provided, however, that Owner may collect an amount equal to the then Base Rent plus any other item of Rent from the Person in question as a fee for its use and occupancy of the Premises, and shall apply the net amount collected to the Base Rent and other items of Rent. No such Assignment or Sublease in violation of the provisions of this Article, nor any such collection or application of Rent or fee for use and occupancy, shall be deemed a waiver by Owner of any provision of this Lease or the acceptance by Owner of the Person in question.
          (h) After an Event of Default, Owner may collect rent and all other sums due under any Sublease and apply the net amount collected to the Rent. No such collection shall be,

or shall be deemed to be, a waiver of any provision of this Lease nor the recognition by Owner of any Subtenant as a direct tenant of Owner nor a release of Tenant from performance by Tenant of its obligations under this Lease.
     Section 7.2. Sublease Requirements. (a) Each Sublease shall provide that:
          (i) It is subordinate and subject to this Lease;
          (ii) Except for security deposits and any other amounts deposited with Tenant in connection with the payment of insurance premiums, real property taxes and assessments and other similar charges or expenses, Subtenant shall not pay rent or other sums payable under the Sublease to Tenant for more than one (1) month in advance;
          (iii) At Owner’s option, on the termination of this Lease pursuant to an Event of Default or otherwise, the Subtenant shall attorn to, or shall enter into a direct lease on the terms of its Sublease with, Owner for the balance of the unexpired term of the Sublease, provided, that, notwithstanding anything to the contrary contained in the Sublease, Owner shall not be: (1) liable for any previous act or omission of Tenant, as sublandlord under the Sublease unless such act continues as a default under the Sublease after the Subtenant’s attornment to Owner and is the obligation of the sublandlord under the Sublease; (2) responsible for any monies owing by Tenant to the credit of Subtenant, except to the extent that Owner is in possession of, or has control over, such monies; (3) subject to any offsets, claims, counterclaims, demands or defenses which Subtenant may have against Tenant; (4) bound by any payments of rent which Subtenant might have made for more than one (1) month in advance to Tenant; (5) bound by any covenant in the Sublease to either (A) undertake or complete any construction of, in or about the Premises (or any part thereof), (B) undertake or complete any construction of, in or about the space demised by such Sublease (or any part thereof), or (C) provide any money, by way of an allowance to Subtenant or otherwise, to or for any such construction; (6) required to account for any security or other deposit hereunder, other any such deposit actually delivered to, or collected by, Owner; (7) bound by any amendment or other modification of the Sublease which was entered into in violation of this Lease; or (8) required to remove any Person occupying the space demised by the Sublease (or any part thereof) unless Owner shall have caused the space demised by such Sublease to be occupied by a Person other than the Subtenant;
          (iv) The fixed expiration date thereunder shall not extend beyond the Fixed Expiration Date; and
          (v) The Subtenant shall maintain the insurance required to be maintained by the Subtenant by Article 12.
          (b) Tenant shall not, without Owner’s consent, amend any Sublease in a manner which would cause such Sublease (as amended) to violate the provisions of this Article.

          (c) Tenant shall use reasonable efforts to deliver to Owner, or shall cause to be delivered to Owner, within ten (10) Business Days after the full execution and delivery thereof (but in any event, within twenty (20) Business Days following Owner’s request), a copy of any executed Sublease or any material amendment thereto.
     Section 7.3. Owner and Tenant Prohibitions (a) Notwithstanding anything to the contrary contained in this Lease, prior to the Substantial Completion of Owner’s Work, Owner shall not assign, sell, transfer or otherwise dispose of, this Lease (or any portion thereof) or its interest in the Premises (or any portion thereof), or enter into a Superior Lease, except to or with an Affiliate of Owner, a Senior Interest Holder or any Agency or other Governmental Authority in connection with any real estate, sales tax or other benefits. Any assignment, sale, transfer, other disposition or Superior Lease in violation of this paragraph shall be null and void.
          (b) Notwithstanding anything to the contrary contained in this Lease, prior to the Substantial Completion of Owner’s Work, Tenant shall not assign, sell, transfer or otherwise dispose of, this Lease (or any portion thereof) or its interest in the Premises (or any portion thereof) or enter into a Major Sublease, except to or with an Affiliate of Tenant. Any assignment, sale, transfer, other disposition or Major Sublease in violation of this paragraph shall be null and void.
     Section 7.4. Sublease Nondisturbance Agreements (a) Tenant, from time to time, may request, by notice to Owner, that Owner grant non-disturbance protection to a Subtenant (other than an Affiliate of Tenant) under a particular Sublease, which notice shall be accompanied by a copy of the fully executed Sublease in question.
          (b) Owner, subject to and in the manner provided in this Section, shall enter into a subordination, non-disturbance and attornment agreement substantially in the form of Exhibit M to this Lease with the Subtenant under the Sublease described in Tenant’s notice, provided, that:
               (i) the Sublease is in form and substance reasonably satisfactory to Owner; provided, however, a Major Sublease which is on substantially the same terms (with a Rent not less than the Rent set forth in this Lease), provisions and conditions as are contained in this Lease (or which provides that it shall be upon the same terms, provisions and conditions if Owner succeeds to Tenant’s interest) shall be deemed satisfactory to Owner;
               (ii) the annual fixed or base rent which is payable by the Subtenant under the Sublease, including the renewal and extension terms thereof (determined without regard to any abatement, concession, credit or offset which may be applicable) is equal to or greater than the Base Rent and Additional Rent (determined on a per rentable square foot basis) which is payable under this Lease (or, if less, the Subtenant shall agree to, and the Sublease provides that the Subtenant shall, pay same at the rate of the Base Rent and Additional Rent payable hereunder applicable on a pro-rata basis if Owner succeeds to the interest of Tenant), including the renewal and extension terms contained in this Lease;
               (iii) the Sublease shall demise not less than one full floor of the Building;
               (iv) the Sublease shall have a term which is not less than ten (10) years or for the remainder of the Term, less one day, if the remaining Term is less than 10 years (it being understood that for the criteria set forth in this clause to be met, such criteria must be met without taking into account any renewal or extension of rights contained in such Sublease); and
               (v) the Subtenant or any guarantor of all of the Subtenant’s obligations under the Sublease shall be a creditworthy entity with sufficient assets to satisfy its obligations under such Sublease (and Owner shall have been provided with reasonably satisfactory proof thereof), and such Sublease or guaranty shall not provide for the Subtenant or the guarantor to be relieved of liability upon an assignment of the Subtenant’s interest in such Sublease.
          (c) If (i) Owner receives a notice from Tenant under this Section, and (ii) Owner reasonably believes the foregoing criteria are satisfied then (1) Owner, within thirty (30) Business Days after its receipt of the notice, shall prepare and deliver to Tenant an agreement (unexecuted) between Owner and such Subtenant substantially in the form attached to this Lease as Exhibit M, and (2) Owner, promptly after it shall receive back such agreement fully executed by the Subtenant and payment of the reasonable actual out-of-pocket costs incurred by Owner in connection with the review of the Sublease and the preparation and execution of the agreement, shall execute and return the same to Tenant (for delivery to the Subtenant); provided, however, that Owner shall have no obligations under this Section if there is then a Material Event of Default.
          (d) Any dispute under this Section shall be resolved by General Arbitration.
     Section 7.5. Sublease Profit. In connection with any Assignment or Sublease to a Person other than an Affiliate of Tenant or a Subtenant described in Section 7.6(d)(ii), Tenant shall pay to Owner (as set forth in this Section) an amount [*****] of the Profit. The term “Profit” shall mean the excess, if any, of (a) the rentals actually received by Tenant under any Sublease or the consideration actually received by Tenant under any Assignment (it being understood that the rentals actually received under any Sublease or the consideration actually received under any Assignment shall include sums paid for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property, less (i) in the case of the sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of GAAP, and (ii) in the case of the rental thereof, the then net unamortized cost thereof, amortized over the useful life of such item(s), and any other consideration actually received by Tenant under any Sublease or Assignment, other than payments in the nature of reimbursements for amounts payable to third parties such as indemnity payments) (the “Total Income”) over (b)

the sum (the “Total Cost”) of (1) in connection with a Sublease, the Base Rent paid by Tenant to Owner with respect to the space sublet, and the pro rata amount of all sums paid by Tenant pursuant to Sections 3.1 and 12.2(b), each of the foregoing as prorated on a rentable square foot basis to the portion of the Premises so sublet, (2) Tenant’s Transaction Costs (as hereinafter defined) and (3) any Net Loss (as hereinafter defined). The term “Tenant’s Transaction Costs” shall mean and include all actual reasonable costs and expenses incurred by Tenant consistent with the then market requirements in effectuating the Sublease or Assignment, including, without limitation, reasonable marketing expenses, real estate transfer taxes, sales taxes and taxes of like import imposed in connection with the transaction, brokerage commissions, attorney’s fees and disbursements, remodeling and redecorating costs, rent paid during any free-rent periods and takeover costs and expenses. In computing Profits, the Total Income, as and when received by Tenant, shall first be offset against Tenant’s Transaction Costs, as and when incurred or paid by Tenant on the basis hereinafter provided, until Tenant has recovered Tenant’s Total Transaction Costs. The Total Income, as and when received, less such Total Cost as may be paid or incurred by Tenant on the basis herein provided shall constitute Profit. If in any month one or more Subleases then in existence shall result in a net loss to Tenant with respect to such Sublease (i.e., the total of the items included in clauses (1) and (2) of this Section with respect to any such Sublease exceeds the Total Income received under the terms thereof) for that month, such net loss (a “Net Loss”) shall reduce the aggregate Profit for that month under any other then existing Subleases. In no event shall (x) Owner be required to refund or credit to Tenant any sums previously paid or determined to be owing to Owner or (y) any Net Loss from a previous Sublease or for any other month be applied to the Profit under any then existing Subleases or for any other month. There shall be no duplication of offsets against Total Income. Any payment due to Owner under this Section for any month shall be made once each year within thirty (30) days following the end of the calendar year in which that month occurred.
     Section 7.6 Recapture. (a) Subject to the provisions of this Section, if Tenant shall at any time or times during the Term desire to sublet any space on the Ground Floor for retail purposes, Tenant shall give notice thereof to Owner, which notice shall include a description of the space, the proposed sublease term and, if known, the proposed use. Owner shall have the right, within 60 days following receipt of Tenant’s notice, to recapture that space (but only for the proposed sublease term if that term ends prior to the last Lease Year of the Term).
          (b) If Owner exercises its option to recapture the space, then (i) this Lease shall expire with respect to such space on the date the proposed sublease was to commence, (ii) from and after such date, the Base Rent and all Additional Rent shall be adjusted, based upon the proportion that the rentable area of the Premises remaining bears to the total rentable area of the Premises, (iii) Tenant shall pay to Owner the reasonable actual costs incurred by Owner in physically separating such space from the balance of the Premises and in complying with any Requirements relating to such separation, (iv) Owner shall have the right to use a reasonably equitable portion of the roof (except for signs), shaft space, mechanical space and riser space, to the extent reasonably necessary or desirable in connection with the recaptured space, (v) any retail use of that space shall be subject to Tenant’s consent, which shall not be unreasonably withheld if the use complies with the Retail Standards (as defined below), and there shall be no roll-down security gates used (unless Tenant has allowed other occupants on the Ground Floor to use same), (vi) Owner shall pay to Tenant its prorated share of utility costs and Real Estate Taxes for the Building, if any and (vii) if the recapture is not for the entire Term, at the end of the recapture term (1) the full Base Rent and Additional Rent shall be reinstated and (2) Owner or the occupant shall restore the space in question to substantially its condition immediately prior to the recapture, reasonable wear and tear, and damage by fire or other casualty, excepted.
          (c) If Owner fails to exercise its option (i) the Sublease shall be subject to all of the provisions of this Article, (ii) any retail use of such space shall be subject to Owner’s consent, which shall not be unreasonably withheld if the use complies with the Retail Standards and (iii) if Tenant fails to execute and deliver a Sublease within 270 days after the end of said 60- day period Tenant shall again comply with the provisions of this Section before subletting any part of the ground floor for retail purposes.
          (d) Owner’s right of recapture and the Retail Standards shall not apply to (i) a Sublease to an Affiliate of Tenant or (ii) a Sublease to any other Person if the Person services only the occupants and guests of the occupants of the Building. If, however, Tenant desires that the Subtenant described in clause (ii) be permitted to service others, Tenant shall make that request of Owner (which request cannot be made prior to the first annual anniversary of the date the Subtenant opened its business in the Ground Floor for the purpose of servicing only the occupants and guests of the occupants of the Building), and Owner shall have the right to approve the request, which approval shall not be unreasonably withheld. If Owner shall not approve the request, then the Subtenant may not service others than the occupants and guests of the occupants of the Building. If Owner shall approve the request, then the Retail Standards shall apply to that Sublease and Owner shall be paid with respect to the Sublease in question any sums thereafter due pursuant to Section 7.5.
          (e) The term “Retail Standards” shall mean that such space shall not be used for (i) a governmental or quasi-governmental use, as offices of a foreign country, employment agency or center, a school, medical or psychiatric offices or medical care clinic, nightclub or fraternal organization, manufacturing, repair or warehouse center, office or other facility of any charitable, religious, union or other not-for-profit organization, testing, training or classroom facility, medical, chemical or biological laboratory, bar, restaurant or other establishment for preparation or sale of any food or beverage (unless Tenant was intending to place such an establishment in a space which is recaptured by Owner pursuant to this Section, in which event Owner may place a similar establishment in that space), a convenience store, check cashing facility, bank, insurance company, brokerage company, financial services company, pool hall or skating rink, funeral parlor, massage parlor, pornography or adult book or video store, amusement center or game room, theater or cinema auditorium, hotel or lodging facility, auction house, flea market, rifle range, gambling facility or casino or OTB, “head shop,” pawn shop, dry cleaners, photo processors (unless same is ancillary to an occupant’s, primary business not prohibited by this paragraph), or video arcade or other video game retailer (unless same is ancillary to an occupant’s, primary business not prohibited by this paragraph), a non-name brand outlet, warehouse, close-out, bargain or any other form of “deep discount” store, and (ii) any business which is then generally recognized in the marketplace as a competitor of Tenant named herein or its Affiliates (unless that business was not prohibited by this paragraph and was in the Building prior to Tenant named herein or its Affiliates entering that business). The provisions of this paragraph shall not apply to Owner’s use of any recaptured space at such time as Tenant has subleased all or substantially all of the Premises to not less than three subtenants that are not Affiliates of Tenant.
Article 8: Subordination
     Section 8.1. Subordination; Nondisturbance. This Lease shall be subject and subordinate to each and every Mortgage and Superior Lease, provided the Senior Interest Holder has delivered to Tenant a subordination, nondisturbance and attornment agreement, in recordable form, in substantially the form attached to this Lease as Exhibit L (which shall provide, among other things, for insurance proceeds to be available to repair the Building core and shell in accordance with this Lease). Provided that the agreement has been executed and delivered to Tenant, this clause shall be self-operative and no further instrument of subordination shall be required from Tenant to make the interest of any Senior Interest Holder superior to the interest of Tenant hereunder; however, Tenant shall execute and deliver promptly an instrument, in recordable form, that Owner or any Senior Interest Holder reasonably may request to evidence and confirm such subordination. If any Senior Interest Holder shall request reasonable modifications of this Lease or the agreement attached to this Lease as Exhibit L that do not, other than to a de minimis degree, affect or diminish Tenant’s rights or remedies, Tenant, at no expense to Tenant, shall execute and deliver to Owner an agreement which provides for any such modification (or permit such modifications to the agreement attached to this Lease as Exhibit L). A requirement that Tenant give a duplicate notice of any default on the part of Owner to any Senior Interest Holder shall not be deemed to increase the obligations of Tenant under this Lease or that the cure periods of the Senior Interest Holder extend for a reasonable period beyond Owner’s cure periods under this Lease shall not be deemed to affect or diminish Tenant’s rights or remedies.
     Section 8.2. Attornment. If at any time prior to the Expiration of the Term, any Senior Interest Holder comes into possession of the Premises, Tenant shall attorn to the Senior Interest Holder acquiring the interest of Owner upon the then executory terms and conditions of this Lease, subject to the provisions of this Article, for the remainder of the Term, provided that such Senior Interest Holder shall then be entitled to possession of the Premises and provided further that such Senior Interest Holder, or anyone claiming by, through or under same, shall not be (and any agreement executed and delivered to Tenant pursuant to this Article shall so provide):
               (i) (other than as otherwise expressly provided in an agreement executed and delivered to Tenant pursuant to this Article) liable for any act or omission of any prior Owner (including, without limitation, the then defaulting Owner) unless such act continues as a default hereunder after Tenant’s attornment, but in no event shall there be liability to complete Owner’s Work or Owner’s Addition Work (as defined in Article 33), although Tenant shall have Tenant’s other rights and remedies with respect to the failure of Owner to complete Owner’s Work or Owner’s Addition Work; or
               (ii) subject to any defense or offsets which Tenant may have against any prior Owner (including, without limitation, the then defaulting Owner) (except the Tenant Allowance and as otherwise expressly set forth in this Lease); or
               (iii) bound by any payment of Rent which Tenant may have made to any prior Owner (including, without limitation, the then defaulting Owner) more than thirty (30) days in advance of the date upon which such payment was due (except as expressly set forth in Article 3 or as agreed to by the Senior Interest Holder or Successor Owner in writing); or
               (iv) bound by any amendment of this Lease made without its consent or Section 32.2.
          (b) The Senior Interest Holder or Person shall accept Tenant’s attornment and shall recognize Tenant as Tenant under this Lease, subject to the terms hereinabove set forth. The Senior Interest Holder or Person, subject to the limitations set forth in this Section, shall be deemed to assume performance of and compliance with, all of the terms, covenants and conditions of this Lease from and after the date of the attornment until such time as the interest of the Senior Interest Holder or Person shall be transferred to a new Owner.
          (c) The provisions of this Section shall inure to the benefit of, and bind, each and every Senior Interest Holder, shall be self-operative, and no further instrument shall be required to give effect to said provisions. Tenant, however, within thirty (30) days after demand, shall execute, from time to time, instruments, in recordable form, in confirmation of the foregoing provisions of this Section, reasonably satisfactory to all of the parties thereto, acknowledging such attornment, at no cost or expense to Tenant.
     Section 8.3. Senior Interest Holder’s Cure Right. Except as may otherwise be expressly provided in an agreement executed and delivered to Tenant pursuant to this Article, if any act or omission of Owner would give Tenant the right, immediately or after lapse of a period of time, to terminate this Lease or to claim a partial or total eviction, Tenant shall not exercise such right (a) until it has given written notice of such act or omission to Owner and each Senior Interest Holder whose name and address shall previously have been furnished to Tenant, and (b) until thirty (30) days following the end of the period to which Owner would be entitled under this Lease or otherwise, after similar notice, to effect the remedy of such act or omission shall have elapsed following the giving of such notice and following the time when such Senior Interest Holder shall have become entitled under such Senior Interest to remedy the same, provided such

Senior Interest Holder shall with due diligence give Tenant notice of intention to, and commence and continue to, remedy such act or omission.
Article 9: Repairs and Maintenance
     Section 9.1. Tenant’s Obligations. From and after the Initial Premises Substantial Completion Date with respect to the Initial Premises and from and after the Substantial Completion Date with respect to the entirety of each of the three portions of the Balance Space, except to the extent Owner is required to do so pursuant to the express provisions of this Lease, Tenant shall (a) take good care of the Premises, (b) keep and maintain the Premises in good and safe order and condition, (c) keep clean and free from dirt, snow, ice, rubbish and illegal obstructions, the sidewalks, grounds, curbs or any other space, in front of the Premises, and (d) subject to the provisions of this Article, make all repairs therein and thereon, interior and exterior, structural and nonstructural, ordinary and extraordinary, foreseen and unforeseen, necessary to keep the Premises and such other areas in good and safe order and condition (subject to normal wear and tear) in a manner consistent with comparable properties in Manhattan (but in any event, at least equal in quality and class to the original work), however the necessity or desirability therefor may occur (except if and to the extent caused by the negligence or intentionally wrongful acts or omissions of Owner or any Owner Party and not covered under the insurance carried by Tenant, or which should have been carried by Tenant pursuant to this Lease). Tenant shall neither commit nor suffer, and shall use all reasonable precaution to prevent, waste, damage or injury to the Premises. All repairs shall be made in compliance with, and subject to any limitations of, any applicable Requirements. As used in this Article, the term “repairs” shall include all necessary replacements, removals, alterations, and additions (other than those which are Owner’s responsibility pursuant to the express provisions of this Lease).
     Section 9.2. Owner’s Responsibility. Notwithstanding the foregoing, Owner shall, at Owner’s expense (a) repair (in accordance with all applicable Requirements) any latent, construction or design defects (except for normal maintenance and wear and tear) in Owner’s Work (including, without limitation, the failure of any Base Building System to perform to the specifications set forth in Owner’s Plans, including, without limitation, the specifications referred to in Exhibit D to this Lease, unless such failure is caused by the acts or omissions of Tenant or any Tenant Party) which develop or are discovered before the end of the first Lease Year after the Initial Premises Substantial Completion Date with respect to the Initial Premises and the end of the first Lease Year after the substantial completion in its entirety of each portion of the Balance Space with respect to that portion (and, in accordance with, and subject to, the other provisions of this Lease, Tenant shall, at its expense, make any and all repairs of any nature whatsoever as provided herein thereafter; except that, with respect to latent defects only, Owner shall pay for the physical repair of such latent defect, but not any consequential damages related thereto discovered after such date to the extent the cost of repairing any such defect exceeds [*****] to adjustment on the first day of each May during the Term by the CPI Adjustment) and (b) replace any structural element of the Building, including, without limitation, the curtain wall, concrete frame, steel reinforcement, footings, foundations, columns, beams, floors, core walls, roof, and sidewalks (if the entirety of any sidewalk on any side of the Building must be replaced), or any part of a Base Building System, which is then customarily replaced rather than repaired in accordance with sound practices; provided, however, if and to the extent Tenant or any Tenant Party shall (i) cause any warranty or guaranty for or associated with a particular item of Owner’s Work which Tenant has received a copy of to be terminated (if the warranty would otherwise have been in effect and would have covered the cost of the replacement), (ii) cause the need for such replacement due to Tenant’s negligent or willful acts, or (iii) cause a replacement prior to the end of the normal useful life of any part of the Base Building System (as such useful life is determined by GAAP) resulting from Tenant’s using any part of the Base Building System during non-Business Hours or on non-Business Days (but for the purposes of this Section only, Business Hours shall also include Saturdays from 8:00 a.m. to 1:00 p.m.), Tenant shall reimburse Owner for the reasonable cost thereof, except Tenant shall only be responsible for a portion of the reasonable cost of any replacement of a part of the Base Building System prior to the end of its normal useful life resulting from Tenant’s using such Base Building System during non-Business Hours or on non-Business Days equal to (1) that cost multiplied by the percentage reduction in the normal useful life of the item being replaced caused by such use, multiplied by a fraction, the numerator which is the number of days from the date the replacement is completed to and including the Fixed Expiration Date and the denominator of which is the total number of days in the Term (and if the Term is thereafter extended, such payment shall be readjusted at the commencement of the extended term). Tenant shall during the Term maintain at the Building a log of Tenant’s use of any part of the Base Building System during non-Business Hours or on non-Business Days, showing each such use and the length of such use, which log shall be available to Owner for inspection and copying. Tenant shall promptly notify Owner of any need for any work required under this Section. Owner or its agents or designees shall have the right upon not less than forty-eight (48) hours’ prior notice (except in the event of an emergency in which case no prior notice shall be necessary, except for such notice that would be reasonable under the circumstances) to Tenant or any authorized employee of Tenant at the Premises to enter the Premises at reasonable times during or (at Owner’s option) after Business Hours, for performing the work. A representative of Tenant shall be permitted to accompany Owner or its agents or designees during the performance of the work. Owner shall be allowed to take all material into and upon the Premises (and store same within the Premises) if reasonably required for the performance of the work required under this Section, without the same constituting an eviction of Tenant in whole or in part, and the Rent shall in no event abate as the result of, or while Owner is performing, the work, by reason of loss or interruption of the business of Tenant. Owner agrees that with respect to any entry into the Premises that it may make under the provisions of this Lease and in performing work under this Section, Owner shall use commercially reasonable efforts (without the use of overtime or premium labor, unless Tenant agrees to pay for same) to minimize interference with the normal conduct of business therein. Notwithstanding the foregoing, if (A) Owner is performing any work in the Premises pursuant to this Section, (B) such work was not required as the result of the matters referred to in clause (ii) or clause (iii) of this Section, and (C) the performance of the work requires Tenant to (and Tenant does) vacate in excess of 50% of any floor of the Premises (because Tenant is not able to conduct Tenant’s normal business in that area as a result of the work), for more than ten (10) consecutive Business Days (or more than 15 Business Days in any period of 30 Business Days), then the Base Rent shall abate proportionately according to the space which is affected by the work and which is required to be vacated as of the commencement of that ten (10) Business Day period (or that 15 Business Day period) through the day preceding the day which is the earliest of the date the work is substantially completed, the date Tenant is able to conduct Tenant’s normal business in that area even though the work is not substantially completed or the date Tenant conducts normal business in any part of that area. The abatement set forth in the preceding sentence shall be Tenant’s sole remedy in connection with the requirement that Tenant vacate any such area.
     Section 9.3. Maintenance Contracts. Tenant, at its expense, shall maintain customarily maintained maintenance contracts covering the Building, the Base Building Equipment, the Base Building System, Owner’s Work, Tenant’s Work and Tenant’s Property which would be customarily covered by prudent owners of comparable buildings in Manhattan. The maintenance contract and maintenance contractor for any Base Building System or Base Building Equipment shall be reasonably acceptable to Owner.
     Section 9.4. Removal of Base Building Equipment. Tenant shall not, without the prior consent of Owner, which consent shall not be unreasonably withheld, remove or dispose of any Base Building Equipment unless such Base Building Equipment (a) is promptly replaced by Base Building Equipment of at least equal utility and quality, or (b) is removed for repairs, cleaning or other servicing, provided Tenant reinstalls such Base Building Equipment on or in the Premises with reasonable diligence, except, however, that Tenant shall not be required to replace any Base Building Equipment which has become obsolete or that performed a function that has become obsolete, unnecessary or undesirable in connection with the operation of the Premises and Tenant shall not be required to replace any Base Building Equipment which forms a part of Owner’s Work the non-replacement of which has been approved in advance in writing by Owner. Tenant shall not remove or dispose of any Base Building Equipment (other than Tenant’s Property) unless and until Owner shall have received prior written notice in reasonable detail describing any such Base Building Equipment. If Owner disputes Tenant’s judgment pursuant to this Section, the dispute shall be submitted to Construction Arbitration. Tenant shall repair all damage to the Building caused by its removal of Base Building Equipment and Tenant’s Property and shall reimburse Owner for all reasonable costs and expenses incurred by Owner in repairing such damage as a result of Tenant’s failure to make such repairs.
     Section 9.5. Disputes. Any dispute under this Article shall be resolved by Construction Arbitration.
Article 10: Services and Utilities
     Section 10.1. Tenant’s Responsibility. Except as otherwise expressly set forth in this Lease, Owner shall not be required to supply to Tenant or the Premises any electricity, water, security, heating, ventilating, air conditioning, cleaning or other services or utilities and shall not have any duty or obligation to make any alteration, change, improvement, replacement or repair to the Building, and (except as otherwise expressly set forth in this Lease) Tenant assumes the full and sole responsibility for the condition, operation, security, alteration, change, improvement, repair, maintenance and management of the Premises, the Base Building Systems and the Base Building Equipment. Owner shall, from time to time, at no expense to Owner, within the ten (10) Business Days following Tenant’s request, execute, acknowledge and/or deliver to Tenant any document or instrument reasonably requested by Tenant to obtain additional electric service to the Building and to change electric service providers provided that (a) the execution, acknowledgment or delivery of any such document or instrument shall not be prohibited by or otherwise in violation of any Requirement, (b) neither Owner nor any Owner Party would be, by reason thereof, subject to any actual or threatened sanctions or penalties or liability, and (c) such document or instrument shall be otherwise in form and substance, and the service provider shall be, reasonably satisfactory to Owner. Subject to the provisions of this Lease, Tenant shall have the right to distribute within the Premises electric service for the Premises, as Tenant shall determine. Tenant shall indemnify, defend and hold harmless Owner and all Owner Parties from and against any cost, expense or liability of any nature whatsoever which shall arise by reason of Owner’s execution of any such documents or instruments, except to the extent that Owner makes a knowingly false or misleading statement therein. Tenant shall not clean nor require, permit, suffer nor allow any window in the Building to be cleaned from the outside in violation of Section 202 of the Labor Law or of the rules of the Industrial Board or any other Governmental Authority.
     Section 10.2. Fire Stairs. If permitted by all applicable Requirements, Tenant shall have the right to use the fire stairs connecting the Premises for access to all of the floors included in the Premises serviced by those stairs.
     Section 10.3. Operation of the Building. Subject to the provisions of this Lease, Tenant shall be responsible for, and shall control, the operation of and security for the (a) Initial Premises following the Initial Premises Substantial Completion Date and (b) the entirety of each of the three portions of the Balance Space following the Substantial Completion Date with respect to the entirety of each such portion (but nothing contained herein shall be deemed to impose on Owner any obligation or liability which is not expressly set forth in this Lease).
Article 11: Requirements
     Section 11.1. Tenant’s Responsibility and Right to Contest. (a) Subject to the provisions of this Lease, in connection with any Tenant’s Work, maintenance, management, use and operation of the Premises and Tenant’s performance of its obligations hereunder or otherwise, Tenant shall, at its expense (as if it were part of Tenant’s Work) promptly comply with (or promptly cause compliance with) all Requirements (other than any Owner Requirement), without regard to the nature of the work required to be done, whether extraordinary or ordinary, and whether requiring the removal of any encroachment, or affecting the maintenance, use or occupancy of the Premises, or involving or requiring any structural changes or additions in or to the Premises, and regardless of whether such changes or additions are required by reason of any particular use to which the Premises, or any part thereof, may be put. Tenant shall pay, within twenty (20) Business Days after demand therefor, all the costs, expenses, fines, penalties and damages that may be imposed upon Owner by reason of or arising out of Tenant’s failure to comply with the provisions of this Section.
          (b) Upon not less than ten (10) Business Days notice to Owner, if there is then no Material Event of Default, Tenant shall have the right to contest the validity of any Requirement or the application thereof (other than Owner Requirements). During such contest, compliance with any such contested Requirement may be deferred by Tenant, provided that: (i) Owner shall not be subject to criminal penalty or to prosecution for a crime, or any criminal fine or charge, or any other expense, obligation or liability, nor shall the Land or Building or any part thereof be subject to being condemned, vacated, lost or forfeited by reason of noncompliance or otherwise by reason of such contest; (ii) such noncompliance or contest shall not constitute or result in any breach of Owner’s obligations under any Mortgage or Superior Lease as to which Tenant has been given written notice and copies of the relevant documentation, or if any Senior Interest Holder shall condition such noncompliance or contest upon the taking of action or furnishing of security by Owner and such actions or security are then customary practices among Institutional Lenders, such action shall be taken and such security shall be furnished at the expense of Tenant; and (iii) neither such noncompliance or contest nor the continuation thereof shall adversely affect Owner’s or Tenant’s ability to obtain any permit required in connection with Owner’s Work or Tenant’s Initial Work. Any such proceeding instituted by Tenant shall be commenced promptly after Tenant makes its election to contest such Requirement and shall be prosecuted with diligence to final adjudication, settlement, compliance or other mutually (unless same has no adverse effect on Owner or the Premises) acceptable disposition of the Requirement so contested acceptable to Tenant.
          Section 11.2 Owner’s Responsibility and Right to Contest. Owner shall be responsible, at its expense, for compliance with Owner Requirements, except that with respect to any Owner Requirements described in clause (b) of the definition of Owner’s Requirements set forth in Exhibit A to this Lease, Tenant shall, within twenty (20) Business Days following Owner’s request, reimburse to Owner a portion of the reasonable cost of complying with that Requirement equal to those costs multiplied by a fraction, the numerator of which is the number of days from the day compliance is completed to and including the Fixed Expiration Date, and the denominator of which is the number of days in the useful life of the capital item in question (as such useful life is determined by GAAP). If Tenant thereafter exercises its right to extend the Term, Tenant’s payment shall be adjusted at the commencement of the extended term.
          (b) Owner shall have the right to contest the validity of any Owner Requirement or the application or the enforcement thereof provided that the deferment of compliance with any such contested Owner Requirement shall not subject Tenant to criminal penalty or prosecution for a crime or any criminal fine or charge or adversely affect the performance of any Tenant’s Work or Tenant’s use of the Premises for the normal conduct of its business in the Premises except by a de minimis amount. During such contest, compliance with any such contested Owner Requirement may be deferred by Owner on the condition that, before instituting any such proceeding, if enforcement of such Owner Requirement is not stayed by such contest, Owner shall furnish the applicable Governmental Authorities with any required surety company bond, cash deposit, letter of credit or other security, securing compliance with the contested Owner Requirement and payment of all interest, penalties, fines, civil liabilities, fees and expenses in connection therewith. Any such proceeding instituted by Owner shall be commenced promptly after Owner makes its election to contest such Owner Requirement and shall be prosecuted with diligence to final adjudication, settlement, compliance or other mutually (unless same has no adverse effect on Tenant) acceptable disposition of the Owner Requirement so contested acceptable to Owner.
     Section 11.3. Disputes. Any dispute under this Article shall be resolved by Construction Arbitration.
Article 12: Insurance
     Section 12.1. Tenant’s Responsibility. Tenant, at its expense, shall carry the following insurance during the Term:
          (a) (i) Insurance on Tenant’s Work under an “All Risk” policy or its equivalent with replacement cost valuation and a stipulated (agreed) value endorsement in an amount equal to not less than one hundred percent (100%) of the full replacement cost of Tenant’s Work (i.e., the current cost, including all hard and soft costs, of rebuilding Tenant’s Work, without regard to depreciation) and shall include coverage for (1) any equipment and property utilized during the course of construction, (2) damage due to water and sprinkler leakage, collapse and flood (to the extent such coverage can be obtained at commercially reasonable rates in the City of New York) and (3) if applicable, boiler and machinery coverage (which shall be written with limits of coverage of not less than the then replacement value per occurrence). In addition, Tenant shall insure Tenant’s Property and all property of others within Tenant’s care, custody and control.
               (ii) All Subleases must require the Subtenant to carry property insurance on all of its equipment and property for the full replacement value of said equipment and property, with an endorsement to their property insurance policies pursuant to which the insurance company waives its subrogation rights as to Tenant, the Tenant Parties, Owner and the Owner Parties. Tenant shall deliver to Owner evidence of insurance supplied by the Subtenants within ten (10) Business Days after the effective date of a Sublease. Each Sublease shall provide that, to the extent permitted by applicable Requirements, the Subtenant shall have no claims of any nature whatsoever against Owner or any Owner Party for any damage to its equipment or property from any cause covered by insurance, including the negligence of Owner or any Owner Party, and that the Subtenant’s insurance shall be its sole recourse with respect to any damage thereto.

          (b) (i) Commercial General Liability Insurance, with a contractual liability endorsement which shall specifically cover the indemnity obligations of Tenant set forth in this Lease, protecting against liability for personal injury, including bodily injury, death and property damage, written on an occurrence basis with respect to the Premises and all operations related thereto, whether conducted on or off the Premises. Such insurance shall be written for $1,000,000 per occurrence and general aggregate; and an umbrella liability insurance with limits of liability of not less than $100,000,000 per occurrence and general aggregate.
               (ii) All Subleases must require the Subtenant to carry liability insurance naming Tenant and Owner, as additional insureds, with limits reasonably prudent under the circumstances. Tenant shall deliver to Owner evidence of insurance supplied by the Subtenants within ten (10) Business Days after the effective date of a Sublease. Each Sublease shall provide that, to the extent permitted by applicable Requirements, the Subtenant shall have no claims of any nature whatsoever against Owner or any Owner Party for any damage to its equipment or property from any cause covered by insurance, including the negligence of Owner or any Owner Party, and that the Subtenant’s insurance shall be its sole recourse with respect to any damage thereto.
          (c) Statutory Workers’ Compensation Insurance Employers Liability and New York State Disability Benefits Insurance in statutorily required amounts covering Tenant with respect to all persons employed by Tenant at the Premises.
          (d) Promptly after Owner’s reasonable detailed request, such other insurance in such amounts against such other insurable hazards, as from time to time are commonly insured against by tenants in the case of buildings containing business operations of a size, nature and character and in a location similar to the size, nature, character and location of the business operations being conducted by Tenant at the Building. In the event of any dispute between Owner and Tenant with respect to such other insurance (including the amounts thereof), such dispute shall be resolved by General Arbitration.
     Section 12.2. Owner’s Responsibility; Tenant’s Reimbursement. (a) Owner shall carry insurance coverage on the core and shell of the Building, all Base Building Equipment, all Base Building Systems and Owner’s Work under an “All Risk” policy or its equivalent with replacement cost valuation and a stipulated (agreed) value endorsement in an amount equal to not less than one hundred percent (100%) of the full replacement cost of Owner’s Work (i.e., the current cost of rebuilding Owner’s Work, without regard to depreciation, which amount shall be determined exclusive of foundations and footings) and shall include coverage for (i) any equipment and property utilized during the course of construction, (ii) damage due to water and sprinkler leakage, collapse and flood (to the extent such coverage can be obtained at commercially reasonable rates in the City of New York), (iii) if applicable, boiler and machinery coverage, which shall be written with limits of coverage of not less than the then replacement value per occurrence, and (iv) rental insurance, in customary form, insuring the full payment of

Rent under this Lease for a period of not less than twelve (12) months, which rental insurance shall provide for monthly payments of any loss to Owner.
          (b) Tenant shall reimburse to Owner, or at Owner’s option, pay directly, from time to time during the Term, any increase in the premiums and other costs for the insurance carried by Owner under this Section (prorated for any partial year during the Term) over the premiums and other costs for such insurance during the 12-month period commencing on the earlier of the date which is three months following Substantial Completion of Owner’s Work or the date Tenant first occupies all or substantially all of the Premises for the normal conduct of Tenant’s business, or caused by Tenant’s Work or any other act or omission of Tenant or any Tenant Party, within twenty (20) Business Days following Tenant’s receipt from Owner of a copy of the invoices of Owner’s insurer showing the premiums and other costs for the base period and the increased insurance premiums and other costs.
     Section 12.3. Limit Increases. The limits of insurance required pursuant to this Lease shall be subject to review by Owner (but in any event not more frequently than every five (5) years) and, to the extent that the amount of such insurance is less than the amount normally and customarily carried by a prudent tenant of similar (as to size and quality and use) buildings and located in the vicinity of the Building, Tenant shall carry or cause to be carried such additional amounts as is then normal and customary. In no event shall the provisions of this Section relieve Tenant of its obligation to carry All Risk insurance as provided in this Lease. In no event, however, shall Tenant be required to carry All Risk insurance in an amount which is greater than replacement value. Any dispute as to the increased limits of insurance under this Section shall be resolved by General Arbitration, but Tenant shall maintain insurance for the disputed policy limit during the pendency of any such arbitration and if Tenant prevails in such arbitration, Owner shall, within ten (10) Business Days after the conclusion of such proceeding, reimburse Tenant for the actual out-of-pocket net increased costs incurred by Tenant in maintaining such disputed insurance coverage.
     Section 12.4. General Requirements. (a) Owner (or, at Owner’s option, a Senior Interest Holder) shall be the loss payee, and shall adjust losses under, all policies of insurance carried by Owner. Tenant shall be the loss payee, and shall adjust losses under, all policies of insurance carried by Tenant.
          (b) Owner and Tenant shall reasonably cooperate in connection with the collection of any insurance moneys that may be due in the event of loss and shall execute and deliver such proofs of loss and other instruments which may be reasonably required in that connection.
          (c) All insurance required to be maintained by Owner or Tenant pursuant to any provision of this Lease shall be in such form and shall be issued by such insurance companies licensed or authorized to do business in the State of New York as are reasonably acceptable to the other party. Any insurance company having a rating of “A-” or better and a financial class of “VII” or better (or the then equivalent of such ratings) as rated by A.M. Best’s Insurance Guide (or any successor publication of comparable standing) shall be deemed acceptable to Owner and Tenant. All policies referred to in this Lease shall be obtained for periods of not less than one (1) year.
          (d) On or prior to the Commencement Date, Owner and Tenant shall deliver to the other proof of payment of the premium in full in advance for a period of one (1) year (or the then remaining term of the applicable insurance). A certified copy, signed by an authorized representative of the insurer, of each policy maintained by Owner or Tenant shall be delivered to all persons required to be insured thereby or named therein as provided hereunder, promptly after its receipt by Owner or Tenant from the insurance company or companies, except that if any insurance carried by Owner or Tenant is effected by one or more blanket policies, then, with respect to such insurance, certified abstracted policies relating to the Real Property shall be delivered to the insured parties. Certified copies of new or renewal policies replacing any policies expiring during the Term shall be delivered within sixty (60) days following the date same are received; provided, however, that evidence of renewal policies, in binder form, shall be delivered to the insured parties prior to the expiration dates of any such expiring policies, together with proof of payment of the premiums in full in advance for a period of one (1) year or as soon thereafter as a bill is rendered by the applicable insurance company (unless such premiums are then being deposited by Tenant with Owner or a Senior Interest Holder in accordance with this Lease). Owner and Tenant may pay the premiums for any of the insurance required hereunder to the carrier in installments in accordance with the provisions of the applicable policies, provided that Owner and Tenant pay all such installments in full not later than thirty (30) days prior to the respective due dates for such installments and provide proof to the insured parties or Tenant, as the case may be, of payment of such installments by such dates.
          (e) Tenant shall not carry separate property insurance, concurrent in form, or contributing in the event of loss, with that required by this Lease unless Owner and all Senior Interest Holders are named as insured parties or the Senior Interest Holders are named under a standard New York form of mortgagee endorsement or its equivalent, with loss payable as provided in this Lease, as its interest may appear. Tenant shall promptly notify the insured parties of the carrying of such separate insurance and shall cause certified copies of such policies or certified copies of abstracts of such policies, as the case may be, together with proof of payment of all premiums (or required installment payments on account of such premiums) to be delivered to the insured parties in accordance with the provisions of this Article.
          (f) Tenant shall not violate or permit to be violated any of the conditions, provisions or requirements of any insurance policy required to be maintained by Owner or Tenant hereunder and Tenant shall perform and satisfy or cause to be performed and satisfied the conditions, provisions and requirements of the policies so that, at all times, companies reasonably acceptable to Owner shall be providing the insurance required by this Article. Notwithstanding the foregoing, Tenant shall be entitled, at its expense, to contest the conditions, provisions and requirements of any insurance company providing the insurance carried, or caused to be carried, by Tenant hereunder, provided that such contest shall not constitute a breach of any such policies and that, at all times during the Term, the insurance required by this Article shall be in full force and effect in accordance with the provisions of this Article despite Tenant’s contesting of any such conditions, provisions or requirements and, in such event, Tenant shall not be in default hereunder by reason of its contest of such conditions, provisions or requirements.
          (g) Each policy of insurance required to be carried pursuant to the provisions of this Lease shall contain (i) a provision that no act or omission or negligence or intentionally wrongful acts or omissions of any Person shall affect or limit the obligation of the insurance company to pay the amount otherwise payable under the policy, (ii) an agreement by the insurer that such policy shall not be canceled, modified or denied renewal without at least thirty (30) days prior written notice to all insured or additional insured parties, and (iii) a waiver of subrogation by the insurer of any right to recover the amount of any loss resulting from the negligence of Owner or any Owner Party or Tenant or any Tenant Party, as the case may be.
          (h) (i) Tenant hereby releases Owner (and the Senior Interest Holders) with respect to any claim (including a claim for negligence) which Tenant might have against Owner (or the Senior Interest Holders) for any loss, damage or destruction occurring during the Term, if, and to the extent, such loss, damage or destruction is, or under this Article is required to be, insured under a policy or policies maintained, or required to be maintained, by Tenant containing a waiver of subrogation. Tenant is not required to maintain any insurance under this Lease except as required by this Lease.
               (ii) Owner hereby releases Tenant with respect to any claim (including a claim for negligence) which Owner might have against Tenant for any loss, damage or destruction occurring during the Term if, and to the extent such loss, damage or destruction is, or under this Article is required to be, insured under a policy or policies maintained, or required to be maintained, by Owner, containing a waiver of subrogation. Owner is not required to maintain any insurance under this Lease except as required by this Lease.
          (i) All property and liability insurance policies required to be maintained by Tenant under this Article shall, unless expressly provided otherwise, be carried in the name of Tenant and with respect to liability insurance only shall name Owner and each Senior Interest Holder or other Owner Party designated by notice of Owner to Tenant as additional insureds thereon as their respective interests may appear. Each Senior Interest Holder so named as an additional insured shall be named under a standard New York form of mortgagee endorsement or its equivalent, if and to the extent applicable.
          (j) The insurance required to be carried by Owner and Tenant pursuant to the provisions of this Lease may, at the option of Owner or Tenant, as the case may be, be effected by blanket or umbrella policies issued to Owner or any Affiliate of Owner, or Tenant or any Affiliate of Tenant, as the case may be, provided such policies otherwise comply with the provisions of this Lease and allocate to the Premises the specified coverage, including, without limitation, the specified coverage for all insureds required to be named as insured hereunder, without possibility of reduction or co-insurance by reason of, or damage to, any other premises named therein, and if the insurance required by this Lease shall be effected by any such blanket or umbrella policies, Tenant shall furnish to Owner and the insured parties, or Owner shall furnish to Tenant, certified copies of such policies as provided in this Article, together with schedules annexed thereto, setting forth the amount of insurance applicable to the Real Property and proof of payment of the premiums in full in advance for a period of one (1) year for all required coverages from time to time.
          (k) Any deductible applicable to any insurance maintained by Owner or Tenant under this Lease shall be commercially reasonable. Each party shall be responsible for its own deductibles and self-insurance retentions.
     Section 12.5 Disputes. Any dispute under this Article shall be resolved by General Arbitration.
Article 13: Damage by Fire or other Casualty
     Section 13.1. Notice. Tenant shall notify Owner promptly after Tenant obtains knowledge that the Building has been damaged by fire or other casualty.
     Section 13.2. Repairs. (a) Subject to the provisions of this Lease, if the Building is damaged by fire or other casualty, Owner shall first repair the core and shell of the Building and Owner’s Work, and Tenant shall then repair Tenant’s Work and Tenant’s Property, subject to and in accordance with the provisions of this Lease to as nearly as is practicable the condition thereof as existed immediately prior to the fire or other casualty, subject to such changes as shall be necessitated by Requirements and changed circumstances, whether or not (i) such damage has been insured or was insurable, (ii) Owner or Tenant is entitled to receive any insurance proceeds, or (iii) the insurance proceeds are sufficient to pay in full the cost of the repair.
          (b) Subject to Unavoidable Delays and (with respect to Tenant’s repairs) delays attributable to Owner’s performance of its repair work and Owner’s review and approval (to the extent required) of Tenant’s Plans, architects, contractors and subcontractors, Owner and Tenant shall commence the repairs for which they are responsible as soon as reasonably practicable (or on such earlier date as such work may be required to be commenced by reason of an emergency) and, at all times from and after such commencement, shall diligently prosecute such repairs to completion, in accordance with the applicable provisions of this Lease.
          (c) Any insurance proceeds remaining after the completion of a repair in accordance with this Article shall be retained by Owner or Tenant, as the case may be.

     Section 13.3. Effect on Lease. (a) Except as set forth in this Section, this Lease shall not terminate, nor shall this Lease be forfeited or affected in any manner, nor shall there be a reduction or abatement of Rent by reason of any damage to, or total, substantial or partial destruction of, the Building, or by reason of the untenantability of the Building or any part thereof. If more than 50% in the aggregate of the Building core and shell and Base Building Systems is damaged by fire or other casualty and as a result Tenant cannot, in Tenant’s reasonable judgment, conduct its business in the Premises and does not conduct its business in the Premises, then Rent shall abate for the entire Premises for the period from the date of the casualty until the date which is the earlier of 120 days after substantial completion of the repairs to the Premises required to be performed by Owner or the date Tenant occupies the Premises, or any part thereof (in which event Rent shall be abated in proportion to the portion of the Premises which Tenant shall not occupy), for the normal conduct of Tenant’s business. In all other cases of damage from fire or other casualty to the Building core and shell or Base Building Systems, Rent shall abate in proportion to the portion of the Premises which is untenantable as the result of the fire or other casualty and shall commence upon the date which is the earlier of 120 days after substantial completion of the repairs to that portion required to be performed by Owner or the date Tenant occupies that portion for the normal conduct of Tenant’s business. If the Building core and shell and Base Building Systems are damaged by fire or other casualty (i) within the last two (2) years of the Term, and the estimate to repair same prepared by Owner’s Architect or general contractor exceeds fifty percent (50%) of the replacement cost thereof or (ii) at any time and (x) more than 50% in the aggregate of the Building core and shell and Base Building Systems is damaged and (y) the estimated time to substantially complete the repair prepared by Owner’s Architect or general contractor exceeds 30 months from the date of the casualty (any dispute with respect to either of those estimates shall be resolved by General Arbitration), or (iii) if Tenant waives Tenant’s right under Section 33.1, at any time prior to the date Tenant has exercised any of Tenant’s rights under Section 33.2 and (x) more than 75% in the aggregate of the Building core and shell and Base Building Systems is damaged, (y) the Building cannot be restored to substantially the same size as immediately prior to the fire or other casualty solely as the result of the upzoning proposed as of the date of this Lease not being enacted and (z) Owner shall not then be able to transfer Development Rights from any property then owned or controlled by Owner within the Square Block in order to permit the Building to be restored to substantially the same size as immediately prior to the fire or other casualty (which Owner shall do, without expense to Tenant, if Owner is able to do so), Owner and, if there is then no Material Event of Default, Tenant, shall each have the option of terminating this Lease by notice given to the other within twenty (20) Business Days after delivery of the estimate referred to in clause (i) or clause (ii), as the case may be, by Owner to Tenant (or the final determination of the estimate by General Arbitration), or twenty (20) Business Days after the fire or other casualty with respect to clause (iii), or twenty (20) Business Days after the curing of such Material Event of Default, as the case may be, in which event, this Lease shall terminate on the date selected by Owner or Tenant, as the case may be, which shall not be later than 30 days after the giving of the notice. Notwithstanding the foregoing, Owner shall not have the right to terminate this Lease with respect to a casualty referred to in clause (i) if within fifteen (15) Business Days after receipt of Owner’s termination notice, Tenant delivers to Owner notice of Tenant’s exercise of its right to extend the Term pursuant to this Lease. If Owner or Tenant elects to terminate this Lease in accordance with this Section (1) neither Owner nor Tenant shall be under any duty to make repairs under this Article (except if and to the extent required by any Requirements or an emergency), (2) the Rent shall be apportioned as of the date this Lease terminates and (3) Tenant shall pay to Owner a sum determined by multiplying the aggregate of Tenant’s Allowance and the allowances provided to Tenant pursuant to Exhibit G attached to this Lease by a fraction, the numerator of which is the number of days from the date of the termination to the Fixed Expiration Date (as if Tenant had then exercised Tenant’s extension right pursuant to Article 34) and the denominator of which is the number of days in the Term (as if Tenant had then exercised Tenant’s extension right pursuant to Article 34).
          (b) Tenant waives all rights under any present or future law or statute to quit or surrender the Premises or any part thereof by reason of any fire or other casualty. It is the intention of Owner and Tenant that the provisions of this Article is an “express agreement to the contrary” as provided in Section 227 of the Real Property Law of the State of New York.
Article 14: Taking
     Section 14.1. Taking of All or Substantially All of the Premises. (a) If there is a Taking of all or Substantially All of the Premises, this Lease shall terminate on the Taking Date and the Rent shall be apportioned and paid to the Taking Date.
          (b) If there is a Taking of all or Substantially All of the Premises, the entire award paid in connection with such Taking shall be apportioned as follows:
          (i) first, there shall be paid out of the award, to the party incurring the same, any and all reasonable fees and expenses incurred in collecting the award;
          (ii) second, there shall be paid to the Mortgagees, if any, in the order of the priority of their liens, so much of the balance of the award as shall equal the amounts then secured by such Mortgages (including outstanding principal, accrued but unpaid interest and any other amounts secured) as of the Taking Date;
          (iii) third, there shall be paid to Owner so much of the award as shall equal the Land Value as of the Taking Date; and
          (iv) fourth, there shall be paid, pari passu, (1) to Owner, so much of the balance of the award equal to the value of the Building core and shell and Owner’s Work (and any replacements thereof, additions thereto or substitutions therefor), as of the Taking Date, and (2) to Tenant, so much of the balance of the award equal to the value of Tenant’s Work (and any replacements thereof, additions thereto or substitutions therefor) as of the Taking Date, in the aggregate, except that if there then exists an Event of Default then from the amounts payable to

Tenant pursuant to clause (2) there shall be deducted and paid to Owner an amount sufficient to cure the Default underlying the Event of Default.
     Section 14.2. Tenant’s Claim. Tenant shall have the right to claim separately against the applicable Governmental Authority for the value of Tenant’s Property and moving costs, provided such claim shall not diminish the aggregate award(s) payable on the basis of, or attributable to, a Taking in respect of the whole or any portion of the Real Property or the Premises. In no event shall Tenant have the right to make a claim for the value of Tenant’s leasehold interest under this Lease.
     Section 14.3. Partial Taking. (a) If there is a Taking of less than Substantially All of the Premises, this Lease shall continue for the remainder of the Term without diminution of any of Tenant’s obligations hereunder, except that Base Rent shall be reduced from and after the Taking Date by an amount representing the part of Base Rent allocable to the rentable area of the portion or portions of the Building so taken.
          (b) If there is a Taking under this Section, Owner shall, after settlement of the award, and subject to Unavoidable Delays, in accordance with the provisions of this Lease, restore the Building core and shell and Owner’s Work with respect to the remaining portion of the Building not so taken so that the Building shall be a complete building, consisting of a rentable, self-contained architectural unit in good condition and repair and, to the extent practicable, in substantial conformity with Owner’s Plans, subject to such changes as shall be necessitated by Requirements, but Owner shall not be required to incur costs in excess of the award or awards received by Owner. Owner shall not be obligated to restore any portion of Tenant’s Work or to pay any portion of the costs or expenses thereof, except that any award remaining after Owner pays the costs of obtaining the award and completes its work shall be paid to Tenant to the extent of the cost of making any necessary repairs to Tenant’s Work (as reasonably evidenced by Tenant).
          (c) In the event of any Taking under this Section, the entire award shall be paid to Owner, subject to the provisions of this Section.
     Section 14.4. Temporary Taking. If there is a temporary Taking for the use of all or any portion of the Premises, Tenant shall give Owner prompt notice thereof. The Term shall not be reduced or affected in any way by reason of such temporary Taking and Tenant shall continue to pay the Rent without reduction or abatement (except as set forth in this Section). All of the award shall be paid to Owner and (i) to the extent of the Rent, applied to the Rent and (ii) to the extent of such costs, applied to Tenant’s Work required by the following sentence. If a temporary Taking results in changes or alterations in Tenant’s Work that would necessitate an expenditure to restore Tenant’s Work to its former condition, then Tenant shall restore Tenant’s Work in the same manner, and subject to the same terms and conditions, as if such restoration was Tenant’s Work. Notwithstanding the foregoing, if such restoration is with respect to the Building core and shell or Owner’s Work (or any portion thereof) or any replacements thereof, additions thereto or substitutions therefor, the award shall first be applied by Owner to such restoration by Owner, and then as otherwise provided in this Section.
     Section 14.5. Other Taking. In case of any Governmental Action not resulting in a Taking but creating a right to compensation therefor to the extent allocable to the Premises, such as the changing of the grade of any street upon which the Premises abuts, then this Lease shall continue in full force and effect without reduction or abatement of Rent. From the amount of such compensation actually received by Owner, Owner shall be entitled to retain all of the costs and expenses reasonably incurred or paid by Owner in collecting such compensation. The net amount of such compensation (after deducting such costs and expenses), multiplied by a fraction, the numerator of which is the number of days during the period commencing on the earliest date of such Governmental Action and ending on the Fixed Expiration Date, and the denominator of which is the number of days during the period commencing on the Base Rent Commencement Date and ending on the Fixed Expiration Date, shall be paid to Tenant, and the balance of the net amount of such compensation shall be paid to Owner.
     Section 14.6. Taking — Generally. (a) Each of the parties, at their own cost and expense, shall execute documents that are reasonably required to facilitate collection of any awards made (or to be made) in connection with any Taking.
          (b) Owner shall not settle or compromise any Taking or other Governmental Action creating a right to compensation in respect of the Premises or any portion thereof or interest therein, or enter into a sale of all or a portion of the Premises or any portion thereof or interest therein in lieu of condemnation without the consent of Tenant, which consent (with respect to such settlement or compromise only) shall not be unreasonably withheld. Notwithstanding the foregoing, Tenant’s consent shall not be required if there is then a Material Event of Default.
          (c) In the event of a negotiated sale of all or a portion of the Premises in lieu of a Taking the proceeds shall be distributed as provided in case of a Taking of all or substantially all of the Premises, or a partial Taking, as the case may be.
          (d) It is the intention of Owner and Tenant that the provisions of this Article shall constitute an “express agreement to the contrary” as provided in Section 227 of the Real Property Law of the State of New York and shall govern and control in lieu thereof.
          (e) If Owner or Tenant shall receive notice of any proposed or pending Taking affecting the Premises, the party receiving such notice shall promptly notify the other party of the receipt and contents thereof.
     Section 14.7. Disputes. Any dispute under this Article shall be resolved by General Arbitration.

Article 15: Events of Default and Remedies
     Section 15.1. Events of Default. Each of the following events shall be an “Event of Default”:
          (a) Tenant shall fail to pay any Rent when due and such failure shall continue for a period of ten (10) days after notice thereof by Owner to Tenant;
          (b) Tenant shall fail to observe or perform any of Tenant’s other obligations under this Lease and such failure shall continue for a period of thirty (30) days after notice thereof by Owner to Tenant specifying such failure (unless the remedying of such default cannot, by its nature, reasonably be observed or performed within such thirty (30) day period, in which case no Event of Default shall be deemed to exist as long as Tenant shall have commenced curing the same within the thirty (30) day period and shall diligently and continuously prosecute the same to completion; provided, however, that such extension of time shall not be effective if Owner or any Senior Interest Holder would thereby become subject to any criminal liability;
          (c) to the extent permitted by law, Tenant shall admit, in writing, that it is generally unable to pay its debts as such become due;
          (d) to the extent permitted by law, Tenant shall make an assignment of its property for the benefit of creditors; or
          (e) to the extent permitted by law, (i) Tenant shall file a voluntary Petition under Title 11 of the United States Code or such petition shall be filed against Tenant and (with respect to a petition filed against Tenant) an order which is beyond any other appeal for relief shall be entered, or (ii) Tenant shall file a petition or an answer seeking or consenting to, or acquiescing in, any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief, under the present or any future Federal bankruptcy code or any other present or future applicable Federal, State or other bankruptcy or insolvency statute or law, or (iii) shall seek, or consent to, or acquiesce in, or suffer the appointment of, any trustee, receiver, custodian, assignee, sequestrator, liquidator or other similar official of Tenant, of all or substantially all of its properties, or of the Premises or any interest of Tenant therein, or (iv) Tenant shall take any action in furtherance of any action described in this Section; or
          (f) to the extent permitted by law, within ninety (90) days after the commencement of a proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future Federal bankruptcy code or any other present or future applicable Federal, State or other bankruptcy or insolvency statute or law, such proceeding shall not be dismissed, or, within one hundred twenty (120) days after the appointment, without the consent or acquiescence of Tenant, of any trustee, receiver, custodian, assignee, sequestrator, liquidator or other similar official of Tenant, or of all or any substantial part of its properties, or of the Premises or any interest of

Tenant therein, such appointment shall not be vacated or stayed on appeal or otherwise, or if, within one hundred twenty (120) days after the expiration of any such stay, such appointment shall not be vacated; or
          (g) if a levy under execution or attachment shall be made against the Premises or any part thereof, the income therefrom, this Lease or the leasehold estate created hereby and such execution or attachment shall not be vacated or removed by court order, bonding or otherwise within a period of one hundred twenty (120) days.
          Section 15.2. Remedies; Termination. (a) If an Event of Default occurs and Owner, at any time thereafter, at its option, gives Tenant notice stating that this Lease and the Term shall terminate on the date specified in such notice as a result of such Event of Default, which date shall not be less than twenty (20) days after the giving of such notice of termination, then this Lease and the Term and all rights of Tenant under this Lease shall terminate as if the date specified in the notice were the Fixed Expiration Date, and Tenant shall quit and surrender the Premises forthwith, but Tenant shall remain liable for damages or otherwise as provided in this Lease.
          (b) If this Lease is terminated as provided in this Article, Owner may, at any time after the date specified in the termination notice delivered to Tenant, without further notice, re-enter and repossess the Premises and may dispossess Tenant by summary proceedings or other judicial proceeding.
          (c) If this Lease shall be terminated as provided in this Article, all rights to any plans and specifications prepared with respect to the Building shall be assigned to Owner and Owner may complete all Tenant’s Work required to be performed by Tenant hereunder and may repair and alter any portion(s) of the Premises in such manner as Owner may deem necessary or advisable without relieving Tenant of any liability under this Lease or otherwise affecting any such liability, or let or relet the Premises or any portion thereof for the whole or any part of the remainder of the Term or for a longer period, in Owner’s name or as agent of Tenant, and out of any rent and other sums collected or received as a result of such reletting Owner shall (i) first, pay to itself the reasonable cost and expense of terminating what would otherwise have constituted the unexpired portion of the Term, retaking, repossessing, repairing, altering or entering, completing construction of any portion(s) of the Premises and the cost and expense of removing all persons and property therefrom, including in such costs, brokerage commissions and reasonable attorneys’ fees and disbursements; (ii) second, pay to itself the cost and expense sustained in securing any new tenants and other occupants, including in such costs, brokerage commissions, legal expenses and reasonable attorneys’ fees and disbursements and other expenses of preparing any portion(s) of the Premises and, to the extent that Owner shall maintain and operate any portion(s) of the Premises, the cost and expense of operating and maintaining same; and (iii) third, pay to itself any balance remaining on account of the liability of Tenant to Owner. Owner in no way shall be responsible or liable for any failure to relet any portion(s) of the Premises or for any failure to collect any rent due on any such reletting, and no such failure to relet or to collect rent shall operate to relieve Tenant of any liability under this Lease or to otherwise affect any such liability; and Tenant shall pay to Owner, in addition to any other amounts payable under this Lease by reason of Tenant’s default hereunder, at the election of Owner, either
     (1) all Rent payable under this Lease by Tenant to Owner to the date upon which the Term shall have been terminated and Tenant shall remain liable for Rent thereafter falling due on the respective dates when such Rent would have been payable but for the termination of this Lease less the aggregate of (A) the net proceeds actually received by Owner of any re-letting plus (B) the net proceeds received by Owner from Subtenants, or
     (2) an amount equal to the difference, discounted to a present value at the annual rate of 8%, between:
               (A) the aggregate of all Rent reserved hereunder for the then unexpired portion of the Term; and
               (B) the aggregate fair market rental value of the Premises for the same period.
          (d) Nothing herein shall obligate or be construed to obligate Owner to terminate this Lease in connection with any Default or otherwise affect the exercise of any remedies by Owner, and Tenant agrees that if Owner does not elect to terminate this Lease on account of a Default in accordance with the provisions of this Article, Tenant shall continue to be obligated to pay Rent to Owner in accordance with the terms of this Lease without any limitation as provided above.
          (e) If there shall be a Default or an Owner Default, and if in connection with the enforcement of the non-defaulting party’s rights or remedies, such non-defaulting party shall properly and reasonably incur fees and expenses for services rendered (including, without limitation, reasonable attorneys’ fees and disbursements) then such fees and expenses shall, if said non-defaulting party shall prevail in litigation, be immediately reimbursed by the defaulting party on demand.
          (f) No receipt of moneys by Owner from Tenant after the termination of this Lease shall reinstate, continue or extend the Term or affect any notice theretofore given to Tenant, or operate as a waiver of the right of Owner to enforce the payment of Rent payable by Tenant hereunder or thereafter falling due, or operate as a waiver of the right of Owner to recover possession of the Premises by proper remedy. After the service of notice to terminate this Lease or the commencement of any suit or summary proceedings or after a final order or judgment for the possession of the Premises, Owner may demand, receive and collect any moneys due or thereafter falling due without in any manner affecting the notice, proceeding, order, suit or judgment, all such moneys collected being deemed payments on account of the use and occupation of the Premises or, at the election of Owner, on account of Tenant’s liability hereunder.
          (g) Tenant hereby expressly waives, to the extent permitted by law, the service of any notice of intention to re-enter provided for in any statute, or of the institution of legal proceedings in connection therewith and Tenant, for and on behalf of itself and all Persons claiming through or under Tenant, also waives any and all rights (a) of redemption provided by any law or statute now in force or hereafter enacted or otherwise, or (b) of re-entry, or (c) of repossession or (d) to restore the operation of this Lease, if Tenant is dispossessed by a final, non-appealable judgment or by warrant of a court or judge or in case of re-entry or repossession by Owner or in case of any expiration or termination of this Lease. The terms “enter”, “re-enter”, “entry” or “re-entry”, as used in this Lease, are not restricted to their technical legal meanings.
          (h) No failure by Owner to insist upon Tenant’s performance of any covenant, agreement, term or condition of this Lease or to exercise any right or remedy available to Owner by reason of a Default or Event of Default, and no payment or acceptance of full or partial Rent during the continuance of any Default or Event of Default, shall constitute a waiver of any such Default or Event of Default or of such covenant, agreement, term or condition. No failure by Tenant to insist upon Owner’s performance of any covenant, agreement, term or condition of this Lease or to exercise any right or remedy available to Tenant by reason of an Owner Default shall constitute a waiver of any such default or of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Lease to be performed or complied with by either party, and no Default or Owner Default shall be waived, altered or modified by the other party, except by a written instrument executed by the other party. No waiver of any Default or Owner Default shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent Default or Owner Default.
          (i) Except as otherwise expressly provided in this Lease, in the event of a Default, Owner shall be entitled to enjoin the Default and shall have the right to invoke any rights and remedies allowed at law or in equity or by statute or otherwise, other remedies that may be available to Owner notwithstanding. Except as otherwise expressly provided in this Lease, in the event of an Owner Default under this Lease, Tenant shall be entitled to enjoin any such default and shall have the right to invoke any rights and remedies allowed at law or in equity or by statute or otherwise, other remedies that may be available to Tenant notwithstanding. Except as otherwise expressly provided in this Lease, each right and remedy of Owner or Tenant provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Owner or Tenant of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Owner or Tenant of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise.

          (j) Notwithstanding anything to the contrary contained in this Lease, Owner and Tenant each hereby expressly waive the right to any consequential damages awarded in or as the result of any proceeding alleging the failure of Owner or Tenant, as the case may be, to observe and perform any of the covenants, agreements, terms and conditions contained in this Lease or otherwise to be performed by Owner or Tenant, respectively.
     Section 15.3. Late Charges. If any payment of Rent is not paid by the 10th day after the date on which it becomes due pursuant to this Lease, interest on the sum so overdue, calculated at the Late Charge Rate from the date such payment first becomes due to the date on which actual payment of the sum is received by Owner, shall become due and payable to Owner.
Article 16: Notices
     Section 16.1. Any notice or other communication under this Lease shall be in writing and shall be effective if sent as set forth below and on the date received or refused:
          (a) If by Owner, by certified mail, postage prepaid, return receipt requested, or by Federal Express or other reputable national overnight courier service (next business day delivery), or by messenger, addressed to Tenant, Attention: Vice President, Facilities and Services with copies thereof to (i) Tenant, Attention: Law Department Chief Counsel, REI and (ii) Kronish, Lieb, Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, NY 10036-7798, Attention: Mark Lipschutz, Esq., or to such other addresses or Persons as Tenant may from time to time designate by notice given to Owner in such manner at least fifteen (15) days prior to such address being effective.
          (b) If by Tenant, by certified mail, postage prepaid, return receipt requested, or by Federal Express or other reputable national overnight courier service (next business day delivery), or by messenger, addressed to Owner, Attention: David Brause, with copies thereof to Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, NY 10178, Attention: Mitchell N. Baron, Esq. or to such other addresses or Persons as Owner may from time to time designate by notice given to Tenant in such manner at least fifteen (15) days prior to such address being effective.
Article 17: Inspections by Owner
     Section 17.1. Provided that all Persons inspecting or otherwise entering the Premises shall abide by Tenant’s reasonable rules and regulations with respect to access to the Premises, Tenant shall permit Owner and any Owner Party to enter the Premises for the purposes provided for in this Lease, and, in addition, Tenant shall permit an inspection of the Premises by Owner or by any Owner Party, and by prospective purchasers or mortgagees of the fee interest in the Premises during Business Hours on Business Days, throughout the Term upon not less than three (3) Business Days prior written notice from Owner to Tenant, except in the case of an emergency, in which case no notice shall be required (except for such notice that would be reasonable under the circumstances) and the Business Hour and Business Day restriction shall not apply. During the two years next preceding the Fixed Expiration Date, Tenant shall also permit, upon reasonable prior notice and during Business Hours on Business Days, inspection of the Premises by prospective tenants. Owner shall, to the extent Tenant makes a representative available for such purposes, be accompanied by a representative of Tenant. The inspections conducted by Owner under this Section shall be conducted in a manner so as to minimize interference with the normal business operations being conducted at the Premises.
Article 18: Liability
     Section 18.1. Owner’s Liability. (a) Owner shall not be liable for any injury or damage to Tenant or to any Person happening on, in or about the Premises or its appurtenances, nor for any injury or damage to the Premises or to any property belonging to Tenant or to any other Person, including, without limitation, any such injury or damage caused by fire, by breakage, or by the use, misuse or abuse of any portion of the Building or that may arise from any other cause whatsoever (except if and to the extent caused by the negligence or intentionally wrongful acts or omissions of Owner or any Owner Party and not covered under the insurance carried by Tenant or any Subtenant, or which should have been carried by Tenant or the Subtenants pursuant to this Lease).
          (b) Owner’s liability under this Lease is limited to Owner’s interest in the Premises (including undistributed rents and sales and refinancing proceeds, and undistributed and unused insurance proceeds received by Owner with respect to a fire or other casualty and condemnation awards). Neither Owner nor any of the directors, officers, employees, shareholders, partners, members, principals, agents or servants of Owner shall have any personal liability under this Lease, and any liability hereunder shall be limited to Tenant’s right to realize against Owner’s interest in the Premises (including undistributed rents and sales and refinancing proceeds, and undistributed and unused insurance proceeds received by Owner with respect to a fire or other casualty and condemnation awards). No other property or assets of Owner or any property of the directors, officers, employees, shareholders, partners, members, principals, agents or servants of Owner shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies hereunder. The provisions of this Section shall survive the Expiration of the Term.
     Section 18.2 Tenant’s Liability. No director, officer, employee, shareholder, partner (except for the general partners of Tenant that is a partnership), member, principal, agent, employee or servant of or in Tenant or of or in any of the direct or indirect constituent entities that comprise Tenant shall have any liability (personal or otherwise) under this Lease or in respect of the Premises, and no property or assets of such directors, officers, employees, shareholders, partners, members, principals, agents, employees or servants shall be subject to levy, execution or other enforcement procedure for the satisfaction of Owner’s remedies hereunder (except for their interest in the partnership, joint venture or limited liability company that is Tenant and except for partnership, joint venture and limited liability company property of

Tenant). If Tenant is a partnership then the liability of the general partner of Tenant shall be limited to the Person that is such general partner, but not any director, officer, employee, shareholder, partner, member, principal, agent, employee or servant of or in such general partner or of any of the direct or indirect constituent entities that comprise such general partner.
Article 19: Indemnification
     Section 19.1. Tenant Indemnification. (a) To the fullest extent permitted by law, Tenant shall indemnify, defend and hold harmless Owner and all Owner Parties from and against any and all liabilities, suits, obligations, fines, damages, penalties, claims, costs, charges and expenses, including, without limitation, reasonable architects’ and attorneys’ fees and disbursements, that are imposed upon or incurred by or asserted against any of the them due to or arising out of the following (except if and to the extent caused by an Owner Default and except if and to the extent caused by the negligence or intentionally wrongful acts or omissions of Owner or any Owner Party and not covered under the insurance carried by Tenant or any Subtenant, which should have been carried by Tenant or the Subtenant pursuant to this Lease and except as otherwise expressly provided in this Lease):
               (i) injury to any Person (including, without limitation, death at any time resulting therefrom) or damage to any Person or property occurring in, on, or about (x) the Initial Premises or any part thereof at any time during the Term from and after the Initial Premises Substantial Completion Date, and (y) the Balance Space or any part thereof, or in, on or about any street, alley, sidewalk, curb, vault, passageway or space comprising a part thereof or adjacent thereto at any time during the Term after the relevant Substantial Completion Date;
               (ii) any work or thing done in, on or about the Premises or any part thereof during the Term, by Tenant or any Tenant Party, including, without limitation, any Tenant’s Work;
               (iii) any use, possession, occupation, alteration, repair, condition, operation, maintenance or management of (x) the Initial Premises or any part thereof at any time during the Term from and after the Initial Premises Substantial Completion Date, and (y) the Balance Space or any part thereof or in, on or about any street, alley, sidewalk, curb, vault, passageway or space comprising a part thereof or adjacent thereto at any time during the Term after the relevant Substantial Completion Date;
               (iv) any negligence or intentionally wrongful acts or omissions on the part of Tenant or any Tenant Party or from any Default;
               (v) any liability which may be asserted against Owner or any Owner Party (or any lien or claim which may be alleged to have arisen against or on or about the Premises) under any Requirements with respect to which Tenant is obligated to comply pursuant to the provisions of this Lease; and/or

               (vi) any contest permitted to be undertaken by Tenant pursuant to the provisions of this Lease.
          (b) If any claim, action or proceeding is made or brought against Owner or any Owner Party which is covered by a Tenant indemnity under this Lease, then upon demand by Owner, Tenant shall either resist, defend or satisfy such claim, action or proceeding in such indemnitee’s name, by the attorneys for, or approved by, Tenant’s insurance carrier (if such claim, action or proceeding is covered by insurance) or by such other attorneys as Tenant shall select and Owner shall approve, such approval not to be unreasonably withheld. Owner shall cooperate in all reasonable respects with Tenant in the defense of such matter, at Tenant’s sole cost and expense. The foregoing notwithstanding and so long as such action does not limit or render void any liability of any insurer of Owner or Tenant hereunder in respect to the claim or matter in question, Owner or any Owner Party may engage its own attorneys to defend it, or to assist it in such indemnitee’s defense of such claim, action or proceeding, as the case may be, the costs and expenses of which shall be paid by it. Owner and any Owner Party shall not enter into any agreement or settlement with respect to such matters while Tenant is defending such actions, without Tenant’s prior written approval, which approval, if the Tenant named herein or its Affiliate is not then Tenant, shall not be unreasonably withheld. Any such agreement or settlement without Tenant’s approval shall release Tenant from its obligation to indemnify any such Indemnitee with respect to such matter.
     Section 19.2 Owner Indemnification. (a) To the fullest extent permitted by law, Owner shall indemnify, defend and hold harmless Tenant and all Tenant Parties from and against any and all liabilities, suits, obligations, fines, damages, penalties, claims, costs, charges and expenses, including, without limitation, reasonable architects’ and attorneys’ fees and disbursements, that may be imposed upon or incurred by or asserted against Tenant or any Tenant Party due to or arising out of the following (except if and to the extent caused by a Default and except if and to the extent caused by the negligence or intentionally wrongful acts or omissions of Tenant or any Tenant Party and not covered under the insurance carried by Owner, which should have been carried by Owner pursuant to this Lease and except as otherwise expressly provided in this Lease):
               (i) injury to any Person (including, without limitation, death at any time resulting therefrom) or damage to any Person or property occurring in, on, or about any portion of the Premises recaptured by Owner or any part thereof, or in, on or about any portion of the Square Block adjacent to the Premises not included in the Premises at any time during the Term;
               (ii) injury to any Person (including, without limitation, death at any time resulting therefrom) or damage to any Person or property occurring in, on, or about (x) the Initial Premises or any part thereof at any time during the Term prior to the Initial Premises Substantial Completion Date, and (y) the Balance Space or any part thereof or in, on or about any street, alley, sidewalk, curb, vault, passageway or space comprising a part thereof or adjacent thereto at any time during the Term prior to the relevant Substantial Completion Date;
               (iii) any work or thing done in, on or about the Premises or any part thereof, by Owner or any Owner party, including without limitation, any Owner’s Work;
               (iv) any use, possession, occupation, alteration, repair, condition, operation, maintenance or management of any portion of the Premises recaptured by Owner or any part thereof or of any portion of the Square Block adjacent to the Premises not included in the Premises by Owner or any Owner Party;
               (v) any use, possession, occupation, alteration, repair, condition, operation, maintenance or management by Owner or any Owner Party of (x) the Initial Premises or any part thereof at any time during the Term prior to the Initial Premises Substantial Completion Date, and (y) the Balance Space or any part thereof or in, on or about any street, alley, sidewalk, curb, vault, passageway or space comprising a part thereof or adjacent thereto at any time during the Term prior to the relevant Substantial Completion Date;
               (vi) any negligence or intentionally wrongful acts or omissions on the part of Owner or any Owner Party;
               (vii) any liability which may be asserted against Tenant or any Tenant Party (or any lien or claim which may be alleged to have arisen against or on or about the Premises) under any Owner Requirements; and/or
               (viii) any contest permitted to be undertaken by Owner pursuant to the provisions of this Lease.
          (b) If any claim, action or proceeding is made or brought against Tenant or any Tenant Party which is covered by an Owner indemnity under this Lease then upon demand by Tenant, Owner shall either resist, defend or satisfy such claim, action or proceeding in the name of Tenant or the Tenant Party in question, by the attorneys for, or approved by, Owner’s insurance carrier (if such claim, action or proceeding is covered by insurance) or by such other attorneys as Owner shall select and Tenant shall approve, such approval not to be unreasonably withheld. Tenant shall cooperate in all reasonable respects with Owner in the defense of such matter, at Owner’s sole cost and expense. The foregoing notwithstanding and so long as such action does not limit or render void any liability of any insurer of Owner or Tenant hereunder in respect to the claim or matter in question, Tenant or the Tenant Party in question may engage its own attorneys to defend it, or to assist it in its defense of such claim, action or proceeding, as the case may be, the costs and expenses of which shall be paid by it. Neither Tenant nor any Tenant Party shall enter into any agreement or settlement with respect to such matters while Owner is defending such actions, without Owner’s prior written approval, which approval, if the Tenant named herein or its Affiliate is then Tenant, shall not be unreasonably withheld. Any such agreement or settlement without Owner’s approval shall release Owner from its obligation to indemnify with respect to such matter.
     Section 19.3 General. (a) The obligations of Tenant and Owner under this Article shall not be affected in any way by the absence of insurance coverage, or by the failure or refusal of any insurance carrier to perform an obligation on its part under insurance policies affecting the Premises.
          (b) The provisions of this Article shall survive the Expiration of the Term.
Article 20: Environmental Hazards
     Section 20.1. Tenant Obligations. (a) Tenant shall not:
          (i) cause or permit the presence, use, generation, manufacture, production, processing, installation, release, discharge, storage, treatment, handling, or disposal of any Hazardous Materials (excluding the safe and lawful use, generation, manufacture, production, processing, installation, release, discharge, storage, treatment, handling, or disposal of Hazardous Materials subject to and in accordance with all applicable Requirements, customarily used in the operation and maintenance of comparable buildings in New York City or for normal commercial purposes in connection with the Permitted Uses) on or under the Premises; or
          (ii) cause or permit the transportation to, from or across the Premises of any Hazardous Material (excluding the safe and lawful use and storage of permitted Hazardous Materials);
          (iii) cause or exacerbate any occurrence or condition on the Premises that is or, to Tenant’s knowledge, may be in violation of Hazardous Materials Law.
          (b) Tenant shall take all reasonable and prudent steps (including, without limitation, reasonable and prudent sublease or occupant provisions) to prevent its employees, agents and contractors, and its subtenants and other occupants on the Premises, from causing, permitting or exacerbating any activities or conditions prohibited by this Article. Tenant shall not intentionally sublease or permit the occupancy or use of the Premises to any tenant, subtenant or occupant that, in the ordinary course of its business, would cause, permit or exacerbate any activities or conditions prohibited by this Article, and all subleases entered into by Tenant shall provide that subtenants shall not cause, permit or exacerbate any activities or conditions prohibited by this Article.
          (c) Tenant shall promptly notify Owner in writing of: (i) the occurrence of any activity or condition prohibited by this Article on the Premises of which Tenant shall have actual knowledge; (ii) Tenant’s actual knowledge of the presence on or under any adjoining property of any Hazardous Materials (other than permitted Hazardous Materials) which can reasonably be expected to have a material adverse impact on the Premises or the value of the Premises, any occurrence or condition on the Premises or any adjoining real property that would likely cause any restrictions on the ownership, occupancy, transferability or use of the Premises under Hazardous Materials Law; (iii) receipt by Tenant of any claim, citation, notice of any pending or threatened suits, proceedings, orders, inquiries or opinions involving the Premises from any Governmental Authority having jurisdiction which alleges the violation of any Hazardous Materials Law; or (iv) any claim made or threatened by any third party against Tenant, Owner or the Premises relating to loss or injury resulting from any Hazardous Materials at the Premises. Any such notice by Tenant shall not relieve Tenant of, or result in a waiver of, any obligation of Tenant under this Article. Tenant shall cooperate with any inquiry from a Governmental Authority, and shall comply with any governmental or judicial order which arises from any alleged activities or conditions prohibited by this Article, which cooperation and compliance shall be at Tenant’s expense if such alleged activities or conditions have been caused by Tenant or any Tenant Party or at Owner’s expense if such alleged activities or conditions have been caused by Owner or any Owner Party or existed prior to the Initial Premises Substantial Completion Date (with respect to the Initial Premises) or the relevant Substantial Completion Date (with respect to the Balance Space).
          (d) Tenant shall (i) pay, as additional rent, within twenty (20) Business Days after demand, the reasonable actual out-of-pocket costs and expenses of any environmental audits, studies or investigations (including, without limitation, advice of legal counsel) which Owner incurs with respect to the Premises but only after the discovery on the Premises of any activities or conditions prohibited by this Article, and only after it is finally determined that the activities or conditions prohibited by this Article in question did not exist prior to the Initial Premises Substantial Completion Date (with respect to the Initial Premises) or the relevant Substantial Completion Date (with respect to the Balance Space) and were not caused by Owner or any Owner Party, and (ii) remove from the Premises or remediate in compliance with all Hazardous Materials Laws any Hazardous Materials (other than Hazardous Materials which exist on or under the Premises prior to the Initial Premises Substantial Completion Date, with respect to the Initial Premises, or the relevant Substantial Completion Date, with respect to the Balance Space) which exist as a result of activities or conditions prohibited by this Article (and not caused by or on behalf of Owner or any Owner Party or, unless caused by Tenant or a Tenant Party, by migration from off the Premises) in a manner in which a prudent owner of comparable properties in New York City would so remove or remediate, following a determination in any such environmental audits, studies or investigations that there exist any activities or conditions prohibited by this Article on or under the Premises. After the discovery on or under the Premises of any activities or conditions prohibited by this Article, Tenant authorizes Owner and its employees, agents and contractors, upon not less than five (5) Business Days prior notice to Tenant (except in the case of an emergency as reasonably determined by Owner, where reasonable notice (but not less than one (1) Business Days prior notice) shall be required), to enter onto the Premises for the purpose of conducting such environmental audits, studies and investigations. Any such costs and expenses incurred by Owner (including, without limitation, reasonable fees and expenses of attorneys and consultants, whether incurred in connection with judicial or administrative process or otherwise) to the extent that same are due as provided in this Section and which Tenant fails to pay when due shall become immediately due and payable and shall become additional rent. Any costs which are required to be reimbursed by Owner to Tenant pursuant to the provisions of this Article which are not paid within twenty (20) Business Days after Owner’s receipt of Tenant’s written demand therefor accompanied by any required statements, information, documents or other back-up materials, shall bear interest from and after the expiration of such twenty (20) Business Day period at the Late Charge Rate.
          (e) Tenant shall indemnify, defend and hold harmless Owner and all Owner Parties from and against all proceedings (including, without limitation, Hazardous Material Governmental Actions), claims, damages, penalties, costs and expenses (including without limitation reasonable fees and expenses of attorneys and expert witnesses, investigatory fees, and cleanup and remediation expenses, whether or not incurred within the context of the judicial process), arising directly or indirectly, other than as a result of a breach of any representation of Owner set forth in this Article, from (i) any breach of any warranty or obligation of Tenant contained in this Article, or (ii) the existence of any activities or conditions prohibited by this Article on or under the Premises which shall have been caused by Tenant or any Tenant Party.
          Section 20.2 Owner Responsibility. (a) Owner shall indemnify, defend and hold harmless Tenant and all Tenant Parties from and against all proceedings (including, without limitation, Hazardous Material Governmental Actions), claims, damages, penalties, costs and expenses (including, without limitation, reasonable fees and expenses of attorneys and expert witnesses, investigatory fees, and cleanup and remediation expenses, whether or not incurred within the context of the judicial process), arising directly or indirectly from (i) any breach of any representation, warranty or obligation of Owner contained in this Article, (ii) the existence of any activities or conditions prohibited by this Article on or under the Premises prior to the Initial Premises Substantial Completion Date (with respect to the Initial Premises) or the relevant Substantial Completion Date (with respect to the Balance Space), (iii) any activities or conditions prohibited by this Article on or under the Premises which shall have been caused by Owner or any Owner Party, (iv) the migration of Hazardous Materials which migrate unto the Premises from off the Premises (and which was not caused by Tenant or any Tenant Party) and (v) the tanks referred to in paragraph (c) of this Section.
          (b) Owner shall (i) pay within twenty (20) Business Days after written demand, the reasonable actual out-of-pocket costs and expenses of any environmental audits, studies or investigations (including, without limitation, advice of legal counsel) which Tenant incurs with respect to the Premises but only after the discovery on the Premises of any activities or conditions prohibited by this Article, and only after it is finally determined that the activities or conditions prohibited by this Article in question existed prior to Tenant’s initial entry in the Premises for Tenant’s Work or otherwise or were caused by Owner or any Owner Party, and (ii) remove from the Premises or remediate if required by any, and in compliance with all, Hazardous Materials Laws any Hazardous Materials that existed on or under the Premises prior to Tenant’s initial entry in the Premises for Tenant’s Work or otherwise or were used, generated, manufactured, produced, processed, installed, released, discharged, stored, treated, handled or disposed of by Owner or any Owner Party, or which migrated onto the Premises from off the Premises (which was not caused by Tenant or any Tenant Party) or which relate to the tanks referred to in paragraph (c) of this Section, in a manner in which a prudent owner of comparable properties in New York City would so remove or remediate, following a determination in any such environmental audits, studies or investigations that there exist any activities or conditions prohibited by this Article on or under the Premises with respect to which Owner is obligated to remove or remediate pursuant to this Section. Notwithstanding any provision in this Section to the contrary, if Owner shall default in the performance of its obligations under Section and such default shall continue for a period in excess of five (5) Business Days after notice from Tenant specifying such default, or if such default is of a nature which reasonably requires more than five (5) Business Days to cure and Owner fails to commence the cure of such default within such five (5) Business Day period and thereafter to diligently pursue such cure to completion, then Tenant may (but shall not be obligated to), without any obligation and without waiving such default, perform the obligations of Owner specified in such notice and, upon completion of such cure, Tenant shall submit invoices to Owner for the reasonable actual out-of-pocket costs paid by Tenant in connection therewith and Owner shall reimburse Tenant therefor, with interest at the Late Charge Rate from the date of payment by Tenant until the date such costs are reimbursed to Tenant, within twenty (20) Business Days of receipt by Owner of such invoices.
          (c) Owner hereby represents and warrants to Tenant that (a) to its knowledge, there are no pending or threatened in writing actions or proceedings to which Owner is a party in respect of Hazardous Materials Laws affecting the Premises, (b) it has not received any written notice from any Governmental Authority of any pending or threatened proceedings, investigations, audits or violations with respect to any Hazardous Materials Laws in respect of the Premises, (c) except as expressly set forth of this Lease, it has no knowledge of the existence of any Hazardous Materials (including permitted Hazardous Materials) on or under the Premises (except that Owner does have notice that approximately three gas tanks were or may be located under a portion of the tax lot of which the Premises is a part, and if those tanks have not been removed, Owner shall, at its expense, in accordance with all applicable Requirements, remove them as soon as practicable but not later than October 1, 2001, subject to Tenant Delays and Unavoidable Delays and, as soon thereafter as is practicable, deliver to Tenant a final soil report) and (d) prior to Tenant’s access, Owner has delivered to Tenant an ACP-5 Form for the Premises. Except as expressly set forth in this Section, Owner makes no representation or warranty as to the existence of activities or conditions prohibited by this Article on or under the Premises.
          Section 20.3 Dispute; Survival. Any dispute under this Article shall be resolved by General Arbitration. The provisions of this Article shall survive the Expiration of the Term.

Article 21: Right to Cure Defaults; Offsets
     Section 21.1. Owner’s Rights. If Tenant shall be in Default under this Lease, Owner may remedy the Default for the account of Tenant (a) immediately and without notice in case of emergency, or (b) in any other case, if Tenant shall fail to remedy the Default after Owner shall have notified Tenant of the such Default and the applicable grace period (if any) for curing such Default shall have expired.
     Section 21.2. Tenant’s Rights. If Owner shall default under this Lease or any Mortgage or Superior Lease, Tenant may remedy the default for the account of Owner (a) immediately and without notice in the case of an emergency, (b) with respect to a Mortgage or Superior Lease, if Owner shall fail to remedy the default for five (5) days after Tenant’s notice to Owner that Tenant shall remedy such default, or (c) in any other case, if Owner shall fail to remedy the default for twenty (20) Business Days (in the case of the failure to pay Tenant a sum of money) or thirty (30) days (in the case of any other Owner Default) in both cases after Tenant shall have notified Owner of the default, or if the default is not the failure to pay a sum of money and is not reasonably capable of cure within thirty (30) days then if Owner shall fail to commence to remedy the default within thirty (30) days after Tenant’s notice and thereafter diligently pursue the curing of the default. Notwithstanding the foregoing, with respect to Owner’s failure to (i) pay Base Taxes or any other Real Estate Taxes required to be paid by Owner, the twenty (20) Business Day period in clause (b) shall be five (5) Business Days or (ii) substantially complete any portion of Owner’s Work by the dates set forth in Owner’s Work Schedule (subject to extension due to Tenant Delays and Unavoidable Delays), Tenant shall have the right to exercise Tenant’s right under this Section (1) on the later of ten (10) Business Days after the date in question or three (3) Business Days after Tenant’s notice to Owner of the failure or (2) if Owner’s failure is due to Owner’s inability to pay for Owner’s Work, on ten (10) days notice to Owner. If Tenant shall exercise Tenant’s right to complete any portion of Owner’s Work, then Owner shall not be required to pay any amounts pursuant to Section 5.1 which would have accrued as a result of that failure following the date Owner would have substantially completed that portion of Owner’s Work but for Tenant exercising Tenant’s right (and any dispute with respect to that date shall be resolved by Construction Arbitration).
     Section 21.3. Reimbursements. Any reasonable out-of-pocket expenses paid by Owner or Tenant in the exercise of its rights under this Article shall be paid to the other within twenty (20) Business Days after demand accompanied by a statement, in reasonable detail, setting forth such reasonable out-of-pocket expenses, and evidence of payment, together with interest at the Late Charge Rate from the date the expenses were paid to the date reimbursed.
     Section 21.4. Tenant’s Offsets. If Owner is required pursuant to the express provisions of this Lease to make any payment to Tenant or permit Tenant any offset against Base Rent, the payment or offset shall not be made or permitted if there is then a Material Event of Default, but shall be made or permitted within twenty (20) Business Days following the curing of the Material Event of Default (less any reasonable costs incurred by Owner in connection with the

Material Event of Default). If Owner (or, pursuant to Section 3.7, a Senior Interest Holder) shall be required to make any payment to or for the benefit of Tenant under this Lease and shall fail to do so following twenty (20) Business Days notice of the failure by Tenant to Owner, Tenant may offset the payment against the next Base Rent due under this Lease which is not subject to an offset pursuant to this Lease, with interest at the Late Charge Rate from the date first due until offset.
     Section 21.5. No Waiver. (a) Owner’s payment or performance pursuant to the provisions of this Article shall not be, nor be deemed to be (i) a waiver or release of the Default or Event of Default with respect thereto (or any past or future Default or Event of Default) or of Owner’s right to terminate this Lease, or (ii) Owner’s assumption of Tenant’s obligations to pay or perform any of Tenant’s past, present or future obligations hereunder.
          (b) Tenant’s payment or performance pursuant to the provisions of this Article shall not be, nor be deemed to be (i) a waiver or release of any Owner Default (or any past or future Owner Default) or (ii) Tenant’s assumption of Owner’s obligations to pay or perform any of Owner’s past, present or future obligations hereunder.
Article 22: Certificates
     Section 22.1. Tenant Certificate. Tenant shall, without charge at any time and from time to time, within thirty (30) days after notice by Owner, execute, acknowledge and deliver to Owner or any other Person specified by Owner (including prospective purchasers of the Premises and Senior Interest Holders) a statement (which may be relied upon by such Person) certifying, to the extent accurate (a) that this Lease is unmodified and in full force and effect (or if there are modifications, that this Lease, as modified, is in full force and effect and stating such modifications), (b) the date to which each item of Rent payable by Tenant hereunder has been paid, (c) whether Tenant has given Owner written notice of any event that, with the giving of notice or the passage of time, or both, would constitute an Owner Default and (d) stating such other information with respect to this Lease as Owner may reasonably request.
     Section 22.2. Owner Certificate. Owner shall, without charge at any time and from time to time, within thirty (30) days after notice by Tenant, execute, acknowledge and deliver to Tenant, or such other Person specified by Tenant, a statement (which may be relied upon by such Person) certifying (a) that this Lease is unmodified and in full force and effect (or if there are modifications, that this Lease, as modified, is in full force and effect and stating such modifications), (b) the date to which each item of Rent payable by Tenant hereunder has been received, (c) whether an Event of Default has occurred or whether Owner has given Tenant written notice of any event that, with the giving of notice or the passage of time, or both, would constitute an Event of Default and (d) as to such other information with respect to this Lease as Tenant may reasonably request.

     Section 22.3. General. If the party delivering a certificate described in this Article shall be other than an individual, the instrument shall be signed by a person authorized to execute on behalf of said party and the delivery of such instrument shall be a representation by such party to such effect by Owner or Tenant, as the case may be. Any such certificate may be relied upon by any prospective purchaser of the interest of Owner or Tenant hereunder or by any Person to whom such certificate is addressed.
Article 23: Consents and Approvals
     Section 23.1. All consents and approvals which may be given under this Lease shall, as a condition of their effectiveness, be in writing. The granting of any consent or approval by a party to perform any act requiring consent or approval under the terms of this Lease, or the failure on the part of a party to object to any such action taken without the required consent or approval, shall not be deemed a waiver by the party whose consent was required of its right to require such consent or approval for any further similar act.
     Section 23.2. If it is provided that a particular consent or approval by Owner or Tenant is not to be unreasonably withheld, such consent or approval also shall not be unreasonably delayed or conditioned. The foregoing sentence shall not be construed to limit any time period expressly provided in this Lease for either Owner or Tenant to give its consent or approval.
     Section 23.3. Wherever in this Lease Owner’s or Tenant’s consent or approval is required, if Owner or Tenant shall delay, condition or refuse such consent or approval, Tenant and Owner shall in no event be entitled to make any claim for money damages, nor shall Tenant or Owner claim any money damages by way of set-off, counterclaim or defense, based upon any claim or assertion by Tenant or Owner that Owner or Tenant has unreasonably withheld, delayed or conditioned its consent or approval, but Owner’s and Tenant’s sole remedy shall be (a) arbitration where specifically provided for in this Lease, or (b) an action or proceeding to enforce any such provision, or for specific performance, injunction or declaratory judgment.
Article 24: Surrender at End of Term
     Section 24.1. Removal and Restoration. (a) Upon the Expiration of the Term (or upon any earlier termination of this Lease), Tenant, without any payment or allowance whatsoever by Owner, shall surrender the Premises to Owner, in accordance with this Lease, in compliance with all Requirements (other than Owner Requirements), in good order, condition and repair, reasonable wear and tear and damage by fire or other casualty excepted, and broom clean, free and clear of (i) all Subleases, (ii) liens and encumbrances caused by Tenant or any Tenant Party and (iii) Tenant’s Property. Tenant shall also, unless Owner otherwise notifies Tenant 90 days prior to the Fixed Expiration Date or within a reasonable time following the earlier expiration of this Lease that any such removal or restoration shall not be performed, remove and restore all Tenant’s Work (unless such Tenant’s Work is normal office installations) and all Designated Restricted Work and repair all damage resulting from the installation or removal of Tenant’s Property or such Tenant’s Work or Designated Restricted Work. Tenant hereby waives any notice now or hereafter required by law with respect to vacating the Premises on the Expiration of the Term. Tenant agrees to reasonably cooperate with Owner and its representatives, at Owner’s expense, to effectuate a smooth transition of the operation and maintenance of the Premises. Such cooperation shall include, without limitation, transfers of all keys, existing maintenance contracts and warranties, and expected operation and maintenance requirements. Any charges under any maintenance contracts which Owner elects to assume shall be apportioned between Owner and Tenant as of the Fixed Expiration Date or earlier termination date. All Tenant’s Work (which is required to be removed by Tenant), Designated Restricted Work and Tenant’s Property not removed by Tenant by the last day of the Term shall be deemed abandoned in place by Tenant and shall become the property of Owner. Tenant shall pay or reimburse Owner for any reasonable actual out-of-pocket costs incurred by Owner (1) in connection with the removal or disposal of such relinquished property (less the actual salvage value thereof paid to Owner), or (2) in connection with repairs which were Tenant’s obligation, which obligations shall survive the expiration or termination of this Lease. Any dispute under this Section shall be resolved by General Arbitration.
     Section 24.2 Holding Over. (a) Tenant acknowledges that possession of the Premises must be surrendered to Owner on the Expiration of the Term. The parties agree that the damage to Owner resulting from any failure by Tenant to timely surrender possession of the Premises as aforesaid will be extremely substantial, will exceed the amount of the monthly installments of the Base Rent and Additional Rent theretofore payable under this Lease, and will be impossible to measure accurately. Tenant therefore agrees that if possession of the Premises is not surrendered to Owner on or before the Expiration of the Term, in addition to any other rights or remedies Owner may have under this Lease, Tenant shall pay to Owner as final and liquidated damages on account of use and occupancy of the Premises for each month and for each portion of any month during which Tenant holds over in the Premises after the Expiration of the Term in lieu of the Rent otherwise payable under this Lease, a sum equal to the aggregate of (A) all Additional Rent then payable under this Lease (as if it were in full force and effect), plus (B) the greater of (i) the then Fair Market Rent (as determined pursuant to this Section) and (ii) the following multiples of the Base Rent for the last month of the Term: 1.25 for the first 30 days, 1.5 for the next 150 days and 2.0 thereafter. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises without written consent of Owner after the Expiration of the Term or to limit in any manner Owner’s right to regain possession of the Premises through summary proceedings, or otherwise, and no acceptance by Owner of payments from Tenant after the Expiration of the Term shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Section.
          (b) The Fair Market Rent shall be the base rent which an unrelated third party would pay for the Premises for a 10-year lease and otherwise on the terms of this Lease as changed by this Section (including, without limitation, no Owner’s Work, no Tenant’s Allowance, no concession and no brokerage commission payable by Owner). Owner shall give notice to Tenant of Owner’s determination of the Fair Market Rent. If Tenant disputes Owner’s determination, Tenant shall give notice to Owner of the dispute within thirty (30) days after receipt of Owner’s notice stating Tenant’s determination of the Fair Market Rent. If Tenant shall not submit that notice, then the Fair Market Rent shall be Owner’s determination of the Fair Market Rent. If Tenant shall submit that notice, Owner and Tenant shall, within ten (10) days following Tenant’s notice, designate one independent arbitrator to determine the annual Fair Market Rent. The arbitrator must be a person having not less than fifteen (15) years’ experience as a commercial leasing broker in Manhattan, with significant experience in Long Island City. If they fail to designate an arbitrator within ten (10) days, the arbitrator shall be designated by the President of the Real Estate Board of New York, Inc. at the request of either Owner or Tenant. The arbitrator shall determine the Fair Market Rent by selecting either the Fair Market Rent submitted by Owner or the Fair Market Rent submitted by Tenant, whichever Fair Market Rent the arbitrator determines is closer to the Fair Market Rent. The determination of the arbitrator shall be binding and conclusive upon Owner and Tenant, and shall be requested within (thirty) 30 days. The costs and expenses of the arbitrator shall be paid by Tenant. Each party shall pay the costs and expenses of its own attorneys and experts and of presenting its evidence. Until the dispute shall be resolved, Tenant shall pay the Fair Market Rent based upon Owner’s determination (if it is higher than said multiples), and within thirty (30) days following resolution of the dispute any adjustment shall be refunded by Owner to Tenant retroactive to the expiration of the Term.
     Section 24.3 Deliveries. Upon the Expiration of the Term (or upon any earlier termination of this Lease), Tenant shall deliver to Owner, to the extent in Owner’s possession or control and not previously delivered to Owner, all service and maintenance contracts then affecting the Premises, all plans and specifications relating to the Premises, true and complete maintenance records for the Premises, all original (or, if unavailable, copies of) licenses and permits then pertaining to the Premises, permanent or temporary certificates of occupancy then in effect for the Building, and all warranties and guarantees then in effect which Tenant has received in connection with any work or services performed or Base Building Equipment installed in the Building or any other property remaining in the Premises, together with a duly executed assignment thereof to Owner, and any and all other documents of every kind and nature whatsoever in Tenant’s possession relating to the operation of the Premises.
     Section 24.4 Survival. The provisions of this Article shall survive the Expiration of the Term.
Article 25: Quiet Enjoyment
     Section 25.1. Owner covenants that, as long as no Event of Default exists and is continuing, Tenant and all Persons claiming by, through or under Tenant, shall and may (subject to the terms and conditions of this Lease) peaceably and quietly have, hold and enjoy the Premises for the Term without molestation or disturbance by or from Owner or any Person claiming by, through or under Owner, including, without limitation, Senior Interest Holders.

Article 26: General Arbitration
     Section 26.1. In such cases where this Lease provides for the resolution of a dispute by General Arbitration, and only in such cases, the party desiring arbitration shall give notice to that effect to the other party, specifying the dispute to be arbitrated, and within ten (10) Business Days thereafter the dispute shall be submitted for arbitration. The arbitration shall be administered by the American Arbitration Association in the City of New York, by one arbitrator, and, to the extent applicable and consistent with this Section, under the then Expedited Procedures provisions of its Commercial Arbitration Rules. The charges and expenses of the American Arbitration Association and the arbitrator shall be shared equally by Owner and Tenant and each party shall be responsible for the fees and disbursements of its own attorneys and the expenses of its own proof; provided, however, the Prevailing Party’s reasonable costs and expenses (including attorneys’ fees and disbursements) shall be paid or reimbursed by the other party. Owner and Tenant shall sign all documents and do all other things necessary to submit any such matter to General Arbitration, and hereby, waive any and all rights they or either of them may at any time have to revoke their agreement to submit to General Arbitration. General Arbitration shall be the exclusive remedy under this Lease for disputes to be resolved by General Arbitration and neither Owner nor Tenant shall have any right to seek any injunctive or other relief in connection with those disputes. The arbitrator shall not add to or subtract from or otherwise modify the provisions of this Article or this Lease. The determination of the arbitrator shall be final and conclusive on the parties. Either Owner or Tenant may enter judgment on the determination of the arbitrator in any court of competent jurisdiction.
Article 27: Discharge of Liens
     Section 27.1. Except to the extent created or caused to be created by Owner or any Owner Party, if any mechanic’s, laborer’s, vendor’s, materialman’s or similar statutory lien, or any other lien, is filed against any interest in the Premises, Tenant shall, within forty-five (45) days after Tenant receives notice of the filing of such lien cause it to be bonded or discharged or record by payment, deposit, order of a court of competent jurisdiction, or otherwise.
     Section 27.2. Except to the extent created or caused to be created by Tenant or any Tenant Party, if any mechanic’s, laborer’s, vendor’s, materialman’s or similar statutory lien, or any other lien, is filed against any interest in the Premises, Owner shall, within forty-five (45) days after Owner receives notice of the filing of such lien cause it to be bonded or discharged of record by payment, deposit, order of a court of competent jurisdiction, or otherwise.
     Section 27.3. Nothing contained in this Lease shall be deemed or construed to constitute the consent or request of Owner, express or implied, by implication or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific improvement of, alteration to, or repair of, the Premises or any part thereof on behalf of Owner, nor as giving Tenant any right, power or authority to contract on behalf of Owner for, or permit the rendering, on behalf of Owner of, any services or the furnishing of materials that would give rise to the filing of any lien, mortgage or other encumbrance against the Premises or any part thereof or against any assets of Owner.
Article 28: Representations and Warranties
     Section 28.1. Owner Representations. (a) Owner represents that it has not dealt with any broker, finder or like entity in connection with this Lease or the transactions contemplated hereby other than the Broker, whose commission shall be paid by Owner pursuant to a separate written agreement. If any claim is made by any broker or finder for a brokerage commission or fee in connection with this Lease or the transactions contemplated hereby, Owner will indemnify, defend and hold harmless Tenant from any and all liabilities and expenses, including reasonable attorneys’ fees and disbursements in connection therewith resulting from a misrepresentation of the matters set forth in this Section. The provisions of this Section shall survive the Expiration of the Term.
          (b) Owner represents that (i) it is duly formed and validly existing, (ii) the execution, delivery and performance by Owner of this Lease has been duly authorized by all necessary action, and is the valid agreement of Owner, enforceable in accordance with its terms, and (iii) on the date of this Lease, Owner owns or controls the property within the Square Block indicated on Exhibit C.
          (c) Tenant confirms that, except for the representations expressly contained in this Lease (including the Exhibits to this Lease), (a) no representations, statements, or warranties, express or implied, have been made by, or on behalf of, Owner with respect to the Premises or the transaction contemplated by this Lease, the physical condition thereof, the zoning or other laws, regulations, rules and orders applicable thereto or the use that may be made of the Premises, and (b) Tenant has relied on no such representations, statements or warranties.
     Section 28.2. Tenant Representations. (a) Tenant represents that it has not dealt with any broker, finder or like entity in connection with this Lease or the transactions contemplated hereby, other than the Broker. If any claim is made by any other broker or finder who claims to have dealt with Tenant in connection with this Lease or the transactions contemplated hereby, for a brokerage commission or fee in connection with this Lease or the transactions contemplated hereby, Tenant will indemnify, defend and hold harmless Owner from any and all liabilities and expenses, including reasonable attorneys’ fees and disbursements in connection therewith resulting from a misrepresentation of the matters set forth in this Section. The provisions of this Section shall survive the Expiration of the Term.
          (b) Tenant represents that (i) it is duly formed and validly existing and (ii) the execution, delivery and performance by Tenant of this Lease has been duly authorized by all necessary action and is the valid agreement of Tenant, enforceable in accordance with its terms.

Article 29: Development Rights
     Section 29.1. Except as otherwise expressly provided in Section 6.4, Tenant agrees that (a) any and all zoning, development or air rights in respect to (or which may be appurtenant or attributable to) the Premises (collectively, “Development Rights”) are not leased to Tenant and shall be deemed excluded from the Premises, (b) Owner may sell or encumber the Development Rights or any part thereof, (c) Owner may merge the Land with any other zoning lot, and (d) Owner may grant easements for light and air with respect to or affecting the Premises, all without Tenant’s consent, approval or waiver. Except as expressly provided in this Lease, Tenant shall not have any interests in or right to dispose of any Development Rights. Tenant shall execute and deliver to Owner within 10 Business Days of Owner’s request, a statement confirming the aforesaid or any documents reasonably required in order to document the foregoing.
Article 30: Incentives
     Section 30.1. Tenant and Owner acknowledge that (a) Owner has obtained a conditional approval for up to [*****] Incentives which, as the result of this Lease, may not be available to Owner and (b) Tenant intends to apply for certain additional Incentives. Owner shall reasonably cooperate with Tenant, at no expense to Owner or any Owner Parties, in connection with Tenant’s application for the Incentives from the Agencies, including any reasonable modifications to this Lease requested by an Agency in connection with the Incentives that do not, other than by a de minimis degree, increase Owner’s obligations under this Lease or affect or diminish the rights or remedies of Owner or any Owner Party under this Lease. Any Incentives obtained by Tenant shall be at Tenant’s expense and shall belong to Tenant. Any Incentives obtained by Owner shall be at Owner’s expenses and shall, except as expressly provided in this Lease, belong to Owner. Any Incentives in excess of [*****] (whether obtained by Owner or Tenant) shall belong to Tenant. To the extent the amount of Incentives made available to Owner by the Agencies is less than [*****] Tenant shall reimburse to Owner as Owner pays same, within 10 Business Days following Owner’s request, all sales and mortgage taxes paid by Owner between the amount of the Incentives actually made available to Owner by the Agencies, if any, and [*****] Tenant hereby acknowledges that except as provided in this Section, Owner shall have no obligation to incur any obligation or liability to Tenant or the Agencies in connection with Tenant’s Incentives.
     Section 30.2. Owner shall execute such documents as are reasonably necessary for the Agency to have sufficient interest in the Premises to deliver the Incentives to Owner and to issue a sales tax exemption letter to Owner relating to the exemption from sales tax of Owner’s Work. Owner shall use commercially reasonable efforts to (a) comply with the requirements of the sales tax letter and the related documents, including, without limitation, maintaining a register of the sales tax exemption taken by the use of the sales tax exemption letter and either incorporating the requisite provisions which are contained in the sales tax exemption letter into each contract entered into by Owner in connection with Owner’s Work or informing the contractors of those provisions, (b) cause its contractors and vendors in connection with Owner’s Work to utilize the sales tax exemption letter to the fullest extent possible (but not with respect to any items covered or which may be covered by a certificate of capital improvements) and (c) report the sales tax savings pursuant to the sales tax exemption letter to Tenant periodically and to the Agency as required by the sales tax exemption letter, but Owner’s failure to do so shall not be an Owner Default, give rise to any liability by Owner or allow Tenant any reduction or abatement of Rent.
     Section 30.3. Owner shall advise Tenant prior to the delivery of a mortgage on the Owner’s interest in the Premises so that Owner or Tenant may obtain mortgage recording tax exemption on such mortgage. Owner and Tenant shall, without obligation, liability or expense, cooperate with each other and the Agency in obtaining such mortgage tax exemption, and the amount of such exemption shall be deemed to be made available to Owner for the purpose of Article 30.1.
     Section 30.4. In order to obtain sales and use tax exemptions, subject to and in accordance with this Lease, as if same was a Major Sublease, Tenant may sublet the Premises to an Agency and, if it does, that Agency shall sublease the Premises to Tenant.
     Section 30.5. In order to obtain exemption from real estate taxation and to qualify pursuant to an Agency’s payment in-lieu-of-tax (“PILOT”) program, Owner shall convey fee title to-the Land and the Building to an Agency. The deed to the Agency shall provide that title shall revert back to Owner upon termination of this Lease for any reason and the Agency shall enter into a lease with Owner for the Land and the Building in form and substance reasonably satisfactory with Owner, which shall not require Owner to incur any obligations or liabilities which are not Tenant’s obligations under this Lease. Owner shall reasonably cooperate with Tenant, at Tenant’s expense, in connection with said PILOT program, including executing such documents and agreements as may be required in connection therewith, but Owner shall not be required to incur any obligation or liability. All reasonable out of pocket expenses incurred by Owner in connection with said conveyance and lease, including, without limitation, reasonable attorneys fees, shall be paid by Tenant.
Article 31: Parking
     Section 31.1. (a) Owner shall make available to Tenant during the Term the land shown hatched on Exhibit K to this Lease (or, if Tenant shall renew the Term as provided in this Lease for less than all of the Building, Tenant shall have the right to only Tenant’s proportionate share of that land) for Tenant’s exclusive use for parking for Tenant, Tenant’s Affiliates, Subtenants and visitors of any of the foregoing, at a charge [*****] month per car space which can be placed on that land (which, as of the date of this Lease, shall be deemed to be approximately 28 spaces), plus a monthly charge [*****] each car stacker space placed on that land by Tenant, which charges shall increase on each anniversary of the first day of the month in which occurs the Initial Premises Substantial Completion Date to an amount equal the parking charge for the prior 12-month period [*****] that charge. Tenant shall pay such charges on the first day of each month during the Term. Tenant acknowledges that (1) Owner shall have no responsibility for, and shall not be responsible to take any action whatsoever in respect of, other persons who may park on that land or interfere with Tenant’s use of that land unless any such person is Owner or any Owner Party, (2) Owner provides no security or other services to or for that land, (3) Owner shall have no responsibility for any occurrence on that land including, without limitation, any damage to Tenant’s vehicles unless caused by Owner or any Owner Party, (4) Tenant shall be responsible for that land (but not the payment of any Real Estate Taxes attributable to that land), and this Lease shall apply to that land, as if it were part of the Premises (except Tenant shall perform no Tenant’s Work with respect to that land), and (5) Tenant shall accept the land in its “AS IS” condition, except that Owner shall, at Owner’s expense, prior to charging Tenant for any such parking space, place a surface on that land suitable for parking, as reasonably determined by Owner, which may be crushed stone or other surface. In no event shall Owner arrange for the towing of any cars parked on such land. Tenant shall comply, and cause any Tenant Party to comply, with all reasonable rules and regulations established by Owner, including, without limitation, any sticker or other identification system, whether now or hereafter in effect.
          (b) Tenant shall have the right, by notice to Owner on or before the 90th day following the date of this Agreement and prior to the end of each Lease Year, to remove portions of the land from this Article (subject to Owner’s reasonable approval of the location of the land removed) for the period prior to the Base Rent Commencement Date with respect to the Initial Premises or for the following Lease Year, as the case maybe, or, if then available (and subject to the provisions of this Article), increase the land for the following Lease Year (but not land other than the land originally shown as Tenant’s parking on Exhibit K).
          (c) If for any reason Owner improves or desires to improve any land covered by this Article, Owner shall have the right to eliminate that land from this Article without replacement, unless replacement land is then available which is owned or controlled by Owner within the Square Block.
          (d) Any dispute under this Article shall be resolved by General Arbitration.
Article 32: Tenant’s Right to Purchase
     Section 32.1. Tenant’s Right of First Offer. (a) If (i) there is then no Material Event of Default, (ii) this Lease is otherwise in full force and effect, (iii) Tenant named herein (or an Affiliate of that Tenant) is the tenant under this Lease and is occupying not less than [*****] rentable square feet of the Building (not recaptured by Owner pursuant to this Lease and disregarding any Major Sublease referred to in Section 30.4), and (iv) Tenant’s right under this Article with respect to the Offered Property (as defined below) in question has not been terminated pursuant to any express provision set forth in this Lease, if at any time during the Term Owner desires to sell (1) the Land and/or Building (or any part thereof but not any unused Development Rights applicable thereto), (2) any real property owned or controlled by Owner within the Square Block (or any part thereof but not any unused Development Rights applicable thereto) or (3) all or substantially all of the ownership interests in Owner (collectively, the “Offered Property”), to an unrelated third party, Owner shall give notice thereof to Tenant, which notice shall include an offer by Owner to Tenant for Tenant to purchase the Offered Property pursuant to the economic terms set forth in Owner’s notice. Tenant shall have the right, to be exercised by notice by Tenant to Owner within 60 days following receipt of Owner’s notice (time being of the essence), to purchase the Offered Property on the terms set forth in Owner’s notice and on such other reasonable terms which ordinarily apply to similar transactions.
          (b) If Tenant shall not timely exercise Tenant’s right under this Article (i) Tenant shall confirm same to Owner, in writing, within ten (10) Business Days after Owner’s request, and shall no longer have any rights under this Article with respect to the Offered Property in question and (ii) Owner may sell the Offered Property to any third party on any terms desired by Owner, but if the net effective purchase price to be charged to said third party is less than 90 percent of the net effective purchase price set forth in Owner’s notice delivered to Tenant, or if Owner has not entered into a contract to sell the Offered Property within 270 days following the end of the 60-day period set forth in paragraph (a) of this Section, Owner must, if Tenant is then pursuant to the terms of this Lease entitled to exercise any of such rights (1) first offer to sell the Offered Property to Tenant on the terms offered to said third party, or (2) if a contract was not entered into within said 270 days, first offer to sell the Offered Property to Tenant as provided in this Section before selling the Offered Property to any unrelated third party. If Tenant shall timely exercise Tenant’s rights under this Section, Owner shall sell to Tenant, and Tenant shall purchase from Owner, the Offered Property in accordance with this Section. If the Land or the Building (or any part thereof), any real property owned or controlled by Owner within the Square Block (or any part thereof) or all or substantially all of the ownership interests in Owner is conveyed to an Affiliate of Owner prior to same becoming an Offered Property under this Section 32.1, then that Affiliate shall be required to comply with this Section.
     Section 32.2. Tenant’s Right to Purchase a Noncontrolling Interest in the Building. (a) If (i) there is not then a Material Event of Default, (ii) this Lease is otherwise in full force and effect, (iii) Tenant named herein (or an Affiliate of that Tenant) is the tenant under this Lease and is occupying not less than [*****] table square feet of the Building (not recaptured by Owner pursuant to this Lease and disregarding any Major Sublease referred to in Section 30.4), and (iv) the aggregate of (1) the rentable square feet leased by Tenant pursuant to Article 33 and (2) the buildable square footage of any land (other than the land originally included in the Premises) within the Square Block purchased from Owner by Tenant pursuant to this Article, equals or exceeds [*****] square feet, Tenant or an Affiliate of Tenant shall have the right, to be exercised by notice given by Tenant to Owner at any time between the dates which are the 10th and 15th anniversaries of the Base Rent Commencement Date with respect to the Initial Premises (time being of the essence), to purchase for an all cash purchase price, [*****] ownership interest in the Building (and not in any other property owned or controlled by Owner within the Square Block) for the price an unrelated third party would pay for [*****] controlling ownership interest in Building.

          (b) If Tenant shall timely exercise Tenant’s right under this Section (i) Owner shall sell to Tenant or Tenant’s Affiliate, and Tenant or Tenant’s Affiliate shall purchase from Owner, on the first business day which is thirty (30) days following the determination of the price for the interest pursuant to this Section, for all cash, [*****] ownership interest in the Building (which purchase price shall belong solely to the then members of Owner and not Tenant or Tenant’s Affiliate), and (ii) Owner’s operating agreement shall be amended, if necessary, to provide that (1) all decisions shall be made by the Person or Persons who controlled Owner prior to the closing under this Section (including, without limitation, sale and refinancing and the requirement of all owners to contribute prorata additional capital required in connection with Owner or its property; but any decision (A) to admit new members, or to modify the operating agreement, so as to dilute the percentage ownership of Tenant or Tenant’s Affiliate, unless such dilution is the result of a default by Tenant or Tenant’s Affiliate under the operating agreement, or (B) to engage in any business other than the ownership of the Premises and any other property within the Square Block, shall require the consent of Tenant or Tenant’s Affiliate; and Owner shall not be operated in any manner which discriminates against Tenant nor Tenant’s Affiliate in favor of any other member of Owner), (2) Tenant or Tenant’s Affiliate and, as a group, the owners who owned the Building immediately prior to Tenant’s purchase under this Section, shall each have a right of first offer in its favor if the other desires to sell its interest in the Building to an unrelated third party and (3) if the interest of Tenant or Tenant’s Affiliate is sold to such owners or in connection with any other sale of the interests or assets of Owner, the interest of Tenant or Tenant’s Affiliate shall be valued at the same noncontrolling discount as was applied to its purchase of the noncontrolling interest.
          (c) If Tenant timely exercises Tenant’s right under this Section, on or about the 15th day following Owner’s receipt of Tenant’s notice, Owner shall give notice to Tenant of Owner’s determination of the price for the interest. If Tenant disputes Owner’s determination, Tenant shall give notice to Owner of the dispute within fifteen (15) days after receipt of Owner’s notice stating Tenant’s determination of the price (time being of the essence). If Tenant shall not submit that notice, then the price shall be Owner’s determination of the price. If Tenant shall submit that notice, Owner and Tenant shall, within ten (10) days following Tenant’s notice, designate one independent arbitrator to determine the price. The arbitrator must be a person having not less than fifteen (15) years’ experience as a commercial sales broker in Manhattan, with significant experience in Long Island City, specializing in transactions such as the transaction described in this Section. If they fail to designate an arbitrator within ten (10) days, the arbitrator shall be designated by the President of the Real Estate Board of New York, Inc. at the request of either Owner or Tenant. The arbitrator shall determine the price by selecting either the price submitted by Owner or the price submitted by Tenant, whichever price the arbitrator determines is closer to the arbitrator’s determination of the price. The determination of the arbitrator shall be binding and conclusive upon Owner and Tenant. The determination of the arbitrator shall be requested within thirty (30) days. The costs and expenses of the arbitrator shall be paid 50 percent by Owner and 50 percent by Tenant. Each party shall pay the costs and expenses of its own attorneys and experts and of presenting its evidence.

     Section 32.3. Tenant’s rights under this Article shall only apply to, and may only be exercised by, Tenant named herein or its Affiliate.
     Section 32.4. Except as provided in this Article, any dispute under this Article shall be resolved by General Arbitration.
Article 33: Tenant’s Right to Expand
     Section 33.1. Tenant’s Right. (a) Subject to the provisions of this Section, Owner shall include in the Premises all (but not part) of the additional square footage which pursuant to the Zoning Resolution and the pending upzoning referred to in this Lease can be added to the Expansion Land by constructing the core and shell, and Base Building Systems, of an addition to the Building (together with the Expansion Land shown on Exhibit C to this Lease, but not including any Tenant’s Work, the “Addition”) on the Expansion Land (“Owner Addition Work”) using all of the available Development Rights and the pending upzoning referred to in this Lease applicable to the Premises and any land owned or controlled by Owner within the Square Block (and for such purpose Owner shall demolish any buildings on the Expansion Land but shall not demolish any buildings not on the Expansion Land which are on any other land owned or controlled by Owner within the Square Block). In connection with the Addition, Owner shall, as soon as practicable following the date of this Lease, transfer any required Development Rights to the Expansion Land.
          (b) During the period of 60 days following the date of this Lease, Owner and Tenant shall, in good faith (i) cooperate with each other (taking into account that Tenant desires to occupy the Addition by October 1, 2003) to develop detailed specifications for the overall size of the Addition and for Owner’s Addition Work, which specifications shall be consistent in all respects with Owner’s Work (including, without limitation, all finishes, Base Building Systems, Base Building Equipment, the façade and all structural elements), Owner’s Plans, the primary use of the Addition as office space in accordance with this Lease, the conditions and specifications for the Addition attached to this Lease as Exhibit O (and if those conditions and specifications are inconsistent with Owner’s Work, those conditions and specifications shall control) and otherwise reasonably acceptable to Owner and Tenant, and (ii) plan the expeditious vacating of the buildings on the Expansion Land. Notwithstanding the foregoing, Owner shall construct the Addition as a free-standing building separate from the Building (with a separate entrance and core) provided that the filings with respect thereto comply with the alteration requirements of the applicable Governmental Authority (if required) and the floors of the Addition are open and match with the floors of the Building.
          (c) On or before the date which is 65 days following the date of this Lease, Owner shall deliver to Tenant all of the following (“Owner’s Determinations”): (i) Owner’s desired Base Rent for the Addition on a “gross” basis with respect to Real Estate Taxes (with the base year for Real Estate Taxes being the first 12 full calendar months following the Substantial Completion of the Addition) and a “net” basis with respect to Owner’s insurance premiums and all other operating expenses, which Base Rent shall not exceed $33.00 per rentable square foot of the Addition with fixed increases of the Base Rent every five years (commencing on the Substantial Completion of the Addition) not exceeding $3.50 per rentable square foot of the Addition, (ii) Owner’s date for enclosing the Addition and providing Tenant with access to the Addition for the commencement of Tenant’s Work, which date shall not be later than June 1, 2003, subject to Tenant Delays, Unavoidable Delays (which, for the purposes of this Section shall include, without limitation, delays related to the vacating of the four existing tenants, and any subtenants, of the buildings required to be demolished in connection with the Addition) and Construction Arbitration delays as provided in Article 5, (iii) Owner’s date for the Substantial Completion of Owner’s Addition Work (as Substantial Completion of Owner’s Work is defined in this Lease with respect to the Balance Space), which date shall not be later than December 31, 2003, subject to the delays referred to in clause (ii), and (iv) Owner’s schedule for the development of Owner’s Plans for the Owner’s Addition Work, which shall include Tenant’s response times for its approval or disapproval consistent with Section 6.2(b).
          (d) On or before the date which is 10 days following the date Tenant receives Owner’s Determinations, Tenant shall give notice to Owner as to whether (i) Tenant accepts all of Owner’s Determinations (Tenant not having the right to accept only a portion of Owner’s Determinations) or (ii) Tenant waives Tenant’s right to expand as set forth in this Section.
          (e) If Tenant waives Tenant’s right to expand as set forth in this Section (i) Tenant shall no longer have the right to expand under this Section and (ii) Owner and Tenant shall, within twenty (20) Business Days following receipt from the other of a reasonably detailed list with supporting back-up documentation, reimburse the other 50% of all reasonable out-of-pocket costs incurred by the other in connection with the other’s efforts under this Section, including without limitation, the costs of transferring the required Development Rights to the Expansion Land, and the reasonable fees of its construction manager, architects, attorneys, accountants and other professionals (but not its overhead or the time of its employees).
          (f) If Tenant shall not waive Tenant’s right to expand as set forth in this Section and the pending upzoning shall not then be effective, then unless Owner and Tenant agree otherwise, Owner and Tenant shall take no further action under this Section and all dates in Owner’s Determinations shall be extended until the pending upzoning is effective, at which time the remaining provisions of this Section shall apply. If the pending upzoning is not effective by December 31, 2001, this Section shall be deemed null and void and of no further force and effect, Tenant shall have no right to expand pursuant to this Section, and the provisions of paragraph (e) of this Section shall apply.
          (g) If Tenant shall not waive Tenant’s right to expand as set forth in this Section and the pending upzoning is then or (prior to December 31, 2001) becomes effective, the Addition shall then be included in the Premises on the same terms and conditions as are set forth in this Lease (and Owner and Tenant shall as soon as practicable enter into an amendment of this Lease incorporating the details of Owner’s Addition Work and the other aspects of this Section), except (i) the Base Rent for the Addition shall be the Base Rent set forth in Owner’s Determinations (but Tenant shall have the right, at any time prior to the Substantial Completion of Owner’s Addition Work, to waive Tenant’s free rent period for the Addition and/or Tenant’s Addition Allowance (as defined below), in which event the Rent shall be reduced accordingly), (ii) the Rent for the Addition shall commence 120 days after the Substantial Completion of Owner’s Addition Work, which may be performed in full contiguous floor stages (either top down or bottom up), in which event the Rent for any such full floor shall commence 120 days after substantial completion of that floor, (iii) Owner shall prepare plans (“Owner’s Addition Plans”) for Owner’s Addition Work, consistent with the specifications developed by Owner and Tenant pursuant to this Section, for Tenant’s approval, pursuant to the schedule set forth in Owner’s Determinations, (iv) Owner shall perform Owner’s Addition Work in accordance with Owner’s Addition Plans, (v) Owner shall provide Tenant with access to, and shall substantially complete Owner’s Addition Work, on or before the dates (as same may be extended pursuant to paragraph (f) of this Section) set forth in Owner’s Determinations (and shall use commercially reasonable efforts, without delaying Owner’s Addition Work, or increasing the cost thereof, to provide Tenant with the earliest possible occupancy of the Addition), subject to the delays referred to in paragraph (c)(ii) of this Section (and shall, during construction, minimize interfering with the conduct of Tenant’s business in the Premises), (vi) Owner and Tenant shall cooperate with each other, at Tenant’s expense with respect to Orkin Exterminating (including, without limitation, any payments required to be made to Orkin Exterminating, which payments in excess of $75,000 shall be subject to Tenant’s approval), to vacate the buildings which must be vacated in connection with the Addition at the earliest possible date (and Owner shall make reasonable efforts to cause the buildings to be vacated and, to the extent commercially reasonable, shall perform Owner’s Addition Work pending the vacating of the buildings), and (vii) the provisions of Section 19.2 shall apply to the Addition prior to the Substantial Completion of Owner’s Addition Work and the provisions of Section 19.1 shall apply to the Addition from and after the Substantial Completion of Owner’s Addition Work. As soon as practicable following Tenant’s determination not to waive Tenant’s right to expand, Owner shall vacate and demolish any buildings which are required to be vacated and demolished and commence, and thereafter diligently pursue, Owner’s Addition Work. Owner’s Addition Work shall be performed as if it were Owner’s Work and all of the provisions of Article 5 shall apply, to the extent applicable, but the time frames for Substantial Completion of Owner’s Addition Work, other specific dates, Exhibit G, and payments for delays shall not apply. Tenant’s Work to initially prepare the Addition for Tenant’s occupancy shall be performed as if it were Tenant’s Initial Work and all of the provisions of Article 6 shall apply, to the extent applicable, including, without limitation, the payment to Tenant of an allowance (“Tenant’s Addition Allowance”) equal to $30.00 per rentable square foot of the Addition, which shall be paid in accordance with Section 6.3(a), and the right of Tenant, in accordance with this Lease as if it were Tenant Initial Work, to the extent of available Development Rights, to place a structure on the roof of the Addition, but the balance of Section 6.3 and Section 6.4 shall not apply. Tenant shall, in addition to the signage rights under Section 35, but subject to the provisions thereof, have the same signage rights with respect to the Addition as it does with respect to the Premises.

          (h) If Owner shall not provide Tenant with access to the Addition by the required date or Substantially Complete Owner’s Addition Work by the required date, subject to extension pursuant to paragraph (f) of this Section and the delays referred to in paragraph (c)(ii) of this Section, Tenant shall, as Tenant’s sole remedy, be permitted an offset against the Base Rent for the Addition (following any free rent period) in an amount equal to the number of days by which Owner failed to meet those dates, multiplied by (i) for the first 90 days of such failure, an amount equal to 50% of the per diem Base Rent for the Addition and (ii) thereafter, an amount equal to the per diem Base Rent for the Addition.
          (i) As soon as practicable, Owner and Tenant shall execute, acknowledge and deliver an amendment of this Lease prepared by Owner and reasonably acceptable to Tenant confirming the terms on which the Addition is included in the Premises, including, without limitation, confirming the rentable square feet of the Addition, which shall be based upon a measurement of the usable area of the Addition in accordance with the Real Estate Board of New York, Inc.’s 1987 Recommended Method of Floor Measurement for Office Buildings (a copy of which is attached to this Lease as Exhibit N) assuming a 19% loss factor (and for below grade space, the measurement shall be based on the same method but there shall be no loss factor applicable to Below Grade, Cellar and Sub-Cellar Space).
     Section 33.2 Tenant’s Right of First Offer. (a) If (i) there is then no Material Event of Default, (ii) this Lease is otherwise in full force and effect, (iii) Tenant named herein (or an Affiliate of that Tenant) is the tenant under this Lease and is occupying not less than 300,000 rentable square feet in the Building (not recaptured by Owner pursuant to this Lease and disregarding any Major Sublease referred to in Section 30.4), (iv) Tenant’s right under this Article has not been terminated pursuant to any express provision set forth in this Lease, and (v) on the estimated date of substantial completion of construction under this Section (as reasonably determined by Owner’s construction manager or general contractor), the remaining Term shall be 10 years or more (including the extended term if Tenant has then duly exercised, or simultaneously with Tenant’s exercise of Tenant’s right under this Section duly exercises, Tenant’s right to extend the Term as provided in this Lease), if at any time during the Term Owner desires to lease all or any part of any office space erected or to be erected by Owner on any property owned or controlled by Owner within the Square Block (collectively, the “Leased Property”) to an unrelated third party, Owner shall give notice thereof to Tenant, which notice shall include an offer by Owner to Tenant for Tenant to lease the Leased Property at the rent and other terms set forth in Owner’s notice, and otherwise on the terms of this Lease (including, without limitation, the Fixed Expiration Date). Tenant shall have the right, to be exercised by Tenant’s notice to Owner within 60 days following receipt of Owner’s notice (time being of the essence), to lease the Leased Property. Tenant’s right under this Article shall not apply to the use, leasing or development of any portion of said property for any purpose other than offices, and if Owner shall desire to do so Tenant shall not have any right with respect thereto pursuant to this Article, and Tenant’s rights under Article 32 shall not apply to that portion of said property.

          (b) If Tenant shall not timely exercise Tenant’s right under this Section (i) Tenant shall confirm same to Owner, in writing, within ten (10) Business Days after Owner’s request, and shall no longer have any rights under this Article with respect to the Leased Property in question, (ii) the construction shall not tie into any portion of the Building occupied by Tenant or Tenant’s Affiliates and (iii) Owner may lease the Leased Property to any third party on any terms desired by Owner, but if the net effective rent to be charged to said third party is less than 90 percent of the net effective rent set forth in Owner’s notice delivered to Tenant, or if Owner has not entered into a lease for the Leased Property within 270 days following the end of the 60 day period set forth in paragraph (a) of this Section, Owner must (1) first offer to lease the Leased Property to Tenant on the terms offered to said third party (and otherwise on the terms of this Lease, including, without limitation, the Fixed Expiration Date) or (2) if a lease is not entered into within said 270 days, first offer to lease the Leased Property to Tenant as provided in this Section before leasing the Leased Property to any unrelated third party. If Tenant shall timely exercise Tenant’s right to lease the Leased Property, Owner shall lease to Tenant, and Tenant shall lease from Owner, the Leased Property in accordance with this Section. If any real property owned or controlled by Owner within the Square Block (or any part thereof) is conveyed to an Affiliate of Owner prior to same becoming a Leased Property under this Section 33.2, then that Affiliate shall be required to comply with this Section.
     Section 33.3 No Liability. Except for the negligence or willful acts of Owner or any Owner Party, Owner shall have no obligation or liability to Tenant, and there shall be no abatement of Rent, in connection with any inconvenience or annoyance caused by any construction pursuant to this Article, except that Owner shall use reasonable efforts to minimize any inconvenience or annoyance.
     Section 33.4 Tenant’s rights under this Article shall only apply to, and may only be exercised by, Tenant named herein or its Affiliate.
     Section 33.5 Disputes. Any dispute under Section 33.1 shall be resolved by Construction Arbitration and any dispute under Section 33.2 shall be resolved by General Arbitration.
Article 34: Tenant’s Right to Extend the Term
     Section 34.1. Extension Right. (a) If (i) there is no Material Event of Default on the date Tenant exercises Tenant’s right under this Section and on the date the extended term commences, (ii) this Lease is otherwise in full force and effect, and (iii) Tenant (or an Affiliate of Tenant) is occupying not less than 180,000 rentable square feet of the Building (not recaptured by Owner pursuant to this Lease and disregarding any Major Sublease referred to in Section 30.4) plus 50% of the space referred to in clauses (2) and (3) of this paragraph on the date Tenant exercises Tenant’s right under this Section and the date the extended term commences, Tenant shall have the right to extend the Term for a period of 10 years, commencing on the day immediately following the Fixed Expiration Date, with respect to not less than all of the following: (1) three full, contiguous floors (a floor to include any extensions of a floor resulting from an expansion of the Building pursuant to this Lease) above the cellar, (2) all space constructed by Tenant on the roof of the Building and (3) all space constructed by or for Tenant within the Square Block (but not on the Expansion Land) pursuant to this Lease, but Tenant shall not have the right to include (A) any partial floors (except the cellar, but only Tenant’s proportionate share of the cellar based on the rentable square feet covered by Tenant’s exercise), (B) any Potential Common Areas (unless Tenant’s exercise covers all of the Building not recaptured by Owner pursuant to this Lease), or (C) any space previously recaptured by Owner for the balance of the Term pursuant to this Lease. The extended term shall be on the same terms as this Lease, except that (x) the annual Base Rent shall be the annual Fair Market Base Rent determined pursuant to this Section, and (y) Tenant shall have no further right to extend the Term.
          (b) The annual Fair Market Base Rent shall be the annual base rent which an unrelated third party would pay for the Premises (to the extent covered by Tenant’s exercise) for a 10-year lease commencing on the Fixed Expiration Date (but determined on or about the 180th day before the Fixed Expiration Date) and otherwise on the terms of this Lease as changed by this Section (including, without limitation, no Owner’s Work, no Tenant’s Allowance, and no concession or lease-up time, but including any brokerage commission payable by Owner). If Tenant timely exercises Tenant’s right under this Section, on the date and at the location mutually agreed upon by Owner and Tenant (which location shall be in Manhattan and which date shall be on or about the 180th day before the Fixed Expiration Date, or the first Business Day thereafter), Owner and Tenant shall meet and at that meeting shall simultaneously exchange their respective determinations of the annual Fair Market Base Rent. If either party shall not submit that determination at that meeting, then the annual Base Rent for the extended term shall be the other party’s determination of the annual Fair Market Base Rent. If Owner and Tenant cannot agree on the annual Fair Market Fixed Rent within ten (10) days following the exchange of the determinations, Owner and Tenant shall, within ten (10) days following the exchange, designate one independent arbitrator to determine the annual Fair Market Base Rent. The arbitrator must be a person having not less than 15 years’ experience as a commercial leasing broker in Manhattan, with significant experience in Long Island City. If they fail to designate an arbitrator within ten (10) days, the arbitrator shall be designated by the President of the Real Estate Board of New York, Inc. at the request of either Owner or Tenant. The arbitrator shall determine the annual Fair Market Base Rent by selecting either the annual Fair Market Base Rent submitted by Owner to Tenant or the annual Fair Market Base Rent submitted by Tenant to Owner pursuant to this Section, whichever annual Fair Market Base Rent the arbitrator determines is closer to the annual Fair Market Base Rent. The determination of the arbitrator shall be binding and conclusive upon Owner and Tenant, and shall be requested within thirty (30) days. The costs and expenses of the arbitrator shall be paid 50 percent by Owner and 50 percent by Tenant. Each party shall pay the costs and expenses of its own attorneys and experts and of presenting its evidence. If the dispute shall not be resolved prior to the Fixed Expiration Date, then pending the resolution of the dispute, Tenant shall pay the Base Rent based upon Owner’s determination of the annual Fair Market Base Rent, and within thirty (30) days following resolution of the dispute any adjustment shall be refunded by Owner to Tenant retroactive to the first day of the extended term. Except for the change, if any, of the annual Base Rent, and the changes set forth in this Section, no other term of this Lease shall change.
          (c) Tenant’s right under this Section must be exercised by Tenant giving Owner notice of such exercise (and designating the space for which the Term is extended) on or before the date which is eighteen (18) months before the Fixed Expiration Date (time being of the essence).
          (d) If Tenant shall timely exercise Tenant’s right under this Section (i) the Term shall be deemed extended for the extended term without any other or further document being required, except to confirm the Base Rent and, if Tenant’s exercise is for less then all of the Building, to amend this Lease so that (1) Tenant’s right to use the roof, shaft space, mechanical space and riser space shall not be exclusive and shall not exceed Tenant’s prorata portion thereof based on the rentable square feet covered by Tenant’s exercise, and (2) the Lease shall be amended so that it is a lease which reflects a multi-tenanted building as provided in Exhibit I to this Lease.
Article 35: Building Name; Signage
     Section 35.1. (a) Provided (i) there is not then a Material Event of Default, (ii) this Lease is otherwise in full force and effect, and (iii) Tenant named herein (or an Affiliate of that Tenant) is the tenant under this Lease, (1) the Building may be known as the “MetLife Building” or the name of any Affiliate of Tenant named herein or any successor to Tenant named herein or its Affiliate by merger, consolidation or sale of assets, or any derivations of such name, and (2) Tenant shall have the right, at its expense, in accordance with all of the provisions of this Lease, including, without limitation, Tenant’s Work provisions, to place not more than two signs containing that name and/or the logo of that Tenant or Affiliate on the exterior walls of the Building, not more than two such signs on the roof of the Building and not more than two such signs on the lobby walls of the Building, subject to Owner’s approval, which shall not be unreasonably withheld. Any other tenant or subtenant of the Building shall have only the right to be listed on the lobby directory, unless the tenant or subtenant is on the Ground Floor, in which event the tenant or subtenant may place one tasteful identification sign on its storefront (and may maintain other tasteful window displays), subject to Owner’s and Tenant’s reasonable approval. Owner and its managing agent may also have normal identification signs on and in the Building, the locations and size of which shall be subject to Tenant’s reasonable approval. Upon the expiration or sooner termination of this Lease or when Tenant’s name and roof sign rights are terminated as provided in this Section, Tenant shall remove all, or the relevant, signs and repair any damage to the Building as a result of installation or removal. Nothing contained herein shall give Owner any interest in or right to Tenant’s name, but Owner and Tenant may refer to the Building name and use the Building’s likeness in advertising and other promotional materials concerning its business or the business of its Affiliates (but with respect to Owner and Owner’s Affiliates, only their business related to real estate). If Tenant shall renew the Term for less than all of the Building pursuant to Tenant’s right set forth in this Lease, Tenant shall no longer have the right to name the Building or to maintain roof signs. If any other tenant and its Affiliates shall lease more space in the Building than Tenant and its Affiliates, Tenant and its Affiliates shall no longer have the right to have signs on the exterior walls or in the lobby of the Building (other than directory listings) and Owner may only then give that tenant or any of its Affiliates the right to have signs on the exterior walls of the Building, the roof of the Building and the walls of the lobby of the Building (in which event the restrictions on Owner’s use of the Building name or likeness set forth in this Section shall be null and void and of no further force or effect).
          (b) Any dispute under this Section shall be resolved by General Arbitration.
Article 36: Miscellaneous
     Section 36.1. Captions; Table of Contents; Bold Lettering. The captions, Table of Contents and any bold lettering in this Lease are for convenience of reference only, and in no way define, limit or describe the scope or intent of this Lease or in any way affect this Lease.
     Section 36.2. Reference to Owner and Tenant. If two or more Persons constitute either Owner or Tenant, the word “Owner” or the word “Tenant” shall be construed to be the singular or plural, masculine, feminine or neuter gender as the context in which they were used shall require and the use herein of the words “successors and assigns” or “successors or assigns” of Owner or Tenant shall be deemed to include the heirs, legal representatives and assigns of any individual Owner or Tenant.
     Section 36.3. Relationship of Owner and Tenant. This Lease is not to be construed to create a partnership or joint venture between the parties, it being the intention of the parties hereto only to create an owner and tenant relationship. None of Owner and to the best of Owner’s knowledge, any general partner, director, stockholder, member or officer of Owner, any Affiliate of Owner or any general partner, director, stockholder, member of officer of such Affiliate is (a) a director or officer of Tenant, (b) a parent, son or daughter of a director or officer of Tenant, or a descendent of any of them, (c) a stepparent, adopted child, stepson or stepdaughter of a director or officer of Tenant, or (d) a spouse of a director or officer of Tenant. For the purposes of this paragraph, an “Affiliate” of a person or entity is any of the following: (i) the spouse, parent, descendant or sibling of such person; (ii) a trust for the exclusive benefit of such person or entity and/or the persons within the class defined in the immediately preceding clause (i); (iii) any charitable private foundation (but not a publicly supported charity within the meaning of Section 170(b)(l)(a)(vi) of the Internal Revenue Code of 1986, as amended) created and controlled by such person or entity and/or any of the person or entities described in the immediately preceding clauses (i) and (ii); (iv) an entity whose members, general and limited partners or shareholders, as the case may be, are such person or entity and/or members of the classes described in the immediately preceding clauses (i) through (ii); or (v) any entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Owner or any entity described in the immediately preceding clauses (ii)

through (iv). For this purpose, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.
     Section 36.4. Person Acting on Behalf of a Party Hereunder. If more than one Person is named as, or becomes a party hereunder, the other party may require the signatures of all such Persons in connection with any notice to be given or action to be taken hereunder by that party. Each Person named as a party shall be fully liable for all of such party’s obligations hereunder, subject to the provisions of this Lease. Any notice by a party to any other party shall be given to all Persons named as such other party.
     Section 36.5. Remedies Cumulative. (a) Except as otherwise provided in this Lease, each right and remedy of Owner provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease, or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Owner of any one or more of the rights or remedies provided for in this Lease, or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Owner of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise.
          (b) Except as otherwise provided in this Lease, each right and remedy of Tenant provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease, or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Tenant of any one or more of the rights or remedies provided for in this Lease, or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Tenant of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise.
          (c) Except as otherwise specifically set forth in this Lease, Tenant’s obligations under this Lease are separate and independent covenants, not dependent on any other matter.
          (d) No failure by Owner or Tenant to insist upon the strict performance by the other of its obligations under this Lease shall constitute a waiver of its right to enforce the provisions of this Lease in any instance thereafter occurring.
     Section 36.6. Merger. There shall be no merger of this Lease with the fee estate in the Premises, or any part thereof by reason of the same Person acquiring or holding, directly or indirectly, this Lease and the fee estate in the Premises.
     Section 36.7. Waiver and Amendments. No provision of this Lease, and no Default by Tenant or an Owner Default shall be changed or waived except by a written instrument signed by Owner and Tenant. No waiver of any Default by Tenant or any Owner Default shall affect or alter this Lease, but each and every provisions of this Lease shall continue in full force and effect with respect to any other then existing or subsequent Default by Tenant or any Owner Default.
     Section 36.8. Governing Law. This Lease shall be governed by, and be construed in accordance with, the laws of the State of New York.
     Section 36.9. Successors and Assigns. This Lease shall bind and inure to the benefit of Owner and Tenant and their respective successors and assigns (subject to the provisions of this Lease).
     Section 36.10. Jurisdiction. Except in those cases where this Lease expressly provides for a dispute is to be resolved by Construction Arbitration or General Arbitration, any and all claims asserted by or against Owner or Tenant arising under this Lease or related hereto shall be heard and determined either in the Federal Court of the United States located in the Southern District of New York or in the courts of the State of New York located in the Borough of Manhattan, City, County and State of New York. To effect this agreement and intent, Owner and Tenant agree and, where appropriate, shall require each consultant to execute a separate instrument confirming their agreement to the provisions hereof.
     Section 36.11. Invalidity of Certain Provisions. If any term or provision of this Lease or the application thereof to any Person or circumstances shall, to any extent, be invalid and unenforceable, the remainder of this Lease, and the application of such term or provision to Persons or circumstances other than those as to which it is held invalid and unenforceable, shall not be affected thereby and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.
     Section 36.12. Financial Statements. If Tenant is not a public or other company that reports its financial statement to the Securities and Exchange Commission or other Governmental Authority (which makes those reports available to the public), Tenant shall furnish to Owner, within ninety (90) days after the end of each fiscal year of Tenant, current audited financial statements prepared by a reputable, national accounting firm in accordance with GAAP, consistently applied.
     Section 36.13. Excavations. If an excavation shall be made upon land adjacent to or under the Building, or shall be authorized to be made, Owner shall take all actions and perform all work as shall be reasonably necessary to preserve the wall(s) of the Building or other structures on the Land from injury or damage and to support the same by proper foundations and Tenant shall, upon reasonable advance notice (except in an emergency), afford to the person causing or authorized to cause such excavation license to enter upon the Premises for the purpose of doing such work as shall be reasonably necessary to preserve the wall(s) of the Building or other structures on the Land from injury or damage and to support the same by proper foundations without any claim for damages or indemnity against Owner, or diminution or abatement of Base Rent or Additional Rent, provided that (except as provided in Article 33) Tenant shall continue to have access to the Premises, and that such work and any permanent changes to the Premises resulting therefrom do not (a) materially reduce, interfere with or deprive Tenant of access to the Premises, (b) reduce the usable floor area of the Premises to the extent that the same would materially interfere with the conduct of Tenant’s business at the Premises or (c) materially impede the operation of Tenant’s business, but if (except as provided in Article 33) the usable floor area of the Premises is permanently reduced by more than a minimal amount, the Base Rent and Additional Rent shall be proportionately abated (on a per square foot basis).
     Section 36.14. Entire Agreement. This Lease, together with the exhibits in this Lease, contains all of the promises, agreements, conditions, inducements and understandings between Owner and Tenant concerning the Premises and there are no promises, agreements, conditions, understandings, inducements, warranties or representations, oral or written, expressed or implied, between them other than as expressly set forth herein and therein.
     Section 36.15. Recording. Owner and Tenant shall simultaneously with the execution of this Lease (and, in connection with any amendments to this Lease, promptly after the execution of any amendments hereto) execute a memorandum of this Lease, and Tenant shall cause such memoranda to be recorded in the office of the Register of The City of New York (Queens County) promptly after the execution and delivery of this Lease (or any such amendments) and shall pay and discharge all costs, in connection therewith. Upon the expiration or sooner termination of this Lease, Tenant shall, at the request of Owner, execute, acknowledge and deliver an instrument canceling any memoranda which are recorded and all other documentation required to record same. If, after the Expiration of the Term, Tenant fails or refuses to execute, acknowledge and deliver such instrument of cancellation, then Tenant hereby appoints Owner as Tenant’s attorney-in-fact, coupled with an interest, solely to execute, acknowledge and deliver such instrument of cancellation on Tenant’s behalf.
     Section 36.16. Unavoidable Delays. If, by reason of an Unavoidable Delay, a party shall be unable to fulfill any non-monetary obligation (i.e., any obligation other than the obligation to pay a sum of money) under this Lease, then (except as otherwise expressly set forth in this Lease) that party’s obligation to perform any such non-monetary obligation shall be excused for the period during which such Unavoidable Delay prevents such performance despite that party’s reasonably diligent efforts.
     Section 36.17. Rent Control. If the Base Rent or any Additional Rent shall be or become uncollectible by virtue of any Requirement, Tenant shall enter into such agreements and take such other action as Owner may reasonably request, as may be legally permissible, to permit Owner to collect the maximum Base Rent and Additional Rent which may from time to time during the continuance of such rent restriction be legally permissible, but not in excess of the amounts of Base Rent and Additional Rent payable under this Lease. Upon the termination of such rent restriction prior to the expiration of the Term (a) the Base Rent and Additional Rent,

after such termination, shall become payable under this Lease in the amount of the Base Rent and Additional Rent set forth and (b) Tenant shall pay to Owner, if legally permissible, an amount equal to (i) the Base Rent and Additional Rent which would have been paid pursuant to this Lease, but for such rent restriction, less (ii) the Base Rent and Additional Rent paid by Tenant to Owner during the period that such rent restriction was in effect.
     Section 36.18. Managing Agent. Any bill, statement, notice or communication given by Owner to Tenant in accordance with this Lease may be signed and delivered by the managing agent of the Building with the same force and effect as if signed and delivered by Owner. Until Owner shall give notice to Tenant of a change, the managing agent of the Building shall be Brause Realty Inc.
     Section 36.19. Survival. Any obligation of Owner or Tenant which by its nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after the expiration or earlier termination of this Lease, and any liability for a payment which shall have accrued to or with respect to any period ending at the time of such expiration or termination, unless expressly otherwise provided in this Lease, shall survive the expiration or earlier termination of this Lease. No delay by Owner or Tenant in rendering any bill or statement shall be deemed a waiver or release of Tenant’s or Owner’s obligation to make the payment reflected on that bill or statement.
     Section 36.20. Execution of Lease. Notwithstanding any provision of this Lease, or any law or rule, to the contrary, or the execution of this Lease by Tenant, this Lease shall not bind Owner, nor shall Tenant be permitted the benefits of this Lease, unless and until one or more counterparts of this Lease are executed by Owner and delivered to Tenant.
     Section 36.21. Confidentiality. Owner and Tenant shall hold in confidence and shall not disclose to third parties, and shall cause its officers, directors, employees, representatives, brokers, attorneys and advisers to hold in confidence and not disclose to third parties, the terms of this Lease, except to the extent same (a) must be disclosed by order of any Governmental Authority, or pursuant to any Requirement, including, without limitation, in connection with a public offering of securities, (b) is publicly known or becomes publicly known other than through the acts of the disclosing party, or any of its officers, directors, employees, representatives, brokers, attorneys or advisers, or (c) must be disclosed by Owner or Tenant in connection with any financing or sale, any Assignment, Transfer or Sublease or any other arm’s length business transactions.
     Section 36.22. Rules and Regulations. If Tenant shall exercise Tenant’s renewal right pursuant to the Lease for less than all of the Building, Tenant and all Tenant Parties shall comply with any reasonable rules or regulations promulgated by Owner which are consistent with the provisions of this Lease.

     Section 36.23. Arrears. If Tenant is in arrears in the payment of Base Rent or Additional Rent, Tenant waives Tenant’s right, if any, to designate the items against which any payments made by Tenant are to be credited, and Tenant agrees that Owner may apply any payments made by Tenant to any items Owner sees fit, irrespective of and notwithstanding any designation or request by Tenant as to the items against which any such payments shall be credited.
     Section 36.24. Presumption. This Lease shall be construed without regard to any presumption or other rule regarding construction against the party causing this Lease to be drafted.
     Section 36.25. Windows. If, at any time or from time to time, any windows of the Premises are temporarily closed, blocked or darkened for any reason, or permanently closed, blocked or darkened if required by any Requirement or due to any construction on property adjacent to the Building by any person, including, without limitation, Owner or any person in which Owner has an interest (a) Owner will not be liable for any loss or damage Tenant may sustain thereby, (b) Tenant will not be entitled to any compensation therefor nor abatement of the Rent, (c) Tenant will not be relieved from its obligations under this Lease and (d) it will not constitute an eviction or constructive eviction of Tenant from the Premises.
     Section 36.26. Trees. Owner shall permit the City of New York to plant trees along Queens Plaza in front of the Building, at no expense to Owner.

     In Witness Whereof, Owner and Tenant have executed and delivered this Lease as of the date written above.

Owner Brause Plaza LLC
By:	/s/ Louis Brause
	Name:	Louis Brause
	Title:	Member

Tenant Metropolitan Life Insurance Company
By:	/s/ William J. Toppeta
	Name:	William J. Toppeta
	Title:	President and Chief Administrative Officer Client Services

Federal Employer Identification Number 13-5581829

STATE OF NEW YORK	)
)ss.:
COUNTY OF NEW YORK	)
          On the 10 day of May, 2001 before me, the undersigned, personally appeared Louis Brause, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Paul E. Hanau
Notary Public

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)
PAUL E. HANAU
Notary Public, State of New York
Qualified in Nassau County
Certificate Filed in New York County
Commission Expires Sept. 15, 2002

          On the 10 day of May, 2001 before me, the undersigned, personally appeared William Toppeta, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Paul E. Hanau
Notary Public

PAUL E. HANAU
Notary Public, State of New York
Qualified in Nassau County
Certificate Filed in New York County
Commission Expires Sept. 15, 2002

Exhibit A
Defined Terms
          Additional Rent: All amounts payable by Tenant to Owner or otherwise pursuant to this Lease other than Base Rent.
          Affiliate: A Person which, directly or indirectly (a) Controls, (b) is Controlled by, or (c) is under common Control with the Person in question.
          Agencies: The New York City Industrial Development Agency, the City of New York, Empire State Development Corporation, and/or the New York City Economic Development Corporation and/or such other New York City or New York State agencies and entities which grant Incentives.
          Anticipated Initial Premises Substantial Completion Date: October 1, 2001.
          Assignment: The transfer of all of Tenant’s interest in this Lease or the leasehold estate created hereby whether by operation of law or otherwise, or any transaction or series of transactions (including, without limitation, any assignment, transfer, issuance or redemption of any ownership interest, or any merger, consolidation or dissolution) which results in a change of Control of Tenant or any Person or entity which directly or indirectly Controls Tenant (but not including an issuance or a transfer of stock through the “over the counter” market or through any recognized national stock exchange).
          Balance Space: The entire second floor of the Premises, the entire portion of the Ground Floor not included in the Initial Premises and the entire portion of the cellar not included in the Initial Premises.
          Base Building Equipment: The fixtures and equipment forming a part of any Base Building System.
          Base Building Systems: Any of the following which is furnished and installed by Owner as part of Owner’s Work: (a) the elevators of the Building; (b) the core toilets and utility closets of the Building; and (c) the heating, air conditioning, ventilating, mechanical, condenser water, plumbing, domestic water, sanitary, sprinkler (but not sprinkler heads or related horizontal piping), fire control and alarm and life safety and security systems of the Building and other systems of the Building.
          Base Rent: (a)(i) [*****] per annum for the period commencing on the Base Rent Commencement Date with respect to the Initial Premises, (ii) an additional [*****] per annum commencing on the Base Rent Commencement Date with respect to the second floor, (iii) an additional [*****] annum commencing on Base Rent Commencement Date with respect to the portion of the Ground Floor included in the Balance Space and (iv) an additional [*****] per annum commencing on the Base Rent Commencement Date with respect to the portion of the cellar included in the Balance Space (the total of which Base Rent in this clause (a) being [*****] ending on the last day of the month immediately preceding the fifth anniversary or the initial premises Substantial Completion Date; (b) [*****] annum for the next five Lease Years; (c) [*****] annum for the next five Lease Years; and (d) [*****] per annum for the last five Lease Years (and any period of less than 12 months at the end of the initial Term).
          Base Rent Commencement Date: (a) With respect to the Initial Premises, 180 days following the Initial Premises Substantial Completion Date (which Base Rent attributable to the Initial Premises shall be [*****] and (b) with respect to the entirety of each of the three portions of the Balance Space, 180 days following the Substantial Completion of Owner’s Work with respect to the entirety of that portion of the Balance Space.
          Base Taxes: All Real Estate Taxes attributable to the Base Tax Year, as finally determined.
          Base Tax Year: The first twelve (12) full calendar months following the Initial Premises Substantial Completion Date.
          Broker: Insignia/ESG, Inc.
          Building: The building, Base Building Equipment, Base Building Systems and other improvements and appurtenances which are on the date of this Lease, or from time to time constructed or placed, on (a) the Land or (b) within the Square Block and included in the Premises, and all alterations, replacements, additions and substitutions (other than Tenant’s Work and Tenant’s Property).
          Business Day: Any day other than a Saturday, Sunday or day on which banks in New York City are authorized or obligated by law to be closed.
          Business Hours: The hours between 8:00 a.m. and 6:00 p.m. on Business Days.
          Commencement Date: The date of this Lease.
          Construction Arbitration: The arbitration procedure set forth in Section 5.12.
          Control: The direct or indirect ownership of more than 50% of all ownership interests in the Person in question and the power to direct or cause the direction of the management and policy of the Person in question.

          CPI: The Consumer Price Index for all Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, New York, N.Y., Northeastern N.J. Area, All Items (1982-84 = 100), or any successor index thereto, appropriately adjusted to reflect the same elements and components as are included within the 1982-84 base year index; provided that, if there shall be no successor index and Owner and Tenant shall fail to agree on a substitute index within twenty (20) Business Days after the commencement of discussions between Owner and Tenant as to the same, or if the parties shall fail to agree upon the appropriate adjustment of such successor or substitute index within twenty (20) Business Days after the commencement of discussions between Owner and Tenant as to the same, a substitute index or the appropriate adjustment of such successor or substitute index, as the case may be, shall be determined by General Arbitration.
          CPI Adjustment: An increase (but not decrease) of the amount in question determined by multiplying that amount by a fraction, the numerator of which is the CPI for the calendar month immediately preceding the month in which the amount is to be adjusted and the denominator of which is the CPI for April, 2001.
          CSFB Lease: Lease dated February 22, 2001, between Tenant, as landlord, and Credit Suisse First Boston (USA), Inc., as tenant, covering the building at One Madison Avenue, New York, New York.
          Default: Any condition or event which has occurred, or failed to occur, which, pursuant to the express provisions of this Lease, constitutes, or would, after notice, or the lapse of time, or both, constitute, an Event of Default.
          Designated Restricted Work: See Section 6.1.
          Development Rights: See Section 29.1
          Event of Default: Defaults described in Section 15.1.
          Expiration of the Term: The earlier to occur of (a) the Fixed Expiration Date or (b) the last day of the Term.
          Fixed Expiration Date: The date which is the last day of the month in which occurs [*****] anniversary of the Initial Premises Substantial Completion Date, or if the Term is extended pursuant to this Lease, the last day of the extended term.
          GAAP: Generally accepted accounting principles.
          General Arbitration: The arbitration procedure set forth in Article 26.

          Governmental Actions: Any claim, citation, notice of any pending or threatened suits, proceedings, orders, inquiries or opinions involving the Premises, or any portion thereof, from any Governmental Authority having jurisdiction.
          Governmental Authorities: The United States of America, the State of New York, the City of New York, and any agency, department, commission, board, bureau, instrumentality or political subdivision of any of the foregoing or any successor of the foregoing, now existing or hereafter created, having jurisdiction over the Premises or any portion thereof.
          Ground Floor: All portions of the floor immediately above the cellar of the Building.
          Hazardous Materials: Any petroleum and petroleum products, flammable explosives, radioactive materials (excluding radioactive materials in smoke detectors), polychlorinated biphenyls, lead, asbestos in any form that is or could become friable, hazardous waste, toxic or hazardous substances or other related materials whether in the form of a chemical, element, compound, solution, mixture or otherwise, including, without limitation, those materials defined as “hazardous substances,”.“extremely hazardous substances,” “hazardous chemicals,” “hazardous materials,” “toxic substances,” “solid waste,” “toxic chemicals,” “air pollutants,” “toxic pollutants,” “hazardous wastes,” “extremely hazardous waste,” or “restricted hazardous waste” by Hazardous Materials Law or regulated by Hazardous Materials Laws in any manner whatsoever.
          Hazardous Materials Laws: All federal, state, and local laws, ordinances and regulations and standards, rules, policies and other binding governmental requirements now or hereafter enacted or in force, and any court judgments applicable to Tenant or to the Premises relating to industrial hygiene or to environmental or unsafe conditions or to human health, including, without limitation, those relating to the generation, manufacture, storage, handling, transportation, disposal, release, emission or discharge of Hazardous Materials, those in connection with the construction, fuel supply, power generation and transmission, waste disposal or any other operations or processes relating to the Premises, and those relating to the atmosphere, soil, surface and ground water, wetlands, stream sediments and vegetation on, under, in or about the Premises.
          Hoist: See Section 6.2.
          Hoist Hourly Rate: [*****] hour ([*****] hour on non-Business Days or outside of the normal construction hours set forth in Section 6.2).
          ICIP Law: Title 2D of Article 4 of the Real Property Tax Law of the State of New York, and Title 11, Chapter 2, Part 4 of the Administrative Code of the City of New York and the rules and regulations promulgated thereunder, as the same may be amended or supplemented and the requirements imposed by Executive Orders Nos. 50 (1986) and 108 (1986)

and the regulations promulgated thereunder, as the same may be amended or supplemented and all other applicable rules and regulations of Governmental Authorities.
          ICIP Program: The Industrial and Commercial Incentive Program.
          Incentives: Economic benefits provided by the Agencies.
          Initial Premises: Floors 3 through 6 of the Building, the lobby of the Building, the loading docks of the Building, the portion of the cellar of the Building shown on Exhibit B to this Lease, and any other areas of the Building reasonably necessary to access, and operate in, the foregoing areas.
          Initial Premises Substantial Completion Date: The date on which Substantial Completion of Owner’s Initial Premises Work has occurred.
          Institutional Lender: A savings bank; a savings and loan association; a commercial bank or trust company; an insurance company; a pension fund; a federal, state or municipal teachers’ or other public employees’ welfare, benefit, pension or retirement trust fund or system; any Governmental Authority; or any entity insured by a Governmental Authority, a credit union, trust or endowment fund; an investment banking institution; any Senior Interest Holder; any other entity generally making loans secured by real property; or any combination of the foregoing; provided, that each of the above entities shall qualify as an Institutional Lender only if it shall (a) be subject to service of process within the State of New York, (b) except in the case of a Governmental Authority, have a credit rating of A- or better as rated by Standard & Poor’s (or an equivalent rating reasonably acceptable to Owner if Standard & Poor’s shall cease to issue such rating or alter its method of issuing such rating).
          Land: The land shown on Exhibit C to this Lease, and any other land hereafter included in the Premises pursuant to this Lease.
          Land Value: The general fair market value of the Land, valued as vacant and unimproved (i.e., the price that a willing buyer would offer, and a willing seller would accept, for all of seller’s right, title and interest in the Land assuming no condemnation or eminent domain issues were applicable thereto), as of the Taking Date. If there is any dispute as to the Land Value, it shall be resolved by General Arbitration.
          Late Charge Rate: The Prime Rate, plus three percent (3%) per annum; provided, however, that the Late Charge Rate shall not exceed the maximum annual rate of interest which may then be lawfully charged to Tenant or by Owner, as the case may be.
          Lease: This Lease and all exhibits to this Lease, and all modifications thereof.

          Lease Year: The period beginning on the Initial Premises Substantial Completion Date with respect to the Initial Premises and ending on the last day of the month in which occurs the first (1st) anniversary of such Initial Premises Substantial Completion Date, and each 12-month period thereafter.
          Leased Property: See Section 33.2.
          Major Sublease: A Sublease of all or substantially all of the Premises where the Subtenant shall not occupy any such portion of such subleased space.
          Major Subtenant: A Subtenant under a Major Sublease.
          Material Event of Default: An Event of Default relating to the payment of a sum of money or any other material Event of Default.
          Mortgage: Any trust indenture or mortgage held by any Person (other than an Affiliate of Owner) which may now or hereafter encumber Owner’s interest in the Real Property, or any portion thereof, and all renewals, extensions, supplements, modifications, consolidations and replacements thereof or thereto, substitution therefor, and advances made thereunder.
          Mortgagee: Any trustee, mortgagee or holder of a Mortgage (other than an Affiliate of Owner).
          Offered Property: See Section 32.1.
          Owner: Brause Plaza LLC, provided, however, that if it or any successor transfers its interest in the Premises, from and after the date of the transfer (which transfer shall be evidenced by a recordable instrument) and after notice to Tenant of the transfer, the term Owner shall be deemed to mean the transferee. All Persons which were the Owner prior to such transfer shall be, and hereby are, entirely freed and relieved of all obligations and liabilities of Owner under this Lease to be performed or accruing from and after the date of the transfer. It shall be deemed without further agreement between the parties or their successors that the transferee has assumed and agreed to perform or pay all obligations and liabilities of Owner to be performed or accruing from the date of the transfer.
          Owner’s Architect: Gensler or any other licensed architect or architectural firm selected by Owner or Owner’s construction manager and general contractor.
          Owner Default: Any default, following any required notice and the expiration of any applicable cure period, by Owner under this Lease except (a) if and to the extent caused by a Default and (b) as otherwise expressly provided in this Lease.

          Owner’s Initial Premises Work: All of Owner’s Work which, pursuant to Owner’s Work Schedule, is required to be completed on or before the Anticipated Initial Premises Substantial Completion Date.
          Owner Party: (a) Any direct or indirect principal, partner, member, manager, officer, stockholder, director, employee, agent, representative or contractor of Owner or of any principal, partner, member, manager, officer, stockholder, director, employee, agent, representative or contractor of any member, manager or partner of any partnership or limited liability company constituting Owner, disclosed or undisclosed, (b) Owner’s managing agent or any other party claiming by, through or under Owner, or any principal, stockholder, partner, member, officer, director, employee, agent or contractor of any such party or (c) any Senior Interest Holder.
          Owner’s Plans: The plans and specifications described on Exhibit D to this Lease, and any changes required by any Requirement or other reason beyond the reasonable control of Owner. Owner and Tenant have each initialed two copies of Owner’s Plans.
          Owner Requirements: Any Requirement which (a) Owner is required to comply with in connection with any obligation of Owner under this Lease or (b) is enacted or becomes applicable after the Commencement Date and requires a replacement, rather than a repair (in accordance with sound practices) to the Building core or shell, any Base Building System, Owner’s Work or any item in Owner’s Work Schedule to be performed by Owner which is not caused by Tenant’s Work, any Default or any act or omission of Tenant or any Tenant Party (including, without limitation, Tenant’s particular manner of using the Premises).
          Owner’s Work: The work shown on Owner’s Plans
          Owner’s Work Schedule: The schedule for Owner’s Work set forth in Exhibit G to this Lease.
          Permitted Uses: Executive and general offices (and any use ancillary thereto, including, without limitation, a cafeteria and fitness facility for the employees of Tenant, any Affiliate of Tenant or any Subtenant, a conference center, a medical facility and retail sales), and any other office purpose, to the extent permitted by any applicable Requirement, but not for the use of any Governmental Authority or any foreign government or any entity in which a foreign government has an interest. The roof may be used for any purpose not prohibited by any applicable Requirement, but not for the use of any Governmental Authority or any foreign government or any entity in which a foreign government has an interest.
          Person: Any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, Governmental Authority, other entity or any fiduciary acting in such capacity on behalf of any of the foregoing.

          Potential Common Areas: Any area of the Building or Land which would (but for this Lease) be for the common use of all tenants of the Building, including, without limitation, the lobby, the loading docks, the sidewalks and the Building entrances, the Base Building System mechanical rooms, meter rooms, boiler rooms, fuel oil tanks, utilities and generators.
          Premises: The Land and the Building.
          Prevailing Party: With respect to either a Construction Arbitration or a General Arbitration (a) the party which ultimately is awarded an amount (net of any offsets or counterclaims awarded to the other party) in excess of the last settlement offer made by the other party, or (b) the party that made the last settlement offer, if the amount ultimately awarded (net of any offsets or counterclaims awarded to the other party) is less than the last settlement offer made, or (c) the party ultimately awarded an amount, regardless of the sum, if no settlement offer was ever made by the other party, or (d) if no amount is awarded, but instead, equitable relief is granted, the party in whose favor such equitable relief is granted.
          Prime Rate: On any particular date, a rate per annum equal to the rate of interest published in The Wall Street Journal as the “prime rate,” as in effect on such day, with any change in the “Prime Rate” resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate; provided, however, that if more than one prime rate is published in The Wall Street Journal for a day, the highest of the prime rates shall be used. In the event that The Wall Street Journal ceases or temporarily interrupts publication (or publication of a “prime rate”), then the Prime Rate shall mean the daily highest prime rate published in another business newspaper, or business section of a newspaper, of national standing selected by Owner. If The Wall Street Journal resumes publication, the substitute index will immediately be replaced by the prime rate (or highest prime rate, as the case may be) published in The Wall Street Journal. Any interest payable under this Lease with reference to the Prime Rate shall be adjusted on a daily basis, based upon the Prime Rate in effect at the time in question, and shall be calculated on the basis of a 360-day year.
          Real Estate Taxes: All real estate taxes, assessments, special assessments, business improvement district assessments or charges and other charges (including, without limitation, any payments in lieu of real estate taxes) assessed, levied or imposed by any Agency or Governmental Authority upon, or are otherwise payable with respect to, the Premises (or any portion thereof) or any interest therein, or allocated to the Premises pursuant to this Lease, but not any mortgage recording taxes, transfer taxes, transfer gains taxes or other similar taxes, fees or other charges assessed, levied, imposed upon or otherwise payable with respect to the acquisition, sale, transfer, financing or refinancing of all or any portion of the Premises, other than any such taxes, fees or other charges imposed as a result of any acquisition, sale, transfer, financing or refinancing by Tenant of Tenant’s leasehold estate in the Premises, or any portion thereof. If the methods of taxation prevailing on the Commencement Date shall be altered so that in lieu of, or as an addition to or as a substitute for, the whole or any part of any of the foregoing now levied, assessed or imposed, there shall be levied, assessed or imposed a new real estate tax, assessment, levy, imposition, license fee or charge wholly or partially as a capital levy or otherwise on real or personal property or the rents received therefrom, then such additional or substitute tax, assessment, levy, imposition, fee or charge shall be included.
          Rent: All Base Rent and Additional Rent.
          Requirements: (a) all laws, rules, regulations, orders, ordinances, statutes, codes, executive orders and requirements, whether now or hereafter enacted or in force, of all Governmental Authorities applicable to the Premises or the operation thereof or any street, road, avenue or sidewalk comprising a part of, or in front of, the Premises or any vault in, or under the Premises (including, without limitation, the Building Code of New York City and the laws, rules, regulations, orders, ordinances, statutes, codes and requirements of any applicable Fire Rating Bureau or other body exercising similar functions and any insurance company issuing insurance on the Premises or any part thereof), and (b) any and all requirements and restrictions contained in, or imposed by, the certificate or certificates of occupancy issued for the Building as then in force and all other permits and licenses issued in connection with the Building.
          Senior Interest Holder: The holder of any Mortgage or the Owner under any Superior Lease.
          Square Block: The area bounded by 27th Street, 28th Street, 41st Avenue and Queens Plaza North (also known as Bridge Plaza North), Long Island City, New York.
          Sublease: Any sublease, occupancy, license or concession agreements affecting the Premises or any portion thereof, including, without limitation, a Major Sublease.
          Substantial Completion Date: The date on which Substantial Completion of Owner’s Work has occurred.
          Substantial Completion of Owner’s Initial Premises Work: The occurrence of all of the following:
     (a) Owner’s Initial Premises Work has been completed substantially in accordance with Owner’s Plans and all applicable Requirements and Owner and Tenant shall have received a certificate from Owner’s Architect to that effect; it being agreed that Owner’s Initial Premises Work (and any other portion of Owner’s Work set forth on Owner’s Work Schedule) shall be deemed substantially complete and Substantial Completion of Owner’s Initial Premises Work shall be deemed to have occurred, notwithstanding the fact that minor or insubstantial details of construction or mechanical adjustment remain to be performed, the noncompletion of which shall not interfere (other than to a de minimis extent) with the performance of Tenant’s Initial Work in and to the

Initial Premises using good construction scheduling practices or cannot be completed due to Tenant’s Initial Work; and
     (b) if and to the extent applicable and necessary for Tenant’s occupancy, access or Tenant’s Work, all sign-offs and approvals from all applicable Governmental Authorities for Owner’s Initial Premises Work, and a temporary certificate of occupancy for the Building core and shell, have been obtained (except for such sign-offs and approvals or such temporary certificate of occupancy, which cannot be obtained as a result of any act or omission of Tenant or any Tenant Party or until Tenant’s Initial Work is completed or such other work which in good construction practices should not be completed until after Tenant’s Initial Work is completed); and
     (c) reasonably safe, lawful and reasonable access to and from the Premises shall be available to Tenant and all Persons claiming by, through or under Tenant.
          Substantial Completion of Owner’s Work (with respect to the entirety of each of the three portions of the Balance Space): The occurrence of all of the following with respect to that portion:
     (a) Owner’s Work has been completed substantially in accordance with Owner’s Plans and all applicable Requirements and Owner and Tenant shall have received a certificate from Owner’s Architect to that effect; it being agreed that Owner’s Work shall be deemed to have occurred, notwithstanding the fact that minor or insubstantial details of construction or mechanical adjustment remain to be performed with respect to Owner’s Work, the noncompletion of which shall not interfere (other than to a de minimis extent) with the performance of Tenant’s Initial Work using good construction scheduling practices or cannot be completed due to Tenant’s Initial Work;
     (b) if and to the extent applicable and not obtained as part of the Substantial Completion of Owner’s Initial Premises Work, all sign-offs and approvals from all applicable Governmental Authorities for Owner’s Work, and a temporary certificate of occupancy for the Building core and shell, have been obtained (except for such sign-offs and approvals or such temporary certificate of occupancy, which cannot be obtained as a result of any act or omission of Tenant or any Tenant Party or until Tenant’s Initial Work is completed or such other work which in good construction practices should not be completed until after Tenant’s Initial Work is completed).
          Substantially All of the Premises: Such portion of the Premises as, when so taken by a Taking (assuming the damage to the Premises caused by the Taking is repaired to the extent reasonably and commercially practicable under the circumstances), would leave a balance of the Premises that, due either to the area so taken or the location of the part so taken in relation to the part not so taken or the specific use of the portion of the Premises so taken and which cannot reasonably be relocated to any remaining portion of the Premises, would not, under economic conditions, zoning laws and building regulations then existing (a) provide legal and reasonable means of access to and from all remaining portions of the Premises, or (b) be a complete building, consisting of a self-contained architectural unit, capable of being economically and feasibly used for the use of the Building immediately prior to the Taking Date. In no event, however, shall Substantially All of the Premises be deemed Taken if less than thirty-five (35%) percent of the total rentable area of the Premises are taken (unless a portion of the Premises which is critical for the Premises to be capable of being economically and feasibly used for the use of the Building immediately prior to the Taking Date is Taken and cannot reasonably be relocated to any remaining portion of the Premises). If more than fifty (50%) percent of the total rentable area of the Building is taken and, in Tenant’s reasonable judgment, Tenant cannot conduct its operation in the Premises as a result thereof, Substantially All of the Premises shall be deemed taken. If there be any dispute as to whether or not “Substantially All of the Premises” has been taken, the dispute shall be resolved by General Arbitration.
          Subtenant: Any subtenant, operator, licensee, franchisee, concessionaire, or other occupant of the Premises or any portion thereof, and a Major Subtenant.
          Superior Lease: Any ground or underlying lease of the Land or the Building heretofore or hereafter made by Owner and all extensions and modifications thereof to any Person other than an Affiliate of Owner.
          Taking: The taking of the Premises or any portion thereof, for any public or quasi-public purpose by any Governmental Authority by the exercise of the right of condemnation or eminent domain or by agreement among Owner, Tenant and such Governmental Authority.
          Taking Date: The earlier of (a) the date on which actual possession of all or Substantially All of the Premises, or any part thereof, as the case may be, is acquired by any Person in connection with a Taking or (b) the date on which fee title to all or Substantially All of the Premises, or any part thereof, as the case may be, has vested in any Person pursuant to a taking.
          Tenant: Metropolitan Life Insurance Company or the then holder of the leasehold interest created by this Lease; provided, however, the originally named Tenant and any assignee of this Lease shall not be released from liability hereunder in the event of any assignment of this Lease.
          Tenant’s Allowance: [*****]
          Tenant Delay: Any delay caused in whole or in part by (or any Unavoidable Delay or any other delay which arises as a result of) (a) any act or omission of Tenant or any Tenant Party (but Tenant’s compliance with the time periods set forth in this Lease shall not be deemed a Tenant Delay), (b) any negligent or intentionally wrongful act or omission of Tenant or any Tenant Party, (c) any failure of Tenant or Tenant Party to comply with any provision of this Lease, (d) any injunction or other legal proceeding brought by an Agency or any third party in connection with Tenant’s Incentives, or (e) any injunction or other legal proceeding brought by Tenant in connection with this Lease (other than any General Arbitration or Construction Arbitration). In addition, Tenant Delay shall include any other Tenant Delay referred in this Lease, including, without limitation, Section 5.4.
          Tenant Party: (a) Any direct or indirect principal, partner, member, manager, officer, stockholder, director, employee, agent, representative or contractor of Tenant or of any principal, partner, member, manager, officer, stockholder, director, employee, agent, representative or contractor of any member, manager or partner of any partnership or limited liability company constituting Tenant, disclosed or undisclosed or (b) any Subtenant or any other party claiming by, through or under Tenant, or any principal, stockholder, partner, member, officer, director, employee, agent or contractor of any Subtenant or such other party.
          Tenant’s Architect [*****] or any other licensed architect or architectural firm selected by Tenant; provided, however, that with respect to any Tenant Work for which Owner’s approval is expressly required under this Lease, the selection of any architect or architectural firm with respect thereto other than HLW shall be subject to the prior approval of Owner, which approval shall not be unreasonably withheld. If Owner fails to respond to Tenant’s request for such approval within five (5) Business Days after receipt by Owner of notification to Owner of the identity of such licensed architect or architectural firm, Owner shall be deemed to have approved such selection by Tenant.
          Tenant’s De Minimis Work: Any Tenant’s Work for which plans and specifications are not required by any Requirement.
          Tenant’s Initial Work: Tenant’s Work to be performed by Tenant to prepare the Premises for Tenant’s initial occupancy.
          Tenant’s Plans: The completed final plans and specifications prepared by Tenant’s Architect and constituting a complete set of architectural and mechanical working drawings in connection with Tenant’s Initial Work.
          Tenant’s Property: All equipment, furniture, trade fixtures and other personal property of Tenant, now or hereafter at the Premises, or any portion thereof (but not any Base Building Equipment, Base Building Systems or Owner’s Work).
          Tenant’s Restricted Work: Any Tenant’s Work that shall (a) increase or decrease the size of the Building, (b) reduce the value of the Building, (c) affect Potential Common Areas, (d) connect the Premises to any other real property or (e) affect in any material manner (i) the structural elements or integrity of the Building, (ii) the Base Building Systems or

(iii) any portions of the Building, the replacement of which are Owner’s responsibility pursuant to this Lease, unless that Tenant’s Work is permitted by any express provision of this Lease.
          Tenant’s Work: Any alterations, installations, improvements, additions, repairs, replacements or other physical changes to the Premises, or any portion thereof, performed by Tenant or a Tenant Party, including, without limitation, Tenant’s Initial Work.
          Term: The period commencing on the Commencement Date and ending on the earlier of the Fixed Expiration Date or such earlier date upon which the Term may expire or be terminated pursuant to this Lease or pursuant to law.
          Title Matters: The matters set forth in Exhibit F to this Lease.
          Unavoidable Delays: (a) strikes, (b) labor disturbances, (c) governmental preemption in connection with a national emergency, (d) any action or inaction by any Agency or Governmental Authority, (e) any failure to obtain, or interruption of, services caused by the acts or inaction of any utility company, (f) war or other national, state or municipal emergency, (g) fire or other casualty not caused by the party in question, (h) acts of God or the elements including, without limitation, abnormally inclement weather for the season, (i) arbitration proceedings being conducted in accordance with the provisions of this Lease (except as otherwise provided with respect to Construction Arbitrator), or (j) any cause beyond a party’s reasonable control.
          Zoning Resolution: The Zoning Resolution of the City of New York (including, without limitation, the Special Long Island City District), effective as of the Commencement Date, as hereafter amended.

Exhibit B
Cellar Portion of Initial Premises

27th STREET
TRANCHE 1
[redacted]
BRIDGE PLAZA NORTH
Not Included in Building
28th STREET

Exhibit C

The Square Block

NORTH
PLAZA
BRIDGE
The Land, part 10
Part 10
Lot 19
Part 10
Lot 21
Part 10
The Expansion Land
Owner's Other Property
Owner's Other Property
OUT
STREET
AVENUE
EARL B. LOVELL - S.P. BELCHER, INC.

Exhibit D
Owner’s Plans

RIDER “B” W/ PRELIMINARY MET LIFE CHANGES
LIST OF DRAWINGS & SPECIFICATIONS
BRAUSE REALTY
LONG ISLAND CITY, NEW YORK
May 4, 2001
(8 pages)

DRAWING NO.	DESCRIPTION	DATE
—	Cover	—
A00-01	Location Map, Drawing Index, Project Information, Graphic Symbols	07/31/00
A00-02	Abbreviations & Notes	07/31/00
A00-04	Finish Schedule & Plumbing Accessory	12/15/00
A00-05.1	Door Schedule	08/25/00
A01-00	Basement Floor Demolition	04/24/01
A01-01	First Floor Demolition	04/24/01
A01-02.3	Second Floor Demolition	07/31/00
A01-03.3	Third Floor Demolition	07/31/00
A01-04.3	Fourth Floor Demolition	07/31/00
A01-05.3	Fifth Floor Demolition	07/31/00
A01-06.3	Sixth Floor Demolition	07/31/00
A01-R1	Roof Demolition	04/24/01
A02-00	Reference Floor Plans	07/31/00
* A02-B1-P	Enlarged Basement Floor Plan	05/04/01
* A02-B2-P	Enlarged Basement Floor Plan	05/04/01
A02-GD	Enlarged Ground Floor Plan	12/15/00
* A02-01A-P	Enlarged First Floor Plan	05/04/01
* A02-01B-P	Enlarged First Floor Plan	05/04/01
* A02-T1-P	Enlarged Typical (2nd — 6th) Floor Plan	05/04/01
* A02-T2-P	Enlarged Typical (2nd — 6th) Floor Plan	05/04/01
* A02-R1-P	Enlarged Roof Plan	05/04/01
A02-R2.1	Enlarged Roof Plan	07/31/00
A02-R3.2	Enlarged Roof Plan	08/25/00
A04-B1	Enlarged Basement Reflected Ceiling Plan	04/03/00
A04-B2	Enlarged Basement Reflected Ceiling Plan	04/03/01
* A04-GD-P	Enlarged Ground Floor Reflected Ceiling Plan	05/04/01
A04-01	Enlarged First Floor Reflected Ceiling Plan	04/03/00
A04-02	Enlarged 1st F1 Reflected Ceiling Plan	04/03/01
A04-T1	Enlarged Typical (2nd — 6th) Reflected Ceiling Plan	04/03/01
A04-T2.1	Enlarged Typical (2nd — 6th) Reflected Ceiling Plan	04/03/01
A05-01	Enlarged First Floor Finish Plan	12/15/00
A05-1B	First Floor Finish Plan	08/18/00
A08-01	Enlarged Bathroom Elevations and Plans	04/03/01
A09-01	41st Avenue & Bridge Plaza North Elevations/Enlarged Typical Elevation	07/31/00
A09-02	27th & 28th Street Elevations	07/31/00
A09-03	Enlarged Typical Window Elevation	07/31/00
A09-04	Mechanical Room Elevations	07/31/00
A10-01.1	Fire Stair A/B — Sections/Plans	08/25/00
A10-02	Fire Stair C — Sections/Plans	12/1500
A10-03	Passenger Elevators Sections/Plans	12/15/00
A10-04	Service Elevator Sections/Plans	07/31/00
A10-06	Awning Detail Sections/Plan	08/18/00
A11-01	Interior Elevations	12/15/00
A11-02	Interior Elevations	08/18/00
* These drawings include a preliminary issue of changes requested by Met Life/HLW.
They will not be implemented until Tishman determines cost and schedule impact.

RIDER “B”
LIST OF DRAWINGS & SPECIFICATIONS
BRAUSE REALTY
LONG ISLAND CITY, NEW YORK
May 4, 2001
ARCHITECTURAL — continued

DRAWING NO.	DESCRIPTION	DATE
A11-03	Interior Elevator Cab	08/18/00
A11-04	Plan, Elevations, Sections of Security Desk	03/09/01
A12-01.2	Partition Type	08/25/00
A12-02	Floor To Floor Transition Details	07/31/00
A12-03.1	Stair Details	08/25/00
A12-04	Passenger Elevator Details	07/31/00
A12-05	Ceiling Details	08/18/00
A12-06	Roof Details	07/31/00
A12-07	Door Head, Jamb and Sill Details	07/31/00
A12-08.1	Roof Details	08/25/00
A12-09	Feature Stair Details	12/15/00
R-01	Roof Plan	05/12/00
R-02	Roof Details	05/12/00
R-03	Roof Details	05/12/00

STRUCTURAL

S-1	General Notes	09/20/00
S-2A	Typical Demolition Plan	01/23/01
S-3A	Roof Demolition Plan	09/22/00
S-4	Typical Framing Plan	07/31/00
S-5A	Part Framing Plan	09/22/00
S-6	Part Framing Plan	04/10/01
S-7A	Roof Framing Plan	09/22/00
S-8	Typical Details & Sections	01/08/01
S-9	Sections	01/08/01
S-10	Mechanical Equipment Room, Elevator Machine Room, and Bulkhead Framing Plan	01/18/01
S-11	Mech. Equip. Rm. Elevator Mach. Rm. & Bulkhead Framing Plan	04/12/01
S-12	1st & Ground Floor Sections	04/12/01
S-13	28th Street Con Edison Vault Plan & Sections	03/13/01
S-14	Con Edison Vault Sections Details And General Notes	03/13/01

MECHANICAL

M-1	Schedule Sheet #2	04/23/01
M-2	Basement HVAC Plan South	04/23/01
M-3	Basement HVAC Plan North	04/23/01
M-4	1st Floor HVAC Plan South	04/23/01
M-5	1ST Floor HVAC Plan North	04/23/01
M-6	2nd Floor HVAC Plan South	04/23/01
M-7	2nd Floor HVAC Plan North	04/23/01
M-8	Typical Floor (3rd, 4th, 5th) HVAC Plan South	04/23/01
M-9	Typical Floor (3rd, 4th, 5th) HVAC Plan North	04/23/01
M-10	6th Floor HVAC Plan South	04/23/01
M-11	6th Floor HVAC Plan North	04/23/01
M-12	Roof HVAC Plan South	04/23/01

RIDER “B”
LIST OF DRAWINGS & SPECIFICATIONS
BRAUSE REALTY
LONG ISLAND CITY, NEW YORK

MECHANICAL — continued	May 4, 2001

DRAWING NO.	DESCRIPTION	DATE
M-13	Roof HVAC Plan North	04/23/01
M-14	Mechanical Room Sections Sheet #1	03/09/01
M-15	Air and Water Riser Diagram	04/23/01
M-16	Water Flow Diagram	03/09/01
M-17	Fuel Oil Flow Diagram	04/23/01
M-18	Detail Sheet #1	08/29/00
M-19	Detail Sheet #2	08/29/00
M-20	Detail Sheet #3	08/29/00
M-21	Schedule Sheet #1	04/23/01
M-22	Schedule Sheet #2	03/09/01
M-23	Schedule Sheet #3	03/09/01

ELECTRICAL

E-1	Basement — South Lighting & Power Plan	04/03/01
E-2	Basement — North Lighting & Power Plan	04/03/01
E-3	First Floor — South Lighting & Power Plan	04/03/01
E-4	First Floor — North Lighting & Power Plan	04/03/01
E-5	Typical Floor — South Lighting & Power Plan	04/03/01
E-6	Typical Floor — North Lighting & Power Plan	04/03/01
E-7	Roof — South Lighting & Power Plan	04/03/01
E-8	Roof — North Lighting & Power Plan	03/13/01
E-9	Light and Power Riser	04/05/01
E-10	Riser Diagrams	04/03/01

FIRE PROECTION

FP-001	Fire Protection Cover Sheet and Schedule	10/24/00
FP-100	Basement Floor Fire Protection Plan	03/09/01
FP-101	First Floor Fire Protection Plan	08/29/00
FP-102	2nd Floor Fire Protection Plan	03/09/01
FP-103	3rd to 5th Floor Fire Protection Plan	03/09/01
FP-104	6th Floor Fire Protection Plan	03/09/01
FP-105	Roof Fire Protection Plan	07/30/00
FP-200	Fire Protection Riser Diagram	07/30/00

PLUMBING

P-001	Plumbing Cover Sheet	04/23/01
P-100	Basement Floor Plumbing Plan	04/23/01
P-101	First Floor Plumbing Plan	04/23/01
P-102	2nd Floor Plumbing Plan	07/30/00
P-103	3rd to 5th Floor Plumbing Plan	03/09/01
P-104	6th Floor Plumbing Plan	03/09/01
P-105	Roof Plumbing Plan	07/30/00
P-106	Mechanical Room Plumbing Plan	07/30/00
P-107	Toilet Details	04/23/01
P-200	Sanitary & Water Riser Diagram	04/23/01
P-300	Plumbing Equipment Schedule	03/09/01

RIDER “B”
LIST OF DRAWINGS & SPECIFICATIONS
BRAUSE REALTY
LONG ISLAND CITY, NEW YORK
May 4, 2001

DRAWING NO.	DESCRIPTION	DATE
Civil
C-100	List of Drawings and Notes	01/17/01
C-101	Sidewalk Site/Grading Plan	01/17/01
C-102	Profiles	01/17/01

RIDER “B”
LIST OF DRAWINGS & SPECIFICATIONS
BRAUSE REALTY
LONG ISLAND CITY, NEW YORK
SPECIFICATIONS
April 19, 2001
DIVISION 0 — BIDDING AND CONTRACT DOCUMENTS

SPECIFICATION NO.	DESCRIPTION	DATE
00001	Title Page	8/18/00
00003	Table of Contents	8/18/00
00700	General Conditions (2)	7/31/00

DIVISION 1 — GENERAL REQUIREMENTS

01100	Summary (1) (2)	7/31/00
01030	Alternates, Allowances and Unit Prices (2)	7/31/00
01035	Modification Procedures (2)	7/31/00
01040	Attic Stock (2)	7/31/00
01041	Project Coordination (2)	7/31/00
01045	Cutting and Patching (2)	7/31/00
01050	Field Engineering (2)	7/31/00
01152	Applications for Payment (2)	7/31/00
01200	Project Meetings (2)	7/31/00
01315	Construction Schedules (2)	7/31/00
01370	Schedule of Values (2)	7/31/00
01400	Quality Control & Testing (2)	7/31/00
01410	Testing Laboratory Services (2)	7/31/00
01500	Temporary Facilities (2)	7/31/00
01540	Security (2)	7/31/00
01600	Materials and Equipment (2)	7/31/00
01620	Storage & Protection (2)	7/31/00
01630	Product options & Substitutions (2)	7/31/00
01700	Contract Closeout (2)	7/31/00
01710	Cleaning (2)	7/31/00
01720	Project Record Documents (2)	7/31/00
01730	Operating and Maintenance Data (2)	7/31/00
01732	Selective Demolition (2)	7/31/00
01740	Warranties and Bonds (2)	7/31/00

DIVISION 2 — SITEWORK

02200	Earth work	To Be Issued
02500	Concrete Paving (2)	7/31/00

DIVISION 3 — CONCRETE

03320	Lightweight Fill, Flashing Patching and Leveling Compound (2)	7/31/00

DIVISION 4 — MASONRY

04200	Unit Masonry (2)	7/31/00

RIDER “B”
LIST OF DRAWINGS & SPECIFICATIONS
BRAUSE REALTY
LONG ISLAND CITY, NEW YORK
April 19, 2001
DIVISION 5 — METALS

DRAWING NO.	DESCRIPTION	DATE
05400	Cold Formed Metal Framing	7/31/00
05500	Metal Fabrications	7/31/00
05510	Metal Pan Steel Stairs	7/31/00
05585	Metal and Glass Awning	8/18/00
05700	Ornamental Metal	8/18/00
05800	Convector Enclosures	7/31/00

DIVISION 6 — WOOD AND PLASTICS

06100	Rough Carpentry	7/31/00
06400	Architectural Woodwork	7/31/00

PROJECT MANUAL FOR ROOF REMOVAL AND REPLACEMENT (BY CONSULTANT)

01010	Summary of Work (2)	7/31/00
02020	Demolition (2)	7/31/00
06600	Carpentry (2)	7/31/00
07536	Modified Bituminous Roofing (2)	7/31/00
07620	Flashing and Sheet Metal (2)	7/31/00

DIVISION 7 — THERMAL AND MOISTURE PROTECTION

07100	Traffic Bearing Waterproof Finish (2)	7/31/00
07110	Capillary Waterproof for Elevator Pits	7/31/00
07200	Building Insulation (2)	7/31/00
07250	Sprayed Fireproofing (2)	7/31/00
07260	Intumescent Fireproofing (2)	7/31/00
07410	Metal Panel Siding (2)	7/31/00
07700	Roof Specialties and Accessories (2)	7/31/00
07900	Joint Sealants (2)	7/31/00

DIVISION 8 — DOORS AND WINDOWS

08110	Hollow Metal Doors and Frames (2)	7/31/00
08330	Rolling Steel Door (2)	7/31/00
08410	Entrances and Glazed Frames	7/31/00
08450	Tempered Glass Doors (2)	7/31/00
08470	Revolving Doors and Frames	7/31/00
08700	Finish Hardware (2)	7/31/00
08800	Glass and Glazing (2)	8/18/00

RIDER “B”
LIST OF DRAWINGS & SPECIFICATIONS
BRAUSE REALTY
LONG ISLAND CITY, NEW YORK
April 19, 2001
DIVISION 9 — FINISHES

DRAWING NO.	DESCRIPTION	DATE
09200	Portland Cement Plaster Stucco	7/31/00
09234	Marmorino Venetian Plaster	8/18/00
09250	Gypsum Board Systems	7/31/00
09300	Tile Work	8/18/00
09400	Monolithic Thinset Terrazzo	8/18/00
09510	Acoustical Ceilings	7/31/00
09630	Interior Stonework	8/18/00
09665	Sealed Concrete Topping Floor Finish	8/18/00
09680	Carpeting	8/18/00
09900	Painting and Finishing	8/18/00

DIVISION 10 — SPECIALTIES

10160	Toilet Partitions	7/31/00
10200	Louvers and Vents	7/31/00
10520	Fire Extinguishers and Cabinets	7/31/00
10800	Toilet Accessories	7/31/00

DIVISION 11 — EQUIPMENT

11160	Loading Dock Equipment	7/31/00
11900	Miscellaneous Equipment	6/30/00

DIVISION 14 — CONVEYING SYSTEMS

14200	Elevators General	7/31/00
14210	Traction Elevators	7/31/00
14250	Elevator Cars	7/31/00
14260	Hoistway Entrances	7/31/00
14275	Elevator Cab Finishes (2)	7/31/00
14420	Wheel Chair Lift	7/31/00

MECHANICAL AND ELECTRICAL

DIVISION 15 — MECHANICAL

15400	Plumbing Specifications	6/30/00
15600	HVAC	6/30/00
15700	Fire Protection	6/30/00
15950	Building Automation & Temperature Controls	6/30/00

RIDER “B”
LIST OF DRAWINGS & SPECIFICATIONS
BRAUSE REALTY
LONG ISLAND CITY, NEW YORK
April 19, 2001
DIVISION 16 — ELECTRICAL

DRAWING NO.	DESCRIPTION	DATE
16400	Electrical	6/30/00
16500	Lighting Fixtures (2)	6/30/00

HEATING, VENTILATING AND AIR
CONDITIONING PERFORMANCE CRITERIA
The air conditioning system shall be capable of providing inside conditions of not more than 75±2°F. dry bulb and 50% relative humidity provided the outside conditions are not more than 95°F. dry bulb and 75°F. wet bulb.
The system shall be capable of delivering not less than 0.2 cfm of fresh air per usable square foot, and of maintaining a minimum temperature of 70°F. dry bulb when the outside temperature is 0°F. dry bulb.
All of the foregoing performance criteria are based upon an occupancy of not more than one person per 100 square feet of usable floor area in the premises, and upon a combined lighting and standard electrical load not to exceed 5.0 watts per square foot of usable floor area in the premises and solar and transmission loads.
The air conditioning unit fan systems on each floor shall be capable of delivering supply air at a temperature not greater than 56°F. at the duct leaving the Mechanical Equipment Room wall at a static pressure of 1.0 inches water column.
Noise levels due to the local floor air conditioning unit shall not exceed NC-42 (with acoustic ceilings installed) when measured within 10 feet from the Mechanical Equipment Room wall.

ELEVATOR PERFORMANCE SPECIFICATIONS
A.	SYSTEM PERFORMANCE
1.	All Elevators
a.	Contract Speed: Within 1% under any loading conditions; 350 fpm.

b.	Leveling: Within 1/4 inch under all loading conditions.
2.	Passenger Elevators
a.	Floor-to-Floor Time: Measure from start of door closing at one floor to 3/4 open door, car level at the next floor; 9.0. seconds for typical floor height of 12 ft.

b.	Vertical Acceleration and Deceleration: Maximum 4 ft. per second squared. Maximum jerk; 8 ft. per second cubed.

c.	Horizontal Acceleration: Measure a full elevator trip in both directions by a PMT recording accelerometer. Limit peak acceleration in each plane to 18 milligees.
B.	DOOR PERFORMANCE
1.	All Elevators
a.	Door Opening: Doors to be 3/4 open when car is leveling with the floor.

b.	Door Opening Time: From start to open to fully open; passenger elevators, 1.5 seconds; service elevator, 3.0 seconds.

c.	Door Closing Time: From start to close to fully closed; passenger elevators, 2.5 seconds; service elevator, 5.3 seconds.

d.	Door Nudging Time: 25 seconds.

e.	Door Closing Pressure: 30 lbs. maximum.
End Specifications

Architecture, Design & Planning Worldwide Gensler
May 4, 2001
Mr. David Brause
Vice President
Brause Realty Inc.
52 Vanderbilt Avenue
New York, NY 10017

Re:	27-01 Bridge Plaza North Long Island City. N.Y.
Dear David:
As per your request the following items reflect revisions that need to be made to the construction documents, which are to be submitted by 5/18/01. We are proceeding with that work, using the most recent construction documents. The most recent dates are indicated for each of the documents for your reference. Please be advised all items below are in response and refer to the comments recently received from HLW on April 26th, and Advocate on May 2, 2001.
1.	Sheet # A00.04
a.	Plumbing Accessory Schedule
•	Flush-Metal Partition #35-Beige for floor mounted toilet partitions

•	III.W has agreed to use the floor mounted toilet partition as per Gensler’s specifications.
b.	Lighting Fixture Schedule (Base Building Design Standards — Lighting prepared by JB&B dated May 4, 2001)
•	Tishman to confirm the status of all orders to determine if the delivery dates will affect the project schedule.

•	The owner will install requested fixtures. Tishman must confirm the lighting order; it should not affect the project schedule. Verify all delivery dates.

•	Gensler will change approved fixture to Legion. Tishman to confirm ordering status and dates of delivery. MetLife to pay any incremental cost.

•	The F4 fixture is as specified and approved. The fixture requires (2) 26-watt lamps with 3000k as required for shallow conditions.

•	Approved fixture ‘F5’. Fixture to have while bold baffle.

•	Fixture F6 is not used.

•	HLW has agreed to change the F7 to a track light fixture to match the adjacent lighting. Lenses will be adjusted to accent the wall panels.
c.	Ceilings
•	CLG-3: Exposed ceiling with Benjamin Moore paint (P-l) AC-41

•	CLG-4: Armstrong Ceiling Tile with silhouette grid system 24"x 24" — MetLife to pay incremental cost.

Mr. David Brause	Gensler
Brause Realty, Inc.
May 4, 2001
Page 2
•	CLG-5: Ceilings Plus perforated aluminum panels w/1/4" round @ 1/2 straight centers/kryolite finish.
d.	Carpet
•	Patcraft: Flashback 02600-108 Color: Monterey Pop Location: Passenger Elevator Cab
e.	Ceramic Tiles
•	CT-2: Toilet Room Walls Color: A-02 Dark Aspen/Unglazed (2" x 2")

•	CT-3: Toilet Room Floors and Base Color: A-27 Sand/Unglazed (2" x 2")
f.	Glass
•	Manufacturer: Visions

•	Style #VP40.7.1

•	Metal M-3 is not used
g.	Paint
•	P-1: Benjamin Moore — Color: AC-41 Acadia White/Finish: Eggshell Location: Lobby

•	P-2: Benjamin Moore — Color: 2143-60 Moonlight White/Finish: Semi-Gloss Location: Doors and Frames for Restrooms

•	P-3: Benjamin Moore — Color: AC-2 Berkshire Beige/Baked Enamel Location: Elevator Doors and Frames (Elevator Lobby)

•	P-4: Scuffmaster No: G2157174 Location: Elevator Lobby Ceiling in ground floor lobby

•	P-5: Not Used

•	P-6: Amian Group/Color: Montavano K-1765 Location: East wall of lobby has been approved by HLW
h.	Stone
•	ST-1: Contact: Stone Source - Pewter Location: Rear wall of lobby has been approved by HLW

•	ST-2: Marble/Color: Bottocino Classico/ Finish: Polished Location: Restroom Countertops has been approved by HLW

•	ST-3: Not used

•	ST-4: Granite/Contact: Stone Source has been approved by HLW
i.	Terrazzo
•	TR-1: Contact: D. Magnan & Co/#6293-E Location: Lobby floor

•	TR-2: Contact: D. Magnan & Co/#4625-E Location: Lobby border

Mr. David Brause	Gensler
Brause Realty, Inc.
May 4, 2001
Page 3
j.	Plastic Laminate
•	PL-1: Manufacturer: Abet Laminati/ Campione Gratuito #1087/ Finish: Fiber Location: Elevator Wall Panels

•	PL-2: Manufacturer: Nevamar/ Wrought Iron #S-6-54T/ Finish: Textured Location: Elevator Wall Panel Reveals

•	PL-3: Manufacturer: Nevamar/ Wild Oats Matrix #6-6-ST/ Finish: Putty Textured Location: Elevator Cab Ceiling

•	PL-4: Manufacturer: Nevamar/ Ochre Tempera/ Finish: Textured TM-2-1T Location: Desk Laminate

•	PL-5: Manufacturer: Wilsonart/ Satin brush aluminum steel #6277 Location: Front and sides

•	PL-6 Handicap accessible panel. Color to match stone counter
2. Sheet A00-05.1
a.	Door Schedule
•	“MP”- Metal Paint, “SS”- Stainless Steel, “AL”- Aluminum

•	Hardware sets 1,2,3, & 8 have been changed to MetLife standard lockset Corbin Russwin MI 2000 Series with Lever LSA- Tishman to confirm ordering status and cost.
3. Sheet # A0-01 — First Floor Demolition
•	Column A1.1 will remain throughout building as per structural drawings.
4. Sheet # A02-B1 — Enlarged Cellar Plan
•	There will be two locations of fully recessed “ELKAY” drinking fountains in the basement.

•	HLW has requested there shall be no steel framing for the proposed Southeast Lobby, provided on the Cellar level. MetLife has agreed to build a slab level with the existing first floor to increase ceiling height in the basement at their expense.

•	The ceiling clearance beneath loading dock area is restricted to 7'-4" from basement slab to underside of steel fireproofing.
5. Sheet # A02-B2 — Enlarged Cellar Plan
•	Fiber POE Room B-29 and AC Switchgear Room B-31A are removed.
6. Sheet A02-GD — Enlarged Ground Floor Plan
•	HLW and Gensler to mutually agree on the location of the security desk in the northwest corner of the lobby. HLW to review Gensler’s security desk details.

•	The updated Ground Floor plan coordinates with the security desk on sheet 11-04.

•	Ground floor elevation is at -7'-6"

Mr. David Brause	Gensler
Brause Realty, Inc.
May 4, 2001
Page 4
•	Room 102 is the lower existing lobby on the south/west corner and Room 143 is the proposed lobby on the south/east corner off Bridge Plaza. They will both be removed from the drawings as per HLW request.

•	The final lobby proposal is to remove the light box along the cast wall, which HLW has agreed upon. Alternate light design by JB&B of west wall subject to HLW approval.

•	MetLife has agreed to provide the new slab in the areas between columns AA0 to B1 and 10 to K1.

•	MetLife has agreed to use the Gensler’s specified wallcovering along the entire elevator lobby. Owner to specify artwork along north elevator lobby wall and subject to approval by Metlife.
7. Sheet A02-01A — Enlarged First Floor
•	The only proposed access is along Bridge Plaza North into the Main Lobby.

•	Owner will be providing doors as per HLW’s sketch along the egress corridor 142 and owner will reconfigure Garbage Room 137 as per HLW’s sketch with two sets of double doors from the Garbage Room and an additional set of doors leading into the Loading Dock. Tishman to confirm schedule and cost.

•	There will be a 5" concrete pad at column 4D above elevation 0"-0"

•	Corridor 124 and 113 will not be provided.

•	MetLife has requested that owner shall install new curtain walls in retail spaces on the corners along 27th and Bridge Plaza North and 28th and Bridge Plaza North, all at tenant’s expense. Tishman to confirm cost and scheduling implications to indicated areas. Owner agrees to use commercially reasonable efforts to complete the exterior work as soon as reasonably practicable.
8. Sheet A02-01B — Enlarged First Floor
•	No egress doors are currently provided along 28th St. MetLife has requested that owner shall install new curtain walls (including one double door) and ramp to coordinate with tenants requested change at proposed Cafeteria, all at tenant’s expense. Tishman to confirm cost and scheduling implications. Owner agrees to use commercially reasonable efforts to complete the exterior work as soon as reasonably practicable.

•	Corridor 131 will be removed.
9. Sheet A02-T1 — Enlarged Typical Floor
•	New purge shafts will be provided as shown on the attached floor plans.

•	The core wall between columns G4 & G5 will align with the bathroom walls.
10. Sheet # A02-T2 — Enlarged Typical Floor
•	HLW has agreed on the three locations of fully recessed drinking fountains as shown on the attached floor plans. Two of the drinking fountain shall be double handicap accessible.

•	Remove Key Note 1.

Mr. David Brause	Gensler
Brause Realty, Inc.
May 4, 2001
Page 5
11. Sheet # A04-GD — Ground Floor Ceiling
•	Plan has been revised to current configuration of elevator lobby
12. Sheet # A04-01 — Ground Floor Ceiling
•	Plan has been revised to current configuration of elevator lobby
13. Sheet # A04-02 — Plan
•	Corridor 105, Corridor 115, Corridor 125 has been removed

•	F4A fixtures were wall washers along Corridor 107 which was removed from Gensler’s scope of work. HLW is to coordinate with their engineer and specify the Osram Sylvania fixtures requested.

•	The fluorescent uplight at the top on the aluminum wall panel is Legion: 1520-2T8-XEBO/DIM (See attached specifications)

•	The indirect florescent light fixture above the ceiling shall be used as emergency lighting as per JB&B’s approval.
14. Sheet # A05-01 — Ground Floor Finish Plan
•	Plan has been revised to current finish schedule to be submitted on May 18, 2001.

•	The lower ground floor Elevator Lobby 106 was renamed to Elevator Lobby G06. The proposed wall for room G06 is Maharam/394001 Whirlwind/007 Granitine to match adjacent elevator walls has been approved by HLW.

•	The finishes for Elevator Lobby 106 will be in HLW’s scope of work.

•	Key Note 1 has been removed, Note 2 will be revised as per HLW’s paint specification (still pending), Note 3 will be revised as per Gensler’s specification, Note 4 has been revised to baked enamel #35.
15. Sheet # A08-01 — Enlarged Bathroom
•	American Olean ceramic tile A-27 Sand unglazed is specified for the Elevations & Plans floor finish.

•	Counter material is specified as a polished marble Bottocino Classico

•	Sketch CSK-22A will be provided on the detail sheet.
16. Sheet # A09-01 — 41st Ave. & Bridge
•	Will comply to window types ‘L’ and ‘N’ with no egress door provided.

•	Elevations: Gensler to design curtain wall system on retail spaces along the corners of 27th and Bridge Plaza North and 28th and Bridge Plaza North to match adjacent cast iron spandrel at Metlife expense. Owner agrees to use commercially reasonable efforts to complete the exterior work as soon as reasonably practicable.
17. Sheet # A09-02 — 27th & 28th Street
•	Gensler to design curtain wall system to match adjacent cast iron spandrel Elevations

Mr. David Brause	Gensler
Brause Realty, Inc.
May 4, 2001
Page 6
•	At Metlife expense, Owner agrees to use commercially reasonable efforts to complete the exterior work as soon as reasonably practicable.

•	Note 6 to remain. New proposed windows shall match existing bronze 5 bay window system along 27th Street.
18. Sheet # A10-02 — Fire Stair C
•	Section #7 of Stair ‘C’ will be updated to reflect the 5" high concrete pad on the first floor.
19. Sheet #A11-01 — Interior Elevations
•	Metal wall panels will be changed from M-3 to M-1. All interior elevations has been revised, see updated drawings.
20. Sheet # A11-02 Interior Elevations
•	All corridors will be eliminated from Gensler’s construction documents and be in HLW’s scope of work.
21. Sheet #A11-03 — Interior Elevator Cabs
•	All interior elevations and finishes have been revised and approved by owner and HLW.
22. Sheet # A11- 04 — Security Desk
•	Lobby and security desk drawings will reflect updated changes as per drawing A02-GD-P dated 5/4/01, subject to HLW’s review and approval
23. Sheet # A12-03.1 — Stair Details
•	All details have been updates as per NYC code requirements.

•	Details #8 has been omitted as per new lobby design.
24. Sheet #A 12-04 — Passenger Elev. Details
•	Passenger Elevator doors shall be baked enamel Beige # 35 as per the updated drawings.
25. Sheet # A12-05 — Passenger Elev. Details
•	All details will be updated as per Ceiling Plus specifications in lobby area.

•	Omit details #10 and #11 all details shall be updated as per revised ceiling plans.
26. Sheet # A12-09 — Details
•	Detail 01 has been revised and will reflect on the next set of construction documents. Details 02, 04,05 have been removed.

•	Metal panel walls will be Kryolite Aluminum.

Mr. David Brause	Gensler
Brause Realty, Inc.
May 4, 2001
Page 7
If you have any questions, please call.
Sincerely,

/s/ Jacob Bousso, AIA Jacob Bousso, AIA
Senior Associate
cc:      Gensler Project Team

Exhibit E
Not Used

Exhibit F
Title Matters
None

Exhibit G
Owner’s Work Schedule
1. Refurbishment of all core bathrooms servicing the Premises in accordance with Owner’s Plans and in compliance with all Requirements (including the provisions of the Americans with Disabilities Act of 1992), including new fixtures, tiling, mirrors, hardware, partitions, ceiling, lighting and equipment. Tenant has approved the finishes for the bathrooms based on the plans and finishes provided to Tenant to date.
     Initial Premises: August 1, 2001 (except with respect to the cellar bathrooms which shall be substantially completed by August 15, 2001)
     Balance Space: August 1, 2001
2. Installation of complete vertical sprinkler infrastructure, including combination standpipe/sprinkler risers, pumps and valve connections at the core on each floor of the Premises (as shown on Owner’s Plans) which is ready for Tenant main sprinkler loop, branch piping and sprinkler head installation.
     Initial Premises: June 1, 2001
     Balance Space: June 1, 2001 (Owner will provide temporary sprinkler loops between 2 firestairs and the elevator lobby on each floor in the Balance Space if Tenant’s sprinklers are not in place by the date Tenant is prepared to file a temporary certificate of occupancy for the Initial Premises.) In connection therewith (and subject to Section 5.7 hereof), Landlord shall, at Tenant’s expense, hire a fire watch.
Notwithstanding the foregoing, the sprinkler system will not be operational until August 15, 2001.
3. Fireproofing of any exposed structural steel currently in place or installed by Owner.
     Initial Premises: July 1, 2001
     Balance Space: September 1, 2001
     Any steel which is subsequently installed will be fireproofed within 2 weeks thereof.
4. Demolition of all existing improvements from slab to slab in accordance with Owner’s Plans (including leveling any portions of the floors where turntable pits are located and preparing these areas to receive new floor finishes), demolition and removal of the existing service elevator, all radiators, and all horizontal and vertical piping, including associated risers and

Cellar Plan for Exhibit G

27th STREET
TOTAL GROSS AREA [redacted]
Con Ed Area
BRIDGE PLAZA NORTH
Cellar Loading Dock Area
Not Included in Building
1,800 SF
Cellar Ramp (28th st)
194 SF
Con Ed Area
28th STREET

Exhibit H
Construction Arbitration Arbitrators
Vince Vetrano
Sal Italiano
Gerry Carty Taylor
Strubinger

*	All can be reached through the American Arbitration Association

Exhibit I
Multi-tenant Lease Provisions
1. Real Estate Taxes. Tenant shall pay to Owner Tenant’s proportionate share of all Real Estate Taxes in excess of Real Estate Taxes for a base year (which shall be the first calendar year of the renewal term). Owner, not Tenant, shall have the first right to contest Real Estate Taxes.
2. Taking. Tenant shall not share in any award and the other Taking provisions shall be modified to take into account that Tenant is not the tenant of the entire Building.
3. Services. Owner shall be responsible for and control Building security, the elevators, the common areas and any other services typically provided by owners of similar buildings in Long Island City, New York (but not cleaning, electric or other separately metered services). Tenant shall reimburse Owner for Tenant’s proportionate share of the costs incurred by Owner in connection therewith, including a reasonable management fee in excess of costs incurred by Owner during a base year (which shall be the first calendar year of the renewal term).
4. Access. Owner shall have the right to (a) place (and have access to) concealed ducts, pipes, and conduits through the Premises and (b) alter the Building, and change the arrangement or location of entrances, corridors, doorways, elevators, stairs, toilets, or other public portions of the Building.
5. Miscellaneous. Other provisions normally found in leases in multi-tenanted buildings, not inconsistent with this Lease.
6. Arbitration. Any dispute with respect to this Exhibit shall be resolved by General Arbitration.

Rev. #2 Dated 4/26/01
Exhibit J
Tenants Initial Work Contractors and Subcontractors
METLIFE-Project Autumn
Bridge Plaza Tech Centre
Floors 2nd thru 6th
Long Island City, N.Y.

REF: E\ PROJECTS\ CGC\012431\ BID PACKAGE \ BIDLIST	TENANT FIT-OUT
GENERAL CONSTRUCTION PACKAGE

SUBCONTRACTOR BID LIST

02220 — DEMOLITION	09300 — CERAMIC / STONE

CASALINO (WMBE)	ERATH
FORTUNE	JANTILE
GENERAL	PORT MORRIS
PATRIOT	MARCELLO
LIBERTY

03300/04200 — CONCRETE / MASONRY	09680 — FLOORING (INSTALLATION ONLY)

EUROTECH (WMBE)	RESOURCE
COMMODORE	SHERLAND & FARRINGTON
CIROCCO OZZIMO	SOUNDTONE
INTEGRITY FLOORING

05100 — STEEL	09840 — FABRIC PANELS

BURGESS	DFB
EMPIRE	REGIONAL WALL
KOENIG	STRECTHWALL
UNITED IRON	MODERNFOLD
ADF

06400 — MILLWORK	09900 — PAINTING

NORDIC	ANTOVEL
NJ MICA	COSMOPOLITAN
NJS	HUDSON SHATZ
GALE (WMBE)	L & L PAINTING
EMCO	MID-MANHATTAN
SOMMERVILLE (WMBE)	ENVIROCHROME
MORSTAR (WMBE)
PRESTIGE (WMBE)

07110 — ROOFING	10270 — ACCESS FLOORING

U.S.G	ARI
EAGLE-ONE	HI-TECH
NATIONAL	RAISED COMPUTER
NY YORK ROOFING

08100/08700 — HM / HARDWARE	10615 — DEMOUNTABLE PARTITIONS

ACME	ACME WALLS
AAA	Kl
DCI METRO	CLESTRA HAUSERMANN
WEINSTEIN
Metlife LIC - Project Autumn // Subcontractor Bid List // Page 1

Rev. #2 Dated 4/26/01
METLIFE-Project Autumn
Bridge Plaza Tech Centre
Floors 2nd thru 6th
Long Island City, N.Y.

REF: E \ PROJECTS \ CGC \ 012431 \ BID PACKAGE \ BIDLIST	TENANT FIT-OUT
GENERAL CONSTRUCTION PACKAGE

SUBCONTRACTOR BID LIST

08400 — ARCH’L METAL/GLASS	10000 — SPECIALTIES

A-VAL	GRINGER
JONATHAN GLASS	JENTEEN (WMBE)
JDG	RAVEN
MELTO	ROYAL ROSE
COORDINTATED METAL

08500 — WINDOWS	10400 — SIGNAGE

AIRMASTER	COUNTY NEON
EAGLE MASTER SIGN
GDS
PRECISION SIGNS

09250/09500 — DRYWALL / ACOUSTIC	12490 — WINDOW TREATMENT

CORD US INTERIORS	DFB
COMMODORE	INTERNATIONAL
EUROTECH (WMBE)	LVC
ESS/VEE	CITY VIEW
GLENN	SOLAR WINDOW TINT
JACOBSON
S&H
TECHNO

15100 — PLUMBING	14200/14300 — ELEVATOR/ESCALATOR

ASHLAND	DOVER
BRESLAW	SCHINDLER
LAB	KONE
PACE	OTIS
PAR	GARDEN CITY

15300 — SPRINKLER	16100 — ELECTRICAL

ABCO	C&D EGG (WMBE)
BELROSE	KLEINKNECHT GMA (WMBE)
NATIONAL	UNITY
SIRINA (WMBE)	PEM
TRIANGLE	P.E. STONE
R.B. SAMUELS
FOREST
Metlife LIC - Project Autumn // Subcontractor Bid List // Page 2

Rev. #2 Dated 4/26/01
METLIFE-Project Autumn
Bridge Plaza Tech Centre
Floors 2nd thru 6th
Long Island City, N.Y.

REF: E \ PROJECTS\ CGC \ 01243\ BID PACKAGE \ BIDLIST	TENANT FIT-OUT
GENERAL CONSTRUCTION PACKAGE

SUBCONTRACTOR BID LIST

15700 — HVAC	16260 — UPS/PDU

BP AIR	DATA TEC — POWERWARE
PENGUIN	NJ STILLWELL HANSON — (LIEBERT)
PJ	MGE
SOUND
REACT
HARBOUR

15800 — SHEETMETAL	16500 — LIGHT FIXTURES

AABCO HERITAGE	JDC
CONTRACTORS	SHELTON
OMC	R/L
SPEED

15500 — EQUIPMENT(COMPUTER AC-UNITS)	01546 — EXTERIOR HOIST

GILBAR — (DATA AIR)	ATLANTIC
NJ STILLWELL HANSON — (LIEBERT)	REGIONAL
MW EQUIPMENT — (AIRFLOW)	UNITED HOISTING

16700 -TELECOM/DATA

IP BLUE
ADCOM
FOREST DATA COM
LINEAR
Metlife LIC - Project Autumn // Subcontractor Bid List // Page 3

Exhibit K
Land For Parking

10 L-B. 416 (QUEENS)

27th
STREET
28th
STREET
41st
AVENUE
NORTH
BRIDGE
PLAZA
OUT
OUT
EARL B. LOVELL - S.P. BELCHER, INC.

Exhibit L — Mortgage

Subordination, Nondisturbance and Attornment Agreement

                    Lender
Metropolitan Life Insurance Company
                     Tenant
and
Brause Plaza LLC
                     Owner

Section:	3
Block:	416
Lot:	[part of] 10
City:	New York
County:	Queens
State:	New York
Premises:	27-01 Bridge Plaza North
Long Island City, New York 11101

Date:	, 2001

Record and return by mail to:
Kronish, Lieb, Weiner & Hellman LLP
1114 Avenue of the Americas
New York, New York 10036-7798
Attention: Mark Lipschutz, Esq.

Subordination, Nondisturbance and Attornment Agreement
     This Subordination, Nondisturbance and Attornment Agreement dated                     , 2001 among                                         , a                                         (“Lender”), Metropolitan Life Insurance Company, a New York corporation (“Tenant”), and Brause Plaza LLC, a New York limited liability company (“Owner”).
Recitals
     A. Owner is the owner of the property commonly known as 27-01 Bridge Plaza North, Long Island City, New York, more particularly described in Exhibit A attached to this Agreement (the “Property”).
     B. Lender has agreed to make a loan to Owner in the principal amount of $                                        (the “Loan”), to be evidenced by a promissory note (the “Note”) and secured by a first priority mortgage on the Property (the “Mortgage”). Owner’s interest in the Lease shall be assigned to Lender as additional security for the Loan. The Note, the Mortgage, and all other documents and instruments that evidence or secure the Loan, and all amendments, supplements, renewals, replacements, consolidations, extensions and advances or readvances shall be collectively referred in this Agreement as the “Loan Documents”.
     C. Owner and Tenant entered into a lease dated                                         , 2001 (the “Lease”), under which Owner leased to Tenant [a portion of] the Property (the “Premises”).
     D. Tenant desires that Tenant’s possession of the Premises under the Lease not be disturbed if Lender exercises Lender’s rights under the Loan Documents. Lender is willing to agree, subject to and upon the provisions of this Agreement.
     Accordingly, in consideration of the mutual agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Lender to make the Loan, Lender, Owner and Tenant agree as follows:
     1. Subordination. (a) The Loan Documents shall be and remain at all times a lien on the Property prior to the Lease, the leasehold estate created by the Lease, and all rights of Tenant under the Lease. The Lease, the leasehold estate created by the Lease and all rights of Tenant under the Lease, including, without limitation, any purchase options, rights of first refusal, and rights of first offer, shall be and remain at all times subject and subordinate to the Loan Documents, except that any insurance proceeds or condemnation awards shall be applied as provided in the Lease.

          (b) In making disbursements under the Loan Documents, Lender has no obligation or duty to, nor has Lender represented that it shall, see to the application of such proceeds by the person or persons to whom they are disbursed by Lender, and any application or use of such proceeds for purposes other than those provided for in the Loan Documents shall not defeat the subordination made in this Agreement, in whole or in part.
     2. Nondisturbance. So long as Tenant is not in default under the Lease (beyond any period given Tenant by the Lease to cure such default) or under this Agreement:
          (a) Tenant shall not be named or joined in any foreclosure, sale or other proceeding to enforce the Loan Documents unless the joinder is required by law in order to perfect such foreclosure, sale or other proceeding.
          (b) The enforcement of the Loan Documents shall not terminate the Lease or disturb Tenant in the possession and use of the Premises.
          (c) The leasehold estate granted by the Lease shall not be affected in any manner by any transfer of Owner’s interest in the Property by foreclosure, sale or other action or proceeding for the enforcement of the Loan Documents or by deed in lieu thereof (a “Transfer”) or by any other proceeding instituted or action taken under or in connection with the Loan Documents, or by Lender’s taking possession of the Property or the Premises in accordance with any provision of the Loan Documents.
     3. Attornment. If any Transfer occurs, Tenant does hereby attorn to any transferee, including Lender, of the interest of Owner as a result of any Transfer, and its successors and assigns (collectively, “Successor”), as the landlord under the Lease, and Tenant shall be bound to Successor under all of the terms, covenants, conditions and provisions of the Lease for the balance of the Lease term, all with the same force and effect as if Successor had been the original owner under the Lease. This attornment shall be effective and self-operative without the execution of any further instruments upon Successor’s succeeding to the interest of the owner under the Lease. Notwithstanding the foregoing, Successor shall not be:
          (a) Liable for any act, omission or default of any prior owner (including the then defaulting Owner) unless such act, omission or default continues as a default under the Lease after Tenant’s attornment, but in no event shall there be any liability to complete Owner’s Work or Owner’s Addition Work, although Tenant shall have Tenant’s other rights and remedies with respect to the failure of Owner to complete Owner’s Work or Owner’s Addition Work.
          (b) Liable for any damage or other relief attributable to any breach of any representation or warranty contained in the Lease by Owner or any prior owner under the Lease;
          (c) Subject to any offsets or defenses which Tenant might have against Owner or any prior owner (except as expressly provided in the Lease):

          (d) Bound by any prepayment of rent or additional rent which Tenant might have paid for more than the current month to Owner or any prior landlord;
          (e) Bound by any amendment of the Lease or by any waiver or forbearance on the part of Owner or any prior owner made or given without the written consent of Lender,
          (f) Bound to make any payment to Tenant or to perform any construction requirements under in the Lease (but if (i) the allowances expressly provided in the Lease shall not be paid to Tenant or (ii) Tenant shall exercise Tenant’s rights to undertake such construction, Tenant shall have the right of offset expressly provided in the Lease); or
          (g) Liable to Tenant in any event for any cause whatsoever for damages or claims in excess of Successor’s interest in the Property, it being expressly agreed that Successor’s liability under the Lease shall be nonrecourse and that Tenant’s sole remedy in the event it obtains a judgment against Successor for its default under the Lease shall be to foreclose such judgment against Successor’s interest in the Property and not to proceed against any other assets of Successor.
     4. Default by Owner. (a) If Owner shall default under the Loan Documents, Owner directs Tenant to, and Tenant agrees to, recognize the assignment of rents made by Owner to Lender in the Loan Documents, and to pay to Lender as assignee all rents due under the Lease, commencing upon Tenant’s receipt of written notice from Lender that Owner is in default under the Loan Documents. Owner hereby authorizes Tenant to accept that direction from Lender and waives all claims against Tenant for any sums so paid at Lender’s direction. Such payments of rent by Tenant to Lender by reason of that assignment and of Owner’s default shall continue until the first to occur of the following:
               (i) No further rent is due or payable under the Lease;
               (ii) Lender gives Tenant notice that the default of Owner under the Loan Documents has been cured and instructs Tenant that the rents shall thereafter be payable to Owner; or
               (iii) A Transfer occurs and Successor gives Tenant notice of the Transfer. The Successor shall thereupon succeed to the interest of Owner as owner under the Lease, after which time the rents and other benefits of Owner under the Lease shall be payable to Successor.
          (b) If Owner shall default under the Loan Documents, Lender shall deliver to Tenant, in the manner set forth in this Agreement, simultaneously with the delivery to Owner, a copy of any notice of that default which Lender is required to give to Owner under the Loan Documents. Tenant shall have the same period of time (that is, Owner’s time period and Tenant’s time period shall run concurrently) as Owner has under the Loan Documents to cure the default (but Tenant shall have no obligation to cure the default) and Lender shall accept Tenant’s cure.
     5. Limitation on Lender’s Performance. Nothing in this Agreement shall be deemed or construed to be an agreement by Lender to perform any obligation of Owner as owner under the Lease unless and until Lender obtains title to the Property as Successor or obtains possession of the Property under the terms of the Loan Documents.
     6. Notices of Default. Tenant shall give Lender, concurrently with giving any notice to Owner, a copy of any notice given by Tenant to Owner under the Lease, in the manner set forth below, and no such notice given by Tenant to Owner which is not concurrently given to Lender shall be valid or effective against Lender for any purpose.
     7. Lender’s Right to Cure. Tenant shall not exercise any right granted Tenant under the Lease, or which it might otherwise have under applicable law, to terminate the Lease because of a default of Owner under the Lease or the occurrence of any other event, without first giving Lender prior written notice of its intent to terminate, which notice shall include a statement of the default or event on which such intent to terminate is based. Thereafter, Tenant shall take no action to terminate the Lease if Lender: (a) within 30 days following the end of the period to which Owner is entitled to cure the default cures such default or event if the same can be cured by the payment of money; or (b) diligently commences action to obtain possession of the Premises (including possession by receiver) and to cure such default or event in the case of a default or event which cannot be cured by Lender without Lender having obtained possession. Nothing in this Agreement shall, however, be construed as a promise or undertaking by Lender to cure any default on the part of Owner under the Lease.
     8. Right to Enter. For the purpose of facilitating Lender’s rights hereunder, Lender shall have, and for such purpose is hereby granted by Tenant and Owner, the right to enter upon the Property (including, without limitation, the Premises) for the purpose of effecting any cure provided for herein.
     9. Tenant’s Covenants. Tenant shall not (without Lender’s prior written consent):
               (a) Pay any rent or additional rent more than one month in advance to any owner under the Lease (including Owner); or
               (b) Terminate or surrender the Lease, except as expressly provided in the Lease (subject, however, to the provisions of this Agreement); or
               (c) Enter into any amendment or other agreement relating to the Lease.

     10. Tenant’s Waiver of Option Rights. In the event of a Transfer, Tenant specifically waives any right, whether granted in the Lease or otherwise, to exercise any option which remains unexercised at the time of the Transfer, to:
          (a) Purchase any interest in Successor; or
          (b) Expand the Premises.
     11. No Merger. Owner, Tenant and Lender agree that unless Lender otherwise consents in writing, Owner’s estate in and to the Property and the leasehold estate created by the Lease shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Owner or in Tenant or in any third party by purchase, assignment or otherwise.
     12. Notice of Mortgage. If the Lease entitles Tenant to notice of any mortgage, this Agreement shall constitute such notice to Tenant with respect to the Loan Documents. Lender shall be deemed a Senior Interest Holder and an Institutional Lender for purposes of the Lease.
     13. Notices. All notices under this Agreement shall be in writing and shall be given by personal delivery, overnight receipted courier, or by registered or certified United States mail, postage prepaid, sent to the party at its address appearing below. Notices shall be effective upon receipt or when proper delivery is refused. Addresses for notices may be changed by any party by notice to all other parties given in accordance with this Section.

To Lender:

With a copy to:

To Owner:	Brause Realty Inc.
52 Vanderbilt Avenue
New York, New York 10017-3888

With a copy to:	Morgan, Lewis & Bockius LLP
101 Park Avenue
New York. New York 10178-0060
Attention: Mitchell N. Baron, Esq.

To Tenant:	Metropolitan Life Insurance Company
One Madison Avenue
New York, New York 10010
Attention: Vice President, Facilities and Services

With a copy to:	Tenant, Attention: Law Department Chief Counsel, REI
and
Kronish, Lieb, Weiner & Hellman LLP
1114 Avenue of the Americas
New York, NY 10036-7798
Attention: Mark Lipschutz, Esq.
     14. No Further Subordination. Except in connection with a transfer of Owner’s interest in the Premises to, and the leasing-back of the Premises by Owner from, an Agency (as defined in the Lease) in connection with Incentives (as defined in the Lease), Owner and Tenant agree with Lender that there shall be no further subordination of the interest of Tenant under the Lease to any lender or to any other party without first obtaining the prior written consent of Lender, which consent Lender may withhold, grant or condition in its sole discretion. Any attempt to effect a further subordination of Tenant’s interest under the Lease without first obtaining the prior written consent of Lender shall be null and void.
     15. Integration. This Agreement integrates all of the terms and conditions of the parties’ agreement regarding the subordination of the Lease, the leasehold estate created by the Lease, and all rights of Tenant under the Lease, to the lien of the Loan Documents. This Agreement supersedes and cancels all oral negotiations and prior and other writings other than the Lease with respect to such subordination. If there is any conflict between the terms, covenants, conditions and provisions of this Agreement and those of the Lease, the terms, covenants, conditions and provisions of this Agreement shall prevail. This Agreement may not be modified orally or in any other manner than by an agreement in writing signed by the parties hereto or their respective successors in interest. Upon full payment of the Loan, Lender shall execute and deliver to Tenant upon request a release of this instrument (in recordable form, if this Agreement has been recorded).
     16. Attorney’s Fees. If any lawsuit or arbitration is commenced which arises out of or relates to this Agreement, the prevailing party shall be entitled to recover from each other party such sums as the court or arbitrator may adjudge to be reasonable attorneys’ fees in the lawsuit or arbitration, including the allocated costs for services of in-house counsel, in addition to costs and expenses otherwise allowed by law.
     17. Governing Law. This Agreement shall be governed by the law of the State of New York, without regard to the choice of law rules of that State.

     18. Binding Effect. This Agreement shall insure to the benefit of and be binding upon the parties hereto, and their respective successors and assigns.
     IN WITNESS WHEREOF, Owner, Tenant and Lender have caused this Agreement to be duly executed as of the date set forth above.

Lender

By:

Print Name:
Title:

Tenant

Metropolitan Life Insurance Company

By:

Print Name:
Title:

Owner

Brause Plaza LLC

By:

Print Name:	Louis Brause
Title:	Member
[ADD NOTARIAL ACKNOWLEDGMENTS]

Exhibit A

Exhibit L — Superior Lease

Subordination, Nondisturbance and Attornment Agreement

                      Owner
Brause Plaza LLC
                    Sublandlord
and
Metropolitan Life Insurance Company
                    Subtenant

Section:	3
Block:	416
Lot:	[part of] 10
City:	New York
County:	Queens
State:	New York
Premises:	27-01 Bridge Plaza North
Long Island City, New York 11101

Date:	, 2001

Record and return by mail to:
Kronish. Lieb. Weiner & Hellman LLP
1114 Avenue of the Americas
New York. New York 10036
Attention: Mark Lipschutz. Esq.

Subordination, Nondisturbance and Attornment Agreement
This Subordination, Nondisturbance and Attornment Agreement dated , among , a (“Owner”), Brause Plaza LLC, a New York limited liability company (“Sublandlord”), and Metropolitan Life Insurance Company, a New York corporation (“Subtenant”).
Recitals
     A. Owner is the owner of the property commonly known as 27-01 Bridge Plaza North, Long Island City, New York, more particularly described in Exhibit A attached to this Agreement (the “Property”).
     B. Owner and Sublandlord entered into a lease dated                                         (together with all amendments, supplements, renewals, replacements and extensions, the “Lease”), under which Owner leased to Sublandlord the Property.
     C. Sublandlord and Subtenant entered in a sublease dated                                            , 2001 (the “Sublease”), under which Tenant subleased to Subtenant the Property.
     D. Subtenant desires that Subtenant’s possession of the Property under the Sublease not be disturbed if Owner exercises Owner’s rights under the Lease. Owner is willing to agree, subject to and upon the provisions of this Agreement.
     Accordingly, in consideration of the mutual agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner, Tenant and Subtenant agree as follows:
     1. Subordination. The Lease shall be and remain at all times a lien on the Property prior to the Sublease, the leasehold estate created by the Sublease, and all rights of Subtenant under the Sublease. The Sublease, the leasehold estate created by the Sublease and all rights of Subtenant under the Sublease, including, without limitation, any purchase options, rights of first refusal, and rights of first offer, shall be and remain at all times subject and subordinate to the Lease. Notwithstanding the foregoing, any insurance proceeds or condemnation awards shall be applied as provided in the Sublease.
     2. Nondisturbance. So long as Subtenant is not in default under the Sublease (beyond any period given Subtenant by the Sublease to cure such default) or under this Agreement, if there occurs a termination of the Lease as the result of a default by Tenant or by reason of any other occurrence (a “Termination”). Owner shall recognize Subtenant as the direct tenant of Owner under the then executory terms and conditions of the Sublease.

     3. Attornment. If a Termination occurs, Subtenant does hereby attorn to Owner as the sublandlord under the Sublease, and Subtenant shall be bound to Owner under all of the terms, covenants, conditions and provisions of the Sublease for the balance of the Sublease term, all with the same force and effect as if Owner had been the original sublandlord under the Sublease. This attornment shall be effective and self-operative without the execution of any further instruments upon Owner’s succeeding to the interest of the sublandlord under the Sublease. Notwithstanding the foregoing, Owner shall not be:
          (a) Liable for any act, omission or default of any prior sublandlord (including the then defaulting Sublandlord) unless such act, omission or default under the Sublease continues as a default under the Sublease after Subtenant’s attornment, but in no event shall there be any liability to complete any Sublandlord’s work, although Subtenant shall have Subtenant’s other rights and remedies with respect to the failure of Sublandlord to complete Sublandlord’s work.
          (b) Liable for any damage or other relief attributable to any breach of any representation or warranty contained in the Sublease by Sublandlord or any prior sublandlord under the Sublease;
          (c) Subject to any offsets or defenses which Subtenant might have against Sublandlord or any prior sublandlord (except as expressly provided in the Sublease):
          (d) Bound by any prepayment of rent or additional rent which Subtenant might have paid for more than the current month to Sublandlord or any prior sublandlord;
          (e) Bound by any amendment of the Sublease or by any waiver or forbearance on the part of Sublandlord or any prior sublandlord made or given without the written consent of Owner;
          (f) Bound to make any payment to Subtenant or to perform any construction requirements under in the Sublease (but if (i) the allowances expressly provided in the Sublease shall not be paid to Subtenant or (ii) Subtenant shall exercise Subtenant’s rights to undertake such construction, Subtenant shall have the right of offset expressly provided in the Sublease); or
          (g) Liable to Subtenant in any event for any cause whatsoever for damages or claims in excess of Owner’s interest in the Property, it being expressly agreed that Owner’s liability under the Sublease shall be nonrecourse and that Subtenant’s sole remedy in the event it obtains a judgment against Owner for its default under the Sublease shall be to foreclose such judgment against Owner’s interest in the Property and not to proceed against any other assets of Owner.

     4. Limitation on Owner’s Performance. Nothing in this Agreement shall be deemed or construed to be an agreement by Owner to perform any obligation of Sublandlord as sublandlord under the Sublease unless and until Owner succeeds to Sublandlord’s interest under the Sublease.
     5. Notices of Default. (a) Subtenant shall give Owner, concurrently with giving any notice to Sublandlord, a copy of any notice given by Subtenant to Sublandlord under the Sublease, in the manner set forth below, and no such notice given by Subtenant to Sublandlord which is not concurrently given to Owner shall be valid or effective against Owner for any purpose.
          (b) If Sublandlord shall default under the Lease, Owner shall deliver to Tenant, in the manner set forth in this Agreement, simultaneously with the delivery to Sublandlord, a copy of any notice of that default which Owner is required to give to Sublandlord under the Lease. Tenant shall have the same period of time (that is, Sublandlord’s time period and Tenant’s time period shall run concurrently) as Sublandlord has under the Lease to cure the default (but Tenant shall have no obligation to cure the default) and Owner shall accept Tenant’s cure.
     6. Owner’s Right to Cure. Subtenant shall not exercise any right granted Subtenant under the Sublease, or which it might otherwise have under applicable law, to terminate the Sublease because of a default of Sublandlord under the Sublease or the occurrence of any other event, without first giving Owner prior written notice of its intent to terminate, which notice shall include a statement of the default or event on which such intent to terminate is based. Thereafter, Subtenant shall take no action to terminate the Sublease if Owner: (a) within 30 days following the end of the period to which Sublandlord is entitled to cure the default cures such default or event if the same can be cured by the payment of money; or (b) diligently commences action to obtain possession of the Premises (including possession by receiver) and to cure such default or event in the case of a default or event which cannot be cured by Owner without Owner having obtained possession. Nothing in this Agreement shall, however, be construed as a promise or undertaking by Owner to cure any default on the part of Sublandlord under the Sublease.
     7. Subtenant’s Covenants. Subtenant shall not (without Owner’s prior written consent):
          (a) Pay any rent or additional rent more than one month in advance to any sublandlord under the Sublease (including Sublandlord); or
          (b) Terminate or surrender the Sublease, except as expressly provided in the Sublease (subject, however, to the provisions of this Agreement); or
          (c) Enter into any amendment or other agreement relating to the Sublease.

     8. Subtenant’s Waiver of Option Rights. In the event of a Termination, Subtenant specifically waives any right, whether granted in the Sublease or otherwise, to exercise any option which remains unexercised at the time of the Termination, to:
          (a) Purchase any interest in Owner; or
          (b) Expand the Property.
     9. No Merger. Owner, Subtenant and Sublandlord agree that unless Owner otherwise consents in writing, Owner’s estate in and to the Property and the leasehold estate created by the Sublease shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Owner or in any third party by purchase, assignment or otherwise.
     10. Notice of Superior Lease. If the Sublease entitles Subtenant to notice of any superior lease, this Agreement shall constitute such notice to Subtenant with respect to the Lease. Owner shall be deemed a Senior Interest Holder [and an Institutional Lender] for purposes of the Sublease.
     11. Notices. All notices under this Agreement shall be in writing and shall be given by personal delivery, overnight receipted courier, or by registered or certified United States mail, postage prepaid, sent to the party at its address appearing below. Notices shall be effective upon receipt or when proper delivery is refused. Addresses for notices may be changed by any party by notice to all other parties given in accordance with this Section.

To Owner:

With a copy to:

To Sublandlord:	Brause Realty Inc.
52 Vanderbilt Avenue
New York, New York 10017-3888

With a copy to:	Morgan, Lewis & Bockius LLP
101 Park Avenue
New York. New York 10178-0060
Attention: Mitchell N. Baron, Esq.

To Subtenant:	Metropolitan Life Insurance Company
One Madison Avenue
New York, New York 10010
Attention: Vice President, Facilities and Services

With a copy to:	Tenant, Attention: Law Department Chief Counsel, REI
and
Kronish, Lieb, Weiner & Hellman LLP
1114 Avenue of the Americas
New York, NY 10036-7798
Attention: Mark Lipschutz, Esq.
     12. No Further Subordination. Except in connection with a transfer of Owner’s interest in the Premises to, and the leasing-back of the Premises by Owner from, an Agency (as defined in the Lease) in connection with Incentives (as defined in the Lease), Sublandlord and Subtenant agree with Owner that there shall be no further subordination of the interest of Subtenant under the Sublease to any owner or to any other party without first obtaining the prior written consent of Owner, which consent Owner may withhold, grant or condition in its sole discretion. Any attempt to effect a further subordination of Subtenant’s interest under the Sublease without first obtaining the prior written consent of Owner shall be null and void.
     13. Integration. This Agreement integrates all of the terms and conditions of the parties’ agreement regarding the subordination of the Sublease, the subleasehold estate created by the Sublease, and all rights of Subtenant under the Sublease, to the lien of the Lease. This Agreement supersedes and cancels all oral negotiations and prior and other writings other than the Lease with respect to such subordination. If there is any conflict between the terms, covenants, conditions and provisions of this Agreement and those of the Sublease, the terms, covenants, conditions and provisions of this Agreement shall prevail. This Agreement may not be modified orally or in any other manner than by an agreement in writing signed by the parties hereto or their respective successors in interest.
     14. Attorney’s Fees. If any lawsuit or arbitration is commenced which arises out of or relates to this Agreement, the prevailing party shall be entitled to recover from each other party such sums as the court or arbitrator may adjudge to be reasonable attorneys’ fees in the lawsuit or arbitration, including the allocated costs for services of in-house counsel, in addition to costs and expenses otherwise allowed by law.
     15. Governing Law. This Agreement shall be governed by the law of the State of New York, without regard to the choice of law rules of that State.

     16. Binding Effect. This Agreement shall insure to the benefit of and be binding upon the parties hereto, and their respective successors and assigns.
     IN WITNESS WHEREOF, Owner, Sublandlord and Subtenant have caused this Agreement to be duly executed as of the date set forth above.

Owner

By:

Print Name:
Title:

Sublandlord

Brause Plaza LLC

By:

Print Name:
Title:

Subtenant

Metropolitan Life Insurance Company

By:

Print Name:
Title:
[ADD NOTARIAL ACKNOWLEDGMENTS]

Exhibit A
The Property

Exhibit M

Subordination, Nondisturbance and Attornment Agreement
Brause Plaza LLC
                    Owner
Metropolitan Life Insurance Company
                               Sublandlord
and

                              Subtenant

Section:	3
Block:	416
Lot:	[part of] 10
City:	New York
County:	Queens
State:	New York

Premises:	27-01 Bridge Plaza North
Long Island City. New York 11101

Date:	, 2001

Record and return by mail to:
Morgan. Lewis & Bockius LLP
101 Park Avenue
New York. New York 10178
Attention: Mitchell N. Baron. Esq.

Subordination, Nondisturbance and Attornment Agreement
     This Subordination, Nondisturbance and Attornment Agreement dated                                         , 2001 among Brause Plaza LLC, a New York limited liability company (“Owner”), Metropolitan Life Insurance Company, a New York corporation (“Sublandlord”), and                                         , a                                           (“Subtenant”).
Recitals
     A. Owner is the owner of the property commonly known as 27-01 Bridge Plaza North, Long Island City, New York, more particularly described in Exhibit A attached to this Agreement (the “Property”).
     B. Owner and Sublandlord entered into a lease dated                                         , 2001 (together with all amendments, supplements, renewals, replacements and extensions, the “Lease”), under which Owner leased to Tenant [a portion of] the Property.
     C. Sublandlord and Subtenant entered in a sublease dated                      (the “Sublease”), under which Tenant subleased to Subtenant a portion of the Property (the “Sublet Premises”).
     D. Subtenant desires that Subtenant’s possession of the Sublet Premises under the Sublease not be disturbed if Owner exercises Owner’s rights under the Lease. Owner is willing to agree, subject to and upon the provisions of this Agreement.
     Accordingly, in consideration of the mutual agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner, Tenant and Subtenant agree as follows:
     1. Subordination. The Lease shall be and remain at all times a lien on the Property prior to the Sublease, the leasehold estate created by the Sublease, and all rights of Subtenant under the Sublease. The Sublease, the leasehold estate created by the Sublease and all rights of Subtenant under the Sublease, including, without limitation, any purchase options, rights of first refusal, and rights of first offer, shall be and remain at all times subject and subordinate to the Lease.
     2. Nondisturbance. So long as Subtenant is not in default under the Sublease (beyond any period given Subtenant by the Sublease to cure such default) or under this Agreement, if there occurs a termination of the Lease as the result of a default by Tenant or by reason of any other occurrence (a “Termination”). Owner shall recognize Subtenant as the direct tenant of Owner under the then executory terms and conditions of the Sublease.

     3. Attornment. If a Termination occurs, Subtenant does hereby attorn to Owner as the sublandlord under the Sublease, and Subtenant shall be bound to Owner under all of the terms, covenants, conditions and provisions of the Sublease for the balance of the Sublease term, all with the same force and effect as if Owner had been the original sublandlord under the Sublease. This attornment shall be effective and self-operative without the execution of any further instruments upon Owner’s succeeding to the interest of the sublandlord under the Sublease. Notwithstanding the foregoing, Owner shall not be:
          (a) Liable for any act, omission or default of any prior sublandlord (including the then defaulting Sublandlord) unless such act, omission or default continues as a default under the Sublease after Subtenant’s attornment, but in no event shall there be any liability to complete any Sublandlord’s work, although Subtenant shall have Subtenant’s other rights or remedies with respect to the failure of Sublandlord to complete Sublandlord’s work;
          (b) Liable for any damage or other relief attributable to any breach of any representation or warranty contained in the Sublease by Sublandlord or any prior sublandlord under the Sublease;
          (c) Subject to any offsets or defenses which Subtenant might have against Sublandlord or any prior sublandlord (except as expressly provided in the Sublease):
          (d) Bound by any prepayment of rent or additional rent which Subtenant might have paid for more than the current month to Sublandlord or any prior sublandlord;
          (e) Bound by any amendment of the Sublease or by any waiver or forbearance on the part of Sublandlord or any prior sublandlord made or given without the written consent of Owner;
          (f) Bound to make any payment to Subtenant or to perform any construction requirements under in the Sublease (but if (i) the allowances expressly provided in the Sublease shall not be paid to Subtenant or (ii) Subtenant shall exercise Subtenant’s rights to undertake such construction, Subtenant shall have the right of offset expressly provided in the Sublease); or
          (g) Liable to Subtenant in any event for any cause whatsoever for damages or claims in excess of Owner’s interest in the Property, it being expressly agreed that Owner’s liability under the Sublease shall be nonrecourse and that Subtenant’s sole remedy in the event it obtains a judgment against Owner for its default under the Sublease shall be to foreclose such judgment against Owner’s interest in the Property and not to proceed against any other assets of Owner.
     4. Limitation on Owner’s Performance. Nothing in this Agreement shall be deemed or construed to be an agreement by Owner to perform any obligation of Sublandlord as sublandlord under the Sublease unless and until Owner succeeds to Sublandlord’s interest under the Sublease.
     5. Notices of Default. Subtenant shall give Owner, concurrently with giving any notice to Sublandlord, a copy of any notice given by Subtenant to Sublandlord under the Sublease, in the manner set forth below, and no such notice given by Subtenant to Sublandlord which is not concurrently given to Owner shall be valid or effective against Owner for any purpose.
     6. Owner’s Right to Cure. Subtenant shall not exercise any right granted Subtenant under the Sublease, or which it might otherwise have under applicable law, to terminate the Sublease because of a default of Sublandlord under the Sublease or the occurrence of any other event, without first giving Owner prior written notice of its intent to terminate, which notice shall include a statement of the default or event on which such intent to terminate is based. Thereafter, Subtenant shall take no action to terminate the Sublease if Owner: (a) within 30 days following the end of the period to which Sublandlord is entitled to cure the default cures such default or event if the same can be cured by the payment of money; or (b) diligently commences action to obtain possession of the Premises (including possession by receiver) and to cure such default or event in the case of a default or event which cannot be cured by Owner without Owner having obtained possession. Nothing in this Agreement shall, however, be construed as a promise or undertaking by Owner to cure any default on the part of Sublandlord under the Sublease.
     7. Subtenant’s Covenants. Subtenant shall not (without Owner’s prior written consent):
          (a) Pay any rent or additional rent more than one month in advance to any sublandlord under the Sublease (including Sublandlord); or
          (b) Terminate or surrender the Sublease, except as expressly provided in the Sublease (subject, however, to the provisions of this Agreement); or
          (c) Enter into any amendment or other agreement relating to the Sublease; or
          (d) Assign the Sublease or sublet any portion of the Sublet Premises, except as provided in the Sublease.
     8. No Merger. Owner, Subtenant and Sublandlord agree that unless Owner otherwise consents in writing, Owner’s estate in and to the Sublet Premises and the leasehold estate created by the Sublease shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Owner or in any third party by purchase, assignment or otherwise.

     9. Notices. All notices under this Agreement shall be in writing and shall be given by personal delivery, overnight receipted courier, or by registered or certified United States mail, postage prepaid, sent to the party at its address appearing below. Notices shall be effective upon receipt or when proper delivery is refused. Addresses for notices may be changed by any party by notice to all other parties given in accordance with this Section.

To Owner:	Brause Realty Inc.
52 Vanderbilt Avenue
New York, New York 10017-3888

With a copy to:	Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178-0060
Attention: Mitchell N. Baron, Esq.

To Sublandlord:	Metropolitan Life Insurance Company
One Madison Avenue
New York, New York 10010
Attention: Vice President, Facilities and Services

With a copy to:	Tenant, Attention: Law Department Chief Counsel, REI and
Kronish, Lieb, Weiner & Hellman LLP
1114 Avenue of the Americas New
York, NY 10036-7798
Attention: Mark Lipschutz, Esq.

To Subtenant:
     10. Integration. This Agreement integrates all of the terms and conditions of the parties’ agreement regarding the subordination of the Sublease, the subleasehold estate created by the Sublease, and all rights of Subtenant under the Sublease, to the lien of the Lease. This Agreement supersedes and cancels all oral negotiations and prior and other writings other than the Lease with respect to such subordination. If there is any conflict between the terms, covenants, conditions and provisions of this Agreement and those of the Sublease, the terms, covenants, conditions and provisions of this Agreement shall prevail. This Agreement may not be modified orally or in any other manner than by an agreement in writing signed by the parties hereto or their respective successors in interest.

     11. Attorney’s Fees. If any lawsuit or arbitration is commenced which arises out of or relates to this Agreement, the prevailing party shall be entitled to recover from each other party such sums as the court or arbitrator may adjudge to be reasonable attorneys’ fees in the lawsuit or arbitration, including the allocated costs for services of in-house counsel, in addition to costs and expenses otherwise allowed by law.
     12. Governing Law. This Agreement shall be governed by the law of the State of New York, without regard to the choice of law rules of that State.
     13. Binding Effect. This Agreement shall insure to the benefit of and be binding upon the parties hereto, and their respective successors and assigns.
     IN WITNESS WHEREOF, Owner, Sublandlord and Subtenant have caused this Agreement to be duly executed as of the date set forth above.

Owner

Brause Plaza LLC

By:

Print	Name:
Title:

Sublandlord

Metropolitan Life Insurance Company

By:

Print	Name:
Title:

Subtenant

By:

Print	Name:
Title:

[ADD NOTARIAL ACKNOWLEDGMENTS]

Exhibit N
RECOMMENDED METHOD OF FLOOR MEASUREMENT FOR STORES:
1.	The rentable area of a store shall be computed by measuring from the building line in the case of street frontages, and from the inside surface of the outer building walls to the finished surface of the corridor side of the corridor partition and from the center of the partitions that separate the premises from adjoining rentable area.

2.	No deductions shall be made for columns and projections necessary to the building.

3.	Rentable area of a store shall include all area within the outside walls, less the following, with their enclosing walls, if serving more than one tenant: building stairs, fire towers, elevator shafts, flues, vents, stacks, pipe shafts and vertical ducts.

4.	The following area shall be included in rentable area, if such areas exclusively serve a store, together with their enclosing walls: private stairs, private elevators, toilets, air conditioning facilities, janitors’ closets, slop sinks, electrical closets and telephone closets. When air conditioning facilities serve more than one tenant area, they shall be apportioned in the same manner as that used for single tenancy floors.

5.	Where a store fronts on a plaza or arcade which is intended for use by the general public and is not for the exclusive use of the store tenant, its customers, etc., the area of the plaza or arcade shall not be included in determining the rentable area of the store
The Real Estate Board
of New York, Inc.
Recommended Method
of
Floor Measurement
For Office Buildings
And Stores
Effective 1/1/87

RECOMMENDED METHOD OF FLOOR MEASUREMENT
FOR OFFICE BUILDINGS
Effective January 1, 1987
     In order to facilitate a comparison of the cost of space among buildings, The Real Estate Board of New York, Inc. recommends that owners use a standard definition of usable area and that they clearly explain how rentable area is calculated based upon such usable area. Architectural plans and calculations should be made available to the tenant if requested.
     The Real Estate Board of New York, Inc. recommends the following definitions and methods as the Standard Method of Floor Measurements in office buildings. Any Board member who advertises office space for rent is expected to follow these guidelines in determining any rentable area count mentioned in the advertisement.
RENTABLE AREA:
     Because of dissimilarities among buildings, calculations of rentable area may vary. If requested, owners should disclose to prospective tenants the loss factor used for spaces under consideration.
USABLE AREA, SINGLE TENANT FLOORS:
     Measure the floor to the outside surface of the building. Subtract from this area the following, including the finished enclosing walls:
•	Public elevator shafts and elevator machines and their enclosing walls.

•	Public stairs and their enclosing walls.

•	Heating, ventilating, and air-conditioning facilities (including pipes, ducts and shafts) and their enclosing walls, unless such equipment, mechanical room space, or shafts serve the floor in question.

•	Fire towers and fire tower courts and their enclosing walls.

•	Main telephone equipment, rooms and main electric switchgear rooms, except that telephone equipment, and electric switchgear rooms serving the floor exclusively shall not be subtracted.
USABLE AREA, MULTIPLE TENANT FLOOR:
•	First, calculate the usable area as if for a single tenant floor.

•	Then deduct corridor areas, including toilets, supply room, etc., but do not deduct the enclosing walls of such corridor.

•	Measure the net usable area of each space on the floor by measuring each enclosing wall which is a building exterior wall to the outside surface of the exterior wall, or to the outside surface of the glass as the case may be. Measure demising walls to the center and walls which abut corridors to the corridor side of the finished surface of the corridor wall.

•	To determine the usable area on a multiple tenant floor, apportion the corridor area to each space by multiplying the corridor area by a fraction, whose numerator is the net usable area of the space and whose denominator is the total of the net usable areas of all the spaces on the floor, and add the result to the net usable area of the space.
BELOW-GRADE, CELLAR AND SUB-CELLAR SPACE:
     To determine the usable area of below grade, cellar and sub-cellar areas, follow the same procedures as are appropriate for single or multiple tenant floors except that the following additional areas should be deducted from usable area:
•	Machine rooms and pump rooms and their enclosing walls.

•	Electric switchgear rooms and their enclosing walls.

•	Telephone equipment rooms and their enclosing walls.

•	All space devoted to servicing the operation of the building, i.e., cleaning contractors, storage, building maintenance shop, building engineer’s office, etc.

Exhibit O
Addition Conditions and Specifications

First Amendment of Lease
     Amendment dated August 8, 2002, between Brause Plaza North LLC, a Delaware limited liability company having an office at 52 Vanderbilt Avenue, New York, New York 10017-3888 (“Owner”) and Metropolitan Life Insurance Company, a New York corporation having an office at One Madison Avenue, New York, New York 10010 (“Tenant”).
Recital
     A. Owner’s predecessor in interest, Brause Plaza LLC, and Tenant entered into a lease dated May 10, 2001 (the “Lease”), covering the Premises (as defined in the Lease) located at 27-01 Bridge Plaza North, Long Island City, New York.
     B. Owner and Tenant desire to amend the Lease as provided in this Amendment (all capitalized terms in this Amendment which are not defined in this Amendment shall have the meanings set forth in the Lease).
     Accordingly, Owner and Tenant agree as follows:
     1. The Fixed Expiration Date shall be the date which is the earlier of (a) the last day of the month in which occurs the 20th anniversary of the Substantial Completion Date under Net Lease dated the date of this Amendment (the “27th Street Lease”), between Brause Plaza 27 LLC, as owner, and Tenant, as tenant, covering the land and the building at 41-21 27th Street, Long Island City, New York (the “27th Street Building”) or (b) the last day of the month in which occurs the 246th month anniversary of the Substantial Completion (as defined in the 27th Street Lease) of Owner’s Work under (and as defined in) the 27th Street Lease with respect to the first full floor of the 27th Street Building, or if the Term is extended pursuant to the Lease, the last day of the extended Term.
     2. Owner and Tenant hereby confirm the following: (i) the Base Rent is [*****] per annum from April 25, 2002 through September 30, 2006, [*****] per annum from October 1, 2006 through September 30, 2011 [*****] per annum from October 1, 2011 through September 30, 2016 [*****] per annum from October 1, 2016 through September 30, 2021 and [*****] per annum from October 1, 2021 through the Fixed Expiration Date (subject to change during the extended Term if the Term is extended pursuant to the Lease); (ii) the Initial Premises Substantial Completion Date and the Substantial Completion Date are both October 26, 2001; (iii) the Base Rent Commencement Date for the Premises (that is, both the Initial Premises and the Balance Space) is April 25, 2002; (iv) the Base Tax Year is November 1, 2001 through October 31, 2002; (v) the 12-month period referred to in Section 12.2(b) of the Lease is January 1, 2002 through December 31, 2002; (vi) the first Lease Year is from October 26, 2001 through October 31, 2002, and each Lease Year thereafter is from November 1 through October 31; (vii) Owner is not responsible for the payment of any liquidated damages pursuant to Sections 5.1(b) or 5.1(c) of the Lease and (viii) Exhibit B to this Amendment describes the Land.

     3. Following the Substantial Completion of Owner’s Work under (and as defined in) the 27th Street Lease, Tenant shall, at its expense, provide certain utilities and loading docks to the 27th Street Building through the facilities and loading docks of the Building, as required by the occupants of the 27th Street Building, subject to and in accordance with the Common Facilities Agreement dated the date of this Amendment (the “Common Facilities Agreement”).
     4. During the performance of Owner’s Work under (and as defined in) the 27th Street Lease, Owner shall provide to Tenant egress from the Building through the third floor of the Building. During the performance of Owner’s Work under (and as defined in) the 27th Street Lease and Tenant’s Initial Work under (and as defined in) the 27th Street Lease, Owner shall provide to the owner of the 27th Street Building and to the tenant under the 27th Street Lease access to the Building and the right to alter the Building as required in connection with that work. Although Owner’s Work under (and as defined in) the 27th Street Lease includes the installation of an entry door from the 27th Street Building to the roof of the Building, Tenant shall not use the roof of the Building without, at Tenant’s expense, complying with all Requirements applicable to that use.
     5. Article 3 of the Lease is amended as follows:
          (a) Section 3.3 (a) of that Article is amended by (i) deleting the words “and all Real Estate Taxes, and any installments thereof, applicable to any land or buildings which are part of the same tax lot as the Premises and not then included in the Premises” starting on the 4th line of that Section and (ii) adding in the 11th line of that Section, after the word “installments”, the words “or unless, as a result of Incentives, Tenant is not then required to pay Real Estate Taxes”.
          (b) Section 3.3(b) of that Article is amended by (i) adding in the 3rd line of that Section, after the words “Base Taxes”, the words “or the Real Estate Taxes for the relevant tax year, whichever is less” (ii) deleting, from the 3rd line of that Section, the word “and” and the balance of that sentence, and (iii) adding at the end thereof, the following sentence: “In no event, however, shall Owner be responsible for Real Estate Taxes on the Premises covered by the 27th Street Lease”.
     6. Section 3.7 of the Lease is amended by (a) deleting the 4th and 5th sentences from paragraph (b) of that Section and (b) changing paragraph (c) of that Section to read in its entirety as follows: “(c) Notwithstanding any provision of this Lease to the contrary (x) Owner shall be entitled to (i) the benefit of any reduction of the Base Taxes and the Real Estate Taxes to an amount below the Base Taxes under the ICIP Law or the ICIP Program (whether obtained by Owner or Tenant), (ii) retain any Incentives obtained by Owner under the Energy Cost Savings Program, (iii) retain any Federal Rehabilitation Tax Credits except as provided in the Build-Out Agreement dated May 10, 2001 and (iv) retain any benefit obtained by Owner, at Owner’s expense, for capital expenditures and (y) Tenant shall be entitled to (i) the benefit of (that is, Tenant need not

2

reimburse Owner for) any reduction of the Real Estate Taxes (including the Base Taxes) in connection with the PILOT Program or any other Incentives obtained by Tenant at Tenant’s expense (other than as provided in clause (x) of this paragraph), and (ii) retain the benefits of any other Incentives obtained by Tenant at Tenant’s expense (including, without limitation, benefits derived from Title 4-A, or energy benefits under the Energy Cost Savings Program or through Con Edison’s Business Incentive Rate). If any benefits to which Owner or Tenant are entitled to are in the form of a refund, credit, abatement or exemption received by the other, the recipient shall endorse over, or otherwise pay, to Owner or Tenant, as the case may be, such refund, credit, abatement or exemption, as and when received.
     7. (a) As of the date of this Amendment, Owner has obtained aggregate Development Rights for the 27th Street Building and the Premises of 545,185 square feet (the “Owner’s Available Development Rights”) and Tenant has, at its expense, increased the Owner’s Available Development Rights by 35,023 square feet (the “Tenant Obtained Development Rights”) (the Owner’s Available Development Rights and the Tenant Obtained Development Rights are collectively called the “Existing Development Rights”). Therefore, notwithstanding the provisions of Section 6.5(a), Tenant shall not make any payment under Section 6.5(a) with respect to the portion of the roof structure covered by (i) the Tenant Obtained Development Rights or (ii) any Development Rights obtained by Tenant, at its expense, for the Premises or any other property owned or controlled by Owner within the Square Block in addition to the Existing Development Rights or in addition to any upzoning not obtained through Tenant’s efforts (but Tenant shall not be permitted to obtain those additional Development Rights if it adversely impacts an upzoning).
          (b) If at any time during the Term Owner uses (i) the Tenant Obtained Development Rights or (ii) any Development Rights obtained by Tenant, at its expense, in addition to the Existing Development Rights or in addition to any upzoning not obtained through Tenant’s efforts, Owner shall, at such time as Owner shall commence the receipt of rent for Tenant Obtained Development Rights or such additional Development Rights, pay to Tenant 50% of the then fair market value (with reference only to the Building, and Owner’s manner of utilizing the Development Rights) of such Development Rights utilized by Owner.
     8. Section 5.14 of the Lease is amended by adding, at the end of that Section, the following sentence: “If, however, Owner and Tenant agree on any such information, or if any such information is determined pursuant to Construction Arbitration, Tenant shall execute, acknowledge and return to Owner not later than one (1) Business Day following the date of such agreement or determination an agreement confirming such information (the failure to do so within four (4) Business Days following Owner’s notice to Tenant of that failure shall be deemed a Material Event of Default; Tenant not being permitted the notice and cure period set forth in Section 15.1(b)).”

3

     9. Section 7.6(d) of the Lease is amended by adding in the 3rd, 7th and 10th lines of that Section, after the word “Building,”, the following words: “and the 27th Street Building”.
     10. Section 8.2 of the Lease is amended by (a) adding in the 2nd line of that Section, after the words “Senior Interest Holder,” the following words: “or any Person claiming by, through or under same (including, without limitation, a transferee of the Premises pursuant to a foreclosure, sale or other action to enforce the rights of the Senior Interest Holder, or pursuant to a deed in lieu of foreclosure,” (b) substituting in the 6th line of that Section, the words “such Person” for the words “anyone claiming by, through or under same”, and (c) adding in clause (iv), at the end of that clause, the words “or Section 37.1”.
     11. Section 9.2 of the Lease is amended by adding in the 15th line of that Section, after the number “200,000,” the following words: “(or, if such defect affects both the Building and the 27th Street Building, exceeds $200,000 in the aggregate for repairing such defect in both)”.
     12. Article 12 of the Lease is amended as follows:
          (a) Section 12.2(a) of that Article is amended by adding the following sentence at the end of that Section: “Tenant shall have the right to obtain quotes for such insurance and deliver such quotes to Owner, but Owner shall not be required to purchase such insurance from Tenant even if Tenant’s quotes are less than any other quote obtained by Owner”.
          (b) Section 12.2(b) of that Article is amended by adding, in the 1st line of that Section, after the word “directly”, the words “or to the Senior Interest Holder”.
     13. Section 13.2(c) of the Lease is amended by adding at the beginning of that Section the following sentence: “Any insurance proceeds received by Owner or Tenant under this Lease shall first be applied by Owner and Tenant, as the case may be, to pay for the repairs required to be made by Owner or Tenant, as the case may be.”
     14. Section 13.3 (a) of the Lease is amended by (a) deleting clause (iii) and any reference in that Section to clause (iii), and (b) adding, immediately following clause (iii), after the word “Owner,” the words “(only if the 27th Street Lease is terminated by the tenant or the owner under the 27th Street Lease pursuant to a provision of the 27th Street Lease similar to this Section)”.
     15. Section 14.2 of the Lease is amended by deleting from that Section the words “Real Property or the”.
     16. Section 14.3(b) is amended by adding, at the beginning of the 3rd line, before the word “restore”, the following words: “first apply the award to.”

4

     17. Section 16.1 (a)(i) of the Lease is amended by changing “REI” to “Corporate”.
     18. Section 19.1 of the Lease is amended by adding paragraph (vii) to that Section to read as follows: “(vii) any obligations and liabilities incurred by Owner as a result of the conveyance of the fee title to the Premises by Owner to any Agency in order for Tenant to obtain any Incentives (and under any documents executed and delivered by Owner in connection therewith) to the extent that Owner would not have incurred such obligations and liabilities if such conveyance had not occurred or such documents had not been executed and delivered by Owner.”
     19. Section 21.2 of the Lease is amended by (a) adding, in the 1st line of that Section, after the word “or”, the words “(unless the default results from Tenant’s default under this Lease)”, (b) adding in clause (b) of that Section, after the word “default”, the first time it appears in that clause, the words “(or if Owner fails to commence to cure the default, if commencing to cure prevents a foreclosure of the Mortgage or a termination of the Superior Lease)” and (c) changing, in clause (i) of that Section, the reference to “clause (b)” to “clause (c)”.
     20. Section 21.4 of the Lease is amended by (a) adding to the caption of that Section the words “and Tenant’s Default Purchase Option”, (b) adding, at the beginning of the 1st sentence of that Section, an “(a)”, and (c) adding to that Section the following paragraphs (b), (c) and (d):
          “(b) Notwithstanding any provision of this Lease to the contrary, in no event, including without limitation, Owner’s failure to do or to complete Owner’s Work in accordance with this Lease, shall Tenant have the right under this Lease to (i) any offset against the Base Rent under the 27th Street Lease, unless (x) the 27th Street Building is owned or leased by Owner or an Affiliate of Owner and (y) there is no Senior Interest Holder with respect to either the Building or the 27th Street Building, (ii) file any mechanic’s lien against the 27th Street Building or (iii) (except as expressly provided in this Lease) terminate this Lease.
          (c) If (i) Owner defaults in the payment of debt service under a Mortgage for 18 months (whether or not consecutively) or for six months consecutively and (ii) Tenant pays that debt service for the entire 18 or six months, then (whether or not Tenant has been reimbursed) Tenant may, at any time thereafter, purchase the Premises for its then fair market value, as encumbered by this Lease (less any debt service or other payments unreimbursed to Tenant). At the closing of the purchase, Owner shall satisfy the Mortgage or, at Owner’s option, if the holder of the Mortgage permits, convey the Premises subject to the Mortgage (in which event the payment by Tenant to Owner shall be reduced by the unpaid principal balance of the Mortgage). If Tenant exercises Tenant’s right under this paragraph, on or about the 15th day following Owner’s receipt of Tenant’s notice, Owner shall give notice to Tenant of Owner’s determination of the fair market value. If Tenant disputes Owner’s determination, Tenant shall give notice to Owner of the dispute within fifteen (15) days after receipt of Owner’s notice stating

5

Tenant’s determination of the fair market value (time being of the essence). If Tenant shall not submit that notice, then the fair market value shall be Owner’s determination of the fair market value. If Tenant shall submit that notice, Owner and Tenant shall, within ten (10) days following Tenant’s notice, designate one independent arbitrator to determine the fair market value. The arbitrator must be a person having not less than fifteen (15) years’ experience as a commercial sales broker in Manhattan, with significant experience in Long Island City, specializing in transactions such as the transaction described in this paragraph. If they fail to designate an arbitrator within ten (10) days, the arbitrator shall be designated by the President of the Real Estate Board of New York, Inc. at the request of either Owner or Tenant. The arbitrator shall determine the fair market value by selecting either the fair market value submitted by Owner or the fair market value submitted by Tenant, whichever fair market value the arbitrator determines is closer to the arbitrator’s determination of the fair market value. The determination of the arbitrator shall be binding and conclusive upon Owner and Tenant. The determination of the arbitrator shall be requested within thirty (30) days. The costs and expenses of the arbitrator shall be paid 50 percent by Owner and 50 percent by Tenant. Each party shall pay the costs and expenses of its own attorneys and experts and of presenting its evidence.
          (d) If (i) Owner shall default in the payment of any debt service under a Mortgage, (ii) Tenant pays that debt service, (iii) Owner shall not reimburse Tenant as required by this Lease and (iv) the Base Rent under this Lease has not been sufficient to reimburse Tenant as required by this Lease, any sums remaining due to Tenant may be offset against any payment by Tenant to Owner under Section 21.4(c) or Article 32 of this Lease.”
     21. Article 21 of this Lease is amended by adding Section 21.6 to that Article, to read as follows: “Section 21.6 Except as expressly set forth in this Article, any dispute under this Article shall be resolved by General Arbitration”.
     22. Section 29.1 of the Lease is amended by substituting the following: “Section 29.1 Except as otherwise expressly provided in this Lease, Tenant agrees that (a) any and all zoning, development or air rights in respect to (or which may be appurtenant or attributable to) the Premises or any other property owned or controlled by Owner or an Affiliate of Owner within the Square Block (collectively, “Development Rights”) are not leased to Tenant and shall be deemed excluded from the Premises, (b) Owner may sell or encumber the Development Rights or any part thereof, (c) Owner may merge the Land with any other zoning lot, and (d) Owner may grant easements for light and air with respect to or affecting the Premises, all without the consent, approval or waiver of Tenant or any other present or future party-in-interest (as defined in the Zoning Resolution) claiming through Tenant. In confirmation of the provisions of this Section (i) Tenant and any such party-in-interest hereby waive their right to execute any Declaration of Zoning Lot Restrictions or any other document which has the effect of combining the Land with other land into a single zoning lot (as defined in the Zoning Resolution), (ii) Tenant and any such party-in-interest hereby subordinate their interest in the Premises to any Zoning Lot Development or any other document which has the effect of regulating

6

the rights and responsibilities of all parties with an interest in any land or any zoning, development and air rights appurtenant thereto which are incorporated into the zoning lot created by the foregoing Declaration of Zoning Lot Restrictions, provided that such document does not adversely affect the rights of, or increase the obligations of, Tenant or such party-in-interest under this Lease (except to a de minimus extent), and (iii) Tenant and such party-in-interest shall execute, acknowledge and deliver to Owner, within 10 Business Days of Owner’s request, such other and further documents as may be reasonably required in order to give effect to the provisions of this Section. Tenant shall take no action that results in a party-in-interest, unless such party-in-interest, at the time of the creation of its interest, executes, acknowledges and delivers to Owner an agreement in form and substance reasonably acceptable to Owner confirming this Section”.
     23. Article 30 of the Lease is amended by (a) adding, in the 3rd sentence of Section 30.1, after the word “shall”, the second time it appears in that Section, the following: “(except as specifically provided in this Lease)”, and (b) adding Section 30.6 and Section 30.7 to that Article, to read as follows:
          Section 30.6 Tenant has informed Owner that in order to ensure that Tenant can fully utilize the Incentives previously obtained by Tenant in the amount of [ ***** ], it may be necessary to reconfigure the Incentives to enable sales tax abatements, real estate tax abatements, energy savings and mortgage recording tax abatements generated from the 27th Street Building to be used towards the Incentives (and to obtain a modification of the Incentives by the applicable Agencies). Owner shall, at no expense to Owner, cooperate with Tenant to enable Tenant to obtain this reconfiguration and to structure or restructure the Lease to pass the full benefit, if any, of any sales tax, real estate tax or mortgage recording tax abatements or energy savings in the 27th Street Building to Tenant, provided that the reconfiguration does not adversely affect Owner, including, without limitation, interfering with any financing by Owner or (unless Tenant agrees to fully compensate Owner for any such decrease) decreasing any Incentives or benefits of the ICIP Program available to Owner with respect to the 27th Street Building. Owner shall also, at no expense or liability to Owner, execute any documents requested by Tenant in connection with the existing Incentives and cooperate with Tenant with respect thereto subject to and in accordance with Section 3.7 of this Lease and Article 30 of this Lease. Except as specifically provided in this Lease (a) any Incentives earned by Owner after the date hereof, in excess of the amounts provided in Section 30.1 of this Lease and received by Owner, shall be paid to Tenant within 30 days of the receipt of such Incentives by the Owner and (b) any Incentives received by Tenant shall be retained by Tenant.
     Section 30.7 If and to the extent that any of the Incentives obtained by Tenant in connection with the conveyance of the fee title to the Premises by Owner to an Agency consist of abatements of or exemptions from payments of Base Taxes or any Real Estate Taxes with respect to any property of Owner which is not then included in the Premises (“Other Real Estate Taxes”), then Owner shall pay to Tenant an amount equal to such abated or exempt Base Taxes or Other Real Estate Taxes as and when Owner would have

7

been required to pay such amounts to the applicable Governmental Authority or Tenant under Section 3.3 of the Lease if the conveyance had not occurred.
     24. Section 31.1 of the Lease is amended by (a) adding in the 1st line of paragraph (a), after the word “shall”, the words “arrange with the owner of that land (the “Parking Area Owner”) to”, (b) adding in the 2nd line of paragraph (c), after the word “Article,”, the words “or to temporarily use any such land in connection with work within the Square Block,” and (c) adding in the 2nd line of paragraph (c), after the word “to”, the words “permanently or temporarily, as the case may be.” The benefits and protections of the provisions of Section 31.1 applicable to Owner shall also be applicable to the Parking Area Owner”.
     25. Sections 32.2(a) and (b) of the Lease are amended to read in their entirety as follows:
          (a) “If (i) there is not then a Material Event of Default, (ii) this Lease is otherwise in full force and effect, and (iii) Tenant named herein (or an Affiliate of that Tenant) is the tenant under this Lease and is occupying not less than an aggregate of 525,000 rentable square feet of the Building and the Bridge Plaza Building (not recaptured by Owner pursuant to this Lease or the 27th Street Lease and disregarding any Major Sublease referred to in Section 30.4 of this Lease or the 27th Street Lease), Tenant or an Affiliate of Tenant shall have the right, to be exercised by notice given by Tenant to Owner at any time between the dates which are the 10th and 15th anniversaries of the Base Rent Commencement Date (time being of the essence), to purchase for an all cash purchase price a membership interest in the member of Owner, which interest shall provide Tenant or Tenant’s Affiliate with a 33% ownership interest in the Building only (and not in any other property owned or controlled by Owner or the member of Owner) for the price an unrelated third party would pay for a 33% non-controlling ownership interest in the Building. Notwithstanding the foregoing, Tenant may only exercise such right if at the time of such exercise (x) Tenant also exercises its option to purchase a 33% non-controlling interest in the 27th Street Building pursuant to Section 32.2 of the 27th Street Lease, (y) the 27th Street Lease has been terminated for a reason other than a default by the tenant under the 27th Street Lease, or (z) the 27th Street Premises is owned by a Senior Interest Holder or any Person claiming by, through or under same (including without limitation, a transferee of the Premises pursuant to a foreclosure, sale or other action to enforce the rights of the Senior Interest Holder, or pursuant to a deed in lieu of foreclosure).
          (b) If Tenant shall timely exercise Tenant’s right under this Section (i) the members of the member of Owner shall sell to Tenant or Tenant’s Affiliate, and Tenant or Tenant’s Affiliate shall purchase from those members, on the first business day which is thirty (30) days following the determination of the price for the interest pursuant to this Section, for all cash, a membership interest providing Tenant or Tenant’s Affiliate with a 33% ownership interest in the Building only (which purchase price shall belong solely to those members and not Tenant or Tenant’s Affiliate), whereupon Tenant or Tenant’s Affiliate shall be admitted as a member of the member of Owner and (ii) the

8

operating agreement of the member of Owner shall be amended, if necessary, to provide that (1) all decisions shall be made by the Person or Persons who controlled the member of Owner prior to the closing under this Section (including, without limitation, sale and refinancing and the requirement of all members to contribute prorata additional capital required in connection with the member of Owner, Owner or the Building; but any decision (A) to admit new members, or to modify the operating agreement, so as to dilute the percentage ownership of Tenant or Tenant’s Affiliate, unless such dilution is the result of a default by Tenant or Tenant’s Affiliate under the operating agreement, or (B) to engage in any business other than the ownership of the member interest in Owner, the ownership of its other existing properties within the Square Block and the ownership of its membership interest in the owner of the 27th Street Building, and any activities incidental thereto or (C) to allow Owner to engage in any business other than the ownership of the Premises and any activities incidental thereto, shall require the consent of Tenant or Tenant’s Affiliate; and Owner and its member shall not be operated in any manner which discriminates against Tenant nor Tenant’s Affiliate in favor of any other member of Owner or its member), (2) Tenant or Tenant’s Affiliate and, as a group, the owners who owned the interests of the member of Owner immediately prior to Tenant’s purchase under this Section, shall each have a right of first offer in its favor if the other desires to sell its interest in the Building to an unrelated third party and (3) if the interest of Tenant or Tenant’s Affiliate is sold to such owners or in connection with any other sale of the interests or assets of Owner, the interest of Tenant or Tenant’s Affiliate shall be valued at the same noncontrolling discount as was applied to its purchase of the noncontrolling interest. Owner shall cause the members of the member of Owner to take the actions required by this Section.
     26. Sections 32.3 and 33.4 of the Lease are amended by adding at the end the following words: “, which Affiliate must be wholly owned by Tenant and, to the extent required by any Senior Interest Holder, be a bankruptcy remote single purpose entity complying with those requirements set forth in the Mortgage encumbering the Building on the date the Addition is Substantially Complete or such other requirements which are not materially more onerous than those requirements.”
     27. Sections 32.2(a)(iv), 33.1 and 36.17 of the Lease are deleted from the Lease, and the title of Article 33 is changed to read “Tenant’s Right of First Offer”.
     28. Section 35.1(a) of the Lease is amended by adding in the 3rd line of such Section after the words “MetLife Building”, the words “, Metlife Plaza”.
     29. The term “Building” as used in Articles 32, 33 and 34 shall include both the Building and the 27th Street Building and the reference in those Articles to “this Lease” shall include both the Lease and the 27th Street Lease, unless the 27th Street Lease has been terminated for a reason other than a default by the tenant under the 27th Street Lease.
     30. Section 34.1 of the Lease is amended by (a) changing the parenthetical in clause (1) of that Section to read as follows: “(a floor to include the same floor of the

9

27th Street Building”), and (b) changing the parenthetical in clause (3) of that Section to read as follows: “(but not the 27th Street Building)”.
     31. The Lease is amended by adding to the Lease Article 37, to read as follows:
          Article 37. Owner’s Right to Sell or Lease; Consolidation of Leases.
          Section 37.1 Notwithstanding any provision of this Lease to the contrary and subject to Section 8.2, provided there is not then a Material Event of Default, Owner shall not (a) sell, convey or otherwise transfer the Building or any interest in the Building or Owner, (b) lease all or substantially all of the Building, (c) pledge, mortgage or otherwise grant an encumbrance on any direct or indirect interest in Owner, to any Person other than the 27th Street Owner, any Mortgagee, any member of the immediate family (that is, a spouse, lineal ancestor or lineal descendant) of Louis Brause (collectively, “Brause Family Members”), a trust for Louis Brause or any Brause Family Member, an entity 100% owned by one or more of Louis Brause and/or any Brause Family Member or any trust for Louis Brause or any Brause Family Member or any other Person (except an individual) so long as after the transfer or pledge Louis Brause and/or any Brause Family Member or any trust for Louis Brause or any Brause Family Member own 100% of the beneficial interests in Owner., unless (i) the sale conveyance, transfer or lease is to an Agency, if required by the terms of this Lease, or (ii) Tenant shall have purchased the 27th Street Building or an interest in the member of the 27th Street Owner and shall have been offered and failed to exercise Tenant’s rights to purchase the Building or any interest in the member of Owner, or (d) pledge, mortgage or otherwise encumber the Building other than by a first mortgage lien in favor of an Institutional Lender.
          Section 37.2 Within 90 days following the latest of (a) the Substantial Completion Date under the 27th Street Lease (provided the letters of credit referred to in this Section have not been presented for payment), (b) the return to the issuers and the cancellation of the letters of credit issued by Fleet National Bank and Bayerische Landesbank, Cayman Islands Branch in favor of the Senior Interest Holder under the 27th Street Lease without having been presented for payment and (c) the execution and delivery of the confirmation required by Section 5.14 (provided the letters of credit referred to in this Section have not been presented for payment), Owner and Tenant shall execute, acknowledge, insert any missing information, deliver and record the Second Amendment of Lease attached to this Lease as Exhibit P and the Termination of Net Lease and Common Facilities Agreement attached to the 27th Street Lease as Exhibit P, and any forms required to record same. Promptly following the Substantial Completion Date under the 27th Street Lease (provided the letters of credit referred to in this Section have not been presented for payment) (x) Owner shall request the return to the issuers and the cancellation of said letters of credit and (y) subject to Section 5.14, Owner and Tenant shall execute, acknowledge and deliver the confirmation required by Section 5.14.

10

     32. The Lease is amended by (a) changing, in the definition of “Mortgage” in Exhibit A to the Lease, the words “Real Property” to the word “Premises”, and (b) adding to the Lease as Exhibit P, the Second Amendment of Lease attached to this Amendment as Exhibit A.
     33. Owner represents that on the date of this Amendment (a) the sole member of Owner is Brause Plaza LLC, (b) the members of Brause Plaza LLC are Brause Realty Inc. and Louis Brause, (c) Owner or an Affiliate of Owner owns or controls the property within the Square Block indicated on Exhibit C to the Lease and (d) the expiration date of the letters of credit referred to in paragraph 31 of this Amendment is December 31, 2003 (and Owner shall not agree to an extension of that expiration date beyond June 30, 2004 without Tenant’s consent.
     34. Owner and Tenant each represent to the other that it has not dealt with any broker, finder or like entity in connection with this Amendment or the transactions contemplated hereby, other than the Broker, whose commission shall be paid by Owner pursuant to a separate written agreement. If any claim is made by any broker, finder or like entity (other than the Broker) for a brokerage commission or fee in connection with this Amendment or the transactions contemplated hereby, who or which claims to have dealt with either Owner or Tenant, that party shall indemnify, defend and hold harmless the other from and against that claim and all costs, expenses and liabilities in connection therewith, including without limitation, attorneys’ fees and disbursements.
     35. Except as amended by this Amendment, the Lease shall remain in full force and effect according to its terms.
     In Witness Whereof, Owner and Tenant have duly executed this Amendment as of the date written above.

Brause Plaza North LLC

By:	Brause Plaza LLC, sole Member

By:	/s/ Louis Brause Name: Louis Brause
Title: Member

Metropolitan Life Insurance Company

By:	/s/ Michael Viggiano Name: Michael Viggiano
Title: Vice President

11

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)
          On the 8th day of August, 2002, before me, the undersigned, personally appeared Louis Brause, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Mitchell N. Baron Notary Public

MITCHELL N. BARON
Notary Public, State of New York
No. 31-4517474
Qualified in New York County
Commission Expires March 30, 2006

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)
          On the 8th day August, 2002, before me, the undersigned, personally appeared Michael Viggiano, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Paul E. Hanau Notary Public

PAUL E. HANAU
Notary Public, State of New York
Qualified in Nassau County
Certificate filed in New York County
Commission Expires Sept. 15, 2002

Exhibit A
Exhibit P
Second Amendment of Lease
     Amendment dated                      , between Brause Plaza North LLC, a Delaware limited liability company having an office at 52 Vanderbilt Avenue, New York, New York 10017-3888 (“Owner”) and Metropolitan Life Insurance Company, a New York corporation having an office at One Madison Avenue, New York, New York 10010 (“Tenant”).
Recital
     A. Owner and Tenant entered into a Net Lease dated May 10, 2001, amended by First Amendment of Lease dated                     , 2002 (the “First Amendment”; collectively, the Lease”), covering the Premises located at 27-01 Bridge Plaza North, Long Island City, New York.
     B. Tenant is the tenant under a Net Lease dated                      (the “27th Street Lease”), covering the contiguous land (the “27th Street Land”) and building (the “27th Street Building”) located at 41-21 27th Street, Long Island City, New York (the “27th Street Premises”).
     C. Simultaneously with the execution and delivery of this Amendment, the 27th Street Lease is being terminated and the 27th Street Premises are being conveyed to Owner.
     D. Owner and Tenant desire to amend the Lease to include the 27th Street Premises in the Premises and as otherwise provided in this Amendment (all capitalized terms in this Amendment which are not defined in this Amendment shall have the meanings set forth in the Lease).
     Accordingly, Owner and Tenant agree as follows:
          1. Effective on the date of this Amendment, except as set forth in Paragraph 2 (a) the 27th Street Premises is included in the Premises, (b) the 27th Street Land shall be deemed part of the Land, (c) the core and shell of the 27th Street Building (which Owner and Tenant agree shall be deemed to contain 282,082 rentable square feet), the Base Building Equipment of the 27th Street Building and the Base Building Systems of the 27th Street Building, and all alterations, replacements, additions and substitutions, other than Tenant’s Work with respect to the 27th Street Premises and Tenant’s Property with respect to the 27th Street Premises, shall be deemed part of the Building, and (d) Tenant’s Work with respect to the 27th Street Premises and Tenant’s Property with respect to the 27th Street Premises shall be deemed part of, respectively Tenant’s Work
[*****]

and Tenant’s Property, on the same terms and conditions as are set forth in the Lease except as provided in this Amendment.
          2. (a) Notwithstanding the provisions of paragraph 1 of this Amendment, for purposes of Articles 13 (Damage by Fire or Other Casualty) and 14 (Taking) of the Lease, the 27th Street Premises shall be treated separately and independently from the balance of the Premises, so that (i) each threshold provision of Articles 13 and 14 of the Lease that relate to the amount of damage, the amount of any Taking, the cost or time to repair, the ability to terminate the Lease or abate Rent shall be applied to the 27th Street Premises separately and independently from the balance of the Premises and (ii) although Tenant’s option to terminate the Lease as provided in Section 13.3 of the Lease shall apply separately and independently to the 27th Street Premises and the balance of the Premises, Owner’s option to terminate the Lease as provided in Section 13.3 of the Lease shall apply only if Tenant has, pursuant to its option set forth in Section 13.3 of the Lease, terminated the Lease with respect to either the 27th Street Premises or the balance of the Premises.
               (b) In addition to any other abatements permitted under the Lease (i) if more than 50% of the facilities listed on Exhibit A to this Amendment (the “Common Facilities”) which serve the 27th Street Building but which are located in the balance of the Premises are damaged by fire or other casualty and as a result Tenant cannot, in Tenant’s reasonable judgment, conduct its business in the 27th Street Premises and does not conduct its business in the 27th Street Premises then Rent shall abate for the entire 27th Street Premises for the period from the date of the fire or other casualty until the date which is the earlier of 120 days after substantial completion of the repairs to the Common Facilities required to be performed by Owner or the date Tenant occupies the 27th Street Premises or any part thereof (in which event Rent shall be abated in proportion to the portion of the Premises which Tenant shall not occupy), for the normal conduct of Tenant’s business and (ii)if a Taking affects only the Common Facilities and as a result Tenant cannot, in Tenant’s reasonable judgment, conduct its business in any portion of the 27th Street Premises and does not conduct its business in that portion of the 27th Street Premises, then Rent shall abate in proportion to the portion of the 27th Street Premises which Tenant is unable to use as the result of the Taking and shall commence upon the date which is the earlier of 120 days after substantial completion of the repairs to the Common Facilities required to be performed by Owner or the date Tenant occupies that portion for the normal conduct of Tenant’s business.
               (c) For purposes of Articles 13 and 14 of the Lease, the Base Rent shall be allocated to the 27th Street Premises and to the balance of the Premises as follows: the Base Rent increase provided in paragraph 4 of this Amendment shall be allocated to the 27th Street Premises and the balance of the Base Rent shall be allocated to the balance of the Premises.
          3. Owner and Tenant hereby confirm the following: (a) the Substantial Completion Date with respect to the 27th Street Premises is                     , (b) the Fixed Expiration Date is                     ,

(c) the Base Tax Year for the 27th Street Premises is                      through                      and the Base Taxes for the 27th Street Premises are all Real Estate Taxes attributable to the 27th Street Premises for that period, as finally determined. [Insert allocation in Section 3.4 of the 27th Street Lease, if necessary], and (d) the First Lease Year with respect to the 27th Street Premises is from                      through                     , and each Lease Year with respect to the 27th Street Premises thereafter is from                      to                      (so that the 27th Street Premises shall be treated separately from the balance of the Premises for the purposes of the matters contained in clauses (a), (c) and (d) of this paragraph).
               4. (a) Effective on the date of this Amendment, the Base Rent shall be increased by [*****] per annum from                      and ending on                      $[*****] per annum from                      through                     , [*****] per annum from                      through an [*****] annum from                      through                      the Fixed Expiration Date.
               (b) Accordingly, the Base Rent under the Lease shall be as follows:
          5. The following paragraphs of the First Amendment (and the amendments to the Lease reflected in those paragraphs) are hereby deleted from the Lease: 3; 9; 11; 14 (clause (b) only); 20; 29; 30; and 31.
          6. Owner and Tenant hereby represent that (a) the Lease is unmodified and in full force and effect and (b) as of the date of this letter, (i) neither Tenant nor Owner has given the other written notice of any event that, with the giving of notice or the passage of time, or both, would constitute an existing Owner Default or an existing Event of Default, as the case may be, and (ii) neither Owner nor Tenant owes the other any sums under the Lease which are now due and payable, and Tenant has no offsets against the Rent. [Insert any exceptions].
          7. Owner and Tenant each represent to the other that it has not dealt with any broker, finder or like entity in connection with this Amendment or the transactions contemplated hereby, other than the Broker, whose commission shall be paid by Owner pursuant to a separate written agreement. If any claim is made by any broker, finder or like entity (other than the Broker) for a brokerage commission or fee in connection with this Amendment or the transactions contemplated hereby, who or which claims to have dealt with either Owner or Tenant, that party shall indemnify, defend and hold harmless the other from and against that claim and all costs, expenses and liabilities in connection therewith, including without limitation, attorneys’ fees and disbursements.
          8. Except as amended by this Amendment, the Lease shall remain in full force and effect according to its terms.

     In Witness Whereof, Owner and Tenant have duly executed this Amendment as of the date written above.

Brause Plaza North LLC By: Brause Plaza LLC, sole Member
By:
	Name:	Louis Brause
	Title:	Member

Metropolitan Life Insurance Company
By:
Name:
Title:

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)
          On the ___day of                     , ___, before me, the undersigned, personally appeared Louis Brause, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)
          On the ___day of                     , ___, before me, the undersigned, personally appeared                                         , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

Exhibit A
The Common Facilities
Electricity with one central meter
Class E Fire Alarm System
Domestic and fire water with central meters
Fuel oil gas fired steam boiler
Central Building Management System
Two points of entry for telecommunications
Loading Docks

EXHIBIT B
ALL THAT CERTAIN plot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the Borough and County of Queens, City and State of New York, bounded and described as follows:
BEGINNING at the corner formed by the intersection of the northerly line of Bridge Plaza North with the easterly line of 27th Street;
RUNNING THENCE northerly, along the easterly line of 27th Street, 169.33 feet;
THENCE easterly, along a line forming an angle of 110 degrees 26 minutes 10 seconds on its southerly side with the preceding course, 117.50 feet;
THENCE northerly, parallel with the easterly line of 27th Street, 161.10 feet;
THENCE easterly, at right angles to the preceding course, 90.11 feet to a point in the westerly line of 28th Street;
THENCE southerly, along the westerly line of 28th Street, 353.05 feet to the corner formed by the intersection of the northerly line of Bridge Plaza North with the westerly line of 28th Street;
THENCE westerly, along the northerly line of Bridge Plaza North, 201.05 feet to the point or place of BEGINNING.

Second Amendment of Lease
     Amendment dated as of June 30, 2003, between Brause Plaza North LLC, a Delaware limited liability company having an office at 52 Vanderbilt Avenue, New York, New York 10017-3888 (“Owner”) and Metropolitan Life Insurance Company, a New York corporation having an office at One Madison Avenue, New York, New York 10010 (“Tenant”).
Recital
     A. Owner and Tenant entered into a Net Lease dated May 10, 2001, amended by First Amendment of Lease dated August 8, 2002 (the “First Amendment”; collectively, the Lease”), covering the Premises located at 27-01 Bridge Plaza North, Long Island City, New York.
     B. Tenant is the tenant under a Net Lease dated August 8, 2002 (the “27th Street Lease”), covering the contiguous land (the “27th Street Land”) and building (the “27th Street Building”) located at 41-21 27th Street, Long Island City, New York (the “27th Street Premises”).
     C. Simultaneously with the execution and delivery of this Amendment, the 27th Street Lease is being terminated and the 27th Street Premises are being conveyed to Owner.
     D. Owner and Tenant desire to amend the Lease to include the 27th Street Premises in the Premises and as otherwise provided in this Amendment (all capitalized terms in this Amendment which are not defined in this Amendment shall have the meanings set forth in the Lease).
     Accordingly, Owner and Tenant agree as follows:
          1. Effective on the date of this Amendment, except as set forth in Paragraph 2 (a) the 27th Street Premises is included in the Premises, (b) the 27th Street Land shall be deemed part of the Land, (c) the core and shell of the 27th Street Building (which Owner and Tenant agree shall be deemed to contain [*****] rentable square feet), the Base Building Equipment of the 27th Street Building and the Base Building Systems of the 27th Street Building, and all alterations, replacements, additions and substitutions other than Tenant’s Work with respect to the 27th Street Premises and Tenant’s Property with respect to the 27th Street Premises, shall be deemed part of the Building, and (d) Tenant’s Work with respect to the 27th Street Premises and Tenant’s Property with respect to the 27th Street Premises shall be deemed part of, respectively Tenant’s Work and Tenant’s Property, on the same terms and conditions as are set forth in the Lease except as provided in this Amendment.

          2. (a) Notwithstanding the provisions of paragraph 1 of this Amendment, for purposes of Articles 13 (Damage by Fire or Other Casualty) and 14 (Taking) of the Lease, the 27th Street Premises shall be treated separately and independently from the balance of the Premises, so that (i) each threshold provision of Articles 13 and 14 of the Lease that relate to the amount of damage, the amount of any Taking, the cost or time to repair, the ability to terminate the Lease or abate Rent shall be applied to the 27th Street Premises separately and independently from the balance of the Premises and (ii) although Tenant’s option to terminate the Lease as provided in Section 13.3 of the Lease shall apply separately and independently to the 27th Street Premises and the balance of the Premises, Owner’s option to terminate the Lease as provided in Section 13.3 of the Lease shall apply only if Tenant has, pursuant to its option set forth in Section 13.3 of the Lease, terminated the Lease with respect to either the 27th Street Premises or the balance of the Premises.
               (b) In addition to any other abatements permitted under the Lease (i) if more than 50% of the facilities listed on Exhibit A to this Amendment (the “Common Facilities”) which serve the 27th Street Building but which are located in the balance of the Premises are damaged by fire or other casualty and as a result Tenant cannot, in Tenant’s reasonable judgment, conduct its business in the 27th Street Premises and does not conduct its business in the 27th Street Premises then Rent shall abate for the entire 27th Street Premises for the period from the date of the fire or other casualty until the date which is the earlier of 120 days after substantial completion of the repairs to the Common Facilities required to be performed by Owner or the date Tenant occupies the 27th Street Premises or any part thereof (in which event Rent shall be abated in proportion to the portion of the Premises which Tenant shall not occupy), for the normal conduct of Tenant’s business and (ii) if a Taking affects only the Common Facilities and as a result Tenant cannot, in Tenant’s reasonable judgment, conduct its business in any portion of the 27th Street Premises and does not conduct its business in that portion of the 27th Street Premises, then Rent shall abate in proportion to the portion of the 27th Street Premises which Tenant is unable to use as the result of the Taking and shall commence upon the date which is the earlier of 120 days after substantial completion of the repairs to the Common Facilities required to be performed by Owner or the date Tenant occupies that portion for the normal conduct of Tenant’s business.
               (c) For purposes of Articles 13 and 14 of the Lease, the Base Rent shall be allocated to the 27th Street Premises and to the balance of the Premises as follows: the Base Rent increase provided in paragraph 4 of this Amendment shall be allocated to the 27th Street Premises and the balance of the Base Rent shall be allocated to the balance of the Premises.
          3. Owner and Tenant hereby confirm the following: (a) the Substantial Completion Date with respect to the 27th Street Premises is (i) June 13, 2003, with respect to floors 3 through 6, (ii) June 20, 2003, with respect to floors 7 through 13, and (iii) June 30, 2003, with respect to the balance of the 27th Street Premises (so that Substantial Completion Date with respect to the entire 27th Street Premises is June 30, 2003), (b) the Fixed Expiration Date is June 30, 2023; (c) the Base Tax Year for the 27th

Street Premises is July 1, 2003 through June 30, 2004 and the Base Taxes for the 27th Street Premises are all Real Estate Taxes attributable to the 27th Street Premises for that period, as finally determined, as calculated in accordance with Section 3.4 of the 27th Street Lease, and (d) the First Lease Year with respect to the 27th Street Premises is from July 1, 2003 through June 30, 2004, and each Lease Year with respect to the 27th Street Premises thereafter is from July 1 to June 30 (so that the 27th Street Premises shall be treated separately from the balance of the Premises for the purposes of the matters contained in clauses (a), (c) and (d) of this paragraph).
          4. (a) Effective on the date of this Amendment, the Base Rent shall be increased by [*****] per annum from October 11, 2003 through June 30, 2008, [*****] per annum from October 18, 2003 through June 30, 2008 and [*****] per annum from October 28, 2003 through June 30, 20081 [*****] per annum from July 1, 2008 through June 30, 2013, [*****] per annum from July 1, 2013 through June 30, 2018, and [*****] per annum from July 1, 2018 through the Fixed Expiration Date.
               (b) Accordingly, the Base Rent under the Lease shall be as follows:
     [*****] per annum from April 25, 2002 through October 10, 2003;
     [*****] per annum from October 11, 2003 through October 17, 2003;
     [*****] 6 per annum from October 18, 2003 through October 27, 2003;
     [*****] per annum from October 28, 2003 through September 30, 2006;
     [*****] per annum from October 1, 2006 through June 30, 2008;
     [*****] per annum from July 1, 2008 through September 30, 2011;
     [*****] per annum from October 1, 2011 through June 30, 2013;
     [*****] per annum from July 1, 2013 through September 30, 2016;
     [*****] per annum from October 1, 2016 through June 30, 2018;
     [*****] per annum from July 1, 2018 through September 30, 2021; and
     [*****] per annum from October 1, 2021 through the Fixed Expiration Date.

[1]	Due to rounding the rentable square feet of each floor of the 27th Street Building as shown on Exhibit E to the 27th Street Lease, the sum of the rentable square feet of those floors is five rentable square feet less than the total, agreed upon, rentable square feet of the 27th Street Building of 282,028 rentable square feet, as shown on Exhibit E to the 27th Street Lease. Accordingly, in order for the calculation of the Base Rent for the 27th Street Premises to be based upon the total, agreed upon, rentable square feet of the 27th Street Building, the rentable square feet of the 2nd floor of the 27th Street Building is hereby increased by five rentable square feet, from 23,340 rentable square feet to 23,345 rentable square feet.

          5. The following paragraphs of the First Amendment (and the amendments to the Lease reflected in those paragraphs) are hereby deleted from the Lease: 3; 9; 11; 14 (clause (b) only); 20; 29; 30; and 31.
          6. Owner and Tenant hereby represent that (a) the Lease is unmodified and in full force and effect and (b) as of the date of this letter, (i) neither Tenant nor Owner has given the other written notice of any event that, with the giving of notice or the passage of time, or both, would constitute an existing Owner Default or an existing Event of Default, as the case may be, and (ii) neither Owner nor Tenant owes the other any sums under the Lease which are now due and payable, and Tenant has no offsets against the Rent.
          7. Owner and Tenant each represent to the other that it has not dealt with any broker, finder or like entity in connection with this Amendment or the transactions contemplated hereby, other than the Broker, whose commission shall be paid by Owner pursuant to a separate written agreement. If any claim is made by any broker, finder or like entity (other than the Broker) for a brokerage commission or fee in connection with this Amendment or the transactions contemplated hereby, who or which claims to have dealt with either Owner or Tenant, that party shall indemnify, defend and hold harmless the other from and against that claim and all costs, expenses and liabilities in connection therewith, including without limitation, attorneys’ fees and disbursements.
          8. Except as amended by this Amendment, the Lease shall remain in full force and effect according to its terms.
          9. This Amendment may be executed in any number of counterpart, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.
(Signature page to follow)

     In Witness Whereof, Owner and Tenant have duly executed this Amendment as of the date written above.

Brause Plaza North LLC
By:	/s/ David Brause
	Name:	David Brause
	Title:	Vice President

Metropolitan Life Insurance Company
By:	/s/ Michael Viggiano
	Name:	Michael Viggiano
	Title:	Vice President

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)
          On the 25 day of June, 2003, before me, the undersigned, personally appeared David Brause, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Ruth Brause Notary Public

RUTH BRAUSE
Notary Public, State of New York
No. 31-4643006
Qualified in New York Country
Commission Expires March 30, 19__

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)
          On the 27 day of June, 2003, before me, the undersigned, personally appeared Michael Viggiano, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Paul E. Hanau Notary Public

PAUL E. HANAU
Notary Public, State of New York
Qualified in Nassau Country
Certificate Filed in New York Country
Commission Expires Sept. 15, 2006

Third Amendment of Lease
     Amendment dated as of September 23, 2010, between Brause Plaza North LLC., a Delaware limited liability company having an office at 52 Vanderbilt Avenue, New York, NY 10017-3888 (“Owner”) and Metropolitan Life Insurance Company, a New York corporation having an office at 1095 Avenue of the Americas, New York, NY 10036-6797 (“Tenant”).
Recital
     A. Owner and Tenant entered into a Net Lease dated May 10, 2001, amended by First Amendment of Lease dated August 8, 2002 (the “First Amendment”) and Second Amendment of Lease dated as of June 30, 2003 (collectively, the “Lease”), covering the property located at 27-01 Bridge Plaza North, Long Island City, New York.
     B. Owner and Tenant desire to amend the Lease as provided in this Amendment (all capitalized terms in this Amendment which are not defined in this Amendment shall have the meanings set forth in the Lease; and any reference in this Amendment to the Lease shall be deemed to include the Lease as amended by this Amendment).
     Accordingly, Owner and Tenant agree as provided in this Amendment.
          1. Development Rights.
               (a) Notwithstanding any provision of the Lease to the contrary, all Development Rights applicable to the Building or the Square Block (whether or not obtained by Tenant or Owner) shall belong to, and may be used or disposed of by, Owner only (and not by Tenant), without any payment by Owner to Tenant, except that Owner shall not use the Development Rights to increase the height of the Building prior to the earlier of (i) the date the Term ends or (ii) the date MetLife occupies less than one full floor in the base of the Building (the base of the Building being floors 2 through 7; a full floor being the floor in both the original Building and the 27th Street Building).
               (b) Section 6.5 of the Lease is hereby amended by deleting paragraphs (b), (c) and (d).
               (c) Paragraph 7 of the First Amendment is hereby deleted from the Lease.
          2. Repairs and Maintenance. Section 9.2 of the Lease is hereby amended by (a) deleting the first two sentences, and replacing them with the following sentence: “Owner’s sole responsibility with respect to the repair and maintenance of the Building shall be to, at Owner’s expense, replace the following structural elements of the Building: concrete frame; steel reinforcements; footings; foundation; load-bearing columns; and roof supports, but only if the condition of any such element requires replacement of the entirety of any such element, rather than repair, under sound construction practice; provided, however, that any such replacement shall be performed by Owner at Tenant’s expense if (i) the replacement was necessitated due to the act of Tenant or any Tenant Party or (ii) a warranty or guaranty applicable to the element to be replaced was terminated or reduced, in whole or in part, due to the act of Tenant or any Tenant Party (but only to the extent the warranty or guaranty would have covered the cost of the replacement)” and (b) in the next to last sentence, changing the words “clause (ii) or clause (iii)” to “clause (i) or clause (ii).”
          3. Incentives. Exhibit A to the Lease is hereby amended by adding at the end of the definition of “Incentives”, the following: “including the benefits of any Industrial Commercial Development Program and Consolidated Edison’s Business Incentive Rate Program”.
          4. Multi-Tenant Lease Provisions. Exhibit I to the Lease is hereby amended by adding at the end, the following:
          “7. Management. Owner shall manage the Building, or have the Building managed, in a manner comparable to buildings comparable to the Building in Long Island City.”
          “8. Cleaning. At Tenant’s request, Owner shall provide cleaning to Tenant, at Tenant’s expense, in a manner comparable to buildings comparable to the Building in Long Island City. The inclusion of cleaning shall be a factor in determining the Fair Market Base Rent.”
          “9. Penthouse. Provided Tenant has regularly illuminated the façade around the penthouse during the initial term of the Lease, and for so long as Owner elects to continue to illuminate that façade during the extended term, Tenant and JetBlue (as defined in Section 34.1) shall have the non-exclusive right from time to time to request Owner to use one or more particular colors of illumination for a period of time. If Tenant or JetBlue shall make such request, Owner shall endeavor to accommodate the request (but Owner shall have no liability for Owner’s failure to do so), provided that (a) if the request is made by JetBlue, there is no JetBlue Default (as defined in Section 34.2) and the JetBlue Occupancy Requirement (as defined in Section 34.1) is met, or if the request is made by Tenant, there is no Event of Default, (b) if overlapping requests are made, JetBlue’s request shall take priority, (c) the change shall not be prohibited by any Requirement, (d) Owner consents to the change, which consent shall not be unreasonably withheld and (e) Tenant or JetBlue (whichever made the request) provides the materials and pays in advance (if requested by Owner) or reimburses Owner for the cost of changing the colors (including labor).”
          5. Tenant’s Right of First Offer and Right to Expand. Articles 32 and 33 of the Lease are hereby deleted from the Lease.

2

          6. Tenant’s Right to Extend the Term. Article 34 of the Lease is hereby amended as follows:
               (a) Section 34.1(a) of the Lease is amended to (i) reduce the extension term from 10 years to 5 years (but the reference in Section 34.1(b) to a 10-year lease shall remain, so that the Fair Market Base Rent for the 5-year extension term shall be based on a Fair Market Base Rent for a 10-year term) and (ii) add the following sentence at the end: “If Tenant’s Subtenant, JetBlue Airways Corporation, its Affiliates or its successor by merger, consolidation or sale of assets (collectively, “JetBlue”), on the date Tenant exercises Tenant’s right under this Section and on the date the extended term commences, occupies (the “JetBlue Occupancy Requirement”) two or more full floors in the base of the Building, or the equivalent rentable square footage in the base of the Building (but, in either case, this requirement shall be deemed met if the occupancy is less by not more than 25,000 rentable square feet), the requirement of Tenant’s (or its Affiliate’s) occupancy set forth in clause (iii) of this Section shall not apply.”
               (b) Section 34.1(c) of the Lease is amended to change the notice date from 18 months before the Fixed Expiration Date to 20 months before the Fixed Expiration Date (time being of the essence).
               (c) Section 34.2 is hereby added to the Lease, to read as follows:
               “Section 34.2. During the extended term of this Lease, if the JetBlue Occupancy Requirement is met and JetBlue is not then in default under its Sublease or any direct lease or other agreement with Owner (including any amendment of this Lease in which JetBlue undertakes obligations or liabilities in favor of Owner), following any required notice and the expiration of the applicable cure period (a “JetBlue Default”), Owner shall not lease any space in the Building, or consent to the sublease of any space in the Building (if denying consent shall not cause Owner to violate the lease between Owner and the tenant requesting consent to the sublease), to any of the airlines, or, for occupancy by an airline, to any of the entities controlling airlines (control meaning the direct or indirect ownership of more than 50% of all classes of voting equity interests and the ability to direct day to day operations) listed on Exhibit A to this Amendment or to any airline or, for occupancy by an airline, to any such entity substituted by JetBlue for an airline or entity then on the list, by notice by JetBlue to Tenant and Owner, provided that the substitution shall not be effective, and Owner shall have the right to lease space in the Building or consent to the sublease of space in the Building to the airline or entity set forth in JetBlue’s notice if (a) the notice is received by Owner after the date Owner and such airline or entity sign a letter of intent, term sheet, lease or other agreement or (b) if Owner is negotiating with any such airline or entity on the date the notice is received by Owner and enters into a letter of intent, term sheet, lease or other agreement with such airline or entity within 135 days following receipt of JetBlue’s notice. Nothing contained in this Section or elsewhere in this Lease shall prevent Owner from leasing space in the Building, or consenting to the subleasing of space in the Building, to any competitor of Tenant or any Affiliate of Tenant.”

3

               (d) Section 34.3 is hereby added to the Lease, to read as follows:
               “Section 34.3.
               (a) If (i) Tenant shall duly exercise Tenant’s right to extend the Term, but shall not include the entire 2nd floor of the Building and (ii) a cafeteria, fitness center or conference center for Tenant’s or JetBlue’s employees is then operated on the 2nd floor of the Building in a location on the 2nd floor of the Building approved by Tenant and Owner, then Tenant shall have the right to include in Tenant’s exercise notice all or any of those portions of the 2nd floor (but if Tenant includes any portion of the cafeteria, it must also include the existing kitchen and server areas). Owner shall, if requested by Tenant or JetBlue on or before the date which is 150 days prior to the last date on which Tenant may exercise Tenant’s extension right (but not sooner than the date which is 180 days prior to the last date on which Tenant may exercise Tenant’s extension right), give notice to Tenant or JetBlue (whichever made the request, with a copy to the other party) within 120 days following Tenant’s or JetBlue’s request, as to whether Owner then intends, during the extended term, to operate a cafeteria, fitness center or conference center in the Building for the tenants of the Building. If Owner fails to respond within such 120-day period, it shall be deemed that Owner does not then intend to operate a cafeteria, fitness center or conference center in the Building for the tenants of the Building. Whether or not Tenant includes the cafeteria, fitness center or conference center in Tenant’s exercise notice, or Owner states or is deemed to have stated that Owner does or does not operate a cafeteria, fitness center or conference center in the Building for the tenants of the Building, Owner shall have the right, at any time, to operate or cease to operate a cafeteria, fitness center or conference center in the Building for the tenants of the Building.
               (b) In all events, if Tenant shall include only a portion of the 2nd floor in Tenant’s exercise notice as permitted by this Section, such portion shall be configured in a manner that is reasonably acceptable to Owner so that the balance of the 2nd floor of the Building is leasable by Owner at market rents without discount due to the location or configuration of the balance.
               (c) If (i) Tenant shall give notice to Owner on or before the date which is 90 days prior to the last date Tenant may exercise Tenant’s extension right that Tenant desires Owner to enter into a direct lease with JetBlue for a portion of the 2nd floor of the Building which may be included in Tenant’s notice of exercise pursuant to this Section, (ii) the JetBlue Occupancy Requirement and the Rating Requirement (as defined in Section 34.4) are then and at the commencement of the extended term met, (iii) there is then no JetBlue Default, (iv) Owner and JetBlue agree on the terms of the lease on or before the last date Tenant may exercise Tenant’s extension right and (v) Tenant duly exercises Tenant’s extension right, Owner shall lease that portion directly to JetBlue on the agreed upon terms and any purported exercise by Tenant of its extension right for the portion leased to JetBlue shall be void.

4

               (d) During the extended term of this Lease, if Tenant shall not include the entire Building in Tenant’s extension notice, but shall include the cafeteria or fitness center, Owner shall not be required to provide cleaning service for those areas, but shall not object to Tenant’s contracting directly with Owner’s cleaning contractor for such cleaning service.”
               (e) During the extended term of this Lease, if and for so long as Tenant or JetBlue operates in the Building a cafeteria, fitness center or conference center (the “Building Amenities”; it being recognized that Tenant or JetBlue may, at any time, cease operating any of the Building Amenities, including converting that space to another Permitted Use), the other tenants of the Building and their guests and invitees shall have the non-exclusive use of the Building Amenities, subject in all cases to any reasonable rules and regulations of Tenant or JetBlue regarding the use thereof by all users (which shall be enforced in a non-discriminatory manner and may include excluding from the fitness center any person who does not satisfy reasonably established medical or health conditions or who refuses to sign Tenant’s or JetBlue’s then waiver and release form, if any, for use of the fitness center) and subject to Building-wide prices, except that the employees of Tenant or JetBlue and its Affiliates (whichever operates the Building Amenities) may be given a discount. If (i) JetBlue or Tenant maintains any of the Building Amenities, (ii) the size of that Building Amenity is smaller than its size on the date the initial term ended and (iii) the size does not, in JetBlue’s or Tenant’s, as the case may be, reasonable opinion, accommodate the other tenants in the Building, then JetBlue or Tenant, as the case may be, shall not be required to offer that Building Amenity to other tenants of the Building.
               (f) Section 34.4 is hereby added to the Lease, to read as follows:
               “Section 34.4. During the extended term of this Lease, if Tenant extends the initial term of this Lease for less than the entire Building (other than Ground Floor space recaptured by Owner), then if (i) the JetBlue Occupancy Requirement is met, (ii) there is then no JetBlue Default, (iii) JetBlue has a Standard & Poor’s long term debt rating of A- or better or (if Standard & Poor’s shall not rate the long term debt of JetBlue) the equivalent rating by Fitch (A-) or Moody’s (A) or, if neither shall rate the long term debt of JetBlue, a rating agency selected by Landlord (the “Rating Requirement”), (iv) the space in the Building desired by JetBlue has been made available for lease by Owner and (v) Owner and JetBlue agree on the terms of the lease, Owner shall enter into a lease for that space, on the agreed upon terms, directly with the JetBlue.”
               (g) Section 34.5 is hereby added to the Lease, to read as follows:
               “Section 34.5. During the extended term of this Lease, if Tenant extends the initial term of this Lease for less than the entire Building (other than Ground Floor space recaptured by Owner), then Owner shall have the right, at Owner’s expense, to relocate Tenant, JetBlue (whether as a Subtenant or a direct tenant) or any Subtenant, or any of their respective

5

Affiliates (and each sublease shall so provide), to contiguous space of substantially equal rentable square footage (that is, contiguous full floors and a partial floor contiguous to those floors, if needed) and, if not a full floor, substantially similar configuration anywhere in the Building (except that Tenant and JetBlue, and their respective Affiliates, shall not be relocated to the 2nd floor, provided, with respect to JetBlue only, if there is then no JetBlue Default), with equivalent build-out (including wiring for telecommunications and other equipment), services, structural support, operational capability and redundancy (including any System Operations Center operated by JetBlue), including the payment by Owner of the reasonable cost to relocate that Person’s property to the relocated space which Owner shall reimburse to that Person, unless Owner elects to arrange for the relocation, in which event Owner shall pay the cost directly (in no event, however, shall Owner have the right to arrange for the relocation of the SOC equipment, such relocation to be performed by JetBlue at Owner’s reasonable cost). The relocation by Owner shall be performed in a manner which minimizes disrupting the business of the relocated Person. Prior to commencing any required build-out of the relocated space, Owner shall provide the relocated Person with a copy of the plans and specifications for the build-out and an estimate of the time to complete the build-out (including wiring for telecommunications and other equipment). During performance of the build-out, Owner shall permit the relocated Person to observe and inspect the build-out, provided the relocated Person shall not interfere with the build-out. After substantial completion of the build-out, any punch list work shall be determined and performed pursuant to Section 5.5 of this Lease. Any dispute regarding the build-out, services, structural support, operational capability, redundancy, punch list work or cost shall be resolved by Construction Arbitration. The relocated Person shall vacate its then existing space and occupy the relocated space on all of the terms of this Lease on or before the 30th day following Owner’s notice that the relocated space is substantially complete and, if the relocated Person is JetBlue, provided the SOC is fully operational (which JetBlue shall arrange as soon as practicable). If Tenant, or its Affiliate, occupies the 8th floor of the Building and Owner desires to relocate the occupant of the 8th floor from the 8th floor, and there is no Event of Default, Owner may do so only if one of the following conditions are met: (i) the replacement tenant leases rentable square footage in the Building greater than the rentable square footage equivalent of three full base floors in the Building and the 8th floor or (ii) the replacement tenant leases more rentable square footage in the Building than the relocated Person (and its Affiliates) and the replacement tenant’s space (other than the 2nd floor of the Building, if that is leased by the replacement tenant) is contiguous with the 8th floor. If the condition of either clause (i) or (ii) of this Section is met and Owner relocates the occupant from the 8th floor, at the option of Owner, the 8th floor occupant may be relocated to a noncontiguous floor in the tower portion of the Building (the tower portion being floors 8 through 13) or to a contiguous floor in the base of the Building.”
          7. Building Name; Signage. Section 35.1 of the Lease is hereby deleted from the Lease and replaced with the following:

6

               “Section 35.1 (a) During the Term, the Building shall not be named by Owner or Tenant unless the name is acceptable to Owner and Tenant, except that, during the initial term of this Lease and, if Tenant extends the term for the entire Building (other than Ground Floor Space recaptured by Owner), if (i) there is not then a Material Event of Default, (ii) this Lease is otherwise in full force and effect and (iii) Tenant named herein (or an Affiliate of that Tenant) is the tenant under this Lease, the Building may be known as the “MetLife Building” or the name of any Affiliate of Tenant named herein or any successor to Tenant named herein or its Affiliate by merger, consolidation or sale of assets, or any derivatives of such name. If, however, Tenant extends the initial term of this Lease for less than the entire Building (other than Ground Floor space recaptured by Owner), then during the extended term of this Lease, if any tenant of the Building and its Affiliates lease more space in the Building then the aggregate space in the Building then leased or subleased by Tenant, JetBlue and their respective Affiliates, Owner shall have the right, in Owner’s sole discretion, without Tenant’s or JetBlue’s consent, to name the Building (but not the name of Tenant, JetBlue, any of their respective Affiliates or if the JetBlue Occupancy Requirement is then met and there is then no JetBlue Default, any airline or entity then listed on Exhibit A.)
               (b) During the initial term of this Lease and, if Tenant extends the initial term for the entire Building (other than Ground Floor space recaptured by Owner), the extended term (i) Tenant shall have the right, at its expense, in accordance with all of the provisions of this Lease, including Article 6, and subject to Owner’s approval (which shall not be unreasonably withheld), to install the following signs containing only the name or logo of Tenant or JetBlue, or their Affiliates (but, with respect to JetBlue’s Affiliates, only Affiliates that are airlines): (A) two signs (collectively, the “Main Lobby Signs”)in the ground floor lobby of the Building on the Queens Plaza North side (the “Main Lobby”), one on a portion of the eastern wall and one on a portion of the western wall; (B) one sign (the “27th Street Lobby Sign”) in the ground floor lobby of the Building on the 27th Street side (the “27th Street Lobby”), on the wall; (C) one sign (the “Roof Sign”) on the 7th floor roof of the Building, together with related equipment, mountings, support structures and associated lines, wiring and cabling; (D) four signs (collectively, the “Building Exterior Signs”), two on the exterior façade of the Building, one to the left and one to the right of the main entrance on the Queens Plaza North side of the Building and two on the exterior façade of the Building, one to the left and one to the right of the entrance on the 27th Street side of the Building; (E) two signs (collectively, the “Directional Signs”) on the exterior façade of the Building, one on the 28th Street side of the southeast corner of the Building and one on the 27th Street side of the southwest corner of the Building; and (F) one sign (the “Alternative Sign”) on the exterior façade of the Building above the entrance door to the Main Lobby but only for as long as the Roof Sign is not permitted by the Governmental Authorities having jurisdiction over the Roof Sign and no Roof Sign is actually being maintained by Tenant or JetBlue or any of their Affiliates (but the Alternative Sign shall not reduce the level of natural light admitted to the Main Lobby through the window above the entrance door except to a de minimis extent), (ii) any Subtenant (and, if Owner shall recapture any space on the Ground

7

Floor, any tenant) shall have the right to be listed on the tenant directory, if any, in the Main Lobby and to have an identification sign on the northern wall of the Main Lobby, and if the Subtenant or tenant is on the Ground Floor, that Subtenant or tenant may also have one tasteful identification sign on its storefront (and may maintain other tasteful window displays), subject to Owner’s and (with respect to any recaptured Ground Floor space) Tenant’s reasonable approval and (iii) Owner and its managing agent may have customary identification signs on and in the Building, the locations and sizes of which shall be subject to Tenant’s reasonable approval.
               (c) If Tenant extends the initial term of this Lease for less than the entire Building (other than Ground Floor space recaptured by Owner) then (i) Tenant shall no longer have the right to the Roof Sign (or the Alternative Sign), except that if JetBlue is then a Subtenant Tenant shall retain the right to the Roof Sign (but not the Alternative Sign, even if the Roof Sign is not permitted by the Governmental Authorities having jurisdiction over the Roof Sign, subject, however, to clause (ii)(IV), below) and (ii) Tenant’s other sign rights set forth in Section 35.1(b) shall continue, except that (A) Tenant shall have the right to only two Building Exterior Signs, one on the exterior façade of the Building to the left or the right of the main entrance on the Queens Plaza North side of the Building and one on the exterior façade of the Building to the left or the right of the entrance on the 27th Street side of the Building (as determined by Tenant simultaneously with the exercise of Tenant’s extension right and, if not, by Owner), (B) the 27th Street Lobby wall sign shall be shared by the tenants of the tower portion of the Building in proportion to the rentable square footage leased by those tenants in the tower portion of the Building, (C) Tenant shall not have the right to approve the identification sign relating to any recaptured Ground Floor space, and (D) if any tenant of the Building or its Affiliates leases the same or more rentable square feet in the Building than Tenant and its Affiliates actually occupy, then (I) Tenant shall lose the right to the sign on either the eastern wall or the western wall of the Main Lobby (as determined by Tenant simultaneously with the exercise of Tenant’s extension right and, if not, by Owner), (II) Owner shall have the right to place the signs of that tenant or its Affiliates on that wall and on the exterior of the Building, including directional signs (but the right to the Roof Sign (or the Alternative Sign, if applicable) shall be governed by clauses (i) and (ii)(IV) of this paragraph), (III) Tenant and JetBlue shall have the right, at Tenant’s or JetBlue’s expense, to have an identification sign (reasonably approved by Owner) on the northern wall of the Main Lobby of a size and prominence equivalent to tenants (and their Affiliates) leasing substantially the same rentable square feet in the Building as Tenant or JetBlue and its Affiliates (but in no event shall the tenant that replaces Tenant on the eastern wall or the western wall of the Main Lobby have an identification sign on the northern wall larger or more prominent than Tenant’s or JetBlue’s identification sign on the northern wall) and (IV) Owner shall have the right to place the name or logo of that tenant and its Affiliates on the Alternative Sign and, if the Roof Sign is then or thereafter not permitted by the Governmental Authorities having jurisdiction over the Roof Sign, Tenant shall share equally with all such tenants and its Affiliates the Alternative Sign, the order from the top being by

8

amount of square footage leased or subleased in the Building, but JetBlue shall be higher than any tenant leasing or subleasing square footage equal to JetBlue.
               (d) Promptly following the execution and delivery by Tenant and JetBlue of a Sublease, JetBlue shall, and Tenant shall use commercially reasonable efforts to cause JetBlue to, apply for a permit for the Roof Sign and, to the extent permitted by any Requirement, have the application request that the permit for that sign continue in effect for the benefit of, and be assignable to, Owner or Owner’s designee, after Tenant or JetBlue, as the case may be, vacates the Building. If a permit for the Roof Sign is obtained (i) neither Tenant nor JetBlue shall amend the permit or terminate, or take any action or fail to take any action which would terminate, the permit (other than as required by a Requirement), (ii) JetBlue shall (and Tenant shall use commercially reasonable efforts to cause JetBlue to) promptly erect the sign and any required sign structure in a manner reasonably acceptable to Owner and subject to all of the provisions of this Lease, including Article 6, (iii) the sign and sign structure shall be deemed part of the Premises for all purposes of the Lease and (iv) subject to Owner’s right to have Tenant, at Tenant’s expense, remove the sign and the sign structure (unless the permit for the Roof Sign continues in effect for the benefit of, and is assigned to, Owner upon the expiration or earlier termination of this Lease or the JetBlue Sublease, in which event that sign structure shall not be removed by Tenant), at the expiration or earlier termination of this Lease or JetBlue’s Sublease, as the case may be, the sign and the sign structure shall, without payment by Owner to Tenant or JetBlue, become the property of Owner, shall not be removed by Tenant or JetBlue (but Owner shall not have the right to continue to display Tenant’s or JetBlue’s name without its consent) and shall be assigned by Tenant and JetBlue to Owner or Owner’s designee. At the expiration of earlier termination of this Lease, or when any signage rights are terminated, except as provided in this paragraph, Tenant shall, at its expense, remove all (or the relevant) signs erected by Tenant or any Subtenant (including JetBlue) and repair any damage to the Building as a result of installation or removal.
               (e) Nothing contained in this Lease shall give Owner any interest in or right to the name of Tenant or JetBlue or any of their respective Affiliates, except that Owner may use the Building’s likeness (including any signs) in advertising or other promotional materials concerning its or its Affiliates business related to real estate. However, any such use which is other than using the Building’s likeness (including the signs) to identify the Building as being developed, owned or managed by Owner or its Affiliates, in which the name or logo of JetBlue or Tenant or their Affiliates is identifiable, shall require the prior consent of JetBlue or Tenant, as the case may be.”
          8. 7th Floor Roof and Building Roof.
               (a) Subject to all of the provisions of this paragraph and the other provisions of the Lease, during the Term, Tenant shall have the nonexclusive right, at its expense (but without charge by Owner), to use (i) the portion of the 7th floor roof of the Building shown

9

on Exhibit B to this Amendment for the installation of the generator, chiller, HVAC equipment, switchgear, floor supports and dunnage shown on Exhibit B (or similar replacements), and (ii) the portion of the Building roof shown on Exhibit D to this Amendment for the installation of the satellite dishes and antennae shown on Exhibit D (or similar replacements), and the installation of risers connecting the Premises to that equipment, provided (x) Tenant shall place those items in as tight an area as is practicable, (y) all of those items are used in connection with the Premises or in connection with Tenant’s business or the business of any Subtenant and (z) the items on the 7th floor roof shall be screened in a manner reasonably acceptable to Owner to block the items on the 7th floor roof from view if any of those items may be seen from the roof deck (collectively, the “Equipment”).
               (b) Prior to installing the Equipment, the following shall, at Tenant’s expense, be submitted to Owner for Owner’s approval (which shall not be unreasonably withheld): (i) detailed plans and specifications for the Equipment and its installation, and an engineer’s report on the affect the installation and operation of the Equipment shall have on the roof or structural integrity of the Building; and (ii) a full maintenance contract covering the Equipment, roof and parapet wall obtained by Tenant from a maintenance company approved by Owner. Notwithstanding any provision of the Lease to the contrary, any work or repairs performed by Tenant effecting the roof or parapet, including the installation, repair, maintenance or removal of the Equipment, shall be performed, at Tenant’s expense, by a contractor designated by Owner.
               (c) Owner may, at its expense, change the location of the Equipment (with minimal disruption of service but with no interruption of the SOC and with time for permissible testing).
               (d) Tenant shall have access to the roof and during the extended term if Tenant extends the initial term of the Lease for less than the entire Building (other than Ground Floor space recaptured by Owner) Tenant’s access to the roof shall be in common with all others to whom Owner gives access to the roof, but Owner shall not permit any other party access to the Equipment.
               (e) Owner, other tenants in the Building and all others to whom Owner grants such right, shall have the right to use the roof during the extended term if Tenant extends the initial term of the Lease for less than the entire Building (other than Ground Floor space recaptured by Owner), but such use shall not interfere with the use of the Equipment.
               (f) Tenant shall, at its expense, maintain and make all repairs to the Equipment, maintain the Equipment in good order and condition, comply with all Requirements with respect to the use, furnishing, installing, maintaining and repair of the Equipment.

10

               (g) Tenant shall, at its expense, obtain and keep in force all required permits and licenses, and the insurance carried by Tenant in accordance with the Lease shall cover the Equipment.
               (h) Tenant shall (i) not overload the roof and (ii) install, mount, anchor and use the Equipment in a manner which shall not permit the same to vibrate, and otherwise in a manner reasonably satisfactory to Owner and its engineer (so that the Equipment shall not interfere with any other equipment now on the roof or in the Building, and any adjustments in the future to prevent such interference shall be promptly made by Tenant at Tenant’s expense; but if the Equipment interferes with any other equipment placed on the roof or in the Building after the Equipment is placed on the roof, and adjustments which do not adversely affect the Equipment or its use may be made to prevent interference, Owner may, at Owner’s expense, make those adjustments).
               (i) Owner shall have no obligation, liability or responsibility whatsoever with respect to the Equipment.
               (j) Tenant shall indemnify, defend and hold harmless Owner from and against any and all claims, actions, proceedings, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees), and shall make all repairs to the roof, parapet and coping, in connection with or arising out of the use, furnishing, installation, maintenance and repair of the Equipment (and Tenant shall, at Tenant’s expense, be responsible for the repair and maintenance of the portion of the roof, parapet and coping covered by the Equipment and the immediately surrounding area).
               (k) On or before the last day of the Term, or the date Tenant or any Subtenant ceases the use of any Equipment, or on the date any Governmental Authority requires the removal of the Equipment, Tenant shall, at its expense, remove the Equipment (or the portion which is no longer used), other than the Roof Sign or the Penthouse Sign (which shall be governed by Section 35.1 of the Lease), resurface any affected areas of the roof, and restore the roof and the Building.
          9. JetBlue Approvals. Subject to all of the provisions of the Lease (including Article 31.1(c) of the Lease) and, if required under the JetBlue Sublease, Tenant’s consent, Owner hereby consents to the following during the term (or any extension) of the JetBlue Sublease:
               (a) the signs shown on Exhibit C to this Amendment (and any changes to the Roof Sign approved or required by an Governmental Authority), provided the size of each sign is the same or smaller than the size on the date of this Amendment;
               (b) provided there is no JetBlue Default, the use by JetBlue without additional charge by Owner, of the land shown hatched on Exhibit K to the Lease, or (if

11

applicable) Tenant’s proportionate share, for (i) a construction staging area until April 30, 2012 and (ii) a portable generator during an emergency;
               (c) the use by the Federal Aviation Administration or other Governmental Authority (including, for these purposes only, foreign governments having jurisdiction over JetBlue), during the term of the JetBlue Sublease, of portions of the space in the Building leased or subleased by JetBlue to monitor and regulate the activities of JetBlue (but such use shall not be a sublease or otherwise provide the Federal Aviation Administration or other Governmental Authority any occupancy rights);
               (d) the use by JetBlue of a portion of the space in the Building leased or subleased by JetBlue for a 24-hour Systems Operation Center (the “SOC”) (which shall be deemed a Permitted Use);
               (e) if Tenant extends the initial term of the Lease for less than the entire Building (other than Ground Floor space recaptured by Owner), unless (x) Owner allows JetBlue to use the existing fuel tank and riser furnished by Barclay’s (and Tenant shall use commercially reasonable efforts to provide Owner with control over that fuel tank or riser during the extended term) or (y) furnishes for JetBlue another fuel tank having a capacity of not less than 4,000 gallons and a riser connecting the tank to JetBlue’s premises, the cost of which shall be included in the Fair Market Base Rent, provided there is no JetBlue Default and the JetBlue Occupancy Requirement is met, the right during the extended term for JetBlue to share the usage of Owner’s two existing 8,000 gallon fuel tanks and associated pumps and distribution equipment (the “Building Fuel Tanks”), on the following terms: (i) Tenant or JetBlue shall reimburse to Owner from time to time, within 30 days after Tenant’s and JetBlue’s receipt of an invoice from Owner together with reasonable supporting documentation, 50 percent of all costs incurred with respect to the use and maintenance of the Building Fuel Tanks, the use and maintenance of any replacements thereof (but not the cost of replacement) and the cost to install and maintain any safety equipment and fire protection (Owner’s share of such costs, as well as the cost to re-fuel the Building Fuel Tanks from time to time, other than the cost of fuel reimbursed by Tenant or JetBlue pursuant to this paragraph shall be included in operating expenses chargeable to all tenants of the Building, including Tenant); (ii) Tenant or JetBlue shall pay for all actual fuel usage by JetBlue, as measured by the flow meters on the piping leading to, and returning from, JetBlue’s generator equipment, at the per gallon cost paid by Owner for the then most recent delivery of fuel to the Building, which meters shall, at Tenant’s or JetBlue’s expense, be installed by Tenant or JetBlue at or prior to the time JetBlue first connects the Building Fuel Tanks to JetBlue’s generator equipment, and shall thereafter be maintained in good working order and repair by Tenant or JetBlue (and read by Owner or Owner’s contractor, at Tenant’s or JetBlue’s expense); (iii) Owner shall install and maintain such safety equipment and fire protection in the fuel tank storage area as required by applicable Requirements; (iv) Owner shall endeavor to keep the Building Fuel Tanks filled to not less than 40 percent capacity at all times, but Owner shall not be liable to Tenant or JetBlue for any failure to fill the Building

12

Fuel Tanks or otherwise maintain same at a 40 percent capacity, or any other failure of either of the Building Fuel Tanks to operate adequately; (v) subject to the preceding clause (iv), Owner shall use commercially reasonable efforts to maintain the Building Fuel Tanks in good working order and in compliance with applicable Requirements; (vi) Tenant and JetBlue shall jointly and severally be responsible for all sums due Owner under this paragraph and shall jointly and severally indemnify, defend and hold harmless Owner and Owner’s managing agent, if any, from and against all actions, proceedings, liabilities, obligations, claims, damages, deficiencies, losses, judgments, suits, expenses and costs (including court costs and reasonable third-party legal fees and disbursements for which Owner is or may be liable) arising in connection with or resulting from the improper or unlawful usage of either of the Building Fuel Tanks or any other act or omission by Tenant or JetBlue; and (vii) JetBlue shall have the right, at Tenant’s or JetBlue’s expense, to review, and make reasonable recommendations with respect to, the maintenance, operation and testing procedures employed by Owner with respect to the Building Fuel Tanks and associated equipment, including controls, pumps and meters. If additional testing of the Building Fuel Tanks and ancillary equipment is required by JetBlue, Owner shall cooperate with JetBlue and permit JetBlue to perform same at Tenant’s or JetBlue’s expense and with a contractor selected by JetBlue and reasonably acceptable to Owner. Subject to the applicable provisions of the Lease, JetBlue shall have access to the Building’s oil pump room and oil tank room solely for the purpose of (x) reading the fuel tank gauges from time to time and inspecting the Building Fuel Tanks and the fuel distribution equipment and systems, and (y) the Fuel Tank Self-Help (as defined below), provided that in connection with such access JetBlue (including its employees, contractors and other representatives) are at all times accompanied by a representative of Owner, whom Owner shall make available upon prior reasonable notice (except that (A) such accompaniment shall be required in the case of an emergency only if practicable and (B) such accompaniment shall not be required for such access, at any given time, by up to five of JetBlue’s employees who are approved for such access by Owner, provided the names of such approved employees are on a written list (or updated thereof) prepared by JetBlue and received by Owner at least five Business Days prior to the date of any desired access). Other than use by JetBlue and Owner (and any of its Affiliates) for its own purposes as an occupant of the Building, the Building Fuel Tanks may be used only by the operator of the Building in connection with the operation of the Building generally, but not the specific requirements of a particular tenant. “Fuel Tank Self-Help,” for purposes of this subparagraph, means that after (I) JetBlue has determined that the Building Fuel Tanks are below 80 percent of capacity, (II) JetBlue has notified Owner of such condition, and (III) Owner has not caused the Building Fuel Tanks to be filled to capacity within 48 hours after its receipt of such notice, then, and in such event, JetBlue, using commercially reasonable methods, may cause the Building Fuel Tanks to be filled to capacity. If (1) JetBlue exercises the Fuel Tank Self-Help in accordance with, and subject to, the preceding sentence, (2) JetBlue gives to Owner a copy of the receipt from the fuel supplier indicating, in reasonable detail, when and how much fuel oil was delivered to the Building Fuel Tanks and the actual cost of such fuel oil paid by JetBlue, together with a demand

13

for Owner to reimburse to JetBlue the actual cost of such fuel oil paid by JetBlue, (3) Owner fails to reimburse to JetBlue such actual cost within 30 days after Owner’s receipt of such receipt and demand and (4) Tenant reimburses JetBlue, Tenant shall be entitled to offset the actual cost of the fuel oil so paid by Tenant against Tenant’s next due bill for maintenance of the Building Fuel Tanks;
               (f) if Tenant extends the initial term of the Lease for less than the entire Building (other than Ground Floor space recaptured by Owner), the maintenance by JetBlue, at its expense, in accordance with, and subject to, all applicable Requirements, the applicable provisions of the Lease and such reasonable rules and regulations as Owner may issue, of a conduit, at Owner’s election, either at a point ending in the loading dock or on the northern face of the Building adjacent to the land shown hatched on Exhibit K to the Lease, in a location reasonably approved by Owner, to connect a portable generator for emergency power to only the JetBlue premises or the Equipment, or portions thereof (except as expressly provided below with respect to Owner’s use), without any representation or warranty by Owner as to whether such conduit is permitted by applicable Requirements, and JetBlue’s inability to so install the conduit or to operate the portable generator shall not relieve or release Tenant or JetBlue from any of its obligations or liabilities under the Lease, constitute an actual or constructive eviction, or impose any liability on Owner. Tenant or JetBlue shall, at its sole expense, and in accordance with all applicable Requirements, remove or cause the removal of the portable generator and the connection to the Building promptly after the power outage has ended. Tenant shall, or cause JetBlue to, use commercially reasonably efforts to minimize interference with the use of the loading dock and other portions of the Building during such times as the portable generator is in use. Tenant and JetBlue shall jointly and severally indemnify, defend and hold harmless Owner from and against all actions, proceedings, liabilities, obligations, claims, damages, deficiencies, losses, judgments, suits, expenses and costs (including court costs and reasonable third-party legal fees and disbursements for which Owner is or may be liable) arising in connection with or resulting from the use of the portable generator, other than the use by Owner as provided below. If, during such times that JetBlue is operating the portable generator, Owner requests permission to use a portion of the capacity of the portable generator in connection with the operation of the Building, and, in JetBlue’s reasonable determination, there is excess capacity available for Owner’s use, Tenant shall, or shall cause JetBlue to, make such excess capacity available for Owner’s use at a reasonable cost to Owner. Tenant and JetBlue make no representation or warranty with respect to such use by Owner and Owner shall indemnify, defend and hold harmless Tenant and JetBlue from and against all actions, proceedings, liabilities, obligations, claims, damages, deficiencies, losses, judgments, suits, expenses and costs (including court costs and reasonable third-party legal fees and disbursements for which Tenant or JetBlue is or may be liable) arising in connection with or resulting from the improper or unlawful use of the portable generator by Owner; and

14

               (g) if Tenant extends the initial term of the Lease for less than the entire Building (other than Ground Floor space recaptured by Owner), provided the JetBlue Occupancy Requirement is met and there is no JetBlue Default, the right of JetBlue, at JetBlue’s expense, subject to Owner’s reasonable rules and regulations, to (i) install and maintain a JetBlue badge reader on one existing turnstile in the Main Lobby and one existing turnstile in the 27th Street Lobby, with identification signage, reasonably acceptable to Owner, (for so long as Owner maintains turnstiles), which turnstiles shall not be for JetBlue’s exclusive use and (ii) station one of its employees (or one employee of an independent contractor employed by JetBlue) at the security desk in the Main Lobby for so long as Owner maintains a security desk.
          10. The SOC.
               (a) Although the provisions of Section 17.1 of the Lease shall apply to Owner’s access to the SOC, except in an emergency, if practicable, upon JetBlue’s request and the advanced payment of any additional costs to be incurred by Owner, Owner shall perform any repairs required or permitted by Owner in the SOC after Business Hours or on days other than Business Days (but Owner shall not perform repairs to JetBlue’s equipment in or serving the SOC). In the event of an emergency, if practicable and JetBlue has provided Owner with an emergency telephone number, Owner shall, at or promptly after Owner’s entry into the SOC, give JetBlue notice of Owner’s entry by calling the emergency telephone number.
               (b) The occupancy by JetBlue of the SOC solely to parallel test or otherwise test the SOC shall not be deemed occupancy of the Premises, or any part thereof, for the purpose of commencing the payment of Rent under Section 13.3 of the Lease.
          11. JetBlue Incentives.
               (a) Tenant has informed Owner that, subject to the provisions of the Lease, JetBlue, at JetBlue’s expense, intends to apply for certain Incentives, a zoning variance and a permit to permit the Roof Sign and a decrease in electricity rates with respect to JetBlue’s occupancy of the Building (collectively, “JetBlue Incentives”). Owner shall reasonably cooperate with JetBlue in connection therewith (including the execution and delivery of applications or other documents required to be executed and delivered by Owner), and shall not publicly oppose JetBlue’s applications therefor, provided that (i) Owner shall not be required to incur any expense (unless paid by Tenant or JetBlue to Owner in advance), obligation or liability, (ii) there is then no JetBlue Default and (iii) the approval of any zoning variance shall not, in Owner’s reasonable judgment, adversely affect Owner or the Building. If JetBlue shall apply for and receive any JetBlue Incentives, and any JetBlue Incentives are paid to Owner (by refund, cost reduction or otherwise), Owner shall endorse over, or otherwise pay, to JetBlue such JetBlue Incentives promptly following Owner’s receipt.
               (b) In order to obtain a sales tax exemption granted by the New York City Industrial Development Agency (the “IDA”), JetBlue shall have the right, subject to and in

15

accordance with the Lease, to sublease to IDA the entire space subleased by JetBlue from Tenant provided that immediately thereafter JetBlue subsubleases that entire space from IDA (and, if required by IDA, to record a memorandum of the subleases, provided those memoranda are removed of record by Tenant or JetBlue, at its expense, promptly upon expiration of the subleases).
          12. JetBlue Alterations.
               (a) Subject to and in accordance with the Lease, including paragraph 8 of this Amendment, Owner’s approval of Tenant’s Plans as provided in the Lease, the approval (and requirements) of Owner’s structural engineer and other consultants and, if required, Tenant’s approval, Owner hereby approves, in concept, the installation by JetBlue of the following items (all of which may remain for so long as JetBlue occupies space in the Building): (i) the Equipment; (ii) floor reinforcements for high density storage units; (iii) staircases between contiguous floors occupied by JetBlue; (iv) a generator connected to the Building Fuel Tanks as provided in, and subject to, the provisions of paragraph 9(e) of this Amendment and (v) a new or upgraded wireless network serving the 2nd floor of the Building and the 8th floor roof deck, provided that (A) there is then no JetBlue Default, (B) no additional oil tanks shall be installed, (C) the wireless network shall not interfere with any other network or any other installation in the Building and (D) all such installations shall be deemed Designated Restricted Work.
               (b) Owner agrees that JetBlue may deliver Tenant’s Plans for Tenant’s Work to be performed by or on behalf of JetBlue directly to Owner simultaneously with JetBlue’s delivery to Tenant.
               (c) Owner approves the following contractors to perform the initial Tenant’s Work for the JetBlue premises: Turner Construction, HLW International and Gensler; and agrees that JetBlue may request Owner’s approval of additional contractors and subcontractors directly from Owner, provided same have been approved by Tenant.
               (d) If at the time Tenant or JetBlue requests Owner’s approval of Tenant’s Plans for Tenant’s Work to be performed by or on behalf of JetBlue, Tenant or JetBlue shall, in writing, request Owner’s decision as to whether items of such Tenant’s Work specifically identified in writing by Tenant or JetBlue and shown on Tenant’s Plans must be removed at the expiration or earlier termination of the Lease, Owner shall provide such decision at the time Owner approves Tenant’s Plans.
          13. 8th Floor Roof Deck. If (a) Tenant shall duly exercise Tenant’s right to extend the Term for less than the entire Building (other than Ground Floor space recaptured by Owner), (b) JetBlue shall duly exercise JetBlue’s right to extend JetBlue’s sublease with Tenant and (c) Tenant, at Tenant’s expense, shall have configured, or shall then reconfigure, the 8th floor of the Building to allow public access to the 8th floor roof deck, without allowing access to the balance of the 8th floor, in a manner reasonably acceptable to Owner, Owner shall permit Tenant

16

(for as long as the Lease is in effect) and JetBlue (for as long as JetBlue leases or subleases space in the Building) the nonexclusive right to use the 8th floor roof deck (with other occupants of the Building and others who are given such right by Owner), subject to the provisions of the Lease and Owner’s reasonable rules and regulations.
          14. Bus and Shuttle Service. Tenant has informed Owner that JetBlue intends to petition the appropriate Governmental Authorities for a curb side bus stop on the 27th Street side of the Building for use by New York City buses and JetBlue’s airport shuttle for its employees. Owner shall reasonably cooperate with JetBlue in connection therewith (including the execution and delivery of applications and other documents required to be executed and delivered by Owner), and shall not publicly oppose JetBlue’s petition therefor, provided that (a) Owner shall not be required to incur any expense (unless paid by Tenant or JetBlue to Owner in advance), obligation or liability, (b) there is then no JetBlue Default, (c) the location of the bus stop is reasonably acceptable to Owner, (d) New York City buses and JetBlue’s shuttle buses are not permitted to idle (except for a period of five minutes while it waits for, loads and unloads passengers) or park in the bus stop or on any other portion of 27th Street, (e) the operation of JetBlue’s shuttle buses does not interfere with the operation of or access to the Building, (f) shuttle buses run no more frequently than hourly and (g) in Owner’s reasonable judgment, the curb side bus stop and the operation of the New York City buses and JetBlue’s shuttle buses shall not otherwise adversely affect Owner or the Building.
          15. JetBlue’s Insurance. (a) Section 12.4(g)(i) of the Lease is hereby amended by adding the following at the end thereof: “provided that if such act or omission is a material breach of the policy of insurance, the entity committing the act or omission may be precluded from collecting the insurance proceeds to which that entity may otherwise be entitled (if, in the case of an omission, that entity had a duty to perform under the insurance policy in the first instance), but such act or omission shall not preclude any other entity from collecting the insurance proceeds to which that other entity may be entitled. The provisions of this Section 12.4(g)(i) shall not apply to property insurance policies or workers compensation insurance policies,”
               (b) Owner acknowledges that insurance policies for JetBlue issued by insurance companies authorized under the law of the State of New York to do business in New York State that have an international reputation in the aviation market place as recognized insurance carriers and suppliers of coverage to the aviation industry which are generally acceptable to commercial aircraft lenders are acceptable to Owner under Section 12.4 or the Lease. Owner also acknowledges that Owner shall not be named as an additional insured or loss payee on JetBlue’s insurance policies covering JetBlue’s personal property or worker’s compensation.

17

               (c) Owner acknowledges that JetBlue has a [***] deductible on its property insurance covering JetBlue’s personal property and subleasehold improvements and that such deductible is commercially reasonable for the purpose of Section 12.4(k) of the Lease.
          16. Holdover. Provided (a) Tenant has duly exercised Tenant’s right to extend the Term, (b) JetBlue has duly exercised JetBlue’s right to extend the term of JetBlue’s Sublease and (c) there is no Event of Default or JetBlue Default, Tenant shall not be in default under the Lease if at the expiration of the initial term of the Lease Tenant or JetBlue holds over for up to 30 days in any space not covered by Tenant’s extension, provided that Tenant shall pay an amount equal to the last installment of Base Rent and Additional Rent attributable to such space during such period.
          17. The JetBlue Sublease. The JetBlue Sublease shall be signed and delivered in escrow pending receipt of the IDA sales tax exemption and the execution and delivery of the IDA sublease documents (the “IDA Condition”). Tenant shall promptly give notice to Owner if the IDA Condition is satisfied or if the JetBlue Sublease terminates. If the IDA Condition is not satisfied on or before November 15, 2010 (as extended in writing by Tenant and JetBlue) and the JetBlue Sublease terminates, this Amendment shall remain in full force and effect except the following shall no longer apply: paragraph 4(9); paragraph 6(a)(ii); paragraph 6(c), except the last sentence shall remain in effect; paragraph 6(d); the references to JetBlue in paragraph 6(e); paragraph 6(f); the references to JetBlue and the SOC in paragraph 6(g); the references to JetBlue and Exhibit A in paragraph 7; the references to JetBlue in paragraph 8; paragraphs 9 through 16; and Exhibits A, D and E.
          18. Consent of Mortgagee. This Amendment is conditioned on the consent of the Mortgagee (the “Consent”) and the execution and delivery by the Mortgagee and Tenant of an amendment of the existing subordination, nondisturbance and attornment between Mortgagee and Tenant, or a new subordination, nondisturbance and attornment agreement, to include this Amendment (the “SNDA”; collectively, the “Mortgage Condition”). Promptly following the execution and delivery of this Amendment by Owner, Tenant and JetBlue, Owner shall request the Consent and the SNDA (but Owner shall not be obligated to take any other action, or incur any expense, liability or obligation, to satisfy the Mortgage Condition). Owner shall promptly give notice to Tenant and JetBlue if the Consent is obtained or denied. If the Mortgage Condition is not satisfied in form and substance reasonably acceptable to Owner and Tenant on or before November 15, 2010 (as extended in writing by Owner, Tenant and JetBlue) (a) Owner shall not be obligated to take any action, or incur any expense, liability or obligation, to satisfy the Mortgage Condition and (b) this Amendment shall be deemed null and void and of no further force or effect, and neither Owner, Tenant or JetBlue shall have any further obligation or liability to the other. Any reasonable out-of-pocket expense reimbursement, and any reasonable fee, imposed by the Mortgagee, and any reasonable information requested by the Mortgagee, shall be promptly paid or furnished, as the case may be, by Tenant.

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

18

          19. Representations. Owner and Tenant each represent to the other that (a) the Lease is unmodified and in full force and effect and (b) as of the date of this Amendment, neither Tenant nor Owner (i) has given the other written notice of any event that, with the giving of notice or the passage of time, or both, would constitute an existing Owner Default or an existing Event of Default, as the case may be and (ii) owes the other any sums under the Lease which are now due and payable.
          20. Broker. Owner and Tenant each represent to the other that it has not dealt with any broker in connection with this Amendment other than Tenant’s broker, Jones Lang LaSalle (“Tenant’s Broker”). Any commission payable to Tenant’s Broker in connection with this Amendment shall be paid by Tenant pursuant to a separate agreement between Tenant and Tenant’s Broker. If any claim is made by any broker or other person for a commission or other compensation in connection with this Amendment, who claims to have dealt with Owner or Tenant, that party shall indemnify, defend and hold harmless the other from and against that claim and all costs, expenses and liabilities in connection therewith, including attorneys’ fees and disbursements (but any claim against Owner by Tenant’s Broker shall be solely Tenant’s responsibility and shall be covered by Tenant’s indemnity under this paragraph).
          21. Lease in Full Force. Except as amended by this Amendment, the Lease shall remain in full force and effect according to its terms. Nothing contained in this Amendment shall relieve or release Tenant from, or waive, any obligation or liability under the Lease, including responsibility for any act or omission of JetBlue or anyone claiming under or through JetBlue which shall be in violation of any of Tenant’s obligations under the Lease.
          22. Execution. This Amendment may be executed (a) in any number of counterparts, each of which, when executed and delivered, shall be an original, but all of which shall together constitute one and the same instrument and (b) by facsimile signatures.
- Balance of page blank. Signature page follows -

19

EXHIBIT A
PROHIBITED AIRLINES AND ENTITIES

AirTran
American
Delta
Southwest
Spirit
US Airways
Continental
Virgin Group
Republic Holdings
United

EXHIBIT B
7TH FLOOR ROOF PORTION AND EQUIPMENT

EXHIBIT C
APPROVED SIGNAGE

jetBlue
SOUTH ELEVATION

jetBlue

RENDERING LOOKING EAST

EXTERIOR SIGNAGE

jetBlue SEPTEMBER 30, 2010

HLW INTERNATIONAL LLP

EXHIBIT D
BUILDING ROOF PORTION AND EQUIPMENT

The following equipment list is the Radio and Antenna Equipment (Model types and numbers are for 27-01 Queens Plaza North (LIC):
•	1 — Wall Mount Cabinet Rack — Hammond Mfg. Model#: SWC193520BK1 Overall Dimensions: 38.25h x 21.38w x 26.63d
o	(***Recommend substitute with Floor Mount Rack Cabinet for Wall Mount Cabinet Rack.)
•	3 — Comtelco VHF BS100U 130.000mhz Antennas

•	1 — Antenex YNT4503 450-470mhz 6.5db Gain Directional Antenna

•	2 — 24 inch commercial direct TV receiver dish

•	2 — Antenna Mounts for BS100U:Model# BSMNT2

•	3 — Antenna Masts: 10’ x 1 ½” steel pipe.

•	6 — Universal Pipe Mount Brackets: Wireless Solutions Model#: WSUPMB

•	Roof Penetration to Wall Mount Cabinet Rack location: Passenger Elevator Machine Room — Infill Building.
o	4” Steel Conduit with Weather Head at Roof.

o	Ladder Rack Needed from Roof Penetration — Elevator Machine Room — to Equipment Rack for cable management.
•	Two Penetrations (1 Additional) at Roof with 4” Steel Conduit with Weather Heads.

•	200 pair CAT5e from Passenger Elevator Machine Room — Infill Building to 7th floor MDF (Avtec System Rack Location).

•	4 to 5 Additional Antenna Coaxial Cable Runs installed from Roof to Passenger Elevator Machine Room — Infill Building for future Radio and Antenna needs.

•	Floor Mount Cabinet rack for Radio Equipment.

     In Witness Whereof, Owner and Tenant have duly executed this Amendment as of the date of this Amendment.

JetBlue hereby agrees to the provisions of this		Brause Plaza North LLC
Amendment relating to JetBlue, and any obligations
or liabilities of JetBlue under those provisions.		By:	/s/ David Brause
Name: David Brause
Title: Vice President

JetBlue Airways Corporation

By:	/s/ David James Barger	Metropolitan Life Insurance Company
Name: David James Barger
	Title: CEO & President	By:	/s/ Maria Morris Name: Maria Morris
Title: EVP Technology & Operations

20

EXHIBIT U
OMITTED PRIOR TO EXECUTION

EXHIBIT V
SALES TAX LETTER AGREEMENT

JETBLUE AIRWAYS CORPORATION
27-01 QUEENS PLAZA NORTH
LONG ISLAND CITY, NEW YORK 11101
                    , 20
Metropolitan Life Insurance Company
MetLife Lease Administration
c/o Jones Lang LaSalle Americas, Inc.
501 Grant Street, Suite 925
Pittsburgh, PA 15259
Attention: Facilities Lease Administration
Re: A purchase order, bill of sale, invoice, contract, lease, sublease, license or sublicense (collectively, “Agreement”) entered into between Metropolitan Life Insurance Company (“Vendor”) and JetBlue Airways Corporation (“Agent”), as agent for and on behalf of the New York City Industrial Development Agency (“IDA” or “Agency”) in connection with the construction of renovations and improvements at 27-01 Bridge Plaza North, Long Island City, New York 11101 (“Project”) or in connection with purchases and/or leases of (and maintenance, service or repair contracts relative to) machinery, equipment, furniture, furnishings and other items of personal property to be used at the Project
Gentlemen:
     In order for the Agreement set forth as or identified on Exhibit A to be exempt from the sales and use tax levied by the State and City of New York, the Agency requires that the language annexed as Exhibit B (“Requisite Contract Language”) be included in the Agreement. The Agent’s exemption from the sales and use tax is subject to the terms and conditions set forth in the Letter of Authorization for Sales Tax Exemption of the Agency annexed as Exhibit C, and the New York State Department of Finance Form ST-60 “IDA Appointment of Project or Agent” annexed as Exhibit D.

     Vendor and Agent hereby agree that the Requisite Contract Language is hereby incorporated by reference into the Agreement.

Very truly yours, JETBLUE AIRWAYS CORPORATION
By:
Name:
Title:

Agreed:
Metropolitan Life Insurance Company

By:
Name:
Title:
Cc: Metropolitan Life Insurance Company
9797 Springboro Pike
Dayton, OH 45448
Attention: VP, Corporate Real Estate
Metropolitan Life Insurance Company
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101
Attention: Chief Counsel, General Corporate Law

EXHIBIT A TO EXHIBIT V
THE AGREEMENT

EXHIBIT B TO EXHIBIT V
REQUISITE CONTRACT LANGUAGE
[IF WITH RESPECT TO FACILITY IMPROVEMENTS]
“This [purchase order, bill of sale, invoice, contract, lease, sublease, license or sublicense] is entered into with or presented to [insert name and address of vendor (the “Vendor”)] by JetBlue Airways Corporation, a Delaware corporation (the “Agent”), as agent for and on behalf of the New York City Industrial Development Agency (the “IDA”), in connection with, from time to time, the construction of renovations and improvements at the Project Premises (Facility Improvements) (as referred to in the attached Letter of Authorization for Sales Tax Exemption) (the above being part of the “Project”). This [purchase order, bill of sale, invoice, contract, lease, sublease, license or sublicense] shall be exempt from the sales and use tax levied by the State of New York and The City of New York subject to and in accordance with the terms and conditions set forth in the attached Letter of Authorization for Sales Tax Exemption of the Agency, and the Agent hereby represents that this [contract, agreement, invoice, bill or purchase order] is in compliance with the terms of the Letter of Authorization for Sales Tax Exemption
[OR, IF WITH RESPECT TO FACILITY EQUIPMENT]
“This [purchase order, bill of sale, invoice, contract, lease, sublease, license or sublicense] is entered into with or presented to [insert name and address of vendor (the “Vendor”)] by JetBlue Airways Corporation, a Delaware corporation (collectively “Agent”), as agent for and on behalf of the New York City Industrial Development Agency (the “IDA”), in connection with, from time to time, purchases and/or leases of (and maintenance, service or repair contracts relative to) machinery, equipment, furniture, furnishings and other items of personal property (including computer hardware and software, but excluding ordinary office supplies such as pencils, paper clips and paper) to be used at the Project Premises (Facility Equipment) (as referred to in the attached Letter of Authorization for Sales Tax Exemption) (the above being part of the “Project”). This [purchase order, bill of sale, invoice, contract, lease, sublease, license or sublicense] shall be exempt from the sales and use tax levied by the State of New York and The City of New York subject to and in accordance with the terms and conditions set forth in the attached Letter of Authorization for Sales Tax Exemption of the Agency, and the Agent hereby represents that this [contract, agreement, invoice, bill or purchase order] is in compliance with the terms of the Letter of Authorization for Sales Tax Exemption
[AND, IN EITHER CASE, ALL OF THE FOLLOWING]

The sales tax exemption provided with respect to this [purchase order, bill of sale, invoice, contract, lease, sublease, license or sublicense] shall only be available for the Project, and the vendor, lessor or contractor so acknowledges and covenants.

This [purchase order, bill of sale, invoice, contract, lease, sublease, license or sublicense] is non-recourse to the IDA, and the IDA shall not be directly, indirectly or contingently liable or obligated hereunder in any manner or to any extent whatsoever. The IDA may assign its interest in this [purchase order, bill of sale, invoice, contract, lease, sublease, license or sublicense] to the Agent without the consent of any other person.

The [Company or Agent] has provided the Vendor with a copy of an executed New York State Department of Finance Form ST-60 “IDA Appointment of Project or Agent” to evidence that the Agency has appointed the Agent as its agent. The Vendor must retain in its records a copy of the Letter of Authorization for Sales Tax Exemption, the completed Form ST-60 and the [contract, agreement, invoice, bill or purchase order] as evidence that the Vendor is not required to collect sales or use tax in connection with this [contract, agreement, invoice, bill or purchase order].
This [contract, agreement, invoice, bill or purchase order] is nonrecourse to the Agency, and the Agency shall not be directly or indirectly or contingently liable or obligated hereunder in any manner or to any extent whatsoever, and the Agent shall be the sole party liable hereunder. By execution or acceptance of this [contract, agreement, invoice, bill or purchase order], the Vendor hereby acknowledges and agrees to the terms and conditions set forth in this paragraph.”

EXHIBIT C TO EXHIBIT V
LETTER OF AUTHORIZATION FOR
SALES TAX EXEMPTION OF THE AGENCY

EXHIBIT D TO EXHIBIT V
NEW YORK STATE DEPARTMENT OF FINANCE
FORM ST-60 “IDA APPOINTMENT OF PROJECT OR AGENT”

EXHIBIT W
LOBBY SIGNS

EXHIBIT X
INTERIOR LOBBY SIGN

EXHIBIT Y
ROOFTOP SIGN

EXHIBIT Z
BUILDING ENTRY PLAQUE

EXHIBIT AA
DIRECTIONAL PLAQUE

EXHIBIT BB
EXTERIOR FAÇADE SIGN

LIST OF EXHIBITS

Exhibit A	Description of Land
Exhibit B-1	Floor Plans of the 5th Floor
Exhibit B-2	Floor Plans of the 6th Floor
Exhibit B-3	Floor Plans of the 7th Floor
Exhibit B-4	Storage Space - Lower Level
Exhibit B-5	Storage Space - 2nd Floor
Exhibit B-6	Initial SOC
Exhibit C	Prohibited Uses
Exhibit D	List of Contractors, Construction Managers, Mechanics and
Subcontractors Approved by Landlord
Exhibit E	Form of Subtenant SNDA
Exhibit F	Rules and Regulations

Exhibit G	Cleaning Specifications
Exhibit H	Definitions
Exhibit I	Rentable Square Feet and Useable Area
Exhibit J	Real Estate Board of New York Recommended Method of Floor
Measurement
Exhibit K	HVAC Performance Specifications
Exhibit L	Negative Covenants in Other Leases
Exhibit M	Placement of Tenant Generator Equipment
Exhibit N	Location of Connection for Portable Generator
Exhibit O	After-Hours Rates for HVAC
Exhibit P	Omitted Prior to Execution
Exhibit Q	Price List for Conference Center and Roof Deck
Exhibit R	Approved Arbitrators
Exhibit S	Example of Surrender Payment
Exhibit T	Existing Superior Lease
Exhibit U	Omitted Prior to Execution
Exhibit V	Sales Tax Letter Agreement
Exhibit W	Lobby Signs
Exhibit X	Interior Lobby Sign
Exhibit Y	Rooftop Sign
Exhibit Z	Building Entry Plaque
Exhibit AA	Directional Plaque
Exhibit BB	Exterior Façade Sign

x

     This Index is included only as a matter of convenience of reference and shall not be deemed or construed in any way to define or limit the scope of the following lease or the intent of any provision thereof.